Ivan Seidenberg Chairman and Chief Executive Officer	Verizon Communications Inc.140 West StreetNew York, New York 10007

February 28, 2008

To the Stockholders of Verizon Communications Inc.:

On January 16, 2007, we announced that Verizon Communications Inc., which we refer to as Verizon, would spin off shares of Northern New England Spinco Inc., a subsidiary of Verizon, which we refer to as Spinco, for the benefit of our stockholders.

Spinco will hold specified assets and liabilities that are used in Verizon’s local exchange business and related landline activities in Maine, New Hampshire and Vermont if the transaction is consummated. Verizon will make an additional capital contribution to Spinco of approximately $316 million, and Verizon and its subsidiaries will receive from Spinco $1.7 billion in the form of cash and Spinco debt securities. Immediately following the spin-off, Spinco will merge with and into FairPoint Communications, Inc., which we refer to as FairPoint. As a result, Verizon stockholders will receive FairPoint common stock rather than shares of Spinco. After the merger, FairPoint will continue to be a separately traded public company and will then own and operate the combined businesses of Spinco and FairPoint.

We currently estimate that Verizon stockholders will receive one share of FairPoint common stock for each approximately 53 shares of Verizon common stock that they own on the record date for the spin-off. The actual number of shares will be determined based on the number of shares of Verizon common stock outstanding on the record date for the spin-off (subject to certain adjustments) and the number of shares of FairPoint common stock outstanding at the time of the merger.

If a Verizon stockholder does not own at least approximately 53 shares of Verizon common stock, or if the number of shares of FairPoint common stock that the Verizon stockholder is entitled to receive includes a fraction of a share of FairPoint common stock, that stockholder will receive cash representing the value of the fractional share of FairPoint common stock. While we expect that the receipt of FairPoint common stock in the merger will be tax-free to Verizon stockholders, they will be required to pay tax on any cash payment that they receive.

We estimate that when the merger is completed, Verizon stockholders will collectively own approximately 60% of the shares of FairPoint common stock on a fully diluted basis and FairPoint stockholders will collectively own approximately 40%.

Holders of Verizon common stock will not be required to pay for any shares of FairPoint common stock they receive and will also retain all of their shares of Verizon common stock.

Verizon’s Board of Directors has determined that the spin-off of the local exchange business in Maine, New Hampshire and Vermont and the merger with FairPoint are advisable and in the best interests of Verizon and its stockholders. Verizon has approved this transaction as the current sole stockholder of Spinco, and Verizon stockholders are not required to vote on the spin-off or the merger.

The following document contains important information describing Spinco, the combined company and the terms of the spin-off and the merger, including the calculation of the number of shares of FairPoint common stock that Verizon stockholders will receive and the conditions to the spin-off and the merger. This document is also a prospectus relating to the FairPoint common stock that Verizon stockholders will receive in the merger. Please read it carefully.

We look forward to completing this transaction.

Sincerely,

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in this information statement/prospectus or the FairPoint common stock to be issued pursuant to the merger agreement, or determined if this information statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this information statement/prospectus is February 28, 2008.

521 East Morehead Street
Suite 250
Charlotte, NC 28202

February 28, 2008

Dear Stockholder:

We want to take this opportunity to formally welcome you to the FairPoint Communications family. FairPoint’s acquisition of Verizon Communications’ landline and certain related operations in Maine, New Hampshire and Vermont has now received all of the necessary regulatory approvals from each of these three states and the Federal Communications Commission. To close the transactions, we need to complete customary closing procedures and the related financing transactions, which we expect to complete on March 31, 2008. As a new stockholder in our company, we currently estimate that you will receive one share of FairPoint common stock for each approximately 53 shares of Verizon common stock held as of the record date.

Following the closing of the transaction, we will continue focusing on the integration of our new systems and the cutover from the systems of Verizon. As we have done over 35 times in the past, we will integrate, expand and enhance the telecommunications services being offered to residents and businesses throughout the entire region where we will maintain a footprint.

In addition to establishing the right partnerships to ensure a calculated and smooth integration, we will rely on the support of the union-represented and management employees of Verizon in the region who will become part of the FairPoint team, as well as our dedicated, existing employees. We have also announced the creation of approximately 675 new FairPoint Communications jobs throughout northern New England.

Of particular importance to our stockholders is the financial discipline we will employ during the integration phase and beyond. We believe that these northern New England assets provide us with the foundation for future growth and consistent cash flows. We are committed to managing an appropriate and serviceable debt level, providing excellent customer service, managing the expense line, and enhancing our overall financial position so that it will provide opportunities for future growth.

We look forward to your long-term support of FairPoint and are always available to listen to any feedback you may wish to share.

Sincerely,

Gene Johnson
Chairman & CEO

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Verizon stockholders who have questions regarding the spin-off, the merger or any other matter described in this information statement/prospectus should contact:
Investor Relations
Verizon Communications Inc.
One Verizon Way
Basking Ridge, NJ 07920
Tel: (212) 395-1525

Spinco has filed a registration statement on Form 10 with the Securities and Exchange Commission to register the class of common stock of Spinco that will be distributed to Verizon stockholders in the spin-off. This information statement/prospectus has been filed as an exhibit to a Current Report of Spinco on Form 8-K.

In addition, FairPoint has filed a registration statement on Form S-4 (File No. 333-141825) with the Securities and Exchange Commission of which this information statement/prospectus is a part.

This information statement/prospectus also incorporates important information about FairPoint Communications, Inc. that is not included in or delivered with this information statement/prospectus. This information is available without charge upon written or oral request. Recipients of this information statement/prospectus may obtain documents incorporated by reference in this information statement/prospectus by requesting them from FairPoint in writing, by telephone or by e-mail with the following contact information or through FairPoint’s website at www.fairpoint.com:
FairPoint Communications, Inc.
521 East Morehead Street, Suite 250
Charlotte, NC 28202
Attn: Investor Relations
Tel: (866) 377-3747
Email: investorrelations@fairpoint.com

FairPoint makes available on its website at www.fairpoint.com its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to these reports as soon as reasonably practical after it files these materials with, or furnishes these materials to, the Securities and Exchange Commission. FairPoint’s filings with the Securities and Exchange Commission are available to the public over the Internet at the Securities and Exchange Commission’s website at www.sec.gov, or at the Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room.

Unless the context otherwise requires, references in this information statement/prospectus to FairPoint means FairPoint Communications, Inc. together with its subsidiaries.

ALL INFORMATION CONTAINED IN THIS INFORMATION STATEMENT/PROSPECTUS WITH RESPECT TO VERIZON OR SPINCO AND THEIR SUBSIDIARIES HAS BEEN PROVIDED BY VERIZON. ALL OTHER INFORMATION CONTAINED IN THIS INFORMATION STATEMENT/PROSPECTUS, INCLUDING PRO FORMA INFORMATION, HAS BEEN PROVIDED BY FAIRPOINT.

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QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS	ii
SUMMARY	1
SELECTED HISTORICAL COMBINED FINANCIAL DATA OF VERIZON’S NORTHERN NEW ENGLAND BUSINESS	7
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF FAIRPOINT	9
SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA	11
COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA	13
FAIRPOINT COMMUNICATIONS, INC. SHARE PRICE AND DIVIDEND INFORMATION	14
THE MERGER	16
RISK FACTORS	18
SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS	39
THE TRANSACTIONS	40
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF AND THE MERGER	88
THE MERGER AGREEMENT	92
THE DISTRIBUTION AGREEMENT	107
THE TRANSITION SERVICES AGREEMENT	111
THE MASTER SERVICES AGREEMENT	114
ADDITIONAL AGREEMENTS BETWEEN FAIRPOINT, VERIZON AND THEIR AFFILIATES	116
FINANCING OF THE COMBINED COMPANY	125
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	130
DESCRIPTION OF THE BUSINESS OF THE COMBINED COMPANY	161
MANAGEMENT OF THE COMBINED COMPANY	182
COMPENSATION OF EXECUTIVE OFFICERS OF THE COMBINED COMPANY	186
OTHER COMPENSATION ARRANGEMENTS	186
DESCRIPTION OF CAPITAL STOCK OF FAIRPOINT AND THE COMBINED COMPANY	188
DESCRIPTION OF SPINCO CAPITAL STOCK	197
COMPARISON OF THE RIGHTS OF STOCKHOLDERS BEFORE AND AFTER THE SPIN-OFF AND MERGER	199
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	200
EXECUTIVE COMPENSATION OF FAIRPOINT	210
BENEFICIAL OWNERSHIP OF FAIRPOINT COMMON STOCK	227
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	230
EXPERTS	232
LEGAL MATTERS	232
INDEX TO FINANCIAL STATEMENTS	F-1
ANNEX A-1 — Agreement and Plan of Merger
ANNEX A-2 — Amendment No. 1 to Agreement and Plan of Merger
ANNEX A-3 — Amendment No. 2 to Agreement and Plan of Merger
ANNEX A-4 — Amendment No. 3 to Agreement and Plan of Merger
ANNEX A-5 — Amendment No. 4 to Agreement and Plan of Merger
ANNEX A-6 — Amendment No. 5 to Agreement and Plan of Merger
ANNEX B — Opinion of Deutsche Bank Securities Inc.
ANNEX C-1 — Materials Prepared by Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated and included in January 10, 2007 Presentation to FairPoint’s Board of Directors
ANNEX C-2 — Materials Prepared by Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated and included in January 14, 2007 Presentation to FairPoint’s Board of Directors

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QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS

Q:	What are the transactions described in this information statement/prospectus?

A:	References to the transactions are to the spin-off and the merger and related actions or transactions to be entered into by Verizon Communications Inc., referred to as Verizon, Northern New England Spinco Inc., referred to as Spinco, and FairPoint Communications, Inc., referred to as FairPoint, including their respective affiliates, as described under “The Transactions” and elsewhere in this information statement/prospectus.

Q:	What will happen in the spin-off?

A:	First, pursuant to a distribution agreement, as amended, referred to as the distribution agreement, Verizon and its subsidiaries (other than Cellco Partnership doing business as Verizon Wireless, referred to as Cellco), collectively referred to as the Verizon Group, will contribute to Spinco and entities that will become Spinco’s subsidiaries (i) specified assets and liabilities associated with the local exchange business of Verizon New England Inc., referred to as Verizon New England, in Maine, New Hampshire and Vermont and (ii) the customers of the Verizon Group’s related long distance and Internet service provider businesses in those states. In exchange, the Verizon Group will receive additional shares of Spinco common stock and $1.7 billion in the form of a special cash payment and senior unsecured debt securities of Spinco, referred to as the Spinco securities.

The Verizon Group will be permitted to exchange the Spinco securities for debt obligations of Verizon Group members or otherwise transfer them to stockholders or creditors of the Verizon Group. Spinco will not receive any cash proceeds from the Verizon Group in connection with the issuance of the Spinco securities, and the Verizon Group will be entitled to all proceeds from the sale or exchange of the Spinco securities. See “The Distribution Agreement — Preliminary Transactions.” The amount of the special cash payment will not exceed the Verizon Group’s estimate of the tax basis of the assets transferred to Spinco, which is anticipated to be less than $1.7 billion. The amount of the Spinco securities will be equal to $1.7 billion, less the amount of the special cash payment. FairPoint has entered into financing commitments which it may assign in whole or in part to Spinco in order for Spinco to borrow funds to make the special cash payment to the Verizon Group. See “Financing of the Combined Company.”

After the exchange and immediately prior to the merger, Verizon will spin off Spinco by distributing all of the shares of Spinco common stock to The Bank of New York, as distribution agent, to be held collectively for the benefit of Verizon stockholders. These shares will be immediately converted into that number of shares of common stock of FairPoint that Verizon stockholders will be entitled to receive in the merger. The distribution agent will then distribute shares of FairPoint common stock to Verizon stockholders on a pro rata basis.

To comply with conditions to the approval of the transactions imposed by state regulatory agencies, the Verizon Group will contribute at or prior to the spin-off approximately $316 million in cash to the working capital of Spinco in addition to the amount specified in the distribution agreement as currently in effect. Additionally, Verizon will not receive a credit for the $12 million that Verizon spends in expanding its DSL network in Maine, which the Verizon Group was entitled to receive as an offset to its capital contribution obligations under the distribution agreement as currently in effect. Of the approximately $316 million, the Verizon Group may contribute $25 million to the combined company on the second anniversary of the closing date or, at its option, pay to the combined company on the closing date the net present value of that amount, which is estimated to be approximately $24 million. The aggregate additional capital contributions required to be made by the Verizon Group are referred to collectively as the required capital contribution. For purposes of this information statement/prospectus, it is assumed that the Verizon Group will make the required capital contribution in the approximate amount of $316 million prior to the closing of the merger.

Q:	What will happen in the merger?

A:	In the merger, Spinco will merge with and into FairPoint in accordance with the terms of the merger agreement. FairPoint will survive the merger as a standalone company, also referred to as the combined company, holding and conducting the combined business operations of FairPoint and Spinco.

Q:	What will Verizon stockholders be entitled to receive pursuant to the transactions?

A:	As a result of the merger, it is currently estimated, based on the assumptions described under the heading “The Transactions — Calculation of Merger Consideration,” that Verizon stockholders will be entitled to receive approximately 0.0188 shares of FairPoint common stock for each share of Verizon common stock that they own as of the record date for the spin-off. However, this amount will be finally determined at the effective time of the merger based on the number of shares of FairPoint common stock outstanding immediately prior to the effective time of the merger and the number of shares of Verizon common stock outstanding on the record date for the spin-off (together with any shares of Verizon common stock issued pursuant to the exercise of Verizon employee stock options between the record date for the spin-off and the date of the spin-off). Therefore, the actual number of shares of FairPoint common stock that Verizon stockholders are entitled to receive will change if the number of shares of FairPoint common stock outstanding or shares of Verizon common stock outstanding at those times changes because of any increase or decrease in share amounts for any reason. However, FairPoint expects that the number of shares of FairPoint common stock will not change significantly as FairPoint currently has no plans to issue any shares of its common stock or options to purchase shares of FairPoint common stock prior to the effective time of the merger other than pursuant to grants of equity incentive awards in the ordinary course of business.

FairPoint will issue an aggregate number of shares of its common stock to Verizon stockholders equal to (a) the aggregate number of shares of FairPoint common stock issued and outstanding, on a fully diluted basis (excluding treasury stock, certain specified options, restricted stock units, restricted units and certain restricted shares outstanding as of the date of the merger agreement), as of the effective time of the merger, multiplied by (b) 1.5266. FairPoint presently estimates the number of shares of FairPoint common stock that will be delivered to Verizon stockholders in the merger to be 53,760,623. Because it is not possible to state the exact number of shares of FairPoint common stock that will be outstanding as of the effective time of the merger, the number of shares set forth above is based on 35,215,920 shares of FairPoint common stock outstanding as of February 21, 2008 on a fully-diluted basis (excluding treasury stock, certain specified options, restricted stock units and certain restricted shares outstanding as of the date of the merger agreement).

Based on the closing price of FairPoint common stock on February 21, 2008 of $9.93, as reported by the New York Stock Exchange, and the number of shares of Verizon common stock outstanding on that date, the approximate value Verizon stockholders will receive in the merger will equal $533,842,986 in the aggregate and $0.1866 per share of Verizon common stock they own as of March 7, 2008, the record date for the spin-off. However, any change in the market value of FairPoint common stock at the effective time of the merger or the number of shares of Verizon common stock outstanding prior to the record date for the spin-off (together with any shares of Verizon common stock issued pursuant to the exercise of Verizon employee stock options between the record date for the spin-off and the date of the spin-off) will cause the estimated per share value Verizon stockholders will receive in the merger to change. Also, those Verizon stockholders who would otherwise receive a fractional share of FairPoint common stock in the merger may receive a different per share value with respect to fractional shares when those fractional shares are liquidated. See “The Merger Agreement — Treatment of Fractional Shares.”

No fractional shares of FairPoint common stock will be issued to Verizon stockholders in the merger. Each Verizon stockholder will receive a taxable cash payment in lieu of any fractional share of FairPoint common stock to which he or she would otherwise be entitled. See “The Merger Agreement — Treatment of Fractional Shares” and “Material United States Federal Income Tax Consequences of the Spin-Off and the Merger — The Merger.” Following the merger and prior to the elimination of fractional shares, approximately 60% of the outstanding shares of common stock of the combined company will be held by Verizon stockholders in the aggregate on a fully diluted basis (excluding treasury stock, certain specified options, restricted stock units, restricted units and certain restricted shares outstanding as of the date of the merger agreement).

Q:	Will Verizon stockholders who sell their shares of Verizon common stock shortly before the completion of the spin-off and the merger still be entitled to receive shares of common stock of FairPoint with respect to the shares of Verizon common stock that were sold?

A:	It is currently expected that beginning on March 5, 2008, and continuing through the closing date of the merger (or the previous business day, if the merger closes before the opening of trading in Verizon common stock and FairPoint common stock on the New York Stock Exchange on the closing date), there will be two markets in Verizon common stock on the New York Stock Exchange: a “regular way” market and an “ex-distribution” market.

• If a Verizon stockholder sells shares of Verizon common stock in the “regular way” market under the symbol “VZ” during this time period, that Verizon stockholder will be selling both his or her shares of Verizon common stock and the right (represented by a “due-bill”) to receive shares of Spinco common stock that will be converted into shares of FairPoint common stock, and cash in lieu of fractional shares (if any), at the closing of the merger. Verizon stockholders should consult their brokers before selling their shares of Verizon common stock in the “regular way” market during this time period to be sure they understand the effect of the New York Stock Exchange “due-bill” procedures. The “due-bill” process is not managed, operated or controlled by Verizon.

• If a Verizon stockholder sells shares of Verizon common stock in the “ex-distribution” market during this time period, that Verizon stockholder will be selling only his or her shares of Verizon common stock, and will retain the right to receive shares of Spinco common stock that will be converted into shares of FairPoint common stock, and cash in lieu of fractional shares (if any), at the closing of the merger. It is currently expected that “ex-distribution” trades of Verizon common stock will settle within three business days after the closing date of the merger and that if the merger is not completed all trades in this “ex-distribution” market will be cancelled.

After the closing date of the merger, shares of Verizon common stock will no longer trade in this “ex-distribution” market, and shares of Verizon common stock that are sold in the “regular way” market will no longer reflect the right to receive shares of Spinco common stock that will be converted into shares of FairPoint common stock, and cash in lieu of fractional shares (if any), at the closing of the merger.

Q:	How may Verizon stockholders sell the shares of FairPoint common stock which they are entitled to receive in the merger prior to receiving those shares of FairPoint common stock?

A:	It is currently expected that beginning on March 5, 2008, and continuing through the closing date of the merger (or the previous business day, if the merger closes before the opening of trading in Verizon common stock and FairPoint common stock on the New York Stock Exchange on the closing date), there will be two markets in FairPoint common stock on the New York Stock Exchange: a “regular way” market and a “when issued” market.

• The “regular way” market will be the regular trading market for issued shares of FairPoint common stock under the symbol “FRP.”

• The “when issued” market will be a market for the shares of FairPoint common stock that will be issued to Verizon stockholders at the closing of the merger. If a Verizon stockholder sells shares of FairPoint common stock in the “when issued” market during this time period, that Verizon stockholder will be selling his or her right to receive shares of Spinco common stock that will be converted into shares of FairPoint common stock at the closing of the merger. It is currently expected that “when issued” trades of FairPoint common stock will settle within three business days after the closing date of the merger and that if the merger is not completed, all trades in this “when issued” market will be cancelled. After the closing date of the merger, shares of FairPoint common stock will no longer trade in this “when issued” market. FairPoint may declare a dividend on its common stock to stockholders of record on the business day immediately preceding the closing date of the merger that is contingent on the closing of the merger. If FairPoint declares and pays such a contingent dividend, Verizon stockholders who receive shares of FairPoint common stock in the merger and purchasers of FairPoint common stock in the FairPoint “when issued” market will not be entitled to receive this dividend.

Q.	How can Verizon stockholders sell their shares of FairPoint common stock after the distribution?

A.	Verizon stockholders who are record holders of shares of FairPoint common stock after the distribution date may request that the FairPoint transfer agent either sell their book-entry shares or send electronically all or a portion of their book-entry shares to a broker for a sale.

In the case of Verizon stockholders who hold their shares of FairPoint common stock through a brokerage account, book-entry shares can be moved to or from the stockholders’ brokerage accounts electronically through FairPoint’s transfer agent’s direct registration system. Verizon stockholders who hold their shares through a brokerage account should contact their brokers for more information.

Q.	In what ways will being a stockholder of both Verizon and FairPoint differ from being a stockholder of Verizon?

A.	Following the spin-off and the merger, Verizon stockholders will continue to own all of their shares of Verizon common stock, and, based on the assumptions described under the heading “The Transactions — Calculation of Merger Consideration,” they will also receive one share of FairPoint common stock for every approximately 53.2203 shares of Verizon common stock held by them. Their rights as Verizon stockholders will not change, except that their shares of Verizon common stock will represent an interest in Verizon that no longer reflects the ownership and operation of the business to be transferred to Spinco pursuant to the distribution agreement, referred to as the Spinco business. Verizon stockholders will also separately own stock of the combined company, which reflects both the Spinco business and FairPoint’s historical business.

The combined company’s business will differ in several important ways from that of Verizon:

• The combined company will be significantly smaller than Verizon;

• The combined company is expected to have a higher amount of indebtedness relative to its market capitalization than Verizon, and it will be subject to more restrictive debt covenants; and

• The combined company’s business will focus on providing a broad array of telecommunications services to business and residential customers in the markets currently served by FairPoint and Spinco, while Verizon will focus on delivering broadband, wireless, wireline and other related communications services to mass market, business, government and wholesale customers in markets across the United States and to business customers internationally.

For a more complete description of the characteristics of the combined company’s business, see “Description of the Business of the Combined Company.”

Q:	Will the spin-off and the merger affect holders of Verizon stock options and other stock-based awards?

A:	Yes. As a result of the spin-off and the merger, Verizon expects to adjust the exercise price of and number of shares of Verizon stock underlying certain options to take into account any decrease in the value of Verizon common stock immediately following the spin-off and the merger. Also, holders of restricted stock units and performance stock units will receive additional units equivalent to the cash value of the FairPoint common stock that they would have received with respect to each hypothetical share of common stock held in respect of those units. See “The Transactions — Effects of the Merger and Spin-Off on Verizon Stock Options and Other Verizon Stock-Based Awards.”

Q:	Has Verizon set a record date for the distribution of shares of Spinco common stock in the spin-off?

A:	Ownership will be determined as of 5:00 p.m., Eastern time, on March 7, 2008, the record date determined by Verizon’s board of directors. When we refer to the record date for the spin-off, we are referring to that date and time.

Q.	How will shares of FairPoint common stock be distributed to Verizon stockholders?

A.	Holders of Verizon common stock on March 7, 2008, the record date for the spin-off, will receive shares of FairPoint common stock in book-entry form. Record stockholders will receive additional information

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from FairPoint’s transfer agent shortly after the distribution date. Beneficial holders will receive information from their brokerage firms or other nominees.

Q:	Who is the transfer agent and the distribution agent?

A:	Computershare Trust Company, N.A. is the current transfer agent for shares of Verizon common stock. The Bank of New York is the current transfer agent for shares of FairPoint common stock, and it will also be the distribution agent for the shares of FairPoint common stock to be distributed to Verizon stockholders following the spin-off and the merger. Any questions regarding the distribution of shares of FairPoint common stock to Verizon stockholders or the ownership of FairPoint common stock following the distribution should be directed to The Bank of New York at (877) 254-8598. Holders of Verizon common stock who hold their shares through a brokerage account should contact their brokers with any questions.

Q:	Are Verizon stockholders required to do anything?

A:	Verizon stockholders are not required to take any action to approve the spin-off or the merger. However, Verizon stockholders should carefully read this information statement/prospectus, which contains important information about the spin-off, the merger, Spinco, FairPoint and the combined company. After the merger, FairPoint will mail to holders of Verizon common stock who are entitled to receive shares of FairPoint common stock book-entry statements evidencing their ownership of FairPoint common stock, cash payments in lieu of fractional shares (if any) and related tax information, and other information regarding their receipt of FairPoint common stock.

VERIZON STOCKHOLDERS WILL NOT BE REQUIRED TO SURRENDER THEIR SHARES OF VERIZON COMMON STOCK IN THE SPIN-OFF OR THE MERGER AND THEY SHOULD NOT RETURN THEIR VERIZON STOCK CERTIFICATES. THE SPIN-OFF AND THE MERGER WILL NOT RESULT IN ANY CHANGE IN VERIZON STOCKHOLDERS’ OWNERSHIP OF VERIZON COMMON STOCK FOLLOWING THE MERGER.

Q:	How will the rights of stockholders of FairPoint and Verizon change after the merger?

A:	The rights of stockholders of FairPoint will not change as a result of the merger. FairPoint does not anticipate amending its certificate of incorporation or its by-laws in connection with the merger. The rights of stockholders of Verizon will also remain the same as prior to the merger, except that stockholders of Verizon will also receive shares of FairPoint common stock and cash paid in lieu of fractional shares in the merger. See “Description of Capital Stock of FairPoint and the Combined Company.”

Q:	What will happen to FairPoint’s dividend policy as a result of the merger?

A:	At the time it approved the merger, FairPoint’s board of directors intended to continue paying regular quarterly dividends on each issued and outstanding share of common stock of $0.39781 per share following the merger, subject to applicable law and the restrictions under the agreements governing the indebtedness that the combined company will incur in connection with the merger. However, as a condition to the approval of the transactions by state regulatory authorities, FairPoint has agreed that the combined company will be subject to reductions in the combined company’s dividend rate and to certain other restrictions on the payment of dividends following the merger. Until the date on which these and other requirements terminate, referred to as the termination of conditions date, as set forth in certain state regulatory orders approving the transactions, the combined company may not pay annual dividends in excess of approximately $1.03 per share. Beginning with the third full quarter following the closing until the termination of conditions date, the combined company may not declare or pay any dividend unless (i) for the three preceding quarters, the ratio of adjusted earnings before interest, taxes, depreciation and amortization, or adjusted EBITDA, to interest expense is at least 2.25 and the ratio of its net indebtedness to adjusted EBITDA does not exceed (a) 5.50 or (b) after the fifth full quarter following the closing, 5.0 and (ii) for the immediately preceding quarter, the interest coverage ratio is at least 2.5 and the ratio of net indebtedness to adjusted EBITDA does not exceed 5.0. Beginning with the third full quarter following the closing until the termination of conditions date, the combined company will limit the cumulative amount of dividends on its common stock to not more than the cumulative adjusted free cash flow generated by the combined company after the closing of the merger. If on December 31, 2011, the combined company’s ratio of total indebtedness to adjusted EBITDA is 3.6 or higher, then the combined company will reduce its debt by $150 million by December 31, 2012, and if its debt is not reduced by $150 million by December 31, 2012, then the combined company will suspend the payment of dividends until the debt under the combined company’s new credit facility is refinanced. See “The Transactions — Regulatory Approvals — Telecommunications Regulatory Approvals” and “Description of the Business of the Combined Company — Regulatory Environment — State Regulation — Regulatory Conditions to the Merger.”

In addition to these conditions and requirements imposed by the regulatory orders, the new credit facility and the indenture governing the Spinco securities will also contain conditions and requirements with respect to the payment of dividends by the combined company, and certain of these conditions and requirements may be more restrictive than the conditions and requirements imposed by the regulatory orders. See “The Transactions — Dividend Policy of FairPoint and the Combined Company — Restrictions on Payment of Dividends.”

The combined company’s board of directors may, in its discretion and subject to any applicable order of a state regulatory authority, amend or repeal the dividend policy. See “The Transactions — Dividend Policy of FairPoint and the Combined Company.”

Q:	Will FairPoint pay a dividend for the quarter in which the merger is completed?

A:	Yes. FairPoint expects to pay its regular quarterly dividend for the first fiscal quarter of 2008, assuming the merger closes on March 31, 2008, based upon its current policy of paying dividends on each share of its common stock at a rate of $0.39781 per share per quarter to FairPoint stockholders of record as of the close of business on the business day immediately preceding the closing date of the merger. The dividend would be payable for the period from the day after the immediately preceding record date for which a dividend was paid through and including the closing date of the merger. Verizon stockholders who receive shares of FairPoint common stock as a result of the merger will not be entitled to receive this dividend. FairPoint expects that the combined company will continue to pay regular quarterly dividends at a reduced rate beginning with the first full fiscal quarter following the completion of the merger. See “The Transactions — Regulatory Approvals — Telecommunications Regulatory Approvals” and “Description of the Business of the Combined Company — Regulatory Environment — State Regulation — Regulatory Conditions to the Merger.”

Q:	Who will serve on the board of directors of the combined company?

A:	Pursuant to the terms of the merger agreement, immediately prior to the effectiveness of the merger, the board of directors of FairPoint (which will become the board of directors of the combined company) will consist of nine directors. The nine directors will be distributed evenly among the three classes of directors. Four of the directors will be initially designated by Verizon and five of the directors will be initially designated by FairPoint. One of the four directors designated by Verizon, Jane E. Newman, was appointed by FairPoint’s board of directors to fill a vacancy on the board of directors following FairPoint’s 2007 annual meeting. In October 2007, FairPoint’s board of directors elected Ms. Newman as Lead Director. Verizon has also designated Thomas F. Gilbane, Jr., Robert A. Kennedy and Michael R. Tuttle to be appointed to the board of directors of the combined company upon the closing of the merger. FairPoint has designated Eugene B. Johnson, its current Chairman of the board of directors and Chief Executive Officer, as one of its designees to the board of directors of the combined company and as the Chairman of the board of directors of the combined company. FairPoint has designated Patricia Garrison-Corbin, David L. Hauser, Robert S. Lilien and Claude C. Lilly, each of whom currently is a director of FairPoint, as its remaining designees to the board of directors of the combined company.

Q:	What will be the indebtedness of the combined company following completion of the spin-off and merger?

A:	By virtue of the merger, the combined company will incur or assume an amount of additional indebtedness equal to $1.7 billion, consisting of borrowings under a new credit facility, which is expected to be obtained immediately prior to the closing of the merger, referred to as the new credit facility, and the Spinco securities to be issued to the Verizon Group. In addition, the combined company will refinance all borrowings outstanding under FairPoint’s existing credit facility, which borrowings totaled $625 million as of December 31, 2007, with borrowings from its new credit facility and $235.5 million of the required capital contribution. FairPoint expects that the combined company will have approximately $2.2 billion in total debt immediately following completion of the merger, assuming the merger closes on March 31, 2008. However, the amount of indebtedness of the combined company immediately following completion of the merger is subject to change.

Q:	Will there be a post-closing working capital adjustment?

A:	Pursuant to the distribution agreement between Verizon and Spinco as currently in effect, Spinco would have been required to have working capital at the closing of the merger equal to $50.5 million minus (i) any amount, not to exceed $12 million, that Verizon spends in expanding its DSL network in Maine in excess of the $1.9 million previously anticipated to be spent for such purpose and (ii) approximately 40% of certain fees which may be paid to the banks that have agreed to provide or arrange financing in connection with the merger and related transactions. If the actual working capital transferred to Spinco by Verizon in the spin-off exceeds the target working capital amount described in the distribution agreement, then, after the closing of the merger, the combined company will pay to Verizon the difference between the actual working capital amount and the target working capital amount. If the actual working capital amount transferred to Spinco by Verizon in the spin-off is less than the target working capital amount set forth in the distribution agreement, then, after the closing of the merger, Verizon will pay to the combined company the difference between the actual working capital amount and the target working capital amount. However, as a result of conditions imposed by state regulatory authorities in their orders approving the transactions, at or prior to the spin-off, the Verizon Group will contribute approximately $316 million to the working capital of Spinco in addition to the amount specified in the distribution agreement as currently in effect and will not receive a credit for the amounts of up to $12 million that Verizon has agreed to spend in expanding its DSL network in Maine, which the Verizon Group was entitled to receive as an offset to its capital contribution obligations under the distribution agreement as currently in effect. Of the approximately $316 million, the Verizon Group may contribute $25 million to the combined company on the second anniversary of the closing date or, at its option, pay to the combined company on the closing date the net present value of that amount, which is estimated to be approximately $24 million. See “The Transactions — Regulatory Approvals — Telecommunications Regulatory Approvals” and “Description of the Business of the Combined Company — Regulatory Environment — State Regulation — Regulatory Conditions to the Merger.”

Q:	Will FairPoint’s current senior management team manage the business of the combined company following the merger?

A:	Yes. FairPoint anticipates that its senior management team will continue to manage the business of the combined company after the merger. In addition, FairPoint expects to supplement FairPoint’s current senior management team with members of Verizon’s regional management team who currently manage the Spinco business. See “Management of the Combined Company.”

Q:	What are the material tax consequences to Verizon stockholders resulting from the spin-off and the merger?

A:	Verizon stockholders are not expected to recognize any gain or loss for U.S. federal income tax purposes as a result of the spin-off or the merger, except for any gain or loss attributable to the receipt of cash in lieu of a fractional share of FairPoint common stock. The material U.S. federal income tax consequences of the spin-off and the merger are described in more detail under “Material United States Federal Income Tax Consequences of the Spin-Off and the Merger.”

Q:	Are there risks associated with the merger?

A:	Yes. The combined company may not achieve the expected benefits of the merger because of the risks and uncertainties discussed in the sections titled “Risk Factors” and “Special Note Concerning Forward-Looking Statements.” Those risks include, among other things, risks relating to the uncertainty that FairPoint will be able to integrate successfully its existing business with the Spinco business and uncertainties relating to the performance of the combined company following the completion of the merger.

Q:	Does FairPoint have to pay anything to Verizon if the merger agreement is terminated?

A:	Depending on the reasons for termination of the merger agreement, FairPoint may have to pay Verizon a termination fee of $23.3 million and reimburse Verizon for certain out-of-pocket costs (not to exceed $7.5 million). For a discussion of the circumstances under which the termination fee is payable by FairPoint to Verizon, see “The Merger Agreement — Termination Fee Payable in Certain Circumstances.” In addition, FairPoint would be required to reimburse Verizon for certain expenses incurred under the transition services agreement. See “The Transition Services Agreement.”

Q:	How much does FairPoint expect to spend on transaction and transition expenses and systems integration costs related to the merger prior to the closing of the merger?

A:	FairPoint has spent $82 million as of December 31, 2007 and, assuming the merger closes on March 31, 2008, expects to spend an additional approximately $35 million prior to the closing of the merger on transaction and transition expenses and systems integration related to the merger. Verizon agreed to reimburse FairPoint for up to $40 million of these costs. As of December 31, 2007, Verizon had reimbursed FairPoint for $34 million of these costs, and as of the date of this information statement/prospectus, Verizon has reimbursed the full $40 million, and $20 million of this amount will not be repaid to Verizon regardless of whether the merger is completed. A significant portion of the amount FairPoint spends on these costs has been spent and will be spent on assets and services which will not be useful in its existing business because FairPoint already has adequate infrastructure and systems in place for its existing business.

Q:	What board of directors or stockholder approvals are needed or have been received in connection with the merger?

A:	FairPoint’s board of directors unanimously approved the merger agreement and recommended that FairPoint’s stockholders vote for the adoption of the merger agreement and approve the issuance of FairPoint common stock to Verizon stockholders pursuant to the merger agreement. On August 22, 2007, at FairPoint’s 2007 annual meeting, FairPoint’s stockholders voted to approve the adoption of the merger agreement and the issuance of FairPoint common stock to Verizon stockholders pursuant to the merger agreement. Verizon’s board of directors approved the spin-off and the merger. No vote of Verizon stockholders is required or being sought in connection with the spin-off or the merger.

Q:	Can Verizon or FairPoint stockholders demand appraisal of their shares?

A:	No. Neither Verizon nor FairPoint stockholders have appraisal rights under Delaware law in connection with the spin-off or the merger.

Q:	When will the merger be completed?

A:	Verizon expects to complete the spin-off, and Verizon and FairPoint expect to complete the merger, by March 31, 2008. However, the completion of the spin-off and the merger are subject to closing conditions set forth in the distribution agreement and the merger agreement and it is possible that the completion of the spin-off and the merger may be delayed or that these transactions will not be completed at all. For a discussion of the regulatory and other conditions to the merger, see “The Merger Agreement — Conditions to the Completion of the Merger.”

SUMMARY

This summary highlights selected information from this information statement/prospectus and may not contain all of the information that is important to you. To understand the transactions fully and for a more complete description of the terms of the spin-off and the merger, please carefully read this entire information statement/prospectus and the other documents referred to in this information statement/prospectus. See also “Where You Can Find Additional Information.”

This information statement/prospectus is:

•	an information statement of Spinco relating to the distribution in the spin-off of shares of its common stock to the distribution agent for the benefit of Verizon stockholders; and

•	a prospectus of FairPoint relating to the issuance of shares of FairPoint common stock to Verizon stockholders in connection with the merger.

Approval of the Transactions

On August 22, 2007, at FairPoint’s annual meeting of stockholders, FairPoint’s stockholders voted to adopt the Agreement and Plan of Merger, dated as of January 15, 2007, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of April 20, 2007, Amendment No. 2 to Agreement and Plan of Merger, dated as of June 28, 2007, and Amendment No. 3 to Agreement and Plan of Merger, dated as of July 3, 2007, as since amended by Amendment No. 4 to Agreement and Plan of Merger, dated as of November 16, 2007 and Amendment No. 5 to Agreement and Plan of Merger, dated as of February 25, 2008 (as may be further amended from time to time), referred to as the merger agreement, and to approve the issuance of FairPoint common stock to Verizon stockholders pursuant to the merger agreement. No vote by Verizon stockholders is required or is being sought in connection with the spin-off or the merger. Verizon, as the sole stockholder of Spinco, has already approved the merger.

The Companies (“The Merger — The Companies” beginning on page 16)

FairPoint Communications, Inc.

FairPoint is a leading provider of communications services in rural and small urban communities, offering an array of services, including local and long distance voice, data, Internet and broadband product offerings. FairPoint is one of the largest telephone companies in the United States focused on serving rural and small urban communities, and the 12th largest local telephone company in the United States, in each case based on number of access lines as of December 31, 2007. FairPoint operates in 18 states with 305,777 access line equivalents (including voice access lines and high speed data lines, which include digital subscriber lines, referred to as DSL, wireless broadband and cable modem) in service as of December 31, 2007. FairPoint believes that in many of its markets, it is the only service provider that offers customers an integrated package of local and long distance voice, high speed data, and Internet access as well as a variety of enhanced services such as voicemail and caller identification. FairPoint generated revenues of $283 million and net income of $6 million for the year ended December 31, 2007.

FairPoint was incorporated in February 1991 for the purpose of acquiring and operating incumbent telephone companies in rural and small urban markets. FairPoint has acquired 35 telephone companies, 30 of which it continues to own and operate. Many of FairPoint’s telephone companies have served their respective communities for over 75 years. The majority of the communities FairPoint serves have fewer than 2,500 access lines. Most of FairPoint’s telephone companies qualify as rural local exchange carriers under the Telecommunications Act of 1996, referred to as the 1996 Act.

Spinco

The Verizon Group will contribute to Spinco and entities that will become Spinco’s subsidiaries (i) specified assets and liabilities associated with the local exchange business of Verizon New England in Maine, New Hampshire and Vermont and (ii) the customers of the Verizon Group’s related long distance and Internet service provider businesses in those states. This information statement/prospectus describes Spinco as if it had the assets, liabilities and customers that will be transferred to it prior to completion of the spin-off and the merger for all periods and dates presented.

The Spinco business as historically operated by Verizon, referred to as the Northern New England business or Verizon’s Maine, New Hampshire and Vermont Operations, had 1,600,971 access line equivalents (including voice access lines and high speed data lines, which include DSL and fiber-to-the-premises) in service as of December 31, 2007. The Northern New England business generated revenues of $1,197 million and net income of $33 million for the year ended December 31, 2007. Through its predecessors, Spinco has been serving customers in some or all of these three states for over 100 years.

The Combined Company

The combined company will be a leading provider of communications services in rural and small urban communities primarily located in northern New England, offering an array of services, including local and long distance voice, data, Internet and broadband product offerings, to both residential and business customers. The combined company will be the eighth largest telephone company in the United States based on the number of access lines on a pro forma basis as of December 31, 2007. The combined company will operate in 18 states with approximately 1.9 million access line equivalents (including voice access lines and high speed data lines, which include DSL, wireless broadband, cable modem and fiber-to-the-premises) on a pro forma basis as of December 31, 2007. FairPoint believes that in many of the combined company’s markets, the combined company will be the only service provider that offers customers an integrated package of local and long distance voice, high speed data and Internet access as well as a variety of enhanced services such as voicemail and caller identification.

The Spin-Off (“The Transactions — The Spin-Off” beginning on page 41)

As part of the spin-off, the Verizon Group will engage in a series of preliminary restructuring transactions to effect the transfer of specified assets and liabilities of the local exchange business of Verizon New England in Maine, New Hampshire and Vermont and the customers of the Verizon Group’s related long distance and Internet service provider businesses in those states to Spinco and entities that will become Spinco’s subsidiaries. In connection with these preliminary restructuring transactions, and immediately prior to the effective time of the merger, the Verizon Group will contribute certain of those assets and all of the equity interests of those entities to Spinco, referred to as the contribution, in exchange for:

•	the issuance of additional shares of Spinco common stock to be distributed in the spin-off, referred to as the distribution;

•	a special cash payment to the Verizon Group in an amount not to exceed the Verizon Group’s estimate of the tax basis of the assets transferred to Spinco (which Verizon anticipates will be less than $1.7 billion); and

•	the issuance by Spinco to the Verizon Group of the Spinco securities having a principal amount equal to $1.7 billion less the amount of the special cash payment to the Verizon Group.

As a result of the transactions, the Verizon Group will receive $1.7 billion of combined cash and principal amount of the Spinco securities. The Verizon Group will be permitted to use the special cash payment to repay debt, repurchase stock, or pay dividends, and will be permitted to exchange the Spinco securities for debt obligations of the Verizon Group or transfer the Spinco securities to stockholders or creditors of the Verizon Group. In addition to the contribution, the Verizon Group will contribute approximately $316 million in cash to Spinco prior to the closing of the merger. For purposes of this information statement/prospectus, it is assumed that the Verizon Group will make the required capital contribution in the approximate amount of $316 million prior to the closing of the merger.

After the contribution and immediately prior to the merger, Verizon will spin off Spinco by distributing all of the shares of Spinco common stock to The Bank of New York, as distribution agent, to be held collectively for the benefit of Verizon stockholders. The Spinco shares will be immediately converted into the number of shares of FairPoint common stock that Verizon stockholders will be entitled to receive in the merger. The distribution agent will then distribute shares of FairPoint common stock and cash in lieu of fractional shares to Verizon stockholders on a pro rata basis.

The Merger (“The Transactions — The Merger” beginning on page 41)

In the merger, Spinco will merge with and into FairPoint in accordance with the terms of the merger agreement and, following completion of the merger, the separate existence of Spinco will cease. FairPoint will survive the merger and will hold and conduct the combined business operations of FairPoint and Spinco.

Verizon stockholders will be entitled to receive a number of shares of common stock of FairPoint, as the surviving corporation, to be determined based on the calculation set forth in “The Transactions — Calculation of Merger Consideration.” A taxable cash payment will be made in lieu of any fractional share of FairPoint common stock that each Verizon stockholder would otherwise receive. See “Material United States Federal Income Tax Consequences of the Spin-Off and the Merger — The Merger.” Holders of Verizon common stock will not be required to pay for any shares of FairPoint common stock they receive and will also retain all of their shares of Verizon common stock. Existing shares of FairPoint common stock will remain outstanding.

FairPoint engaged Lehman Brothers Inc., referred to as Lehman Brothers, and Morgan Stanley & Co. Incorporated, referred to as Morgan Stanley, as financial advisors in connection with a proposed transaction with Verizon. Neither Lehman Brothers nor Morgan Stanley rendered a fairness opinion with respect to the spin-off or the merger and neither expressed any opinion as to the merits of the underlying decision by FairPoint, Verizon, Spinco or any other person to engage in the spin-off or the merger. In addition, neither Lehman Brothers nor Morgan Stanley was retained to provide advice to Verizon, Spinco or their respective boards of directors with respect to the spin-off, the merger or any other transaction. If the merger is completed, Lehman Brothers will receive $10 million and, in FairPoint’s sole discretion, is eligible to receive an additional $5 million, as compensation for its financial advisory services. If the merger is completed, FairPoint will determine whether to pay Lehman Brothers all or a portion of the additional $5 million based on FairPoint’s evaluation of Lehman Brothers’ contributions during the negotiation phase of the transaction as well as the assistance Lehman Brothers renders during the period between signing and closing. If the merger is completed, Morgan Stanley will receive $5 million as compensation for its financial advisory services.

Opinion of Deutsche Bank (“The Transactions — Opinion of Deutsche Bank Securities Inc., Financial Advisor to FairPoint, to FairPoint’s Board of Directors” beginning on page 56)

FairPoint’s board of directors received a written opinion of Deutsche Bank Securities Inc., referred to as Deutsche Bank, dated January 15, 2007, to the effect that, as of the date of that opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken, the aggregate merger consideration to be delivered by FairPoint in respect of all of the shares of Spinco common stock pursuant to the merger agreement was fair, from a financial point of view, to FairPoint and the holders of FairPoint common stock. The full text of this written opinion, which sets forth, among other things, the assumptions made, matters considered and limitations on the review undertaken by Deutsche Bank in connection with the opinion, is attached as Annex B to this information statement/prospectus and is incorporated by reference in its entirety into this information statement/prospectus. The opinion of Deutsche Bank was provided to the board of directors of FairPoint in connection with its evaluation of the consideration provided for in the merger and does not address the fairness of the spin-off or the merger from a financial point of view to Verizon, Spinco or their respective stockholders or any other aspect of the proposed transactions, and does not constitute a recommendation to the recipients of this information statement/prospectus or any other person with respect to the spin-off, the merger or any other transaction. Deutsche Bank did not provide any advice or opinion to Verizon, Spinco or their respective boards of directors with respect to the spin-off, the merger or any other transaction. As compensation for Deutsche Bank’s services in connection with the merger, FairPoint paid Deutsche Bank a cash fee of $1.5 million upon the delivery of the opinion.

Regulatory Matters (“The Merger Agreement — Regulatory Matters” beginning on page 97)

The merger agreement provides that each of the parties to the merger agreement will use all commercially reasonable efforts to:

•	obtain all necessary actions, waivers, consents, and approvals from any governmental authority;

•	take all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental authority;

•	defend any lawsuits or other legal proceedings;

•	contest any actions or proceedings instituted by a regulatory authority; and

•	resolve any objections or challenges from a regulatory authority,

except that the parties are not obligated to appeal any final order by any public utility commission in Maine, New Hampshire and Vermont.

Verizon, Spinco and FairPoint have also agreed to:

•	make all required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and

•	file all required applications with the Federal Communications Commission, referred to as the FCC, and state regulators.

The parties have received the orders, dated February 1, 2008, February 15, 2008 and February 25, 2008 of applicable state regulatory authorities in Maine, Vermont and New Hampshire, respectively, in each case approving the transactions, subject to certain conditions.

The orders issued by the state regulatory authorities in Maine, New Hampshire and Vermont provide for, among other things:

•	a 35% reduction in the rate of dividends to be paid by the combined company following the merger (as compared to the dividend rate paid by FairPoint since its initial public offering in 2005), which could be effective for up to ten years following the merger unless the combined company meets certain financial conditions set forth in the orders, and the combined company’s repayment of debt related to the merger until the termination of conditions date with funds that would otherwise be available to pay dividends;

•	restrictions on the combined company’s ability to pay dividends beginning with the third full fiscal quarter following the closing of the merger, if the combined company is unable to satisfy specified financial ratio tests set forth in the orders;

•	a requirement that the combined company limit the cumulative amount of dividends on its common stock to not more than the cumulative adjusted free cash flow generated by the combined company after the closing of the merger;

•	a requirement that if on December 31, 2011, the combined company’s ratio of total indebtedness to adjusted EBITDA is 3.6 or higher, then the combined company will reduce its debt by $150 million by December 31, 2012, and if its debt is not reduced by $150 million by December 31, 2012, then the combined company will suspend the payment of dividends until the debt under the new credit facility is refinanced;

•	the required capital contribution of approximately $316 million by the Verizon Group;

•	requirements that the combined company make (a) average capital expenditures in Maine of $48 million, $48 million and $47 million, respectively, in the first three years following the closing, (b) average capital expenditures in New Hampshire of $52 million in each of the first three years following the closing and $49 million in each of the fourth and fifth years following the closing, (c) $50 million in additional capital expenditures in New Hampshire on other network improvement expenditures approved by the New Hampshire Public Utilities Commission using an equivalent portion of the required capital contribution provided by the Verizon Group, and (d) capital expenditures in Vermont of $41 million for the first year and averaging $40 million per year for the first two years and $40 million per year for the first three years following the closing;

•	a requirement that the combined company remove double poles in Vermont, make service quality improvements and address certain broadband buildout commitments under a performance enhancement plan in Vermont; and in the case of double pole removal and service quality improvements under the performance enhancement plan using $6.7 million and $25 million, respectively, provided by the Verizon Group as part of the required capital contribution;

•	a requirement that the combined company pay annually the greater of $45 million or 90% of its annual free cash flow (defined as the cash flow remaining after all operating expenses, interest payments, tax payments, capital expenditures, dividends and other routine cash expenditures have occurred) to reduce the principal amount of the term loan portion of the new credit facility;

•	requirements that the combined company expand substantially the availability of broadband service (such as DSL) to specified levels in each of Maine, New Hampshire and Vermont; and

•	a requirement that the Verizon Group pay $15 million to the combined company for each of the first and second years after closing if in either such year the combined company’s line losses in New Hampshire are greater than 10%.

The terms of the orders also prohibit the combined company from consummating any acquisition with a transaction value in excess of $100 million during a period of one year following the cutover from the systems that will be provided by the Verizon Group during the period of the transition services agreement to the combined company’s systems, and for a period of up to three years following the closing of the merger if certain financial tests are not met. The order issued by the New Hampshire Public Utilities Commission also prohibits the combined company from consummating any acquisition until it meets specified service quality benchmarks.

FairPoint has agreed to the appointment of an independent third-party monitor for the cutover process contemplated by the transition services agreement. The monitor will consult with representatives of the Department of Public Service in Vermont, the Maine Public Utilities Commission and the New Hampshire Public Utilities Commission. The monitor will evaluate and approve the combined company’s testing and cutover readiness process to evaluate the readiness of the combined company to support operations of the combined company after the cutover from the systems that will be provided by the Verizon Group during the period of the transition services agreement.

The parties have also obtained the approval of the FCC in an order dated January 9, 2008 that imposed no additional conditions.

Termination (“The Merger Agreement — Termination” on page 103)

The merger agreement may be terminated by:

•	the mutual written consent of the parties;

•	any of the parties if the merger is not consummated by March 31, 2008, subject to certain extension rights;

•	any of the parties if the merger is enjoined; or

•	any of the parties if the requisite FairPoint stockholder approval has not been obtained at the stockholders’ meeting, except that FairPoint will not be permitted to terminate the merger agreement because of the failure to obtain the stockholder approval if that failure was caused by FairPoint’s actions or inactions that constitute a material breach of the merger agreement. FairPoint stockholders voted to approve the merger agreement and the issuance of FairPoint common stock to Verizon stockholders pursuant to the merger agreement at FairPoint’s 2007 annual meeting which was held on August 22, 2007.

Material United States Federal Income Tax Consequences of the Spin-Off and the Merger

Verizon stockholders are not expected to recognize any gain or loss for U.S. federal income tax purposes as a result of the spin-off or the merger, except for any gain or loss attributable to the receipt of cash in lieu of a fractional share of FairPoint common stock. The material U.S. federal income tax consequences of the spin-off and the merger are described in more detail under “Material United States Federal Income Tax Consequences of the Spin-Off and the Merger” beginning on page 88.

New Credit Facility (“Financing of the Combined Company — New Credit Facility” beginning on page 125)

On January 15, 2007, FairPoint entered into financing letters with Lehman Commercial Paper Inc. and Lehman Brothers Inc., Bank of America, N.A., Banc of America Securities LLC, and Morgan Stanley Senior Funding, Inc., and subsequently, through joinder letters, each of Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Wachovia Bank, National Association, Merrill Lynch Capital Corporation and CoBank ACB became parties to the financing letters. These financing letters provide for a commitment of an aggregate principal amount of up to $2.08 billion in financing to FairPoint and Spinco.

The new credit facility, in an aggregate principal amount of $2.03 billion, is expected to consist of:

•	a senior secured six-year revolving credit facility in an aggregate principal amount of $200 million;

•	a senior secured six-year term loan “A” facility in an aggregate principal amount of up to $500 million, referred to as the term loan A facility;

•	a senior secured seven-year term loan “B” facility in an aggregate principal amount of at least $1.13 billion, referred to as the term loan B facility and, together with term loan A facility, the new term loan; and

•	a delayed draw term loan facility available to be drawn until the first anniversary of the closing date of the merger in an aggregate principal amount of up to $200 million.

Under the new credit facility, the combined company will be required to meet certain financial tests, including (i) a leverage ratio maintenance covenant requiring the combined company’s total leverage ratio to not exceed 5.50:1.00 and (ii) an interest coverage ratio maintenance covenant requiring the combined company’s interest coverage ratio to not be less than 2.50:1.00. In addition, the new credit facility will contain covenants that, among other things, and subject to certain exceptions and limitations, will limit the incurrence of additional indebtedness, liens, mergers, consolidations, liquidations, and dissolutions, sales of assets, dividends, distributions and other payments in respect of capital stock (with an exception permitting regular quarterly dividend payments to FairPoint’s existing and the combined company’s common stockholders following the closing date of the merger consistent with past practices in an aggregate amount not to exceed $50 million payable for the fiscal quarter in which the closing date of the merger occurs (which may be paid shortly following the closing date) and in the first and second full fiscal quarters following the closing date of the merger.

If FairPoint (or FairPoint and Spinco) enters into the new credit facility on the terms described herein, Lehman Brothers, Morgan Stanley and Deutsche Bank will receive up to $7 million, $5 million and $3.75 million, respectively, in fees in connection with the new credit facility.

SELECTED HISTORICAL COMBINED FINANCIAL DATA OF VERIZON’S
NORTHERN NEW ENGLAND BUSINESS

Spinco is a subsidiary of Verizon. The Verizon Group will contribute to Spinco and entities that will become Spinco’s subsidiaries (i) specified assets and liabilities associated with the local exchange business of Verizon New England in Maine, New Hampshire and Vermont and (ii) the customers of the Verizon Group’s related long distance and Internet service provider businesses in those states. The following selected historical combined financial data of the Northern New England business for the years ended December 31, 2007, 2006 and 2005 and as of December 31, 2007 and 2006 have been derived from the audited combined financial statements of the Northern New England business included elsewhere in this information statement/prospectus. The selected historical combined financial data for the years ended December 31, 2004 and 2003 and as of December 31, 2005 and 2004 and 2003 have been derived from the audited combined financial statements of the Northern New England business, none of which have been included in this information statement/prospectus. The following selected historical combined financial data of the Northern New England business may not be indicative of the combined company’s future performance and does not necessarily reflect what Spinco’s financial performance would have been had it operated as an independent, stand-alone entity during the periods presented, particularly since many changes will occur as a result of Spinco’s spin-off from Verizon. See “Unaudited Pro Forma Condensed Combined Financial Information” for a description of certain assets and liabilities of the Northern New England business which will not be contributed to Spinco, and certain expenses related to these liabilities which will not be expenses of the combined company.

The selected historical combined financial data of the Northern New England business should be read in conjunction with the audited combined financial statements of the Northern New England business for the years ended December 31, 2007, 2006, and 2005 and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this information statement/prospectus.

	Year Ended December 31,
	2007	2006	2005	2004	2003
	(Dollars in millions, except non-financial operating data)

Statement of Operations Data:
Operating revenues	$1,197	$1,193	$1,206	$1,199	$1,215
Operating expenses:
Cost of services and sales	556	540	528	406	405
Selling, general and administrative expense	289	283	283	322	415
Depreciation and amortization expense	233	259	267	269	276
Total Operating Expenses:	1,078	1,082	1,078	997	1,096
Operating income	119	111	128	202	119
Interest expense	(70)	(66)	(59)	(51)	(47)
Other income (expense), net	3	4	1	2	(1)
Income before income taxes and cumulative effect of accounting changes	52	49	70	153	71
Income tax provision	(19)	(17)	(26)	(59)	(28)
Income before cumulative effect of accounting changes		32	44	94	43
Cumulative effect of accounting changes, net of tax	—	—	—	—	124
Net income	$33	$32	$44	$94	$167

	Year Ended December 31,
	2007	2006	2005	2004	2003
	(Dollars in millions, except non-financial operating data)

Operating Data:
Capital expenditures	$149	$214	$203	$182	$218
Access line equivalents(1)	1,600,971	1,703,375	1,745,192	1,779,587	1,817,858
Residential access lines	928,540	1,035,515	1,110,128	1,173,900	1,226,736
Business access lines	449,557	471,129	497,992	522,453	554,242
High speed data lines	222,874	196,731	137,072	83,234	36,880
Summary Cash Flow Data:
Net cash provided by operating activities	$264	$341	$271	$318	$391
Net cash used in investing activities	(137)	(213)	(210)	(180)	(198)
Net cash used in financing activities	(127)	(128)	(61)	(138)	(193)
Statement of Selected Assets, Selected Liabilities and Parent Funding Data (at year end):
Property, plant and equipment, net	$1,628	$1,701	$1,738	$1,795	$1,877
Total assets	1,938	2,045	2,182	2,252	2,419
Capital lease obligations	12	14	12	9	10
Parent funding	1,120	1,212	1,268	1,277	1,338

(1)	Total access line equivalents includes voice access lines and high speed data lines, which include DSL and fiber-to-the-premises.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF FAIRPOINT

The information in the following table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and FairPoint’s consolidated financial statements and accompanying notes included elsewhere in this information statement/prospectus. The following selected historical consolidated financial data for FairPoint for the years ended December 31, 2007, 2006, and 2005 and as of December 31, 2007 and 2006 have been derived from FairPoint’s audited consolidated financial statements included elsewhere in this information statement/prospectus. The selected consolidated historical financial data for the years ended December 31, 2004 and 2003 and as of December 31, 2005, 2004 and 2003 have been derived from FairPoint’s audited consolidated financial statements which are not included in this information statement/prospectus.

The selected historical consolidated financial data of FairPoint should be read in conjunction with the audited consolidated financial statements of FairPoint for the years ended December 31, 2007, 2006 and 2005 and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this information statement/prospectus.

	Year Ended December 31,
	2007	2006	2005	2004	2003
	(Dollars in millions, except per share and non-financial operating data)

Statement of Operations Data:
Revenues	$283	$270	$263	$253	$231
Operating expenses:
Operating expenses(1)	218	156	144	129	111
Depreciation and amortization	51	53	52	50	48
Gain on sale of operating assets	(2)	—	—	—	—
Total operating expenses	267	209	196	179	159
Income from operations	16	61	67	74	72
Interest expense(2)	(40)	(40)	(46)	(105)	(90)
Other income (expense), net(3)	39	29	(75)	7	10
Income (loss) from continuing operations before income taxes	15	50	(54)	(24)	(8)
Income tax (expense) benefit(4)	(9)	(20)	83	(1)	—
Income (loss) from continuing operations	6	30	29	(25)	(8)
Income from discontinued operations	—	1	—	1	10
Net income (loss)	6	31	29	(24)	2
Redeemable preferred stock dividends and accretion(2)	—	—	—	—	(9)
Gain on repurchase of redeemable preferred stock	—	—	—	—	3
Net income (loss) attributable to common stockholders	$6	$31	$29	$(24)	$(4)
Basic shares outstanding	34.8	34.6	31.9	9.5	9.5
Diluted shares outstanding	35.0	34.8	32.0	9.5	9.5
Basic earnings (loss) from continuing operations per share	$0.16	$0.88	$0.89	$(2.57)	$(1.50)
Diluted earnings (loss) from continuing operations per share	$0.16	$0.88	$0.89	$(2.57)	$(1.50)
Cash dividends paid per share	$1.59	$1.59	$1.42	$—	$—
Operating Data:
Capital expenditures	$59	$32	$28	$36	$34
Access line equivalents(5)	305,777	311,150	288,899	271,150	264,308
Residential access lines	182,182	194,119	188,206	189,668	196,145
Business access lines	55,892	57,587	55,410	49,606	50,226
High speed data lines	67,703	59,444	45,283	31,876	17,937

	Year Ended December 31,
	2007	2006	2005	2004	2003
	(Dollars in millions, except per share and non-financial operating data)

Summary Cash Flow Data:
Net cash provided by operating activities of continuing operations	$36	$82	$62	$46	$33
Net cash provided by (used in) investing activities of continuing operations	4	(27)	(43)	(21)	(54)
Net cash used in financing activities of continuing operations	(41)	(55)	(17)	(24)	(2)
Balance Sheet Data (at year end):
Cash	$3	$4	$5	$4	$6
Property, plant and equipment, net	269	246	243	252	267
Total assets	896	885	908	819	843
Total long-term debt	625	608	607	810	826
Preferred shares subject to mandatory redemption(6)	—	—	—	117	97
Total stockholders’ equity (deficit)	162	225	247	(173)	(148)

(1)	Operating expenses for the years ended December 31, 2007 and 2006 include $52 and $2, respectively, of expenses related to the merger.

(2)	Interest expense includes amortization of debt issuance costs aggregating and $2, $2, $2, $5 and $4 for the years ended December 31, 2007, 2006, 2005, 2004 and 2003, respectively. FairPoint prospectively adopted the provisions of Statement of Financial Accounting Standards, or SFAS, No. 150, “Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity,” effective July 1, 2003. SFAS No. 150 required FairPoint to classify as a long-term liability its series A preferred stock and to reclassify dividends and accretion from the series A preferred stock as interest expense. This stock was described as “Preferred Shares Subject to Mandatory Redemption” in the consolidated balance sheet and dividends and accretion on these shares are included in pre-tax income prior to repurchase in 2005 whereas previously they were presented as a reduction to equity (a dividend), and, therefore, a reduction of net income available to common stockholders. For the years ended December 31, 2005, 2004 and 2003, interest expense includes $2, $20 and $9, respectively, related to dividends and accretion on preferred shares subject to mandatory redemption.

(3)	For the year ended December 31, 2007, other income (expense) includes a gain on sale of investments of $49 resulting primarily from FairPoint’s sale of its interests in the Orange County Poughkeepsie Limited Partnership and loss on derivative instruments of $17. In 2006, other income (expense) includes gains on sales of investments and other assets of $15. In 2005, other income (expense) includes an $88 loss on early retirement of debt and loss on repurchase of series A preferred stock. In 2004, other income (expense) includes a $6 loss for the write-off of debt issuance and offering costs associated with an abandoned offering of Income Deposit Securities. In 2003, other income (expense) includes a $3 gain on the extinguishment of debt and a $5 loss for the write-off of debt issuance costs related to this extinguishment of debt.

(4)	In 2005, FairPoint recorded an income tax benefit of $83 which is primarily the result of the recognition of deferred tax benefits of $66 from the reversal of the deferred tax valuation allowance that resulted from FairPoint’s expectation of generating future taxable income following the recapitalization that occurred as part of its initial public offering in February 2005.

(5)	Total access line equivalents includes residential and business access lines and high speed data lines, which include digital subscriber lines, wireless broadband and cable modem.

(6)	In connection with its initial public offering in February 2005, FairPoint repurchased all of its series A preferred stock from the holders of that stock.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The table below sets forth summary unaudited pro forma financial data for the combined company and related financing transactions for the period indicated. The following table should be read together with the combined financial statements and accompanying notes of the Northern New England business and the consolidated financial statements and accompanying notes of FairPoint and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this information statement/prospectus. The pro forma amounts in the table below are presented for illustrative purposes only and do not indicate what the financial position or the results of operations of the combined company would have been had the merger occurred as of the date or for the period presented. The pro forma amounts also do not indicate what the financial position or future results of operations of the combined company will be. In the opinion of management of FairPoint, all adjustments considered necessary for a fair presentation have been included. No adjustment has been included in the pro forma amounts for any anticipated cost savings or other synergies that FairPoint expects to result from the merger. The assumptions reflected in the summary unaudited pro forma condensed combined financial data are subject to change as a result of market conditions or other factors not presently known by FairPoint’s management, including the terms of the indebtedness to be incurred by the combined company in connection with the merger. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Pro Forma
for the Year
Ended
December 31, 2007
(Dollars in millions,
except operating data)

Statement of Operations Data:
Revenues	$1,475
Operating expenses:
Operating expenses(1)	964
Depreciation and amortization	298
Gain on sale of operating assets	(2)

Total operating expenses	1,260

Operating income	215
Interest expense	(179)
Other income, net	8

Income before income taxes	44
Provision for income taxes	(20)

Net income from continuing operations	$24

Balance Sheet Data (at period end):
Cash and short-term investments	$43
Property, plant and equipment, net	1,897
Total assets	3,132
Total long-term debt, including capital lease obligations	2,126
Total stockholders’ equity	196
Operating Data:
Access line equivalents	1,907,748
Residential access lines	1,110,722
Business access lines	505,449
High speed data lines	290,577

(1)	Because the Northern New England business operated as the local exchange carrier of Verizon in Maine, New Hampshire and Vermont and not as a standalone telecommunications provider, the historical operating results of the Northern New England business for the year ended December 31, 2007 reflect $259 of expenses for services provided by Verizon and its affiliates, including information systems and information technology, shared assets including office space outside of New England, and supplemental customer sales and service and operations. After a transition period following the merger, the combined company will receive these services from internal operations or from third-party service providers and not from Verizon. FairPoint estimates that within six months following the end of this transition period, which is expected to end in 2008, the combined company will realize net costs savings on an annual basis of approximately $110 million to $115 million from internalizing these functions or obtaining these services from third-party providers. However, there can be no assurance that these or any cost savings will actually be achieved. See “Risk Factors — Risks Relating to the Spin-Off and the Merger — The combined company may not realize the anticipated synergies, cost savings and growth opportunities from the merger.”

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The summary below sets forth certain unaudited historical per share information for FairPoint and unaudited pro forma per share information of the combined company as if Spinco and FairPoint had been combined for the period shown. The unaudited pro forma combined per share data presented below for the year ended December 31, 2007 presents per share financial data based on the results of operations and financial condition of the Northern New England business and FairPoint. The following table should be read together with the combined financial statements and accompanying notes of the Northern New England business and the consolidated financial statements and accompanying notes of FairPoint included elsewhere in this information statement/prospectus. The pro forma amounts in the table below are presented for illustrative purposes only and do not indicate what the financial position or the results of operations of the combined company would have been had the merger occurred as of the date or for the period presented. The pro forma amounts also do not indicate what the financial position or future results of operations of the combined company will be. In the opinion of management of FairPoint, all adjustments considered necessary for a fair presentation have been included. No adjustment has been included in the pro forma amounts for any anticipated cost savings or other synergies that FairPoint expects to result from the merger. The assumptions reflected in the pro forma per share data are subject to change as a result of market conditions or other factors not presently known by FairPoint’s management.

For the Year
Ended
December 31, 2007

FairPoint Historical
Basic earnings per share from continuing operations	$0.16
Diluted earnings per share from continuing operations	$0.16
Book value per share	$4.60
Cash dividends per share	$1.59
Pro Forma Combined Company
Basic earnings per share from continuing operations	$0.27
Diluted earnings per share from continuing operations	$0.27
Book value per share	$2.20
Cash dividends per share	$1.03

FAIRPOINT COMMUNICATIONS, INC.
SHARE PRICE AND DIVIDEND INFORMATION

FairPoint common stock currently trades on the New York Stock Exchange under the symbol “FRP.” On January 12, 2007, the last trading day before the announcement of the signing of the merger agreement, the last sale price of FairPoint common stock reported by the New York Stock Exchange was $18.54. On February 27, 2008, the last practicable trading day for which information is available as of the date of this information statement/prospectus, the last sale price of FairPoint common stock reported by the New York Stock Exchange was $10.63. The following table sets forth the high and low closing sale prices of FairPoint common stock for the periods indicated. For current price information, stockholders are urged to consult publicly available sources.

	FairPoint Communications, Inc. Common Stock
	High	Low

Calendar Year Ending December 31, 2008
First Quarter (through February 27, 2008)	$13.45	$9.59
Calendar Year Ended December 31, 2007
Fourth Quarter	$19.34	$13.02
Third Quarter	$19.79	$14.87
Second Quarter	$19.18	$17.33
First Quarter	$21.41	$18.38
Calendar Year Ended December 31, 2006
Fourth Quarter	$19.74	$17.40
Third Quarter	$18.10	$13.81
Second Quarter	$14.40	$12.91
First Quarter	$14.41	$10.92

The following table shows the dividends which have been declared and paid on FairPoint’s common stock during 2007 and 2006:

	Per Share
	Dividend
	Declared	Date Declared	Record Date	Date Paid

Calendar Year Ended December 31, 2007
Fourth quarter	$0.39781	December 14, 2007	December 31, 2007	January 16, 2008
Third quarter	$0.39781	September 13, 2007	September 28, 2007	October 16, 2007
Second quarter	$0.39781	June 14, 2007	June 29, 2007	July 17, 2007
First quarter	$0.39781	March 14, 2007	March 30, 2007	April 17, 2007
Calendar Year Ended December 31, 2006
Fourth quarter	$0.39781	December 13, 2006	December 29, 2006	January 16, 2007
Third quarter	0.39781	September 19, 2006	October 3, 2006	October 18, 2006
Second quarter	0.39781	June 21, 2006	July 6, 2006	July 21, 2006
First quarter	0.39781	March 15, 2006	March 31, 2006	April 18, 2006

Market price data for Spinco has not been presented as Spinco is currently a wholly owned subsidiary of Verizon and its common stock is not publicly traded. FairPoint’s current dividend policy is to pay quarterly dividends at a rate of $0.39781 per share to the extent dividends are permitted by applicable law and by the terms of FairPoint’s credit facility. As a condition to the approval of the transactions by state regulatory authorities, FairPoint has agreed that the combined company will be subject to reductions in the combined company’s dividend rate and certain other restrictions on the payment of dividends following the merger. Until the termination of conditions date, the combined company may not pay annual dividends in excess of approximately $1.03 per share. Beginning with the third full quarter following the closing until the termination of conditions date, the combined company may not declare or pay any dividend unless (i) for the three preceding quarters, the ratio of adjusted EBITDA to interest expense is at least 2.25 and the ratio of its net indebtedness to adjusted EBITDA does not exceed (a) 5.50 or (b) after the fifth full quarter following the closing, 5.0 and (ii) for the immediately preceding quarter, the interest coverage ratio is at least 2.5 and the ratio of net indebtedness to adjusted EBITDA does not exceed 5.0. Beginning with the third full quarter following the closing until the termination of conditions date, the combined company will limit the cumulative amount of dividends on its common stock to not more than the cumulative adjusted free cash flow generated by the combined company after the closing of the merger. If on December 31, 2011, the combined company’s ratio of total indebtedness to adjusted EBITDA is 3.6 or higher, then it will reduce its debt by $150 million by December 31, 2012, and if its debt is not reduced by $150 million by December 31, 2012, then the combined company will suspend the payment of dividends until the debt under the new credit facility is refinanced. See “The Transactions — Regulatory Approvals — Telecommunications Regulatory Approvals” and “Description of the Business of the Combined Company — Regulatory Environment — State Regulation — Regulatory Conditions to the Merger.” In addition to these conditions and requirements imposed by the regulatory orders, the new credit facility and the indenture governing the Spinco securities will also contain conditions and requirements with respect to the payment of dividends by the combined company, and certain of these conditions and requirements may be more restrictive than the conditions and requirements imposed by the regulatory orders. For more information on FairPoint’s dividend policy and the expected dividend policy of the combined company following the merger, see “The Transactions — Dividend Policy of FairPoint and the Combined Company.”

THE MERGER

Introduction

At FairPoint’s 2007 annual meeting, which was held on August 22, 2007, FairPoint stockholders voted to adopt the Agreement and Plan of Merger, dated as of January 15, 2007, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of April 20, 2007, Amendment No. 2 to Agreement and Plan of Merger, dated as of June 28, 2007, and Amendment No. 3 to Agreement and Plan of Merger, dated as of July 3, 2007, as since amended by Amendment No. 4 to Agreement and Plan of Merger, dated as of November 16, 2007, and Amendment No. 5 to Agreement and Plan of Merger, dated as of February 25, 2008, and as may be further amended, by and among Verizon, Spinco and FairPoint. Under the merger agreement, Spinco will merge with and into FairPoint, and FairPoint will survive as a standalone company and will hold and conduct the combined business operations of FairPoint and Spinco. Following completion of the merger, the separate existence of Spinco will cease. The merger will take place immediately after:

•	The Verizon Group contributes to Spinco and entities that will become subsidiaries of Spinco (i) specified assets and liabilities associated with the local exchange business of Verizon New England in Maine, New Hampshire and Vermont and (ii) the customers of the Verizon Group’s related long distance and Internet service provider businesses in those states;

•	Spinco incurs debt to make a special cash payment to the Verizon Group;

•	The Verizon Group contributes to Spinco certain of the assets described above and all of the equity interests in the entities that will become Spinco’s subsidiaries in exchange for additional shares of Spinco common stock, the Spinco securities and the special cash payment referred to above (which together with the Spinco securities will aggregate $1.7 billion); and

•	Verizon distributes all of the common stock of Spinco to the distribution agent to be held collectively for the benefit of Verizon stockholders. These shares will be immediately converted into that number of shares of common stock of FairPoint that Verizon stockholders will be entitled to receive in the merger. When the merger is completed and prior to the elimination of fractional shares, Verizon stockholders will collectively own approximately 60%, and FairPoint stockholders will collectively own approximately 40%, of the shares of common stock of FairPoint following the merger on a fully diluted basis (excluding treasury stock, certain specified options, restricted stock units, restricted units and certain restricted shares outstanding as of the date of the merger agreement).

In the merger, existing shares of FairPoint common stock will remain outstanding. FairPoint expects to issue 53,760,623 shares of common stock to Verizon stockholders in the aggregate pursuant to the merger agreement, with each share of Spinco common stock converting into the right to receive approximately 0.0188 shares of FairPoint common stock, based on the assumptions described under the heading “The Transactions — Calculation of Merger Consideration.” Because it is not possible to state the exact number of shares of FairPoint common stock that will be outstanding as of the effective time of the merger, FairPoint’s estimate is based on 35,215,920 shares of FairPoint common stock outstanding as of February 21, 2008 on a fully diluted basis (excluding treasury stock, certain specified options, restricted stock units and certain restricted shares outstanding as of the date of the merger agreement). The actual number of shares issued may be less than or greater than 53,760,623.

See “The Transactions” for a more complete discussion of the merger and the related transactions.

The Companies

FairPoint

FairPoint is a leading provider of communications services in rural and small urban communities, offering an array of services, including local and long distance voice, data, Internet and broadband product offerings. FairPoint is one of the largest telephone companies in the United States focused on serving rural and small urban communities, and the 12th largest local telephone company in the United States, in each case based on number of access lines as of December 31, 2007. FairPoint operates in 18 states with 305,777 access line equivalents (including voice access lines and high speed data which include DSL, wireless broadband and cable modem) in service as of December 31, 2007. FairPoint believes that in many of its markets, it is the only service provider that offers customers an integrated package of local and long distance voice, high speed data, and Internet access as well as a variety of enhanced services such as voicemail and caller identification. FairPoint generated revenues of $283 million and net income of $6 million for the year ended December 31, 2007.

FairPoint was incorporated in February 1991 for the purpose of acquiring and operating incumbent telephone companies in rural and small urban markets. FairPoint has acquired 35 telephone companies, 30 of which it continues to own and operate. Many of FairPoint’s telephone companies have served their respective communities for over 75 years. The majority of the communities FairPoint serves have fewer than 2,500 access lines. Most of FairPoint’s telephone companies qualify as rural local exchange carriers under the 1996 Act.

FairPoint’s common stock is listed on the New York Stock Exchange under the symbol “FRP.” FairPoint’s principal offices are located at 521 East Morehead Street, Suite 250, Charlotte, NC 28202.

Spinco

The Verizon Group will contribute to Spinco and entities that will become Spinco’s subsidiaries (i) specified assets and liabilities associated with the local exchange business of Verizon New England in Maine, New Hampshire and Vermont and (ii) the customers of the Verizon Group’s related long distance and Internet service provider businesses in those states.

The Northern New England business had 1,600,971 access line equivalents (including voice access lines, DSL and fiber-to-the-premises) in service as of December 31, 2007. The Northern New England business generated revenues of $1,197 million and net income of $33 million for the year ended December 31, 2007. Through its predecessors, Spinco has been serving customers in some or all of these three states for over 100 years.

Spinco currently serves a territory consisting of three Local Access and Transport Areas, referred to as LATAs, in Maine, New Hampshire, and Vermont. Each LATA in Spinco’s territory consists of a single state. Spinco currently serves a territory addressing approximately 87% of the households and approximately 73% of the geography in Maine, New Hampshire and Vermont. Spinco’s business includes regulated and unregulated communications business in all three states, consisting principally of:

•	local wireline customers and related operations and assets used to deliver:

•	local exchange service;

•	intraLATA toll service;

•	network access service; and

•	enhanced voice and data services;

•	consumer and small business switched long distance customers (excluding any customers of the former MCI, Inc.);

•	dial-up, DSL and fiber-to-the-premises Internet service provider customers; and

•	the customer premises equipment sales, installation and maintenance business.

RISK FACTORS

You should carefully consider the following risks, together with the other information contained in this information statement/prospectus and the annexes hereto. The risks described below are not the only risks facing FairPoint and the combined company. Additional risks and uncertainties not currently known or that are currently deemed to be immaterial may also materially and adversely affect the combined company’s business operations or the price of the combined company’s common stock following completion of the merger.

Risks Relating to the Spin-Off and the Merger

The calculation of the merger consideration will not be adjusted in the event the value of the business or assets of Spinco declines before the merger is completed. As a result, it is not known what the value of FairPoint common stock will be following completion of the merger.

The calculation of the number of shares of FairPoint common stock to be issued to Verizon stockholders pursuant to the merger agreement will not be adjusted in the event the value of the Spinco business declines, including as a result of the continuing loss of access lines. If the value of this business declines, the market price of the common stock of the combined company following completion of the merger may be less than FairPoint stockholders anticipated when they voted to approve the merger proposal. While FairPoint will not be required to consummate the merger upon the occurrence of any event or circumstance that has, or would reasonably be expected to have, a material adverse effect on Spinco (as defined in the merger agreement), neither Verizon nor FairPoint will be permitted to terminate the merger agreement or resolicit the vote of FairPoint stockholders because of any changes in the value of the Spinco business that do not rise to the level of a material adverse effect on Spinco (as defined in the merger agreement) or the market price of FairPoint’s common stock. In addition, FairPoint will be required to consummate the merger whether or not the committed financing described under “Financing of the Combined Company” is available as of the closing of the merger. If FairPoint needs to obtain alternative financing, there can be no assurance that it will be available on comparable terms or at all.

The integration of FairPoint’s and Spinco’s businesses may not be successful.

The merger is the largest and most significant integration FairPoint has undertaken. FairPoint’s management will be required to devote a significant amount of time and attention to the process of integrating the operations of FairPoint’s business and Spinco’s business, which will decrease the time they will have to manage the combined company’s business, service existing customers, attract new customers, develop new services or strategies and respond to increasing forms of competition. Due to, among other things, the size and complexity of the Northern New England business and the activities required to separate Spinco’s operations from Verizon’s, FairPoint may be unable to integrate the Spinco business into FairPoint’s operations in an efficient, timely and effective manner. FairPoint’s inability to complete this integration successfully could have a material adverse effect on the combined company’s business, financial condition and results of operations.

All of the risks associated with the integration process could be exacerbated by the fact that FairPoint may not have a sufficient number of employees to integrate FairPoint’s and Spinco’s businesses or to operate the combined company’s business. Furthermore, Spinco offers services that FairPoint has no experience in providing, the most significant of which are competitive local exchange carrier wholesale services. FairPoint’s failure or inability to hire or retain employees with the requisite skills and knowledge to run the combined business, may have a material adverse effect on FairPoint’s business. The inability of FairPoint’s management to manage the integration process effectively, or any significant interruption of business activities as a result of the integration process, could have a material adverse effect on the combined company’s business, financial condition and results of operations.

In addition, if the combined company continues to require services from Verizon under the transition services agreement after the one-year anniversary of the closing of the merger, the fees payable by the combined company to Verizon pursuant to the transition services agreement will increase significantly, which could have a material adverse effect on the combined company’s business, financial condition and results of operations. The aggregate fees expected to be payable by the combined company under the transition services agreement for the six-month period following the merger will be approximately $132.9 million. However, if the combined company requires twelve or eighteen months of transition services following the merger, the aggregate fees expected to be payable will be approximately $226.9 million or $336.2 million, respectively.

FairPoint has agreed to the appointment of an independent third-party monitor for the cutover process contemplated by the transition services agreement. The monitor will consult with representatives of the Department of Public Service in Vermont, the Maine Public Utilities Commission and the New Hampshire Public Utilities Commission. The monitor will evaluate and approve the combined company’s testing and cutover readiness process to evaluate the readiness of the combined company to support operations of the combined company after the cutover from the systems that will be provided by the Verizon Group during the period of the transition services agreement. Any delay caused by the evaluation and approval process would result in the payment of monthly fees to Verizon for an additional period and may limit the combined company’s ability to introduce new services. See “Description of the Combined Company’s Business — Regulatory Environment — State Regulation.”

The integration of FairPoint’s and Spinco’s businesses may present significant systems integration risks, including risks associated with the ability to convert from Spinco’s customer sales, service and support operations platform into FairPoint’s new customer care, service delivery and network monitoring and maintenance platforms.

In order to operate as the combined company, FairPoint will be required to identify, acquire or develop, test, implement, maintain and manage systems and processes which provide the functionality currently performed for the Northern New England business by over 600 systems of Verizon. Of these Verizon systems, approximately one third relate to customer sales, service and support. Another third of the Verizon systems support network monitoring and related field operations. The remaining Verizon systems enable finance, payroll, logistics and other administrative activities. Over 80% of the information systems used in support of the Northern New England business are Verizon proprietary systems.

FairPoint has entered into a master services agreement with an independent consulting firm to assist in the identification and conversion of systems to be deployed following the merger. The collective experience and knowledge of FairPoint, together with that of the consulting firm (during the term of the master services agreement) and Verizon (during the pre-closing period and the period of the transition services agreement) will be essential to the success of the integration. The parties’ inability or failure to implement successfully their plans and procedures or the insufficiency of those plans and procedures could result in failure of or delays in the merger integration and could adversely impact the combined company’s business, results of operations and financial condition. This could require the combined company to acquire and deploy additional systems, extend the transition services agreement and pay increasing monthly fees under the transition services agreement.

The failure of any of the combined company’s systems could result in its inability to adequately bill and provide service to its customers or meet its financial and regulatory reporting obligations. The failure of any of the combined company’s billing and operational support services systems could have a material adverse effect on the combined company’s business, financial condition and results of operations. FairPoint is also implementing new systems to provide for and meet financial and regulatory reporting obligations. A failure of these systems may result in the combined company not being able to meet its financial and regulatory reporting obligations.

The combined company may not realize the anticipated synergies, cost savings and growth opportunities from the merger.

The success of the merger will depend, in part, on the ability of Spinco and FairPoint to realize the anticipated synergies, cost savings and growth opportunities from integrating FairPoint’s and Spinco’s businesses. The combined company’s success in realizing these synergies, cost savings and growth opportunities, and the timing of this realization, depends on the successful integration of Spinco’s and FairPoint’s businesses and operations. Even if the combined company is able to integrate the FairPoint and Spinco businesses successfully, this integration may not result in the realization of the full benefits of synergies, cost savings and growth opportunities that FairPoint currently expects from this integration within the anticipated time frame or at all. For example, FairPoint may be unable to eliminate duplicative costs, or the benefits from the merger may be offset by costs incurred or delays in integrating the businesses.

After the closing of the transaction, sales of FairPoint common stock may negatively affect its market price.

The market price of FairPoint common stock could decline as a result of sales of a large number of shares of FairPoint common stock in the market after the completion of the merger or the perception that these sales could occur. These sales, or the possibility that these sales may occur, may also make it more difficult for the combined company to obtain additional capital by selling equity securities in the future at a time and at a price that it deems appropriate.

Immediately after the merger, prior to the elimination of fractional shares, Verizon stockholders will collectively hold approximately 60% of FairPoint’s common stock on a fully diluted basis (excluding treasury stock, certain specified options, restricted stock units, restricted units and certain restricted shares outstanding as of the date of the merger agreement). Currently, Verizon’s common stock is included in index funds and exchange-traded funds tied to the Dow Jones Industrial Average and the Standard & Poor’s 500 Index. Because FairPoint is not expected to be included in these indices at the time of the merger and may not meet the investing guidelines of certain institutional investors that may be required to maintain portfolios reflecting these indices, these index funds, exchange-traded funds and institutional investors may be required to sell FairPoint common stock that they receive in the merger. These sales may negatively affect the combined company’s common stock price.

If the assets transferred to Spinco by the Verizon Group are insufficient to operate the combined company’s business, it could adversely affect the combined company’s business, financial condition and results of operations.

Pursuant to the distribution agreement, the Verizon Group will contribute to Spinco and entities that will become Spinco’s subsidiaries (i) specified assets and liabilities associated with the local exchange business of Verizon New England in Maine, New Hampshire and Vermont, and (ii) the customers of the Verizon Group’s related long distance and Internet service provider businesses in those states. See “The Distribution Agreement — Preliminary Transactions.” The contributed assets may not be sufficient to operate the combined company’s business. Accordingly, the combined company may have to use assets or resources from FairPoint’s existing business or acquire additional assets in order to operate the Spinco business, which could adversely affect the combined company’s business, financial condition and results of operations.

Pursuant to the distribution agreement, the combined company has certain rights to cause the Verizon Group to transfer to it any assets required to be transferred to Spinco or its subsidiaries under that agreement which were not transferred as required. If the Verizon Group were unable or unwilling to transfer those assets to the combined company, or the Verizon Group and the combined company were to disagree about whether those assets were required to be transferred to Spinco under the distribution agreement, the combined company might not be able to obtain those assets or similar assets from others.

The combined company’s business, financial condition and results of operations may be adversely affected following the merger if it is not able to replace certain contracts which will not be assigned to Spinco.

Certain contracts, including supply contracts used in the Northern New England business, will not be assigned to Spinco by the Verizon Group. Accordingly, the combined company will have to obtain new agreements for the goods and services covered by these contracts in order to operate the Spinco business following the merger. There can be no assurance that FairPoint will be able to replace these contracts on terms favorable to it or at all. FairPoint’s failure to enter into new agreements prior to the closing of the merger may have a material adverse impact on the combined company’s business, financial condition and results of operations following the merger.

In addition, certain wholesale, large business, Internet service provider and other customer contracts which are required to be assigned to Spinco by the Verizon Group require the consent of the customer party to the contract to effect this assignment. The Verizon Group and the combined company may be unable to obtain these consents on terms favorable to the combined company or at all, which could have a material adverse impact on the combined company’s business, financial condition and results of operations following the merger.

FairPoint’s or the combined company’s spending in excess of the budgeted amounts on infrastructure and network systems integration and planning related to the merger could adversely affect FairPoint’s or the combined company’s business, financial condition and results of operations.

FairPoint expects that FairPoint and the combined company will spend approximately $200 million on systems integration pursuant to the master services agreement in connection with the merger, approximately $71 million of which FairPoint had spent as of December 31, 2007. Verizon agreed to reimburse FairPoint for up to $40 million of pre-closing transition costs. As of December 31, 2007, Verizon had reimbursed FairPoint for $34 million of these costs, and as of the date of this information statement/prospectus, Verizon has reimbursed the full $40 million. FairPoint’s or the combined company’s spending in excess of the budgeted amounts on systems integration and other transition costs could adversely affect FairPoint’s (or, following the merger, the combined company’s) business, financial condition and results of operations.

Conditions imposed by state regulatory authorities in connection with their approval of the spin-off and the merger may diminish the anticipated benefits of the merger.

Completion of the spin-off and the merger is conditioned upon the receipt of certain government consents, approvals, orders and authorizations. See “The Merger Agreement — Conditions to the Completion of the Merger.” The parties have received the required approvals of the Federal Communications Commission and of state regulatory authorities.

However, the state regulatory authorities in Maine, New Hampshire and Vermont that approved the spin-off and the merger have imposed conditions on the combined company that could have a material adverse effect on the combined company’s business, financial condition and results of operations. These conditions include mandatory capital expenditures, minimum service quality standards, commitments to expand substantially the availability of broadband service and restrictions on the combined company’s payment of dividends. See “Description of the Business of The Combined Company — Regulatory Environment — State Regulation — Regulatory Conditions to Merger.”

The merger agreement contains provisions that may discourage other companies from trying to acquire FairPoint.

The merger agreement contains provisions that may discourage a third party from submitting a business combination proposal to FairPoint prior to the closing of the merger that might result in greater value to FairPoint stockholders than the merger. The merger agreement generally prohibits FairPoint from soliciting any acquisition proposal. In addition, if the merger agreement is terminated by FairPoint or Verizon in circumstances that obligate FairPoint to pay a termination fee and to reimburse transaction expenses to Verizon, FairPoint’s financial condition may be adversely affected as a result of the payment of the termination fee and transaction expenses, which might deter third parties from proposing alternative business combination proposals.

Failure to complete the merger could adversely impact the market price of FairPoint’s common stock as well as FairPoint’s business, financial condition and results of operations.

If the merger is not completed for any reason, the price of FairPoint’s common stock may decline to the extent that the market price of FairPoint’s common stock reflects positive market assumptions that the spin-off and the merger will be completed and the related benefits will be realized. FairPoint may also be subject to additional risks if the merger is not completed, including:

•	the requirement in the merger agreement that, under certain circumstances, FairPoint pay Verizon a termination fee of $23 million and reimburse Verizon for certain out-of-pocket costs (not to exceed $7.5 million) as well as the requirement in the transition services agreement that FairPoint reimburse Verizon for certain amounts incurred by Verizon pursuant to that agreement (which may exceed the amounts payable to Verizon by FairPoint under the merger agreement);

•	FairPoint’s expenditure of $82 million as of December 31, 2007 and, assuming the merger closes on March 31, 2008, expected cash expenditure of an additional approximately $35 million prior to the closing of the merger on transaction and transition expenses and systems integration. Verizon agreed to reimburse FairPoint for up to $40 million of these costs, and as of December 31, 2007, Verizon had reimbursed FairPoint for $34 million of these costs, and as of the date of this information statement/prospectus, Verizon has reimbursed the full $40 million, but $20 million of this amount will not be repaid to Verizon regardless of whether the merger is completed. A significant portion of these amounts have been spent and will be spent on assets and services which are not useful in FairPoint’s existing business because FairPoint already has adequate infrastructure and systems in place for its existing business;

•	substantial costs related to the merger, such as legal, accounting, filing, financial advisory and financial printing fees, which must be paid regardless of whether the merger is completed; and

•	potential disruption to the business of FairPoint and distraction of its workforce and management team.

If the spin-off does not constitute a tax-free spin-off under section 355 of the Internal Revenue Code, or the merger does not constitute a tax-free reorganization under section 368(a) of the Internal Revenue Code, including as a result of actions taken in connection with the spin-off or the merger or as a result of subsequent acquisitions of stock of Verizon or stock of FairPoint, then Verizon, FairPoint or Verizon stockholders may be responsible for payment of substantial United States federal income taxes.

The spin-off and merger are conditioned upon Verizon’s receipt of a private letter ruling from the Internal Revenue Service to the effect that the spin-off, including (i) the contribution of specified assets and liabilities associated with the local exchange business of Verizon New England in Maine, New Hampshire and Vermont, and the customers of the Verizon Group’s related long distance and Internet service provider businesses in those states, to Spinco, (ii) the receipt by the Verizon Group of the Spinco securities and the special cash payment and (iii) the exchange by the Verizon Group of the Spinco securities for Verizon Group debt, will qualify as tax-free to Verizon, Spinco and the Verizon stockholders for United States federal income tax purposes under Section 355 and related provisions of the Internal Revenue Code, referred to as the Code. The private letter ruling was issued by the Internal Revenue Service on October 5, 2007. Although a private letter ruling from the Internal Revenue Service generally is binding on the Internal Revenue Service, if the factual representations or assumptions made in the letter ruling request are untrue or incomplete in any material respect, then Verizon and FairPoint will not be able to rely on the ruling.

The spin-off and merger are also conditioned upon the receipt by Verizon of an opinion of Debevoise & Plimpton LLP, counsel to Verizon, to the effect that the spin-off will be tax-free to Verizon, Spinco and the stockholders of Verizon under Section 355 and other related provisions of the Code. The opinion will rely on the Internal Revenue Service letter ruling as to matters covered by the ruling. Lastly, the spin-off and the merger are conditioned on Verizon’s receipt of an opinion of Debevoise & Plimpton LLP and FairPoint’s receipt of an opinion of Paul, Hastings, Janofsky & Walker LLP, counsel to FairPoint, each to the effect that the merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code. All of these opinions will be based on, among other things, current law and certain representations and assumptions as to factual matters made by Verizon, Spinco and FairPoint. Any change in currently applicable law, which may or may not be retroactive, or the failure of any factual representation or assumption to be true, correct and complete in all material respects, could adversely affect the conclusions reached by counsel in their respective opinions. The opinions will not be binding on the Internal Revenue Service or the courts, and the Internal Revenue Service or the courts may not agree with the opinions.

The spin-off would become taxable to Verizon pursuant to Section 355(e) of the Code if 50% or more of the shares of either Verizon common stock or Spinco common stock (including common stock of FairPoint, as successor to Spinco) were acquired, directly or indirectly, as part of a plan or series of related transactions that included the spin-off. Because Verizon stockholders will own more than 50% of the combined company’s common stock following the merger, the merger, standing alone, will not cause the spin-off to be taxable to Verizon under Section 355(e). However, if the Internal Revenue Service were to determine that other acquisitions of Verizon common stock or FairPoint common stock, either before or after the spin-off and the merger, were part of a plan or series of related transactions that included the spin-off, this determination could result in the recognition of gain by Verizon under Section 355(e). In that case, the gain recognized by Verizon likely would be substantial. In connection with the request for the Internal Revenue Service private letter rulings and the opinion of Verizon’s counsel, Verizon represented that the spin-off is not part of any such plan or series of related transactions.

In certain circumstances, under the Tax Sharing Agreement, dated as of January 15, 2007, by and among FairPoint, Verizon and Spinco, referred to as the tax sharing agreement, the combined company would be required to indemnify Verizon against tax-related losses to Verizon that arise as a result of a disqualifying action taken by FairPoint or its subsidiaries after the distribution (including for two years after the spin-off (i) entering into any agreement, understanding or arrangement or engaging in any substantial negotiations with respect to any transaction involving the acquisition or issuance of FairPoint stock, (ii) repurchasing any shares of FairPoint stock, except to the extent consistent with guidance issued by the Internal Revenue Service, (iii) ceasing or permitting certain subsidiaries to cease the active conduct of the Spinco business and (iv) voluntarily dissolving, liquidating, merging or consolidating with any other person unless FairPoint is the survivor of the merger or consolidation, except in accordance with the restrictions in the tax sharing agreement) or a breach of certain representations and covenants. See “Risk Factors — Risks Relating to the Spin-Off and the Merger — The combined company may be affected by significant restrictions following the merger with respect to certain actions that could jeopardize the tax-free status of the spin-off and the merger” and “Additional Agreements Between FairPoint, Verizon and Their Affiliates — Tax Sharing Agreement.” If Verizon were to recognize a gain on the spin-off for reasons not related to a disqualifying action or breach by FairPoint, Verizon would not be entitled to be indemnified under the tax sharing agreement.

See “Material United States Federal Income Tax Consequences of the Spin-Off and the Merger.”

The combined company may be affected by significant restrictions following the merger with respect to certain actions that could jeopardize the tax-free status of the spin-off or the merger.

The tax sharing agreement restricts FairPoint from taking certain actions that could cause the spin-off to be taxable to Verizon under Section 355(e) of the Code or otherwise jeopardize the tax-free status of the spin-off or the merger, which actions the tax sharing agreement refers to as disqualifying actions, including:

•	generally, for two years after the spin-off, taking, or permitting any of its subsidiaries to take, an action that might be a disqualifying action;

•	for two years after the spin-off, entering into any agreement, understanding or arrangement or engaging in any substantial negotiations with respect to any transaction involving the acquisition or issuance of FairPoint capital stock, or options to acquire or other rights in respect of FairPoint capital stock unless, generally, the shares are issued to qualifying FairPoint employees or retirement plans, each in accordance with “safe harbors” under regulations issued by the Internal Revenue Service;

•	for two years after the spin-off, repurchasing FairPoint capital stock, except to the extent consistent with guidance issued by the Internal Revenue Service;

•	for two years after the spin-off, permitting certain wholly owned subsidiaries that were wholly owned subsidiaries of Spinco at the time of the spin-off to cease the active conduct of the Spinco business to the extent it was conducted immediately prior to the spin-off; and

•	for two years after the spin-off, voluntarily dissolving, liquidating, merging or consolidating with any other person, unless FairPoint is the survivor of the merger or consolidation and the transaction otherwise complies with the restrictions in the tax sharing agreement.

Nevertheless, the combined company will be permitted to take any of the actions described above in the event that it obtains Verizon’s consent, or an opinion of counsel or a supplemental Internal Revenue Service ruling to the effect that the disqualifying action will not affect the tax-free status of the spin-off and the merger. To the extent that the tax-free status of the transactions is lost because of a disqualifying action taken by the combined company or any of its subsidiaries after the distribution date, whether or not the required consent, opinion or ruling was obtained, the combined company generally would be required to indemnify, defend and hold harmless Verizon and its subsidiaries (or any successor to any of them) from and against any resulting tax-related losses incurred by Verizon.

Because of these restrictions, the combined company may be limited in the amount of capital stock that it can issue to make acquisitions or raise additional capital in the two years subsequent to the spin-off and merger. Also, FairPoint’s indemnity obligation to Verizon might discourage, delay or prevent a change of control during this two-year period that stockholders of the combined company may consider favorable. See “The Merger Agreement,” “Additional Agreements Between FairPoint, Verizon and Their Affiliates — Tax Sharing Agreement,” and “Material United States Federal Income Tax Consequences of the Spin-Off and the Merger.”

Investors holding shares of FairPoint’s common stock immediately prior to the merger will, in the aggregate, have a significantly reduced ownership and voting interest after the merger and will exercise less influence over management.

After the merger’s completion, FairPoint stockholders will, in the aggregate, own a significantly smaller percentage of the combined company than they will own of FairPoint immediately prior to the merger. Following completion of the merger and prior or to the elimination of fractional shares, FairPoint stockholders immediately prior to the merger collectively will own approximately 40% of the combined company on a fully-diluted basis (excluding treasury stock, certain specified options, restricted stock units, restricted units and certain restricted shares outstanding as of the date of the merger agreement). Consequently, FairPoint stockholders, collectively, will be able to exercise less influence over the management and policies of the combined company than they could exercise over the management and policies of FairPoint immediately prior to the merger. In particular, Verizon has exercised its right to initially designate four of the nine members of the board of directors of the combined company.

Risks Related to the Combined Company’s Business Following the Merger

FairPoint and Spinco provide services to customers over access lines, and if the combined company loses access lines, its business, financial condition and results of operations may be adversely affected.

FairPoint’s business and Spinco’s business generate revenue primarily by delivering voice and data services over access lines. FairPoint and the Northern New England business have both experienced net voice access line losses in the past few years. FairPoint experienced a 15.3% decline in the number of voice access lines (adjusted for acquisitions and divestitures) for the period from January 1, 2003 through December 31, 2007 and a 5.2% decline for the period from January 1, 2007 through December 31, 2007. The Northern New England business experienced a 25.6% decline in number of voice access lines for the period from January 1, 2003 through December 31, 2007 and a 8.5% decline for the period from January 1, 2007 through December 31, 2007. These losses resulted mainly from competition and use of alternate technologies and, to a lesser degree, challenging economic conditions and the offering of DSL services, which prompts some customers to cancel second line service. FairPoint’s 2007 revenues from switched access lines comprised approximately 80% of its total 2007 revenues, down from 89% in 2003. FairPoint’s revenues from switched access lines have declined by 2.2% from 2003 to 2007, while the number of access lines has declined by 13.9% excluding acquisitions. The Northern New England business’s 2007 revenues from switched access lines comprised nearly 77% of total 2007 revenues, down from 84% in 2003. Since 2003, the Northern New

England business’s revenues from switched access lines have declined by 10%, while the number of switched access lines has declined by 22.6%. Over this period, the Northern New England business has been able to increase pricing for switched access line service and has also sold more ancillary services (including high speed data), partially offsetting the decline in revenues from the lower number of switched access lines.

Following the merger, the combined company may continue to experience net access line losses. The combined company’s inability to retain access lines could adversely affect its business, financial condition and results of operations.

The combined company will be subject to competition that may adversely impact its business, financial condition and results of operations.

As an incumbent carrier, FairPoint historically has experienced little competition in its rural telephone company markets. However, many of the competitive threats now confronting large regulated communications companies, such as competition from cable television providers, will be more prevalent in the small urban markets that the combined company will serve following the merger. Regulations and technology change quickly in the communications industry, and changes in these factors historically have had, and may in the future have, a significant impact on competitive dynamics. In most of its rural and small urban markets, FairPoint faces competition from wireless technology, which may increase as wireless technology improves. FairPoint also faces, and the combined company may face, increasing competition from cable television operators. The combined company may face additional competition from new market entrants, such as providers of wireless broadband, voice over Internet protocol, referred to as VoIP, satellite communications and electric utilities. The Internet services market is also highly competitive, and FairPoint expects that this competition will intensify. FairPoint estimates that as of December 31, 2007, a majority of the customers that the combined company will serve had access to a cable modem offering. Many of FairPoint’s competitors (who will also be competitors of the combined company) have brand recognition, offer online content services and have financial, personnel, marketing and other resources that are significantly greater than those of FairPoint and may be greater than those of the combined company. Verizon has informed FairPoint of its current intention to compete with the combined company by continuing to provide the following services in the northern New England areas in which the combined company will operate:

•	the offering of long distance services and prepaid calling card services and the resale of local exchange service;

•	the offering of products and services to business and government customers other than as the incumbent local exchange carrier, including but not limited to carrier services, data customer premises equipment and software, structured cabling, call center solutions and the products and services formerly offered by MCI, Inc.; and

•	the offering of wireless voice, wireless data and other wireless services.

Although Verizon could compete with the combined company in the offering of long distance services to residences and small businesses, Verizon currently does not actively market the sale of these services to residences and small businesses in Maine, New Hampshire and Vermont, other than through the Northern New England business. If the combined company enters into an agreement with Verizon or another wireless services provider to be a mobile virtual network operator, referred to as an MVNO, it will compete with Verizon to provide wireless services in those areas where the Northern New England business and Cellco currently operate. See “Additional Agreements Between FairPoint, Verizon and Their Affiliates — MVNO Agreement.”

In addition, consolidation and strategic alliances within the communications industry or the development of new technologies could affect the combined company’s competitive position. FairPoint cannot predict the number of competitors that will emerge, particularly in light of possible regulatory or legislative actions that could facilitate or impede market entry, but increased competition from existing and new entities could have a material adverse effect on the combined company’s business, financial condition and results of operations.

Competition may lead to loss of revenues and profitability as a result of numerous factors, including:

•	loss of customers (given the likelihood that when the combined company loses a customer for local service, it will also lose that customer for all related services);

•	reduced network usage by existing customers who may use alternative providers for long distance and data services;

•	reductions in the service prices that may be necessary to meet competition; and

•	increases in marketing expenditures and discount and promotional campaigns.

In addition, the combined company’s provision of long distance service will be subject to a highly competitive market served by large nationwide carriers that enjoy brand name recognition.

The combined company may not be able to successfully integrate new technologies, respond effectively to customer requirements or provide new services.

Rapid and significant changes in technology and frequent new service introductions occur frequently in the communications industry and industry standards evolve continually. FairPoint cannot predict the effect of these changes on the combined company’s competitive position, profitability or industry. Technological developments may reduce the competitiveness of the combined company’s networks and require unbudgeted upgrades or the procurement of additional products that could be expensive and time consuming. In addition, new products and services arising out of technological developments may reduce the attractiveness of its services. If the combined company fails to adapt successfully to technological changes or obsolescence or fails to obtain access to important new technologies, it could lose customers and be limited in its ability to attract new customers and sell new services to the existing customers of FairPoint and the Northern New England business. The combined company’s ability to respond to new technological developments may be diminished or delayed while its management devotes significant effort and resources to integrating FairPoint’s business and Spinco’s business.

The geographic concentration of the combined company’s operations in Maine, New Hampshire and Vermont following the merger will make its business susceptible to local economic and regulatory conditions, and an economic downturn, recession or unfavorable regulatory action in any of those states may adversely affect the combined company’s business, financial condition and results of operations.

FairPoint currently operates 30 different rural local exchange carriers in 18 states. No single state accounted for more than 22% of FairPoint’s access line equivalents as of December 31, 2007, which limited FairPoint’s exposure to competition, local economic downturns and state regulatory changes. Following the merger, FairPoint expects that 88% of the combined company’s access line equivalents will be located in Maine, New Hampshire and Vermont. As a result of this geographic concentration, the combined company’s financial results will depend significantly upon economic conditions in these markets. A deterioration or recession in any of these markets could result in a decrease in demand for the combined company’s services and resulting loss of access lines which could have a material adverse effect on the combined company’s business, financial condition and results of operations.

In addition, if state regulators in Maine, New Hampshire or Vermont were to take an action that was adverse to the combined company’s operations in those states, the combined company could suffer greater harm from that action by state regulators than it would from action in other states because of the concentration of its operations in those states following the merger.

To operate and expand its business, service its indebtedness and complete future acquisitions, the combined company will require a significant amount of cash. The combined company’s ability to generate cash will depend on many factors beyond its control. The combined company may not generate sufficient funds from operations to pay dividends with respect to shares of its common stock, to repay or refinance its indebtedness at maturity or otherwise, or to consummate future acquisitions or fund its operations.

A significant amount of the combined company’s cash flow from operations will be dedicated to capital expenditures and debt service. In addition, FairPoint currently expects that the combined company will distribute a significant portion of its remaining cash flow to its stockholders in the form of a quarterly dividend (subject to restrictions imposed by the regulatory orders approving the transactions and agreements governing indebtedness). As a result, the combined company may not retain a sufficient amount of cash to finance growth opportunities, including acquisitions, or may be required to devote additional cash to unanticipated capital expenditures or to fund its operations.

The combined company’s ability to make payments on its indebtedness will depend on its ability to generate cash flow from operations in the future. This ability, to a certain extent, will be subject to general economic, financial, competitive, legislative, regulatory and other factors that will be beyond the combined company’s control. The combined company’s business may not generate sufficient cash flow from operations, or the combined company may not be able to borrow sufficient funds, to service its indebtedness, to make payments of principal at maturity or to fund its other liquidity needs.

The combined company may also be forced to raise additional capital or sell assets and, if it is forced to pursue any of these options after the merger under distressed conditions, its business and the value of its common stock could be adversely affected. In addition, these alternatives may not be available to the combined company when needed or on satisfactory terms due to prevailing market conditions, a decline in the combined company’s business, legislative and regulatory factors or restrictions contained in the agreements governing its indebtedness.

The combined company’s stockholders may not receive the level of dividends provided for in the dividend policy FairPoint’s board of directors has adopted or any dividends at all.

FairPoint’s board of directors has adopted a dividend policy which reflects an intention to distribute a substantial portion of the cash generated by FairPoint’s business in excess of operating needs, interest and principal payments on its indebtedness, dividends on its future senior classes of capital stock, if any, capital expenditures, taxes and future reserves, if any, as regular quarterly dividends to its stockholders. FairPoint’s board of directors may, in its discretion, amend or repeal this dividend policy, before or after the merger. FairPoint’s dividend policy is based upon FairPoint’s directors’ current assessment of its business and the environment in which it operates, and that assessment could change based on regulatory, competitive or technological developments (which could, for example, increase the need for capital expenditures), or based on new growth opportunities. In addition, future dividends with respect to shares of the combined company’s common stock, if any, will depend on, among other things, the combined company’s cash flows, cash requirements, financial condition, contractual restrictions, provisions of applicable law and other factors that its board of directors may deem relevant. The combined company’s board of directors may decrease the level of dividends provided for in the dividend policy or entirely discontinue the payment of dividends. As a condition to the approval of the transactions by state regulatory authorities. FairPoint has agreed that the combined company will be subject to reductions in the combined company’s dividend rate and certain other restrictions on the payment of dividends following the merger. Until the termination of conditions date, the combined company may not pay annual dividends in excess of approximately $1.03 per share. Beginning with the third full quarter following the closing until the termination of conditions date, the combined company may not declare or pay any dividend unless (i) for the three preceding quarters, the ratio of adjusted EBITDA to interest expense is at least 2.25 and the ratio of its net indebtedness to adjusted EBITDA does not exceed (a) 5.50 or (b) after the fifth full quarter following the closing, 5.0 and (ii) for the immediately preceding quarter, the interest coverage ratio is at least 2.5 and the ratio of net indebtedness to adjusted EBITDA does not exceed 5.0. Beginning with the third full quarter following the closing until the termination of conditions date, the combined company will limit the cumulative amount of dividends on its common stock to not more than the cumulative adjusted free cash flow generated by the combined company after the closing of the merger. If on December 31, 2011, the combined company’s ratio of total indebtedness to adjusted EBITDA is 3.6 or higher, then the combined company will reduce its debt by $150 million by December 31, 2012, and if its debt is not reduced by $150 million by December 31, 2012, then the combined company will suspend the payment of dividends until the debt under the new credit facility is refinanced. See “The Transactions — Regulatory Approvals — Telecommunications Regulatory Approvals” and “Description of the Business of the Combined Company — Regulatory Environment — State Regulation — Regulatory Conditions to the Merger.” In addition to these conditions and requirements imposed by the regulatory orders, the new credit facility and the indenture governing the Spinco securities will also contain conditions and requirements with respect to the payment of dividends by the combined company, and certain of these conditions and requirements may be more restrictive than the conditions and requirements imposed by the regulatory orders. See “The Transactions — Dividend Policy of FairPoint and the Combined Company — Restrictions on Payment of Dividends.”

The combined company may not generate sufficient cash from continuing operations in the future, or have sufficient surplus or net profits under Delaware law, or be permitted under the terms of the state regulatory orders approving the transactions and agreements governing the combined company’s indebtedness to pay dividends on its common stock in accordance with the expected dividend policy. The reduction or elimination of dividends may negatively affect the market price of the combined company’s common stock.

If the combined company has insufficient cash flow to cover the expected dividend payments under its dividend policy due to costs associated with the merger or other factors, it will be required to reduce or eliminate dividends or, to the extent permitted under the agreements governing its indebtedness, fund a portion of its dividends with additional borrowings.

If the combined company does not have sufficient cash to fund dividend payments, it would either reduce or eliminate dividends or, to the extent it was permitted to do so under the agreements governing its indebtedness and under applicable regulatory conditions imposed in connection with the merger, fund a portion of its dividends with borrowings or from other sources. See “— The combined company’s stockholders may not receive the level of dividends provided for in the dividend policy FairPoint’s board of directors has adopted or any dividends at all.” If the combined company were to use borrowings to fund dividends, it would have less cash available for future dividends and other purposes, which could negatively impact its business, financial condition and results of operations.

As of December 31, 2007, FairPoint has spent $82 million on transaction and transition expenses and systems integration in connection with the transactions. Verizon agreed to reimburse $40 million of these costs, and as of December 31, 2007, Verizon had reimbursed FairPoint for $34 million of these costs, and as of the date of this information/prospectus, Verizon has reimbursed the full $40 million. Assuming the merger closes on March 31, 2008, FairPoint expects to spend an additional approximately $35 million prior to the closing of the merger on transaction and transition expenses and systems integration in connection with the transactions.

As a condition to the approval of the transactions by state regulatory authorities, the combined company will be required to make additional capital expenditures following the completion of the merger. See “The Transactions — Regulatory Approvals — Telecommunications Regulatory Approvals” and “Description of the Business of the Combined Company — Regulatory Environment — State Regulation — Regulatory Conditions to the Merger.” These expenditures will reduce the amount of cash available to pay dividends.

The combined company’s substantial indebtedness could restrict its ability to pay dividends on its common stock and have an adverse impact on its financing options and liquidity position.

After the merger, the combined company will have a significant amount of indebtedness. This substantial indebtedness could have important adverse consequences to the holders of the combined company’s common stock, including:

•	limiting the combined company’s ability to pay dividends on its common stock or make payments in connection with its other obligations, including under its credit facility;

•	limiting the combined company’s ability in the future to obtain additional financing for working capital, capital expenditures or acquisitions;

•	causing the combined company to be unable to refinance its indebtedness on terms acceptable to it or at all;

•	limiting the combined company’s flexibility in planning for, or reacting to, changes in its business and the communications industry generally;

•	requiring a significant portion of the combined company’s cash flow from operations to be dedicated to the payment of interest and, to a lesser extent, principal on its indebtedness, thereby reducing funds available for future operations, dividends on its common stock, capital expenditures or acquisitions;

•	making the combined company more vulnerable to economic and industry downturns and conditions, including increases in interest rates; and

•	placing the combined company at a competitive disadvantage to its competitors that have less indebtedness.

Subject to the covenants expected to be included in the agreements governing the combined company’s indebtedness, the combined company may be able to incur additional indebtedness, including to pay dividends. Any additional indebtedness that the combined company incurs would exacerbate the risks described above.

In connection with the merger and other transactions, the combined company will incur a substantial amount of indebtedness. FairPoint expects that immediately following the transactions, the combined company will have approximately $2.2 billion of total debt outstanding, and will have approximately $400 million available for additional borrowing under the new credit facility. FairPoint currently expects that the combined company will borrow at least $110 million under the new delayed draw term loan during the one-year period following the closing of the merger to fund certain capital expenditures and other expenses associated with the merger.

Borrowings under the combined company’s new credit facility will bear interest at variable interest rates. Accordingly, if any of the base reference interest rates for the borrowings under the new credit facility increase, the combined company’s interest expense will increase, which could negatively affect the combined company’s ability to pay dividends on its common stock or repay or refinance its indebtedness. FairPoint will seek to enter into interest rate swap agreements which will effectively convert a significant portion of the combined company’s variable rate interest exposure to fixed rates. If these swap agreements are in force, a significant portion of the combined company’s indebtedness will effectively bear interest at fixed rates rather than variable rates. After these interest rate swap agreements expire, the combined company’s annual debt service obligations with respect to borrowings under the new credit facility will vary unless the combined company enters into new interest rate swap agreements or purchases an interest rate cap or other form of interest rate hedge. However, the combined company may not be able to enter into new interest rate swap agreements or purchase an interest rate cap or other form of interest rate hedge on acceptable terms, which could negatively affect the combined company’s ability to pay dividends on its common stock or repay or refinance its indebtedness.

FairPoint Communications, Inc. is a holding company and relies on dividends, interest and other payments, advances and transfers of funds from its operating subsidiaries and investments to meet its debt service and other obligations.

FairPoint Communications, Inc. is a holding company and both before and after the merger will conduct all of its operations through its operating subsidiaries. FairPoint Communications, Inc. currently has no significant assets other than equity interests in its subsidiaries. As a result, FairPoint Communications, Inc. currently relies, and will continue to rely after the merger, on dividends and other payments or distributions from its operating subsidiaries to pay dividends with respect to its common stock and to meet its debt service obligations generally. The ability of FairPoint Communications, Inc.’s subsidiaries to pay dividends or make other payments or distributions to FairPoint Communications, Inc. will depend on their respective operating results and may be restricted by, among other things:

•	the laws of their jurisdiction of organization;

•	the rules and regulations of state regulatory authorities;

•	agreements of those subsidiaries, including agreements governing indebtedness;

•	the terms of agreements governing indebtedness of those subsidiaries; and

•	regulatory orders.

FairPoint Communications, Inc.’s operating subsidiaries have no obligation, contingent or otherwise, to make funds available to FairPoint Communications, Inc., whether in the form of loans, dividends or other distributions.

It is expected that the combined company’s new credit facility and other agreements governing its indebtedness will contain covenants that will limit its business flexibility by imposing operating and financial restrictions on its operations and the payment of dividends.

It is expected that covenants in the combined company’s new credit facility and other agreements governing its indebtedness will impose significant operating and financial restrictions on the combined company. These restrictions will prohibit or limit, among other things:

•	the incurrence of additional indebtedness and the issuance by the combined company’s subsidiaries of preferred stock;

•	the payment of dividends on, and purchases or redemptions of, capital stock;

•	making any of a number of other restricted payments, including investments;

•	the creation of liens;

•	the ability of each of the combined company’s subsidiaries to guarantee indebtedness;

•	specified sales of assets;

•	the creation of encumbrances or restrictions on the ability of the combined company’s subsidiaries to distribute and advance funds or transfer assets to the combined company or any other subsidiary;

•	specified transactions with affiliates;

•	sale and leaseback transactions;

•	the combined company’s ability to enter lines of business outside the communications business; and

•	certain consolidations and mergers and sales or transfers of assets by or involving the combined company.

The new credit facility is also expected to contain covenants which require the combined company to maintain specified financial ratios and satisfy financial condition tests, including a maximum total leverage ratio and a minimum interest coverage ratio.

The combined company’s ability to comply with the covenants, ratios or tests expected to be contained in the agreements governing the combined company’s indebtedness may be affected by events beyond the combined company’s control, including prevailing economic, financial and industry conditions. A breach of any of these covenants, ratios or tests could result in a default under the agreements governing the combined company’s indebtedness. FairPoint expects that the occurrence of an event of default under the new credit facility or the other agreements governing the combined company’s indebtedness would prohibit the combined company from making dividend payments on its common stock. In addition, upon the occurrence of an event of default under the new credit facility or the other agreements governing the combined company’s indebtedness, the lenders or holders, as the case may be, could elect to declare all amounts outstanding, together with accrued interest, to be immediately due and payable. If the combined company were to be unable to repay those amounts, the lenders under the new credit facility could proceed against the security granted to them to secure that indebtedness or the lenders or holders could commence collection or bankruptcy proceedings against the combined company. If the lenders or holders accelerate the payment of any outstanding indebtedness, the combined company’s assets may not be sufficient to repay all indebtedness of the combined company.

Limitations on the combined company’s ability to use net operating loss carryforwards, and other factors requiring the combined company to pay cash to satisfy its tax liabilities in future periods, may affect its ability to pay dividends to its stockholders.

FairPoint’s initial public offering in February 2005 resulted in an “ownership change” within the meaning of the U.S. federal income tax laws addressing net operating loss carryforwards, alternative minimum tax credits and other similar tax attributes. Moreover, the merger with Spinco will result in a further ownership change for these purposes. As a result of these ownership changes, there are specific limitations on FairPoint’s ability to use its net operating loss carryforwards and other tax attributes from periods prior to the initial public offering and the merger. Although FairPoint does not expect that these limitations will materially affect FairPoint’s U.S. federal and state income tax liability in the near term, it is possible in the future that if the combined company were to generate taxable income in excess of the limitation on usage of net operating loss carryforwards that these limitations could limit the combined company’s ability to utilize the carryforwards and, therefore, result in an increase in its U.S. federal and state income tax payments. In addition, in the future the combined company will be required to pay cash to satisfy its tax liabilities when all of its net operating loss carryforwards have been used or have expired. Limitations on the combined company’s usage of net operating loss carryforwards, and other factors requiring the combined company to pay cash taxes in the future, would reduce the funds available to service its debt and pay dividends.

The combined company’s business, financial condition and results of operations could be adversely affected if the combined company fails to maintain satisfactory labor relations.

Following the merger, approximately 66% of the combined company’s employees will be members of unions employed under seven collective bargaining agreements. The two principal collective bargaining agreements to which Verizon is currently a party expire in August 2008. Upon the expiration of any of these collective bargaining agreements, the combined company may not be able to negotiate new agreements on favorable terms to the combined company or at all. Furthermore, the process of renegotiating the collective bargaining agreements could result in labor disputes or other difficulties and delays. These potential labor disruptions could have a material adverse effect on the combined company’s results of operations and financial condition. In the event of any work stoppage or other disruption, the combined company will be required to engage third-party contractors. Labor disruptions, strikes or significant negotiated wage or benefits increases could reduce the combined company’s sales or increase its costs and accordingly, could have a material adverse effect on its business, financial condition and results of operations.

Both of the labor unions representing Spinco employees objected to the merger in certain regulatory proceedings. The International Brotherhood of Electrical Workers, referred to as the IBEW, filed four grievances alleging that the transaction violates their collective bargaining agreements with respect to job security, benefit plans, transfer of work and hiring restrictions. The IBEW’s grievances were submitted to arbitration under the labor arbitration rules of the American Arbitration Association pursuant to the parties’ collective bargaining agreements. On November 30, 2007, the arbitrator hearing the grievances filed by the IBEW concerning job security and transfer of jobs issued a decision finding no merit to those grievances and denied them. On December 10, 2007, the arbitrator hearing the grievances filed by the IBEW concerning benefit plans and hiring restrictions issued a decision finding no merit to those grievances and denied them. The decision in each arbitration has become final. The Communications Workers of America filed four grievances which are identical to those of the IBEW. Those grievances have been denied by Verizon, and the Communications Workers of America has not sought to have them arbitrated.

The combined company faces risks associated with acquired businesses and potential acquisitions.

Prior to entering into the merger agreement, FairPoint grew rapidly by acquiring other businesses. Subject to restrictions in the tax sharing agreement limiting the combined company’s ability to take certain actions during the two years following the spin-off that could jeopardize the tax-free status of the spin-off or merger,

FairPoint expects that a portion of its future growth will result from additional acquisitions, some of which may be material. Growth through acquisitions entails numerous risks, including:

•	strain on financial, management and operational resources, including the distraction of the management team in identifying potential acquisition targets, conducting due diligence and negotiating acquisition agreements;

•	difficulties in integrating the network, operations, personnel, products, technologies and financial, computer, payroll and other systems of acquired businesses;

•	difficulties in enhancing customer support resources to service its existing customers and the customers of acquired businesses adequately;

•	the potential loss of key employees or customers of the acquired businesses; and

•	unanticipated liabilities or contingencies of acquired businesses.

The combined company may need additional capital to continue growing through acquisitions. This additional capital may be raised in the form of additional debt, which would increase the combined company’s leverage and could have an adverse effect on its ability to pay dividends. The combined company may not be able to raise sufficient additional capital on terms that it considers acceptable, or at all.

As a condition to the approval of the transactions by state regulatory authorities, the combined company will be limited in its ability to consummate further business acquisitions following the merger. See “The Transactions — Regulatory Approvals” and “Description of the Business of the Combined Company — Regulatory Environment — State Regulation — Regulatory Conditions to the Merger.”

The combined company may not be able to complete successfully the integration of Spinco or other businesses that FairPoint has previously acquired or successfully integrate any businesses that the combined company might acquire in the future. If the combined company fails to do so, or if the combined company does so but at greater cost than it anticipated, its business, financial condition and results of operations may be adversely affected.

A network disruption could cause delays or interruptions of service, which could cause the combined company to lose customers.

To be successful, the combined company will need to continue to provide its customers reliable service over its expanded network. Some of the risks to the combined company’s network and infrastructure include:

•	physical damage to access lines;

•	widespread power surges or outages;

•	software defects in critical systems; and

•	disruptions beyond the combined company’s control.

Disruptions may cause interruptions in service or reduced capacity for customers, either of which could cause the combined company to lose customers and incur expenses.

The combined company’s relationships with other communications companies will be material to its operations and their financial difficulties may adversely affect its future business, financial condition and results of operations.

The combined company will originate and terminate calls for long distance carriers and other interexchange carriers over its network. For that service, the combined company will receive payments for access charges. These payments represent a significant portion of FairPoint’s current revenues and are expected to be material to the business of the combined company. If these carriers go bankrupt or experience substantial financial difficulties, the combined company’s inability to then collect access charges from them could have a negative effect on the combined company’s business, financial condition and results of operations.

The combined company will depend on third parties for its provision of long distance and bandwidth services.

The combined company’s provision of long distance and bandwidth services will be dependent on underlying agreements with other carriers that will provide the combined company with transport and termination services. These agreements will be based, in part, on the combined company’s estimate of future supply and demand and may contain minimum volume commitments. If the combined company overestimates demand, it may be forced to pay for services it does not need. If the combined company underestimates demand, it may need to acquire additional capacity on a short-term basis at unfavorable prices, assuming additional capacity is available. If additional capacity is not available, the combined company will not be able to meet this demand. In addition, if the combined company cannot meet any minimum volume commitments, it may be subject to underutilization charges, termination charges, or rate increases that may adversely affect its business, financial condition and results of operations.

The combined company may not be able to maintain the necessary rights-of-way for its networks.

The combined company will be dependent on rights-of-way and other permits from railroads, utilities, state highway authorities, local governments and transit authorities to install and maintain conduit and related communications equipment for any expansion of its networks. The combined company may need to renew current rights-of-way for its network and it may not be successful in renewing these agreements on acceptable terms or at all. Some of the combined company’s agreements may be short-term, revocable at will, or subject to termination upon customary default provisions, and the combined company may not have access to existing rights-of-way after they have expired or terminated. If any of these agreements are terminated or not renewed, the combined company could be required to remove its then-existing facilities from under the streets or abandon a portion of its network. Similarly, the combined company may not be able to obtain right-of-way agreements on favorable terms, or at all, in new service areas, and, if it is unable to do so, the combined company’s ability to expand its networks could be impaired.

The combined company’s success will depend on its ability to attract and retain qualified management and other personnel.

FairPoint’s success depends, and the success of the combined company will depend, upon the talents and efforts of FairPoint’s senior management team. While FairPoint is not aware that any senior executive of FairPoint or any senior executive of the Northern New England business necessary to operate the business of the combined company has indicated an intention to leave the combined company as a result of the merger, none of the senior executives of FairPoint and the Northern New England business, with the exception of Eugene B. Johnson, FairPoint’s Chairman and Chief Executive Officer, are employed pursuant to an employment agreement. Mr. Johnson is expected to continue as the Chairman and Chief Executive Officer of the combined company. Mr. Johnson’s employment agreement expires on December 31, 2008. The loss of any member of the combined company’s senior management team, due to retirement or otherwise, and the inability to attract and retain highly qualified technical and management personnel in the future, could have a material adverse effect on the combined company’s business, financial condition and results of operations.

The combined company may face significant future liabilities or compliance costs in connection with environmental and worker health and safety matters.

The combined company’s operations and properties will be subject to federal, state and local laws and regulations relating to protection of the environment, natural resources, and worker health and safety, including laws and regulations governing the management, storage and disposal of hazardous substances, materials and wastes, and remediation of contaminated sites. Under certain environmental laws, the combined company could be held liable, jointly and severally and without regard to fault, for the costs of investigating and remediating any contamination at owned or operated properties, or for contamination arising from the disposal by the combined company or its predecessors of regulated materials at formerly owned or operated properties or at third-party waste disposal sites. In addition, the combined company could be held responsible for third-party property or personal injury claims relating to any such contamination or relating to any violations of environmental laws. Changes in existing laws or regulations, future acquisitions of businesses or any newly discovered information could require the combined company to incur substantial costs in the future relating to these matters.

The combined company will be exposed to risks relating to evaluations of controls required by Section 404 of the Sarbanes-Oxley Act.

As a public reporting company, the combined company will be required to comply with the Sarbanes-Oxley Act and the related rules and regulations of the Securities and Exchange Commission, including expanded disclosures and accelerated reporting requirements. If management of the combined company identifies one or more material weaknesses in internal control over financial reporting in the future in accordance with the annual assessment required by the Sarbanes-Oxley Act, the combined company will be unable to assert that its internal control is effective. FairPoint identified a material weakness in its internal controls over financial reporting as of December 31, 2007. See “— FairPoint identified a material weakness in its internal controls over financial reporting as of December 31, 2007. If the combined company fails to remedy this material weakness, such failure could result in material misstatements in the combined company’s financial statements, cause investors to lose confidence in its reported financial information and have a negative effect on the trading price of its common stock.”

In addition, the combined company will begin evaluating its internal control systems with respect to the Spinco business to allow management to report on, and the combined company’s independent auditors to attest to, the internal controls of the Spinco business as required by Section 404 of the Sarbanes-Oxley Act. The combined company will be performing the systems and process evaluation and testing (and any necessary remediation) required to comply with the management certification and independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act. While it is expected that the combined company will be able to implement fully the requirements relating to internal controls and all other aspects of Section 404 with respect to the Spinco business for the year ending December 31, 2009. Due to the magnitude of the merger and the new processes and controls being developed in conjunction with the integration of the Spinco business, the combined company may not be able to successfully perform this assessment for the year ending December 31, 2009.

If the combined company is not able to implement the requirements of Section 404 with respect to the Spinco business in a timely manner or with adequate compliance or if the combined company is otherwise unable to assert that its internal control over financial reporting is effective for any fiscal year, the combined company might be subject to sanctions or investigation by regulatory authorities.

FairPoint identified a material weakness in its internal controls over financial reporting as of December 31, 2007. If FairPoint or the combined company fails to remedy this material weakness, that failure could result in material misstatements in the combined company’s financial statements, cause investors to lose confidence in its reported financial information and have a negative effect on the trading price of its common stock.

Section 404 of the Sarbanes-Oxley Act requires FairPoint’s management, and will require the combined company’s management, to make an assessment of the design and operating effectiveness of its disclosure controls and procedures. Standards established by the Public Company Accounting Oversight Board define a material weakness in these disclosure controls and procedures as a deficiency in internal control over financial reporting that results in a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis. FairPoint concluded that the following material weakness in its internal controls over financial reporting existed as of December 31, 2007:

•	FairPoint’s management oversight and review procedures designed to monitor the effectiveness of control activities in FairPoint’s northern New England division, which was formed in 2007 to handle transactions related to the merger, were ineffective. As a result, errors existed in capitalized software costs, operating expenses, accounts receivable, prepaid expenses, accounts payable and accrued expenses in FairPoint’s preliminary 2007 consolidated financial statements.

If the combined company fails to remedy this material weakness, that failure could result in material misstatements in its financial statements, cause investors to lose confidence in its reported financial information and have a negative effect on the trading price of its common stock.

Risks Relating to the Combined Company’s Regulatory Environment

The combined company will be subject to significant regulations that could change in a manner adverse to the combined company.

The combined company will operate in a heavily regulated industry. Laws and regulations applicable to the combined company and its competitors may be, and have been, challenged in the courts, and could be changed by the U.S. Congress or regulators. In addition, the following factors could have a significant impact on the combined company:

Risk of loss or reduction of network access revenues.  A portion of the combined company’s revenues comes from network access charges, which will be paid to the combined company by intrastate and interstate long distance carriers for originating and terminating calls in the regions served and for providing special access services which connect interexchange third–party private line carriers to their end users in its service areas. In recent years, several long distance carriers have declared bankruptcy. Future declarations of bankruptcy by a carrier that utilizes the combined company’s access services could negatively affect the combined company’s business, financial condition and results of operations.

The amount of access charge revenues that FairPoint and the Northern New England business currently receive is based on rates set by federal and state regulatory bodies, and those rates could change in the future. See “Description of the Business of the Combined Company — Regulatory Environment — Federal Regulation; Interstate Access Charges.” Further, from time to time federal and state regulatory bodies conduct rate cases, “earnings” reviews, or make adjustments to price cap formulas that may result in rate changes. In addition, reforms of the federal and state access charge systems, combined with the development of competition, have caused the aggregate amount of access charges paid by long-distance carriers to decrease. See “Description of the Business of the Combined Company — Regulatory Environment — Federal Regulation; Interstate Access Charges.” If any of the currently proposed reforms were adopted by the FCC it would likely involve significant changes in the access charge system and, if not offset by a revenue replacement mechanism, could potentially result in a significant decrease in or elimination of access charges. Decreases in or loss of access charges may or may not result in offsetting increases in local, subscriber line or universal service support revenues. Regulatory developments of this type could adversely affect the combined company’s business, financial condition and results of operations.

Risk of loss or reduction of Universal Service Fund support.  FairPoint and the Northern New England business currently receive, and the combined company is expected to continue to receive, federal universal service support, referred to as the Universal Service Fund, and in some cases, state universal service support, to support the operations in high-cost areas. These federal revenues include universal service support payments for local switching support, interstate common line support, or interstate access support. High-cost support for the non-rural and rural operations of the combined company is determined pursuant to different methodologies, aspects of which are now under review. See “Description of the Business of the Combined Company — Regulatory Environment — Federal Regulation; Universal Service Support.” Any changes to the existing rules could reduce the Universal Service Fund revenues received by the combined company. Corresponding changes in state universal service support could likewise have a negative effect on the revenues received by the combined company.

Further, the total payments from the Universal Service Fund to the combined company’s rural operations will fluctuate based upon its rural company average cost per loop compared to the national average cost per loop and are likely to decline based on historical trends. See “Description of the Business of the Combined Company — Regulatory Environment — Federal Regulation; Universal Service Support.” The combined company will also receive other Universal Service Fund support payments including Interstate Access Support in all three of its price cap study areas (Maine, New Hampshire, and Vermont) and Interstate Common Line Support in its rate-of-return study areas. If the combined company is unable to receive such support, or if that support is reduced, many of the operations of the Northern New England business would be unable to operate as profitably as they have historically. Moreover, if the combined company raises prices for services to offset these losses of Universal Service Fund payments, the increased pricing of its services may disadvantage the combined company competitively in the marketplace, resulting in additional potential revenue loss. Furthermore, any changes in the FCC’s rules governing the distribution of such support or the manner in which entities contribute to the Universal Service Fund could have a material adverse effect on the combined company’s business, financial condition and results of operations. See “Description of the Business of the Combined Company — Regulatory Environment — Federal Regulation; Universal Service Support.”

Risk of loss of statutory exemption from burdensome interconnection rules imposed on incumbent local exchange carriers.  The rural local exchange carriers currently operated by FairPoint are exempt from the 1996 Act’s more burdensome requirements governing the rights of competitors to interconnect to incumbent local exchange carrier networks and to utilize discrete network elements of the incumbent’s network at favorable rates. To the extent state regulators decide that it is in the public interest to extend some or all of these requirements to the combined company’s rural local exchange carriers, the combined company would be required to provide unbundled network elements to competitors in its rural telephone company areas. As a result, more competitors could enter FairPoint’s traditional telephone markets than are currently expected, which could have a material adverse effect on the combined company’s business, financial condition and results of operations.

Risks posed by costs of regulatory compliance.  Regulations create significant compliance costs for FairPoint and are expected to continue to do so with respect to the combined company. Subsidiaries that provide intrastate services are generally subject to certification, tariff filing and other ongoing regulatory requirements by state regulators. FairPoint’s access services are currently provided in accordance with tariffs filed with the FCC and state regulatory authorities. Challenges in the future to the combined company’s tariffs by regulators or third parties or delays in obtaining certifications and regulatory approvals could cause the combined company to incur substantial legal and administrative expenses, and, if successful, these challenges could adversely affect the rates that the combined company is able to charge its customers.

In addition, the non-rural operations of the combined company will be subject to regulations not applicable to the rural operations, including but not limited to requirements relating to interconnection, the provision of unbundled network elements, and the other market-opening obligations set forth in the 1996 Act. In approving the transfer of authorizations to the combined company, the FCC determined that the combined company would be considered a Bell Operating Company following the completion of the transactions, subject to the same regulatory requirements that currently apply to the other Bell Operating Companies. The FCC also stated that the combined company would be entitled to the same regulatory relief that Verizon New England has obtained in the region. See “Description of Business of the Combined Company — Regulatory Environment — Federal Regulation” for a description of these requirements. Any changes made in connection with these obligations could have a material adverse effect on the combined company’s business, financial condition and results of operations. Moreover, FairPoint cannot predict the precise manner in which the FCC will apply the Bell Operating Company regulatory framework to the combined company.

State regulators have also imposed conditions on their approval of the transactions that could adversely affect the business, financial condition or results of operations of the combined company. See “The Transactions — Regulatory Approvals — Telecommunications Regulatory Approvals.”

The combined company’s business also may be affected by legislation and regulation imposing new or greater obligations related to assisting law enforcement, bolstering homeland security, minimizing environmental impacts, protecting customer privacy or addressing other issues that affect the combined company’s business. For example, existing provisions of the Communications Assistance for Law Enforcement Act and FCC regulations implementing that legislation require communications carriers to ensure that their equipment, facilities, and services are able to facilitate authorized electronic surveillance. FairPoint cannot predict whether or to what extent the FCC might modify its Communications Assistance for Law Enforcement Act rules or any other rules or what compliance with those new rules might cost. Similarly, FairPoint cannot predict whether or to what extent federal or state legislators or regulators might impose new security, environmental or other obligations on its business.

For a more thorough discussion of the regulatory issues that may affect the combined company’s business, see “Description of the Business of the Combined Company — Regulatory Environment.”

Risk of losses from rate reduction.  FairPoint’s local exchange companies that operate pursuant to intrastate rate of return regulation are subject to state regulatory authority over their intrastate telecommunications service rates. State review of these rates could lead to rate reductions, which in turn could have a material adverse effect on the combined company’s business, financial condition and results of operations.

Regulatory changes in the communications industry could adversely affect the combined company’s business by facilitating greater competition, reducing potential revenues or raising its costs.

The 1996 Act provides for significant changes and increased competition in the communications industry, including competition for local communications and long distance services. This statute and the FCC’s implementing regulations could be submitted for judicial review or affected by future rulings of the FCC, thus making it difficult to predict whether the legislation will have a material adverse effect on the combined company’s business, financial condition and results of operations and its competitors. Several regulatory and judicial proceedings have concluded, are underway or may soon be commenced, that address issues affecting FairPoint’s current operations and those of its competitors. FairPoint cannot predict the outcome of these developments, nor can it assure that these changes will not have a material adverse effect on the combined company or its industry.

Risks Relating to Investing in or Holding the Combined Company’s Common Stock

The price of the combined company’s common stock may fluctuate substantially. Fluctuations in the combined company’s common stock price after the merger could negatively affect holders of the common stock of the combined company, including Verizon stockholders receiving shares of FairPoint common stock in connection with the merger.

The market price of the combined company’s common stock may fluctuate widely as a result of various factors, such as period-to-period fluctuations in its operating results, the volume of sales of its common stock, developments in the communications industry, the failure of securities analysts to cover the common stock or changes in financial estimates by analysts, competitive factors, regulatory developments, economic and other external factors, general market conditions and market conditions affecting the stock of communications companies in particular. Communications companies have in the past experienced extreme volatility in the trading prices and volumes of their securities, which has often been unrelated to operating performance. High levels of market volatility may have a significant adverse effect on the market price of the combined company’s common stock. In addition, in the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock prices. This type of litigation could result in substantial costs and divert management’s attention and resources.

FairPoint’s certificate of incorporation and by-laws, which will be the certificate of incorporation and by-laws of the combined company following the merger, and several other factors could limit another party’s ability to acquire the combined company and deprive its investors of the opportunity to obtain a takeover premium for their securities.

A number of provisions in FairPoint’s current certificate of incorporation and by-laws make it difficult for another company to acquire FairPoint and for FairPoint stockholders to receive any related takeover premium for their securities. Because FairPoint is not amending its certificate of incorporation and by-laws in connection with the merger, these provisions will continue to apply to the combined company following the merger. For example, FairPoint’s certificate of incorporation provides that certain provisions of its certificate of incorporation can only be amended by an affirmative vote of two-thirds or more in voting power of all the outstanding shares of capital stock, that stockholders generally may not act by written consent, and only stockholders representing at least 50% in voting power may request that the board of directors call a special meeting. FairPoint’s certificate of incorporation provides for a classified board of directors and authorizes the issuance of preferred stock without stockholder approval and upon such terms as the board of directors may determine. The rights of the holders of shares of the combined company’s common stock will be subject to, and may be adversely affected by, the rights of holders of any class or series of preferred stock that may be issued in the future. See “Description of Capital Stock of FairPoint and The Combined Company — Anti-Takeover Effects of Various Provisions of Delaware Law and FairPoint’s Certificate of Incorporation and By-laws.”

In addition, the tax sharing agreement may limit another party’s ability to acquire the combined company. See “Additional Agreements Between FairPoint, Verizon and Their Affiliates — Tax Sharing Agreement.”

The combined company may, under certain circumstances, suspend the rights of stock ownership, the exercise of which would result in any inconsistency with, or violation of, any applicable communications law.

FairPoint’s certificate of incorporation, which will be the certificate of incorporation of the combined company following the merger, provides that so long as it holds any authorization, license, permit, order, filing or consent from the FCC or any state regulatory commission having jurisdiction over FairPoint, FairPoint will have the right to request certain information from its stockholders. If any stockholder from whom such information is requested fails to respond to such a request, or if the combined company concludes that the ownership of, or the existence or exercise of any rights of stock ownership with respect to, shares of the combined company’s capital stock by that stockholder, could result in any inconsistency with, or violation of, any applicable communications law, the combined company may suspend those rights of stock ownership the existence or exercise of which would result in any inconsistency with, or violation of, any applicable communications law, and the combined company may exercise any appropriate remedy, at law or in equity, in any court of competent jurisdiction, against any stockholder, with a view towards obtaining such information or preventing or curing any situation which would cause an inconsistency with, or violation of, any provision of any applicable communications law.

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

Some statements in this information statement/prospectus are known as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, referred to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act. Forward-looking statements may relate to, among other things:

•	future performance generally, and of the combined company in particular;

•	material adverse changes in economic and industry conditions and labor matters, including workforce levels and labor negotiations, and any resulting financial or operational impact, in the markets served by FairPoint currently and by the combined company after the merger;

•	FairPoint’s dividend policy and expectations regarding dividend payments, both before and after the merger;

•	restrictions imposed by the agreements governing the combined company’s indebtedness;

•	anticipated cost savings and synergies from the merger;

•	anticipated business development activities and future capital expenditures;

•	financing sources and availability, and future interest expense;

•	availability of net operating loss carryforwards to offset anticipated tax liabilities;

•	material technological developments and changes in the communications industry, including disruption of FairPoint’s or the combined company’s suppliers’ provisioning of critical products or services;

•	use by customers of alternative technologies;

•	availability and levels of regulatory support payments;

•	the effects of regulation and competition on the markets currently served by FairPoint and Spinco;

•	changes in accounting assumptions that regulatory agencies, including the Securities and Exchange Commission, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; and

•	restrictions and additional obligations imposed by federal and state regulators as conditions to approvals needed to complete the spin-off and merger.

These forward-looking statements include, but are not limited to, statements about FairPoint’s or the combined company’s plans, objectives, expectations and intentions and other statements contained in this information statement/prospectus that are not historical facts. When used in this information statement/prospectus, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward looking statements, including plans, objectives, expectations and intentions of FairPoint and the combined company and other factors discussed under “Risk Factors” and other parts of this information statement/prospectus. FairPoint stockholders and Verizon stockholders should not place undue reliance on forward looking-statements, which are based on the information currently available to FairPoint and speak only as of the date on which this information statement/prospectus was filed with the Securities and Exchange Commission. FairPoint undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

THE TRANSACTIONS

General

On January 16, 2007, Verizon and FairPoint announced that they had entered into a transaction providing for the spin-off of Verizon’s local exchange business in Maine, New Hampshire and Vermont and the merger of this business with and into FairPoint. In order to effect the spin-off and merger, Verizon, Spinco and FairPoint entered into a number of agreements, including the merger agreement and the distribution agreement. These agreements, which are described in greater detail in this information statement/prospectus, provide for (i) the contribution to Spinco of specified assets and liabilities of the local exchange business of Verizon New England in Maine, New Hampshire and Vermont and the customers of the Verizon Group’s related long distance and Internet service provider businesses in those states in exchange for Spinco common stock and $1.7 billion in the form of a special cash payment to the Verizon Group and the issuance by Spinco to the Verizon Group of the Spinco securities, (ii) the distribution of all of the shares of capital stock of Spinco to the distribution agent to be held collectively for the benefit of Verizon stockholders, (iii) the merger of Spinco with and into FairPoint, with FairPoint continuing as the combined company and (iv) the conversion of shares of Spinco common stock into shares of FairPoint common stock and the payment of cash in lieu of fractional shares. In addition to the contribution, the Verizon Group will contribute approximately $316 million in cash to Spinco prior to the spin-off.

Transaction Timeline

Below is a step-by-step list illustrating the sequence of material events relating to the spin-off of Spinco and merger of Spinco and FairPoint. Each of these events is discussed in more detail elsewhere in this information statement/prospectus. Verizon and FairPoint anticipate that the steps will occur in the following order:

Step 1 — The Verizon Group will engage in a series of restructuring transactions to effect the transfer to Spinco and entities (including a special purpose entity formed for holding Vermont property) that will become Spinco’s subsidiaries of (i) specified assets and liabilities associated with the local exchange business of Verizon New England in Maine, New Hampshire and Vermont and (ii) the customers of the Verizon Group’s related long distance and Internet service provider businesses in those states.

Step 2 — Spinco will incur indebtedness to make a special cash payment to the Verizon Group in an amount not to exceed the Verizon Group’s estimate of the tax basis of the assets transferred to Spinco. Verizon anticipates that the tax basis in the assets transferred to Spinco will be less than $1.7 billion.

Step 3 — The Verizon Group will contribute approximately $316 million in cash to Spinco.

Step 4 — The Verizon Group will contribute certain of the assets described above in Step 1 and all of the direct or indirect equity interests in the entities that will become Spinco subsidiaries to Spinco in exchange for (i) additional shares of Spinco common stock to be distributed to the distribution agent for the benefit of Verizon stockholders in the spin-off, (ii) the special cash payment to the Verizon Group described in Step 2 above, and (iii) the issuance to the Verizon Group of the Spinco securities having a principal amount equal to $1.7 billion less the amount of the special cash payment.

Step 5 — The Verizon Group will then spin off Spinco by distributing all of the shares of Spinco common stock to the distribution agent to be held collectively for the benefit of Verizon stockholders.

Step 6 — The Verizon Group will be permitted to exchange the Spinco securities received from Spinco for debt obligations of the Verizon Group or otherwise transfer those debt securities to stockholders or creditors of the Verizon Group.

Step 7 — Spinco will merge with and into FairPoint and shares of Spinco common stock held by the distribution agent will be converted into that number of shares of FairPoint common stock that Verizon stockholders will be entitled to receive in the merger.

Step 8 — The distribution agent will distribute shares of FairPoint common stock and cash in lieu of fractional shares to Verizon stockholders in accordance with the terms of the merger agreement.

Step 9 — The combined company will use $235.5 million of the required capital contribution, as well as borrowings under FairPoint’s new credit facility, to repay outstanding indebtedness under FairPoint’s existing credit facility.

The Spin-Off

As part of the spin-off, the Verizon Group will engage in a series of preliminary restructuring transactions to effect the transfer to Spinco and entities (including a special purpose entity formed for holding Vermont property) that will become Spinco’s subsidiaries of specified assets and liabilities relating to the local exchange business of Verizon New England in Maine, New Hampshire and Vermont and the customers of the Verizon Group’s related long distance and Internet service provider businesses in those states. In connection with these preliminary restructuring transactions, and immediately prior to the effective time of the merger, the Verizon Group will contribute certain of those assets and all of the direct or indirect equity interests of those entities, and approximately $316 million in cash, to Spinco in exchange for:

•	the issuance of additional shares of Spinco common stock,

•	a special cash payment to the Verizon Group in an amount not to exceed the Verizon Group’s estimate of the tax basis of the assets transferred to Spinco (which Verizon anticipates will be less than $1.7 billion), and

•	the issuance by Spinco to the Verizon Group of the Spinco securities having a principal amount equal to $1.7 billion less the amount of the special cash payment to the Verizon Group.

As a result of the transactions, the Verizon Group will receive $1.7 billion in the aggregate of cash and principal amount of Spinco securities. This amount was determined in the negotiations between Verizon and FairPoint regarding the overall valuation of the transaction. The Verizon Group will be permitted to use the special cash payment to repay debt, repurchase stock, or pay dividends, and will be permitted to exchange the Spinco securities for debt obligations of the Verizon Group or transfer the Spinco securities to stockholders or creditors of the Verizon Group.

Prior to the distribution, Spinco will consummate certain financing transactions pursuant to which it will incur $1.7 billion in indebtedness through (1) financing the special cash payment to the Verizon Group referred to above and (2) issuing the Spinco securities to the Verizon Group. For a more complete discussion of the financing of the combined company, see “Financing of the Combined Company.”

After the contribution and immediately prior to the merger, Verizon will spin off Spinco by distributing all of the shares of Spinco common stock to the distribution agent to be held collectively for the benefit of Verizon stockholders. The shares of Spinco common stock will be immediately converted into the number of shares of FairPoint common stock Verizon stockholders will be entitled to receive in the merger. The distribution agent will then distribute to Verizon stockholders shares of FairPoint common stock and cash in lieu of fractional shares on a pro rata basis.

The Merger

In the merger, Spinco will merge with and into FairPoint in accordance with the terms of the merger agreement. FairPoint will survive the merger as a standalone company and will hold and conduct the combined business operations of FairPoint and Spinco.

Verizon stockholders will be entitled to receive a number of shares of common stock of FairPoint, as the surviving corporation, to be determined based on the calculation set forth below under “— Calculation of Merger Consideration.” Holders of Verizon common stock will not be required to pay for the shares of FairPoint common stock they receive and will also retain all of their shares of Verizon common stock. Existing shares of FairPoint common stock will remain outstanding.

By virtue of the merger, the combined company will assume $1.7 billion of debt incurred by Spinco in connection with the issuance of the Spinco securities and the special cash payment. In addition, the combined company will refinance all borrowings (plus related premiums) outstanding under FairPoint’s existing credit facility and certain other indebtedness, which borrowings totaled $625 million as of December 31, 2007, with borrowings from its new credit facility and the application of $235.5 million of the required capital contribution. The amount assumed by the combined company in connection with the issuance of the Spinco securities, the borrowings under the new credit facility and certain expenses related to the spin-off, merger and financing transactions, will result in the combined company having approximately $2.2 billion in total debt immediately following completion of the merger. However, the amount of indebtedness of the combined company immediately following completion of the merger is subject to change.

Calculation of Merger Consideration

The merger agreement provides that FairPoint will issue in the aggregate to holders of Verizon common stock a number of shares of FairPoint common stock equal to (a) the number of shares of FairPoint common stock outstanding on a fully diluted basis (excluding treasury stock, certain specified options, restricted stock units, restricted units and certain restricted shares outstanding as of the date of the merger agreement) as of the effective time of the merger multiplied by (b) 1.5266. The product of this equation is referred to as the aggregate merger consideration. Pursuant to the distribution agreement, Verizon will distribute the shares of Spinco common stock to the distribution agent for the benefit of Verizon stockholders. Each share of Spinco common stock held by the distribution agent will be converted into the right to receive a number of shares of FairPoint common stock equal to (x) the aggregate merger consideration, divided by (y) the number of shares of Spinco common stock outstanding as of the effective time of the merger. The product of this equation is referred to as the per share merger consideration. Neither the aggregate merger consideration nor the per share merger consideration is subject to adjustment.

It is presently estimated, on the basis of the assumptions described below, that FairPoint will issue in the aggregate 53,760,623 shares of common stock to Verizon stockholders pursuant to the merger agreement, or approximately 0.0188 shares of FairPoint common stock (subject to variation as a result of FairPoint’s issuance of shares of its common stock pursuant to compensatory equity grants or otherwise prior to the effective time of the merger) for each share of Verizon common stock outstanding as of March 7, 2008, the record date for the spin-off (together with any shares of Verizon common stock issued pursuant to the exercise of Verizon employee stock options between the record date for the spin-off and the date of the spin-off). Given that these amounts will be calculated based on the number of shares of Verizon common stock outstanding as of the record date for the spin-off (together with any shares of Verizon common stock issued pursuant to the exercise of Verizon employee stock options between the record date for the spin-off and the date of the spin-off) and shares of FairPoint common stock at the effective time of the merger (excluding treasury stock, certain specified options, restricted stock units, restricted units and certain restricted shares outstanding as of the date of the merger agreement), the actual number of shares of FairPoint common stock to be issued will not be determined until the effective time of the merger. FairPoint does not expect the estimated number of shares of FairPoint common stock to change significantly as FairPoint currently has no plans to issue any shares of its common stock or options to purchase common stock prior to the effective time of the merger. In any event, the calculation of the merger consideration set forth in the merger agreement is structured so that, regardless of the number of shares of FairPoint common stock and shares of Spinco common stock outstanding immediately prior to the effective time of the merger, when the merger is completed, prior to the elimination of fractional shares, Verizon stockholders will collectively own approximately 60%, and FairPoint stockholders immediately prior to the effective time of the merger will collectively own approximately 40%, of the shares of common stock of FairPoint following the merger on a fully diluted basis (excluding treasury stock, certain specified options, restricted stock units, restricted units and certain restricted shares outstanding as of the date of the merger agreement).

These percentages have been calculated prior to the elimination of fractional shares in the merger. This elimination will result in a lower percentage ownership of the combined company by Verizon stockholders.

Based on the closing price of FairPoint common stock on February 21, 2008 of $9.93, as reported by the New York Stock Exchange, the approximate value Verizon stockholders will receive in the merger will equal $18.66 per 100 shares of Verizon common stock they own on March 7, 2008, the record date for the spin-off. However, any change in the market value of FairPoint common stock prior to the effective time of the merger or the number of shares of Verizon common stock outstanding prior to March 7, 2008 (together with any shares of Verizon common stock issued pursuant to the exercise of Verizon employee stock options between March 7, 2008 and the date of the spin-off) will cause the estimated per share value Verizon stockholders will receive in the merger to change.

The following illustration sets forth the manner in which these estimated amounts were calculated: For purposes of this calculation only, it is assumed that the effective time of the merger occurred on February 21, 2008. On February 21, 2008 there were 2,861,155,699 shares of Verizon common stock outstanding and 35,215,920 fully diluted shares of FairPoint common stock outstanding.

Step 1:  Calculate the aggregate merger consideration.  The merger agreement provides that FairPoint will issue to holders of Verizon common stock a number of shares of FairPoint common stock equal to the number of shares of FairPoint common stock outstanding, on a fully diluted basis (excluding treasury stock, certain specified options, restricted stock units, restricted units and certain restricted shares outstanding as of the date of the merger agreement) as of the effective time of the merger multiplied by 1.5266. To determine the aggregate merger consideration based on the 35,215,920 shares of FairPoint common stock outstanding as of February 21, 2008 on a fully diluted basis (excluding treasury stock, certain specified options, restricted stock units and certain restricted shares outstanding as of the date of the merger agreement), FairPoint must multiply 35,215,920 by 1.5266, which equals 53,760,623 shares.

Step 2:  Determine the number of shares of Spinco common stock outstanding.  Pursuant to the distribution agreement Verizon and Spinco have determined that one share of Spinco common stock will be issued for each share of Verizon common stock outstanding on the record date for the spin-off (together with any shares of Verizon common stock issued pursuant to the exercise of Verizon employee stock options between the record date for the spin-off and the date of the spin-off). Assuming for purposes of this illustration only that 2,861,155,699 shares of Verizon common stock will be outstanding as of that date and assuming that no shares of Verizon common stock will be issued pursuant to the exercise of Verizon employee stock options between the record date for the spin-off and the date of the spin-off, there will be 2,861,155,699 shares of Spinco common stock outstanding as of the effective time of the merger.

Step 3:  Calculate the per share merger consideration.  The merger agreement provides that each share of Spinco common stock will be converted into the right to receive a number of shares of FairPoint common stock equal to the aggregate merger consideration, divided by the number of shares of Spinco common stock outstanding as of the effective time of the merger. In this illustration the aggregate merger consideration equals $533,842,986 and the number of shares of Spinco common stock outstanding as of the effective time of the merger is 2,861,155,699. As a result, to determine the per share merger consideration, FairPoint must divide $533,842,986 by 2,861,155,699, which equals approximately $0.1866.

Based on the foregoing, it is currently estimated that each Verizon stockholder will receive one share of FairPoint common stock in exchange for each 53.2203 shares of Verizon common stock held by that stockholder on the record date for the spin-off and that FairPoint will be obligated to issue in the aggregate 53,760,623 shares of FairPoint common stock to Verizon stockholders. Prior to the elimination of fractional shares, this issuance would result in Verizon stockholders collectively owning approximately 60%, and FairPoint stockholders immediately prior to the merger collectively owning approximately 40%, of the shares of common stock of FairPoint following the merger on a fully diluted basis (excluding treasury stock, certain specified options, restricted stock units, restricted units and certain restricted shares outstanding as of the date of the merger agreement).

The following table sets forth the values used in the above calculation:

FairPoint Common Stock	Spinco Common Stock	Aggregate Merger	Approximate per Share
Outstanding (Fully Diluted)	Outstanding	Consideration	Merger Consideration

35,215,920	2,861,155,699	$533,842,986	$0.1866

Although the actual number of shares of FairPoint common stock outstanding as of the effective time of the merger on a fully diluted basis may differ from the number of shares outstanding as of February 21, 2008 (as set forth in the above illustration), FairPoint has no plans to issue any shares of its common stock or options to purchase shares of FairPoint common stock prior to the effective time of the merger. Any change in the number of shares outstanding will cause the aggregate merger consideration to differ from that set forth in the above illustration. In addition, the actual number of shares of Spinco common stock distributed to Verizon stockholders may differ from the number set forth in the above illustration as a result of the issuance or repurchase of shares of Verizon common stock prior to the record date for the spin-off or the issuance of shares of Verizon common stock pursuant to the exercise of Verizon employee stock options between the record date for the spin-off and the date of the spin-off. Any change in the number of shares of Spinco common stock distributed will cause the per share merger consideration to change. However, the calculation of the merger consideration is structured so that following completion of the merger and prior to the elimination of fractional shares, Verizon stockholders will collectively own approximately 60%, and FairPoint stockholders will collectively own approximately 40%, of the shares of common stock of the combined company following the merger on a fully-diluted basis (excluding treasury stock, certain specified options, restricted stock units, restricted units and certain restricted shares outstanding as of the date of the merger agreement) notwithstanding these issuances. Each Verizon stockholder will receive a taxable cash payment in lieu of any fractional share of FairPoint common stock to which he or she would otherwise be entitled. See “Material United States Federal Income Tax Consequences of the Spin-Off and the Merger — The Merger.”

Please read carefully the merger agreement and the amendments to the merger agreement which are attached as Annexes A-1 through A-6 to this information statement/prospectus and incorporated herein by reference, because they set forth the terms of the merger and the distribution of shares of FairPoint common stock to Verizon stockholders.

Trading Markets

Verizon Common Stock

It is currently expected that beginning on March 5, 2008, and continuing through the closing date of the merger (or the previous business day, if the merger closes before the opening of trading in Verizon common stock and FairPoint common stock on the New York Stock Exchange on the closing date), there will be two markets in Verizon common stock on the New York Stock Exchange: a “regular way” market and an “ex-distribution” market.

•	If a Verizon stockholder sells shares of Verizon common stock in the “regular way” market under the symbol “VZ” during this time period, that Verizon stockholder will be selling both his or her shares of Verizon common stock and the right (represented by a “due-bill”) to receive shares of Spinco common stock that will be converted into shares of FairPoint common stock, and cash in lieu of fractional shares (if any), at the closing of the merger. Verizon stockholders should consult their brokers before selling their shares of Verizon common stock in the “regular way” market during this time period to be sure they understand the effect of the New York Stock Exchange “due-bill” procedures. The “due-bill” process is not managed, operated or controlled by Verizon.

•	If a Verizon stockholder sells shares of Verizon common stock in the “ex-distribution” market during this time period, that Verizon stockholder will be selling only his or her shares of Verizon common stock, and will retain the right to receive shares of Spinco common stock that will be converted into shares of FairPoint common stock, and cash in lieu of fractional shares (if any), at the closing of the merger. It is currently expected that “ex-distribution” trades of Verizon common stock will settle within three business days after the closing date of the merger and that if the merger is not completed all trades in this “ex-distribution” market will be cancelled.

After the closing date of the merger, shares of Verizon common stock will no longer trade in this “ex-distribution” market, and shares of Verizon common stock that are sold in the “regular way” market will no longer reflect the right to receive shares of Spinco common stock that will be converted into shares of FairPoint common stock, and cash in lieu of fractional shares (if any), at the closing of the merger.

FairPoint Common Stock

It is currently expected that beginning on March 5, 2008, and continuing through the closing date of the merger (or the previous business day, if the merger closes before the opening of trading in Verizon common stock and FairPoint common stock on the New York Stock Exchange on the closing date), there will be two markets in FairPoint common stock on the New York Stock Exchange: a “regular way” market and a “when issued” market.

•	The “regular way” market will be the regular trading market for issued shares of FairPoint common stock under the symbol “FRP.”

•	The “when issued” market will be a market for the shares of FairPoint common stock that will be issued to Verizon stockholders at the closing of the merger. If a Verizon stockholder sells shares of FairPoint common stock in the “when issued” market during this time period, that Verizon stockholder will be selling his or her right to receive shares of Spinco common stock that will be converted into shares of FairPoint common stock at the closing of the merger. It is currently expected that “when issued” trades of FairPoint common stock will settle within three business days after the closing date of the merger and that if the merger is not completed, all trades in this “when issued” market will be cancelled. After the closing date of the merger, shares of FairPoint common stock will no longer trade in this “when issued” market.

Background of the Merger

In pursuing strategies to enhance stockholder value, FairPoint regularly considers opportunities for strategic business combinations, including acquisitions of access lines. FairPoint’s board of directors regularly has reviewed potential acquisitions identified by management. In addition to closing three transactions in 2006, FairPoint also submitted written proposals to engage in at least four other significant acquisitions.

During the summer of 2005, FairPoint asked Lehman Brothers to convey to Verizon FairPoint’s interest in acquiring rural access lines. That led to an initial meeting on September 30, 2005 between management of FairPoint and Verizon, which proposed exploring a business combination involving its wireline, long distance and Internet service provider businesses in Maine, New Hampshire and Vermont. Based on Verizon’s initial reaction, FairPoint’s management, at FairPoint’s December 14, 2005 board of directors meeting, requested and received approval to pursue further discussions with Verizon. In December 2005, FairPoint signed a non-disclosure agreement with Verizon. FairPoint may declare a dividend on its common stock to stockholders of record on the business day immediately preceding the closing date of the merger that is contingent on the closing of the merger. If FairPoint declares and pays such a contingent dividend, Verizon stockholders who receive shares of FairPoint common stock in the merger and purchasers of FairPoint common stock in the FairPoint “when issued” market will not be entitled to receive this dividend.

Following further discussions between FairPoint and Verizon, on February 13, 2006, Verizon provided FairPoint and others with an initial proposal letter, term sheet and information package for a proposed transaction involving the Northern New England business. Verizon proposed a tax-free spin-off or split-off followed by a merger, in connection with which Spinco would incur debt in an amount up to Verizon’s basis in the assets contributed to Spinco with additional debt to be incurred by Spinco in an amount to be agreed. Verizon also proposed that the combined company would assume the pension and post-retirement benefits, referred to as OPEB, obligations to the existing and retired employees of the Northern New England business, and that the pension liabilities of the combined company would be funded with respect to these existing and retired employees through the transfer of existing Verizon plan assets. The initial proposal letter and term sheet required that Verizon stockholders would own more than 50% of the combined company.

On February 20, 2006, Eugene B. Johnson, Chairman and Chief Executive Officer of FairPoint, had a conference call with John Diercksen, Executive Vice President of Corporate Development at Verizon, in which both parties expressed interest in pursuing further discussions.

At a March 15, 2006 meeting of FairPoint’s board of directors, FairPoint’s management made a presentation regarding FairPoint’s overall corporate development strategy and gave a detailed review of various strategic alternatives, including a proposed transaction with Verizon. The presentation included the following materials prepared by Lehman Brothers and Morgan Stanley in conjunction with FairPoint’s management: (i) an analysis of the Northern New England business, (ii) certain projections for the combined company, (iii) a share price sensitivity analysis and (iv) a comparable company analysis. Following the presentation, the board reconfirmed its direction to management to continue to pursue discussions with Verizon.

On March 16, 2006, FairPoint submitted to Verizon a proposal to acquire the Northern New England business. FairPoint indicated that it was interested in pursuing a spin-off and subsequent merger as proposed by Verizon. FairPoint proposed an initial leverage ratio for Spinco of 3.25 to 3.5 times earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, which would result in a leverage ratio of 3.6 to 3.7 times EBITDA for the combined company and was anticipated to permit a continuation of FairPoint’s existing dividend policy. FairPoint also proposed a valuation of Spinco at 6.5 to 7.25 times Spinco’s 2006 EBITDA. FairPoint indicated in its response that it needed additional information in order to evaluate Verizon’s proposal regarding the pension and OPEB liabilities. In addition, FairPoint proposed a sale of its 7.5% interest in the Orange County — Poughkeepsie Limited Partnership to Cellco. FairPoint planned to use the net proceeds of the sale to finance transition costs to be incurred in anticipation of or in connection with the merger.

On March 20, 2006, FairPoint engaged Lehman Brothers as a financial advisor in connection with a proposed transaction with Verizon. Subsequently, on May 19, 2006, FairPoint also engaged Morgan Stanley as a financial advisor in connection with a proposed transaction with Verizon. In connection with their role as financial advisors to FairPoint, Lehman Brothers and Morgan Stanley, among other things, reviewed certain publicly available financial and other information and reviewed certain internal analyses and financial and other information furnished to them by FairPoint. Lehman Brothers and Morgan Stanley did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to them, concerning FairPoint, Verizon, Spinco or comparable transactions, including, without limitation, any financial information, forecasts or projections furnished to them. Neither Lehman Brothers nor Morgan Stanley rendered a fairness opinion with respect to the transaction, and neither expressed any opinion as to the merits of the underlying decision by FairPoint to engage in the transaction. If the merger is completed, Lehman Brothers will receive $10 million and, in FairPoint’s sole discretion, is eligible to receive an additional $5 million, as compensation for its financial advisory services. If the merger is completed, FairPoint will determine whether to pay Lehman Brothers all or a portion of the additional $5 million based on FairPoint’s evaluation of Lehman Brothers’ contributions during the negotiation phase of the transaction as well as the assistance Lehman Brothers renders during the period between signing and closing. If the merger is completed, Morgan Stanley will receive $5 million as compensation for its financial advisory services.

On April 20, 2006, FairPoint submitted a revised proposal based on its review of additional information provided by Verizon to FairPoint. FairPoint proposed, among other things, a capital structure for Spinco which included $1.7 billion of debt. FairPoint also proposed that the pension and OPEB obligations with respect to active employees of the Northern New England business covered by collective bargaining agreements could be transferred to the combined company on a fully-funded basis, subject to further due diligence, and that the pension and OPEB obligations for management employees of the Northern New England business would be retained by Verizon. FairPoint also proposed that Verizon stockholders would own not less than 70% of the combined company. FairPoint indicated that an acceptable transition services agreement would be required.

On May 25, 2006, Verizon sent to FairPoint a proposed term sheet which, among other terms, provided that Spinco would be capitalized with $1.7 billion of debt consisting of newly incurred bank debt and newly issued Spinco securities. The term sheet indicated that the combined company would create pension plans which mirror the Verizon pension plans that cover the active employees and retirees of the Northern New England business to cover those active employees and retirees following the merger. Verizon proposed that the combined company would assume the pension liabilities for current employees and retirees of the Northern New England business and receive a transfer of assets from the Verizon pension plans. Furthermore, the term sheet included a requirement that the combined company would assume OPEB liabilities for current employees and retirees of the Northern New England business. Verizon indicated that no OPEB assets would be transferred to the combined company to satisfy OPEB liabilities. Verizon proposed that Verizon stockholders would own 75% of the combined company.

On June 1, 2006, Verizon sent to FairPoint a revised term sheet, which included a proposed requirement that FairPoint assume certain significant retiree pension and other obligations.

FairPoint responded in a letter the following day that it was willing to proceed with negotiations based on that term sheet. FairPoint proposed that Verizon stockholders would own a minimum of 70% of the combined company, assuming that the combined company would assume OPEB liabilities for current employees and retirees of the Northern New England business.

On June 21, 2006, FairPoint’s management made a presentation to FairPoint’s board of directors that included materials prepared by Lehman Brothers and Morgan Stanley in conjunction with FairPoint’s management. These materials included: (i) a pro forma capitalization and free cash flow analysis assuming a certain price for the Spinco business; (ii) a comparison of the ownership split that would result from various scenarios of price and dividend payout ratios; and (iii) an analysis of the pro forma valuation of FairPoint in various scenarios of trading multiples, payout ratios and dividend yield. At this meeting, FairPoint’s board of directors discussed how to respond to the Verizon term sheet. On June 26, 2006, Verizon made a management presentation to FairPoint in Boston, Massachusetts covering financial and operating aspects of the Northern New England business.

From June 27 to June 29, 2006, FairPoint’s working team and its financial advisors and attorneys conducted due diligence in Verizon’s data room in Dallas, Texas.

On July 5, 2006, FairPoint’s management made a presentation to FairPoint’s board of directors that included materials prepared by Lehman Brothers and Morgan Stanley in conjunction with FairPoint’s management. These materials included an analysis of the effect of the ownership split on the dividend payout ratio and an updated free cash flow analysis.

On July 12, 2006, FairPoint gave a management presentation to Verizon and its financial advisor, Merrill Lynch, Pierce Fenner & Smith Incorporated, referred to as Merrill Lynch, covering financial and operational aspects of FairPoint’s business in Charlotte, North Carolina.

On July 26, 2006, FairPoint’s management made a presentation to FairPoint’s board of directors that included materials prepared by Lehman Brothers and Morgan Stanley in conjunction with FairPoint’s management. These materials included a five point rationale for the transaction, including:

•	Scale and scope;

•	Improved revenue mix;

•	Value creation opportunity;

•	Improved financial condition; and

•	Regional concentration.

In addition, the materials included summary data on the Spinco business and ranges of values for the Spinco business using various valuation methodologies such as discounted cash flow analysis, precedent transactions and trading comparable. The financial advisors and FairPoint’s management also analyzed the effect of various ownership splits on the dividend capacity of the combined company and calculated various common industry metrics in relation to the transaction based on various prices for the merger, including price per access line, price to EBITDA ratio (with and without the benefit of synergies) and price to free cash flow ratio. The price scenarios also reflected the resulting ownership split. Finally, the materials prepared by the financial advisors in conjunction with FairPoint’s management included an updated analysis of free cash flow accretion and stock price accretion and reported on the investor reaction to the Valor-Alltel (Windstream) transaction announcement and the original plan for synergies in the Hawaiian Telcom acquisition of Verizon lines.

On July 31, 2006, the management of FairPoint had a conference call with representatives of Lehman Brothers and Morgan Stanley to follow up on issues raised by the board of directors regarding due diligence and transaction structure.

On September 1, 2006, FairPoint’s key managers met to discuss all aspects of the proposed transaction and its implications on FairPoint’s existing operations.

On September 11, 2006 and September 14, 2006, Eugene Johnson and John Diercksen met again in Charlotte, North Carolina to discuss the progress of due diligence and negotiate further on open issues.

On September 14, 2006, Verizon proposed that FairPoint assume at closing the OPEB liabilities for current and retired employees of the Northern New England business and that no OPEB assets would be transferred to FairPoint to satisfy the OPEB liabilities. Verizon also proposed that Verizon would receive a minimum of $2.8 billion in value for Verizon and its stockholders, comprised of $1.7 billion of debt assumed by FairPoint and the greater of $1.1 billion of FairPoint equity or a 67.5% ownership interest in the combined company. Verizon also agreed in principle to a 15-month term for a transition services agreement.

At a meeting on September 19, 2006, John Crowley, Executive Vice President and Chief Financial Officer of FairPoint, reviewed for FairPoint’s board of directors other possible acquisitions. FairPoint’s directors also received a presentation prepared by FairPoint’s management that updated the due diligence on the Spinco business and explained the effects on various estimates of key metrics, including EBITDA, free cash flow and leverage. This presentation included materials prepared by Lehman Brothers and Morgan Stanley in conjunction with FairPoint’s management, including a translation of the latest due diligence analysis into updated valuation multiples and the effect on the dividend the combined company would pay and an analysis of the higher trading price of FairPoint stock on the ownership split. In addition, the materials prepared by Lehman Brothers and Morgan Stanley in conjunction with FairPoint’s management updated the analysis of free cash flow, updated the five point rationale for the transaction referred to above and identified seven risks related to the transaction: competition, workforce, regulatory approval risk, execution risk, financial market acceptance, pension/OPEB exposure and opportunity cost. The materials prepared by Lehman Brothers and Morgan Stanley in conjunction with FairPoint’s management also calculated the transaction value based on FairPoint’s discussion with Verizon on September 11, 2006, the Verizon proposal using the then most recent FairPoint stock price and the Verizon proposal using the then 60 day average of the FairPoint stock price. These transaction values were compared to the valuation ranges of comparable companies using various valuation methodologies, such as discounted cash flow, precedent transactions and trading comparables. In addition, the materials prepared by Lehman Brothers and Morgan Stanley in conjunction with FairPoint’s management and included in management’s presentation to FairPoint’s board of directors:

•	calculated the ownership split based on the specific relative contribution of the two parties based on access lines, revenue, EBITDA and EBITDA less capital expenditures;

•	calculated the free cash flow effect of various ownership split percentages in the range between the FairPoint and Verizon proposals;

•	analyzed the free cash flow per share for FairPoint on a standalone basis, with a series of smaller hypothetical acquisitions and compared this with the acquisition of the Spinco business;

•	analyzed the effect on the ownership split of alternatives to using the market value of FairPoint stock to determine the ownership split;

•	analyzed the cash flow effect of alternative assumptions of pension and OPEB valuation and service cost;

•	analyzed the value of the Spinco business using discounted cash flow and various assumptions for cost of capital and terminal multiples; and

•	updated the analysis of free cash accretion at various transaction prices and assumptions on synergies.

At the board meeting on the following day, after extensive discussion, a decision was reached not to proceed with a transaction with Verizon under the terms then being proposed by Verizon. The board of directors particularly objected to Verizon’s proposal that FairPoint assume significant retiree obligations. After the meeting, Eugene Johnson informed Verizon and its financial advisor, Merrill Lynch, that FairPoint’s board of directors had concluded that FairPoint was not prepared to pursue the transaction based on the terms then being proposed by Verizon.

On September 29, 2006 and October 17, 2006 at John Diercksen’s invitation, Eugene Johnson met with him in New York City to discuss in further detail various material terms of the transaction and the parties’ positions on certain issues.

On October 18, 2006, Eugene Johnson had a conference call with FairPoint’s board of directors to discuss updated proposals and to review Lehman Brothers’ views on revised terms, including the elimination of the requirement that FairPoint assume retiree obligations relating to pension benefits and other post-employment benefits.

On October 30, 2006, FairPoint provided a revised counter-proposal to Verizon and, after further discussion, on November 16, 2006, FairPoint’s management team met with representatives of Morgan Stanley to discuss certain issues. Further negotiations between Verizon and FairPoint ensued.

On November 19, 2006, representatives of Verizon and FairPoint met again. At that meeting, they agreed to continue negotiations on the basis that the split in ownership of the combined company would be calculated based on the 45-day average price of FairPoint common stock, which would result in a 61.6%-38.4% split based on an assumed $18.02 price per share for FairPoint common stock; and that Spinco debt would not exceed $1.7 billion, including related financing fees, and that it would be based on market terms with covenants that permitted FairPoint to continue to pay dividends at a level consistent with its existing dividend policy. In addition, the parties agreed to continue negotiations on the basis that the combined company would accept pension assets and assume pension and OPEB liabilities for only those employees of the Northern New England business who were expected to continue as employees of the combined company after the transaction closed. However, they disagreed whether the combined company would assume obligations for employees who retired between the signing and the closing of the merger agreement. The parties agreed that if Spinco suffered a material adverse change or that if the trailing 12 months’ unadjusted EBITDA of the local exchange carrier business of Spinco fell below a mutually agreed level, FairPoint could choose to terminate the merger agreement. The parties also agreed that Verizon’s services under the transition services agreement would be based on Verizon’s cost but could not agree on how to calculate the amount or timing of the monthly and other fees to be paid under the agreement.

On November 28, 2006, Lehman Brothers provided FairPoint’s management with materials that summarized the status of discussions with Verizon. The materials, which were prepared in conjunction with FairPoint’s management, included updated price and other proposed transaction elements, such as reimbursement of transition expenses by Verizon and MVNO and reported the pro forma capitalization and cash flow statement effect of leaving with Verizon the pension and OPEB obligations for already retired employees. In addition, the materials valued the proposed new transaction elements, including the sale and loss of future distributions from FairPoint’s investment in the Orange County — Poughkeepsie Limited Partnership. Lehman Brothers and FairPoint’s management also updated the analysis of free cash flow accretion, the comparable analysis relative to other transactions and other public companies, and possible stock price accretion. Finally, Lehman Brothers and FairPoint’s management provided a graphic representation of key assumptions on access line growth, DSL penetration, regulated and non-regulated revenue, EBITDA and

EBITDA less capital expenditures. These materials were included in management’s telephonic update to FairPoint’s board of directors on November 29, 2006.

On November 29, 2006, Lehman Brothers, working in conjunction with FairPoint’s management, provided to FairPoint’s management an illustrative estimate of pro forma shareholders’ equity, including a write-up to fair market value under Delaware law. In addition, the materials prepared by Lehman Brothers in conjunction with FairPoint’s management updated the calculation of the ownership split based on specific relative contribution of the two parties based on access lines, revenue, EBITDA and EBITDA less capital expenditures. Finally, the materials prepared by Lehman Brothers, working in conjunction with FairPoint’s management, provided a forecast of certain financial measures for the combined company. These materials prepared by Lehman Brothers, working in conjunction with FairPoint’s management, were included in management’s telephonic update to FairPoint’s board of directors during which the board and management discussed the status of the proposed transaction.

In early December 2006, FairPoint’s management had discussions with Lehman Brothers and Morgan Stanley regarding potential financing structures for the proposed merger, principally for financial analysis, valuation and modeling purposes. In connection with these discussions, Lehman Brothers and Morgan Stanley each submitted unsolicited proposals to FairPoint’s management to provide committed financing for the proposed merger.

On December 4, 2006, Verizon presented a term sheet which summarized the parties’ proposals on key issues. FairPoint proposed that it not accept pension and OPEB expenses for the employees of the Northern New England business who retired prior to the closing date. Verizon proposed that the combined company would assume responsibility for all employees of the Northern New England business who continued with the combined company determined as of the signing date of the merger agreement. FairPoint proposed selling its interest in the Orange County — Poughkeepsie Limited Partnership for $55 million to $65 million while Cellco proposed a sale price of $55 million. The parties agreed to continue discussions on the previously discussed valuation of Spinco, subject to Verizon’s proposal that its stockholders own at least 60% of FairPoint common stock after the spin-off and the merger. The parties continued to negotiate over the amount and timing of the monthly and other fees to be paid under the transition services agreement.

On December 8, 2006, initial drafts of a merger agreement, distribution agreement and other transaction documents were submitted to FairPoint and its legal counsel, Paul, Hasting, Janofsky & Walker LLP, referred to as Paul Hastings, by Debevoise & Plimpton LLP, legal counsel to Verizon.

On December 11, 2006, FairPoint’s and Verizon’s senior management and advisors met again in New York City to discuss the key terms of the proposed transaction. At its meeting on December 13, 2006, FairPoint’s board of directors received a report on the progress of negotiations and discussed the proposed transaction, including a projected transaction schedule.

On December 19, 2006, John Diercksen met in New York City with Eugene Johnson and Ivan Seidenberg, Chairman and Chief Executive Officer of Verizon, to introduce the chief executive officers to each other.

During the last two weeks of December 2006, the parties and their representatives met from time to time to negotiate the transaction documents. Under the structure agreed to by the parties, Verizon would receive cash, certain Spinco debt securities and Spinco’s common stock in exchange for substantially all of the assets of the Northern New England business.

On January 2, 2007, FairPoint’s board of directors met telephonically with FairPoint’s management team, legal counsel and financial advisors to discuss the status of the proposed transaction. At the meeting, Paul Hastings reviewed with the FairPoint board of directors its legal duties and responsibilities in connection with the proposed transaction. Representatives of Deutsche Bank, whose engagement as financial advisor to FairPoint was confirmed on January 4, 2007, participated in the meeting and addressed the scope of the work completed by them in connection with the evaluation of the proposed transaction and indicated that further due diligence by them in certain areas was required. FairPoint’s management team reviewed with FairPoint’s board of directors the documentation that would be required in connection with the proposed transaction, summarized the progress made in negotiating the terms of the transaction agreements and indicated that a few material terms relating to the merger agreement were still subject to negotiation. A discussion took place concerning the risks and benefits of the proposed transaction, including a requirement that FairPoint make significant transition expenditures during the period between the signing of the merger agreement and the closing of the merger, which would allow for a substantially more rapid transition, and that, if the merger failed to close, amounts so expended would have little value. FairPoint’s management team discussed the status of obtaining bank financing commitments with FairPoint’s board of directors. In addition, a thorough discussion took place concerning certain aspects of the possible transaction, including the impact on FairPoint’s cash position and the effect on its ability to continue to pay dividends if the proposed transaction were not to close, the need to amend FairPoint’s existing credit facility, the impact on FairPoint’s cash position of the proposed sale of its Orange County — Poughkeepsie limited partnership interest, the “no-shop” and “fiduciary out” provisions contained in the draft merger agreement and the circumstances under which FairPoint would be required to pay a “break-up” fee and reimburse certain expenses to Verizon, synergies expected to be derived from the business combination and financial aspects of the proposed transaction.

On January 4, 2007, FairPoint began the formal process of seeking financing commitments in order to mitigate the market risk associated with financing the merger. A package of information including financial models, historical financial statements and other information was distributed to four financial institutions.

On January 5, 2007, FairPoint and Verizon conducted a joint due diligence call with these financial institutions. FairPoint and Verizon discussed with the financial institutions certain conditions the financing proposals should incorporate. Each of the financial institutions was then asked to submit its best financing proposal to FairPoint and Verizon.

On January 8, 2007, rather than accept any of the financing proposals submitted by any financial institution, FairPoint submitted a single term sheet to each of the financial institutions aggregating the most favorable terms of each of the previous financing proposals. FairPoint offered each financial institution a financing role contingent upon their confirmation that it could meet the terms in the revised term sheet. At the conclusion of this process, Lehman Brothers, Bank of America, N.A. and Morgan Stanley were selected to participate in the financing.

On January 10, 2007, FairPoint’s board of directors met telephonically to discuss various matters relating to the proposed transaction. Prior to this meeting, the board members had received a variety of background materials for their review, including the most recent drafts of the transaction agreements, drafts of bank financing commitment letters and presentation materials of FairPoint’s management team, including materials prepared by Lehman Brothers and Morgan Stanley in conjunction with FairPoint’s management. The materials updated the transaction status with particular note of the terms of the transition services agreement, FairPoint’s termination rights under the merger agreement, break-up fees, the valuation of FairPoint stock and the governance structure. In addition, the materials calculated the final ownership split and compared it to the relative contribution of access lines, revenue, EBITDA and EBITDA less capital expenditures; updated the valuation of the transaction elements, provided an EBITDA trend analysis of the Spinco business; updated the analysis of free cash flow accretion, comparable analysis relative to other transactions and other public companies, and possible stock price accretion; and updated the pro forma capital structure and related that information to the latest cash flow forecast. The materials also compared the synergy budget to the Spinco business expenses versus historical run rate; identified avoidable corporate allocations from the Verizon cost structure and the source of synergies and updated the previously provided forecast of financial measures with the major elements of free cash flow, run rate EBITDA for FairPoint and the Spinco business, synergies, interest expense, cash taxes and capital expenditures. Finally, the materials supplemented management’s presentation with a graphic representation of key assumptions on access line growth, DSL penetration, regulated and non-regulated revenue growth, cash-adjusted EBITDA and EBITDA less capital expenditures.

At the January 10, 2007 meeting, FairPoint’s management discussed with FairPoint’s board of directors the material terms of the proposed transaction, including issues still being negotiated and issues relating to the transition services agreement and the master services agreement to be entered into with Capgemini, U.S. LLC, referred to as Capgemini, the regulatory closing conditions contained in the merger agreement and the adequacy of the proposed amount of Spinco’s closing date working capital. FairPoint’s management then reviewed its presentation materials with the board of directors. Thereafter, Paul Hastings summarized the principal terms of the merger agreement, the distribution agreement, the tax sharing agreement, the transition services agreement, the employee matters agreement and the intellectual property agreement, as the draft agreements stood at that time, and the material open issues that remained to be resolved in negotiations. FairPoint’s management described the material terms of the interest purchase agreement relating to the sale of the Orange County — Poughkeepsie limited partnership interest. FairPoint’s management team updated FairPoint’s board of directors on the results of due diligence. At the conclusion of these various presentations and discussions, further discussions ensued concerning the proposed transaction, including a discussion of the risks and benefits of the proposed transaction, regulatory considerations in connection with the proposed transaction, the financial effect on FairPoint if the proposed transaction failed to close, the level of FairPoint’s debt after the merger, the effect of the proposed transaction on employees and customers of FairPoint and Spinco, and the board composition of the combined company. Representatives of Deutsche Bank reviewed with FairPoint’s board of directors the financial terms of the proposed transactions as of that date and a preliminary financial analysis as of that date of the aggregate merger consideration to be delivered by FairPoint in respect of all of the shares of Spinco common stock pursuant to the draft merger agreement. The process involved amending the existing credit facility for consent to the merger and merger related expenditures, obtaining bank financing commitments and the material considerations taken into account in evaluating the proposed terms of such commitments were also discussed.

On January 14, 2007, FairPoint’s board of directors met at Paul Hastings’ offices in New York City, to consider and act upon the proposed transaction. Prior to this meeting, FairPoint’s board of directors had received various materials, including substantially final drafts of the transaction documents. During this meeting, Paul Hastings reviewed with FairPoint’s board of directors the legal duties and responsibilities of FairPoint’s board of directors in connection with the proposed transaction. A discussion took place concerning the risks and benefits of the proposed transaction, including those involved with FairPoint making significant transition expenditures during the period between the signing of the merger agreement and the closing of the merger, which would allow for a substantially more rapid transition, and that, if the merger failed to close, amounts so expended would have minimal value and that this would have a negative impact on FairPoint’s ability to pay dividends at historical rates to its stockholders. A discussion ensued concerning the future prospects of FairPoint on a standalone basis relative to those that would result from the merger. FairPoint’s management provided the board of directors with materials prepared by Lehman Brothers and Morgan Stanley in conjunction with FairPoint’s management which updated certain pro forma financial information for the combined company that was presented to the board on January 10, 2007, focusing on free cash flow, earnings per share, dividend payout ratio and leverage. FairPoint’s management team discussed with FairPoint’s board of directors the current and historical financial condition and results of operations of FairPoint and other rural wireline telecommunications carriers, and specifically the facts that FairPoint, consistent with the rest of the wireline telecommunications industry, had experienced a decline in its number of access lines and flat to declining organic growth, and that these trends did not appear likely to reverse in the future, absent the addition of new access lines and revenues resulting from acquisitions. FairPoint’s management team discussed with the board of directors the reliance of FairPoint on regulated revenue streams, predominantly interstate and intrastate access revenues, as well as payments from the Universal Service Fund, and that such revenue streams were likely to continue declining. Additionally, FairPoint’s board of directors discussed the increased competitive activity experienced by FairPoint from cable television providers, wireless carriers and other competitive local exchange carriers and the fact that competition might increase in the future with the advent of new technologies and applications, such as VoIP. FairPoint’s management team then provided an update on the material terms and provisions of the transaction agreements, including a description of the changes to the transaction agreements that had been negotiated since the last meeting of FairPoint’s board of directors, and indicated that each of the transaction agreements was substantially in final form. FairPoint’s management team updated the board of directors on the results of due diligence and related matters. Representatives of Deutsche Bank then reviewed with FairPoint’s board of directors Deutsche Bank’s financial analysis of the aggregate merger consideration to be delivered by FairPoint in respect of all of the shares of Spinco common stock pursuant to the merger agreement, and delivered to FairPoint’s board of directors an oral opinion (which was confirmed by delivery of a written opinion dated January 15, 2007) to the effect that, as of the date of that opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the aggregate merger consideration to be delivered by FairPoint in respect of all of the shares of Spinco common stock pursuant to the merger agreement was fair, from a financial point of view, to FairPoint and the holders of FairPoint common stock. Following a thorough discussion of the proposed transaction (including discussions relating to the fees and expenses payable by FairPoint and Verizon as provided for in the transaction agreements and the material terms of the bank financing commitment agreements), FairPoint’s board of directors unanimously voted to approve the merger and the transaction agreements and authorized FairPoint’s management to take certain actions designed to accomplish the transactions contemplated by the transaction agreements and enter into the master services agreement and the bank commitment letters, including with respect to Deutsche Bank’s commitment to refinance FairPoint’s existing credit facility if the required consents under the credit facility relating to the merger could not be obtained.

On January 15, 2007, the board of directors of Verizon met to consider and approve the proposed transaction.

On July 18, 2007, FairPoint began mailing to its stockholders a proxy statement/prospectus and an accompanying proxy card in connection with its annual meeting of stockholders, which included a proposal to adopt the merger agreement and approve the issuance of FairPoint common stock to Verizon stockholders pursuant to the merger agreement.

On August 22, 2007, at FairPoint’s annual meeting of stockholders, the FairPoint stockholders voted to adopt the merger agreement and approve the issuance of FairPoint common stock to Verizon stockholders pursuant to the merger agreement.

The ultimate transaction structure is a spin-off followed by a merger, with each transaction designed to qualify as a tax-free event for the companies involved and their respective stockholders. The resulting structure was also driven by the desired debt to equity ratio of the combined company following the merger, which was mutually agreed upon by FairPoint and Verizon, based on negotiations and evaluation of comparable leverage levels of other comparable telecommunications companies, to be approximately four times the combined company’s pro forma EBITDA for 2007. To achieve the desired debt to equity ratio, the parties mutually agreed that Spinco would incur $1.7 billion of debt consisting of Spinco securities issued to the Verizon Group and third-party bank debt to fund a cash payment to the Verizon Group prior to the spin-off. The parties also mutually agreed that the amount of the special cash payment to Verizon in the spin-off was not to exceed Verizon’s estimate of the tax basis of the assets to be contributed to Spinco, and the value of the debt securities to be issued by Spinco would equal the difference between $1.7 billion and the special cash payment. The covenants in the tax sharing agreement were negotiated by the parties in order to satisfy the requirements for the spin-off and merger to qualify for, and preserve, tax-free treatment as discussed above.

The exchange ratio of 1.5266 was determined based on the equity valuations of FairPoint and Spinco. FairPoint’s equity value of $18.88 per share was based on the average trading price of FairPoint’s common stock during the 30 trading day period ended January 12, 2007. This per share price was multiplied by the fully diluted number of shares of FairPoint common stock outstanding, as defined in the merger agreement, which resulted in FairPoint being valued at approximately $665 million. Spinco’s valuation was based on negotiations between the parties, which took into account, among other things, the following factors: (i) a cash flow multiple of 5.8 applied to Spinco’s projected EBITDA for 2007, (ii) the cost per access line to be acquired in the transaction relative to recent transactions in the telecommunications industry, and (iii) the expected improvement in FairPoint’s dividend payout ratio, leverage ratio, earnings per share and overall financial condition as a result of the transaction. FairPoint separately considered the advice of its financial advisors. As a result, the parties assigned a $2.715 billion enterprise valuation to Spinco. By subtracting the $1.7 billion in debt for which Spinco was to be obligated, the equity value of Spinco was determined to be $1.015 billion. The number of shares to be issued to Verizon stockholders in the merger was calculated by dividing $1.015 billion by $18.88 (the per share equity value of FairPoint), resulting in approximately 53.8 million shares.

FairPoint’s Reasons for the Merger

The following discussion of the information and factors discussed by FairPoint’s board of directors is not meant to be exhaustive, but FairPoint believes it includes all material factors considered by it in reaching its determination that the merger is fair to and in the best interests of FairPoint and its stockholders. The board of directors did not quantify or assign any particular weight to the various factors that it considered in reaching this determination. Rather, the board of directors viewed its position as being based on the totality of the information presented to and considered by it. As a result of the consideration of the foregoing and other relevant considerations, the board of directors determined that the merger, including the terms of the merger agreement, the distribution agreement, the transition services agreement and the other agreements relating to the merger, are fair to, and in the best interests of, FairPoint and its stockholders.

In reaching its recommendation, FairPoint’s board of directors considered the future prospects of FairPoint on a standalone basis relative to those that would result from the merger. The board of directors analyzed the current and historical financial condition and results of operations of FairPoint and other rural wireline telecommunications carriers, and specifically the facts that FairPoint, consistent with the rest of the wireline telecommunications industry, had experienced a decline in its number of access lines and flat to declining organic growth, and that these trends did not appear likely to reverse in the future, absent the addition of new access lines and revenues resulting from acquisitions. The board of directors also considered the heavy reliance of FairPoint on regulated revenue streams, predominantly interstate and intrastate access revenues, as well as payments from the Universal Service Fund, and acknowledged that such revenue streams were likely to continue declining in the future. The board of directors also considered the increased competitive activity experienced by FairPoint from cable television providers, wireless carriers and other competitive local exchange carriers and the fact that competition may increase in the future with the advent of new technologies and applications, such as VoIP. In analyzing the benefits of the proposed merger, the board of directors considered FairPoint’s prospects and strategic objectives, which are to: (1) increase revenues, (2) improve the dividend payout ratio, (3) gain efficiencies from its business model through increased size and scale and (4) grow by acquisition.

In weighing the potential negative aspects of the transaction, FairPoint’s board considered, among other things, the amount of debt which would be incurred by FairPoint in connection with the transaction and the impact of the transaction on FairPoint’s cash position. In its discussions, FairPoint’s board determined that the increased leverage of the combined company could be sustained given the increased EBITDA and that the effect on the cash of the combined company would be minimal given the availability of borrowings under the revolving portion of the new credit facility and increased access to the capital markets. With respect to the sale of FairPoint’s interest in the Orange County — Poughkeepsie Limited Partnership, the board considered the loss of cash flow generated by the limited partnership interest but determined that the interest in the Orange County — Poughkeepsie Limited Partnership was not a core asset and that the purchase price for the interest was fair. In addition, FairPoint’s board considered the consequences of the transaction not being consummated, including FairPoint’s expenditure of $95 million to $110 million on infrastructure and network systems integration and planning prior to the merger, $40 million of which was subsequently reimbursed by Verizon) and the requirement that FairPoint pay a termination fee of $23.3 million and reimburse Verizon for certain of its out-of-pocket expenses (up to $7.5 million).

In addition, FairPoint’s board of directors considered the strategic options available to FairPoint, including other potential transactional opportunities, and the risks and uncertainties associated with those alternatives. However, the board of directors did not believe there were available transactions that would produce similar or better results for FairPoint stockholders in the same timeframe as the proposed merger. The board of directors also discussed whether an auction of FairPoint would produce a better outcome for FairPoint stockholders, and it was the consensus of the board of directors that an auction was not likely to produce an offer placing a higher valuation on FairPoint than the parties were placing in the merger.

FairPoint’s board of directors also considered Deutsche Bank’s financial presentation, including its opinion delivered to FairPoint’s board of directors, to the effect that, as of the date of that opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche

Bank, the aggregate merger consideration to be delivered by FairPoint in respect of all of the shares of Spinco common stock pursuant to the merger agreement was fair, from a financial point of view, to FairPoint and the holders of FairPoint common stock. This financial presentation and opinion are more fully described below under the caption “— Opinion of Deutsche Bank Securities Inc., Financial Advisor to FairPoint, to FairPoint’s Board of Directors.”

Given the FairPoint-specific, transaction-specific and industry risks discussed above, and trends in the industry in which FairPoint operates, FairPoint’s board of directors determined FairPoint would have a better opportunity to achieve its objectives and enhance stockholder value through a transaction with Verizon given, among other factors, the following:

Increased Size and Economies of Scale

•	The combined company should have greater financial flexibility to develop and deploy new products, expand the capacity of its network and respond to competitive pressures.

•	The increased size, economies of scale and total capabilities of the combined company are expected to enable it to improve the cost structure for its products and services, enhance its ability to offer services, compete profitably and better support its dividend policy.

•	The merger would create a better opportunity for product diversification (video and wireless) due to the higher density of the customer base of the combined company resulting from the merger.

•	The merger would improve the combined company’s acquisition platform which should allow it to generate even more synergies from follow-on acquisitions.

Improved Financial Profile

•	The pro forma capital structure of the combined company would result in lower debt leverage, which should reduce the overall financial risk of the combined company.

•	The capital structure of the combined company should create a more sustainable dividend policy through a reduction in anticipated dividends as a percentage of available free cash flow.

•	The increased market capitalization for the combined company would improve float, liquidity and ultimately investor mix.

•	Strong cash flow generation would allow the combined company to reduce debt over time.

Improved Revenue Mix

•	The merger would result in a revenue stream more reliant on marketing and sales success than upon support revenues driven by existing regulatory policy.

•	Interstate and intrastate access revenues plus Universal Service Fund revenues on a pro forma basis would move from 50% of FairPoint’s total revenues to less than 25% of the total revenues of the combined company following the merger.

•	The merger would reduce the impact from the expected reduction in access rates and access minutes of use, as both become a smaller percentage of total revenues of the combined company.

Value Creation Opportunity

•	The cost of the assets to be contributed to Spinco prior to the merger would be less than the estimated discounted cash flow values of such assets.

•	The transaction cost represents attractive economic dynamics as FairPoint stockholders would hold 40% of the common stock of the combined company while FairPoint’s existing operations would represent only 18% and 24% of the revenue and EBITDA, respectively, of the combined company based on 2005 financial results.

•	FairPoint believes the merger would create meaningful synergy opportunities for its business.

Regional Focus

•	The merger would produce a more attractive geographic footprint.

•	The location of more customers in a single region would simplify operations, create synergistic advertising/branding opportunities and simplify regulatory policy administration.

Experienced and proven management team

•	The existence of a skilled management team at FairPoint having a proven track record of delivering financial results, a great breadth of experience in the communications industry and a deep commitment to providing quality communications services to customers. FairPoint’s management team has successfully integrated 35 business acquisitions since 1993, improving revenues and cash flow significantly while enhancing service quality and broadening service offerings. In addition, the combined company would benefit from the experience and skill of the Spinco management team.

Cost Savings

•	The potential positive financial impact resulting from such a combination (including, without limitation, the expected achievement of annual net cost savings from the combination) which would benefit FairPoint stockholders.

Approval by FairPoint’s Board of Directors and Stockholders

FairPoint’s board of directors unanimously approved the merger agreement and unanimously recommended that FairPoint stockholders vote to adopt the merger agreement and approve the issuance of FairPoint common stock pursuant to the merger agreement, which approval is necessary to effect the merger. This approval was received at FairPoint’s annual meeting which was held on August 22, 2007.

Opinion of Deutsche Bank Securities Inc., Financial Advisor to FairPoint, to FairPoint’s Board of Directors

Deutsche Bank has acted as financial advisor to FairPoint in connection with the merger. At the January 14, 2007 meeting of the FairPoint board of directors, Deutsche Bank delivered its oral opinion, subsequently confirmed in writing as of January 15, 2007, to FairPoint’s board of directors to the effect that, as of the date of that opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the aggregate merger consideration to be delivered by FairPoint in respect of all of the shares of Spinco common stock pursuant to the merger agreement was fair, from a financial point of view, to FairPoint and the holders of FairPoint common stock.

The full text of Deutsche Bank’s written opinion, dated January 15, 2007, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by Deutsche Bank in connection with the opinion, is attached as Annex B to this information statement/prospectus and is incorporated herein by reference. The summary of Deutsche Bank’s opinion set forth in this information statement/prospectus is qualified in its entirety by reference to the full text of its opinion.

Deutsche Bank’s opinion was provided to the FairPoint board of directors to assist it in connection with its consideration of the merger and does not address the fairness of the spin–off or the merger from a financial point of view to Verizon, Spinco or their respective stockholders or any other aspect of the proposed transactions, and does not constitute a recommendation to the recipients of this information statement/prospectus or any other person with respect to the spin-off, the merger or any other transaction. Deutsche Bank did not provide any advice or opinion to Verizon, Spinco or their respective boards of directors with respect to the spin-off, the merger or any other transaction. The opinion is limited to the fairness from a financial point of view to FairPoint and to FairPoint stockholders of the aggregate merger consideration to be delivered by FairPoint in respect of all of the shares of Spinco common stock pursuant to the merger agreement, and Deutsche Bank expresses no opinion as to the merits of the underlying decision by FairPoint, Verizon, Spinco or any other party to engage in the transaction.

In connection with Deutsche Bank’s role as financial advisor to FairPoint, and in arriving at its opinion, Deutsche Bank, among other things, reviewed certain publicly available financial and other information concerning FairPoint and Verizon and certain internal analyses and other information furnished to it by FairPoint. See “— Material Projected Financial Information Provided to Deutsche Bank, Financial Advisor to FairPoint.” Deutsche Bank also held discussions with members of the senior management of FairPoint and Verizon regarding FairPoint and Spinco, respectively, and the prospects of the two companies and the joint prospects of a combined company. In addition, Deutsche Bank:

•	reviewed the reported prices and trading activity for FairPoint common stock;

•	compared certain financial information for FairPoint and Spinco with similar information for certain other companies whose securities are publicly traded;

•	reviewed the financial terms of certain recent business combinations, which it deemed comparable in whole or in part;

•	reviewed the terms of the merger agreement and certain related documents, including the distribution agreement; and

•	performed such other studies and analyses and considered such other factors as it deemed appropriate.

In preparing its opinion, Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning FairPoint, Verizon or Spinco, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities, of FairPoint, Verizon or Spinco. With respect to the financial forecasts and projections, including the analyses and forecasts of certain cost savings, operating efficiencies, revenue effects and financial synergies expected by FairPoint to be achieved as a result of the merger, referred to in this section as the synergies, made available to Deutsche Bank and used in its analysis, Deutsche Bank assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of FairPoint management as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of these forecasts and projections, including the synergies, or the assumptions on which they were based. The opinion of Deutsche Bank was necessarily based upon economic, market and other conditions as in effect on, and the information made available to Deutsche Bank as of, the date of its opinion. In connection with its engagement, Deutsche Bank was not asked to solicit, and accordingly did not solicit, any indications of interest from third parties with respect to the merger or any alternative to the merger.

For purposes of rendering its opinion, Deutsche Bank assumed that, in all respects material to its analysis, the representations and warranties of FairPoint, Verizon and Spinco contained in the merger agreement were true and correct, that FairPoint, Verizon and Spinco will each perform all of the covenants and agreements to be performed by it under the merger agreement and all conditions to the obligation of each of FairPoint, Verizon and Spinco to consummate the merger will be satisfied without any waiver thereof. Deutsche Bank also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either FairPoint, Spinco or Verizon is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on FairPoint or Spinco or materially reduce the contemplated benefits of the merger to FairPoint. Deutsche Bank also assumed that the contribution, the distribution and all of the transactions described in the distribution agreement will be consummated in accordance with the terms of the distribution agreement, without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material adverse effect on Verizon or Spinco. In addition, Deutsche Bank was informed by FairPoint, and accordingly assumed for purposes of its opinion, that the merger, the contribution, the distribution and the other transactions contemplated by the merger agreement will qualify for the intended tax-free treatment as set forth in the merger agreement and the distribution agreement.

Set forth below is a summary of the material financial analyses performed by Deutsche Bank in connection with rendering its opinion and reviewed with FairPoint’s board of directors at its meeting on January 14, 2007.

Standalone Valuation Analyses

In conducting its analysis, Deutsche Bank used various methodologies to review the valuation of each of FairPoint and Spinco on a standalone basis, as well as the relative valuation of FairPoint and Spinco as compared to the proposed equity ownership split in the combined company resulting from the merger. Specifically, Deutsche Bank conducted analyses of selected publicly traded companies, selected precedent transactions, discounted cash flow, implied percentage ownership, and relative contribution to the combined company.

Analysis of Selected Publicly Traded Companies.  Deutsche Bank compared certain financial and operating information and commonly used valuation measurements for FairPoint to corresponding information and measurements for a group of eight publicly traded companies that participate predominantly, or in part, in the regional telecommunications industry. The selected publicly traded companies were AT&T, CenturyTel, Citizens Communications, Consolidated Communications, Embarq, Iowa Telecommunications, Qwest Communications and Windstream, referred to in this section as the selected companies. Specifically, Deutsche Bank focused on two multiples: (i) ratios of enterprise value (defined as common equity market value plus debt, less cash) to EBITDA (defined as earnings before interest expense, income taxes and depreciation and amortization); and (ii) ratios of equity value (defined as common equity market prices per share) to levered free cash flow, referred to in this section as LFCF (defined as EBITDA less capital expenditures, interest expenses and taxes). Enterprise values and equity values were adjusted to exclude the net present value of future taxes shielded by net operating losses, referred to as NOLs. Deutsche Bank used publicly available information concerning historical and projected financial performance, including published historical financial information and third-party publicly available research. All market data was as of January 12, 2007.

Based on Deutsche Bank’s review of several operating metrics involving access line growth, organic line loss and access line equivalents and Deutsche Bank’s knowledge of the wireline communications industry, Deutsche Bank viewed Consolidated Communications and Windstream as the most comparable to FairPoint and Embarq and Qwest Communications as the most comparable to Spinco. Deutsche Bank then created a reference range for each of the valuation parameters for each of FairPoint and Spinco, comprised, as for FairPoint, of the high and the low of each of the trading multiples as between Consolidated Communications, Windstream and FairPoint and, as to Spinco, of the trading multiples as between Embarq and Qwest Communications. The following table presents the most relevant analysis of the selected publicly traded companies:

All Selected
	Companies	FairPoint	Spinco
Enterprise Value as a Multiple of:	Range	Reference Range	Reference Range

2006E EBITDA	5.2x-8.9x	7.1x-8.9x	5.2x-6.5x
2007E EBITDA	5.6-9.0	7.1-9.0	5.6-6.5
2008E EBITDA	5.7-9.2	7.3-9.2	5.7-6.4
2007E LFCF	9.0-17.8	9.1-11.8	9.0-12.2
2008E LFCF	9.1-12.6	9.1-12.1	9.2-11.5

None of the companies utilized as a comparison is identical to FairPoint or Spinco. Accordingly, Deutsche Bank believes the analysis of publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies to which FairPoint and Spinco are being compared.

Analysis of Selected Precedent Transactions.  Deutsche Bank reviewed the financial terms, to the extent publicly available, of eight announced mergers and acquisition transactions announced between October 2001 and December 2006 involving companies with operations similar to those of FairPoint, referred to as the selected transactions. The selected transactions were (listed by acquiror/target and month and year announced):

•	CenturyTel/Madison River (December 2006)

•	Citizens Communications/Commonwealth Telephone (September 2006)

•	ALLTEL Wireline/Valor Telecom (May 2006)

•	The Carlyle Group/Verizon Communications — Hawaii (May 2004)

•	Consolidated Communications/TXU Communications (January 2004)

•	Homebase Acquisition Corp./Illinois Consolidated Telephone Co. (July 2002)

•	ALLTEL/Verizon — Kentucky (October 2001)

•	CenturyTel/Verizon — Missouri, Alabama (October 2001)

Deutsche Bank calculated various financial multiples based on certain publicly available information for each of the selected transactions. Specifically, in performing this analysis, Deutsche Bank determined the multiples of enterprise value (defined as common equity market value plus debt, less cash) to the last twelve months, referred to in this section as LTM of EBITDA. When publicly available, synergies expected from the transaction were included. The following table presents the results of this analysis:

	Enterprise Value/
	LTM EBITDA
	Without		With
Selected Transactions	Synergies		Synergies

Low	6.8	x	5.8	x
High	8.4		7.2
Median	7.1		6.6

Because the reasons for, and circumstances surrounding, each of the precedent transactions analyzed were so diverse, and because of the inherent differences between the operations and financial conditions of FairPoint and Spinco and the companies involved in the selected transactions, Deutsche Bank believes that a comparable transaction analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences between the characteristics of these transactions and the merger that could affect the value of the subject companies and FairPoint.

Discounted Cash Flow Analysis of FairPoint.  Deutsche Bank performed a discounted cash flow analysis for FairPoint on a standalone basis based on financial estimates for 2007 through 2012 provided to Deutsche Bank by FairPoint management. Deutsche Bank calculated the discounted cash flow values for FairPoint as the sum of the net present values of (i) the estimated future cash flow that FairPoint would generate for the years 2007 through 2012, plus (ii) the value of FairPoint at the end of such period, plus (iii) the value of any FairPoint NOLs. The terminal values of FairPoint were calculated based on projected EBITDA for 2012 and a range of exit multiples of 7.0x and 9.0x. Deutsche Bank used discount rates ranging from 6.0% to 8.0%. Deutsche Bank used such discount rates based on its judgment of the estimated weighted average cost of capital of the selected companies, and used such multiples based on its review of the trading characteristics of the common stock of the selected companies. Based on financial estimates provided by FairPoint management, Deutsche Bank’s analysis indicated implied equity value reference ranges set forth below, as compared to the fully-diluted market capitalization of FairPoint of $658 million as of January 12, 2007.

FairPoint management provided Deutsche Bank with separate forecasts for FairPoint reflecting potential scenarios for projected growth assuming that FairPoint does not consummate a transaction with Spinco. FairPoint management assumed in the first set of financial estimates for 2007 through 2012 that FairPoint would not engage in acquisitions of other companies during that time period. This analysis indicated an implied equity value reference range for FairPoint of $302 million to $523 million. The second set of FairPoint management estimates assumed a pre-tax annual cost savings of $6.6 million attributable to internal corporate restructuring, provided that FairPoint does not engage in acquisitions during the period between 2007 and 2012, resulting in an implied equity value reference range for FairPoint of $354 million to $589 million. The final set of FairPoint management estimates for the period 2007 through 2012 assumed that FairPoint continued with its current pace of acquisitions of companies and access lines during the period between 2007 and 2012, which indicated an implied equity value reference range for FairPoint of $330 million to $672 million.

Discounted Cash Flow Analysis of Spinco.  Deutsche Bank performed a discounted cash flow analysis for Spinco on a standalone basis based on financial estimates for 2007 through 2012 provided by FairPoint. FairPoint management’s financial estimates for 2007 through 2012 assumed that FairPoint will make certain capital investments related to the Spinco business after the execution of the merger agreement. Deutsche Bank calculated the discounted cash flow values for Spinco as the sum of the net present values of (i) the estimated future cash flow that Spinco would generate for the years 2007 through 2012, plus (ii) the value of Spinco at the end of that period. The terminal values of Spinco were calculated based on projected EBITDA for 2012 and a range of exit multiples of 5.0x and 7.0x. Deutsche Bank used discount rates ranging from 6.0% to 8.0%. Deutsche Bank used those discount rates based on its judgment of the estimated weighted average cost of capital of the selected companies, and used the exit multiples described above based on its review of the trading characteristics of the common stock of the selected companies. The analysis indicated an implied equity value reference range for Spinco of $590 million to $1,375 million, as compared to $997 million, which is the implied equity value of Spinco based on the FairPoint common stock price of $18.54 as of January 12, 2007 and the proposed equity ownership split in the combined company resulting from the merger.

Relative Valuation Analyses

Implied Percentage Ownership Analysis.  Based on the implied valuations for each of FairPoint and Spinco derived above under “— Analysis of Selected Publicly Traded Companies”, “— Discounted Cash Flow Analysis of FairPoint” and “— Discounted Cash Flow Analysis of Spinco” (including, with respect to FairPoint, the three separate forecasts to reflect potential scenarios for projected growth in the event the transaction with Spinco is not consummated), Deutsche Bank calculated an implied ownership valuation range for FairPoint in the combined company and compared it with the proposed equity ownership split in the combined company to result from the merger. For each analysis referred to above, Deutsche Bank calculated the low end of each implied equity ownership valuation range assuming the lowest implied equity value for FairPoint and the highest implied equity value for Spinco derived from each valuation analysis. Deutsche Bank calculated the high end of each implied equity ownership valuation range assuming the highest implied equity value for FairPoint and the lowest implied equity value for Spinco derived from each valuation analysis. The implied equity ownership percentage of FairPoint in the combined company to result from the merger of 39.6% was compared with FairPoint’s implied equity ownership valuation range set forth below:

FairPoint Implied Equity
Ownership Valuation Range

Selected Publicly Traded Company Analysis
2006E EBITDA	21% - 41%
2007E EBITDA	21 - 39
2008E EBITDA	23 - 37
2007E LFCF	19 - 29
2008E LFCF	23 - 32
Discounted Cash Flow Analysis
Projecting no FairPoint acquisitions	18% - 47%
Projecting no FairPoint acquisitions plus cost savings	20 - 50
Projecting FairPoint’s current pace of acquisitions	19 - 53

Contribution Analysis.  Deutsche Bank analyzed FairPoint’s and Spinco’s relative financial contribution to the combined company with respect to the relative contribution of enterprise value, revenue, EBITDA, levered free cash flow and net income based on estimates and projections provided by FairPoint management. This was compared to the proposed equity ownership split in the combined company to result from the merger. This analysis, with respect to FairPoint, was pro forma for FairPoint’s anticipated sale of its limited partnership interest in the Orange County — Poughkeepsie Limited Partnership. The following table presents the results of this analysis:

	Implied Contribution
	FairPoint	Spinco

Enterprise Value	30.9%	69.1%
2006E Revenue	18.4	81.6
2007E Revenue	19.5	80.5
2008E Revenue	19.3	80.7
2006E EBITDA	19.9	80.1
2007E EBITDA	20.3	79.7
2008E EBITDA	21.1	78.9
2007E LFCF	24.0	76.0
2008E LFCF	25.4	74.6
2007E Net Income	23.1	76.9
2008E Net Income	25.4	74.6

Debt-Adjusted Contribution Analysis.  Deutsche Bank also analyzed FairPoint’s and Spinco’s relative financial contributions to the combined company with respect to the relative contribution of enterprise value, revenue, EBITDA, levered free cash flow and net income on a debt adjusted basis based on estimates and projections provided by FairPoint management. In this analysis, the total enterprise value of the combined company was calculated using an average of trading multiples for Embarq and Qwest Communications for the Spinco equity value. This analysis, with respect to FairPoint, was pro forma for FairPoint’s anticipated sale of its limited partnership interest in the Orange County — Poughkeepsie Limited Partnership. This was compared to the proposed equity ownership split in the combined company to result from merger, which was 60.4% to 39.6% in favor of Verizon shareholders who become Spinco shareholders in the distribution. The following table presents the results of this analysis:

	Implied Contribution
	FairPoint	Spinco

Equity Value	39.6%	60.4%
2006E Revenue	10.1	89.9
2007E Revenue	12.7	87.3
2008E Revenue	12.2	87.8
2006E EBITDA	14.7	85.3
2007E EBITDA	15.5	84.5
2008E EBITDA	16.9	83.1
2007E LFCF	23.7	76.3
2008E LFCF	26.5	73.5
2007E Net Income	21.7	78.3
2008E Net Income	27.2	72.8

Combination Analysis

Pro Forma Cash Flow Analysis.  Deutsche Bank analyzed certain pro forma effects of the merger. Based on its analysis, Deutsche Bank computed the resulting dilution/accretion to FairPoint management’s estimated levered free cash flow (defined as EBITDA less mandatory debt amortization, capital expenditures, interest expenses and taxes) of the combined company for the fiscal years ending in 2007, 2008 and 2009, before and after taking into account any potential cost savings and other synergies identified by management of FairPoint that FairPoint and Spinco could achieve if the merger were consummated and before non-recurring costs relating to the merger. Deutsche Bank noted that after taking into account the potential cost savings and other synergies for the fiscal years ending 2007, 2008 and 2009, respectively, and before such non-recurring costs, the merger would be accretive to the estimated levered free cash flow of the combined company for each of the fiscal years ending 2007, 2008 and 2009.

The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

In conducting its analyses and arriving at its opinions, Deutsche Bank utilized a variety of valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the FairPoint board of directors as to the fairness, from a financial point of view, to FairPoint and the holders of FairPoint common stock of the aggregate merger consideration to be delivered by FairPoint in respect of all of the shares of Spinco common stock pursuant to the merger agreement. The analyses did not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be purchased, which are inherently subject to uncertainty. The foregoing summary does not purport to be a complete description of all analyses performed and factors considered by Deutsche Bank in connection with preparing its opinion.

In connection with its analyses, Deutsche Bank made, and was provided by FairPoint management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of FairPoint, Verizon and Spinco. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of FairPoint, Verizon or Spinco or their respective advisors, neither FairPoint nor Deutsche Bank nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the merger were determined through negotiations between FairPoint and Verizon and were approved by the FairPoint board of directors. Although Deutsche Bank provided advice to FairPoint during the course of these negotiations, the decision to enter into the merger agreement was solely that of the FairPoint board of directors. As described above, the opinion and presentation of Deutsche Bank to the FairPoint board of directors were only one of a number of factors taken into consideration by the FairPoint board of directors in making its determination to approve the merger. Deutsche Bank’s opinion was provided to the FairPoint board of directors to assist it in connection with its consideration of the merger and does not address the fairness of the spin-off or the merger from a financial point of view to Verizon, Spinco or their respective stockholders or any other aspect of the proposed transactions, and does not constitute a recommendation to the recipients of this information statement/prospectus or any other person with respect to the spin-off, the merger or any other transaction. Deutsche Bank did not provide any advice or opinion to Verizon, Spinco or their respective boards of directors with respect to the spin-off, the merger or any other transaction.

FairPoint selected Deutsche Bank as financial advisor in connection with the merger based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. FairPoint has retained

Deutsche Bank pursuant to a letter agreement dated January 4, 2007, referred to as the engagement letter. As compensation for Deutsche Bank’s services in connection with the merger, FairPoint paid Deutsche Bank a cash fee of $1.5 million upon the delivery of the Deutsche Bank opinion. FairPoint has also agreed to reimburse Deutsche Bank for reasonable fees and disbursements of Deutsche Bank’s counsel and all of Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the merger or otherwise arising out of the retention of Deutsche Bank under the engagement letter. FairPoint has also agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the merger.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG, together with its affiliates, referred to in this section as the DB Group. One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to FairPoint or its affiliates for which it has received compensation, including acting as (1) joint lead arranger and administrative agent for FairPoint’s February 2005 $588.5 million term loan facility due 2012 and $100 million revolving credit facility due 2011 and the September 2005 and January 2007 (following the date of Deutsche Bank’s opinion) amendments thereof, and in connection with the merger the potential backstop facility commitment (as defined in the merger agreement) and (2) joint bookrunner for FairPoint’s $462.5 million February 2005 initial public offering. In addition, following the date of Deutsche Bank’s opinion, members of the DB Group agreed to provide a portion of the financing for the merger. One or more members of the DB Group may in the future provide investment banking, commercial banking (including extension of credit) and other financial services to FairPoint, Verizon or their respective affiliates, and in the future may receive fees for the rendering of these services. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of FairPoint and Verizon for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Material Projected Financial Information Provided to Deutsche Bank, Financial Advisor to FairPoint

Although FairPoint periodically may issue limited guidance to investors concerning its expected financial performance, FairPoint does not as a matter of course make public projections as to future performance or earnings. However, in connection with its due diligence review in its role as financial advisor to FairPoint, and in order to arrive at its opinion, Deutsche Bank requested, and FairPoint’s management furnished Deutsche Bank with, certain non-public financial projections with respect to the combined company. See “— Opinion of Deutsche Bank Securities Inc., Financial Advisor to FairPoint, to FairPoint’s Board of Directors” beginning on page 56. These financial projections were prepared in January 2007, based solely on information available at that time, by FairPoint’s management. While the financial projections were prepared in good faith, no assurance can be given regarding future events. In addition, the financial projections do not reflect FairPoint’s current view on the business of the combined company. Therefore, these financial projections should not be considered a reliable predictor of future operating results. FairPoint did not prepare the projections with a view toward public disclosure or with a view toward complying with, and they do not comply with, the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or published guidelines of the Securities and Exchange Commission regarding forward looking statements.

The projected financial information of the combined company included in this information statement/prospectus was prepared by, and is the responsibility of, FairPoint’s management. None of Verizon, FairPoint’s or Verizon’s independent auditors, or any other independent accountants, or Deutsche Bank, as FairPoint’s financial advisor, or Verizon’s financial advisors have compiled, examined, or performed any procedures with respect to the projected financial information, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projected financial information.

Furthermore, the financial projections for the combined company:

•	necessarily consist of numerous assumptions with respect to, among other things, industry performance and general business, economic, market and financial conditions, all of which are difficult or impossible to predict and many of which are beyond FairPoint’s control and may not prove to have been, or may no longer be, accurate;

•	do not necessarily reflect revised prospects for the combined company’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial projections were prepared;

•	are not necessarily indicative of current values or future performance, which may be materially more favorable or less favorable than as set forth below; and

•	involve risks and uncertainties and should not be regarded as a representation or guarantee that they will be achieved.

The projections are forward-looking statements. For information on factors which may cause FairPoint’s or the combined company’s future financial results to materially vary, see “Risk Factors” beginning on page 18 and “Special Note Concerning Forward-Looking Statements” beginning on page 39.

For information about how FairPoint and Spinco generate revenues and their operating expenses, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview,” “— FairPoint” and “— Northern New England Business.”

THE FINANCIAL PROJECTIONS WERE, AT THE TIME MADE, BASED ON THEN CURRENT INFORMATION AND ASSUMPTIONS WHICH ARE SUBJECT TO CHANGE AS CONDITIONS DEVELOP. FAIRPOINT HAS NOT PUBLICLY UPDATED AND DOES NOT INTEND TO PUBLICLY UPDATE OR OTHERWISE REVISE THESE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING SINCE THEIR PREPARATION OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE SHOWN TO BE IN ERROR. FURTHERMORE, FAIRPOINT HAS NOT UPDATED AND DOES NOT INTEND TO UPDATE OR REVISE THESE PROJECTIONS TO REFLECT CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS.

FairPoint’s Summary Projections for the Combined Company

The combined company projections reflect projections for the combined company assuming the merger had been completed on January 1, 2008.

Assumptions

Standalone FairPoint

Revenues — On a standalone basis without giving effect to the merger, FairPoint assumed continued revenue losses in its current properties. The primary driver of revenue loss was assumed to be continued losses in network access revenues and Universal Service Fund revenues. Network access revenues were driven, in part, by minutes of use which have historically been declining across FairPoint’s properties and the telecommunications industry generally. Universal Service Fund revenues have also been declining, a trend FairPoint assumed would continue. Offsetting these declines was growth in data and Internet revenues from increased Internet customer penetration, driven mostly by FairPoint’s high speed data products such as DSL, as well as growth in long distance revenues from increased penetration of long distance customers. Although FairPoint assumed continued access line losses in its existing properties, FairPoint expected that increased bundling would drive higher penetration in non-regulated local products such as voicemail, call waiting and caller ID and that local revenues would remain relatively flat or decline slightly through the projection period. The cumulative effect of these assumptions is that total revenues were expected to decline between 0.4% and 1.2% every year of the projection period.

Expenses — On a standalone basis without giving effect to the merger, FairPoint assumed that operating expenses would remain flat or increase slightly through the projection period. The primary driver of this trend was higher cost of goods sold from the addition of broadband and long distance customers and general overhead trends experienced by FairPoint historically. The cumulative effect of these assumptions was that total expenses were expected to increase between 0.0% and 1.8% every year of the projection period.

Capital Expenditures — On a standalone basis without giving effect to the merger, FairPoint assumed that capital expenditures would remain flat for the duration of the projection period. The majority of systems and network improvements have taken place at FairPoint’s existing properties and FairPoint’s projections reflect the cost to continue extending broadband to its customer base and to cover routine maintenance spending.

Orange County — Poughkeepsie— FairPoint’s projections assumed that the sale of its 7.5% interest in the Orange County — Poughkeepsie Limited Partnership would occur in 2007. This transaction closed in April 2007. FairPoint had historically received annual distributions of approximately $9 to $10 million from its investment in the Orange County — Poughkeepsie Limited Partnership, which were recorded in FairPoint’s calculation of EBITDA. As a result of the sale, FairPoint assumed that it would not receive any further distributions from the Orange County — Poughkeepsie Limited Partnership.

Combined Company Projections

Revenues — The combined company revenue projections were the result of the combination of FairPoint’s assumptions for FairPoint on a standalone basis (described above) and its expectations for the Spinco business described below under the caption “FairPoint’s Summary Projections for the Spinco Business.”

Expenses — The combined company expense projections were the result of the combination of FairPoint’s assumptions for FairPoint on a standalone basis (described above) and its expectations for the Spinco business described below under the caption “FairPoint’s Summary Projections for the Spinco Business.” In addition, the combined company projections included FairPoint’s assumptions for depreciation and amortization expense, interest expense, income tax expense and fees payable in 2008 under the transition services agreement. The FairPoint standalone expenses are not indicative of the actual operating expenses that FairPoint would incur if the proposed merger with Spinco was not pending because FairPoint would run its business differently in that case.

Depreciation and Amortization — FairPoint assumed that depreciation and amortization expense would gradually decline through the projection period, primarily driven by decreasing capital expenditures following a near doubling in 2008, and projected declines in switched access lines. Capital expenditures per access line were projected to remain relatively constant.

Interest Expense — Interest expense was comprised of interest charges on the combined company’s bank debt and the Spinco securities. Based on FairPoint’s financing commitments, FairPoint assumed the interest on the combined company’s bank debt would equal LIBOR plus 175 basis points. FairPoint’s estimate of LIBOR for the projection period was based on the then prevailing yield curve. FairPoint assumed that the interest rate on the Spinco securities would be 7.75%. FairPoint also assumed that excess cash flow would be used to repay outstanding debt (other than the Spinco securities), which would have the effect of gradually lowering interest expense.

Income Tax Expense — FairPoint assumed that income taxes would be calculated using a federal rate of 34% and state taxes were calculated on a separate basis. FairPoint assumed that the combined company would be able to take advantage of FairPoint’s existing net operating loss carryforwards, which would have the effect of lowering taxes to be paid in cash through 2014.

FairPoint’s Summary Projections for the Combined Company

	2008(1)	2009	2010	2011	2012	2013	2014	2015
	(Dollars in millions)

FairPoint Revenues	$275	$274	$272	$269	$266	$263	$260	$257
% Y-o-Y Growth		(0.4)%	(0.7)%	(1.1)%	(1.1)%	(1.1)%	(1.1)%	(1.2)%
Spinco Revenues	1,152	1,144	1,149	1,145	1,138	1,136	1,137	1,137
% Y-o-Y Growth		(0.7)%	0.4%	(0.3)%	(0.6)%	(0.2)%	0.1%	0.0%

Pro Forma Combined Revenues	$1,427	$1,418	$1,421	$1,414	$1,404	$1,399	$1,397	$1,394
% Y-o-Y Growth		(0.6)%	0.2%	(0.5)%	(0.7)%	(0.4)%	(0.1)%	(0.2)%
FairPoint Operating Expenses	162	164	167	167	167	168	168	168
% Y-o-Y Growth		1.2%	1.8%	0.0%	0.0%	0.6%	0.0%	0.0%
Spinco Operating Expenses	799	710	716	723	728	735	743	749

% Y-o-Y Growth		(11.1)%	0.8%	1.0%	0.7%	1.0%	1.1%	0.8%
Pro Forma Combined EBITDA	$466	$544	$538	$524	$509	$496	$486	$477
FairPoint Capital Expenditures	$29	$29	$29	$29	$29	$29	$29	$29
% Y-o-Y Growth		0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Spinco Capital Expenditures	315	138	134	130	128	127	127	127
% Y-o-Y Growth		(56.2)%	(2.9)%	(3.0)%	(1.5)%	(0.8)%	0.0%	0.0%

Pro Forma Combined Capital Expenditures	$344	$167	$163	$159	$157	$156	$156	$156
% Y-o-Y Growth		(51.5)%	(2.4)%	(2.5)%	(1.3)%	(0.6)%	0.0%	0.0%

(1)	2008 financials include one-time operating expenses of $24 million and capital expenditures of $172 million related to the merger.

FairPoint’s Summary Projections for the Combined Company

Income Statement

	2008(1)	2009	2010	2011	2012	2013	2014	2015
	(Dollars in millions)

FairPoint Revenues:
Local	$69	$69	$69	$69	$68	$68	$68	$68
% Y-o-Y Growth		0.0%	0.0%	0.0%	(1.4)%	0.0%	0.0%	0.0%
Access	118	111	104	100	95	91	88	85
% Y-o-Y Growth		(5.9)%	(6.3)%	(3.8)%	(5.0)%	(4.2)%	(3.3)%	(3.4)%
Long Distance	27	28	29	29	29	29	29	29
% Y-o-Y Growth		3.7%	3.6%	0.0%	0.0%	0.0%	0.0%	0.0%
Data / Internet	40	45	49	50	50	50	50	50
% Y-o-Y Growth		12.5%	8.9%	2.0%	0.0%	0.0%	0.0%	0.0%
Other	21	21	21	21	24	25	25	25
% Y-o-Y Growth		0.0%	0.0%	0.0%	14.3%	4.2%	0.0%	0.0%

Subtotal FairPoint	$275	$274	$272	$269	$266	$263	$260	$257
% Y-o-Y Growth		(0.4)%	(0.7)%	(1.1)%	(1.1)%	(1.1)%	(1.1)%	(1.2)%
Spinco Revenues
Local	610	579	556	537	521	508	497	485
% Y-o-Y Growth		(5.1)%	(4.0)%	(3.4)%	(3.0)%	(2.5)%	(2.2)%	(2.4)%
Access	458	473	490	503	516	531	548	566
% Y-o-Y Growth		3.3%	3.6%	2.7%	2.6%	2.9%	3.2%	3.3%
Other	18	17	15	14	13	12	11	10
% Y-o-Y Growth		(5.6)%	(11.8)%	(6.7)%	(7.1)%	(7.7)%	(8.3)%	(9.1)%
Long Distance	89	90	91	92	91	90	90	89
% Y-o-Y Growth		1.1%	1.1%	1.1%	(1.1)%	(1.1)%	0.0%	(1.1)%
Data / Internet	99	121	142	147	146	146	144	143
% Y-o-Y Growth		22.2%	17.4%	3.5%	(0.7)%	0.0%	(1.4)%	(0.7)%
MVNO	0	1	6	11	15	19	22	25
% Y-o-Y Growth		N/A	500.0%	83.3%	36.4%	26.7%	15.8%	13.6%
Eliminations	(122)	(137)	(151)	(159)	(164)	(170)	(175)	(181)
% Y-o-Y Growth		12.3%	10.2%	5.3%	3.1%	3.7%	2.9%	3.4%

Subtotal Spinco	$1,152	$1,144	$1,149	$1,145	$1,138	$1,136	$1,137	$1,137
% Y-o-Y Growth		(0.7)%	0.4%	(0.3)%	(0.6)%	(0.2)%	0.1%	0.0%

Pro Forma Revenues	$1,427	$1,418	$1,421	$1,414	$1,404	$1,399	$1,397	$1,394
% Y-o-Y Growth		(0.6)%	0.2%	(0.5)%	(0.7)%	(0.4)%	(0.1)%	(0.2)%
FairPoint Operating Expenses	162	164	167	167	167	168	168	168
% Y-o-Y Growth		1.2%	1.8%	0.0%	0.0%	0.6%	0.0%	0.0%
Spinco Operating Expenses	799	710	716	723	728	735	743	749
% Y-o-Y Growth		(11.1)%	0.8%	1.0%	0.7%	1.0%	1.1%	0.8%

Pro Forma EBITDA	$466	$544	$538	$524	$509	$496	$486	$477
Depreciation and Amortization	330	322	314	302	292	276	247	218
Stock based Compensation and Other	2	0	0	0	0	0	0	0

Operating Income	$134	$222	$224	$222	$217	$220	$239	$259
Interest/Dividend Income	0	0	0	0	0	0	0	0
Interest Expense	(182)	(181)	(177)	(172)	(166)	(161)	(157)	(155)

Total Other Income/(Expense)	$(182)	$(181)	$(177)	$(172)	$(166)	$(161)	$(157)	$(155)

Pre Tax Income/(Loss)	$(48)	$41	$47	$50	$51	$59	$82	$104
Income Tax Benefit / (Expense)	16	(15)	(17)	(18)	(18)	(21)	(29)	(36)

Net Income/(Loss)	$(32)	$26	$30	$32	$33	$38	$53	$68

(1)	2008 financials include one-time operating expenses of $24 million.

FairPoint’s Summary Projections for the Combined Company

Balance Sheet

	As of December 31,
	2007	2008	2009	2010	2011	2012	2013	2014	2015
	(Dollars in millions)

Current Assets:
Cash	$7	$3	$3	$3	$3	$3	$3	$3	$3
Other Current Assets	339	330	324	320	314	308	307	307	306

Total Current Assets	$346	$333	$327	$323	$317	$311	$310	$310	$309
FairPoint Net PP&E	$242	$228	$214	$200	$189	$180	$173	$168	$163
Spinco Net PP&E	$1,732	$1,770	$1,639	$1,512	$1,389	$1,273	$1,165	$1,083	$1,031
Goodwill	$924	$924	$924	$924	$924	$924	$924	$924	$924
Customer List	71	66	61	56	52	47	42	38	33
Other Assets	157	175	162	147	132	118	101	86	85

Total Assets	$3,472	$3,496	$3,327	$3,162	$3,003	$2,853	$2,715	$2,609	$2,545

Total Current Liabilities	$221	$217	$216	$216	$216	$215	$215	$215	$214
Long-Term Liabilities:
Spinco Credit Facility	$1,680	$1,680	$1,680	$1,680	$1,608	$1,534	$1,467	$1,413	$1,387
Delayed Draw Term Loan	0	172	91	9	0	0	0	0	0

Total Secured Debt	$1,680	$1,852	$1,771	$1,689	$1,608	$1,534	$1,467	$1,413	$1,387
Remaining FairPoint Securities:
2010 Senior Notes, 11.875%	$2	$2	$2	$0	$0	$0	$0	$0	$0
Taconic Fixed/Berkshire Rural Telephone Finance Cooperative	1	1	1	1	1	1	1	1	1
Utilities Inc. — Rural Telephone Finance Cooperative	1	1	1	1	1	0	0	0	0
Demand Note Payable	0	0	0	0	0	0	0	0	0
Spinco Securities	$660	$660	$660	$660	$660	$660	$660	$660	$660

Long-Term Debt	$2,344	$2,516	$2,435	$2,351	$2,270	$2,195	$2,128	$2,074	$2,048
Other Long-Term Liabilities	$246	$273	$301	$331	$362	$397	$429	$465	$501

Total Long-Term Liabilities	$2,590	$2,789	$2,736	$2,682	$2,632	$2,592	$2,557	$2,539	$2,549
Minority Interest	0	0	0	0	0	0	0	0	0
Total Shareholders’ Equity/(Deficit)	$661	$490	$375	$264	$155	$46	$(57)	$(145)	$(218)

Total Liabilities & Shareholders’ Equity	$3,472	$3,496	$3,327	$3,162	$3,003	$2,853	$2,715	$2,609	$2,545

FairPoint’s Summary Projections for the Combined Company

Cash Flow

	2008	2009	2010	2011	2012	2013	2014	2015
	(Dollars in millions)

Cash Flows from Operations
Net Income/(Loss)	$(32)	$26	$30	$32	$33	$38	$53	$68
Amortization of Financing Fees	5	5	5	5	5	0	0	0
Amortization of Customer List	5	5	5	5	5	5	5	5
Depreciation and Amortization	320	312	304	292	282	271	242	213
Deferred Income Taxes	(18)	13	15	15	14	17	16	1
Pension/OPEB Cash Adjustment	27	29	30	31	33	34	36	37
Stock based compensation	2	0	0	0	0	0	0	0
Changes in Working Capital	1	0	0	2	1	0	0	0
Net Cash Provided by Operating Activities	$310	$390	$389	$382	$373	$365	$352	$324
Cash Flows from Investing
Acquisition of PP&E (Capital Expenditures)	(344)	(167)	(163)	(159)	(157)	(156)	(156)	(156)
Net Cash Used in Investing Activities	$(344)	$(167)	$(163)	$(159)	$(157)	$(156)	$(156)	$(156)
Cash Flows from Financing
Mandatory Repayment of Long-Term Debt	0	0	(2)	0	0	0	0	0
Dividends Paid to Common Stockholders	(142)	(142)	(142)	(142)	(142)	(142)	(142)	(142)

Net Cash Used in Financing Activities	$(142)	$(142)	$(144)	$(142)	$(142)	$(142)	$(142)	$(142)

Net Increase/Decrease in Cash Balance	$(176)	$81	$82	$81	$74	$67	$54	$26
Cash Balance, Beginning	$7	$3	$3	$3	$3	$3	$3	$3
Revolver/Delayed Draw Term Loan	172	(81)	(82)	(9)	0	0	0	0
Optional Debt Repayment	0	0	0	(72)	(74)	(67)	(54)	(26)
Cash Balance, Ending	$3	$3	$3	$3	$3	$3	$3	$3

FairPoint’s Summary Projections for the Spinco Business

The standalone Spinco projections reflect FairPoint’s projections for the Spinco business on a standalone basis.

Assumptions

Customer Assumptions

Switched Access Lines — On a standalone basis without giving effect to the merger, FairPoint assumed continued, but slowing, access line losses in the Spinco business as the result of overall industry trends such as cable competition and use by customers of alternative technologies. FairPoint believed that it would be able to mitigate access line losses in the Spinco business with regionally-focused marketing, bundling, win-back strategies and the substantially increased availability of its broadband product in Maine, New Hampshire and Vermont. FairPoint assumed that by 2012, the Spinco business would be serving approximately 1.1 million switched access lines, a cumulative loss of approximately 400,000, or 27%, versus the levels of switched access lines in 2006.

Broadband — On a standalone basis without giving effect to the merger, FairPoint assumed increased broadband penetration in the Spinco business, primarily through the offering of DSL technology, as the result of bundling and through its planned network expansion. FairPoint assumed broadband penetration of residential access lines would reach 38% by 2012, at which point the Spinco business would serve approximately 375,000 broadband customers, an increase of approximately 187,000 over 2006 levels.

Long Distance — On a standalone basis without giving effect to the merger, FairPoint assumed increased long distance penetration in the Spinco business as the result of bundling and regionally-focused marketing. FairPoint assumed retail long distance penetration of residential access lines would reach 67% by 2012, at which point the Spinco business would serve approximately 650,000 long distance customers, an increase of approximately 52,000 over 2006 levels.

Revenue Assumptions

Consumer Revenue — Consumer revenue was assumed to be derived primarily from local residential (or retail) customers purchasing local wireline and value added services. Value added services include products such as voicemail, call waiting and other non-regulated services. On a standalone basis without giving effect to the merger, FairPoint assumed continued losses in residential revenues of the Spinco business as the result of access line losses and declines in average revenue per unit. FairPoint assumed no change in local exchange tariffs and modest decreases in average revenue per unit from value added services. FairPoint assumed that total average revenue per unit for the Spinco business would decline 3% versus 2006 levels by 2012.

Small Business Revenue — Small business revenue was assumed to be derived primarily from local small business customers purchasing local wireline and value added services. On a standalone basis without giving effect to the merger, FairPoint assumed continued losses in small business revenues of the Spinco business as the result of access line losses and declines in average revenue per unit. FairPoint assumed no change in local exchange tariffs and modest decreases in average revenue per unit from value added services. FairPoint assumed total average revenue per unit for the Spinco business would decline 3% versus 2006 levels by 2012.

Enterprise Revenue — Enterprise revenue was assumed to be derived primarily from medium and large business customers purchasing local exchange and value added services. On a standalone basis without giving effect to the merger, FairPoint assumed continued losses in local exchange revenues of the Spinco business as the result of access line losses, offset partially by increases in average revenue per unit. FairPoint assumed total average revenue per unit for the Spinco business would increase 26% versus 2006 levels by 2012 as the Spinco business captured a greater percentage of the overall spending by Enterprise customers.

Partner Solutions Revenue — Partner solutions revenue was assumed to be derived primarily from wholesale offerings to other carriers such as competitive local exchange carriers and inter-exchange carriers. On a standalone basis without giving effect to the merger, FairPoint assumed total partner solutions revenue in the Spinco business would increase 4% from 2006 levels by 2012. The following are the primary components of partner solutions revenue:

Special Access Revenue — Special access revenue was assumed to be derived primarily from the sale of special circuits to other carriers in the region. On a standalone basis without giving effect to the merger, FairPoint assumed modest annual increases (between 2% and 5%) in special access revenue as the result of increased bandwidth capacity demands in the marketplace.

Switched Access Revenue — Switched access revenue, which is also referred to as network access revenue, was assumed to be derived primarily from the charges to inter-exchange carriers for use of the network of the Spinco business. FairPoint assumed switched access revenue of the Spinco business would continue to decline as minutes of use, which was assumed to be the primary driver of switched access revenue, would continue to erode industry-wide.

Local Revenues — Local revenues were assumed to include unbundling, interconnection, resale and collocation revenues derived primarily from competitive local exchange carriers connecting to and using the network of the Spinco business. On a standalone basis without giving effect to the merger, FairPoint assumed these revenues in the Spinco business would increase 4% versus 2006 levels by 2012 as the result of continued competitive local exchange carrier competition.

Other Partner Solutions Revenues — Other revenues were assumed to include revenues from other independent telephone companies, wireless providers, late pay, billing and collections services and carrier billing credits and adjustments. On a standalone basis without giving effect to the merger, FairPoint assumed other revenues in the Spinco business would increase 19% versus 2006 levels by 2012, primarily as the result of increased wireless presence in the region. While use of wireless services by customers was assumed to drive continued access line losses and losses in the local wireline revenue of the Spinco business, FairPoint also assumed that greater wireless presence would result in increased traffic across Spinco’s network which would drive increased partner solutions revenues.

Fiduciary Revenue — Fiduciary revenue was assumed to be derived primarily from high-cost loop support, other National Exchange Carrier Association, referred to as NECA, reimbursements and payments from a non-regulated affiliate to a regulated affiliate for items such as billing and collection and DSL line sharing. Payments from the non-regulated affiliate to the regulated affiliate were assumed to have been eventually eliminated in the consolidation process. On a standalone basis without giving effect to the merger, FairPoint assumed high-cost loop support and NECA reimbursements of the Spinco business would continue to decline with access line losses, while inter-company payments would increase with the growth in non-regulated products like broadband and long distance. FairPoint assumed fiduciary revenues of the Spinco business would increase 61% versus 2006 levels by 2012, primarily driven by increases in inter-company revenues.

Public Revenue — Public revenue was assumed to be derived from public pay telephones. On a standalone basis without giving effect to the merger, FairPoint assumed these revenues of the Spinco business would continue to decline consistent with overall industry trends.

LiveSource Revenue — LiveSource revenue was assumed to be derived from directory assistance and operator services. On a standalone basis without giving effect to the merger, FairPoint assumed these revenues of the Spinco business would continue to decline consistent with overall industry trends.

Internet Service Provider Revenue — Internet service provider revenue was assumed to be derived from broadband and dial-up services and includes DSL and fiber-to-the-premises products. On a standalone basis without giving effect to the merger, FairPoint assumed that competitive pressures would result in decreased average revenue per unit of the Spinco business, while increased product penetration would result in overall revenue growth. FairPoint assumed that Internet service provider revenues of the Spinco business would increase 125% versus 2006 levels by 2012.

Long Distance Revenue — Long distance revenue was assumed to be derived from the sale of long distance services to residential and business customers. On a standalone basis without giving effect to the merger, FairPoint assumed that competitive pressures would result in decreased average revenue per unit of the Spinco business, while increased product penetration would result in overall revenue growth. FairPoint assumed that long distance revenues of the Spinco business would increase 11% versus 2006 levels by 2012.

MVNO Revenue — MVNO revenue was assumed to be derived from the resale of wireless voice products purchased from another wireless network operator, such as Cellco. On a standalone basis without giving effect to the merger, FairPoint assumed that the Spinco business would have an MVNO product to complement its bundling strategy beginning in 2009. FairPoint assumed that 3.5% of the Spinco business’s switched access line customer base would subscribe to its MVNO product by 2012 and that the product would contribute approximately $15 million in annual revenue in 2012, or approximately 1% of total revenues of the Spinco business.

Eliminations — Revenue eliminations were assumed to consist primarily of payments from a non-regulated affiliate to a regulated affiliate for items such as billing and collection and DSL line sharing. Eliminations increased through the projection period as the Spinco business was assumed to continue to add customers on its non-regulated services, such as broadband and long distance.

Expense Assumptions

Following the transition period, FairPoint assumed that expenses in the Spinco business would remain relatively flat or increase slightly over the projection period. Non regulated expenses were expected to increase as the business added broadband and long distance customers. At the same time, FairPoint assumed operating expenses of the Spinco business would remain relatively flat or decrease slightly over the projection period as access lines continued to decline.

Capital Expenditure Assumptions

FairPoint assumed that recurring capital expenditures of the Spinco business following the end of the projected term of the transition services agreement with Verizon would remain relatively flat or increase slightly on a per-access-line basis, while the overall decrease in access lines would result in declines in capital expenditures over the projection period.

FairPoint’s Summary Projections for the Spinco Business

	2008	2009	2010	2011	2012	2013	2014	2015
	(Dollars in millions, except per line)

Switched Access Lines
Consumer	853,149	808,358	769,961	737,238	709,592	686,530	667,650	650,959
Small Business	180,784	172,197	164,878	158,695	153,538	149,316	145,583	141,943
Enterprise	134,381	127,998	122,558	117,962	114,128	110,989	108,215	105,509
Wholesale	108,848	99,468	94,809	93,071	92,137	90,521	89,660	89,182
Official	27,218	26,946	26,677	26,410	26,146	25,884	25,626	25,369
Public	7,334	6,307	5,361	4,503	3,738	3,065	2,483	1,986

Total Switched Access Lines	1,311,713	1,241,274	1,184,244	1,137,880	1,099,278	1,066,306	1,039,216	1,014,949
% Change	(6.2)%	(5.4)%	(4.6)%	(3.9)%	(3.4)%	(3.0)%	(2.5)%	(2.3)%
Retail DSL
Consumer	237,494	258,023	277,434	284,741	292,940	301,958	311,833	321,845
Business	39,982	56,344	72,096	77,373	82,468	87,265	92,052	96,670

Total Retail DSL	277,476	314,367	349,530	362,113	375,408	389,222	403,885	418,515
% Change	16.8%	13.3%	11.2%	3.6%	3.7%	3.7%	3.8%	3.6%
Penetration of Retail Lines	23.8%	28.4%	33.1%	35.7%	38.4%	41.1%	43.8%	46.6%

Access Line Equivalents	1,589,189	1,555,641	1,533,774	1,499,993	1,474,686	1,455,528	1,443,101	1,433,464
% Change	(2.9)%	(2.1)%	(1.4)%	(2.2)%	(1.7)%	(1.3)%	(0.9)%	(0.7)%
Long Distance
Consumer	524,686	524,686	524,686	524,686	524,686	524,686	524,686	524,686
Business	107,424	117,331	126,716	126,716	126,716	126,716	126,716	126,716

Total Long Distance	632,110	642,017	651,402	651,402	651,402	651,402	651,402	651,402
% Change	0.2%	1.6%	1.5%	0.0%	0.0%	0.0%	0.0%	0.0%
Penetration of Retail Lines	54.1%	57.9%	61.6%	64.2%	66.7%	68.8%	70.7%	72.5%
Local Exchange Carrier Revenues
Consumer	$361	$339	$321	$306	$294	$283	$274	$267
Small Business	121	115	110	106	103	101	99	97
Enterprise	127	126	125	125	124	124	124	121
Partner Solutions (Carrier and Competitive Local Exchange Carriers)	309	310	314	320	329	339	351	363
Fiduciary	149	162	176	183	187	192	197	202
Public	5	4	3	2	2	1	1	1
LiveSource	14	13	12	12	11	11	10	10

Total Local Exchange Carrier Revenues	$1,086	$1,069	$1,061	$1,054	$1,050	$1,051	$1,056	$1,061
% Change	(2.7)%	(1.6)%	(0.7)%	(0.7)%	(0.4)%	0.1%	0.5%	0.5%
Non-Regulated Revenues
Internet Service Provider Revenue	$99	$121	$142	$147	$146	$146	$144	$143
Long Distance Revenue	89	90	91	92	91	90	90	89
MVNO Revenue	0	1	6	11	15	19	22	25
Total Non-Regulated Revenues	$188	$212	$239	$250	$252	$255	$256	$257

% Change	12.6%	12.8%	12.7%	4.6%	0.8%	1.2%	0.4%	0.4%
Eliminations	(122)	(137)	(151)	(159)	(164)	(170)	(175)	(181)
Consolidated Spinco Revenues	$1,152	$1,144	$1,149	$1,145	$1,138	$1,136	$1,137	$1,137

% Change	(2.2)%	(0.7)%	0.4%	(0.3)%	(0.6)%	(0.2)%	0.1%	0.0%

	2008	2009	2010	2011	2012	2013	2014	2015
	(Dollars in millions, except per line)

Local Exchange Carrier Cash Operating Expense
Recurring Overhead	$601	$645	$641	$638	$636	$635	$636	$639
Transition Services Agreement	115	0	0	0	0	0	0	0
Non recurring (Branding/Recruiting/etc.)	24	0	0	0	0	0	0	0

Total Local Exchange Carrier Cash Expense	$740	$645	$641	$638	$636	$635	$636	$639
% Change	11.1%	(12.8)%	(0.6)%	(0.5)%	(0.3)%	(0.2)%	0.2%	0.5%
Non Reg Cash Operating Expense
Internet Service Provider Expense	127	147	166	179	188	198	207	213
Long Distance Expense	54	54	55	55	55	55	55	55
MVNO Expense	0	1	5	10	13	17	20	23

Total Non Reg Operating Expense	$181	$202	$226	$244	$256	$270	$282	$291
% Change	14.6%	11.6%	11.9%	8.0%	4.9%	5.5%	4.4%	3.2%
Eliminations	(122)	(137)	(151)	(159)	(164)	(170)	(175)	(181)

Consolidated Spinco Cash Expense	$799	$710	$716	$723	$728	$735	$743	$749
% Change	11.1%	(11.1)%	0.8%	1.0%	0.7%	1.0%	1.1%	0.8%

Consolidated Spinco Operating EBITDA	$353	$434	$433	$422	$410	$401	$394	$388
% Change	(27.5)%	22.9%	(0.2)%	(2.5)%	(2.8)%	(2.2)%	(1.7)%	(1.5)%
Margin	30.6%	37.9%	37.7%	36.9%	36.0%	35.3%	34.7%	34.1%
Less: Higher Standalone FairPoint
Labor Cost	$(4)	$(4)	$(4)	$(4)	$(4)	$(3)	$(3)	$(3)
Less: DSL Average Revenue Per Unit
Impact	(2)	(2)	(2)	(2)	(2)	(3)	(3)	(3)

Incremental EBITDA	$347	$428	$427	$416	$404	$395	$388	$382
Plus: Pension & OPEB Cash Adjustment	$27	$29	$30	$31	$33	$34	$36	$37
Incremental Cash EBITDA	$374	$457	$457	$447	$437	$429	$424	$419
% Change	(26.8)%	22.2%	0.0%	(2.2)%	(2.2)%	(1.8)%	(1.2)%	1.2%
Capital Expenditures
Recurring	$143	$138	$134	$130	$128	$127	$127	$127
DSL Buildout	44	0	0	0	0	0	0	0
Conversion	128	0	0	0	0	0	0	0
Total Capital Expenditures	$315	$138	$134	$130	$128	$127	$127	$127

Recurring per Avg. Switched Loop	$106	$108	$110	$112	$114	$117	$121	$124
Total per Avg. Switched Loop	$232	$108	$110	$112	$114	$117	$121	$124

Synergies

In 2005, Verizon allocated approximately $243 million in costs, excluding depreciation, to the Northern New England business. In 2006, this figure increased to $270 million and FairPoint forecasted the amount to be approximately $222 million in 2007. These allocations will cease upon closing of the merger and will be replaced in part by the incremental direct costs that FairPoint expects to incur to run the Spinco business. Synergies are essentially the difference between the allocated costs that will be eliminated upon closing of the merger and the incremental direct costs that the combined company must incur following the merger. Using 2007 as the comparison, FairPoint anticipated the elimination of approximately $105 to $115 million of the $222 million in allocated costs in areas such as software depreciation, programming and rents that are primarily allocations to these properties from centralized workgroups and for corporate services rendered outside of Maine, New Hampshire and Vermont. FairPoint assumed that these savings would be partially offset by increased costs in areas such as engineering and operations, and finance and accounting where FairPoint anticipated, among other things, adding personnel to replace the centralized functions that would no longer be provided by Verizon. FairPoint expected that these cost increases would total approximately $40 to $45 million. FairPoint expected that the net result of the eliminated allocations and direct costs would be approximately $100 million on a run-rate basis following the successful integration of the Spinco business.

Non-GAAP Financial Measures

EBITDA is a non-GAAP financial measure (i.e., it is not a measure of financial performance under accounting principles generally accepted in the United States, or GAAP) and should not be considered in isolation or as a substitute for consolidated statements of operations and cash flows data prepared in accordance with GAAP. In addition, the non-GAAP financial measures used by FairPoint may not be comparable to similarly titled measures used by other companies.

FairPoint believes EBITDA is useful to investors because EBITDA is commonly used in the communications industry to analyze companies on the basis of operating performance, liquidity and leverage. FairPoint believes EBITDA allows a standardized comparison between companies in the industry, while minimizing the differences from depreciation policies, financial leverage and tax strategies. For more information on Deutsche Bank’s use of EBITDA in rendering its fairness opinion, see “ — Opinion of Deutsche Bank Securities Inc., Financial Advisor to FairPoint, to FairPoint’s Board of Directors” beginning on page 56.

The GAAP measure most directly comparable to EBITDA is net cash provided by operating activities from continuing operations. Because of the forward-looking nature of the forecasted EBITDA, specific quantifications of the amounts that would required to reconcile forecasted net cash provided by operating activities from continuing operations to forecasted EBITDA are not available. FairPoint believes that providing estimates of the amounts that would be required to reconcile forecasted EBITDA to forecasted net cash provided by operating activities from continuing operations would imply a degree of precision that could be confusing or misleading.

Materials Provided to FairPoint’s Board of Directors on January 10, 2007 and January 14, 2007

On March 20, 2006, FairPoint engaged Lehman Brothers to act as a financial advisor in connection with a proposed transaction with Verizon. Subsequently, on May 19, 2006, FairPoint also engaged Morgan Stanley to act as a financial advisor in connection with a proposed transaction with Verizon. On January 10, 2007 and January 14, 2007, materials prepared by Lehman Brothers and Morgan Stanley in conjunction with FairPoint’s management were included in presentations by FairPoint’s management to FairPoint’s board of directors.

The materials prepared by Lehman Brothers and Morgan Stanley in conjunction with FairPoint’s management that were included in presentations by FairPoint’s management to FairPoint’s board of directors on January 10, 2007 and January 14, 2007 are attached as Annexes C-1 and C-2 to this information statement/prospectus. In this information statement/prospectus, those materials are collectively referred to as the “January 2007 materials.” The following is a summary of the January 2007 materials. This summary is qualified in its entirety by reference to the January 2007 materials attached as Annexes C-1 and C-2 to this information statement/prospectus.

Lehman Brothers’ and Morgan Stanley’s advisory services and the materials they prepared in conjunction with the management of FairPoint were provided for the information and assistance of FairPoint in connection with its consideration of the transaction with Verizon. The materials prepared by Lehman Brothers and Morgan Stanley in conjunction with FairPoint’s management are not intended to be and do not constitute a recommendation to recipients of this information statement/prospectus regarding the transactions or any other person with respect to the spin-off, the merger or any other transaction. Neither Lehman Brothers nor Morgan Stanley rendered a fairness opinion with respect to the transaction, and neither expressed any opinion as to the merits of the underlying decision by FairPoint, Verizon, Spinco or any other person to engage in the transaction. In addition, neither Lehman Brothers nor Morgan Stanley was retained to provide advice to Verizon, Spinco or their respective boards of directors with respect to the spin-off, the merger or any other transaction.

In connection with their roles as financial advisors to FairPoint and in preparing, in conjunction with FairPoint’s management, the January 2007 materials, Lehman Brothers and Morgan Stanley reviewed and analyzed, among other things:

•	the merger agreement and certain related documents, including the distribution agreement and the transition services agreement;

•	the specific terms of the merger;

•	publicly available information concerning FairPoint and Verizon that Lehman Brothers and Morgan Stanley believed to be relevant to the preparation of the materials, including certain periodic reports filed by FairPoint and Verizon, including their most recent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q;

•	financial and operating information with respect to the business, operations and prospects of FairPoint furnished to Lehman Brothers and Morgan Stanley by FairPoint, including financial projections for FairPoint prepared by FairPoint’s management;

•	historical financial and operating information with respect to the business and operations of the Northern New England business furnished to Lehman Brothers and Morgan Stanley by Verizon;

•	estimated revenue data pertaining to the Northern New England business for 2006 and 2007, estimated EBITDA and expense data pertaining to the local exchange portion of the Northern New England business for 2006 and 2007 and estimated pension and OPEB liability data through 2012 pertaining to the local exchange portion of the Northern New England business furnished to Lehman Brothers and Morgan Stanley by Verizon;

•	financial and operating information with respect to the business and operations of the Northern New England business furnished by FairPoint, including financial materials received from FairPoint’s management;

•	trading history of FairPoint common stock and the common stock of companies deemed to be comparable;

•	a comparison of the financial terms of the merger with the financial terms of certain other transactions that Lehman Brothers and Morgan Stanley deemed relevant; and

•	information concerning the impact of the merger on the future financial performance of the combined company, including cost savings/operating synergies and other strategic benefits expected by the management of FairPoint to result from the combination of the businesses of FairPoint and the Northern New England business.

In addition, Lehman Brothers and Morgan Stanley had discussions with the managements of FairPoint and Verizon concerning their respective businesses, operations, assets, financial condition and prospects of FairPoint and the Northern New England business and concerning the business, operations, assets, financial condition and prospects of Spinco, and Lehman Brothers and Morgan Stanley undertook such other studies, analyses and investigations as they deemed appropriate.

In preparing the January 2007 materials in conjunction with FairPoint’s management, Lehman Brothers and Morgan Stanley assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers and Morgan Stanley without assuming any responsibility for independent verification of that information. Lehman Brothers and Morgan Stanley further relied upon the assurances of the management of FairPoint that they were not aware of any facts or circumstances that would make that information inaccurate or misleading and upon the representations and warranties of Verizon in the merger agreement. With respect to the financial and operating information of FairPoint and the Northern New England business, upon advice of FairPoint, Lehman Brothers and Morgan Stanley assumed that this information was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of FairPoint as to their respective future financial performance and that they would perform substantially in accordance with this information. With respect to the cost savings/operating synergies and strategic benefits expected to result from a combination of the businesses of FairPoint and the Northern New England business, upon advice of FairPoint, Lehman Brothers and Morgan Stanley assumed that the estimated cost savings/operating synergies and strategic benefits would be achieved substantially in accordance with those expectations. In preparing the January 2007 materials in conjunction with FairPoint’s management, Lehman Brothers and Morgan Stanley did not conduct or obtain any evaluations or appraisals of the assets or liabilities of FairPoint or the Northern New England business, nor did they conduct a physical inspection of the properties and facilities of FairPoint or the Northern New England business. The materials prepared by Lehman Brothers and Morgan Stanley were necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, January 10, 2007 and January 14, 2007, respectively.

The following is a summary of the January 2007 materials:

Transaction Terms

The January 2007 materials reviewed and summarized the terms of the transaction, including the consideration paid, transaction structure, governance and social issues, other economic considerations, transition services, financing, closing conditions and termination payments.

Contribution/Ownership Analysis

The January 2007 materials summarized the comparative ownership of the combined company by FairPoint stockholders and Verizon stockholders based on the number of shares of FairPoint common stock to be issued to Verizon stockholders in the transaction.

Historical Share Price Analysis

The January 2007 materials reviewed historical data with regard to the trading prices of FairPoint common stock for the period from January 5, 2006 to January 5, 2007. The materials noted the price on the date that the proposed transaction was first reported in the financial press.

Illustrative Purchase Price and Value Analyses

The January 2007 materials reviewed the implied multiple of EBITDA based on the transaction price and assuming different rates of access line growth and the implied net value to FairPoint of the transaction.

EBITDA Trend Analysis

The January 2007 materials reviewed the historical trend in EBITDA for the Northern New England business, adjusted to give effect to the elimination of the portion of the pension and OPEB liabilities to be retained by Verizon.

Pro Forma Financial Summary

The January 2007 materials included two pro forma financial summaries for FairPoint after giving effect to the transaction, and assuming that the transition services agreement would remain in effect for six months and 12 months, respectively, focusing on free cash flow, earnings per share, dividend payout ratio and leverage. This material was presented in the January 10, 2007 materials and updated (using updated financial information) in the January 14, 2007 materials.

Precedent Transaction Analysis

The January 2007 materials reviewed the net transaction value as a multiple of access lines and EBITDA for eight transactions using publicly available information, that Lehman Brothers and Morgan Stanley, based on their experience with merger and acquisition transactions, deemed relevant in preparing the materials. The materials reviewed the following transactions: CenturyTel/Madison River; Citizens Communications/Commonwealth Telephone; Alltel/Valor Telecom; The Carlyle Group/Verizon Hawaii; Consolidated Communications/TXU (telecom assets); Homebase Acquisition Corp./ICTC (McLeodUSA); Alltel/Verizon Kentucky; and CenturyTel/Verizon Missouri and Alabama.

Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, the January 2007 materials reviewed and compared specific financial and operating data relating to FairPoint with selected companies that Lehman Brothers and Morgan Stanley deemed comparable to FairPoint and Spinco. The companies reviewed were selected by Lehman Brothers and Morgan Stanley based on their experience with companies in the rural telecommunications industry and included Alaska Telecommunications, Citizens Communications, Commonwealth Telephone, Consolidated Communications, Iowa Telecommunications, Windstream and Embarq. The January 2007 materials calculated Spinco’s and each comparable company’s ratio of enterprise value to EBITDA (estimated for 2007 and 2008), ratio of equity value to free cash flow (estimated for 2007 and 2008), current dividend yield, dividend payout ratio and total debt to historical EBITDA. All of these calculations were performed and based on publicly available financial data.

General

In preparing the January 2007 materials, Lehman Brothers and Morgan Stanley, in conjunction with FairPoint’s management, made numerous assumptions with respect to industry trends and risks associated with industry performance, general business and economic conditions and other matters, many of which are beyond the control of FairPoint or Verizon. Any estimates contained in the January 2007 materials are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. The materials did not purport to be appraisals or to reflect the prices at which FairPoint common stock might trade following announcement or consummation of the merger.

The terms of the merger were determined through arm’s length negotiations between FairPoint and Verizon and were approved by FairPoint’s and Verizon’s boards of directors. Neither Lehman Brothers nor Morgan Stanley rendered a fairness opinion with respect to the transaction, and neither expressed any opinion as to the merits of the underlying decision by FairPoint, Verizon, Spinco or any other person to engage in the transaction. In addition, neither Lehman Brothers nor Morgan Stanley was retained to provide advice to Verizon, Spinco or their respective boards of directors with respect to the spin-off, the merger or any other transaction.

Lehman Brothers and Morgan Stanley are internationally recognized investment banking firms and, as part of their investment banking activities, are regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. FairPoint selected Lehman Brothers and Morgan Stanley as financial advisors because of their expertise, reputation and familiarity with FairPoint and the telecommunications industry generally and because their investment banking professionals have substantial experience in transactions comparable to the merger.

If the merger is completed, Lehman Brothers will receive $10 million and, in FairPoint’s sole discretion, is eligible to receive an additional $5 million, as compensation for its financial advisory services. If the merger is completed, FairPoint will determine whether to pay Lehman Brothers all or a portion of the additional $5 million based on Lehman Brothers’ contributions during the negotiation phase of the transaction as well as the assistance Lehman Brothers renders during the period between signing and closing. If the merger is completed, Morgan Stanley will receive $5 million as compensation for its financial advisory services.

In the ordinary course of their businesses, Lehman Brothers and Morgan Stanley may actively trade in the debt or equity securities of FairPoint and Verizon (and its affiliates) for their own account and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Verizon’s Reasons for the Spin-Off and the Merger

As part of Verizon’s periodic review process, Verizon management reviews its portfolio of assets to evaluate its current structure and composition, to determine whether changes might be advisable, and to look for attractive ways to add value for its stockholders. Verizon also regularly receives expressions of interest in its access line properties. When those expressions are credible, Verizon investigates and evaluates the proposals to satisfy its fiduciary responsibility to stockholders. The decision to pursue the proposed transaction involving the transfer of Verizon’s local exchange business in Maine, New Hampshire and Vermont followed preliminary discussions with FairPoint and the receipt of an inquiry from a third party interested in acquiring those operations and the solicitation of indications of interest from FairPoint and other parties.

Verizon’s board of directors consulted with its financial and legal advisors and considered a wide variety of factors in deciding whether to approve the spin-off and the merger with FairPoint and certain related transactions. These factors included:

•	Verizon’s belief that its strategic position would be enhanced by the transactions because Verizon’s current strategy is focused on delivering broadband, wireless, wireline and other related communication services to mass market, business, government and wholesale customers in markets across the United States and to business customers internationally, and the transactions would allow Verizon to focus more intently on transitioning its traditional wireline customer base to broadband.

•	Verizon’s expectation that the Verizon Group would receive $1.7 billion comprised of the special cash payment and the Spinco securities, which it may use either to reduce the debt of members of the Verizon Group or repurchase Verizon common stock.

•	The potential value, as determined by evaluating pre- and post-transaction discounted cash flows and the valuation of comparable businesses, of the approximately 60% of the combined company that Verizon stockholders will own after the spin-off and merger.

•	The expected tax-efficient structure for Verizon stockholders of the proposed spin-off and immediate merger of Spinco with FairPoint.

•	The benefits that might accrue to Verizon stockholders as owners of FairPoint common stock after the merger, including specifically that FairPoint intends to continue its existing dividend policy after the merger.

Verizon also considered the potential risks associated with the spin-off and merger, including the risk of realizing the anticipated benefits of the merger and the risk that FairPoint might be unable to operate the business of the combined company successfully.

Board of Directors and Management of the Combined Company

There are currently six directors serving on FairPoint’s board of directors, including David L. Hauser, who was elected at FairPoint’s annual meeting, which was held on August 22, 2007. The merger agreement provides that immediately prior to the effective time of the merger, the parties will take all action necessary to cause the board of directors of FairPoint to consist of nine members, four of whom will be initially designated by Verizon and five of whom will be initially designated by FairPoint. The nine directors will be distributed evenly among the three classes of directors. One of the four directors designated by Verizon, Jane E. Newman, was appointed by FairPoint’s board of directors to fill a vacancy on the board of directors following FairPoint’s 2007 annual meeting. In October 2007, FairPoint’s board of directors elected Ms. Newman as Lead Director. Verizon also has designated Thomas F. Gilbane, Jr., Robert A. Kennedy and Michael R. Tuttle to be appointed to the board of directors of the combined company upon the closing of the merger. None of Verizon’s director designees are employees of Verizon, its affiliates or Cellco or any of its subsidiaries. FairPoint has designated Eugene B. Johnson, its current Chairman of the board of directors and Chief Executive Officer, as one of its designees to the board of directors of the combined company and as the Chairman of the board of directors of the combined company. FairPoint has designated Patricia Garrison-Corbin, David L. Hauser, Robert S. Lilien and Claude C. Lilly, each of whom currently is a director of FairPoint, as its remaining designees to the board of directors of the combined company.

The merger agreement also provides that the officers of FairPoint at the effective time of the merger will continue to be the officers of the combined company following the merger. See “Management of the Combined Company.”

Ownership of FairPoint Following the Merger

FairPoint anticipates that, prior to the elimination of fractional shares, Verizon stockholders will collectively own approximately 60% of the outstanding shares of the combined company’s common stock following the merger on a fully diluted basis (excluding treasury stock, certain specified options, restricted stock units, restricted units and certain restricted shares outstanding as of the date of the merger agreement). Based on existing ownership levels, FairPoint does not expect that there will be any holders of more than 10% of the outstanding common stock of the combined company immediately following the merger.

Effects of the Merger and Spin-Off on Verizon Stock Options and Other Verizon Stock-Based Awards

The exercise price of and number of shares of Verizon common stock underlying options to purchase shares of Verizon common stock held by any current or former Verizon employee (including a Verizon employee who continues as an employee of the combined company following the spin-off and the merger) will be adjusted, in an amount yet to be determined, pursuant to the terms of the applicable Verizon equity incentive plans, taking into account any decrease in the value of Verizon common stock immediately following the spin-off and the merger. No adjustment will be made to the outstanding options if there is no decrease in the value of Verizon’s common stock as a result of the spin-off and the merger. In order to avoid adverse tax treatment for option holders under the Code, the number of shares of Verizon common stock subject to the adjusted options will be rounded down to the nearest whole share, and the per share exercise price will be rounded up to the nearest whole cent.

Verizon restricted stock units, referred to as RSUs, awarded pursuant to Verizon equity incentive plans and held by any current or former Verizon employee (including a Verizon employee who continues as an employee of the combined company following the spin-off and the merger) at the time of the spin-off and the merger will continue to represent the right to receive the cash value equivalent of the hypothetical shares of Verizon common stock subject to the award. Each current or former Verizon employee who holds Verizon RSUs at the time of the spin-off will receive additional Verizon RSUs approximately equal to the cash value of the FairPoint common stock that would be received with respect to each hypothetical share of Verizon common stock held by the current or former Verizon employee under the RSU program.

Verizon performance stock units, referred to as PSUs, awarded pursuant to Verizon equity incentive plans and held by any current or former Verizon employee (including a Verizon employee who continues as an employee of the combined company following the spin-off and the merger) at the time of the spin-off and the merger will continue to represent the right to receive the cash value equivalent of the hypothetical shares of Verizon common stock subject to the award. Each current or former Verizon employee who holds Verizon PSUs at the time of the spin-off will receive additional Verizon PSUs approximately equal to the cash value of the FairPoint common stock that would be received with respect to each hypothetical share of Verizon common stock held by the current or former Verizon employee under the PSU program.

Interests of Certain Persons in the Merger

Recipients of this information statement/prospectus should be aware of potential conflicts of interest of, and the benefits available to, certain of FairPoint’s officers. These officers may have interests in the merger that may be different from, or in addition to, the interests of FairPoint and Verizon stockholders as a result of, among other things, certain payments that have been made or are expected to be made to them in connection with the merger. See “Other Compensation Arrangements.”

In connection with the merger, members of FairPoint’s senior management received transaction bonuses that were approved by the compensation committee of FairPoint’s board of directors. The transaction bonuses are as follows: Eugene B. Johnson, $150,000; John P. Crowley, $100,000; Walter E. Leach, Jr., $120,000; Peter G. Nixon, $100,000; and Shirley J. Linn, $135,000. One half of each transaction bonus was paid in February 2007 and the remaining half will be paid upon closing of the merger.

Under the Change in Control and Severance Agreements between FairPoint and each of John P. Crowley, Walter E. Leach, Jr., Peter G. Nixon and Shirley J. Linn, (i) in the event of the employee’s termination without cause or following a change in control, or (ii) within two years of a change in control, upon the employee’s resignation within 45 days following (a) a significant or material reduction of the employee’s key responsibilities or duties, (b) a reduction in the employee’s overall compensation opportunities, or (c) the diminishment or elimination of the employee’s rights to “Severance Benefits” as defined in the Change in Control and Severance Agreement, or (d) any material breach by FairPoint of the Change in Control and Severance Agreement, he or she will be entitled to severance and benefits, including the immediate vesting of any non-performance, non-vested or unearned long-term incentive awards.

The consummation of the merger will constitute a change in control under the Change in Control and Severance Agreements. Under these agreements, if a change in control occurred as of December 31, 2007 and any of these executives were terminated or resigned as of that date under the circumstances described above, the executive would have been entitled to the following total compensation, including lump sum payments and insurance premiums: John P. Crowley, $2,241,000; Walter E. Leach, Jr., $1,445,000; Peter G. Nixon, $1,251,000; and Shirley J. Linn, $1,932,000.

Regulatory Approvals

Telecommunications Regulatory Approvals

The transactions contemplated by the merger agreement require approval of the state regulatory agencies of the following states in their capacities as regulators of incumbent local exchange and intrastate toll carrier operations of Verizon or FairPoint: Illinois, Maine, New Hampshire, Vermont and Virginia. Although the scope of matters that must be approved varies by state, the foregoing approvals are generally required for the transfer of Verizon’s local exchange and intrastate toll businesses in Maine, New Hampshire and Vermont to companies to be controlled by FairPoint, which will be deemed to occur in connection with the contribution and distribution transactions and the merger described elsewhere in this information statement/prospectus.

In January 2007, Verizon and FairPoint completed the filing of joint applications (sometimes referred to as petitions) in Maine, New Hampshire, and Vermont for approvals that were required to be obtained prior to completion of the transactions. FairPoint filed the necessary application in Illinois in March 2007. FairPoint filed an application in Virginia in May 2007. Following the filing of the applications submitted to date, other parties such as consumer and public groups, labor unions, electric utilities, municipalities, cable companies, competitors, and consumer advocates have filed notices of appearance and petitions to intervene raising concerns with or objections to the transactions and seeking either the disapproval of the transactions or the imposition of material conditions on the transactions or the combined company. After the filing of the applications and petitions to intervene, state law or administrative rule allows regulators in certain states discretion on whether to conduct hearings on the matters. The applicants have filed their initial and other testimonies, completed the rounds of discovery, prepared and filed rebuttal testimony, and have attended hearings on the matters and submitted briefs to further support the applications. The regulatory agency in Vermont held a hearing on the merits in September 2007 and again in January 2008 following settlement with the Vermont Department of Public Service, the public advocate in Vermont, the New Hampshire regulatory agency held a hearing on the merits in October 2007, and the Maine Public Utilities Commission, referred to as the MPUC, held a hearing in October 2007. In addition, FairPoint has settled with certain of these intervenors, and the settling intervenors have agreed to withdraw their objections to the transactions. These state approvals generally require the applicants to demonstrate that the transactions are for a proper purpose and are consistent with the public interest, convenience, and necessity, that they promote the general good and that the combined company will have the financial, technical, and managerial abilities to provide reasonable service to the public in such state. Within 30 days following completion of the merger, the combined company will also be required to file a post-transaction notice with the Alabama Public Service Commission.

The Illinois Commerce Commission, by an Order entered on June 27, 2007, granted FairPoint approval of the reorganization under Illinois law that would result from the merger. The period in which rehearing may be sought expired 30 days after the service of the June 27, 2007 Illinois Commerce Commission Order. The Virginia State Corporations Commission, by an order entered on July 30, 2007, granted approval of the transfer that would result from the merger. The period in which an appeal could have been filed expired 30 days after the issuance of the order on July 30, 2007.

Efforts were made in the Maine legislature in the 2007 session by certain parties to achieve enactment of legislation which would change the standard for approval of sales, reorganizations, purchases and mergers involving the state’s public utilities pursuant to which the MPUC would approve these transactions. In Vermont, legislation was proposed that would have established new criteria for the approval of the merger. This proposed legislation was not enacted.

In addition, under the Communications Act of 1934, as amended, referred to as the Communications Act, the FCC must approve the transfer of FCC licenses and authorizations held by Spinco subsidiaries. Verizon and FairPoint filed applications for consent to transfer assets, customer relationships, licenses, and authorizations in January and February 2007, and amended one of the applications in March 2007. Other parties including labor unions and a competitor filed petitions to deny the transfer applications, raising concerns with or objections to the transactions. The FCC issued an order approving the transfer of the licenses and other authorizations in connection with the transaction on January 9, 2008. The FCC did not condition its approval on particular requirements, but it did determine that the combined company would have to comply with the regulations applicable to the Bell Operating Companies. The time for seeking reconsideration of or appealing that decision has passed. The FCC granted FairPoint’s request for a waiver of the “all or nothing” rule on January 25, 2008. This waiver will allow the acquired Northern New England exchanges and FairPoint’s rural local exchange carriers to continue to be operated under price cap regulation and rate-of-return regulation, respectively, following the closing. Absent this waiver, the combined company’s rural operations would have to be converted to price cap regulation. The waiver will continue until the FCC completes its pending review of whether to modify or eliminate the all or nothing rule.

The MPUC issued its written order approving the transactions on February 1, 2008. The Vermont Public Service Board issued its written order approving the transactions on February 15, 2008. The New Hampshire Public Utilities Commission issued its written order approving the transactions on February 25, 2008.

The orders issued by the state regulatory authorities in Maine, New Hampshire and Vermont provide for, among other things:

•	a 35% reduction in the rate of dividends to be paid by the combined company following the merger (as compared to the dividend rate paid by FairPoint since its initial public offering in 2005), which could be effective for up to ten years following the merger unless the combined company meets certain financial conditions set forth in the orders, and the combined company’s repayment of debt related to the merger until the termination of conditions date with funds that would otherwise be available to pay dividends;

•	restrictions on the combined company’s ability to pay dividends beginning with the third full fiscal quarter following the closing of the merger if the combined company is unable to satisfy specified financial ratio tests set forth in the orders;

•	a requirement that the combined company limit the cumulative amount of dividends on its common stock to not more than the cumulative adjusted free cash flow generated by the combined company after the closing of the merger;

•	a requirement that if on December 31, 2011, the combined company’s ratio of total indebtedness to adjusted EBITDA is 3.6 or higher, then the combined company will reduce its debt by $150 million by

December 31, 2012, and if its debt is not reduced by $150 million by December 31, 2012, then the combined company will suspend the payment of dividends until the debt under the new credit facility is refinanced;

•	the required capital contribution of approximately $316 million by the Verizon Group;

•	requirements that the combined company make (a) average capital expenditures in Maine of $48 million, $48 million and $47 million, respectively, in the first three years following the closing, (b) average capital expenditures in New Hampshire of $52 million in each of the first three years following the closing and $49 million in each of the fourth and fifth years following the closing, (c) $50 million in additional capital expenditures in New Hampshire on other network improvement expenditures approved by the New Hampshire Public Utilities Commission using an equivalent portion of the required capital contribution provided by the Verizon Group, and (d) capital expenditures in Vermont of $41 million for the first year and averaging $40 million per year for the first two years and $40 million per year for the first three years following the closing;

•	a requirement that the combined company remove double poles in Vermont, make service quality improvements and address certain broadband buildout commitments under a performance enhancement plan in Vermont; and in the case of double pole removal and service quality improvements under the performance enhancement plan using $6.7 million and $25 million, respectively, provided by the Verizon Group as part of the required capital contribution;

•	a requirement that the combined company pay annually the greater of $45 million or 90% of its annual free cash flow (defined as the cash flow remaining after all operating expenses, interest payments, tax payments, capital expenditures, dividends and other routine cash expenditures have occurred) to reduce the principal amount of the term loan portion of the combined company’s new credit facility;

•	requirements that the combined company expand substantially the availability of broadband service (such as DSL) to specified levels in each of Maine, New Hampshire and Vermont; and

•	a requirement that the Verizon Group pay $15 million to the combined company for each of the first and second years after closing if in either such year the combined company’s line losses in New Hampshire are greater than 10%.

The MPUC’s order also approves a final settlement, subject to closing of the transactions, of the pending proceedings before the MPUC regarding the level of basic rates and form of regulation for the Northern New England business’s Maine operations. These proceedings, referred to as the Maine AFOR proceedings, are further described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Northern New England Business.” Under the terms of this order, among other things, the combined company would reduce monthly basic exchange rates effective as of August 1, 2008 by an amount designed to decrease revenues by $1.5 million per month. The new alternate form of regulation, referred to as AFOR, would cap basic exchange rates in Maine at that level for five years after August 1, 2008.

Each party’s obligations to complete the merger are subject to receipt of the consents of the state regulatory agencies referred to above and the FCC, in each case, without the imposition of conditions that would reasonably be expected to have a material adverse effect on Verizon and FairPoint. The merger agreement provides that each party to the merger agreement, subject to customary limitations, will use its reasonable best efforts to take promptly all actions and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable laws and regulations to consummate the merger and the transactions contemplated by the merger agreement. Verizon and FairPoint have also agreed to use all reasonable efforts to resolve any objections or challenges from a regulatory authority, except that the parties are not obligated to appeal any final order of any state regulatory agency in Maine, New Hampshire or Vermont.

There can be no assurance that the orders issued by state regulatory authorities in Vermont and New Hampshire approving the transactions will not be appealed or that third parties will not seek reconsideration of these orders. The period for appeals in Maine has expired. See “The Transactions — Regulatory Approvals — Telecommunications Regulatory Approvals” and “Description of the Business of the Combined Company — Regulatory Environment — State Regulation — Regulatory Conditions to the Merger.”

Antitrust Approvals

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to as the Hart-Scott-Rodino Act, and the rules promulgated under that act by the Federal Trade Commission, the merger may not be completed until notifications have been given and information furnished to the Federal Trade Commission and to the Antitrust Division of the Department of Justice and the specified waiting period has been terminated or has expired. FairPoint and Spinco each filed notification and report forms under the Hart-Scott-Rodino Act with the Federal Trade Commission and the Antitrust Division on March 23, 2007. The Antitrust Division of the Department of Justice granted the parties’ request for early termination of the waiting period effective April 11, 2007. At any time before or after completion of the merger, the Federal Trade Commission or the Antitrust Division could take any action under the antitrust laws that it deems necessary or desirable in the public interest, including seeking to enjoin completion of the spin-off and the merger or seeking divestiture of substantial assets of FairPoint or Spinco. The spin-off and the merger are also subject to review under state antitrust laws and could be the subject of challenges by private parties under the antitrust laws.

Accounting Treatment

SFAS 141 Business Combinations requires the use of the purchase method of accounting for business combinations. In applying the purchase method, it is necessary to identify both the accounting acquiree and the accounting acquiror. In a business combination effected through an exchange of equity interests, such as the merger transaction between FairPoint and Spinco, the entity that issues the interests (FairPoint in this case) is generally the acquiring entity. In identifying the acquiring entity in a combination effected through an exchange of equity interests, however, all pertinent facts and circumstances must be considered, including the following:

•	The relative voting interests in the combined company after the combination. In this case, stockholders of Verizon will receive, prior to the elimination of fractional shares, approximately 60% of the equity ownership and associated voting rights in the combined company on a fully diluted basis (excluding treasury stock, certain specified options, restricted stock units, restricted units and certain restricted shares outstanding as of the date of the merger agreement).

•	The composition of the governing body of the combined company. In this case the merger agreement provides that the composition of the combined company’s board of directors immediately following the merger will consist of nine directors, four of whom will be initially designated by Verizon and five of whom will be initially designated by FairPoint.

•	The composition of the senior management of the combined company. In this case, the combined company’s senior management following the merger will be the same as FairPoint’s current management team.

While FairPoint is the legal acquiror and surviving registrant in the merger, Spinco is determined to be the accounting acquiror in this combination based on the facts and circumstances outlined above. Spinco will apply purchase accounting to the assets and liabilities of FairPoint upon consummation of the merger. Upon completion of the merger, the historical financial statements of the combined company will be those of Spinco.

No Appraisal Rights

None of FairPoint, Spinco or Verizon stockholders will be entitled to exercise appraisal rights or to demand payment for their shares in connection with the spin-off and the merger.

Listing

After the merger, shares of common stock of FairPoint, as the combined company, will continue to trade on the New York Stock Exchange under the symbol “FRP.”

Dividend Policy of FairPoint and the Combined Company

FairPoint’s board of directors has adopted a dividend policy under which a substantial portion of the cash generated by its business in excess of operating needs, interest and principal payments on its indebtedness, dividends on its future senior classes of capital stock, if any, capital expenditures, taxes, and future reserves, if any, would in general be distributed as regular quarterly dividend payments to the holders of FairPoint’s common stock, rather than retained by FairPoint and used for other purposes, including to finance growth opportunities. This policy reflects FairPoint’s judgment that its stockholders would be better served if the company distributed to them a substantial portion of the excess cash generated by its business instead of retaining it in its business. However, the combined company’s stockholders may not receive any dividends as a result of the following factors:

•	nothing requires the combined company to pay dividends;

•	while FairPoint’s current dividend policy contemplates the distribution of a substantial portion of its cash in excess of operating needs, interest and principal payments on its indebtedness, dividends on its future senior classes of capital stock, if any, capital expenditures, taxes and future reserves, if any, this policy could be modified or revoked by the combined company’s board of directors at any time;

•	the orders of the state regulatory authorities in Maine, New Hampshire and Vermont impose restrictions on the combined company’s ability to pay dividends following the merger;

•	even if the combined company’s dividend policy were not modified or revoked, the actual amount of dividends distributed under this policy and the decision to make any distributions are entirely at the discretion of the combined company’s board of directors;

•	the amount of dividends distributed will be subject to covenant restrictions under agreements governing the combined company’s indebtedness;

•	the amount of dividends distributed is subject to restrictions under Delaware law;

•	the combined company’s stockholders will have no contractual or other legal right to receive dividends; and

•	the combined company may not have enough cash to pay dividends due to changes in the combined company’s cash from operations, working capital requirements and anticipated cash needs.

As a condition to the approval of the transactions by state regulatory authorities, Fairpoint has agreed that the combined company will be subject to reductions in the combined company’s dividend rate and certain other restrictions on the payment of dividends following the merger. See “The Transactions — Regulatory Approvals — Telecommunications Regulatory Approvals” and “Description of the Business of the Combined Company — Regulatory Environment — State Regulation — Regulatory Conditions to the Merger.”

FairPoint believes that its dividend policy limits, but does not preclude, the company’s ability to pursue growth. If the combined company continues paying dividends at the level currently anticipated under its expected dividend policy, FairPoint expects that the combined company will need additional financing to fund significant acquisitions or to pursue growth opportunities requiring capital expenditures that are significantly beyond its current expectations.

At the time that its board of directors approved the merger, FairPoint expected to maintain its current dividend policy for the combined company, subject to the limitations and restrictions described above and under “— Restrictions on Payments of Dividends.” However, the combined company will pay dividends at a reduced annual rate of no more than $1.03 per share beginning with the first full fiscal quarter following the closing of the merger. See “The Transactions — Regulatory Approvals — Telecommunications Regulatory Approvals” and “Description of the Business of the Combined Company — Regulatory Environment — State Regulation — Regulatory Conditions to the Merger.”

Restrictions on Payment of Dividends

Delaware Law

Under Delaware law, FairPoint’s board of directors may declare dividends only to the extent of the company’s “surplus” (which is defined as total assets at fair market value minus total liabilities, minus statutory capital) or, if there is no surplus, out of the company’s net profits for the then current and immediately preceding fiscal year.

Existing Credit Facility

FairPoint’s existing credit facility restricts its ability to declare and pay dividends on its common stock as follows:

•	FairPoint may use its cumulative distributable cash to pay dividends, but may not in general pay dividends in excess of the amount of its cumulative distributable cash. “Cumulative distributable cash” is defined in FairPoint’s existing credit facility as the amount of “available cash” generated beginning on April 1, 2005 through the end of FairPoint’s most recent fiscal quarter for which financial statements are available and a compliance certificate has been delivered (a) minus the aggregate amount of dividends paid after July 30, 2005 and the aggregate amount of investments made after April 1, 2005 using such cash, (b) plus the aggregate amount of distributions received from such investments (not to exceed the amount originally invested) and (c) minus the aggregate principal amount of term loans actually repaid (or required to be repaid) on a date of determination or the next business day thereafter pursuant to a mandatory excess cash flow sweep. “Available cash” is defined in FairPoint’s existing credit facility as Adjusted EBITDA (determined without regard to any portion of Adjusted EBITDA attributable to merger operating expense add-backs, one-time restructuring add-backs and excluded capital expenditure amounts pursuant to the terms of the existing credit agreement) (a) minus (i) cash interest expense (adjusted for amortization and swap interest), (ii) scheduled principal payments on indebtedness, (iii) consolidated capital expenditures, (iv) investments, (v) cash income taxes, and (vi) non-cash items excluded from Adjusted EBITDA and paid in cash and (b) plus (i) the cash amount of any extraordinary gains and gains realized on asset sales other than in the ordinary course of business and (ii) cash received on account of non-cash gains and non-cash income excluded from Adjusted EBITDA. “Adjusted EBITDA” is defined in FairPoint’s existing credit facility as Consolidated Net Income (which is defined in the credit facility and includes distributions from investments) (a) plus the following, to the extent deducted from Consolidated Net Income: provision for income taxes, consolidated interest expense, depreciation, amortization, losses on sales of assets and other extraordinary losses, certain one-time charges recorded as operating expenses related to the transactions contemplated by the merger agreement and certain other non-cash items, each as defined in the credit facility, provided, that FairPoint may declare a dividend at any time after the effective date of the fifth amendment to the existing credit agreement and prior to April 30, 2008 so long as the payment of such dividend is expressly subject to the consummation of the merger and the related transactions described in the merger agreement and the repayment in full of all obligations owing under the existing credit agreement (b) minus gains on sales of assets and other extraordinary gains and all non-cash items increasing Consolidated Net Income.

•	FairPoint may not pay dividends if a default or event of default under its existing credit facility has occurred and is continuing or would exist after giving effect to such payment, if its leverage ratio is above 4.50 to 1.00 or if FairPoint does not have at least $20 million of cash on hand (including unutilized commitments under its existing credit facility’s revolving facility).

FairPoint’s existing credit facility also permits it to use available cash to repurchase shares of its capital stock, subject to the same conditions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for a more detailed description of FairPoint’s existing credit facility and these restrictions.

If the merger had been completed on December 31, 2007, the combined company’s leverage ratio would have been 3.3 times Adjusted EBITDA (as expected to be defined in the combined company’s new credit facility).

New Credit Facility

FairPoint expects that the combined company’s new credit facility will restrict the ability of the combined company to declare and pay dividends on its common stock as follows:

•	The combined company may declare and pay dividends, but may not in general pay dividends in excess of the amount of its Cumulative Distributable Cash. “Cumulative Distributable Cash” will be defined in the new credit facility agreement as the amount of Available Cash generated beginning on the first day of the first full fiscal quarter ending after the closing date and ending on the last day of the last fiscal quarter for which a compliance certificate has been delivered, or the Reference Period (a) minus the aggregate amount of Restricted Payments (as defined in the new credit facility) paid by the combined company in cash during such Reference Period (other than excluded dividend payments, certain restricted payments permitted to be made under the agreement governing the new credit facility and the payment of dividends by any of the combined company’s subsidiaries to the combined company), (b) minus the aggregate amount of Investments (as defined in the new credit facility) made by the combined company during such Reference Period, (c) plus the aggregate amount of all cash and non-cash returns received from such Investments (not to exceed the amount originally invested). “Available Cash” will be defined in the new credit facility as an amount of cash equal to (a) the sum of (i) $40 million plus (ii) Adjusted Consolidated EBITDA, minus (b) the product of (i) 1.4 times (ii) Consolidated Interest Expense (as defined in the new credit facility), minus (c) the cash cost of any extraordinary losses and any losses on asset sales (other than in the ordinary course of business), plus (d) the cash amount of any extraordinary gains and gains realized on asset sales (other than in the ordinary course of business). “Adjusted Consolidated EBITDA” will be defined in the new credit facility as Consolidated Net Income (as defined in the new credit facility) (a) plus the following add-backs to the extent deducted from Consolidated Net Income: provision for income taxes; Consolidated Interest Expense; depreciation; amortization; losses on asset sales and other extraordinary losses; non-cash portion of any retirement or pension plan expense incurred; all one-time cash costs and expenses paid with respect to advisory services, financing sources and other advisors retained prior to the closing date with respect to the transaction; cash expenses paid under the transition services agreement; any other non-cash charges accrued by the combined company; the acquisition adjustment for the Reference Period; and the amount of any permitted junior capital issued by the combined company in accordance with the terms of the new credit facility, (b) minus gains on asset sales and other extraordinary gains and all non-cash gains and income accrued by the combined company.

•	The combined company may not pay dividends if: (a) a default or event of default under the new credit facility has occurred and is continuing or would exist after giving effect to such payment; (b) the combined company’s leverage ratio is above 5.00 to 1.00; (c) the combined company does not have at least $25 million of cash on hand (including unutilized commitments under the new credit facility’s revolving facility); and (d) the combined company does not deliver an officer’s certificate on the date of the proposed dividend payment certifying that the Cumulative Distributable Cash on such date exceeds the aggregate amount of the proposed dividend; provided, that notwithstanding the foregoing restrictions, the combined company will be permitted to make regular quarterly dividends payable for the fiscal quarter in which the closing date occurs (which payment may be payable shortly after the closing date) and the first and second full fiscal quarters following the closing date so long as the aggregate amount of the dividend payments does not exceed $50 million.

The new credit facility agreement is also expected to permit the combined company to use available cash to repurchase shares of its capital stock, subject to the same conditions.

Spinco Securities

The indenture governing the Spinco securities is expected to restrict the combined company’s ability to pay dividends on its common stock as follows:

•	so long as no event of default has occurred and is continuing under the indenture governing the Spinco securities, the combined company may pay dividends in an amount not to exceed $50 million in the aggregate for each of the first two quarterly dividend payments immediately following the issue date of the Spinco securities; and

•	so long as no default or event of default has occurred and is continuing under the indenture governing the Spinco securities and the combined company’s consolidated leverage ratio (as defined in the indenture governing the Spinco securities) is at least 5.00 to 1.00, the combined company may pay dividends (other than as contemplated above) in an amount not to exceed the sum of (i) the combined company’s consolidated cash flow (as defined in the indenture governing the Spinco securities) less 1.4 times the combined company’s consolidated interest expense (as defined in the indenture governing the Spinco securities) for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the issue date of the Spinco securities to the end of the combined company’s most recently ended fiscal quarter for which internal financial statements are available, (ii) the net proceeds received by the combined company since the issue date of the Spinco securities as a contribution to its common equity capital or from the issue or sale of equity interests and (iii) the proceeds received from certain investments.

Regulatory Orders

The parties have received the orders, dated February 1, 2008, February 15, 2008 and February 25, 2008, of applicable state regulatory authorities in Maine, Vermont and New Hampshire, respectively, in each case approving the transactions, subject to certain conditions.

The orders issued by the state regulatory authorities in Maine, New Hampshire and Vermont provide for, among other things:

•	a 35% reduction in the rate of dividends to be paid by the combined company following the merger (as compared to the dividend rate paid by FairPoint since its initial public offering in 2005), which could be effective for up to ten years following the merger unless the combined company meets certain financial conditions set forth in the orders, and the combined company’s repayment of debt related to the merger until the termination of conditions date with funds that would otherwise be available to pay dividends;

•	restrictions on the combined company’s ability to pay dividends beginning with the third full fiscal quarter following the closing of the merger if the combined company is unable to satisfy specified financial ratio tests set forth in the orders;

•	a requirement that the combined company limit the cumulative amount of dividends on its common stock to not more than the cumulative adjusted free cash flow generated by the combined company after the closing of the merger; and

•	a requirement that if on December 31, 2011, the combined company’s ratio of total indebtedness to adjusted EBITDA is 3.6 or higher, then the combined company will reduce its debt by $150 million by December 31, 2012, and if its debt is not reduced by $150 million by December 31, 2012, then the combined company will suspend the payment of dividends until the debt under the new credit facility is refinanced.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
OF THE SPIN-OFF AND THE MERGER

The following summarizes the material United States federal income tax consequences of the spin-off and the merger. This summary is based on the Code, the Treasury regulations promulgated under the Code, and interpretations of the Code and the Treasury regulations by the courts and the Internal Revenue Service, all as they exist as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary is limited to stockholders of Verizon that are United States holders, as defined immediately below. A United States holder is a beneficial owner of Verizon stock that is, for United States federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury regulations.

Further, this summary does not discuss all of the tax considerations that may be relevant to Verizon stockholders in light of their particular circumstances, nor does it address the consequences to stockholders subject to special treatment under the United States federal income tax laws, such as:

•	insurance companies,

•	dealers or traders in securities or currencies,

•	tax-exempt organizations,

•	financial institutions,

•	mutual funds and exchange traded funds,

•	partnerships or other entities classified as partnerships for United States federal income tax purposes and investors in such entities,

•	holders who hold their shares as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction,

•	holders who are subject to the alternative minimum tax, or

•	holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation.

In addition, this summary is limited to stockholders that hold their Verizon common stock as a capital asset. Finally, this summary does not address any estate, gift or other non-income tax consequences or any state, local or foreign tax consequences.

The Spin-Off

Set forth below is the legal opinion of Debevoise & Plimpton LLP regarding the material federal income tax consequences of the spin-off. The spin-off is conditioned upon Verizon’s receipt of a private letter ruling from the Internal Revenue Service described below. The private letter ruling was issued by the Internal Revenue Service on October 5, 2007. The spin-off is also conditioned upon the receipt by Verizon of a separate opinion of Debevoise & Plimpton LLP, counsel to Verizon, to the effect that the spin-off will be tax-free to Verizon, Spinco and the stockholders of Verizon under Section 355 and related provisions of the Code. The opinion will rely on the Internal Revenue Service letter ruling as to matters covered by the ruling. The opinion will be based on, among other things, certain assumptions and representations as to factual matters made by Verizon, Spinco and FairPoint, which, if incorrect or inaccurate in any material respect, would jeopardize the conclusions reached by counsel in its opinion. The opinion will not be binding on the Internal Revenue Service or the courts, and the Internal Revenue Service or the courts may not agree with the opinion.

The Internal Revenue Service letter ruling confirmed, and the tax opinion is expected to conclude, that:

(A) With respect to the first internal spin-off described below,

(1) the contribution to Spinco by Verizon New England, a second tier wholly owned subsidiary of Verizon, of specified incumbent local exchange carrier assets and related liabilities that are subject to state regulation in Maine, New Hampshire and Vermont, referred to as the first contribution (including the receipt by Verizon New England of the Spinco securities and the special cash payment from Spinco to Verizon New England), followed by the distribution of the Spinco common stock, referred to collectively as the first internal spin-off, will qualify as a reorganization within the meaning of Section 368(a)(1)(D), and Verizon New England and Spinco will each be a party to a reorganization within the meaning of Section 368(b),

(2) no gain or loss will be recognized by Verizon New England on the first contribution or the first internal spin-off under Section 361, to the extent the cash received by Verizon New England does not exceed the amount of Verizon New England’s tax basis in the assets contributed to Spinco (less liabilities assumed) in the first contribution,

(3) no gain or loss will be recognized by NYNEX Corporation, referred to as NYNEX, on the receipt of the Spinco common stock in the first internal spin-off under Section 355(a)(1), and

(4) neither Verizon nor Verizon New England will recognize any income, gain, loss, or deduction with respect to the Spinco securities, except in certain enumerated cases;

(B) with respect to the second internal spin-off described below,

(1) no gain or loss will be recognized by NYNEX on the distribution of Spinco common stock to Verizon, referred to as the second internal spin-off, under Section 355(c), and

(2) no gain or loss will be recognized by Verizon on the receipt of the Spinco common stock in the second internal spin-off under Section 355(a)(1); and

(C) with respect to the spin-off to Verizon stockholders of Spinco common stock, referred to as the external spin-off,

(1) the contribution by Verizon to Spinco of certain additional assets of the Spinco business and related liabilities, referred to as the second contribution, followed by the distribution of the Spinco common stock in the external spin-off, will qualify as a reorganization within the meaning of Section 368(a)(1)(D), and Verizon and Spinco will each be a party to a reorganization within the meaning of Section 368(b),

(2) no gain or loss will be recognized by Verizon on the second contribution or the external spin-off under Section 361,

(3) no gain or loss will be recognized by stockholders of Verizon on the receipt of the Spinco common stock in the external spin-off under Section 355(a)(1),

(4) each Verizon stockholder’s holding period in the Spinco common stock received in the external spin-off will include the holding period of the Verizon common stock with respect to which the distribution of the Spinco common stock is made, and

(5) each Verizon stockholder’s basis in a share of Verizon common stock will be allocated between the share of Verizon common stock with respect to which the distribution of the Spinco common stock is made and the share of Spinco common stock (or allocable portions thereof) received with respect to that share of Verizon common stock in proportion to their fair market values.

Although a private letter ruling from the Internal Revenue Service is generally binding on the Internal Revenue Service, if the factual representations or assumptions made in the letter ruling request are untrue or incomplete in any material respect, then Verizon and its stockholders will not be able to rely on the ruling, if issued. Furthermore, the Internal Revenue Service will not rule on whether a distribution satisfies certain requirements necessary to obtain tax-free treatment under Section 355 of the Code. Rather, the private letter ruling is based upon representations by Verizon that these conditions have been satisfied, and any inaccuracy in such representations could invalidate the ruling, if issued.

The spin-off would become taxable to Verizon pursuant to Section 355(e) of the Code if 50% or more of the shares of either Verizon common stock or Spinco common stock (including common stock of FairPoint, as a successor to Spinco) were acquired, directly or indirectly, as part of a plan or series of related transactions that included the spin-off. Because the Verizon stockholders will own more than 50% of the FairPoint common stock following the merger, the merger, standing alone, will not cause the spin-off to be taxable to Verizon under Code Section 355(e). However, if the Internal Revenue Service were to determine that other acquisitions of Verizon common stock or FairPoint common stock, either before or after the spin-off and the merger, were part of a plan or series of related transactions that included the spin-off, such determination could result in the recognition of gain by Verizon under Code Section 355(e). In any such case, the gain recognized by Verizon likely would be very substantial. In connection with the request for the Internal Revenue Service private letter ruling and the opinion of Verizon’s counsel, Verizon represented that the spin-off is not part of any such plan or series of related transactions. In certain circumstances, under the tax sharing agreement, FairPoint is required to indemnify Verizon against tax-related losses to Verizon that arise as a result of “disqualifying actions” taken by FairPoint or its subsidiaries after the distribution and the merger or breaches of certain representations and covenants. See “Additional Agreements Between FairPoint, Verizon and Their Affiliates — Tax Sharing Agreement.” If Verizon should recognize gain on the spin-off for reasons not related to a disqualifying action or breach by FairPoint, Verizon would not be entitled to be indemnified under the merger agreement. Even if Code Section 355(e) were to cause the spin-off to be taxable to Verizon, the spin-off of Spinco to Verizon stockholders would remain tax-free to Verizon stockholders.

United States Treasury regulations require each Verizon stockholder that owns at least 5% of the total outstanding stock of Verizon and receives stock in the spin-off to attach to its United States federal income tax return for the year in which the spin-off occurs a detailed statement containing certain information relating to the tax-free nature of the spin-off. Upon request, Verizon will provide stockholders of 5% or more of Verizon’s outstanding stock who received FairPoint common stock in the merger with any pertinent information that is in Verizon’s possession and is reasonably available, to the extent necessary to comply with that requirement.

The Merger

Set forth below is the legal opinion of Debevoise & Plimpton LLP regarding the material federal income tax consequences of the merger. Debevoise & Plimpton LLP, counsel to Verizon and Spinco, will deliver to Verizon and Spinco its separate legal opinion to the effect that, on the basis of the facts, assumptions and representations set forth in the opinion and the representations and covenants set forth in certificates to be provided by the officers of Verizon, Spinco and FairPoint, the merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code. Any change in currently applicable law, which may or may not be retroactive, or the failure of any factual representation or assumption to be true, correct and complete in all material respects, could affect the validity of the Debevoise & Plimpton LLP opinion. An opinion of counsel represents counsel’s best legal judgment and is not binding on the Internal Revenue Service or on any court.

It is a condition to the obligations of Verizon, Spinco and FairPoint to consummate the merger that Verizon and Spinco receive a private letter ruling from the Internal Revenue Service and the opinion of Debevoise & Plimpton LLP, described above in “ — The Spin-Off,” to the effect that the spin-offs will qualify as tax-free to Verizon, Spinco and the Verizon stockholders for United States federal income tax purposes under Section 355 and related provisions of the Code. The private letter ruling was issued by the Internal Revenue Service on October 5, 2007, and the opinion of Debevoise & Plimpton LLP is expected to be received prior to the merger. It is a further condition to the merger that Verizon and Spinco receive the opinion of Debevoise & Plimpton

LLP, and that FairPoint receive the opinion of Paul Hastings, Janofsky & Walker LLP, both to the effect that the merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code, which opinions will be based on the facts, assumptions and representations set forth in each of those opinions and the representations and covenants set forth in updated officer’s certificates expected to be provided by Verizon, Spinco and FairPoint at the time of closing. A private letter ruling from the Internal Revenue Service regarding the qualification of the merger as a reorganization was also requested and has been received, but the receipt of the private letter ruling as to the qualification of the merger is not a condition to the obligations of the parties to the merger.

The Internal Revenue Service private letter ruling confirmed, and the tax opinions are expected to conclude, that:

(1) the merger will qualify as a reorganization under Section 368(a)(1)(A) and Spinco and FairPoint will each be a party to a reorganization within the meaning of Section 368(b),

(2) Spinco will not recognize gain or loss on the transfer of its assets to FairPoint and the assumption by FairPoint of the liabilities of Spinco, including the Spinco securities and certain bank debt, under Section 361, and

(3) no gain or loss will be recognized by stockholders of Spinco on the receipt of FairPoint stock in exchange for Spinco stock under Section 354(a)(1).

Verizon stockholders will not be entitled to receive any fractional shares of FairPoint common stock in the merger. Instead, promptly following the merger, the distribution agent will aggregate all fractional shares of FairPoint common stock and sell them on behalf of those Verizon stockholders who otherwise would be entitled to receive a fractional share. Those Verizon stockholders will then receive a cash payment in the form of a check or wire transfer, as applicable, in an amount equal to their pro rata share of the total net proceeds of those sales. A Verizon stockholder generally will recognize capital gain or loss on any cash received in lieu of a fractional share of FairPoint common stock equal to the difference between the amount of cash received and the tax basis allocated to such fractional share. This gain or loss will constitute long-term capital gain or loss if the holding period in the Spinco common stock surrendered in the merger (which, as described above, will include the holding period for the Verizon common stock on which the Spinco stock is distributed in the spin-offs) exceeds 12 months as of the date of the merger. The deductibility of capital losses is subject to limitations under the Code.

Non-corporate holders of Verizon common stock may be subject to information reporting and backup withholding tax on any cash payments received in lieu of a fractional share interest in FairPoint common stock. Any such holder will not be subject to backup withholding tax, however, if the holder furnishes or has previously furnished a Form W-9 or substitute Form W-9 or successor form stating a correct taxpayer identification number and certifying that the holder is not subject to backup withholding tax. Any amounts withheld under the backup withholding tax rules will be allowed as a refund or credit against a holder’s United States federal income tax liability provided that the holder furnishes the required information to the Internal Revenue Service.

Verizon stockholders who own at least 1% of the total outstanding stock of Spinco immediately after the spin-off but prior to the merger and receive FairPoint common stock as a result of the merger will be required to retain records pertaining to the merger and will be required to file with their United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

THE MERGER AGREEMENT

The following is a summary of selected material provisions of the merger agreement, as amended. This summary is qualified in its entirety by reference to the merger agreement and the amendments to the merger agreement which are incorporated by reference in their entirety and attached to this information statement/prospectus as Annexes A-1 through A-6. Recipients of this information statement/prospectus are urged to read the merger agreement, as amended, in its entirety. The merger agreement has been included to provide recipients of this information statement/prospectus with information regarding its terms and has been publicly filed with the Securities and Exchange Commission. The merger agreement is not intended to provide any other factual information about Verizon, Spinco, FairPoint or the combined company following completion of the merger. Information about Verizon, Spinco, FairPoint and the combined company can be found elsewhere in this information statement/prospectus.

In the event that a condition to the completion of the merger is waived which would render the disclosure in the proxy statement/prospectus previously delivered by FairPoint to its stockholders materially misleading with respect to the approval of the merger proposal, FairPoint intends to recirculate a proxy statement/prospectus and resolicit the approval of its stockholders with respect to the merger proposal.

The merger agreement contains representations and warranties that Verizon, Spinco and FairPoint made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that Verizon, Spinco and FairPoint have exchanged in connection with signing the merger agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, recipients of this information statement/prospectus should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure schedules. These disclosure schedules contain information that has been included in Verizon and FairPoint’s general prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in Verizon’s or FairPoint’s public disclosures. FairPoint does not believe that the disclosure schedules contain information that securities laws require FairPoint to publicly disclose other than information that has already been so disclosed.

The Merger

Under the merger agreement and in accordance with Delaware law, Spinco will merge with and into FairPoint. As a result of the merger, the separate corporate existence of Spinco will terminate and FairPoint will continue as the surviving corporation. The certificate of incorporation and by-laws of FairPoint as in effect immediately prior to the merger will be the certificate of incorporation and by-laws of the combined company.

Effective Time

The merger will become effective at the time of filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as Verizon, Spinco and FairPoint may agree. The closing date of the merger will take place no later than 2:00 p.m., prevailing Eastern time, on the last business day of the month in which the conditions precedent to the merger are satisfied or waived unless otherwise agreed upon by the parties.

Merger Consideration

The merger agreement provides that FairPoint will issue in the aggregate to holders of Verizon common stock a number of shares of FairPoint common stock equal to (a) the number of shares of FairPoint common stock outstanding on a fully diluted basis (excluding treasury stock, certain specified options, restricted stock units, restricted units and certain restricted shares outstanding as of the date of the merger agreement) as of the effective time of the merger multiplied by (b) 1.5266, which FairPoint refers to as the “aggregate merger consideration.” Each share of Spinco common stock that Verizon stockholders will be entitled to receive in the distribution will be converted into the right to receive a number of shares of FairPoint common stock equal to (x) the aggregate merger consideration, divided by (y) the number of shares of Spinco common stock outstanding as of the effective time of the merger. The calculation of the merger consideration as set forth in the merger agreement will result, prior to the elimination of fractional shares, in Verizon stockholders collectively holding approximately 60%, and FairPoint stockholders collectively holding approximately 40%, of the outstanding equity interests of FairPoint immediately following the merger on a fully-diluted basis (excluding treasury stock, certain specified options, restricted stock units, restricted units and certain restricted shares outstanding as of the date of the merger agreement).

Distribution of Per Share Merger Consideration

Prior to the effective time of the merger, FairPoint will deposit with the distribution agent certificates or book-entry authorizations representing the shares of FairPoint common stock for the benefit of the Verizon stockholders entitled to receive shares of Spinco common stock in the distribution. Each Verizon stockholder will be entitled to receive the number of whole shares of FairPoint common stock (in lieu of the shares of Spinco common stock otherwise distributable to that stockholder) that the stockholder has the right to receive pursuant to the merger agreement. Immediately following the merger, the distribution agent will distribute these shares of FairPoint common stock to the Verizon stockholders in book-entry form.

Treatment of Fractional Shares

The distribution agent will not deliver any fractional shares of FairPoint common stock to Verizon stockholders in connection with the merger. Instead, promptly following the merger, the distribution agent will aggregate all fractional shares of FairPoint common stock and sell them on behalf of those Verizon stockholders who otherwise would be entitled to receive a fractional share. It is anticipated that these sales will occur as soon as practicable following the merger. Those Verizon stockholders will then receive a cash payment in the form of a check or wire transfer, as applicable, in an amount equal to their pro rata share of the total net proceeds of those sales. If a Verizon stockholder physically holds Verizon stock certificates or holds its stock in book-entry form, that stockholder’s check for any cash that it may be entitled to receive instead of fractional shares of FairPoint common stock will be mailed to the stockholder separately, or if applicable and practicable, a deposit will be made by wire transfer provided that the Verizon stockholder is in direct deposit.

None of Verizon, FairPoint or the distribution agent will guarantee any minimum sale price for the fractional shares of FairPoint’s common stock. Neither FairPoint nor Verizon will pay any interest on the proceeds from the sale of fractional shares of FairPoint common stock. The distribution of the cash proceeds from the sale of aggregated fractional shares of FairPoint common stock is expected to be made net of commissions and other fees required to be paid by the distribution agent in connection with the sale of those shares. The receipt of cash in lieu of fractional shares of FairPoint common stock will generally be taxable to the recipient stockholders. See “Material United States Federal Income Tax Consequences of the Spin-Off and the Merger.”

Officers and Directors of the Combined Company

The parties to the merger agreement have agreed that the officers and directors of FairPoint at the effective time of the merger will continue to be the officers and directors of the combined company following the merger. The merger agreement also provides that immediately prior to the effective time of the merger, the parties will take all action necessary to cause the board of directors of FairPoint to consist of nine members, four of whom will be initially designated by Verizon and five of whom will be initially designated by FairPoint, to be distributed evenly among the three classes of directors. None of Verizon’s director nominees may be employees of Verizon, its affiliates or Cellco or any of its subsidiaries. One of FairPoint’s designees shall serve as chairman of the board. See “Management of the Combined Company — Board of Directors.”

Stockholders Meeting

Under the terms of the merger agreement, FairPoint agreed to call a special meeting of its stockholders for the purpose of voting upon the adoption of the merger agreement, the issuance of FairPoint common stock pursuant to the merger agreement and any related matters, and to deliver a proxy statement/prospectus to its stockholders in accordance with applicable law and its organizational documents. FairPoint delivered a proxy statement/prospectus to its stockholders recommending that they vote in favor of a proposal to adopt the merger agreement and approve the issuance of FairPoint common stock to Verizon stockholders pursuant to the merger agreement. On August 22, 2007, FairPoint stockholders voted to adopt the merger agreement and approve the issuance of FairPoint common stock to Verizon stockholders pursuant to the merger agreement.

In addition, subject to certain exceptions as described in this information statement/prospectus (see “— No Solicitation”), FairPoint’s board of directors was obligated to recommend that FairPoint stockholders adopt the merger agreement and include that recommendation in the proxy statement/prospectus previously delivered to FairPoint stockholders.

Representations and Warranties

The merger agreement contains representations and warranties between Verizon and Spinco, on the one hand, and FairPoint, on the other. These representations and warranties, which are substantially reciprocal, relate to, among other things:

•	due organization, good standing and qualification;

•	capital structure;

•	authority to enter into the merger agreement (and the other agreements executed in connection with the merger) and no conflicts with or violations of governance documents or laws;

•	financial statements;

•	absence of certain changes or events;

•	absence of material investigations or litigation;

•	compliance with applicable laws;

•	accuracy of information supplied for use in the proxy statement/prospectus previously delivered to FairPoint stockholders;

•	compliance with environmental laws;

•	tax matters;

•	employee benefit plan matters;

•	labor matters;

•	intellectual property matters;

•	communications regulatory matters;

•	material contracts;

•	approval by the board of directors;

•	title to real properties;

•	possession of required licenses and regulatory approvals;

•	payment of fees to finders or brokers in connection with the merger (representation given by Verizon and FairPoint, not Spinco); and

•	affiliate transactions.

FairPoint has also made representations and warranties to Verizon and Spinco relating to filings with the Securities and Exchange Commission, the opinion of FairPoint’s financial advisor, the inapplicability to the merger of state anti-takeover laws and the required vote of FairPoint stockholders to adopt the merger agreement.

Verizon and Spinco also made representations and warranties to FairPoint relating to the sufficiency of assets contributed to Spinco, the absence of ownership by Verizon or Spinco of any shares of FairPoint capital stock, certain entities not constituting “incumbent local exchange carriers” and a reseller agreement to be entered into by Verizon Wireless and FairPoint.

Verizon has also made representations and warranties to FairPoint regarding Verizon’s capacity as a party to the merger agreement.

Many of the representations and warranties contained in the merger agreement are subject to materiality qualifications, knowledge qualifications, or both, and none of the representations and warranties survive the effective time of the merger. The merger agreement does not contain any post-closing indemnification obligations with respect to these representations and warranties.

Conduct of Business Pending Closing

Each of the parties has undertaken to perform certain covenants in the merger agreement and agreed to restrictions on its activities until the effective time of the merger. In general, each of Spinco, FairPoint and each of the subsidiaries of Verizon contributing assets to Spinco is required to conduct its business in the ordinary course, to use all reasonable efforts to preserve its present business organization, to keep available the services of its current officers and other key employees and preserve its relationships with customers and vendors with the intention that its ongoing businesses shall not be materially impaired. Each of Spinco and FairPoint has also agreed to specific restrictions relating to the following:

•	issuing, delivering, or selling any shares of its capital stock or any securities convertible into or exercisable for, or any right to acquire, capital stock, other than (a) the issuance of shares by FairPoint in connection with the exercise of certain stock options or the vesting of certain restricted stock units or restricted stock, (b) issuances of capital stock by any wholly owned subsidiary of Spinco, on the one hand, and FairPoint, on the other hand, to their respective parents or to another of their respective wholly owned subsidiaries, (c) grants by FairPoint of certain options, restricted stock units or restricted units and (d) in connection with the merger agreement, the distribution agreement or the contribution;

•	making acquisitions of a substantial equity interest or material assets of another entity, excluding any acquisition of equity or assets that constitute a business unit, division or substantially all of the assets of the transferor;

•	selling, leasing, licensing, disposing of or otherwise encumbering assets (including the capital stock of certain subsidiaries, but excluding surplus real estate, inventory or obsolete equipment in the ordinary course of business consistent with past practice) other than, with respect to FairPoint, any liens to be created in connection with certain of its financing arrangements;

•	incurring debt, other than (a) in connection with customer contracts or equipment leasing in the ordinary course of business consistent with past practice, (b) with respect to Spinco, to fund ordinary course capital contributions of Spinco or as contemplated by the new financing, the Spinco securities, the distribution agreement or the contribution, or (c) with respect to FairPoint, under certain of its financing arrangements (in an amount not to exceed $50 million in 2007 and an additional $50 million in 2008);

•	effecting the complete or partial liquidation or dissolution of Spinco or FairPoint or any of their respective subsidiaries;

•	compensation and benefit matters with respect to directors, officers and employees;

•	establishing, adopting, entering into, terminating or amending any collective bargaining agreement or other arrangement for the benefit of directors, officers, or employees, except as contemplated by the employee matters agreement (see “Additional Agreements Between FairPoint, Verizon and Their Affiliates — Employee Matters Agreement”);

•	making any material change in its accounting methods, other than in accordance with accounting principles generally accepted in the United States or as required by Verizon’s or FairPoint’s respective auditors;

•	making or rescinding any material tax elections or settling or compromising any material income tax claims, amending any material tax returns and materially changing any method of reporting income or deductions;

•	paying, discharging or satisfying any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice;

•	entering into or amending agreements or arrangements with certain affiliated parties on non-arm’s-length terms; and

•	modifying, amending, terminating, renewing or failing to use commercially reasonable efforts to renew any material contract or waiving, releasing or assigning any material rights or claims except in the ordinary course of business consistent with past practice.

In addition, FairPoint agreed to additional restrictions relating to the following:

•	declaring or paying dividends or other distributions in respect of its capital stock; provided, that FairPoint may continue paying quarterly dividends in an amount not to exceed $0.39781 per share in accordance with its payment practices in 2006;

•	amending its organizational documents;

•	splitting, combining or reclassifying its capital stock or issuing securities in respect of, in lieu of or in substitution for its capital stock;

•	repurchasing, redeeming or otherwise acquiring its capital stock;

•	incurring certain capital expenditures other than in the ordinary course of business consistent with past practice; and

•	amending or waiving the performance of any provision of the termination agreement or agreements relating to certain of its financing arrangements.

In addition, Spinco agreed to additional restrictions relating to the following:

•	amending its organizational documents in any manner that would prevent or materially impair or delay the consummation of the transactions contemplated by the merger agreement; and

•	amending the distribution agreement without FairPoint’s consent.

Verizon has also agreed to cause Spinco to adhere to the covenants listed above.

Non-Competition

The merger agreement and the distribution agreement do not contain any restrictions on Verizon’s ability to compete with the combined company following the merger.

Proxy Materials and Registration Statements

The parties agreed to prepare a proxy statement/prospectus and a related registration statement on Form S-4 of FairPoint, and to file them with the Securities and Exchange Commission and use their respective commercially reasonable efforts to have the proxy statement sent to FairPoint stockholders cleared and the registration statement declared effective by the Securities and Exchange Commission. The FairPoint registration statement on Form S-4, of which this information statement/prospectus is a part, was declared effective by the Securities and Exchange Commission on July 16, 2007, and FairPoint delivered the proxy statement/prospectus included in that registration statement to its stockholders in connection with FairPoint’s annual meeting. The parties also agreed to prepare a registration statement on Form 10 of Spinco to effect the registration of the shares of Spinco common stock to be issued in connection with the spin-off, and Spinco agreed to file that registration statement with the Securities and Exchange Commission and to use its commercially reasonable efforts to have the registration statement declared effective by the Securities and Exchange Commission prior to the spin-off. The registration statement on Form 10 was filed on October 25, 2007 and became effective on December 24, 2007.

Listing

FairPoint has agreed to apply to the New York Stock Exchange for the listing of the shares of its common stock to be issued in connection with the merger and use all reasonable best efforts to cause these shares to be approved for listing.

Efforts to Close

The merger agreement provides that each party to the merger agreement, subject to customary limitations, will use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by the merger agreement and the other transaction agreements, including executing documents, instruments or conveyances that may be reasonably necessary or advisable to carry out any of the transactions contemplated by the merger agreement and the other transaction agreements.

Regulatory Matters

The merger agreement provides that each of the parties to the merger agreement will use all commercially reasonable efforts to:

•	obtain all necessary actions, waivers, consents, and approvals from any governmental authority;

•	take all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental authority;

•	defend any lawsuits or other legal proceedings;

•	contest any actions or proceedings instituted by a regulatory authority; and

•	resolve any objections or challenges from a regulatory authority;

except that the parties are not obligated to appeal any final order of any public utility commission in Maine, New Hampshire and Vermont.

Verizon, Spinco and FairPoint have also agreed to make all required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and file all required applications with the FCC and state regulators.

FairPoint has also agreed to take actions necessary to adopt the tariffs for telecommunications services which are applicable in Maine, New Hampshire and Vermont.

Verizon has also agreed to relinquish voluntarily any certificate of public good or other equivalent franchise or authorization under law, to provide incumbent local exchange carrier regulated intrastate services in Maine, New Hampshire and Vermont.

Certain Third-Party Consents

The merger agreement provides that each of Verizon and Spinco will use its commercially reasonable efforts to identify and obtain any material third-party consents necessary to consummate the transactions contemplated by the merger agreement or the distribution agreement, subject to certain limitations relating to the costs associated with obtaining those consents. Verizon has also agreed to use its commercially reasonable efforts to identify and obtain any third-party intellectual property consents required in connection with the consummation of the transactions contemplated by the merger agreement or the distribution agreement, subject to certain limitations relating to the costs associated with obtaining such consents. To the extent any required consent is not received prior to the closing of the merger, then (a) if applicable, the contract that is subject to that consent will not be assigned in the contribution or (b) if applicable, to the extent any such contract may only be enjoyed by an affiliate of Verizon, that contract will be transferred to another affiliate of Verizon, and Verizon will use its commercially reasonable efforts to make the benefits of any such contract available to the combined company for a period of one year following the closing of the merger.

Verizon and FairPoint have also agreed to use their respective commercially reasonable efforts to obtain any necessary consent from the counterparty to any blended customer contract to separate the portion of that contract relating to the goods or services purchased from or supplied to the Spinco business under the contract.

The merger agreement also provides that, in the event any customer contract required to be transferred pursuant to the distribution agreement is not assigned or any blended customer contract is not assumed due to the failure to obtain the necessary consent, then (a) to the extent that contract involves the provision of incumbent local exchange carrier services that are part of the Spinco business, Verizon will use the combined company to provide those services and (b) to the extent that contract involves the provision of non-incumbent local exchange carrier services, Verizon will continue to provide specified services to the customer in accordance with that contract. Verizon agreed to make certain payments to the combined company in consideration for the delivery of those services to the applicable customers.

Employee Matters

The merger agreement provides that throughout the internal restructurings and the merger undertaken in contemplation of the merger agreement, the employees of Spinco shall maintain uninterrupted continuity of employment, compensation and benefits (and with respect to union-represented employees, uninterrupted continuity of representation for purposes of collective bargaining and uninterrupted continuity of coverage under their collective bargaining agreements), as contemplated by the employee matters agreement. See “Additional Agreements Between FairPoint, Verizon and Their Affiliates — Employee Matters Agreement.”

No Solicitation

The merger agreement contains detailed provisions restricting FairPoint’s ability to seek an alternative transaction. Under these provisions, FairPoint agrees that it and its subsidiaries will not, and will use reasonable best efforts to cause its and its subsidiaries’ officers, directors, employees, advisors and agents to not, directly or indirectly:

•	knowingly solicit, initiate or encourage any inquiry or proposal that constitutes or could reasonably be expected to lead to an acquisition proposal;

•	provide any non-public information or data to any person relating to or in connection with an acquisition proposal, engage in any discussions or negotiations concerning an acquisition proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an acquisition proposal;

•	approve, recommend, agree to or accept, or propose publicly to approve, recommend, agree to or accept, any acquisition proposal; or

•	approve, recommend, agree to or accept, or propose to approve, recommend, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any acquisition proposal.

FairPoint also agreed to cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted prior to the execution of the merger agreement with respect to any acquisition proposal.

The merger agreement provides that the term “acquisition proposal” means any proposal regarding:

•	any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions involving FairPoint or any of its significant subsidiaries;

•	any direct or indirect purchase or sale, lease, exchange, transfer or other disposition of the consolidated assets (including stock of FairPoint’s subsidiaries) of FairPoint and its subsidiaries, taken as a whole, constituting 15% or more of the total consolidated assets of FairPoint and its subsidiaries, taken as a whole, or accounting for 15% or more of the total consolidated revenues of FairPoint and its subsidiaries, taken as a whole, in any one transaction or in a series of transactions;

•	any direct or indirect purchase or sale of or tender offer, exchange offer or any similar transaction or series of related transactions engaged in by any person following which any person or group of persons would own 15% or more of the outstanding shares of FairPoint common stock; or

•	any other substantially similar transaction or series of related transactions that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by the merger agreement or the other agreements executed in connection therewith.

The merger agreement does not prevent FairPoint or its board of directors from engaging in any discussions or negotiations with, or providing any non-public information to, any person in response to an unsolicited bona fide superior proposal or acquisition proposal that the FairPoint board, after consulting with a financial advisor of nationally recognized reputation, determines in good faith would reasonably be expected to lead to a superior proposal. However, FairPoint or its board of directors may take such actions only if and to the extent that:

•	FairPoint stockholders have not yet adopted the merger agreement and approved the merger;

•	the FairPoint board, after consulting with its legal advisors, determines in good faith that failure to take such action would reasonably be expected to result in a breach of its fiduciary duties to stockholders under applicable laws;

•	before providing any information or data to any person in connection with an acquisition proposal by that person:

•	FairPoint’s board of directors receives from that person an executed confidentiality agreement with terms no less restrictive than those contained in the confidentiality agreement between Verizon and FairPoint; and

•	the information is provided to Verizon at the same time it is provided to that person (to the extent not previously provided or made available to Verizon);

•	before providing any non-public information or data to any person or entering into discussions or negotiations with any person, FairPoint’s board of directors promptly notifies Verizon of any such inquiry, proposal or offer or any request for information, or any discussions or negotiations sought to be initiated or continued with FairPoint, and identifies the material terms and conditions of the acquisition proposal and the identity of the person making such acquisition proposal.

The merger agreement provides that the term “superior proposal” means any proposal or offer made by a third party to acquire, directly or indirectly, by merger, consolidation or otherwise, for consideration consisting of cash and/or securities, at least a majority of the shares of FairPoint’s common stock then outstanding or all or substantially all of the assets of FairPoint and its subsidiaries and otherwise on terms which FairPoint’s board of directors, after consultation with its legal and financial advisors, determines in its good faith judgment to be more favorable to its stockholders than the merger (taking into account all of the terms and conditions of the proposal and of the merger agreement as well as any other factors deemed relevant by FairPoint’s board of directors) and reasonably capable of being consummated on the terms so proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

Prior to the adoption of the merger agreement and the approval of the merger by FairPoint’s stockholders, the board of directors of FairPoint may withdraw or modify its recommendation that FairPoint stockholders adopt the merger agreement and approve the merger upon three business days’ written notice to Verizon if, after consulting with its legal advisors, it concludes in good faith that failure to withdraw or change its recommendations would result in a breach of its fiduciary duties to stockholders under applicable law. Unless the merger agreement is earlier terminated, FairPoint is required, at Verizon’s request (exercisable within five business days after any withdrawal or modification), to submit the merger agreement to a stockholder vote even if the board of directors of FairPoint has withdrawn or modified its recommendation.

In addition, the merger agreement does not prevent FairPoint from disclosing to FairPoint stockholders a position with respect to a tender offer as required by law or from making any disclosure to FairPoint stockholders if, in the good faith judgment of the board of directors of FairPoint, after consultation with its legal advisors, it is required to do so in order to comply with its fiduciary duties to FairPoint stockholders under applicable law. However, neither FairPoint nor its board of directors is permitted to approve or recommend, or propose publicly to approve or recommend, an acquisition proposal unless it has first terminated and otherwise complied with the conditions set forth in the merger agreement (including payment to Verizon of the termination fee).

Financing Matters

The merger agreement gives Verizon the right to designate, in consultation with FairPoint, the final form of the Spinco securities that will be issued to Verizon pursuant to the distribution agreement, provided that (i) FairPoint will have the right and obligation, in consultation with Verizon, to negotiate and approve covenants that are generally consistent with then current market practice for Rule 144A debt offerings and economic terms of the Spinco securities and related agreements (including registration rights arrangements and indenture) that are not specified in the distribution agreement as long as they are consistent with the distribution agreement and allow the Spinco securities to be valued at par upon issuance (including for purposes of any debt exchange that Verizon may elect to consummate) and (ii) all other terms of the Spinco securities and related agreements that are not addressed above will be subject to the joint approval of Verizon and FairPoint, acting reasonably. Verizon has the sole right to structure the arrangements with third parties relating to any debt exchange of the Spinco securities but is obligated to keep FairPoint reasonably informed regarding any debt exchange arrangements. See “Financing of the Combined Company — Spinco Securities” for additional discussion of the terms of the Spinco securities.

Simultaneously with the execution of the merger agreement, FairPoint entered into a debt commitment letter for credit facilities and term loans. See “Financing of the Combined Company — New Credit Facility.” The merger agreement provides that if for any reason any portion of the debt contemplated by this commitment letter becomes unavailable or is insufficient to consummate the transactions contemplated by the merger agreement, the distribution agreement and the other transaction agreements, FairPoint will take all actions necessary to obtain, in consultation with Verizon, and consummate on such terms as may then be available, including from alternate sources, alternative financing for the same purposes as the purposes of the financing contemplated by the debt commitment letter. Verizon is required to cooperate with FairPoint’s efforts to seek to obtain any alternative financing but is not obligated to incur any obligations in connection with any alternative financing (other than to pay certain debt expenses).

Director and Officer Insurance and Release

Under the terms of the merger agreement, the parties have agreed that FairPoint, the combined company and each of their respective subsidiaries will assist Verizon in maintaining after the closing of the merger, at

Verizon’s expense, directors’ and officers’ liability insurance policies and fiduciary liability insurance policies covering certain officers, directors, trustees and fiduciaries of Verizon, its subsidiaries and certain other entities. The parties also agreed that as of the effective time of the merger, the combined company, on behalf of itself, its subsidiaries and their respective successors and assigns, will release the covered persons from any and all claims pertaining to acts or omissions by the covered persons prior to the closing of the merger.

Tax Matters

The merger agreement contains certain additional representations, warranties and covenants relating to the preservation of the tax-free status of (i) the series of preliminary restructuring transactions to be engaged in by the Verizon Group, (ii) the contribution transactions, (iii) the distribution transactions, (iv) the exchange of the Spinco securities for debt obligations of the Verizon Group and (v) the merger of Spinco and FairPoint (which the merger agreement refers to collectively as the tax-free status of the transactions). Additional representations, warranties and covenants relating to the tax-free status of the transactions are contained in the tax sharing agreement. Indemnification for all matters relating to taxes is governed by the terms of the tax sharing agreement. See “Additional Agreements Between FairPoint, Verizon and Their Affiliates — Tax Sharing Agreement.”

Certain Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants (with certain exceptions specified in the merger agreement) relating to:

•	the negotiation of mutually acceptable arrangements permitting the parties to occupy and use a property in New Hampshire;

•	the incurrence by Verizon and its subsidiaries of capital additions in respect of the Spinco business in amounts not less than $137.5 million during the year ending December 31, 2007 and not less than $11 million per month during the year ending December 31, 2008 (less any amounts spent in 2007 to the extent they exceeded $137.5 million);

•	Verizon using its commercially reasonable efforts to cause Verizon Wireless to enter into a MVNO agreement with FairPoint;

•	the purchase by Verizon’s subsidiaries, at the request of FairPoint, of certain supplies for use in the conduct of the Spinco business; and

•	the negotiation of a joint defense agreement setting forth the procedures for defending and resolving any threatened or filed litigation that constitutes in part a liability of Spinco and a liability of Verizon on a basis that provides for the active involvement and cooperation of each of Verizon and the combined company.

Conditions to the Completion of the Merger

The respective obligations of FairPoint, Verizon and Spinco to complete the merger are subject to the satisfaction or waiver of various conditions, including:

•	the completion of the spin-off transactions in accordance with the terms of the distribution agreement;

•	the termination or expiration of the applicable waiting period under the Hart-Scott-Rodino Act;

•	the absence of regulatory proceedings and the absence of conditions imposed in connection with obtaining telecommunications regulatory consents that would reasonably be expected to have a material adverse effect on Verizon (assuming Verizon were the size of the combined company) or the combined company following the merger;

•	receipt of the requisite consents of certain regulators in the telecommunications industry;

•	the effectiveness of FairPoint’s registration statement on Form S-4 filed in connection with the issuance of FairPoint common stock to Verizon stockholders in connection with the merger agreement and the receipt of all necessary permits and authorizations under state and federal securities laws;

•	the effectiveness of any registration statement to be prepared by Spinco in connection with the spin-off;

•	the approval for listing on the New York Stock Exchange of the FairPoint common stock to be issued pursuant to the merger;

•	the approval of the holders of a majority in voting power of all outstanding shares of FairPoint common stock at FairPoint’s meeting of stockholders, in accordance with applicable law and the rules and regulations of the New York Stock Exchange;

•	the absence of any decree, judgment, injunction, writ, ruling or other order issued by a court or governmental authority which restrains, enjoins or prohibits the contribution transactions, the distribution transaction or the merger;

•	the absence of any action taken, and the absence of any statute, rule, regulation or executive order having been enacted, entered, promulgated or enforced by any governmental authority, having the effect of restraining, enjoining or prohibiting the contribution transactions, the distribution transaction, the merger, or the other transactions contemplated by the merger agreement, the distribution agreement or the employee matters agreement, or imposing any burdens, liabilities, restrictions or requirements thereon or on Verizon, Spinco or FairPoint that would reasonably be expected to have a material adverse effect on Verizon or the combined company following the merger;

•	the completion of certain financing transactions by FairPoint and the issuance by Spinco of the Spinco securities;

•	receipt by Verizon and Spinco of the requisite Internal Revenue Service ruling regarding the spin-off and certain transactions contemplated by the merger agreement;

•	receipt by each of Verizon and Spinco, on the one hand, and FairPoint, on the other hand, of a legal opinion stating that the merger will constitute a reorganization under Section 368(a) of the Code;

•	receipt by Verizon of a legal opinion from Verizon’s counsel to the effect that the spin-off will qualify as tax-free to Verizon, Spinco and the stockholders of Verizon under Section 355 and related provisions of the Code, which opinion will rely on the Internal Revenue Service ruling as to matters covered by the ruling; and

•	receipt by Verizon and FairPoint of a customary “solvency” opinion of a nationally recognized independent valuation firm selected by Verizon.

Verizon and Spinco’s obligations to complete the merger are also subject to the satisfaction or waiver of the following additional conditions:

•	performance by FairPoint, in all material respects, of all its obligations and compliance by FairPoint, in all material respects, with all covenants required by the merger agreement, as certified in writing by a senior officer of FairPoint;

•	the accuracy of FairPoint’s representations and warranties set forth in the merger agreement (subject to certain exceptions), without any qualification as to materiality or material adverse effect set forth therein, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on FairPoint and its subsidiaries, as certified in writing by a senior officer of FairPoint;

•	the absence of any event, occurrence, development or state of circumstances or facts that has had, individually or in the aggregate, a material adverse effect on FairPoint and its subsidiaries, except as previously disclosed; and

•	execution and, to the extent timely, performance by FairPoint of the distribution agreement, the employee matters agreement, the intellectual property agreement, the transition services agreement, the publishing agreement, the non-competition agreement, the branding agreement and the tax sharing agreement.

FairPoint’s obligation to complete the merger is also subject to the satisfaction or waiver of the following additional conditions:

•	performance by Verizon and Spinco, in all material respects, of all their respective obligations and compliance by Verizon and Spinco, in all material respects, with all covenants required by the merger agreement, as certified in writing by a senior officer of each of Verizon and Spinco;

•	the accuracy of Verizon and Spinco’s representations and warranties set forth in the merger agreement (subject to certain exceptions), without any qualification as to materiality or material adverse effect set forth therein, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Verizon and Spinco and their respective subsidiaries, as certified in writing by a senior officer of each of Verizon and Spinco;

•	execution and, to the extent timely, performance by Spinco and Verizon (or a subsidiary thereof) of the distribution agreement, the employee matters agreement, the intellectual property agreement, the transition services agreement, the publishing agreement, the non-competition agreement, the branding agreement and the tax sharing agreement;

•	the absence of any event, occurrence, development or state of circumstances or facts that has or would have, individually or in the aggregate, a material adverse effect on Spinco or its business, except as previously disclosed; and

•	receipt by FairPoint of the consent of lenders under its existing credit agreement holding at least 51% of the aggregate outstanding term loans and revolving commitments thereunder to effect the merger.

Termination

The merger agreement may be terminated by the mutual written consent of Verizon, Spinco and FairPoint. Additionally, any of Verizon, Spinco or FairPoint may terminate the merger agreement if:

•	the merger is not consummated by March 31, 2008 through no fault of the party seeking to terminate the merger agreement (which date can be extended by the mutual agreement of Verizon and FairPoint for up to two additional one-month periods in order to obtain outstanding regulatory consents, which date, as extended, is referred to as the drop dead date);

•	there are final, non-appealable legal restraints preventing the merger and, subject to certain exceptions, the party seeking to terminate the merger agreement has used all commercially reasonable efforts to remove such legal restraints; or

•	the requisite FairPoint stockholder approval is not obtained at the stockholders’ meeting, except that FairPoint will not be permitted to terminate the merger agreement because of the failure to obtain the stockholder approval if that failure was caused by FairPoint’s actions or inactions that constitute a material breach of the merger agreement.

Either Verizon or Spinco may terminate the merger agreement at any time prior to the merger if:

•	FairPoint has breached or failed to perform in any material respect a representation, warranty, covenant or other agreement contained in the merger agreement, resulting in a failure of a condition to Verizon’s or Spinco’s obligation to effect the merger, and the breach cannot be cured by the drop dead date (with termination to occur on 30 days’ notice to FairPoint);

•	the board of directors of FairPoint withdraws or modifies its approval or recommendation of the merger or the merger agreement or approves or recommends to FairPoint stockholders an acquisition proposal (or resolves to do any of the foregoing);

•	FairPoint fails to call and hold the stockholders’ meeting within 60 days after the effectiveness of FairPoint’s registration statement on Form S-4 filed in connection with the proxy statement sent to FairPoint stockholders; or

•	FairPoint’s adjusted EBITDA, as defined in the merger agreement, for the last twelve months as of the end of any fiscal quarter of 2007 is less than $103.6 million (subject to certain constraints as to when this termination right may be exercised).

FairPoint may terminate the merger agreement at any time prior to the merger if:

•	either Verizon or Spinco breaches or fails to perform in any material respect a representation, warranty, covenant or other agreement contained in the merger agreement, resulting in a failure of a condition to FairPoint’s obligations to effect the merger, and the breach cannot be cured by January 31, 2008 (with termination to occur on 30 days’ notice to Verizon and Spinco);

•	the FairPoint board of directors determines in good faith that an acquisition proposal constitutes a superior proposal and (i) FairPoint notifies Verizon of the acquisition proposal in accordance with the merger agreement and provides Verizon with an opportunity to agree to a modification of the terms and conditions of the merger agreement so that the transactions contemplated thereby may be effected, (ii) simultaneously with terminating the merger agreement FairPoint enters into a definitive agreement to effect the superior proposal, and (iii) FairPoint pays to Verizon the termination fee described below; or

•	the adjusted EBITDA of the local exchange carrier portion of the Spinco business, as defined in the merger agreement, for the last twelve months as of the end of any fiscal quarter of 2007 is less than $450 million (subject to certain constraints as to when this termination right may be exercised).

By notice of extension dated January 31, 2008, the parties extended the date on which any party may terminate the merger agreement to March 1, 2008. By an amendment to the merger agreement dated as of February 25, 2008, the parties extended the date on which any party may terminate the merger agreement to March 31, 2008.

Termination Fee Payable in Certain Circumstances

FairPoint has agreed to pay Verizon a termination fee of $23.3 million in the event that:

•	FairPoint terminates the merger agreement to enter into a definitive agreement to effect a superior proposal;

•	Verizon and Spinco terminate the merger agreement because, among other things, the board of directors of FairPoint withdraws or modifies its approval or recommendation of the merger or recommends an acquisition proposal to the FairPoint stockholders; or

•	(a) any person makes an acquisition proposal and thereafter the merger agreement is terminated (i) by FairPoint, Verizon or Spinco because the merger is not consummated by the drop dead date, or (ii) by Verizon or Spinco because FairPoint fails to call and hold a stockholders’ meeting within 60 days after the effectiveness of FairPoint’s registration statement on Form S-4 filed in connection with the proxy statement sent to FairPoint stockholders (and an acquisition proposal is outstanding at that time), or (iii) by FairPoint, Verizon or Spinco because the requisite FairPoint stockholder approval has not been obtained (and an acquisition proposal shall have been publicly announced prior to the stockholders’ meeting) and (b) within 12 months after the termination of the merger agreement, FairPoint consummates a business combination transaction or enters into a definitive agreement with respect to such a transaction.

Indemnification

The representations and warranties made by the parties and the pre-closing covenants in the merger agreement do not survive the closing of the merger, and the merger agreement does not contain any post-closing indemnification obligations with respect to these matters.

Under the merger agreement, the combined company is obligated to indemnify Verizon and its affiliates against all losses and expenses arising out of:

•	its failure to timely pay for liabilities related to Spinco’s business;

•	its failure to perform certain obligations under the merger agreement and the distribution agreement; and

•	any untrue statement or alleged untrue statement of a material fact contained in this information statement/prospectus, or the registration statement on Form 10 of which it is a part or in FairPoint’s proxy statement/prospectus, or the registration statement on Form S-4 of which it is a part, or any omission or alleged omission to state a material fact necessary to make the statements contained herein or therein not misleading, except with respect to certain information provided by Verizon as to itself and its subsidiaries, including Spinco.

The merger agreement also provides that Verizon will indemnify the combined company and its affiliates against all losses and expenses arising out of:

•	its failure to timely pay for liabilities related to its business other than liabilities assumed by Spinco in the contribution;

•	its failure to perform certain obligations under the merger agreement and the distribution agreement (provided that any claim for indemnification arising from any failure to transfer any Spinco asset to Spinco must be asserted within 18 months following the closing of the merger); and

•	any untrue statement or alleged untrue statement of a material fact contained in this information statement/prospectus, or the registration statement on Form 10 of which it is a part, or in FairPoint’s proxy statement/prospectus, or the registration statement on Form S-4 of which it is a part, or any omission or alleged omission to state a material fact necessary to make the statements contained herein or therein not misleading, but only with respect to certain information provided by Verizon as to itself and its subsidiaries, including Spinco.

Expenses

The merger agreement provides that, except as otherwise set forth in any of the transaction agreements, each party will pay its own fees and expenses in connection with the merger agreement, the merger and the transactions contemplated by the merger agreement, provided that:

•	on a monthly basis, Verizon will reimburse FairPoint for 60.421% of certain transition-related expenses (not to exceed $40 million in the aggregate);

•	if the merger is consummated, the combined company will bear and be responsible, and will indemnify and reimburse Verizon and its subsidiaries, for (a) all merger transfer taxes and (b) all transfer taxes and all recording, application and filing fees associated with the transfer of certain assets in connection with the distribution agreement in an amount not to exceed $3 million, with Verizon being responsible for all transfer taxes and related recording, application and filing fees in excess of $3 million;

•	if a debt exchange is consummated, Verizon will pay and be responsible for any fees and reimbursable expenses of the counterparties to that debt exchange; provided that the combined company will be responsible for any other costs incurred in connection with issuing the Spinco securities and consummating the debt exchange;

•	Verizon will pay the fees and reimbursable expenses of the independent valuation firm incurred in connection with the preparation and delivery of the “solvency” opinion;

•	if any filing fees or other costs associated with required regulatory approvals are not expressly allocated to any party under applicable law or regulation, FairPoint will pay those costs and Verizon will reimburse FairPoint for 50% of those costs.

In addition to the termination fee of $23.3 million described above, FairPoint has agreed in the merger agreement to reimburse Verizon for certain out-of-pocket costs not to exceed $7.5 million in the event that the merger agreement is terminated because:

•	the requisite FairPoint stockholder approval has not been obtained;

•	the board of directors of FairPoint withdraws or modifies its approval or recommendation of the merger or recommends an acquisition proposal to the FairPoint stockholders;

•	FairPoint fails to call and hold the stockholders’ meeting within 60 days after the effectiveness of FairPoint’s registration statement on Form S-4 filed in connection with the proxy statement sent to FairPoint stockholders; or

•	FairPoint accepts a superior acquisition proposal.

Amendments

The merger agreement may be further amended by the parties at any time before or after approval by FairPoint stockholders, provided that, after approval by FairPoint stockholders, no amendment which requires further stockholder approval may be made to the merger agreement without obtaining that further approval. All amendments to the merger agreement must be in writing and signed by each party.

THE DISTRIBUTION AGREEMENT

The following is a summary of selected material provisions of the distribution agreement, as amended, referred to as the distribution agreement. This summary is qualified in its entirety by reference to the distribution agreement and the amendments to the distribution agreement, which are included as exhibits to the registration statement on Form 10 filed by Spinco, the registration statement on Form S-4 filed by FairPoint of which this information statement/prospectus is a part and the Current Report on Form 8-K filed by FairPoint with the Securities and Exchange Commission on February 27, 2008. The parties intend to enter into an amendment to the distribution agreement prior to the closing of the spin-off and the merger reflecting the changes to the Verizon Group’s capital contribution obligations. The rights and obligations of the parties are governed by the express terms and conditions of the distribution agreement and not by this summary or any other information included in this information statement/prospectus. Recipients of this information statement/prospectus are urged to read the distribution agreement in its entirety. The distribution agreement has been included to provide recipients of this information statement/prospectus with information regarding its terms and has been publicly filed with the Securities and Exchange Commission. It is not intended to provide any other factual information about Verizon, Spinco, FairPoint or the combined company. Information about Verizon, Spinco, FairPoint and the combined company can be found elsewhere in this information statement/prospectus.

General

The distribution agreement between Verizon and Spinco provides for the principal corporate transactions required to effect the proposed distribution of Spinco common stock to Verizon stockholders and certain other terms governing the relationship between Verizon and Spinco with respect to or as a result of the spin-off.

Preliminary Transactions

Transfer of Assets.  Pursuant to the distribution agreement, and subject to certain exceptions, the Verizon Group will contribute or cause to be contributed to Spinco and entities that are or will be subsidiaries of Spinco the rights of Verizon and its subsidiaries in the assets primarily used or held for use in or that primarily arise from the conduct of Spinco’s business. This business consists of Verizon’s incumbent local exchange carrier business in Maine, New Hampshire and Vermont, which is referred to in this section as the territory, consisting of local exchange service, intraLATA toll service, network access service, enhanced voice and data services, DSL services and wholesale services, as well as the following activities of Verizon and its affiliates in the territory: (i) consumer and small business switched and dedicated long distance service to customers located in the territory, (ii) large business switched and dedicated long distance service to customers of Verizon Select Services Inc. located in the territory, (iii) the delivery by Verizon Internet Services Inc. of dial-up, DSL and fiber-to-the-premises, data and dedicated Internet access services to customers located in the territory, (iv) customer premise equipment sales, and installation and maintenance services, currently offered by Verizon Select Services Inc. to customers located in the territory, and (v) private line service to customers of Verizon Select Services Inc. where the line originates and terminates in the territory. Cellco is not a member of the Verizon Group for purposes of the distribution agreement or the merger agreement.

Transfer of Liabilities.  The transfer of assets is made subject to the assumption by Spinco or entities that are or will be subsidiaries of Spinco of the liabilities of Verizon or its subsidiaries relating to or arising from Spinco’s business or the transferred assets, subject to certain exceptions.

Exceptions to Transfers.  The distribution agreement does not purport to transfer assets or liabilities in respect of taxes, intellectual property assets or employee benefit plans and arrangements, which are the subject of other transaction agreements discussed below. Additionally, certain assets and liabilities, including certain affiliate agreements, and assets (other than customer relationships) of the dial- up and Internet service provider portions of the business and the consumer and small business and large business long distance portions of the business are excluded from these transfers, as described in the distribution agreement. Transfers of assets and liabilities are subject to receipt of applicable consents, waivers and approvals.

Consideration.  Following certain preliminary transfers of certain of the assets and liabilities described above, and immediately prior to the effective time of the merger, the Verizon Group will contribute all of the stock of the entities that will become Spinco subsidiaries to Spinco in exchange for:

•	the issuance to the Verizon Group of additional shares of Spinco common stock which, together with previously issued shares of Spinco common stock, will be distributed to the distribution agent to be held collectively for the benefit of Verizon stockholders,

•	a special cash payment to the Verizon Group in an amount not to exceed the Verizon Group’s estimate of the tax basis of the assets contributed to Spinco, which the Verizon Group will be permitted to use to repay debt, repurchase stock, or pay dividends, and

•	the issuance by Spinco to the Verizon Group of the Spinco securities, which the Verizon Group will be permitted to exchange for debt obligations of the Verizon Group or transfer to stockholders or creditors of the Verizon Group.

As a result of this transaction, the Verizon Group will receive $1.7 billion of combined cash and Spinco securities. The financing associated with this transaction is described further in “Financing of the Combined Company.” In addition to the contribution, the Verizon Group will contribute approximately $316 million in cash to Spinco prior to the spin-off.

Working Capital Adjustment

The parties to the distribution agreement have agreed that within 90 days after the closing of the merger, Verizon shall cause to be prepared and delivered to the combined company a statement setting forth the working capital of Spinco and its subsidiaries as of the opening of business on the distribution date, referred to as the distribution date working capital, and the parties will resolve any disputes they may have over the statement and agree upon a final, conclusive statement of distribution date working capital. The distribution agreement provides for an adjustment following completion of the merger to be paid by Verizon or the combined company, as the case may be, to the extent that the distribution date working capital is less or more than $50.5 million minus approximately 40% of certain fees which may be paid to the banks that have agreed to provide or arrange financing in connection with the merger and related transactions, referred to as the target working capital. If the distribution date working capital of Spinco exceeds the target working capital, the combined company is obligated to pay to Verizon an amount equal to the excess. If the distribution date working capital of Spinco is less than the target working capital, Verizon will pay to the combined company an amount equal to the deficit. The state regulatory orders contain conditions that the Verizon Group will not receive a credit for the amounts of up to $12 million that Verizon has agreed to spend in expanding its DSL network in Maine, and that the Verizon Group will make the other required capital contribution.

Covenants

Each of Verizon and Spinco have agreed to take specified actions after the signing of the distribution agreement. These actions include the following:

•	immediately prior to the spin-off, terminating all material contracts, licenses, agreements, commitments and other arrangements, between Verizon and its subsidiaries, on the one hand, and Spinco and its subsidiaries, on the other hand (except as contemplated by the other agreements executed in connection with the transactions);

•	immediately prior to the spin-off, canceling all intercompany cash management loan balances between Verizon and its subsidiaries, on the one hand, and Spinco and its subsidiaries, on the other hand;

•	entering into the employee matters agreement, the intellectual property agreement, the merger agreement, the tax sharing agreement, the publishing agreement, the non-competition agreement, the branding agreement and the transition services agreement. See “Additional Agreements Between FairPoint, Verizon and Their Affiliates”; and

•	Spinco has agreed to pay the costs associated with the preparation, printing and delivery of Spinco’s registration statement on Form 10, as well as the costs of printing this information statement/prospectus and mailing it to Verizon’s stockholders and other related fees and expenses.

Conditions to the Completion of the Spin-Off

The distribution agreement provides that the distribution of Spinco common stock will occur only if each condition to the obligations of Verizon and Spinco to consummate the merger shall have been fulfilled or waived by Verizon (except for the consummation of the contribution transaction and the spin-off). See “The Merger Agreement — Conditions to the Completion of the Merger.”

Subsequent Transfers

In the event that at any time during the 18-month period following the spin-off Verizon becomes aware that it possesses any assets that should have been contributed to Spinco or its subsidiaries, Verizon will hold those assets in trust and cause the prompt transfer of the assets, rights or properties to Spinco or the combined company as its successor. In the event that at any time during the 18-month period following the spin-off Spinco becomes aware that it possesses any assets that should not have been contributed to Spinco, Spinco or the combined company as its successor will hold that asset in trust and cause the prompt transfer of the applicable assets, rights or properties to Verizon.

Mutual Release

Spinco and Verizon have each agreed to release the other from any and all claims that it may have against the other party which arise out of or relate to events, circumstances or actions taken by the other party occurring or failing to occur or any conditions existing at or prior to the time of the spin-off. The mutual release is subject to specified exceptions set forth in the distribution agreement. The specified exceptions include:

•	any liability assumed, transferred, assigned or allocated to Spinco or to Verizon in accordance with, or any liability or obligation (including any liability with respect to payment, reimbursement, indemnification or contribution) of either of them arising under, the merger agreement, any of the other transaction agreements or any of the contracts contemplated thereby;

•	the ability of a party to enforce its rights under the merger agreement, any of the other transaction agreements or any of the contracts contemplated thereby; or

•	any liability the release of which would result in the release of any person other than Spinco, Verizon or their respective subsidiaries or representatives.

Insurance

Following the spin-off, FairPoint will be responsible for obtaining and maintaining its own insurance coverage with respect to the Spinco business and will not be able to assert claims as an insured party under Verizon’s insurance policies. However, at the combined company’s request, Verizon will use its reasonable best efforts to assert claims on behalf of the combined company for any liability with respect to the Spinco business under policies with third-party insurers which are “occurrence basis” policies arising out of incidents occurring prior to the time of the spin-off. Verizon will use its reasonable best efforts to obtain from third-party insurers assignments to the combined company of any rights to prosecute claims identified by the combined company under policies which are “claims made” policies arising out of incidents occurring prior to the time of the spin-off, so long as the claim is properly asserted to the insurer prior to the spin-off. These obligations of Verizon are subject to certain cost reimbursement obligations of the combined company.

Taxes

The allocation of rights and liabilities with respect to taxes is governed exclusively by the tax sharing agreement and taxes are not treated as assets or liabilities for purposes of, or otherwise governed by, the distribution agreement. See “Additional Agreements Between FairPoint, Verizon and Their Affiliates — Tax Sharing Agreement.”

Expenses

All fees and expenses incurred by the parties in connection with the transactions contemplated by the distribution agreement and the other transaction agreements will be paid as provided for in the merger agreement and the distribution agreement. See “The Merger Agreement — Expenses” and “The Distribution Agreement — Covenants.”

Termination

Following termination of the merger agreement, the distribution agreement may be terminated and the spin-off abandoned at any time prior to the spin-off by and in the sole discretion of Verizon.

THE TRANSITION SERVICES AGREEMENT

The following is a summary of selected material provisions of the transition services agreement. This summary is qualified in its entirety by reference to the transition services agreement, which is included as an exhibit to the registration statement on Form 10 filed by Spinco and to the registration statement on Form S-4 filed by FairPoint of which this information statement/prospectus is a part. The parties intend to enter into an amendment to the transition services agreement prior to the closing of the spin-off and the merger reflecting conditions imposed by state regulatory authorities in their orders approving the transactions. The rights and obligations of the parties are governed by the express terms and conditions of the transition services agreement and not by this summary or any other information included in this information statement/prospectus. Recipients of this information statement/prospectus are urged to read the transition services agreement in its entirety. The transition services agreement has been included to provide recipients of this information statement/prospectus with information regarding its terms and has been publicly filed with the Securities and Exchange Commission. It is not intended to provide any other factual information about Verizon, Spinco, FairPoint or the combined company. Information about Verizon, Spinco, FairPoint and the combined company can be found elsewhere in this information statement/prospectus.

The transition services agreement, dated as of January 15, 2007, by and among FairPoint, Northern New England Telephone Operations Inc. (subsequently renamed Northern New England Telephone Operations LLC), referred to as NNETO, Enhanced Communications of Northern New England Inc., referred to as ECNNE, (both of which will be operating subsidiaries of Spinco) and Verizon Information Technologies LLC, referred to as the supplier, sets forth the terms and conditions for the provision by the supplier of services to FairPoint (and following the merger, the combined company), NNETO and ECNNE, prior to and following the consummation of the merger, relating to the operation by FairPoint, NNETO and ECNNE following the merger of Verizon’s local exchange business in Maine, New Hampshire and Vermont, excluding the unregulated (long distance) businesses.

The term of the transition services agreement extends from January 15, 2007 until the earlier of (i) the termination date of the merger agreement, and (ii) the final assumption of the responsibility by the combined company, NNETO or ECNNE for all services being provided by the supplier under the transition services agreement. The operational and Internet service provider components of the services together may be terminated earlier and the benefits administration service component may be separately terminated earlier at the option of the combined company.

Prior to the merger, the services will consist of preparatory work necessary to permit the supplier to provide the operational services following the merger, planning for the complete transition of these services to the combined company, NNETO and ECNNE and cooperation with Capgemini to facilitate the performance of services by Capgemini under the master services agreement for the benefit of FairPoint.

FairPoint has agreed to the appointment of an independent third-party monitor for the cutover process contemplated by the transition services agreement. The monitor will consult with representatives of the Department of Public Service in Vermont, the Maine Public Utilities Commission and the New Hampshire Public Utilities Commission. The monitor will evaluate the combined company’s testing and cutover readiness process and approve the readiness of the combined company to support operations of the combined company after the cutover from the systems that will be provided by the Verizon Group during the period of the transition services agreement.

Following the merger, the services performed by the supplier will relate generally to the following operational functions:

•	information technology systems;

•	tax;

•	finance and accounting;

•	human resources;

•	compensation;

•	payroll;

•	billing and collection;

•	engineering and network;

•	customer service;

•	sales and marketing;

•	operations; and

•	capital asset management.

Tax and human resources services are limited to certain matters specified in the agreement. In addition, included within the services to be provided following the merger, are the following separate service components:

•	benefits administration; and

•	Internet service provider services.

FairPoint (and, following the merger, the combined company), NNETO and ECNNE will pay the supplier fees for the services, including:

(i) $125 per hour for each hour in excess of 500 for special services provided by the supplier in support of preparation by FairPoint (and following the merger, the combined company), NNETO and ECNNE for assumption of full responsibility for performance of the operational services provided by the supplier under the transition services agreement, plus the reasonable out-of-pocket travel related costs and expenses incurred by the supplier in connection with such services;

(ii) a one-time payment in the amount of either $34 million or $41.5 million, with the higher amount payable only if the combined company, NNETO and ECNNE take over the services within three months following the merger, to compensate the supplier for expenses incurred by it in preparing to provide the transition services;

(iii) with respect to operational services, other than the benefits administration and Internet service provider services, a fixed monthly fee commencing at the consummation of the merger, payable so long as such services are provided by the supplier, in the amount of $14.2 million for each of the first eight months following the merger, $0.5 million less than the prior month’s fee for each of the ninth through twelfth month following the merger, $14.7 million for the thirteenth month following the merger and $0.5 million more than the amount paid for the prior month for each successive month that those services are provided by the supplier;

(iv) aggregate fixed monthly fees of approximately $2.8 million with respect to certain benefits administration services and Internet services, together with a unit based service fee, as applicable, payable so long as those services are provided by the supplier;

(v) amounts necessary to reimburse the supplier for costs and expenses of third-party suppliers or vendors incidental to the supplier providing the services described in (iv) above; and

(vi) applicable taxes (other than income and property taxes) in respect of such fees.

In the event that the merger agreement terminates as a result of the failure of the stockholders of FairPoint to approve the merger agreement or as a result of the withdrawal or modification by FairPoint’s board of directors of its approval or recommendation of the merger or the merger agreement or as a result of the recommendation by the board of directors to the FairPoint stockholders of a competing acquisition proposal or the adoption of a resolution to do any of the foregoing, then FairPoint will be obligated to pay to the supplier amounts specified in the transition services agreement, including:

(i) any unpaid special services fees,

(ii) the number of dollars up to $34 million which equals the number of hours the supplier and its affiliates have labored to prepare to provide the transition services multiplied by $125, and

(iii) qualified transition expenses previously paid by an affiliate of the supplier to FairPoint to the extent they exceed $20 million.

The transition services agreement requires FairPoint and the supplier to establish a planning committee consisting of representatives of both FairPoint and the supplier to discuss, plan and implement terms, conditions and procedures to facilitate the independent operation of Spinco’s business by the combined company, NNETO and ECNNE. FairPoint’s goal is to achieve this final assumption of responsibility for performance of the independent local exchange carrier and the Internet service provider business functions within six months after the closing of the merger and not later than the sixteenth month after the closing of the merger.

The supplier may terminate the transition services agreement if the combined company, NNETO or ECNNE fail to cure a non-payment of any fees following 30 days advance notice or after a change of control (as defined in the transition services agreement) of the combined company, NNETO or ECNNE. FairPoint or the combined company may terminate the transition services agreement for material breach by the supplier that remains uncured following 60 days advance notice.

In the event of breach of the transition services agreement by the supplier, the supplier’s liability is limited to damages up to the sum of the amounts paid to the supplier under the transition services agreement. In the event of breach of the transition services agreement by FairPoint (before the merger or as the combined company), NNETO or ECNNE, the parties’ liability is limited to damages up to the sum of the amounts payable to the supplier were the transition services agreement to continue in effect for the entire 15-month term contemplated thereby. No party will be liable to the other party for any indirect, special, consequential, punitive or exemplary damages.

The supplier, on one hand, and FairPoint (before the merger or as the combined company), NNETO and ECNNE, as a group, on the other hand, agree to indemnify the other party for losses resulting from third-party claims arising out of bodily injury or property damage, violation of law or failure to pay taxes for which the indemnifying party is responsible.

THE MASTER SERVICES AGREEMENT

The following is a summary of selected material provisions of the master services agreement, as amended. This summary is qualified in its entirety by reference to the master services agreement and amendments thereto, which are included as exhibits to the registration statement on Form 10 filed by Spinco, the registration statement on Form S-4 filed by FairPoint of which this information statement/prospectus is a part and the Current Report on Form 8-K filed by FairPoint with the Securities and Exchange Commission on February 27, 2008. The rights and obligations of the parties are governed by the express terms and conditions of the master services agreement, as amended and not by this summary or any other information included in this information statement/prospectus. Recipients of this information statement/prospectus are urged to read the master services agreement, as amended in its entirety. The master services agreement, as amended, has been included to provide recipients of this information statement/prospectus with information regarding its terms and has been publicly filed with the Securities and Exchange Commission. It is not intended to provide any other factual information about Verizon, Spinco, FairPoint or the combined company. Information about Verizon, Spinco, FairPoint and the combined company can be found elsewhere in this information statement/prospectus.

Subject to the terms and conditions set forth in the master services agreement, Capgemini will provide FairPoint (and following the merger, the combined company) with professional services in connection with the transition by FairPoint of certain business operations from Verizon and its affiliates pursuant to the transition services agreement. The professional services will be authorized by FairPoint on a project-by-project basis pursuant to a work order which will set forth the agreed scope of the professional services, the fees for such professional services and the period of performance for such professional services. Fees for the professional services will accrue as a combination of monthly and deliverable based payments over the term. FairPoint granted to Capgemini, subject to the confidentiality provisions of the master services agreement, a perpetual, worldwide, paid-up license to the materials created by Capgemini and deliverable to FairPoint pursuant to any work order under the master services agreement. In exchange for FairPoint granting this license, Capgemini agreed to provide FairPoint with a $4 million discount on certain services to be performed by Capgemini under the master services agreement.

Pursuant to a letter agreement, dated January 17, 2008, as amended on February 28, 2008, between Capgemini and FairPoint, Capgemini has agreed that if, following the nine month anniversary of the consummation of the merger, the combined company continues to receive or request certain services under the transition services agreement, Capgemini will pay (to the applicable party on the combined company’s behalf or to the combined company for payment to the applicable party) the fees for such services for the tenth through twelfth months, if applicable, following the consummation of the merger, but the aggregate amount of the fees to be paid by Capgemini will not exceed $49.5 million.

In exchange for the payment of any fees under the transition services agreement by Capgemini, the combined company will issue to Capgemini shares of the combined company’s preferred stock having a liquidation preference equal to the aggregate amount of such fees paid by Capgemini. The preferred stock will have a stated liquidation value of $1,000 per share, a 6.75% cumulative annual dividend for the first year after issuance and a 8.75% cumulative annual dividend thereafter, payable in additional shares of preferred stock. The preferred stock issued to Capgemini will be non-voting, will not be convertible and will have no other rights or preferences. The preferred stock will be redeemable, in whole or in part, only after the expiration or termination of the transition services agreement and only to the extent that, both before and after the redemption of the preferred stock, the combined company’s ratio of total debt to adjusted EBITDA is less than 4.5. The combined company will not issue any preferred stock to Capgemini if that issuance would cause the combined company to violate the terms of the tax sharing agreement. Instead, the combined company will issue to Capgemini a subordinated promissory note with the same coupon rates and payment conditions set forth above with respect to the preferred stock, or the parties will make other mutually satisfactory arrangements agreeable to the staff of the New Hampshire Public Utilities Commission.

Capgemini’s maximum liability limit will be reduced by 20% (or a ratable portion thereof if Capgemini makes less than all of the three monthly payments under the transition services agreement described above).

FairPoint is permitted to defer certain payments owed to Capgemini under the master services agreement up to an aggregate of $30 million as follows: (i) any such deferred amounts owed by FairPoint as of December 31, 2008 shall be paid in equal quarterly installments beginning on March 31, 2009 and ending on December 31, 2009; and (ii) commencing on April 1, 2008, FairPoint shall pay monthly interest at an annual rate of 6.25% on all such deferred amounts. Notwithstanding anything to the contrary, FairPoint is required to pay all deferred amounts in full with interest within 30 days after the closing of the merger.

The master services agreement prohibits Capgemini from voluntarily withholding the provision of professional services. Capgemini has agreed not to oppose an injunction compelling specific performance of the professional services for a period of 120 days from the alleged violation.

Capgemini has warranted that professional services will be performed with professional care, in accordance with the work order requirements, and in compliance with applicable laws. In addition, deliverables are warranted against defects for 120 days following acceptance and utilization in a production environment. The time period in which defects must be corrected depends on the severity level of the defect.

FairPoint may terminate the master services agreement or any work order relating thereto: (i) in the event of a material breach of the master services agreement or any work order relating thereto by Capgemini, if not cured within 30 days after the receipt of written notice by Capgemini, (ii) in the event of a termination of the merger agreement for any reason, upon 30 days prior written notice to Capgemini, (iii) for convenience, at any time upon 30 days prior written notice to Capgemini or (iv) if Capgemini fails to deliver certain key deliverables by the target dates set forth in the work order. Capgemini may terminate the master services agreement for any failure by FairPoint to make timely payment of any undisputed fees, if not cured within 30 days after receipt of written notice by FairPoint, or if there are disputed fees in excess of $15 million. A termination by FairPoint for convenience (or by Capgemini for failure by FairPoint to make timely payment of any undisputed fees) will require the payment of certain penalties by FairPoint depending upon the month in which the termination is effected.

Capgemini will indemnify FairPoint for claims of bodily injury or property damage for which it is liable, any Capgemini violation of law, any breach by Capgemini of third-party agreements or the failure to obtain a required consent, any breach of confidentiality, any Capgemini taxes and any Capgemini fraud or intentional misconduct. FairPoint will indemnify Capgemini for claims of bodily injury or property damage for which it is liable, any FairPoint violation of law, any FairPoint taxes and any FairPoint fraud or intentional misconduct.

ADDITIONAL AGREEMENTS BETWEEN FAIRPOINT, VERIZON AND THEIR AFFILIATES

FairPoint, Spinco and Verizon have entered into or, before the completion of the spin-off and merger, will enter into, certain additional agreements and various interim and ongoing relationships between FairPoint, Spinco and Verizon. The following is a summary of the material provisions of those agreements. The rights and obligations of the parties are governed by the express terms and conditions of the respective agreements and not by the summary thereof or any other information included in this information statement/prospectus. It is not intended to provide any other factual information about Verizon, Spinco, FairPoint or the combined company. Information about Verizon, Spinco, FairPoint and the combined company can be found elsewhere in this information statement/prospectus.

Employee Matters Agreement

Verizon, Spinco and FairPoint entered into an employee matters agreement to allocate assets, liabilities and responsibilities with respect to certain employee benefit plans, policies and compensation programs among them. Pursuant to the employee matters agreement, all Verizon companies’ employees whose primary duties relate to Spinco’s business, excluding certain employees designated by Verizon, will be employees of subsidiaries of FairPoint upon consummation of the merger, referred to as the Spinco Employees. Following the merger, the FairPoint subsidiaries employing the Spinco Employees will continue to pay the Spinco Employees their ordinary salaries and to adjust salaries and pay usual bonuses in the normal course of business. In addition, base salary and general performance and other bonus opportunities will remain in place for at least a year. The Spinco Employees’ employment by subsidiaries of FairPoint upon consummation of the merger will not trigger severance benefits.

FairPoint’s subsidiary operating the Spinco local telephone business in Maine, New Hampshire and Vermont will continue to employ the Spinco Employees represented by the International Brotherhood of Electrical Workers and by the Communication Workers of America in accordance with the collective bargaining agreements that cover such employees and will continue to honor those collective agreements.

Spinco is required under the employee matters agreement to establish “mirror” benefit plans for Spinco Employees that provide benefits identical in all material respects to the benefits received by them under Verizon’s health plans, welfare plans, 401(k) saving plans and Verizon’s management pension plan and union pension plan. These Spinco benefit plans are referred to as the Spinco Plans. The Spinco Employees will be covered by the new Spinco benefit plans in a way that avoids the payment of double benefits. Assets and liabilities will be transferred to the new Spinco Plans on terms mutually agreeable to the parties. Spinco has the ability to amend the benefit plans, subject to collective bargaining restrictions for Spinco Employees who are represented by a union and subject to the agreement that the benefits for Spinco Employees who are not represented by a union will remain identical in all material respects for a year after the consummation of the merger.

The Spinco Plans will include the following benefits:

•	Benefits for Spinco Employees who are subject to collective bargaining agreements will be provided in accordance with the plans negotiated with the unions.

•	A defined benefit pension plan and related trust will be established for active Spinco Employees who are not covered by any collective bargaining agreement, referred to as management employees, that “mirrors” the applicable Verizon pension plan covering those management Spinco Employees. Assets will be transferred from the applicable Verizon pension plan to the new Spinco management employees pension plan based on actuarial calculations designed to comply with relevant governmental rules and such that the new Spinco management pension plan will be fully funded according to the actuarial principles detailed in the employee matters agreement.

•	A defined benefit pension plan and related trust also will be established for active collectively bargained Spinco Employees that “mirrors” the applicable Verizon pension plan covering those collectively bargained Spinco Employees. Assets will be transferred from the applicable Verizon pension plan to the new Spinco collectively bargained pension plan based on actuarial calculations designed to comply with relevant governmental rules and such that the new Spinco collectively bargained pension plan will be fully funded according to the actuarial principles detailed in the employee matters agreement.

•	An excess pension plan also will be established for Spinco Employees of a management level that has qualified them for benefits under the Verizon Excess Pension Plan. This new Spinco excess pension plan will assume the liabilities of Spinco Employees who were previously in the Verizon Excess Pension Plan, but there will not be any assets transferred to this new Spinco excess pension plan.

•	Two defined contribution plans providing for 401(k) contributions and employer matching contributions will be established by Spinco — one plan for active management Spinco Employees not covered by any collective bargaining agreement, and the other plan for Spinco Employees who are covered by a collective bargaining agreement. Assets, participant loan liabilities, and beneficiary designations will be transferred from the applicable Verizon 401(k) plans to these new plans.

•	Benefit programs providing comprehensive medical, life insurance, disability, dependent care and medical savings accounts, and similar benefits that are identical in all material respects to Verizon’s applicable benefit programs will be established by Spinco for Spinco Employees. These new Spinco benefit programs will recognize and maintain coverage and contribution elections, and give credit for deductibles and co-payment amounts under the corresponding Verizon benefit programs. No assets will be transferred to Spinco with respect to these medical, life insurance, disability and similar benefits, except that a net payment will be made to Spinco representing the net balances in Spinco Employees’ dependent care and medical savings accounts.

The Spinco benefit plans also will provide severance benefits in accordance with applicable collective bargaining agreements for Spinco Employees who are represented by a union. Spinco Employees not represented by a union will be provided severance benefits subject to the terms and conditions of the employee matters agreement during the one-year period following the consummation of the merger. Generally, the terms and conditions of severance payments for eligible Spinco Employees who are not represented by a union will provide for a lump sum severance payment ranging from approximately four weeks to 52 weeks of base pay (depending on years of service and job level), continuation of medical and basic life insurance during the severance period, a pro-rated incentive payout, and out-placement counseling; however, no severance will be paid unless the affected Spinco Employee signs a separation agreement.

Verizon will retain liabilities under its long-term incentive plans. Outstanding Verizon stock options will remain with Verizon, but any outstanding options for Spinco Employees will be fully vested upon consummation of the merger and will be exercisable until the earlier of five years after the consummation of the merger or the original expiration date under the option. Restricted stock units and performance stock units will remain under the Verizon plan. These units will immediately vest upon the consummation of the merger, and will be payable on their regularly scheduled date subject to the attainment of any applicable performance goals. No further deferrals of these units by Spinco Employees will be allowed. Balances under Verizon’s deferred compensation plans will become 100% vested for Spinco Employees but will remain with Verizon and be paid out as provided for under such plans.

Accrued time off and leave, incentive and commission programs, and worker’s compensation liabilities will be transferred in full to Spinco for all Spinco Employees.

The solicitation and hiring of each other’s employees is limited by various provisions applicable to the Verizon Group and to FairPoint and Spinco and their subsidiaries, referred to in this section as the FairPoint Group. The following restrictive provisions generally apply, unless Verizon and FairPoint otherwise mutually agree to make an exception:

•	The Verizon Group may not solicit for hire any Spinco Employee during the time period beginning with the execution of the merger agreement through one year after the consummation of the merger.

•	The FairPoint Group may not solicit for hire any Verizon Group employee during the time period beginning with the execution of the merger agreement through one year after the consummation of the merger.

•	With respect to services provided under Schedule A of the transition services agreement, the Verizon Group and the FairPoint Group may not solicit for hire each other’s employees or any contractors’ employees engaged in performing the transition services. This prohibition regarding the solicitation of employees providing transition services applies during the time period beginning with the execution of the merger agreement through one year after the termination of the Schedule A services under the transition services agreement.

•	The Verizon Group and the FairPoint Group also have agreed not to hire each other’s employees in any case where the employee has voluntarily left employment within the preceding six months. This no-hire restriction will end one year after the consummation of the merger. This no-hire restriction also applies to employees of Verizon contractors involved in providing Schedule A services under the transition services agreement until one year from the ending date of those Schedule A services.

Bangor Live Source Center Agreement

Verizon agreed to transfer to the combined company certain employees of Verizon New England who staff the Bangor Live Source Center, referred to as the Center, which Verizon New England planned to close. Under the applicable collective bargaining agreements, the applicants need to apply for the position, pass a qualification test for the position, and complete the position training. Of the 59 operators in the Center, 15 employees applied for the positions and passed the qualification test to continue with the combined company after closing date. Verizon New England agreed to pay for the pre-test training including the training facility space and the wages and travel expenses of the instructors for the pre-test training of the operators who bid on the new positions with the combined company. Verizon New England will pay the wages of those operators who pass a test and take certain initial training to become a representative, including any increase in wages due to being placed in a position classified at a higher wage scale from the beginning of the training to the closing of the merger. Verizon New England will also be responsible for the meal, travel and lodging expenses of the applicants who pass the test and take the training although the training is planned to be done locally. Neither FairPoint nor the combined company will be responsible for the costs of further specialized instruction for those who pass the test and take further training to become a representative, including the salaries of instructors, and the cost of meals, lodging and travel expense of the instructors providing the training. From and after the date of the closing of the merger, the combined company will pay the wages of the employees who are transferred to it. The combined company will be responsible for all renovations or improvements to the Center, including computer upgrades.

Tax Sharing Agreement

The tax sharing agreement addresses all federal, state and local tax matters related to the spin-off and related transactions, and certain tax matters relating to the merger; FairPoint’s and Verizon’s obligations to file tax returns and remit taxes; FairPoint’s and Verizon’s control over tax contests; and FairPoint’s and Verizon’s obligations to cooperate after the merger in tax return preparation and record-keeping matters. The tax sharing agreement provides that Spinco and FairPoint shall indemnify Verizon for (i) taxes resulting from any of their actions that disqualify the spin-off and related transactions as tax-free; (ii) taxes resulting from (a) the disqualification of the spin-off due to breaches of representations and covenants or (b) failure to adhere to the basis determinations of Verizon; and (iii) taxes of Spinco or attributable to the Spinco business, other than taxes related to the spin-off and related transactions for which neither Spinco nor FairPoint is responsible under the tax sharing agreement. The responsibility for transfer taxes is determined under the merger agreement. Verizon shall indemnify FairPoint for (i) the taxes of Verizon and its subsidiaries and (ii) taxes of Spinco resulting from the spin-off and related transactions unless, in each case, Spinco or FairPoint are otherwise responsible for such taxes as described above. All parties to the tax sharing agreement have agreed to report the spin-off and the merger as tax free. FairPoint has agreed to adhere to Verizon’s determination of the tax basis of the Spinco assets and the value of any tax attribute, such as a net operating loss carryover.

FairPoint has agreed not to take (or to permit any of its subsidiaries to take) any action which could cause the spin-off to be disqualified as a tax-free spin-off, including: for two full years after the spin-off, FairPoint shall not enter into any agreement, understanding or arrangement or any substantial negotiations involving the acquisition of stock of FairPoint (including by FairPoint or its subsidiaries) or a shift of ownership of FairPoint, and shall not issue additional shares of stock, modify any organizational document or transfer or modify any option, warrant or convertible instrument that is related to an equity interest in FairPoint, other than certain issuances to service providers provided in an applicable “safe harbor” of the Internal Revenue Service regulations; for two years after the spin-off FairPoint may not repurchase any stock except as allowed under an Internal Revenue Service revenue procedure; and for two years after the spin-off, (i) the Spinco business must actively continue to operate and (ii) FairPoint shall not dissolve, liquidate, merge or consolidate unless it is the survivor in a merger or consolidation. FairPoint has also agreed to not pre-pay, pay down, retire, acquire or significantly modify the Spinco securities prior to their maturity. However, FairPoint may engage in these activities (without limiting its indemnity obligations) if it receives an Internal Revenue Service ruling, Verizon’s consent or a legal opinion reasonably satisfactory to Verizon that the tax-free status of the spin-off and the merger will not be adversely affected.

Interest Purchase Agreement

The following is a summary of selected material provisions of the interest purchase agreement. The sale of the interest in Orange County — Poughkeepsie Limited Partnership was completed in April 2007. The ultimate purchase price was approximately $54 million, after certain adjustments, as described below.

Purchase and Sale of Interest

The interest purchase agreement entered into by and among Verizon Wireless of The East LP, referred to as Verizon Wireless-East, Cellco, and Taconic Telephone Corp., a wholly owned subsidiary of FairPoint, referred to as Taconic, provided for, among other things, the sale by Taconic of its 7.5% limited partnership interest, referred to in this section as the interest, in Orange County — Poughkeepsie Limited Partnership, referred to in this section as the partnership, and the purchase by Cellco of the interest.

The partnership agreement governing the partnership, referred to in this section as the partnership agreement, provides that Warwick Valley Telephone Company, referred to as Warwick and together with Cellco, referred to in this section as the buyers, has the right to purchase its pro rata portion of the interest, and Warwick exercised that right. In connection with the exercise of its right under the partnership agreement, Warwick and the parties to the interest purchase agreement entered into a joinder agreement, together with the interest purchase agreement, referred to in this section as the interest transaction agreements, which provided for, among other things, Warwick to be bound by the terms and conditions of the interest purchase agreement and the purchase by Warwick of 8.108% of the interest.

Purchase Price

The interest transaction agreements provided that Cellco and Warwick would pay 91.892% and 8.108%, respectively, of a purchase price equal to $55 million in consideration of the sale by MJD Ventures, Inc. (Taconic’s parent to whom Taconic assigned the interest in April 2007 prior to the sale of the interest) of 91.892% and 8.108% of the interest to Cellco and Warwick, respectively, referred to in this section as the purchase transactions, reduced by the amount by which the total distributions paid to Taconic (whether before or after the closing of the purchase of the interest) in respect of the interest for the period from January 1, 2007 through the closing of the purchase of the interest exceeded $1 million, the final result of which is referred to as the purchase price. In the event that one or more distributions with respect to that period were paid to Taconic as of the closing date, then the purchase price was to be reduced by the amount, if any, by which the total of the distributions exceeded $1 million, which amount is referred to in this section as the closing adjustment amount. In the event that one or more distributions with respect to the specified period are paid to Taconic after the closing date, then, at the time when any such distribution is paid, Taconic shall repay to the buyers (as a reduction to the purchase price) (a) the amount by which the total amount of all distributions paid to Taconic with respect to the specified period, both before and after the closing date, exceeded $1 million, minus (b) the closing adjustment amount (if any), minus (c) amounts previously repaid by Taconic to the buyers with respect to other post-closing distributions. However, each of the buyers has the right to cause the partnership to pay the amount Taconic is obligated to repay pursuant to the interest transaction agreements directly to the buyers out of the distribution otherwise payable to Taconic, in lieu of being repaid by Taconic after Taconic’s receipt of the distribution.

Representations and Warranties

The interest purchase agreement contained representations and warranties among Verizon Wireless-East, the buyers and Taconic. These representations and warranties, which are substantially reciprocal, relate to, among other things:

•	due organization;

•	authority to enter into the purchase agreement;

•	no conflicts with, and no creation of encumbrances under, governance documents, agreements or laws;

•	no outstanding orders, or pending investigations or litigation; and

•	payment of fees to finders or brokers in connection with the purchase transactions.

Taconic also made representations and warranties to the buyers relating to the absence of certain consents and approvals, the rights associated with the interest and its valid title to the interest.

Each of the buyers also made representations to Taconic relating to the absence of certain consents and approvals, its capacity as an investor, and its eligibility to hold an interest in governmental licenses, permits and authorizations.

Verizon Wireless-East also made representations to Taconic regarding certain tax matters and the 2007 operating budget of the partnership.

Certain of the representations and warranties contained in the interest purchase agreement are subject to materiality qualifications, knowledge qualifications, or both.

Release

Taconic (on behalf of itself and certain of its affiliates), on the one hand, and each of Verizon Wireless-East (on behalf of itself and certain of its affiliates, including Cellco) and Warwick (on behalf of itself and certain of its affiliates), on the other hand, have released the other from any and all claims that it may have against the other party prior to January 16, 2007 for matters arising from or relating to the partnership, the partnership’s business, the partnership agreement, or the status of each of Verizon Wireless-East, Taconic and Warwick as a partner of the partnership, other than those arising under the interest purchase agreement and those arising from relationships pursuant to which Taconic or certain of its affiliates provides goods or services to the partnership.

Survival; Indemnification

The representations and warranties contained in the interest purchase agreement survive until the first anniversary of the closing of the purchase transactions (subject to certain exceptions).

Taconic, on the one hand, and each of Verizon Wireless-East and the buyers, on the other hand, have agreed to indemnify the other party (and their respective affiliates) against any and all losses actually incurred by the other party arising out of the following:

•	the indemnifying party’s material breach of any representation or warranty made in the interest purchase agreement or in any certificate or document delivered by the indemnifying party;

•	the indemnifying party’s material breach or nonfulfillment of any agreement, covenant, or obligation made in the interest purchase agreement or in any certificate or document delivered by the indemnifying party; or

•	any brokerage fee, finders’ fee or similar payment arising under any agreement or other arrangement with the indemnifying party in connection with the purchase transactions.

The interest transaction agreements also provide that the buyers will indemnify Taconic (and its affiliates) against any and all losses actually incurred by Taconic arising out of any obligations or liabilities of each of the buyers related to the liabilities assumed by the buyers pursuant to the interest transaction agreements.

The interest transaction agreements also provide that Taconic will indemnify the buyers (and each of their respective affiliates) against any and all losses actually incurred by the buyers arising out of any obligations or liabilities of Taconic related to the interest, other than those assumed by the buyers.

Transfer Taxes and Sales Taxes

The interest transaction agreements provide that Cellco and Warwick will bear and be responsible for 91.892% and 8.108%, respectively, of any and all sales, use, transfer or similar taxes imposed by state or local tax authorities with respect to the transfers of the interest.

Intellectual Property Agreement

Assignments

Pursuant to the intellectual property agreement, Spinco and its subsidiaries will assign to Verizon all (i) U.S. patents and patent applications, trademarks, service mark and domain names, together with any rights or licenses thereto, collectively referred to as statutory intellectual property, and (ii) unpatented inventions, trade secrets, know how and other proprietary information, and all U.S. copyrights and works of authorship, together with any rights or licenses thereto, collectively referred to as non-statutory intellectual property, in each case to the extent owned by Spinco prior to closing.

Subject to any previously granted licenses, Verizon will assign to Spinco all customer data and personnel information of Verizon or its affiliates who are in the employ of Spinco after the closing, referred to as the designated Spinco intellectual property. The customer data subject to this license consists of all customer information obtained in connection with the Spinco business related to providing products and services to customers in Maine, New Hampshire and Vermont, including, among other things, customer addresses, accounts and transaction data, but excludes (i) any such information to the extent already in the custody of Verizon or any of its U.S. affiliates but not used for the Spinco business, (ii) information included in yellow or white pages listings or directories, (iii) information that Verizon or its affiliates are legally required to retain, (iv) publicly available information and (v) information that Verizon or its affiliates have received from third parties. Furthermore, the license to the designated Spinco intellectual property prohibits Verizon from using the customer data to offer goods and services in Maine, New Hampshire or Vermont to residential customers competitive with those offered by the Spinco business as of the closing date. Notwithstanding this prohibition, Verizon is entitled to retain a copy of the designated Spinco intellectual property to the extent required to comply with law.

Grants

After giving effect to the assignment by Verizon to Spinco described in the above paragraph, Spinco will grant back to Verizon a royalty-free, fully paid-up, perpetual and non-exclusive license to use the designated Spinco intellectual property in the provision of goods and services to third parties and in connection with practicing any methods related thereto.

Verizon will grant to Spinco a non-exclusive, royalty free, fully paid up license to use the non-statutory intellectual property (excluding (i) non-technical, non-public information owned by Verizon and used in the Spinco business as of the closing, (ii) designated Spinco intellectual property and (iii) Verizon proprietary software) that is used in the Spinco business and by Verizon, or licensed to Verizon with rights to sublicense it to third parties without compensation, collectively referred to as the licensed non-statutory intellectual property. The licensed non-statutory intellectual property excludes patents, copyrights, domain names, trademarks, intellectual property developed by Verizon after the closing date, Verizon proprietary software and third-party intellectual property. Spinco’s license to the licensed non-statutory intellectual property is for the field of use of the Spinco business as reflected in the products and services offered by Spinco as of the closing date, together with any improvements or modifications thereon in Maine, New Hampshire or Vermont following the closing date. The license permits Spinco to reproduce, copy, modify and enhance the licensed non-statutory intellectual property but does not allow (i) its use outside of Maine, New Hampshire and Vermont (other than to support the Spinco business in Maine, New Hampshire and Vermont in the field of use of the Spinco business as reflected in the products and services offered by Spinco as of the closing date, together with any improvements or modifications thereon), (ii) its disclosure to any person other than to contractors in limited circumstances, (iii) granting sublicenses to the licensed non-statutory intellectual property other than to contractors in limited circumstances and (iv) Spinco to assign the license other than to its own successors and assigns.

Verizon will grant to Spinco a non-exclusive, royalty free, fully paid up license to use the statutory intellectual property (excluding those marks owned by Verizon, its affiliates or Spinco as of the closing or licensed to them by a third party, referred to as the excluded Verizon marks, and Verizon proprietary software existing as of the closing date, collectively referred to as the licensed statutory intellectual property). Licensed statutory intellectual property excludes patents and patent applications claiming a filing date after the closing, copyrights, domain names filed after the closing date, the statutory intellectual property developed or acquired by Verizon after the closing date, Verizon proprietary software used by Verizon in providing services under the transition services agreement, any other statutory intellectual property, and third-party intellectual property. Unlike Spinco’s license to the licensed non-statutory intellectual property, Spinco’s license to licensed statutory intellectual property is limited to the field of the Spinco business as reflected in the products and services offered by Spinco as of the closing date, without any post-closing improvement or modifications, referred to as the original field of use. The license permits Spinco to reproduce, copy, modify and enhance the licensed statutory intellectual property but does not allow (i) its use outside of Maine, New Hampshire and Vermont (other than to support the Spinco business in Maine, New Hampshire and Vermont in the original field of use), (ii) its disclosure to any person other than to contractors in limited circumstances, (iii) granting sublicenses to the licensed statutory intellectual property other than to contractors in limited circumstances and (iv) Spinco to assign the license other than to its own successors and assigns. Furthermore, the license does not extend to modifications, improvements or derivations of the Spinco business following the closing that are outside the original field of use.

Subject to any previously granted licenses, Verizon grants to Spinco undivided joint ownership of all non-technical, non-public information included in the non-statutory intellectual property and used in the Spinco business as of the closing date, but excluding the customer data assigned to Spinco by Verizon, with unrestricted rights available to both Verizon and Spinco to use, reproduce, improve, transfer, and assign all non-technical, non-public information included in the non-statutory intellectual property and used in the Spinco business as of the closing date. Verizon represents that licenses to all non-technical, non-public information included in the non-statutory intellectual property and used in the Spinco business as of the closing date previously granted by Verizon do not materially affect Spinco’s or FairPoint’s ability to use such proprietary business information in connection with operating the Spinco business consistent with past practice.

Verizon will grant to Spinco a right, for a period not to exceed 60 days following the closing, to use those excluded Verizon marks used in the Spinco business as of the closing date solely for conducting the Spinco business in Maine, New Hampshire and Vermont. Spinco is required to replace, remove or cover over the licensed excluded Verizon marks affixed to Spinco assets no later than 60 days following the closing date, provided that Spinco has (i) 45 days from the closing to use existing inventory of Spinco business promotional materials, (ii) nine months to remove the licensed excluded Verizon marks from signs, buildings and motor vehicles and (iii) 12 months to remove the excluded Verizon marks from tools, equipment or written materials used solely for internal purposes. In addition, within 60 days following the closing date Spinco is required to cease use of the excluded Verizon marks used in the Spinco business in a non-trademark manner for purposes of conveying to customers or the general public that the name of business has changed. Finally, beginning on the closing date and continuing thereafter, and immediately following discovery of any such uses, Spinco must discontinue use of all items carrying the excluded Verizon marks not used in the Spinco business. FairPoint, Spinco and Spinco’s subsidiaries acknowledge Verizon’s exclusive proprietary rights in the excluded Verizon marks, agree not to assert any rights or claims in the excluded Verizon marks or any confusingly similar marks, or to contest Verizon’s ownership in, or the validity of, the excluded Verizon marks.

Quality Control

FairPoint, on behalf of itself, Spinco and Spinco’s subsidiaries, is required to use the excluded Verizon marks solely in accordance with the license described in the preceding paragraph and in conformity with applicable law, and to conduct the Spinco business at a standard that is at least commensurate with the standard of the Spinco business prior to closing.

Indemnification and Limitation of Liability

FairPoint, Spinco and the Spinco subsidiaries jointly and severally indemnify Verizon and its affiliates from all losses, damages and judgments in connection with third-party claims arising from the use of the excluded Verizon marks after the closing. Verizon, however, will defend infringement claims for Spinco’s use of the excluded Verizon marks pursuant to the license granted with respect to the excluded Verizon marks used in the Spinco business as of the closing date described above during the 60-day phase out period following the closing. Verizon is not required to secure or maintain any intellectual property subject to the agreement, and does not provide any representations or warranties as to the validity or scope of the intellectual property. Nor does Verizon represent that the use of intellectual property subject to the agreement, other than the intellectual property subject to the licenses granted with respect to the non-statutory intellectual property and statutory intellectual property described above, is non-infringing.

Publishing Agreement

Spinco has agreed, as required by the terms of a publishing agreement, dated as of November 17, 2006, between Idearc Media Corp., referred to as Idearc Media, Verizon and Verizon Services Corp. to enter into a publishing agreement with Idearc Media. Pursuant to the publishing agreement, the combined company, as successor by merger to Spinco, will name Idearc Media its exclusive official print directory publisher of print listings and classified advertisements for wireline telephone customers in the geographic areas in which Spinco is currently the incumbent local exchange carrier. Under the publishing agreement, Idearc Media has agreed to fulfill the combined company’s legal and contractual obligations to publish and distribute white pages and yellow pages directories, and to include listing information, in each of the service areas in the historic Spinco territories, generally at no cost to the combined company or its customers. At the combined company’s option, Idearc Media will be obligated to fulfill these publishing obligations in any new areas in the historic Spinco territories in which the combined company becomes the incumbent local exchange carrier in the future, unless Idearc Media determines in good faith that the costs associated with fulfilling those obligations would outweigh the benefits of obtaining the rights provided in the branding agreement (discussed under “— Branding Agreement” below) for these areas.

Unless otherwise terminated, the publishing agreement will expire on November 17, 2036 but will be automatically renewed for additional five-year terms, unless either party provides written notice of termination at least 24 months prior to the end of the then current term. The combined company may terminate the publishing agreement, in whole or in part, in the event of a material default by Idearc Media. Also, if the combined company disposes of any of its access lines in the former Spinco territories, or if the combined company ceases operations as a local exchange carrier in one of these service areas, the publishing agreement will terminate with respect to the applicable service area or portion thereof. If the combined company has terminated the publishing agreement with respect to 20% or more of its subscribers in the service areas in the former Spinco territories, it may then terminate the publishing agreement in its entirety.

Branding Agreement

Spinco has also agreed, as required by the terms of the publishing agreement, dated as of November 17, 2006, between Idearc Media, Verizon and Verizon Services Corp., to enter into a branding agreement with Idearc Media. Pursuant to the branding agreement, the combined company, as successor by merger to Spinco, will grant to Idearc Media a limited right, for the term of the branding agreement and on an exclusive basis, to use certain marks of the combined company in connection with publishing print directories in the wireline local exchange service areas in the former Spinco territories and identify itself as the official print directory publisher for these service areas.

Idearc Media may terminate the branding agreement at any time. The combined company may terminate the branding agreement with respect to any of the service areas in the former Spinco territories if Idearc Media fails to correct a deficiency in its use of any of the combined company’s marks after the combined company has given notice of the deficiency. If Idearc Media or any of its subsidiaries directly or indirectly engages in the provision of telecommunication services or video services in any of the service areas in the former Spinco territories, the combined company may terminate the branding agreement with respect to the affected service area. If, however, an owner or an affiliate of Idearc Media is a provider of telecommunication services outside of these service areas, the combined company may not terminate the branding agreement, so long as Idearc Media’s owner or affiliate does not provide telecommunication services in connection with Idearc Media’s directory products in any of the service areas in the former Spinco territories. If the combined company has terminated the branding agreement with respect to 20% or more of its subscribers in the service areas in the former Spinco territories, it may then terminate the branding agreement in its entirety.

Unless otherwise terminated, the branding agreement will terminate upon, and to the same extent as, any the termination of the publishing agreement.

Non-competition Agreement

Spinco has also agreed, as required by the terms of a non-competition agreement, dated as of November 17, 2006, between Idearc Media, Verizon and Verizon Services Corp., to enter into a non-competition agreement with Idearc Media. Pursuant to the non-competition agreement, the combined company, as successor by merger to Spinco, will generally agree not to, and to cause its affiliates not to, publish, market, sell or distribute tangible or digital media directory products in the service areas in the former Spinco territories.

Unless otherwise terminated, the non-competition agreement will expire on November 17, 2036. Either party may terminate the non-competition agreement upon the termination of the publishing agreement and the combined company may terminate the non-competition agreement with respect to any of the service areas in the former Spinco territories if the publishing agreement or branding agreement is terminated with respect to these service areas under certain circumstances.

Wholesale Telecommunications Services Agreement

MCI Communications Services, a subsidiary of Verizon, has entered into agreements, dated January 23, 2008, with FairPoint to accommodate the combined company’s switched and dedicated long distance business requirements for those services FairPoint will provide to defined end users in Maine, New Hampshire and Vermont. The combined company will be able to provide the services to existing end-user retail customers in those states only, and not to any other customers, following the closing of the merger. The services match the service set currently offered by various Verizon long distance service affiliates to consumer and small business customers in Maine, New Hampshire and Vermont.

The agreements will take effect upon the closing of the transactions contemplated by the merger agreement and will continue until the cutover date, after which time the services will continue to be provided on a month-to-month basis.

MVNO Agreement

As part of the transaction, Cellco has offered FairPoint the opportunity to be an MVNO, which would enable FairPoint to offer a wireless product to its customers via a resale arrangement with Cellco in areas where Cellco offers coverage. Cellco has accepted FairPoint’s application. FairPoint is considering this proposal and other alternatives.

FINANCING OF THE COMBINED COMPANY

New Credit Facility

Commitment Letter

On January 15, 2007, FairPoint entered into financing letters with Lehman Commercial Paper Inc. and Lehman Brothers Inc., referred to as the Administrative Agent, Bank of America, N.A., Banc of America Securities LLC, and Morgan Stanley Senior Funding, Inc. Through subsequent joinder letters, each of Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Wachovia Bank, National Association, Merrill Lynch Capital Corporation and CoBank ACB became parties to the financing letters. These parties providing financing for a portion of the merger are collectively referred to as the commitment parties. The commitment of the commitment parties is subject to customary conditions to consummation, including, among others, the absence of any material adverse effect (as defined in the merger agreement) with respect to the business of either FairPoint or Spinco since September 30, 2006. FairPoint has agreed to pay fees to certain of the commitment parties in connection with the financing letters and has agreed to indemnify the commitment parties against certain liabilities other than those resulting from the gross negligence or willful misconduct of the commitment parties. The commitments under the financing letters expire on May 15, 2008. If FairPoint (or FairPoint and Spinco) enters into the new credit facility on the terms described herein, Lehman Brothers, Morgan Stanley and Deutsche Bank will receive up to $7 million, $5 million and $3.75 million, respectively, in fees in connection with the new credit facility.

These financing letters provide for a commitment of an aggregate principal amount of up to $2.08 billion in financing to FairPoint and Spinco; provided that, upon written notice to the Administrative Agent on behalf of the lead arrangers, FairPoint may assign any of its rights and delegate any of its obligations hereunder to one or more domestic subsidiaries controlled by FairPoint, Verizon or Spinco as reasonably required to consummate the merger agreement, the distribution agreement and the financings described in the financing letters and which assignees, together with the combined company, will be jointly and severally liable as the borrowers under the new credit facility in an aggregate principal amount of $2.03 billion, consisting of the following (which terms are expected to be modified as set forth below as a result of negotiations subsequent to FairPoint’s entry into the financing letters, as agreed to by FairPoint and the commitment parties, and such modified terms are expected to be reflected in the new credit facility):

•	a senior secured six-year revolving credit facility in an aggregate principal amount of $200 million, referred to as the revolving facility;

•	a senior secured six-year term loan “A” facility in an aggregate principal amount of up to $500 million, referred to as the term loan A facility;

•	a senior secured seven-year term loan “B” facility in an aggregate principal amount of at least $1.13 billion, referred to as the term loan B facility; and

•	a delayed draw term loan facility available to be drawn until the first anniversary of the closing date of the merger in an aggregate principal amount of up to $200 million, referred to as the delayed draw term loan facility, together with the term loan A facility and the term loan B facility, collectively, referred to as the term loan facilities.

The financing letters also provide for the issuance of standby and trade letters of credit for the account of the combined company and its subsidiaries under the revolving facility and the new credit facility will provide that the aggregate principal amount of such letters of credit cannot exceed $20 million. Letters of credit will be issued by one or more lenders approved by the administrative agent and the combined company.

The combined company’s existing and subsequently acquired or organized wholly owned first-tier domestic subsidiaries and each existing and subsequently acquired or organized wholly owned first-tier domestic subsidiary that, in each case, is a holding company, will serve as guarantors of the new credit facility (subject to certain exceptions to be agreed upon), any interest rate protection or other hedging arrangements entered into by the combined company in connection therewith and any cash management obligations of the combined company. No guarantee will be required of a subsidiary that is an operating company. In addition, no guarantee will be required in the event that the transactions or the terms of the order of any regulatory agency would require the approval of any regulatory agency in connection with the granting of that guarantee. The new credit facility, guaranties, hedging arrangements and cash management obligations will be secured by a first priority security interest in all capital stock and other equity interests of the combined company and any guarantor’s domestic subsidiaries and any intercompany indebtedness (including promissory notes) owing to the combined company or any guarantor’s subsidiary and, to the extent owned by the combined company or any guarantor, a pledge of 100% of the nonvoting and 65% of the total outstanding voting equity interests of any foreign subsidiary of the combined company or any guarantor or such greater portion of voting equity interest as would not have a material adverse tax consequence to the combined company (subject to qualifications and exceptions reasonably satisfactory to the collateral agent).

Proposed Terms of the New Credit Facility

Under the new credit facility, FairPoint and Spinco expect to make borrowings at the Eurodollar Rate plus a margin which in the case of (i) the revolving facility will be 2.75% through the date of delivery of financial statements for the first full fiscal quarter after the closing date of the new credit facility and thereafter subject to a leverage-based pricing grid agreed to by the parties; (ii) the term loan A facility will be 2.50%; and (iii) the term loan B facility and the delayed draw term loan facility will be 2.75%.

Eurodollar borrowings under the new credit facility may be made for interest periods of 1, 2, 3, 6, or, to the extent available to or agreed to by, all applicable lenders under the new credit facility, 9 or 12 months, as selected by FairPoint. Interest on loans and all fees will be payable in arrears on the basis of a 360-day year in the case of Eurodollar loans and a 365-366-day year in the case of base rate loans (calculated, in each case, on the basis of actual number of days elapsed). Interest will be payable on Eurodollar loans on the last day of the applicable interest period (and at the end of each three months, in the case of interest periods longer than three months) and upon prepayment, and on base rate loans quarterly and upon prepayment.

The combined company will be required to pay certain fees and expenses in connection with the new credit facility. The combined company will also be required to pay a commitment fee initially calculated at the rate of 0.375% per annum on the average daily amount of the unused portion of the revolving facility, payable quarterly in arrears on the last business day of each calendar quarter and on the date upon which the commitment is terminated. The commitment fee on the revolving facility will accrue from the closing date of the merger. Following the delivery of financial statements for the first full fiscal quarter after the closing date of the merger, the commitment fee will be subject to a leverage-based pricing grid as set forth in the new credit facility.

The delayed draw term loan facility will be available to be drawn until the first anniversary of the closing date of the merger. From the closing date of the merger until the delayed draw term loan facility is fully drawn or expires, the combined company will also be required to pay a commitment fee calculated at the rate per annum of 0.75% from the closing date of the new credit facility up through and including the sixth month anniversary thereof and, thereafter, at a rate per annum of 1.25% on the unused portion of the delayed draw term loan facility, payable quarterly in arrears on the last business day of each calendar quarter and on the date upon which the delayed draw term loan facility is terminated.

The combined company will be required to pay a per annum fee equal to: (i) with respect to standby letters of credit, the Applicable Eurodollar Margin for revolving loans on a given day multiplied by the stated amount of all standby letters of credit outstanding on a given day; and (ii) with respect to trade letters of credit, an amount equal to one-half of the Applicable Eurodollar Margin for revolving loans on a given day multiplied by the stated amount of all trade letters of credit outstanding on a given day, in each case, less the fronting fee (described below), which will accrue on the aggregate face amount of outstanding letters of credit under the revolving facility, payable in arrears at the end of each quarter and upon termination of the revolving facility. In addition, the combined company will pay to each bank that issued to it a letter of credit, for its own account: (i) a fronting fee to be agreed upon on the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon termination of the revolving facility; and (ii) the customary issuance and administration fees of the bank issuing the letter of credit.

The revolving facility and the term loan A facility will mature on the sixth anniversary of the closing date of the merger. The term loan B facility and the delayed draw term loan facility will mature on the seventh anniversary of the closing date of the merger. Borrowings under each of the term loan A facility, the term loan B facility and the delayed draw term loan facility, respectively, will be repayable in quarterly installments in accordance with the terms set forth in the new credit facility.

Mandatory prepayments of borrowings under the term loan facilities will be prepaid after the closing date of the merger with: (i) 50% of the combined company’s annual excess cash flow when the combined company’s total leverage ratio exceeds 5.00 to 1.00; (ii) subject to specified reinvestment rights, 100% of the net cash proceeds of certain asset sales or other dispositions of property by the combined company and its subsidiaries (including, without limitation, casualty insurance and condemnation proceeds); and (iii) 100% of the net cash proceeds of certain issuances of debt obligations and preferred stock of the combined company.

The above-described mandatory prepayments under the term loan facilities will be applied to prepay the A term loans in full, including any applicable fees, interest and expenses and, to the extent that no A term loans remain outstanding, will be applied to the prepayment of the B term loans, including any applicable fees, interest and expenses. Notwithstanding the foregoing, the combined company may designate the type of loans which are to be prepaid and the specific borrowings under the affected facility pursuant to which made and any amounts mandatorily repaid will be applied in forward order of maturity of the remaining amortization payments.

Optional prepayments of borrowings under the term loan facilities and optional reductions of the unutilized portion of the revolving facility commitments will be permitted upon payment of an applicable payment fee, which shall only be applicable to B term loans and the delayed draw term loans which are converted to B term loans, in an amount equal to the sum of the amount of B term loans being repaid multiplied by (i) 2.00%, from and after the closing date of the new credit facility through and including the first anniversary thereof, (ii) 1.00%, after the first anniversary of the closing date of the new credit facility through and including the second anniversary thereof and (iii) 0.00%, at any time thereafter. Each partial prepayment of any borrowing under the new credit facility will be in an aggregate principal amount of at least $1 million (or $100,000 in case of a partial prepayment of a swingline loan). FairPoint will be allowed to designate the type and maturity of loans which are to be repaid.

Under the terms of the agreements governing the new credit facility, the combined company will be required to meet certain financial tests (which will be calculated in respect of the combined company and its restricted subsidiaries and with definitions customary for facilities and transactions of this type), including a minimum cash interest coverage ratio of 2.50 to 1.00 and a maximum total leverage ratio (defined as total indebtedness (net of unrestricted cash and cash equivalents) to Adjusted Consolidated EBITDA (as will be defined in the new credit facility) not to exceed 5.50 to 1.00. The foregoing financial covenants will be tested with respect to the combined company and its subsidiaries on a consolidated basis, with the first covenant test to commence with the first full fiscal quarter ending after the closing date of the merger (and with any covenant that includes a trailing period to be calculated on an annualized basis until, with the passage of time, that there are four full fiscal quarters following the closing date of the merger).

In addition, the combined company will agree to covenants that, among other things and, subject to certain exceptions and limitations, will limit the incurrence of additional indebtedness, liens, mergers, consolidations, liquidations, and dissolutions, sales of assets, dividends, distributions and other payments in respect of capital stock, with an exception permitting regular quarterly dividend payments to FairPoint’s existing, and the combined company’s, common stockholders following the closing date of the merger consistent with past practices in an aggregate amount not to exceed $50 million payable for the fiscal quarter in which the closing date of the merger occurs (which may be paid shortly following the closing date) and in the first and second full quarters following the closing of the merger. These covenants will also limit capital expenditures, acquisitions, investments, loans and advances, payments and modifications of subordinated indebtedness, transactions with affiliates, changes in fiscal year, clauses restricting distributions from subsidiaries that are guarantors, and changes in lines of business.

The covenant with respect to dividends will prohibit, except for the regular quarterly dividend payments in the fiscal quarter in which the closing occurs and in the first and second full fiscal quarters following the closing date of the merger, the payment of dividends when, among other things, there is a default or event of default, the combined company’s leverage ratio is greater than 5.00 to 1.00 and minimum liquidity condition set forth in the new credit facility is not satisfied. The aggregate amount of dividends and other payments in respect of capital stock and investments, excluding the regular quarterly dividend payments in the fiscal quarter in which the closing occurs and in the first and second full fiscal quarters following the closing date, will not exceed an amount equal to Cumulative Distributable Cash (as will be defined in the new credit facility). The agreements governing the new credit facility will also contain customary provisions protecting the lenders against increased costs or loss of yield. Furthermore, such documentation will contain customary representations and warranties and affirmative covenants for facilities and transactions of this type.

The agreements governing the new credit facility will contain customary events of default, including payment defaults, material inaccuracy of representations and warranties, violation of covenants (subject, in the case of certain covenants, to a grace period to be agreed upon and notice), cross default and cross acceleration to other material debt, bankruptcy or insolvency events, certain ERISA related events, judgments in excess of an agreed amount, change in control, and actual or asserted material invalidity of any guarantee, loan document or security interest.

FairPoint expects that the initial borrowings by FairPoint under the new credit facility will occur contemporaneously with the consummation of the merger. However, entering into the agreements governing the new credit facility and any funding under these agreements will remain subject to a number of conditions. These conditions will include: (i) the consummation of the merger; (ii) prior to or concurrently with the initial borrowings under the agreements governing the new credit facility, amounts outstanding under FairPoint’s existing credit agreement will be repaid and all commitments thereunder will be terminated and all liens securing those facilities will be terminated; (iii) the receipt of certain financial statements and projections; (iv) the receipt of all documentation and other information required by bank regulatory authorities under applicable anti-money laundering rules and regulations, including the U.S.A. Patriot Act; and (v) miscellaneous closing conditions customary for credit facilities and transactions of this type.

If the financing contemplated by the financing letters is insufficient to complete the transactions contemplated by the merger agreement, the distribution agreement and the other transaction documents, FairPoint is obligated under the merger agreement to seek alternative financing. See “The Merger Agreement — Financing Matters.”

Spinco Securities

The distribution agreement contemplates that debt securities of Spinco will be issued to the Verizon Group immediately prior to the spin-off. The distribution agreement contemplates that these Spinco securities will be senior unsecured notes, will mature on the ten-year anniversary of issuance, will not be callable at the option of the combined company for five years after issuance and will rank equally with all existing and future senior unsecured debt and senior to all existing and future subordinated debt of Spinco. The covenants and economic terms of the Spinco securities will be established so that they will be valued at par upon issuance (including for purposes of any debt exchange Verizon may elect to undertake, as described below). Other terms of these Spinco securities, including covenants, will be established in accordance with the terms of the merger agreement, and some of the terms described above may change depending on market conditions. See “The Merger Agreement — Financing Matters.” It is currently anticipated that the Spinco securities will be rated below investment grade.

Verizon has the right to elect to undertake an exchange of the Spinco securities for debt obligations of Verizon or its affiliates, and, if it elects to do so concurrently with the closing, Verizon has the right to condition the spin-off of Spinco on its ability to consummate that exchange concurrently. See “The Distribution Agreement — Conditions to the Completion of the Spin-off.” If Verizon elects to effect an exchange or distribution of the Spinco securities, it may be deemed to be an “underwriter” for purposes of the

Securities Act. It is Verizon’s intention to make the distribution, if any, of Spinco securities in reliance on the exemption from registration provided by Rule 144A promulgated under the Securities Act or under another available exemption.

The Tax Sharing Agreement imposes certain limitations on the combined company’s ability to modify the terms of the Spinco securities or take certain other actions following the closing of the merger. See “Additional Agreements Between FairPoint, Verizon and Their Affiliates — Tax Sharing Agreement.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial statements of FairPoint and the Northern New England business and the notes thereto included elsewhere in this information statement/prospectus. The following discussion includes certain forward-looking statements. For a discussion of important factors, including the integration of FairPoint’s business and Spinco’s business, the continuing development of the combined company’s business following the merger, actions of regulatory authorities and competitors and other factors which could cause actual results to differ materially from the results referred to in the forward-looking statements, see “Risk Factors” and “Special Note Concerning Forward-Looking Statements.”

Overview

After completion of the merger, the combined company will be the eighth largest telephone company in the United States, based on the expected number of access lines as of December 31, 2007. The combined company will operate in 18 states with approximately 1.9 million access line equivalents (including voice access lines and high speed data lines, which include DSL, fiber-to-the-premises, wireless broadband and cable modem) on a pro forma basis as of December 31, 2007. The combined company will offer an array of services, including local and long distance voice, data, Internet and broadband product offerings to residential and business customers, primarily in northern New England.

As FairPoint’s and the Northern New England business’s primary source of revenues, access lines are an important element of their businesses. Over the past several years, communications providers, including FairPoint and the Northern New England business, have experienced a decline in access lines due to increased competition, the introduction of DSL services (resulting in customers substituting DSL for a second line) and challenging economic conditions.

FairPoint’s board of directors has adopted a dividend policy which the board of the combined company is expected to maintain following the merger that reflects its judgment that the combined company’s stockholders would be better served if the combined company distributed a substantial portion of the cash generated by its business in excess of operating needs, interest and principal payments on its indebtedness, dividends on future senior classes of the combined company capital stock, if any, capital expenditures, taxes and future reserves, if any, as regular quarterly dividend payments to the holders of FairPoint common stock, rather than retaining that cash and using it for other purposes. However, the combined company’s board of directors may, in its discretion, amend or repeal the dividend policy to decrease the level of dividends provided for or discontinue entirely the payment of dividends. As a condition to the approval of the transactions by state regulatory authorities, FairPoint has agreed that the combined company will be subject to reductions in the combined company’s dividend rate and certain other restrictions on the payment of dividends following the merger. Until the termination of conditions date, the combined company may not pay annual dividends in excess of approximately $1.03 per share. Beginning with the third full quarter following the closing until the termination of conditions date, the combined company may not declare or pay any dividend unless (i) for the three preceding quarters, the ratio of adjusted EBITDA to interest expense is at least 2.25 and the ratio of its net indebtedness to adjusted EBITDA does not exceed (a) 5.50 or (b) after the fifth full quarter following the closing, 5.0 and (ii) for the immediately preceding quarter, the interest coverage ratio is at least 2.5 and the ratio of net indebtedness to adjusted EBITDA does not exceed 5.0. Beginning with the third full quarter following the closing until the termination of conditions date, the combined company will limit the cumulative amount of dividends on its common stock to not more than the cumulative adjusted free cash flow generated by the combined company after the closing of the merger. If on December 31, 2011, the combined company’s ratio of total indebtedness to adjusted EBITDA is 3.6 or higher, then it will reduce its debt by $150 million by December 31, 2012, and if its debt is not reduced by $150 million by December 31, 2012, then the combined company will suspend the payment of dividends until the debt under the new credit facility is refinanced. See “The Transactions — Regulatory Approvals — Telecommunications Regulatory Approvals” and “Description of the Business of the Combined Company— Regulatory Environment — State Regulation — Regulatory Conditions to the Merger.” In addition to these conditions and requirements imposed by the regulatory orders, the new credit facility and the indenture governing the Spinco securities will also contain conditions and requirements with respect to the payment of dividends by the combined company, and certain of these conditions and requirements may be more restrictive than the conditions and requirements imposed by the regulatory orders. See “The Transactions — Dividend Policy of FairPoint and the Combined Company — Restrictions on Payment of Dividends.”

The combined company’s communications services will be subject to regulation primarily by federal and state governmental agencies. At the federal level, the FCC has jurisdiction over interstate and international communications services. State telecommunications regulators exercise jurisdiction over intrastate communications services.

The parties have received the final orders, dated February 1, 2008, February 15, 2008 and February 25, 2008, of applicable state regulatory authorities in Maine, Vermont and New Hampshire, respectively, in each case approving the transactions, subject to certain conditions.

The orders issued by the state regulatory authorities in Maine, New Hampshire and Vermont provide for, among other things:

•	a 35% reduction in the rate of dividends to be paid by the combined company following the merger (as compared to the dividend rate paid by FairPoint since its initial public offering in 2005), which could be effective for up to ten years following the merger unless the combined company meets certain financial conditions set forth in the orders, and the combined company’s repayment of debt related to the merger until the termination of conditions date with funds that would otherwise be available to pay dividends;

•	restrictions on the combined company’s ability to pay dividends beginning with the third full fiscal quarter following the closing of the merger if the combined company is unable to satisfy specified financial ratio tests set forth in the orders;

•	a requirement that the combined company limit the cumulative amount of dividends on its common stock to not more than the cumulative adjusted free cash flow generated by the combined company after the closing of the merger;

•	a requirement that if on December 31, 2011, the combined company’s ratio of total indebtedness to adjusted EBITDA is 3.6 or higher, then the combined company will reduce its debt by $150 million by December 31, 2012, and if its debt is not reduced by $150 million by December 31, 2012, then the combined company will suspend the payment of dividends until the debt under the new credit facility is refinanced;

•	the required capital contribution of approximately $316 million by the Verizon Group;

•	requirements that the combined company make (a) average capital expenditures in Maine of $48 million, $48 million and $47 million, respectively, in the first three years following the closing, (b) average capital expenditures in New Hampshire of $52 million, respectively, in each of the first three years following the closing and $49 million in each of the fourth and fifth years following the closing, (c) $50 million in additional capital expenditures in New Hampshire on other network improvement expenditures approved by the New Hampshire Public Utilities Commission using an equivalent portion of the required capital contribution provided by the Verizon Group, and (d) capital expenditures in Vermont of $41 million for the first year and averaging $40 million per year for the first two years and $40 million per year for the first three years following the closing;

•	a requirement that the combined company remove double poles in Vermont, make service quality improvements and address certain broadband buildout commitments under a performance enhancement plan in Vermont; and in the case of double pole removal and service quality improvements under the performance enhancement plan using $6.7 million and $25 million, respectively, provided by the Verizon Group as part of the required capital contribution;

•	a requirement that the combined company pay annually the greater of $45 million or 90% of its annual free cash flow (defined as the cash flow remaining after all operating expenses, interest payments, tax payments, capital expenditures, dividends and other routine cash expenditures have occurred) to reduce the principal amount of the term loan portion of the combined company’s new credit facility;

•	requirements that the combined company expand substantially the availability of broadband service (such as DSL) to specified levels in each of Maine, New Hampshire and Vermont; and

•	a requirement that the Verizon Group pay $15 million to the combined company for each of the first and second years after closing if in either such year the combined company’s line losses in New Hampshire are greater than 10%.

The MPUC’s order also approves a final settlement, subject to the closing of the transactions, of the Maine AFOR proceedings. Under the terms of the order, among other things, the combined company would reduce monthly basic exchange rates effective as of August 1, 2008 by an amount designed to decrease revenues by $1.5 million per month. The new AFOR would cap basic exchange rates in Maine at that level for five years after August 1, 2008.

The parties have also obtained the approval of the FCC in an order dated January 9, 2008 that imposed no additional conditions.

The following table lists selected summary financial and operating information for FairPoint and the Northern New England business for the year ended December 31, 2007:

	Year Ended
	December 31, 2007
		Northern
		New England
	FairPoint	Business
	(Dollars in millions, except access line equivalents)

Access line equivalents (as of end of period)	305,777	1,600,971
Revenues	$283	$1,197
Cash provided by operating activities of continuing operations	$36	$264
Capital expenditures	$59	$149

Revenues

Consistent with the historical operations of FairPoint and the Northern New England business, the combined company is expected to derive its revenues from:

•	Local calling services. The combined company will receive revenues from its telephone operations from the provision of local exchange, local private line, wire maintenance, voice messaging and value-added services. Value-added services are a family of services that expand the utilization of the network, including products such as caller ID, call waiting and call return. The provision of local exchange services not only includes retail revenues but also includes local wholesale revenues from unbundled network elements, referred to as UNEs, interconnection revenues from competitive local exchange carriers and wireless carriers, and some data transport revenues.

•	Universal Service Fund high-cost loop support. The combined company will receive payments from the Universal Service Fund to support the high cost of operating in rural markets, support for low income subscribers, and support for schools, libraries and rural health care.

•	Network access services. The combined company will receive revenues earned from end-user customers and long distance and other competing carriers who use the combined company’s local exchange facilities to provide usage services to their customers. Switched access revenues will be derived from fixed and usage-based charges paid by carriers for access to the combined company’s local network. Special access revenues originate from carriers and end-users that buy dedicated local and inter-

exchange capacity to support their private networks. Access revenues are earned from resellers who purchase dial-tone services.

•	Interstate access revenue. Interstate access charges to long distance carriers and other customers are based on access rates filed with the FCC. These revenues also include Universal Service Fund payments for rural high-cost loop support and non-rural support, local switching support, interstate access support and interstate common line support.

•	Intrastate access revenue. These revenues consist primarily of charges paid by long distance companies and other customers for access to the combined company’s networks in connection with the origination and termination of intrastate telephone calls both to and from the combined company’s customers. Intrastate access charges to long distance carriers and other customers are based on access rates filed with the state regulatory agencies.

•	Long distance services. The combined company will receive revenues from long distance services it provides to its residential and business customers. Included in long distance services revenue are revenues received from regional toll calls. FairPoint has not historically received a substantial amount of revenue from regional toll calls.

•	Data and Internet services. The combined company will receive revenues from monthly recurring charges for services, including high speed data, Internet and other services.

•	Other services. The combined company will receive revenues from other services, including video services (including cable television and video-over-DSL), public (coin) telephone, billing and collection, directory services and sale and maintenance of customer premise equipment.

Historically, FairPoint and Verizon did not compete in the offering of incumbent local exchange services in their respective service areas in Maine, New Hampshire and Vermont. Following the merger, the combined company will compete with Verizon with respect to the following services, which Verizon has indicated that it will continue to offer in the northern New England areas in which the combined company will operate:

•	the offering of long distance services and prepaid card services and the resale of local exchange service;

•	the offering of products and services to business and government customers other than as the incumbent local exchange carrier, including but not limited to carrier services, data customer premises equipment and software, structured cabling, call center solutions and the products and services formerly conducted by MCI, Inc.; and

•	the offering of wireless voice, wireless data and other wireless services.

The combined company will offer long distance services in Maine, New Hampshire and Vermont and will compete with Verizon for these services. To the extent that the combined company offers services to businesses and government customers in these states, it will also compete directly with Verizon. Although Verizon could compete with the combined company in the offering of long distance services to residences and small businesses, Verizon does not actively market the sale of these services to residences and small businesses in Maine, New Hampshire and Vermont, other than through the Northern New England business. If the combined company enters into a agreement with Cellco or another wireless carrier offering services to permit it to be an MVNO, it will compete with Verizon to provide wireless services in those areas where the Northern New England business and Cellco currently operate. See “Additional Agreements Between FairPoint, Verizon and Their Affiliates — MVNO Agreement.”

Revenues for the Northern New England business decreased by 1.1% from 2005 to 2006 and increased by 0.3% from 2006 to 2007. FairPoint anticipated that the 2007 revenues for the Northern New England business would be lower than the actual 2007 results. FairPoint believes that the revenue trend from 2005 to 2006 for the Northern New England business is more indicative of the future revenues expected to be generated by the Spinco business to be acquired by FairPoint in the merger than the 2006 to 2007 trend.

The following table summarizes revenues and the percentage of revenues from continuing operations from the listed sources for FairPoint:

	Year Ended
	December 31,			Year Ended December 31,
	2007	2006	2005	2007	2006	2005
	Revenues (in millions)			% of Revenues

Revenue Source(1)
Local calling services	$70	$68	$66	24%	25%	25%
Universal Service Fund high-cost loop	19	20	20	7	7	7
Interstate access	72	72	75	25	27	29
Intrastate access	41	37	39	15	14	15
Long distance services	30	24	21	11	9	8
Data and Internet services	33	28	24	12	10	9
Other services	18	21	18	6	8	7

Total	$283	$270	$263	100%	100%	100%

(1)	Beginning in the second quarter of 2007, FairPoint re-categorized certain revenues to more accurately reflect the nature of those revenues. Prior year amounts were re-categorized to present on a comparable basis.

The following table summarizes revenues and the percentage of revenues from the listed sources for the Northern New England business:

	Year Ended
	December 31,			Year Ended December 31,
	2007	2006	2005	2007	2006	2005
	Revenues (in millions)			% of Revenues

Revenue Source
Local calling services	$555	$581	$603	46%	49%	50%
Universal Service Fund high-cost loop	22	23	24	2	2	2
Interstate access	288	288	299	24	24	25
Intrastate access	31	33	34	3	3	3
Long distance services	176	165	158	15	14	13
Data and Internet services	83	65	49	7	5	4
Other services	42	38	39	3	3	3

Total	$1,197	$1,193	$1,206	100%	100%	100%

Operating Expenses

Consistent with the historical operations of FairPoint and the Northern New England business, the combined company’s operating expenses are expected to be categorized as operating expenses, consisting of cost of services and sales, selling, general and administrative expenses, and depreciation and amortization.

•	Cost of Services and Sales. Cost of services and sales includes the following costs directly attributable to a service or product: salaries and wages, benefits, materials and supplies, contracted services, network access and transport costs, customer provisioning costs, computer systems support and cost of products sold. Aggregate customer care costs, which include billing and service provisioning, are allocated between cost of services and sales and selling, general and administrative expense.

•	Selling, General and Administrative Expense. Selling, general and administrative expense includes salaries and wages and benefits not directly attributable to a service or product, bad debt charges, taxes other than income, advertising and sales commission costs, customer billing, call center and information technology costs, professional service fees and rent for administrative space. Also included in selling, general and administrative expenses are non-cash expenses related to stock based compensation. Stock based compensation consists of compensation charges incurred in connection with the employee stock options, stock units and non-vested stock granted to executive officers and directors.

•	Depreciation and amortization. Depreciation and amortization includes depreciation of the combined company’s communications network and equipment and amortization of intangible assets.

Because the Northern New England business has been operating as the local exchange carrier of Verizon in Maine, New Hampshire and Vermont and not as a standalone telecommunications provider, the historical operating results of the Northern New England business for the years ended December 31, 2007 and 2006 include approximately $259 million and $270 million, respectively, of expenses for services provided by Verizon and its affiliates, including information systems and information technology, shared assets including office space outside of New England, supplemental customer sales and service and operations. After a transition period following the merger, the combined company will receive these services from internal operations or from third-party service providers and not from Verizon. FairPoint estimates that within six months following the end of this transition period, which is expected to end in 2008, the combined company will realize net cost savings on an annual basis of approximately $110 million to $115 million from internalizing these functions or obtaining these services from third-party providers. However, there can be no assurance that these or any cost savings will actually be achieved. In addition, the combined company OPEB and retirement liabilities with respect to the active employees continuing with Spinco and will also incur operating expenses in connection with these liabilities. See “Risk Factors — Risks Relating to the Spin-Off and the Merger — The combined company may not realize the anticipated synergies, cost savings and growth opportunities from the merger.”

FairPoint

Overview

FairPoint is a leading provider of communications services in rural and small urban communities, offering an array of services, including local and long distance voice, data, video and Internet and broadband product offerings. FairPoint is one of the largest telephone companies in the United States focused on serving rural and small urban communities, and is the 12th largest local telephone company in the United States, in each case based on number of access lines. FairPoint operates in 18 states with 305,777 access line equivalents (including voice access lines and high speed data lines, which include DSL, wireless broadband and cable modems) in service as of December 31, 2007.

FairPoint was incorporated in February 1991 for the purpose of acquiring and operating local exchange carriers in rural markets. Since 1993, FairPoint has acquired 35 such businesses, 30 of which FairPoint continues to own and operate. Many of its telephone companies have served their respective communities for over 75 years. The majority of the communities that FairPoint serves have fewer than 2,500 access lines. Most of its telephone companies qualify as rural local exchange carriers under the 1996 Act.

Rural local exchange carriers have historically been characterized by stable operating results and strong cash flow margins and operate in supportive regulatory environments. While FairPoint’s historical results indicate a higher level of growth than non-rural local exchange carriers, this increased growth was principally generated through acquisitions. Excluding revenues from acquisitions, FairPoint’s total revenues grew 0.9% from 2004 to 2007. Existing state and federal regulations permit rural local exchange carriers to charge rates that enable recovery of their operating costs, plus a reasonable rate of return on their invested capital (as determined by relevant regulatory authorities). Historically, competition has typically been limited because rural local exchange carriers primarily serve sparsely populated rural communities with predominantly residential customers, and the cost of operations and capital investment requirements for new entrants is high. However, in its markets, FairPoint has experienced some voice competition from cable providers and competitive local exchange carriers. FairPoint also is subject to competition from wireless and other technologies. If competition were to increase, local calling services, data and internet services and the originating and terminating access revenues FairPoint receives may be reduced. FairPoint periodically negotiates interconnection agreements with other telecommunications providers which could ultimately result in increased competition in those markets.

Access lines are an important element of FairPoint’s business. Historically, rural telephone companies have experienced consistent growth in access lines because of positive demographic trends, insulated rural local economies and little competition. Recently, however, many rural telephone companies have experienced a loss of access lines due to increased competition, the introduction of DSL services (resulting in customers substituting DSL for a second line) and challenging economic conditions. FairPoint has not been immune to these conditions, but it has been able to mitigate its access line loss somewhat through bundling services, retention programs, continued community involvement and a variety of other focused programs.

FairPoint’s board of directors has adopted a dividend policy that reflects its judgment that FairPoint stockholders would be better served if FairPoint distributed a substantial portion of the cash generated by its business in excess of operating needs, interest and principal payments on its indebtedness, dividends on future senior classes of FairPoint capital stock, if any, capital expenditures, taxes and future reserves, if any, as regular quarterly dividend payments to the holders of FairPoint common stock, rather than retaining that cash and using it for other purposes. However, FairPoint’s board of directors may, in its discretion, amend or repeal the dividend policy to decrease the level of dividends provided for or discontinue entirely the payment of dividends. As a condition to the approval of the transactions by state regulatory authorities, FairPoint has agreed that the combined company will be subject to reductions in the dividend rate and certain other restrictions on the payment of dividends following the merger. See “The Transactions — Regulatory Approvals — Telecommunications Regulatory Approvals” and “Description of the Business of the Combined Company — Regulatory Environment — State Regulation — Regulatory Conditions to the Merger.” In addition to these conditions and requirements imposed by the regulatory orders, the new credit facility and the indenture governing the Spinco securities will also contain conditions and requirements with respect to the combined company’s payment of dividends, and certain of these conditions and requirements may be more restrictive than the conditions and requirements imposed by the regulatory orders. See “The Transactions — Dividend Policy of FairPoint and the Combined Company — Restrictions on Payment of Dividends.”

Through the master services agreement, FairPoint intends to replicate and/or replace certain existing Verizon systems during a phase-in period through the fourth quarter of 2008. FairPoint is currently in the application development stage of the project and is recognizing costs in accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” FairPoint has recognized both external and internal service costs associated with the master services agreement based on total labor incurred as of December 31, 2007 compared to the total estimated labor to substantially complete the implementation project.

In connection with its evaluation of the effectiveness of FairPoint’s internal control over financial reporting for the year ended December 31, 2007, FairPoints’s management determined that FairPoint’s internal control over financial reporting was not effective as of December 31, 2007 because a material weakness in internal control over financial reporting existed as of December 31, 2007. Specifically, FairPoint management’s oversight and review procedures designed to monitor the effectiveness of control activities in FairPoint’s northern New England division were ineffective. As a result, errors existed in capitalized software costs, operating expenses, accounts receivable, prepaid expenses, accounts payable and accrued expenses in FairPoint’s preliminary 2007 consolidated financial statements. These identified errors were corrected prior to the finalization of those financial statements. FairPoint believes that progress has been made in the remediation of this material weakness.

FairPoint management views its business of providing voice, data and video communication services to residential and business customers as one business segment and currently aggregates these revenue streams under the quantitative and qualitative thresholds defined in SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.”

FairPoint is subject to regulation primarily by federal and state governmental agencies. At the federal level, the FCC has jurisdiction over interstate and international communications services. State telecommunications regulators exercise jurisdiction over intrastate communications services.

Results of Operations

The following table sets forth selected items from FairPoint’s consolidated statements of operations, as well as the percentages of revenues represented by those items. The period-to-period comparison of financial results are not necessarily indicative of future results (in millions):

	Year Ended
	December 31,
		% of		% of		% of
	2007	Revenues	2006	Revenues	2005	Revenues

Revenues	$283	100%	$270	100%	$263	100%
Operating expenses, excluding depreciation and amortization	218	77	156	57	144	55
Depreciation and amortization	51	18	53	20	52	20
Gain on sale of operating assets	(2)	(1)	—	—	—	—

Total operating expenses	267	94	209	77	196	75

Income from operations	16	6	61	23	67	25

Other income (expense):
Net gain (loss) on sale of investments and other assets	50	17	15	6	—	—
Interest and dividend income	1	—	3	1	2	1
Interest expense	(40)	(14)	(40)	(15)	(46)	(18)
Loss on derivative instruments	(17)	(6)	—	—	—	—
Impairment of investments	—	—	—	—	(1)	—
Equity in net earnings of investees	5	2	11	4	11	4
Other nonoperating, net	—	—	—	—	(87)	(33)

Total other expense	(1)	(1)	(11)	(4)	(121)	(46)

Income (loss) from continuing operations before income taxes	15	5	50	18	(54)	(21)
Income tax benefit (expense)	(9)	(3)	(20)	(7)	83	32

Income from continuing operations	$6	2%	$30	11%	$29	11%

Year Ended December 31, 2007 Compared with Year Ended December 31, 2006

Revenues

Revenues increased $13 million to $283 million in 2007 compared to 2006. Operations acquired in 2006 contributed $12 million to the increased total revenues. Excluding the impact of acquired operations, revenues from FairPoint’s existing operations increased $1 million. FairPoint derived its revenues from the following sources:

Local calling services.  Local calling service revenues increased $2 million to $70 million in 2007. Acquired operations increased local calling service revenues by $4 million. Revenues from FairPoint’s existing operations decreased $2 million compared to 2006. The decrease in local revenues from existing operations is primarily due to a 5.2% decline in net voice access lines.

Universal Service Fund high-cost loop support.  Universal Service Fund high-cost loop payments decreased $1 million to $19 million in 2007. Acquired operations added $1 million in Universal Service Fund revenue and Universal Service Fund revenues from FairPoint’s existing operations declined $2 million. The national average cost per loop in relation to FairPoint’s average cost per loop has increased and, as a result, FairPoint’s receipts from the Universal Service Fund have declined. FairPoint expects this trend to continue as it anticipates the national average cost per loop will likely continue to increase in relation to its average cost per loop.

Interstate access.  Interstate access revenues were $72 million in 2007 and 2006. Acquired operations contributed $3 million to interstate access revenues. Interstate access revenues from FairPoint’s existing operations decreased $4 million. This decrease is partially due to lower expenses at the operating companies and lower net property, plant and equipment balance at the operating companies.

Intrastate access.  Intrastate access revenues increased $4 million to $41 million in 2007 compared to 2006. Acquired operations added $1 million in intrastate access revenues in 2007. Intrastate access revenues from FairPoint’s existing operations increased $3 million. The increase is due to the settlement of certain previously disputed access charges during 2007 totaling $5 million. Excluding this settlement, intrastate revenues would have decreased due to a decrease in access rates and a decrease in minutes of use compared to 2006. Intrastate access revenues are expected to continue to decline.

Long distance services.  Long distance services revenues increased $6 million to $30 million in 2007 compared to 2006. This increase was primarily a result of promotional efforts and bundled product offerings with unlimited long distance designed to generate more revenue.

Data and Internet services.  Data and Internet services revenues increased $5 million to $33 million in 2007 compared to 2006. Of this increase, $1 million was attributable to acquired companies and $4 million was attributable to FairPoint’s existing operations. The increase from existing operations is due primarily to increases in high speed data customers as FairPoint continues to aggressively market its high speed data services. FairPoint’s high speed data subscriber customer base as of December 31, 2007 increased to 67,703 subscribers compared to 59,444 subscribers as of December 31, 2006, a 14% increase during this period.

Other services.  Other services revenues decreased $3 million to $18 million in 2007 compared to 2006. Acquired operations added $1 million in other services revenues in 2007. Other services revenues from FairPoint’s existing operations decreased $4 million. This decrease is principally due to a decrease in directory revenues in 2007.

Operating Expenses

Operating expenses, excluding depreciation and amortization.  Operating expenses increased $62 million to $218 million in 2007 compared to 2006. Of the increase, $52 million is related to transition expenses related to the merger and $6 million is related to expenses of the acquired operations. The remaining increase from FairPoint’s existing operations is principally due an increase in cost of goods sold of $3 million (principally related to high speed data and long distance services), an increase in operating taxes of $1 million, an increase in bad debt expense of $1 million, and an increase in various network expenses of $1 million. These increases were partially offset by decreases in employee related costs of $1 million and billing expenses of $1 million.

Included in operating expenses are non-cash stock based compensation expenses associated with the award of restricted stock and restricted units. Stock based compensation expenses totaled $4 million and $3 million for year ended December 31, 2007 and 2006, respectively.

Depreciation and amortization.  Depreciation and amortization from continuing operations decreased $2 million to $51 million in 2007 compared to 2006. Acquired operations added $2 million to depreciation expense. Depreciation expense from FairPoint’s existing operations decreased $4 million primarily due to the maturing nature of FairPoint’s plant assets.

Income from operations.  Income from operations decreased $45 million to $16 million in 2007 compared to 2006. This decrease is principally due to the increase in merger related expenses of $52 million incurred in 2007.

Other income (expense).  Total other expense decreased $10 million to $1 million in 2007. Net gains on sale of investments and other assets increased $35 million, principally as a result of the sale of FairPoint’s investment in Orange County — Poughkeepsie Limited Partnership. Equity in net earnings of investees decreased $6 million in 2007 due to the Orange County — Poughkeepsie Limited Partnership disposition in April 2007. In addition, interest and dividend income decreased $2 million in 2007 and FairPoint recorded a loss on derivative instruments for the change in fair value of $17 million in 2007.

Income tax expense.  Income tax expense of $9 million was recorded for the year ended December 31, 2007, resulting in an effective rate of 61.4%. FairPoint’s effective tax rate for the year ended December 31, 2007 differs from the federal statutory income tax rate primarily due to nondeductible permanent differences. In 2007, FairPoint determined that certain expenses related to the merger were not deductible for tax purposes.

As of December 31, 2007, FairPoint had $184 million of federal and state net operating loss carryforwards. As a result, the income tax expense FairPoint records is generally greater than the income taxes FairPoint currently pays.

Discontinued operations.  During the year ended December 31, 2006, FairPoint recorded a reduction to its liability associated with the discontinuation of its competitive local exchange carrier operations, which, net of tax, resulted in a $1 million adjustment to income from discontinued operations. The adjustments related to the settlement of certain lease obligations which reduced FairPoint’s future obligation under these leases and the expiration of certain statutes of limitations as they relate to certain contingency reserves.

Net income.  Net income for the year ended December 31, 2007 was $6 million compared to $31 million for the year ended December 31, 2006. This decrease is principally due to merger related expenses and losses on contingent interest rate swaps incurred in 2007. The remaining difference between 2007 and 2006 is a result of the other factors discussed above.

Year Ended December 31, 2006 Compared with Year Ended December 31, 2005

Revenues

Revenues increased $7 million to $270 million in 2006 compared to 2005. Operations acquired in 2005 and 2006 contributed $10 million to the increase in total revenues for 2006. Excluding the impact of acquired operations, revenues from FairPoint’s existing operations decreased $3 million. FairPoint derived its revenues from the following sources:

Local calling services.  Local calling service revenues increased $2 million to $68 million in 2006. Acquired operations increased local calling service revenues by $3 million. Revenues from existing operations decreased slightly, primarily due to a 3.4% decline in net voice access lines.

Universal Service Fund high-cost loop support.  Universal Service Fund high-cost loop payments were $20 million in 2006 and 2005. Acquired operations added $1 million in Universal Service Fund revenue which was offset by a decline in existing operations as the national average cost per loop in relation to FairPoint’s average cost per loop has increased and, as a result, its receipts from the Universal Service Fund have declined.

Interstate access.  Interstate access revenues decreased $3 million to $72 million in 2006 compared to 2005. Acquired operations added $3 million in interstate access revenues in 2006. Interstate access revenues from FairPoint’s existing operations decreased $6 million. In 2006, FairPoint recognized certain negative interstate revenue settlement adjustments related to prior years in the amount of $1 million. In addition, in 2005, FairPoint recognized certain positive interstate revenue settlement adjustments related to prior years which accounted for approximately $4 million of interstate access revenue. Excluding these prior year adjustments and acquired operations, interstate access revenue would have declined $1 million in 2006.

Intrastate access.  Intrastate access revenues decreased $2 million to $37 million in 2006 compared to 2005. Acquired operations added $1 million in intrastate access revenues in 2006. Intrastate access revenues from FairPoint’s existing operations decreased $3 million. Intrastate access revenues declined primarily due to a decrease in access rates and a decrease in minutes of use compared to 2005. The rate decrease is primarily due to intrastate rate reductions implemented in Maine in the second quarter of 2005. Intrastate access revenues are expected to continue to decline.

Long distance services.  Long distance services revenues increased $3 million to $24 million in 2006 compared to 2005. Of this increase, $2 million was attributable to FairPoint’s existing operations. This increase was primarily a result of promotional efforts and bundled product offerings with unlimited long distance designed to generate more revenue.

Data and Internet services.  Data and Internet services revenues increased $4 million to $28 million in 2006 compared to 2005. Of this increase, $1 million was attributable to acquired companies and $3 million was attributable to FairPoint’s existing operations. The increase from existing operations is due primarily to increases in high speed data customers as FairPoint continues to aggressively market its high speed data services. FairPoint’s high speed data subscriber customer base as of December 31, 2006 increased to 59,444 subscribers compared to 45,283 subscribers as of December 31, 2005, a 31% increase during this period.

Other services.  Other services revenues increased $3 million to $21 million in 2006 compared to 2005. Of this increase, $1 million was attributable to acquired companies and $2 million was attributable to FairPoint’s existing operations. This increase is principally due to an increase in directory revenues in 2006.

Operating Expenses

Operating expenses, excluding depreciation and amortization.  Operating expenses increased $12 million to $156 million in 2006 compared to 2005. Of the increase, $6 million is related to FairPoint’s existing operations and $6 million is related to expenses of the acquired operations. The increase from existing operations is principally due to $2 million in transaction expenses related to the merger, an increase in compensation and benefit expenses of $2 million, an increase in expenses related to data and long distance services of $2 million, an increase in billing expenses of $1 million, an increase in audit and tax fees of $1 million and an increase in operating taxes of $1 million. These increases were partially offset by a decrease in bad debt expense of $1 million and a decrease in consulting expenses of $2 million.

Included in operating expenses are non-cash stock based compensation expenses associated with the award of restricted stock and restricted units. Stock based compensation expenses totaled $3 million and $2 million for the years ended December 31, 2006 and 2005, respectively.

Depreciation and amortization.  Depreciation and amortization from continuing operations increased $1 million to $53 million in 2006 compared to 2005. Acquired operations added $2 million to depreciation expense. Depreciation expense from FairPoint’s existing operations decreased $1 million.

Income from operations.  Income from operations decreased $6 million to $61 million in 2006 compared to 2005. This decrease is principally due to the increase in expenses discussed above.

Other income (expense).  Total other expense decreased $110 million to $11 million in 2006 compared to 2005. Interest expense decreased $6 million to $40 million in 2006 mainly due to lower debt balances throughout the year. Earnings from equity investments was $11 million in 2006 and 2005. Gain (loss) on sale of investments increased $15 million compared to 2005, principally due to the sale of two non-core equity investments. In 2005, in connection with its initial public offering, FairPoint refinanced its old credit facility and repurchased or redeemed its 9 1/2% senior subordinated notes due 2008, referred to as the 9 1/2% notes, its floating rate callable securities due 2008, referred to as the floating rate notes, its 12 1/2% senior subordinated notes due 2010, referred to as the 12 1/2% notes, and its 11 7/8% senior notes due 2010, referred to as the 11 7/8% notes, which resulted in significant charges of $88 million due to fees and penalties paid on the repurchase/redemption and for the write-off of unamortized debt issuance costs.

Income tax expense.  Income tax expense of $20 million was recorded for the year ended December 31, 2006, resulting in an effective rate of 39.4%.

At the time of its initial public offering in February 2005, FairPoint had net operating loss carryforwards of $265 million. Prior to February 2005, FairPoint did not expect to generate sufficient taxable income in future years to fully utilize these net operating loss carryforwards and, as a result, reduced the expected benefit of these NOL carryforwards by $66 million. Subsequent to its initial public offering and related transactions, FairPoint re-evaluated its expectation of future taxable income and concluded that its future taxable income would be sufficient to fully utilize the benefits of the net operating loss carryforwards. As a result of this re-evaluation, FairPoint recognized an income tax benefit of $66 million for the year ended December 31, 2005. Additional income tax benefits of $22 million were recognized in 2005 due to the taxable loss which resulted mainly from additional costs associated with the extinguishment of debt. These two items contributed to the net income tax benefit of $83 million for the year ended December 31, 2005.

As of December 31, 2006, FairPoint had $235 million of federal and state net operating loss carryforwards. As a result, the income tax expense FairPoint records is generally greater than the income taxes actually paid by it.

Discontinued operations.  During the year ended December 31, 2006, FairPoint recorded a reduction to its liability associated with the discontinuation of its competitive local exchange carrier operations, which, net of tax, resulted in a $1 million adjustment to income from discontinued operations. This adjustment in 2006 related to the settlement of certain lease obligations which reduced FairPoint’s future obligation under these leases and the expiration of certain statutes of limitations as they relate to certain contingency reserves.

Net income (loss).  Net income for the year ended December 31, 2006 was $31 million compared to $29 million for the year ended December 31, 2005. The difference between 2006 and 2005 is a result of the factors discussed above.

Off-Balance Sheet Arrangements

FairPoint does not have any off-balance sheet arrangements.

Acquisitions and Dispositions

FairPoint has completed, or entered into agreements with respect to, the following acquisitions and dispositions since 2005:

•	On July 31, 2007, FairPoint completed the sale of the assets of Yates City Telephone Company for $3 million. Yates City Telephone Company is located in Yates City, Illinois and had less than 500 access lines at the time of sale. FairPoint recognized a gain on the sale of $2 million.

•	On January 15, 2007, FairPoint entered into the merger agreement.

•	On November 15, 2006, FairPoint completed a merger with The Germantown Independent Telephone Company, referred to as GITC. The merger consideration was $11 million (or $9 million net of cash acquired). GITC is a single exchange rural incumbent local exchange carrier located in the Village of Germantown, Ohio, serving approximately 4,400 access line equivalents, as of the date of the acquisition.

•	On August 17, 2006, FairPoint completed the purchase of Unite Communications Systems, Inc., referred to as Unite, for approximately $12 million (or $11 million net of cash acquired). Unite owns ExOp of Missouri, Inc., which is a facilities-based voice, data and video service provider located outside of Kansas City, Missouri. Unite served approximately 4,200 access lines in Kearney and Platte City, Missouri, approximately 50 miles north of the service territory of Cass County Telephone Company Limited Partnership and LEC Long Distance, Inc., referred to as Cass County, as of the date of the acquisition.

•	On July 26, 2006, FairPoint completed the purchase of the assets of Cass County for approximately $33 million (or $29 million net of liabilities assumed), subject to adjustment. Cass County served approximately 8,600 access line equivalents, as of the date of acquisition, in Missouri and Kansas.

•	On May 2, 2005, FairPoint completed the acquisition of Berkshire Telephone Corporation, referred to as Berkshire, for a purchase price of approximately $20 million (or $16 million net of cash acquired). Berkshire is an independent local exchange carrier that provides voice communication, cable and Internet services to over 7,200 access line equivalents, as of the date of acquisition, serving five communities in New York State. Berkshire’s communities of service are adjacent to those of Taconic Telephone Corp., referred to as Taconic.

•	On September 1, 2005, FairPoint completed the acquisition of Bentleyville Communications Corporation, referred to as Bentleyville, for a purchase price of approximately $11 million (or $9 million net of cash acquired). Bentleyville, which had approximately 3,600 access line equivalents as of the date of acquisition, provides telecommunications, cable and Internet services to rural areas of Southwestern Pennsylvania which are adjacent to FairPoint’s existing operations in Pennsylvania.

Critical Accounting Policies

FairPoint’s critical accounting policies are as follows:

•	Revenue recognition;

•	Allowance for doubtful accounts;

•	Accounting for income taxes;

•	Valuation of long-lived assets, including goodwill; and

•	Accounting for software development costs.

Revenue recognition.  Certain of FairPoint’s interstate network access and data revenues are based on tariffed access charges filed directly with the FCC, while the remainder of these revenues are derived from revenue sharing arrangements with other local exchange carriers administered by the National Exchange Carrier Association.

The 1996 Act allows local exchange carriers to file access tariffs on a streamlined basis and, if certain criteria are met, deems those tariffs lawful. Tariffs that have been “deemed lawful” in effect nullify an interexchange carrier’s ability to seek refunds if the earnings from the tariffs ultimately result in earnings above the authorized rate of return prescribed by the FCC. Certain of FairPoint’s telephone subsidiaries file interstate tariffs directly with the FCC using this streamlined filing approach. As of December 31, 2007, FairPoint’s earnings were lower than the authorized rate of return and therefore, FairPoint did not have a liability on its balance sheet for the 2005 to 2006 monitoring. The settlement period related to (i) the 2003 to 2004 monitoring period lapsed on September 30, 2007 and (ii) the 2005 to 2006 monitoring period lapses on September 30, 2009. FairPoint will continue to monitor the legal status of any pending or future proceedings that could impact its entitlement to these funds, and may recognize as revenue some or all of the over-earnings at the end of the settlement period or as the legal status becomes more certain.

Allowance for doubtful accounts.  In evaluating the collectibility of its accounts receivable, FairPoint assesses a number of factors, including a specific customer’s or carrier’s ability to meet its financial obligations to FairPoint, the length of time the receivable has been past due and historical collection experience. Based on these assessments, FairPoint records both specific and general reserves for uncollectible accounts receivable to reduce the related accounts receivable to the amount FairPoint ultimately expects to collect from customers and carriers. If circumstances change or economic conditions worsen such that FairPoint’s past collection experience is no longer relevant, FairPoint’s estimate of the recoverability of its accounts receivable could be further reduced from the levels reflected in FairPoint’s consolidated balance sheet.

Accounting for income taxes.  As part of the process of preparing FairPoint’s consolidated financial statements, FairPoint was required to estimate its income taxes. This process involves estimating FairPoint’s actual current tax exposure and assessing temporary differences resulting from different treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within FairPoint’s consolidated balance sheets. FairPoint must then assess the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent FairPoint believes the recovery is not likely, FairPoint must establish a valuation allowance. Further, to the extent that FairPoint establishes a valuation allowance or increases this allowance in a financial accounting period, FairPoint must include a tax provision or reduce its tax benefit in its consolidated statement of operations. In performing the assessment, management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. FairPoint uses its judgment to determine its provision or benefit for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against its net deferred tax assets.

There are various factors that may cause those tax assumptions to change in the near term. FairPoint cannot predict whether future U.S. federal income tax laws and regulations might be passed that could have a material effect on its results of operations. FairPoint assesses the impact of significant changes to the U.S. federal and state income tax laws and regulations on a regular basis and update the assumptions and estimates used to prepare FairPoint’s financial statements when new regulation and legislation is enacted.

FairPoint adopted FASB Interpretation No (FIN) 48, “Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109,” on January 1, 2007. FIN 48 requires applying a “more likely than not” threshold to the recognition and de-recognition of tax positions. FairPoint’s unrecognized tax benefits totaled $4 million as of January 1, 2007 and $1 million as of December 31, 2007, of which $1 million would impact its effective tax rate, if recognized.

Based on certain assumptions, FairPoint had $184 million in federal and state net operating loss carryforwards as of December 31, 2007. In February 2005, FairPoint completed its initial public offering which resulted in an “ownership change” within the meaning of the U.S. federal income tax laws addressing net operating loss carryforwards, alternative minimum tax credits and other similar tax attributes. As a result of the ownership change, there will be specific limitations on FairPoint’s ability to use its net operating loss carryforwards and other tax attributes. In order to fully utilize the deferred tax assets, mainly generated by the net operating losses, FairPoint will need to generate future taxable income of approximately $137 million prior to the expiration of the net operating loss carryforwards beginning in 2019 through 2025.

Valuation of long-lived assets, including goodwill.  FairPoint reviews its long-lived assets, including goodwill for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Several factors could trigger an impairment review, such as:

•	significant underperformance relative to expected historical or projected future operating results;

•	significant regulatory changes that would impact future operating revenues;

•	significant negative industry or economic trends; and

•	significant changes in the overall strategy in which FairPoint operates its business.

Goodwill was $499 million at December 31, 2007. FairPoint has intangible assets recorded related to the acquired companies’ customer relationships of $14 million and accumulated amortization of $2 million as of December 31, 2007. These intangible assets are being amortized over 15 years. The intangible assets are included in deferred charges and other assets on FairPoint’s consolidated balance sheet.

FairPoint is required to perform an annual impairment review of goodwill as required by SFAS No. 142, “Goodwill and Other Intangible Assets.” No impairment of goodwill resulted from the annual valuation of goodwill in 2007.

Accounting for software development costs.  FairPoint capitalizes certain costs incurred in connection with developing or obtaining internal use software in accordance with American Institute of Certified Public Accountants Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Capitalized costs include direct development costs associated with internal use software, including direct labor costs and external costs of material and services. Costs incurred during the preliminary project stage, as well as maintenance and training costs, are expensed as incurred.

New Accounting Standards

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 is definitional and disclosure oriented and addresses how companies should approach measuring fair value when required by generally accepted accounting principles, or GAAP; it does not create or modify any current GAAP requirements to apply fair value accounting. SFAS No. 157 provides a single definition for fair value that is to be applied consistently for all accounting applications, and also generally describes and prioritizes according to reliability the methods and inputs used in valuations. The new measurement and disclosure requirements of SFAS No. 157 are effective for FairPoint in the first quarter of 2008. The impact of adopting SFAS No. 157 did not have a material impact on FairPoint’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of SFAS No. 115,” which permits an entity to measure many financial assets and financial liabilities at fair value that are not currently required to be measured at fair value. Entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option may be elected on an instrument-by-instrument basis, with a few exceptions. SFAS No. 159 amends previous guidance to extend the use of the fair value option to available-for-sale and held-to-maturity securities. SFAS No. 159 also establishes presentation and disclosure requirements to help financial statement users understand the effect of the election. SFAS No. 159 is effective for the first fiscal year beginning after November 15, 2007.

The impact of adopting SFAS No. 159 did not have a material impact on FairPoint’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations,” which replaces SFAS No. 141. SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) is to be applied prospectively to business combinations for which the acquisition date is on or after an entity’s fiscal year that begins after December 15, 2008. FairPoint will assess the impact of SFAS No. 141(R) if and when a future acquisition occurs.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51.” SFAS No. 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS No. 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS No. 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. FairPoint is currently evaluating the impact, if any, the adoption of SFAS No. 160 will have on its consolidated financial statements.

Inflation

FairPoint does not believe inflation has had a significant effect on its operations.

Northern New England Business

The operations of the Northern New England business comprise the local exchange business and related landline activities of Verizon in the states of Maine, New Hampshire and Vermont, including Internet access, long distance and customer premises equipment services provided to certain customers in those states. The Northern New England business is comprised of carved out components from each of Verizon New England, NYNEX Long Distance Company (doing business as Verizon Enterprise Solutions) and Bell Atlantic Communications, Inc. (doing business as Verizon Long Distance), referred to as VLD, Verizon Internet Services Inc. and GTE.Net LLC, referred to as VOL, and Verizon Select Services Inc., referred to as VSSI. The Northern New England business excludes all activities of Verizon Business Global LLC.

Verizon New England is a wholly owned subsidiary of NYNEX, which is a wholly owned subsidiary of Verizon. VLD, VOL and VSSI are indirect wholly owned subsidiaries of Verizon. Verizon New England, VLD, VOL and VSSI are referred to collectively as the Companies in this section.

The Northern New England business has one reportable segment, servicing a territory consisting of LATAs in Maine, New Hampshire, and Vermont. These LATAs are generally centered on a city or based on some other identifiable common geography. The Northern New England business includes regulated and unregulated carrier business in all three states, consisting principally of:

•	local wireline customers and related operations and assets used to deliver:

•	local exchange service;

•	intraLATA toll service;

•	network access service;

•	enhanced voice and data services;

•	consumer and small business switched long distance customers (excluding any customers of Verizon Business Global LLC);

•	dial-up, DSL and fiber-to-the-premises Internet service provider customers; and

•	the customer premise equipment sales, installation and maintenance business.

Many of the communications services that the Northern New England business provides are subject to regulation by the state regulatory commissions of Maine, New Hampshire and Vermont with respect to intrastate rates and services and other matters. The FCC regulates rates that the Northern New England business charges long-distance carriers and end-user subscribers for interstate access services and interstate traffic.

On May 9, 2007, the staff of the MPUC recommended in a hearing examiner’s report that the Northern New England business’s Maine operations were earning in excess of a just and reasonable return in an amount of $32.4 million on an annual basis. If the MPUC accepts this recommendation or determines that the Northern New England business’s Maine operations exceeded its annual revenue requirements by a different amount, which could be more or less than the staff’s recommendation, the revenues of the Northern New England business’s Maine operations would decline as rates would be adjusted from the date of the order going forward. This order would not affect any of the historical information of the Northern New England business as it would apply only to future periods. While Verizon could appeal any adverse determination by the MPUC to the Maine Supreme Judicial Court, the outcome of any such appeal cannot be predicted.

On October 3, 2007, the MPUC approved a stipulation reached in the case between Verizon and the Maine Public Advocate that suspends any further action in the proceeding and postpones the MPUC reaching a decision on the hearing examiner’s report prior to the date of the closing of the merger. In exchange, Verizon commits through the stipulation to invest $12 million in DSL network improvements within the state of Maine during the period from the approval of the stipulation to the date of the closing of the merger. The stipulation identified specific locations where the new DSL service from Verizon will become available, increasing to approximately 70% the proportion of Verizon’s Maine landline customers who will have the option of high speed access to the Internet.

The MPUC’s order also approves a final settlement, subject to the closing of the transactions, of the Maine AFOR proceedings. Under the terms of the order, among other things, the combined company would reduce monthly basic exchange rates effective as of August 1, 2008 by an amount designed to decrease revenues by $1.5 million per month. The new AFOR would cap basic exchange rates in Maine at that level for five years after August 1, 2008.

Basis of Presentation

Historically, financial statements have not been prepared for the Northern New England business, as it was not operated as a separate business. The accompanying special-purpose combined financial statements have been prepared to present the statements of selected assets, selected liabilities and parent funding and statements of income, parent funding and cash flows of the Northern New England business in contemplation of the proposed transaction with FairPoint as described in Note 3 to the audited combined financial statements of the Northern New England business included elsewhere in this information statement/prospectus. The accompanying special-purpose combined financial statements have been prepared in accordance with GAAP using specific information where available and allocations where data is not maintained on a state-specific basis within the Companies’ books and records. Verizon’s management believes the allocations used to determine selected amounts in the financial statements are appropriate methods to reasonably reflect the related assets, liabilities, revenues and expenses of the Northern New England business.

Results of Operations

The following table sets forth the percentages of revenues represented by selected items reflected in the Northern New England business’s combined statements of income. The year-to-year comparisons of financial results are not necessarily indicative of future results:

	Year Ended
	December 31,

		% of		% of		% of
	2007	Revenues	2006	Revenues	2005	Revenues
	(Dollars in millions)

Revenues	$1,197	100%	$1,193	100%	$1,206	100%
Operating expenses
Cost of services and sales	556	46	540	45	528	44
Selling, general and administrative	289	24	283	24	283	23
Depreciation and amortization	233	20	259	22	267	22

Total operating expenses	1,078	90	1,082	91	1,078	89

Income from operations	119	10	111	9	128	11
Interest expense	(70)	(6)	(66)	(5)	(59)	(5)
Other income	3	—	4	—	1	—

Income before income taxes	52	4	49	4	70	6
Income tax expense	(19)	(1)	(17)	(1)	(26)	(2)

Net income	$33	3%	$32	3%	$44	4%

Year Ended December 31, 2007 Compared with Year Ended December 31, 2006

Revenues increased $4 million to $1,197 million in 2007 compared to 2006. The Northern New England business derived its revenues from the following sources:

Local calling services.  Local calling services revenues decreased $26 million to $555 million in 2007 compared to 2006. The decrease was primarily due to lower demand and usage of the Northern New England business’ basic local exchange and accompanying services, as reflected by a decline in total switched access lines in service of 9% at December 31, 2007 compared to December 31, 2006. The decrease was partially offset by increased revenue from bundling of local packages designed to retain customers. The revenue decline was mainly driven by the effects of competition and technology substitution. Technology substitution affected local service revenue growth, as declining demand for residential access lines resulted in 10% fewer lines in December 31, 2007 compared to December 31, 2006, as more customers substituted wireless, broadband and cable services for traditional landline services. At the same time, business access lines declined by 5% in 2007 primarily reflecting competition and a shift to high-speed, high-volume special access lines.

Universal Service Fund high-cost loop support.  Universal Service Fund high-cost loop payments decreased $1 million to $22 million in 2007 compared to 2006. The national average cost per loop in relation to the Northern New England business’s average cost per loop has increased and, as a result, the Northern New England business’s receipts from the Universal Service Fund have declined. The Northern

New England business expects this trend to continue as it anticipates the national average cost per loop will likely continue to increase in relation to its average cost per loop.

Interstate access.  Interstate access revenues were $288 million in 2007 and 2006. Switched minutes of use declined 13% in 2007 compared to 2006, reflecting the impact of the access line loss and technology substitution. The decline in revenues due to the decrease in switched minutes of use and access lines was offset by an increase in special access revenues, reflecting continuing demand in the business market for high-capacity, high speed data services.

Intrastate access.  Intrastate access revenues decreased $2 million to $31 million in 2007 compared to 2006. Intrastate access revenues declined primarily due to a decrease in minutes of use in 2007 compared to 2006.

Long distance services.  Long distance services revenues increased $11 million to $176 million in 2007 compared to 2006. The increase was primarily attributable to bundled product offerings, such as the Northern New England business’s Freedom service plans, designed to generate more revenue.

Data and Internet services.  Data and Internet services revenues increased $18 million to $83 million in 2007 compared to 2006. The increase was primarily driven by an increase in the number of high speed data customers as the Northern New England business continues to actively market its high speed data services. The Northern New England business added 26,143 new subscribers since December 31, 2006, for a total of 222,874 subscribers at December 31, 2007.

Other services.  Other services revenues increased $4 million to $42 million in 2007 compared 2006. This increase was principally due to increases in affiliate revenues from the provision of sales and service support and local telephone services to other Verizon subsidiaries, late payment charges and customer premises equipment sales and services. These increases were partially offset by a decrease in revenue from billing and collection services.

Operating Expenses

Cost of services and sales.  Cost of services and sales increased $16 million to $556 million in 2007 compared to 2006. The increase was primarily the result of higher costs associated with the growth in the Internet and high speed data business and increased salary and benefit costs, partially offset by a decrease in universal service charges.

Selling, general and administrative.  Selling, general and administrative expenses increased $6 million to $289 million in 2007 compared to 2006. The increase was primarily driven by higher severance and other benefit related charges as a result of attrition and a decrease in employees that occurred in the fourth quarter of 2007 and higher bad debt expense. The increase was partially offset by decreases in property tax expense and allocated costs from other Verizon subsidiaries.

Depreciation and amortization.  Depreciation and amortization expense decreased $26 million to $233 million in 2007 compared to 2006. This decrease was primarily due to lower rates of depreciation as a result of changes in the estimated useful lives of depreciable assets and increases in reserve levels.

Other Results

Other income.  Other income includes interest income and other non-operating income and expense items. Other income decreased $1 million to $3 million in 2007 compared to 2006 primarily as a result of a decrease in performance compensation penalty payment from an outside vendor.

Interest expense.  Interest expense increased by $4 million to $70 million in 2007 compared to 2006. The increase was primarily driven by increased funding from parent to meet the continuing growth in the Internet and high speed data services.

Income taxes.  The effective income tax rate is the provision for income taxes stated as a percentage of income before the provision for income taxes. The effective income tax rate for the Northern New England business in 2007 and 2006 was 37% and 35%, respectively. The higher effective income tax rate in 2007 compared to 2006 was primarily due to the smaller favorable impact of permanent benefits, an increase in the FIN 48 unrecognized tax benefits recorded in 2007, and non-recurring income tax benefits recorded in 2006.

Net income.  Net income for the year ended December 31, 2007 was $33 million compared to $32 million for the same period in 2006. The difference in net income between 2007 and 2006 is a result of the factors discussed above.

Year Ended December 31, 2006 Compared with Year Ended December 31, 2005

Revenues

Revenues decreased $13 million to $1,193 million in 2006 compared to 2005. The Northern New England business derived its revenues from the following sources:

Local calling services.  Local calling service revenues decreased $22 million to $581 million in 2006 compared to 2005. The decrease in local revenues was primarily due to lower demand and usage of the Northern New England business’s basic local exchange and accompanying services, as reflected by a decline of 6% in switched access lines in service in 2006. The revenue decline was mainly driven by the effects of competition and technology substitution. Technology substitution affected local service revenue growth, as declining demand for residential access lines resulted in 7% fewer lines at December 31, 2006 compared to December 31, 2005, as more customers substituted wireless, broadband and cable services for traditional landline services. At the same time, business access lines declined by 5% in 2006 primarily reflecting competition and a shift to high-speed, high-volume special access lines.

Universal Service Fund high-cost loop support.  Universal Service Fund high-cost loop payments decreased $1 million to $23 million in 2006 compared to 2005. The national average cost per loop in relation to the Northern New England business’s average cost per loop has increased and, as a result, its receipts from the Universal Service Fund have declined. The Northern New England business expects this trend to continue as it anticipates the national average cost per loop will likely continue to increase in relation to its average cost per loop.

Interstate access.  Interstate access revenues decreased $11 million to $288 million in 2006 compared to 2005. The decline was principally due to decreases in switched minutes of use and access lines. Switched minutes of use declined 6% in 2006 compared to 2005, reflecting the impact of the access line loss and technology substitution. The decline in switched access revenues was partially offset by growth in special access revenues, reflecting continuing demand in the business market for high-capacity, high speed data services, partially offset by lessening demand for older, low-speed data products and services.

Intrastate access.  Intrastate access revenues decreased $1 million to $33 million in 2006 compared to 2005. Intrastate access revenues declined primarily due to a decrease in access rates and a decrease in minutes of use compared to 2005.

Long distance services.  Long distance services revenues increased $7 million to $165 million in 2006 compared to 2005. This increase was primarily as a result of promotional efforts and bundled product offerings designed to generate more revenue.

Data and Internet services.  Data and Internet services revenues increased $16 million to $65 million in 2006 compared to 2005. The increase is primarily due to an increase in the number of high speed data customers as the Northern New England business continues to actively promote its high speed data services. In 2006, the Northern New England business added 59,659 new subscribers, for a total of 196,731 subscribers at December 31, 2006.

Other services.  Other services revenues decreased $1 million to $38 million in 2006 compared to 2005. This decrease was principally due to lower demand for the Northern New England business’ public (coin-operated telephone) services in 2006.

Operating Expenses

Cost of services and sales.  In 2006, the Northern New England business’s cost of services and sales increased $12 million to $540 million compared to 2005. Costs in 2006 were affected by higher costs associated with the growth in Internet business, partially offset by decreases in universal service charge and interconnection expense charged by competitive local exchange carriers.

Selling, general and administrative expenses.  Selling, general and administrative expenses remained flat in 2006 compared to 2005 primarily due to increases in allocated rent, advertising and contracted expenses being offset by decreases in operating taxes and bad debt expenses.

Depreciation and amortization.  Depreciation and amortization decreased $8 million to $259 million in 2006 compared to 2005. The decrease was mainly driven by lower rates of depreciation, as a result of changes in the estimated useful lives of depreciable assets and increases in reserve levels.

Other Results

Other income.  Other income includes interest income and other non-operating income and expense items. In 2006, the Northern New England business’s other income increased $3 million to $4 million compared to 2005. The increase was mainly attributable to increased interest income from short-term investments and higher allocated interest income from affiliates.

Interest expense.  Interest expense increased $7 million in 2006 to $66 million compared to 2005. The increase was primarily driven by higher weighted average interest rates.

Income taxes.  The effective income tax rate is the provision for income taxes stated as a percentage of income before the provision for income taxes. The effective income tax rate for the Northern New England business was 35% in 2006 and 37% in 2005. The lower effective income tax rate in 2006 compared to 2005 was primarily due to the larger favorable impact of permanent benefits due to the decrease in pre-tax income in 2006 compared to 2005.

Net income.  Net income for the year ended December 31, 2006 was $32 million compared to $44 million for the year ended December 31, 2005. The difference between 2006 and 2005 is a result of the factors discussed above.

Off-Balance Sheet Arrangements

The Northern New England business does not have any off-balance sheet arrangements.

Critical Accounting Policies

The Northern New England business’s critical accounting policies are as follows:

•	Revenue recognition;

•	Accounting for pension and other postretirement benefits;

•	Accounting for income taxes; and

•	Depreciation of plant, property and equipment.

Revenue Recognition The Northern New England business recognizes service revenues based upon usage of the Northern New England business’s local exchange network and facilities and contract fees. Fixed fees for local telephone, long distance, Internet services and certain other services are recognized in the month the service is provided. Revenue from other services that are not fixed fee or that exceed contracted amounts is recognized when those services are provided. Non-recurring customer activation fees, along with the related costs up to, but not exceeding the activation fees, are deferred and amortized over the customer relationship period.

Accounting for Pension and Other Postretirement Benefits Most of the Northern New England business’s employees participate in Verizon pension plans and other postretirement benefit plans. In the aggregate, the fair value of pension plan assets exceeds pension plan benefit obligations, which contributes to pension plan income. Other postretirement benefit plans have larger benefit obligations than plan assets, resulting in expense. Significant pension and other postretirement benefit plan assumptions, including the discount rate used, the long-term rate of return on plan assets, and medical cost trend rates are periodically updated and impact the amount of benefit plan income, expense, assets and obligations.

Accounting for Income Taxes The Northern New England business’s current and deferred income taxes are affected by events and transactions arising in the normal course of business, as well as in connection with the adoption of new accounting standards and non-recurring items. Assessment of the appropriate amount and classification of income taxes is dependent on several factors, including estimates of the timing and realization of deferred income tax assets and the timing of income tax payments. Actual payments may differ from these estimates as a result of changes in tax laws, as well as unanticipated future transactions affecting related income tax balances. The Northern New England business accounts for tax benefits taken or expected to be taken in its tax returns in accordance with FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), which requires the use of a two step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions.

Depreciation of Plant, Property and Equipment The Northern New England business recognizes depreciation on plant, property, and equipment principally on the composite group remaining life method and straight-line composite rates over estimated useful lives ranging from three to 50 years. This method provides for the recognition of the cost of the remaining net investment in telephone plant, less anticipated net salvage value (if any), over the remaining asset lives. This method requires the periodic revision of depreciation rates. Changes in the estimated useful lives of plant, property, and equipment or depreciation methods could have a material effect on the Northern New England business’s results of operations.

All of the Northern New England business’s significant accounting policies are described in Note 1 to the audited combined financial statements of the Northern New England business included elsewhere in this information statement/prospectus.

New Accounting Standards

In December 2007, the Financial Accounting Standards Board issued SFAS No. 141(R), Business Combinations (SFAS No. 141(R)), to replace SFAS No. 141, Business Combinations. SFAS No. 141(R) requires use of the acquisition method of accounting, defines the acquirer, establishes the acquisition date and broadens the scope to all transactions and other events in which one entity obtains control over one or more other businesses. This statement is effective for financial statements issued for fiscal years beginning on or after December 15, 2008. The adoption of this statement will not have any impact on the Northern New England business’ financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (SFAS No. 160). SFAS No. 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This statement is effective for financial statements issued for fiscal years beginning on or after December 15, 2008. The adoption of this statement will not have any impact on the Northern New England business’s financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of SFAS No. 115 (SFAS No. 159), which allows for the option to measure financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. As the Northern New England business will not elect to fair value any of its financial instruments under the provisions of SFAS No. 159, the adoption of this statement will not have any impact on its financial statements.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R) (SFAS No. 158). SFAS No. 158 requires the recognition of a defined benefit postretirement plan’s funded status as either an asset or liability on the balance sheet. SFAS No. 158 also requires the immediate recognition of the unrecognized actuarial gains and losses and prior service costs and credits that arise during the period as a component of other accumulated comprehensive income, net of applicable income taxes. Additionally, a company must determine the fair value of plan assets as of the company’s year-end. The Northern New England business adopted SFAS No. 158 effective December 31, 2006. The structure of Verizon’s benefit plans does not provide for the separate attribution of the related pension and postretirement assets and obligations at the Northern New England business level. Because there is not a separate plan for the Northern New England business, the annual income and expense related to these assets and obligations have been allocated to the Northern New England business and are reflected as prepaid pension assets and employee benefit obligations in the combined statements of selected assets, selected liabilities and parent funding. The SFAS No. 158 related adjustments recorded by Verizon to recognize the funded status are not reflected in the Northern New England business’s combined statements of selected assets, liabilities and parent funding other than the reversal of the previously recorded Additional Minimum Pension liability as of December 31, 2006. See Note 7 to the audited combined financial statements of the Northern New England business included elsewhere in this information statement/prospectus for additional information.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement (SFAS No. 157). SFAS No. 157 expands disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and establishes a hierarchy that categorizes and prioritizes the sources to be used to estimate fair value. The Northern New England business is required to adopt SFAS No. 157 effective January 1, 2008 on a prospective basis. On February 12, 2008, the FASB issued FASB Staff Position (FSP) 157-b which delays the effective date of SFAS No. 157 for one year for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The Northern New England business will elect a partial deferral of SFAS No. 157 under the provisions of FSP 157-b. The deferral applies to measurement of fair value used when testing intangible assets and other long-lived assets for impairment and valuing asset retirement obligations and liabilities for exit or disposal activities. The impact of partially adopting SFAS No. 157 effective January 1, 2008 will not be material to the Northern New England business’ financial statements.

Effective January 1, 2007, the Northern New England business adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), which requires the use of a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions. The unrecognized tax benefits under FIN 48 are similar to the income tax reserves reflected prior to adoption of FAS 5, Accounting for Contingencies (FAS 5), whereby reserves were established for probable loss contingencies that could be reasonably estimated. The adoption of FIN 48 was not material to the Northern New England business’ results of operations or its financial position.

In June 2006, the Emerging Issues Task Force (EITF) reached a consensus on EITF No. 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (EITF No. 06-3). EITF No. 06-3 permits that such taxes can be presented on either a gross basis or a net basis as long as that presentation is used consistently. The adoption of EITF No. 06-3 on January 1, 2007 did not impact the Northern New England business’ combined financial statements. The Northern New England business presents the taxes within the scope of EITF No. 06-3 on a net basis.

Transactions with Affiliates

The financial statements of the Northern New England business include transactions with affiliates. The more significant affiliate transactions include revenues earned from Verizon Business Global LLC, Cellco and Verizon Global Networks Inc. for utilization of the Northern New England business’s network facilities and provision of services.

In addition, the Northern New England business’s operating revenue and expenses include transactions with Verizon Services and other Verizon operating telephone companies primarily for the provision of local phone services, rental of facilities and equipment and interconnection services.

Further, the Northern New England business recognizes operating expense in connection with contractual arrangements with affiliates, primarily Verizon Services, for the provision of various centralized services to the Northern New England business. The Northern New England business recognizes an allocated portion of interest expense in connection with contractual agreements between the Companies and Verizon for the provision of financing and cash management services. Verizon New England also pays quarterly dividends to its parent, NYNEX.

Liquidity and Capital Resources

FairPoint — Historical

FairPoint’s short-term and long-term liquidity needs arise primarily from: (i) interest payments primarily related to its existing credit facility; (ii) capital expenditures, including those related to the merger; (iii) working capital requirements as may be needed to support the growth of its business, including those related to the merger; (iv) dividend payments on FairPoint common stock; and (v) potential acquisitions.

FairPoint’s board of directors has adopted a dividend policy which reflects the company’s judgment that FairPoint stockholders would be better served if the company distributed a substantial portion of its cash available for distribution to them instead of retaining it in the company’s business. For the year ended December 31, 2007, FairPoint paid dividends on its common stock totaling approximately $56 million or $1.59 per share.

For the years ended December 31, 2007, 2006 and 2005, net cash provided by operating activities of continuing operations was $36 million, $82 million and $62 million, respectively. The decrease in net cash provided by operating activities in 2007 was primarily due to merger related costs incurred in 2007.

FairPoint’s existing credit facility consists of a revolving facility, referred to in this section as the revolver, in a total principal amount of up to $100 million, of which $95 million was outstanding at February 22, 2008 (FairPoint had $52 million of cash on hand at February 22, 2008), and a term loan facility, referred to in this section as the term loan, in a total principal amount of $589 million with $589 million outstanding at February 22, 2008. The term loan matures in February 2012 and the revolver matures in February 2011. The revolver has a swingline subfacility in an amount of $5 million and a letter of credit subfacility in an amount of $10 million, which will allow issuances of standby letters of credit for FairPoint’s account. Borrowings under FairPoint’s term loan and revolver bear interest, at FairPoint’s option, at either (i) the Eurodollar rate (as defined in FairPoint’s existing credit facility) plus an applicable margin or (ii) a base rate (as defined in FairPoint’s existing credit facility), plus an applicable margin. The Eurodollar rate applicable margin and the base rate applicable margin for loans under FairPoint’s existing credit facility are 2.0% and 1.0%, respectively. Effective on September 30, 2005, FairPoint amended its credit facility to reduce the effective interest rate margins on the term loan by 0.25% to 1.75% on Eurodollar loans and to 0.75% for base rate loans.

On January 25, 2007, FairPoint entered into an amendment to its existing credit facility that was intended to facilitate certain transactions related to the merger. Among other things, the amendment: (i) permitted FairPoint to consummate the sale of its interest in Orange County — Poughkeepsie Limited Partnership and retain the proceeds thereof up to an amount equal to $55 million; (ii) excluded the gain on the sale of the company’s interest in Orange County — Poughkeepsie Limited Partnership from the calculation of “Available Cash,” (iii) amended the definition of “Adjusted Consolidated EBITDA” to allow for certain one-time add-backs to the calculation thereof for operating expenses incurred in connection with the merger (subject to an overall cap on the amount of such add-backs); (iv) amended the definition of “Consolidated Capital Expenditures” to exclude certain expenditures incurred by the company in connection with transition and integration expenses prior to consummation of the merger (subject to an overall cap on the amount of such exclusions); and (v) increased the leverage covenant and dividend suspension test to 5.50:1.00 and 5.25:1.00, respectively.

On February 25, 2008, FairPoint entered into the fifth amendment and waiver, referred to as the fifth amendment, to its existing credit facility in order to accommodate the expected March 31, 2008 closing date for the merger. Among other things, the fifth amendment: (i) allows FairPoint to continue to make pre-closing expenditures related to the merger during the three months ending March 31, 2008; (ii) provides accommodations for certain restructuring charges (including approximately $18 million of cash restructuring charges) that FairPoint would incur if the merger is not consummated; (iii) amends the interest coverage ratio maintenance covenant to require FairPoint’s interest coverage ratio to be not less than 1.85:1.00 for any fiscal quarter ending after December 31, 2007 and on or prior to December 31, 2008, 2.50:1.00 for any fiscal quarter ending after December 31, 2008 and on or prior to December 31, 2009 and 2.75:1:00 for any fiscal quarter ending thereafter; (iv) amends the leverage ratio maintenance covenant to require FairPoint’s leverage ratio to not exceed 6.50:1.00 for any quarter ending after December 31, 2007 and on or prior to December 31, 2008, 5:00:1:00 for any fiscal quarter ending after December 31, 2008 and on or prior to December 31, 2009 and 4.50:1.00 for any fiscal quarter ending thereafter; (v) prohibits FairPoint from paying dividends on or repurchasing its common stock if (1) FairPoint’s total leverage ratio exceeds 4.50:1:00 (previously 5.25:1.00) on the dividend calculation date and/or (2) FairPoint’s cash on hand is less than $20 million (previously $10 million); (vi) provides for an amount equal to 75% of the increase in FairPoint’s cumulative distributable cash as of the last day of each fiscal quarter, to be applied as a mandatory repayment of the principal amount of outstanding B term loans under the existing credit agreement (or an amount equal to 50%, if FairPoint’s leverage ratio is less than or equal to 5.25:1.00); (vii) provides for more restrictive negative covenants, minimum liquidity requirements and increased mandatory prepayments from proceeds of debt and equity issuances; (viii) provides for acceleration of the maturity of the borrowings under FairPoint’s existing credit agreement to June 30, 2009 if certain vendor debt incurred by FairPoint in connection with the merger is outstanding as of such date and has a mandatory payment date on or prior to the maturity of the borrowings under the existing credit agreement as of such date; (ix) prohibits FairPoint from incurring additional obligations of more than $58.4 million, (subject to certain reductions contained in the fifth amendment) related to the merger after March 31, 2008; provided that FairPoint may make cash expenditures not to exceed $20 million in the aggregate from the proceeds of equity issuances or if FairPoint has received a reimbursement obligation from Verizon or another third party acceptable to its lenders and certain other conditions are satisfied; (x) provides for higher interest rate margins (3.00% on base rate loans and 4.00% on Eurodollar loans), a Eurodollar rate floor of 2.50% and repayment premiums payable during the two-year period beginning on May 1, 2008 upon certain repayments of borrowings under FairPoint’s existing credit agreement, which provisions would become effective as of May 1, 2008 if FairPoint’s existing credit agreement has not been repaid in full on or prior to such date; and (xi) provides for higher interest rate margins (5.00% on base loans and 6.00% on Eurodollar loans), a Eurodollar rate floor of 3.25%, which provisions would become effective as of January 1, 2009 if FairPoint existing credit agreement has not been repaid in full on or prior to such date. FairPoint paid the lenders an amendment fee of $1.7 million in connection with the fifth amendment. FairPoint has also agreed to pay additional fees of 0.25%, 1.5% and 2.5% of the aggregate amount of all outstanding term loans and revolving commitments of the lenders outstanding on the effective date of the fifth amendment to the lenders under its existing credit agreement on April 1, 2008, May 1, 2008 and January 1, 2009, respectively, if FairPoint’s existing credit agreement is not repaid in full on or prior to such dates.

FairPoint’s existing credit facility contains customary affirmative covenants and also contains negative covenants and restrictions, including, among others, with respect to the redemption or repurchase of FairPoint’s other indebtedness, loans and investments, additional indebtedness, liens, capital expenditures, changes in the nature of FairPoint’s business, mergers, acquisitions, asset sales and transactions with affiliates. FairPoint anticipates that it will not be permitted to pay dividends on its common stock pursuant to the existing credit agreement after the effectiveness of the fifth amendment; provided that FairPoint shall be permitted to declare a dividend payment at any time after the effectiveness of the fifth amendment and prior to April 30, 2008 so long as the payment of such dividend is expressly subject to the consummation of the merger and related transactions described in the merger agreement and the repayment of all of the obligations owing under the existing credit agreement. On March 11, 2005, April 29, 2005 and September 14, 2005, FairPoint entered into technical amendments to its existing credit facility.

Borrowings under FairPoint’s existing credit facility bear interest at variable interest rates. FairPoint has entered into various interest rate swap agreements which are detailed in Note 1 of the notes to FairPoint’s condensed consolidated financial statements for the years ended December 31, 2007 and 2006 included elsewhere in this information statement/prospectus. As a result of these swap agreements, as of December 31, 2007, approximately 89% of FairPoint’s indebtedness bore interest at fixed rates rather than variable rates. After these interest rate swap agreements expire, FairPoint’s annual debt service obligations on such portion of the term loans will vary from year to year unless FairPoint enters into a new interest rate swap or purchases an interest rate cap or other interest rate hedge. To the extent interest rates increase in the future, FairPoint may not be able to enter into new interest rate swaps or to purchase interest rate caps or other interest rate hedges on acceptable terms.

On February 8, 2005, FairPoint used net proceeds received from its initial public offering, together with approximately $566 million of borrowings under the term loan facility of its existing credit facility, to, among other things, repay all outstanding loans under its old credit facility, repurchase all of FairPoint’s series A preferred stock and consummate tender offers and consent solicitations in respect of FairPoint’s outstanding 9 1/2% notes, floating rate notes, 12 1/2% notes and 11 7/8% notes. On March 10, 2005, FairPoint redeemed the remaining outstanding 9 1/2% notes and floating rate notes. FairPoint redeemed the remaining outstanding 12 1/2% notes on May 2, 2005 with borrowings of $22 million under the delayed draw facility of its credit facility.

In 2003, FairPoint issued $225 million aggregate principal amount of the 11 7/8% notes with a maturity date of March 1, 2010. These notes are general unsecured obligations of FairPoint, ranking pari passu in right of payment with all existing and future senior debt of FairPoint, including all obligations under its existing credit facility, and senior in right of payment to all existing and future subordinated indebtedness of FairPoint. On February 9, 2005, FairPoint repurchased $223 million principal amount of the 11 7/8% notes tendered pursuant to the tender offer for those notes. At December 31, 2007, $2 million principal amount of the 11 7/8% notes remained outstanding. FairPoint expects to redeem the outstanding principal amount of these notes in connection with the transactions.

Net cash provided by (used in) investing activities of continuing operations was $4 million, $(27) million and $(43) million for the years ended December 31, 2007, 2006 and 2005, respectively. These cash flows primarily reflect capital expenditures of $59 million, $32 million and $28 million for the years ended December 31, 2007, 2006 and 2005, respectively. The increase in capital expenditures in 2007 is due to merger related expenditures. Net cash used in investing activities also includes acquisitions of telephone properties, net of cash acquired, of $50 million and $26 million for the years ended December 31, 2006 and 2005, respectively and proceeds from the sale of operating assets, investments and other assets of $60 million and $44 million for the years ended December 31, 2007 and 2006, respectively. In 2007, FairPoint received proceeds of $60 million principally related to the sale of its interest in the Orange County-Poughkeepsie Limited Partnership and the sale of Yates City Telephone Company. In 2006, FairPoint received proceeds of $44 million principally related to the sale of its investments in the Rural Telephone Bank and Southern Illinois Cellular Corporation.

Distributions from investments totaled $3 million, $11 million and $11 million for the years ended December 31, 2007, 2006 and 2005, respectively. These distributions decreased in 2007 primarily as a result of FairPoint’s disposition of its interest in the Orange County — Poughkeepsie Limited Partnership. All of these distributions represent passive ownership interests in partnership investments. FairPoint did not control the timing or amount of distributions from these investments at any time, including in 2007.

On January 15, 2007, Taconic entered into a purchase agreement pursuant to which Taconic agreed to sell its 7.5% limited partnership interest in Orange County — Poughkeepsie Limited Partnership to Cellco and Warwick for $55 million. The transaction closed on April 10, 2007, and therefore FairPoint no longer receives distributions from Orange County — Poughkeepsie Limited Partnership effective as of that date. In August 2007, FairPoint received $3 million from the escrow account related to the sale of its investment in Southern

Illinois Cellular Corporation, which was completed in 2006. The $3 million was recorded as a gain on sale of investments.

Net cash used in financing activities from continuing operations was $41 million, $55 million and $17 million for the years ended December 31, 2007, 2006 and 2005, respectively. For the year ended December 31, 2007, net proceeds from FairPoint’s issuance of long-term debt were $17 million and FairPoint paid dividends in the amount of $56 million. For the year ended December 31, 2006, net proceeds from the issuance of long-term debt were $1 million and FairPoint paid dividends in the amount of $55 million. For the year ended December 31, 2005, net proceeds from FairPoint’s issuance of common stock of $432 million were used for the net repayment of long-term debt of $206 million and the repurchase of series A preferred stock and common stock of $129 million. The remaining proceeds were used to pay fees and penalties associated with the early retirement of long-term debt of $61 million, to pay a deferred transaction fee of $8 million and to pay debt issuance costs of $9 million.

FairPoint’s annual capital expenditures for its rural telephone operations have historically been significant. Because existing regulations allow FairPoint to recover its operating and capital costs, plus a reasonable return on its invested capital in regulated telephone assets, capital expenditures have historically constituted an attractive use of FairPoint’s cash flow. Capital expenditures, excluding merger related expenditures, were approximately $29 million, $32 million and $28 million for the years ended December 31, 2007, 2006 and 2005, respectively.

FairPoint’s cash capital expenditures related to the merger were approximately $30 million in 2007. In addition, in 2007, FairPoint incurred other merger related expenses of $52 million. A portion of these capital expenditures and expenses was paid for with proceeds from the sale of FairPoint’s Orange County — Poughkeepsie Limited Partnership investment, which was completed in April 2007. The remaining expenditures and expenses were funded through FairPoint’s cash flow from operations and borrowings under its existing credit facility. As of December 31, 2007, FairPoint had received approximately $34 million in cash and, as of the date of this information statement/prospectus, FairPoint had received $40 million in cash, associated with qualified transition cost reimbursements from Verizon for certain of these expenditures and expenses. FairPoint’s accounting treatment of these expenditures may cause the financial statement impact of these expenditures to be different than the cash flow impact.

FairPoint expects to effect the merger through the issuance of approximately 54 million shares of its common stock to existing Verizon stockholders and the incurrence of debt under the new credit facility. The new credit facility, in an aggregate principal amount of $2.03 billion, will consist of a non-amortizing revolving facility in an aggregate principal amount of up to $200 million, a term loan “A” facility in an aggregate principal amount of up to $500 million, a term loan “B” facility in an aggregate principal amount of at least $1,130 million and a delayed draw term loan facility in an aggregate principal amount of $200 million. FairPoint expects that Spinco will draw $1,160 million under the new term loan immediately prior to the spin-off and FairPoint will draw $470 million under the new term loan concurrently with the closing of the merger. FairPoint expects that the amounts it borrows, together with cash on hand at Spinco, will be used to repay in full all outstanding loans under FairPoint’s existing credit facility (approximately $684 million as of February 22, 2008) and $4 million of other outstanding indebtedness and to pay fees and expenses relating to the transactions. FairPoint also expects to borrow at least $110 million under the new delayed draw term loan during the one-year period following the closing of the merger to fund certain capital expenditures and other expenses associated with the merger. Following the merger, the combined company will also be the obligor on approximately $540 million in aggregate principal amount of Spinco securities.

Summary of Contractual Obligations

The tables set forth below contain information with regard to disclosures about FairPoint’s contractual obligations and commercial commitments.

The following table discloses aggregate information about FairPoint’s contractual obligations as of December 31, 2007 and the periods in which payments are due:

	Payments Due by Period
		Less Than	1-3	3-5	More Than
	Total	1 Year	Years	Years	5 Years
	(Dollars in millions)

Contractual obligations:
Long-term debt	$625	$1	$2	$622	$—
Fixed interest payments	124	35	69	20	—
Variable interest payments	99	7	37	55	—
Operating leases	6	1	2	1	2

Total contractual cash obligations	$854	$44	$110	$698	$2

The following table discloses aggregate information about FairPoint’s derivative financial instruments as of December 31, 2007, the source of fair value of these instruments and their maturities.

	Fair Value of Contracts at Period-End
		Less Than	1-3	3-5	More Than
	Total	1 Year	Years	Years	5 Years
	(Dollars in millions)

Source of fair value:
Derivative financial instruments(1)	$(34)	$(7)	$(25)	$(2)	$—

(1)	Fair value of interest rate swaps at December 31, 2007 was provided by the counterparties to the underlying contracts using consistent methodologies.

Northern New England Business — Historical

The Northern New England business’s short-term and long-term liquidity needs arise primarily from capital expenditures and working capital requirements to support the growth of its business.

Cash Flows Provided By Operating Activities.  Net cash provided by operating activities was $264 million, $341 million and $271 million for the years ended December 31, 2007, 2006 and 2005, respectively. Historically, the Northern New England business’s primary source of funds was cash generated from operations.

In 2007, the decrease in cash from operations compared to 2006 was primarily driven by higher cash income tax payments and working capital requirements.

In 2006, the increase in cash from operations compared to 2005 was primarily driven by lower cash income tax payments and working capital requirements. The decrease in working capital requirements was driven by an increase in payables and a decrease in receivables.

Cash Flows Used In Investing Activities.  Net cash used in investing activities was $137 million, $213 million and $210 million for the years ended December 31, 2007, 2006 and 2005, respectively. Capital expenditures were the Northern New England business’s primary use of capital resources and facilitated the introduction of new products and services, enhanced responsiveness to competitive challenges and increased the operating efficiency and productivity of the Northern New England business’s networks. Including capitalized software, the Northern New England business invested $149 million, $214 million and $203 million in 2007, 2006 and 2005, respectively. The decrease in capital spending in 2007 compared to 2006 was primarily due to decreased spending on fiber-to-the-premises initiatives in 2007. In addition, the higher capital spending in the 2006 period was primarily due to increased spending in high growth areas such as DSL and other wireline data initiatives. Verizon has committed in the merger agreement to have the Northern New

England business make capital improvements of not less than $137.5 million in 2007 and not less than $11 million per month during 2008 (less any amounts spent in 2007 to the extent that they exceeded $137.5 million). The Northern New England business intends to fund those improvements with funds provided by operations or funding from Verizon.

The Northern New England business’s short-term investments are principally included as cash equivalents held in trust accounts for payment of employee benefits. In 2007, 2006 and 2005, the Northern New England business invested $37 million, $49 million and $50 million, respectively, in short-term investments, primarily to pre-fund active employees’ health and welfare benefits. The Northern New England business received proceeds for the payments of employee benefits of $49 million, $50 million and $43 million in 2007, 2006 and 2005, respectively.

Cash Flows Used In Financing Activities.  The Northern New England business obtains its long-term and short-term funding and cash management services from Verizon. Verizon issues commercial paper and obtains bank loans to fund the working capital requirements of Verizon subsidiaries, including the companies historically comprising the Northern New England business, and invests funds in temporary investments on their behalf. The funding, regardless of the amount of intercompany debt or equity, is recorded in parent funding in the combined statements of selected assets, selected liabilities and parent funding of the Northern New England business.

The net cash used in financing activities, consisting primarily of repayments of intercompany debt and dividend payments to Verizon and its subsidiaries was $127 million, $128 million and $61 million in 2007, 2006 and 2005, respectively.

Summary of Contractual Obligations

The following table discloses aggregate information about the Northern New England business’s contractual obligations as of December 31, 2007 and the periods in which payments are due:

	Payments Due by Period
		Less Than	1-3	3-5	More Than
	Total	1 Year	Years	Years	5 Years
	(Dollars in millions)

Contractual obligations:
Capital lease obligations	$17	$3	$7	$4	$3
Operating leases	17	5	8	4	—
Income tax audit settlements*	1	1	—	—	—

Total contractual cash obligations	$35	$9	$15	$8	$3

*	The $1 million of income tax related audit settlements include gross unrecognized tax benefits of $1 million as determined under FIN 48 and an immaterial amount of related gross interest. Due to the uncertainty regarding the timing of future cash outflows associated with other noncurrent unrecognized tax benefits of $9 million, the Northern New England business is unable to make a reliable estimate of the periods of cash settlement with the respective tax authorities.

The Combined Company

The combined company’s short-term and long-term liquidity needs will arise primarily from: (i) interest payments on its indebtedness; (ii) capital expenditures; (iii) working capital requirements as may be needed to support the growth of its business; (iv) dividend payments on its common stock, to the extent permitted by the agreements governing the combined company’s indebtedness, including the new credit facility, and by restrictions imposed by state regulatory authorities as conditions to their approval of the merger; and (v) potential acquisitions. FairPoint’s board of directors has announced that it intends to cause the combined company to continue a dividend policy which reflects the judgment that the combined company’s stockholders would be better served if the combined company distributed a substantial portion of its cash available for distribution to them instead of retaining it in the combined company’s business.

FairPoint anticipates that the combined company’s primary source of liquidity will continue to be cash flow from operations. The combined company is also expected to have available funds under its new revolving credit facility and the delayed draw term loan facility of the new credit facility, subject to certain conditions.

As a result of the conditions imposed by state regulatory authorities in connection with the approval of the merger, until the termination of conditions date, the annual dividend rate paid by the combined company on its common stock may not exceed $1.03 per share. Financial covenants in the new credit facility and the indenture governing the Spinco securities are also expected to restrict the combined company’s ability to pay dividends. See “The Transactions — Dividend Policy.”

FairPoint expects that the combined company’s annual maintenance capital expenditures will be approximately $180 million to $190 million in the first full year following the closing of the merger. Assuming the merger closes on March 31, 2008, FairPoint expects the combined company to spend approximately $120 million to $130 million following the closing of the merger, primarily on network and system upgrades related to the integration of the Spinco business. FairPoint anticipates that the combined company will fund these expenditures through cash flow from operations, borrowings under the delayed draw term loan facility of the new credit facility and, if necessary, borrowings under the revolving credit facility of the new credit facility.

In addition, as a condition to the approval of the transactions by state regulatory authorities, the combined company has agreed to make additional capital expenditures following the completion of the merger. As a condition to the approval of the transactions by the state regulatory authority in Maine, FairPoint has agreed that, following the closing of the merger, the combined company will make capital expenditures in Maine during the first three years after the closing of $48 million in the first year and an average of $48 million in the first two years and $47 million in the first three years. The combined company is also required to expend not less than $40 million (in addition to the $12 million obligation of the Verizon Group discussed in “Description of the Business of the Combined Company — Regulatory Environment — State Regulation — Retail Regulation” and the combined company’s separate $17.55 million obligation to implement a two-year DSL deployment plan) on equipment and infrastructure to expand the availability of broadband services in Maine.

The order issued by the state regulatory authority in Vermont also requires the combined company to make capital expenditures in Vermont during the first three years after the closing of the merger in the amount of $41 million for the first year and averaging $40 million per year in the first two years and $40 million per year in the first three years following the closing. Pursuant to the Vermont order, the combined company is required to remove double poles in Vermont, make service quality improvements and address certain broad-band buildout commitments under a performance enhancement plan in Vermont, using, in the case of double pole removal, $6.7 million provided by the Verizon Group and, in the case of service quality improvements under the performance enhancement plan, $25 million provided by the Verizon Group.

The combined company is also required to make capital expenditures in New Hampshire of at least $52 million during each of the first three years after the closing of the merger and $49 million during each of the fourth and fifth years after the closing of the merger. The amount of any shortfall in any year must be expended in the following year, and the amount of any excess in any year may be deducted from the amount required to be expended in the following year. If any shortfall in any year exceeds $3 million, then the amount that the combined company is required to spend in the following year shall be increased by 150% of the amount of such shortfall. If there is any shortfall at the end of the fifth year after the closing of the merger, the combined company will be required to spend 150% of the amount of such shortfall at the direction of the New Hampshire Public Utilities Commission. The combined company is required to spend at least $56.4 million over the 60-month period following the closing of the merger on broadband infrastructure in New Hampshire. The combined company also is obligated to use a $25 million contribution by the Verizon Group to the working capital of Spinco prior to the closing and a $25 million payment by the Verizon Group to the combined company following the closing, or its net present value at the closing, to make capital expenditures in New Hampshire in addition to those described above. See “The Transactions — Regulatory Approvals —

Telecommunications Regulatory Approvals” and “Description of the Business of the Combined Company — Regulatory Environment — State Regulation — Regulatory Conditions to the Merger.”

In connection with the spin-off and the merger, the combined company will incur or assume substantial amounts of indebtedness, including amounts outstanding under its new credit facility and the Spinco securities. Interest payments on this indebtedness will be a significant use of the combined company’s cash flow from operations. FairPoint expects the combined company will have total debt of approximately $2.2 billion immediately following the completion of the merger and annual interest expense of approximately $175 million. However, the amount of indebtedness of the combined company and associated interest expense immediately following the completion of the merger is subject to change, including as a result of market conditions.

FairPoint anticipates that the combined company’s new credit facility, in an aggregate principal amount of $2.03 billion, will consist of a senior secured six-year revolving credit facility in an aggregate principal amount of $200 million, a senior secured six-year term loan “A” facility in an aggregate principal amount of up to $500 million, a senior secured seven-year term loan “B” facility in an aggregate principal amount of at least $1,130 million; and a delayed draw term loan facility available to be drawn until the first anniversary of the closing date of the merger in an aggregate principal amount of up to $200 million. See “Financing of the Combined Company — New Credit Facility — Proposed Terms of the New Credit Facility” for more information regarding the combined company’s new credit facility.

The combined company’s ability to service its indebtedness will depend on its ability to generate cash in the future. Scheduled amortization payments are expected to begin on the term loan A facility of the new credit facility in 2009, on the term loan B facility of the new credit facility in 2010 and on the delayed draw facility in 2011. The combined company will need to refinance all or a portion of its indebtedness on or before maturity and may not be able to refinance its indebtedness on commercially reasonable terms or at all. If the combined company is unable to renew or refinance the new credit facility, its failure to repay all amounts due on the respective maturity dates would cause a default under the new credit facility.

FairPoint entered into a letter agreement with Capgemini on January 17, 2008, as amended on February 28, 2008. This agreement, as amended, provides that, if, following the nine month anniversary of the consummation of the merger, the combined company continues to receive or request certain services under the transition services agreement, Capgemini will pay an amount not to exceed $49.5 million of such fees for the tenth through the twelfth months, if applicable, following the consummation of the merger. In exchange for the payment of any fees under the transition services agreement, FairPoint expects that the combined company will issue to Capgemini shares of its preferred stock in an amount equal to the aggregate amount of such fees paid by Capgemini. The preferred stock will have a 6.75% cumulative annual dividend in year one and an 8.75% cumulative annual dividend in year two and each succeeding year, which dividend will be payable in additional shares of preferred stock. The preferred stock issued to Capgemini will be non-voting, will not be convertible and will have no other rights or preferences. The preferred stock will be redeemable after the combined company meets certain financial tests and after the expiration or termination of the transition services agreement.

FairPoint believes that cash generated from operations will be sufficient to meet the combined company’s debt service, dividend, capital expenditure and working capital requirements and employee benefit plan obligations for the foreseeable future, and to complete the back office and systems integration after the merger. FairPoint believes that the combined company may consider additional capital expenditures if cash is available beyond these requirements and the combined company believes they are beneficial. Subject to restrictions in the agreements governing the combined company’s indebtedness, the combined company may incur more indebtedness for working capital, capital expenditures, dividends, acquisitions and for other purposes. In addition, the combined company may require additional financing or may be required to reduce its dividend payments if its results of operations or plans materially change in an adverse manner or prove to be materially inaccurate. Additional financing, even if permitted under the terms of the agreements governing the combined company’s indebtedness, may not be available on terms acceptable to the combined company or at all.

Summary of Contractual Obligations

The following pro forma contractual obligations table represents a summary of future repayments of long-term debt obligations and related interest expense resulting from the issuance of long-term debt discussed in Notes (i) and (j) to the unaudited pro forma condensed combined financial statements contained in this information statement/prospectus as of December 31, 2007. Management of the Northern New England business is currently in the process of evaluating the capital and operating leases of both the Northern New England business and FairPoint and negotiating certain contracts necessary to the operations of the combined company. The capital and operating lease obligations included in the following pro forma contractual obligations table are the current obligations of both the Northern New England business and FairPoint:

	Payments Due by Period
		Less Than	1-3	3-5	More Than
	Total	1 Year	Years	Years	5 Years
	(In millions)

Long-term debt, including current maturities	$2,114	$—	$15	$31	$2,068
Interest payments on long-term debt obligations(a)	1,233	161	327	319	426
Capital lease obligations	17	3	7	4	3
Operating leases	23	6	10	5	2
Income tax audit settlements(b)	1	1	—	—	—

Total projected contractual obligations	$3,388	$171	$359	$359	$2,499

(a)	Excludes amortization of estimated capitalized debt issuance costs. Assumes estimated quarterly interest rate expense as described in “Unaudited Pro Forma Condensed Combined Financial Information” and the related notes presented elsewhere in this information statement/prospectus. The weighted average interest rate for the combined company’s newly issued debt has been assumed to be 8.1%. A change in the weighted average interest rate of .125% would change annual interest expense by $1 million.

(b)	The $1 million of income tax related audit settlements include gross unrecognized tax benefits of $1 million as determined under FIN 48 and an immaterial amount of related gross interest. Due to the uncertainty regarding the timing of future cash outflows associated with other noncurrent unrecognized tax benefits of $9 million, the Northern New England business is unable to make a reliable estimate of the periods of cash settlement with the respective tax authorities.

DESCRIPTION OF THE BUSINESS OF THE COMBINED COMPANY

General

The combined company will be a leading provider of communications services in rural and small urban communities, primarily in northern New England, offering an array of services, including local and long distance voice, data, Internet and broadband product offerings, to both residential and business customers. The combined company will be the eighth largest telephone company in the United States based on the number of access lines on a pro forma basis as of December 31, 2007. The combined company will operate in 18 states with approximately 1.9 million access line equivalents (including voice access lines and high speed data lines, which include DSL, wireless broadband, cable modem and fiber-to-the-premises) on a pro forma basis as of December 31, 2007. FairPoint believes that in many of the combined company’s markets, the combined company will be the only service provider that offers customers an integrated package of local and long distance voice, high speed data and Internet access as well as a variety of enhanced services such as voicemail and caller identification.

The combined company’s primary business will consist of operating rural local exchange carriers, which is a business that has historically been characterized by its stable operating results, revenues and cash flow and a favorable regulatory environment. FairPoint believes the low population density of the service areas in which the combined company will operate and the associated high cost of market entrance, will provide insulation from some of the competitive pressures faced by other non-rural communications providers.

Competitive Strengths

Following the merger, FairPoint believes the combined company will be distinguished by the following competitive strengths:

Leading market share.  Many of the combined company’s local exchange carriers have been the primary communications provider in their respective communities for over 75 years. FairPoint’s and the Northern New England business’s long-standing presence in their respective communities will enable the combined company to establish a leading market share. FairPoint believes that the combined company will be able to maintain its leading market share by providing its customers integrated product bundles which meet their communications services needs and through the combined company’s culture of delivering high quality customer service. In addition, the low population density of many of the combined company’s service areas is less attractive to alternative providers given the significant capital investment required. As of December 31, 2007, FairPoint and the Northern New England business had, on a combined basis, an average of approximately 36 access lines per square mile, while non-rural telecommunications carriers had an average of approximately 128 access lines per square mile. FairPoint believes that more than 80% of the combined company’s local exchanges will serve 5,000 customers or less.

Demonstrated track record of service usage growth.  Both FairPoint and the Northern New England business have succeeded in consistently growing the services used by their customers. They have achieved this success by offering integrated bundles of local, long distance and Internet and enhanced data services as well as other enhanced services such as call waiting and caller identification. For example, revenues from long distance and enhanced data services of FairPoint and the Northern New England business grew at compound annual growth rates of approximately 15% for the period from 2005 to 2007, including acquisitions. Over the same period, these businesses, taken together, also grew average monthly revenues per user from $60 to $65, or at a compound annual growth rate of approximately 7%.

Technologically advanced and scalable infrastructure.  Over the five years ended December 31, 2007, FairPoint and the Northern New England business have invested over $1.2 billion in aggregate capital expenditures, primarily to upgrade and modernize their respective network facilities. As of December 31, 2007, approximately 68% of the access lines of these businesses, taken together, were high speed data capable. In addition, FairPoint currently expects to increase high-speed data capability to over 80% of the access lines in the markets historically served by the Northern New England business in the first 18 months following the merger. This amount may increase as a result of conditions imposed by state regulatory authorities in their orders approving the transactions. As a result of these capital investments, FairPoint believes that the combined company’s enhanced network infrastructure will allow the combined company to provide high service quality, enable the combined company to offer broadband enabled services and better compete in the marketplace. In addition, FairPoint believes that as a result of these capital investments, the capital expenditures required to maintain the combined company’s infrastructure will be predictable.

Broad integrated service offerings in its markets.  As a result of its advanced network, switching and routing infrastructure, the combined company will be one of the few communications service providers in its markets that will offer a broad suite of services to both residential and business customers, including local and long distance voice, data and Internet services. The ability to design integrated service offerings that meet the needs of its customers should enable the combined company to increase revenue per access line while improving customer retention. For residential customers, the combined company will offer local voice service, long distance, enhanced calling features, such as caller identification, call waiting, call forwarding, teleconferencing, video conferencing and voicemail, and broadband. For business customers, the combined company will offer a variety of business voice and data services that include special circuits, customer premise equipment, virtual private networks, dedicated Internet and frame relay services.

Experienced management team with proven track record.  The combined company will be managed by FairPoint’s current senior management team, which has an average of 27 years of relevant experience. This senior management team has successfully integrated 35 business acquisitions since 1993, increasing revenues and cash flow significantly while enhancing service quality and broadening service offerings. The senior management team will also be supplemented by the seasoned regional management team of the Northern New England business, which has substantial communications industry experience and by new members of management hired to assist in the integration and operation of the FairPoint and Northern New England businesses.

Strategy

Following the merger, the key elements of the combined company’s strategy will be to:

Continue to integrate the Spinco business.  FairPoint has dedicated, and the combined company will continue to dedicate, significant resources to integrating the two businesses. The key objectives of the integration strategy are to provide customers with seamless service while the combined company integrates networks and systems, retain employees, and hire new employees in order to realize the expected cost savings and grow free cash flow. FairPoint and Verizon have been working closely together on systems and network transfer and integration plans to avoid disruption to customers. In connection with the merger, FairPoint expects to spend approximately $200 million on systems development and integration pursuant to the master services agreement to create a “state of the art” back office to support the combined company’s goal of providing leading-edge communications services for its customers. Of this amount, FairPoint had spent approximately $71 million as of December 31, 2007.

Both FairPoint and Verizon are already planning for the integration, with a team of employees. FairPoint has already filled approximately 100 of the 675 new positions expected as part of the merger. Consultants have been engaged for over a year to work through the integration. Working with consultants, FairPoint is developing business processes aligned to new systems; managing overall cutover readiness check lists; creating training materials for systems, business processes, policies and procedures; and coordinating knowledge transition from Verizon to FairPoint. FairPoint and Verizon exchanged cutover plans and tasks in 2007. FairPoint has (i) received and processed the first test data extract; (ii) achieved full functionality of major systems and integrated for basic transactions; (iii) completed organizational structure; and (iv) completed and announced broadband expansion/upgrade plans for Maine, New Hampshire, and Vermont.

Expand broadband footprint and other service offerings.  The combined company intends to concentrate on broadband as a core component of its service offering and growth. The combined company will seek to expand its DSL addressability from approximately 68% of access lines on a pro forma basis as of December 31, 2007, making DSL available to a significant number of additional voice customers. As of

December 31, 2007, approximately 28% of FairPoint’s current customer base subscribed to a high speed data product whereas only 16% of the customers of the Northern New England business subscribed to a high speed data product. FairPoint believes that the low level of subscribers in the markets historically served by the Northern New England business represents a significant revenue opportunity for the combined company. Increasing the DSL addressability and penetration within these markets also represents a significant opportunity for the combined company to improve customer retention. The combined company will also continue to monitor industry developments in video broadband services with a view to incorporating these services into its service offerings. As the combined company strives to provide its customers with a diverse range of communications services, it will also consider entering into partnerships for wireless services and other services that it does not currently provide through its own network.

Increase revenue per customer.  The combined company expects to leverage the successful sales and marketing practices that FairPoint currently employs throughout the combined company’s markets. The combined company’s sales and marketing strategies will be to focus on the needs of its local customers by offering bundled packages of enhanced voice and data services designed to meet those customers’ individual communications needs. FairPoint believes that these bundles will present a significant opportunity to increase revenue per subscriber as well as strengthen customer relationships and improve customer retention. In addition, increasing DSL availability throughout the combined company’s markets will enhance its ability to offer a wide array of integrated services to stimulate revenue growth.

Improve operating efficiencies further and realize cost savings.  The combined company’s new “state of the art” back office systems and software services together with the benefit of operating in more contiguous markets than FairPoint has historically operated, should enable the combined company to generate a high level of operating efficiency in such areas as billing services, provisioning new accounts and services, network management, plant record administration and various information technology functions. The savings generated by these new systems will also apply to functions currently performed for FairPoint’s existing operating companies as they are transitioned on to the new systems following the merger. In addition, FairPoint estimates that within six months after the end of the transition period following the merger, the combined company will realize net cost savings on an annual basis of approximately $110 million to $115 million by internalizing certain functions formerly provided by Verizon or its affiliates to the Northern New England business or obtaining these services from third-party providers. However, there can be no assurance that these or any other cost savings will actually be realized. See “Risk Factors — Risks Relating to the Spin-Off and the Merger — The combined company may not realize the anticipated synergies, cost savings and growth opportunities from the merger.”

Enhance customer loyalty.  FairPoint believes that its service-driven culture and long-standing local presence lead to high levels of customer satisfaction and increased demand for enhanced and ancillary services such as custom calling features, voicemail and long distance. The combined company will continue to build long-term relationships with its customers through the current community involvement practices of FairPoint and the Northern New England business. The combined company will offer an array of communications services and quality customer care, which should differentiate the combined company from alternative service providers and is expected to improve customer satisfaction and loyalty. The combined company will be committed to providing best-in-class service throughout its markets and, by doing so, expects to maximize retention of its customers and gain new customers.

Growth through selective acquisitions.  Following the closing of the merger, the combined company will evaluate and pursue select strategic acquisitions that would increase revenues and cash flows, but only after the combined company has completed the integration of all customers to its new back office infrastructure. The combined company expects to continue to adhere to FairPoint’s traditional selective criteria in its acquisition analysis. FairPoint believes that it has demonstrated its ability to integrate acquisitions and improve operating efficiencies by consistently producing strong operating cash flow improvements in acquired businesses.

Services

The combined company will offer a broad portfolio of high-quality communications services for residential and business customers in each of the markets in which FairPoint currently operates and will also offer wholesale services in the acquired operations in Maine, New Hampshire and Vermont. The combined company will be locally staffed by skilled technicians and supervisory personnel, which will enable it to provide efficiently and reliably an array of communications services to meet its customers’ needs. These include services traditionally associated with local telephone companies, as well as other services such as long distance, Internet and broadband-enabled services as well as video services. Based on its understanding of local customers’ needs, the combined company will offer bundled services designed to simplify the customer’s purchasing as well as provide pricing discounts.

Generation of Revenue

The combined company will primarily generate revenue through the provision of its basic local telephone service to residential and business customers within its service areas; the provision of network access to interexchange carriers for origination and termination of interstate and intrastate long distance phone calls; Universal Service Fund high-cost loop payments, interstate access support, interstate common line support, and local switching support; wholesale services; and the provision of other services such as long distance, data, Internet and broadband-enabled services, enhanced services, such as caller name and number identification, yellow pages and directory listing and advertising within FairPoint’s existing markets, and billing and collection for interexchange carriers.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for more information regarding FairPoint’s and the Northern New England business’s current revenue sources and the expected revenue sources of the combined company.

Local Calling Services

Local calling service enables the local customer to originate and receive an unlimited number of calls within a defined “exchange” or extended area service area. Basic local services include basic local lines, private lines and switched data services. The combined company will provide basic local services to residential and business customers, generally for a fixed monthly charge. The amount that the combined company can charge a customer for basic local services is determined by a local tariff filed with and approved by the appropriate state regulatory authorities.

Network Access Charges

Network switched access enables long distance carriers to utilize the combined company’s local network to originate or terminate intrastate, interstate and international calls to or from a customer of the combined company. Network switched access charges relate to long distance, or toll calls, that typically involve more than one company in the provision of telephone service. Since toll calls are generally billed to the customer originating the call, a mechanism is required to compensate each company providing services relating to the call. This mechanism is the access charge, and the combined company will bill access charges to long distance companies and other customers for the use of the combined company’s facilities to access the customer, as described below. Special access revenues originate from carriers and end-users that buy dedicated local and interexchange capacity to support their private networks.

Intrastate Access Charges.  The combined company will generate intrastate access revenue when an intrastate long distance call involving an interexchange carrier is originated by a customer in one of the combined company’s local exchanges to a customer in another exchange in the same state, or when a call originating within the state is terminated to a customer in one of the combined company’s local exchanges. The combined company will charge the interexchange carrier either originating or terminating the call an intrastate access charge. The combined company will bill access charges relating to such calls through its carrier access billing system and receive the access payment from the interexchange carrier. Access rates for these intrastate services are billed under a tariff filed and approved by the appropriate state regulatory authority.

Interstate Access Charges.  The combined company will generate interstate switched access revenue when an interstate long distance call is originated by a customer in one of its local exchanges to a customer in another state, or when a call originating out of state is terminated to a customer in one of the combined company’s local exchanges. The combined company will bill interstate access charges in the same manner as it bills intrastate access charges; however, interstate access rates are established in a tariff regulated and approved by the FCC instead of the state regulatory authority.

Universal Service Fund

The Universal Service Fund will supplement the amount of local service revenue received by the combined company to help keep basic local service rates for customers in rural areas with a high cost to serve consistent with rates charged in lower cost urban and suburban areas. For the rural operations, the Universal Service Fund, which is funded by contributions from interexchange carriers, local exchange carriers, wireless carriers and VoIP providers will make payments to the combined company on a monthly basis based upon its local loop cost as compared to the national average cost per local loop. If the national average cost per loop increases and the combined company’s operating costs and average cost per loop remain constant or decrease, the payments it receives from the Universal Service Fund will decline. Conversely, if the national average cost per loop decreases and the combined company’s operating costs and average cost per loop remain constant or increase, the payments it receives from the Universal Service Fund will increase. The combined company will also receive interstate access support, interstate common line support, and local switching support. The combined company non-rural operations in Maine and Vermont will receive universal service support pursuant to a nationwide proxy cost model.

Long Distance Services

The combined company will offer switched and dedicated long distance services throughout its service areas through resale agreements with interexchange carriers. In addition, through its wholly owned subsidiary FairPoint Carrier Services, Inc., the combined company will continue to offer wholesale long distance services to communications providers that are not affiliated with the combined company.

Data and Internet Services

The combined company will offer Internet access in different areas via fiber-to-the-premises, DS3, Gigabit ethernet, DSL technology, dedicated T-1 connections, Internet dial-up, high speed cable modem or wireless broadband. Customers can utilize this access in combination with customer owned equipment and software to gain access to or establish a presence on the web. In addition, the combined company will offer enhanced Internet services, which include obtaining Internet protocol addresses, basic web site design and hosting, domain name services, content feeds and web-based e-mail services. The combined company’s data services will include access to 24-hour, seven-day customer support.

Other Services

The combined company will seek to capitalize on its local exchange carriers’ local presence and network infrastructure by offering enhanced services to customers, as well as billing and collection services for interexchange carriers.

Enhanced Services.  The combined company’s advanced digital switch and voicemail platforms will allow it to offer enhanced services such as call waiting, call forwarding and transferring, three-way calling, automatic callback, call hold, caller name and number identification, voice mail, teleconferencing, video conferencing, store-and-forward fax, follow-me numbers, Centrex services and direct inward dial.

Billing and Collection.  Many interexchange carriers will provide long distance services to the combined company’s rural local exchange carrier customers and may elect to use the combined company’s billing and collection services. The combined company’s local exchange carriers will charge interexchange carriers a billing and collection fee for each call record generated by the interexchange carrier’s customer.

Video Services.  The combined company will offer video services to some of its customers utilizing a number of network distribution methods including IPTV via DSL technology as well as through traditional coaxial cable. The combined company also expects to offer video services in select markets through a strategic partnership with DirecTV. The combined company’s video services offerings will also include enhanced revenue generating services such as premium channels, Pay-Per-View, Video-on Demand and HDTV in select markets.

Directory Services.  Through its local telephone companies, the combined company will publish telephone directories in a majority of those territories currently served by FairPoint. These directories provide white page listings, yellow pages listings and community information listings. The combined company will contract with leading industry providers to assist in the sale of advertising, compilation of information, as well as the production, publication and distribution of these directories.

Service Areas

Following the merger, the combined company will serve approximately 36 homes per square mile. Based on the number of access lines operated by FairPoint and the Northern New England business as of December 31, 2007, approximately 69% of the combined company’s access lines will be residential and 31% business.

The following chart identifies the number of access line equivalents in the states in which FairPoint and the Northern New England business operated as of December 31, 2007.

		Northern New		Percentage
	FairPoint	England	Company	of Company
	Access Line	Business Access	Access Line	Access Line
State	Equivalents	Line Equivalents	Equivalents	Equivalents

Maine	65,947	601,467	667,414	35.0%
New Hampshire	467	650,267	650,734	34.1
Vermont	8,025	349,237	357,262	18.7
Florida	54,919	—	54,919	2.9
New York	51,652	—	51,652	2.7
Washington	46,788	—	46,788	2.5
Ohio	14,928	—	14,928	0.8
Missouri	14,783	—	14,783	0.8
Virginia	8,538	—	8,538	0.4
Kansas	7,287	—	7,287	0.4
Illinois	7,256	—	7,256	0.4
Idaho	6,884	—	6,884	0.4
Pennsylvania	6,515	—	6,515	0.3
Oklahoma	4,289	—	4,289	0.2
Colorado	3,899	—	3,899	0.2
Other States(1)	3,600	—	3,600	0.2

Total:	305,777	1,600,971	1,906,748	100.0%

(1)	Includes Massachusetts, Georgia and Alabama.

Sales and Marketing

FairPoint’s marketing approach emphasizes, as will the approach of the combined company, customer and community oriented sales, marketing and service. This approach emphasizes a focus on the community as well as the more traditional focus on the individual customer. FairPoint plans for the combined company to invest a significant amount of money in infrastructure improvements and enhancements each year, recognizing that the prosperity of the communities it serves will affect its opportunities to grow the business. The combined company will therefore be a partner in the economic development of the communities it serves. The combined company’s marketing organization will include field-marketing specialists who will provide feedback to and from the local communities and participate in various community-based organizations. They will also seek to understand the application needs of the communities and the customers which will assist the company in its technology selection and prioritizing its infrastructure expenditures. The combined company will adopt FairPoint’s policy of creating, maintaining and enhancing a strong identity and reputation within each of the markets it serves and continue certain of Verizon’s community-oriented practices which FairPoint believes will create a significant competitive advantage.

The combined company will supplement Verizon’s current indirect sales channels with additional sales channels, including direct agents, resellers and value-added resellers, with additional direct sales in order to meet the needs of businesses of all sizes and governmental customers. The combined company will seek to differentiate itself from its competitors by providing an attractive range of services and a superior level of service to each of its customers supported by local sales and service representatives, technicians and supervisory personnel. The combined company will also offer competitively priced bundled services to further enhance its market position.

The combined company will utilize call centers within the New England region which will enable the combined company to answer customer calls efficiently with a trained and well-managed staff. The combined company will maintain local reporting locations for its field and switching technicians and supervisory personnel. FairPoint encourages its employees to participate actively in local village, school, and community boards and believes that a strong local presence and participation will help differentiate the combined company from alternate service providers and improve customer satisfaction and loyalty. FairPoint also provides financial support to numerous civic related organizations and events in the communities it serves through sponsorships and donations, which the combined company will continue to do following the merger.

Following the merger, the combined company will have approximately 900 employees engaged in sales, marketing and customer service.

Information Technology and Support Systems

The combined company’s approach to billing, operational support, human resources, financial and other systems will focus on implementing commercial best-of-class applications replacing the current staff-intensive, primarily proprietary systems that have evolved over time. The approach is also predicated on consistent communication and coordination throughout the entire organization. The combined company’s objective is to improve profitability by reducing costs through the sharing of best practices across operations, centralization or standardization of functions and processes, and deployment of technologies and systems that provide for greater efficiencies and profitability.

Network Architecture and Technology

In order to ensure a seamless transition, FairPoint began the integration process over two years ago. FairPoint hired consultants to facilitate and execute the integration in 2006, prior to signing the merger agreement, and has evaluated both prior FairPoint acquisitions and integrations by other rural local exchange carriers to identify best practices. FairPoint and Verizon structured the transition services agreement to provide incentives to both parties to migrate off of Verizon systems as soon as practicable. The aggregate fees expected to be payable by the combined company under the transition services agreement for the six-month period following the merger will be approximately $132.9 million. However, if the combined company requires twelve or eighteen months of transition services following the merger, the aggregate fees expected to be payable will be approximately $226.9 million or $336.2 million, respectively. FairPoint has already achieved significant progress towards ensuring that all systems will be operational, compatible, and managed by trained employees before the cutover. FairPoint believes that almost all system functionality and systems integration, which is required to operate the business, has been developed as of the date of this information statement/prospectus. This will allow the combined company to dedicate several months towards testing, training and deployment planning. FairPoint has identified and documented over 15,000 test cases which will be used to validate the operational readiness of its systems. FairPoint has deployed a development plan that has allowed it to build out and test its systems in an incremental fashion. This strategy has allowed FairPoint to reduce systems deployment risks by allowing it to build a strong core of systems and adding functionality in a controlled manner. To date, FairPoint’s program has achieved pass rates of 90% or better on executed test cases.

Another integral process within FairPoint’s program is to have the ability to extract customer data from Verizon’s systems and to load this data into the combined company’s systems. FairPoint has received its first of two test data extracts from Verizon. FairPoint has used this data to build and validate its conversion scripts. FairPoint is presently on track with this effort and has experienced pass rates that are in line with the combined company’s system testing exercises. FairPoint is prepared to receive the second test data extract. FairPoint will utilize the next round of testing to validate and improve on the efficiency of the conversion process.

FairPoint actively maintains and is currently enhancing its technologically advanced network. FairPoint is currently building a high capacity overlay data network in the markets historically served by the Northern New England business. The new network will extend to a large segment of new customers not currently served by the Northern New England business in its markets. The network build-out will cover over 80% of the service areas historically served by the Northern New England business by year end 2010. Benefits of the network build-out include reduced future maintenance capital expenditures, a more efficient use of available bandwidth, and an enhanced ability to add additional capacity in a short time frame. Operating costs will also be reduced by decreasing the number of network elements required to transport data across the network. Additionally, the network build-out will offer enhanced revenue opportunities due to the new network’s ability to support additional products and services, including advanced business applications. Furthermore, the network build-out will allow the combined company the flexibility to deploy Internet Protocol Television in the future. This new technology is expected to allow the combined company to reduce capital cost by the use of standards based IP/Ethernet chipsets.

The combined company’s rural and small urban local exchange carrier networks will consist of central office hosts and remote sites, equipped with advanced digital switches (primarily manufactured by Lucent, Nortel and Siemens). The outside plant will consist of transport and distribution delivery networks connecting the combined company’s host central office with remote central offices and ultimately with its customers. The combined company will own fiber optic cable, which has been deployed in its network and is the primary transport technology between the combined company’s host and remote central offices and interconnection points with other incumbent carriers.

The combined company’s fiber optic transport system will be capable of supporting increasing customer demand for high bandwidth transport services. This system supports advanced services including Asynchronous Transfer Mode, Frame Relay and Internet Protocol Transport, facilitating delivery of advanced services as demand warrants.

DSL will be deployed to provide significant broadband capacity to the combined company’s rural local and small urban exchange carrier markets. As of December 31, 2007, FairPoint had deployed this technology in 152 of its 153 exchanges. Approximately 99% of FairPoint’s exchanges are capable of providing broadband services through cable modem, wireless broadband or DSL technology and approximately 88% of FairPoint’s customers are DSL addressable. Approximately 64% of the access lines in the markets served by the Northern New England business are qualified for DSL.

Rapid and significant changes in technology are expected in the communications industry. The combined company’s future success will depend, in part, on its ability to anticipate and adapt to technological changes. FairPoint believes that its network architecture will enable the combined company to respond to these technological changes efficiently.

Competition

FairPoint believes that the 1996 Act and other actions taken by the FCC and state regulatory authorities will promote competition in the provision of communications services. While many of the competitive challenges now confronting larger regulated telephone companies are limited in the rural local exchanges FairPoint currently serves, these challenges are more prevalent in the small urban areas the combined company will also serve following the merger. FairPoint’s incumbent rural local exchange carriers historically have experienced limited wireline competition in their service areas. This is primarily due to the demographic characteristics of rural communities which generally will not support the high cost of operations and significant capital investment required for new wireline entrants to offer competitive services. The small urban areas in the states served by the Northern New England business already have robust wireline competition from numerous competitive providers.

Wireless Competition

In most of its service areas, FairPoint faces competition from wireless technology and, as technology and economies of scale improve, competition from wireless carriers may increase. In addition, the FCC’s requirement that telephone companies offer wireline-to-wireless number portability may increase the competition FairPoint or the combined company will face from wireless carriers. The Northern New England business service areas represent both rural and small urban service areas and tend to have better wireless coverage compared to FairPoint’s predominantly rural service areas. Wireless competition is more robust in these service areas.

Wireline Competition

FairPoint also faces competition from new market entrants that provide close substitutes for the traditional telephone services it provides, such as cable television providers and competitive local exchange carriers. Competitive local exchange carriers either maintain their own facilities or lease services at wholesale rates while cable television companies are entering the communications market by upgrading their networks with fiber optics and installing facilities to provide broadband, voice, video and data communications. Electric utilities could become a competitive threat since they have existing assets and access to low cost capital that could allow them to enter a service area rapidly and accelerate network development.

Cable

Cable companies are competing with FairPoint and the Northern New England business and will compete with the combined company on two fronts: high speed data and voice. Cable high speed data services are generally priced competitively and promote speeds generally higher than many wireline companies offer. FairPoint estimates that as of December 31, 2007, a majority of the customers that the combined company will serve had access to a cable modem offering. The second area of competition is local and long distance voice services. In addition, the FCC’s requirement that telephone companies offer wireline-to-wireline number portability may increase the competition the combined company faces from cable companies.

Voice Over Internet Protocol Competition

VoIP service is increasingly being embraced by all industry participants. VoIP service involves the routing of voice calls over the public Internet or private IP networks, through packets of data instead of transmitting the calls over the existing public switched telephone network. This routing mechanism may give VoIP service providers a cost advantage, and enable them to offer services to end users at a lower price. While current VoIP applications typically complete calls using incumbent local exchange carrier infrastructure and networks, as VoIP services obtain acceptance and market penetration and technology advances further, a greater number of calls may be placed without utilizing the public switched telephone network. The proliferation of VoIP, particularly to the extent these calls do not utilize the combined company’s local exchange carriers’ networks or are accorded different regulatory treatment, may result in an erosion of the combined company’s customer base and loss of local, long distance and network access revenues.

Internet Competition

Internet services are also highly competitive, and FairPoint expects that competition will continue to intensify. Internet services, meaning both Internet access (wired and wireless) and on-line content services, are provided primarily by Internet service providers, satellite-based companies, long distance carriers and cable television companies. Many of these companies provide direct access to the Internet and a variety of supporting services to businesses and individuals. In addition, many of these companies, such as Microsoft and Yahoo!, offer on-line content services consisting of access to closed, proprietary information networks. Electric utility companies, utilizing Broadband over Power Lines technology could offer an additional threat in this area as they look to leverage their embedded assets to enter new lines of business. Cable television operators, among others, are aggressively entering the Internet access business. Satellite companies are offering broadband access to the Internet from desktop personal computers. Many of these competitors have substantially greater financial, technological, marketing, personnel, name-brand recognition and other resources than those available to the combined company.

Long Distance Competition

Competition for long distance communications services is robust. Competition in the long distance business is based primarily on price, although service bundling, branding, customer service, billing service and quality play a role in customers’ choices.

Other Competition

Wireline, wireless, cable and utility companies could form, and in some cases are in the process of forming, strategic alliances to offer bundled services in FairPoint’s service areas. The combined company may face increased competition from bundled service providers in the future.

Employees

Had the merger been completed on December 31, 2007, FairPoint estimates that the combined company would have had approximately 3,800 employees, of whom approximately 2,500 would have been represented by a union. Of the combined company’s total employees, 262 would have been employed at the combined company’s corporate offices.

Properties

FairPoint currently owns or leases from third parties, and the Northern New England business, immediately prior to the spin-off, will own or lease from third parties, all of the properties material to their respective businesses. The headquarters of the combined company will be located in Charlotte, North Carolina in a leased facility that currently serves as the headquarters of FairPoint. FairPoint believes that the combined company’s properties will be suitable and adequate for the business conducted therein, will be appropriately used consistent with FairPoint’s and the Northern New England business’s past practices and will have sufficient capacity for their intended purposes.

Intellectual Property

FairPoint believes the combined company will have the trademarks, trade names and licenses that are necessary for the operation of its business. FairPoint does not consider these trademarks, trade names or licenses to be material to the operation of the combined company’s business.

Legal Proceedings

From time to time, FairPoint and the Northern New England business are involved, and the combined company may be involved, in litigation and regulatory proceedings arising out of their respective operations. See “— Regulatory Environment,” Note 20 to the audited consolidated financial statements of FairPoint and Note 12 to the audited combined financial statements of the Northern New England business, in each case included elsewhere in this information statement/prospectus. FairPoint believes that if the merger had occurred as of the date of this information statement/prospectus, the combined company would not be a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, would have a material adverse effect on the combined company’s financial position or results of operations.

Regulatory Environment

The following summary does not describe all present and proposed federal, state and local legislation and regulations affecting the communications industry. Some legislation and regulations are or could in the future be the subject of judicial proceedings, legislative hearings and administrative proposals which could change the manner in which this industry operates. Neither the outcome of any of these developments, nor their potential impact on the combined company, can be predicted at this time. Regulation can change rapidly in the communications industry, and such changes may have an adverse effect on the combined company in the future. See “Risk Factors — Risks Relating to the Combined Company’s Regulatory Environment — The combined company will be subject to significant regulations that could change in a manner adverse to the combined company.”

The merger of FairPoint and Spinco will affect the regulatory operations and risks of FairPoint in several specific ways:

•	The closing of the merger is subject to compliance with certain state regulatory approvals and conditions set forth therein.

•	FairPoint and the Northern New England business have previously operated under different regulatory regimes in the federal jurisdiction for the treatment of interstate access revenues. All of the pre-merger regulated interstate services of FairPoint have been regulated under a rate-of-return model, while all of the rate-regulated interstate services provided by the Northern New England business have been regulated under a price cap model. FairPoint has obtained permission to continue to operate under these regimes until the FCC completes its general review of whether to modify or eliminate the all-or-nothing rule. Without this permission, the all-or-nothing rule would require that all of the combined company’s regulated operations be operated under the price cap model for federal regulatory purposes.

•	FairPoint and the Northern New England business have previously operated under different statutory classifications that affect their obligations to interconnect with competing carriers and, under current FCC rules, also impact the computation of federal universal service funds. All of FairPoint’s current incumbent local exchange carrier operations are defined as “rural telephone companies” under Section 3(37) of the Communications Act, while the current operations of the Northern New England business are non-rural telephone companies. The FCC has determined that the combined company will be a Bell Operating Company with respect to the Northern New England business as historically operated by Verizon and will both succeed to Verizon’s obligations and be entitled to regulatory relief granted to Verizon New England prior to the closing date that pertains to the Northern New England business as historically operated by Verizon.

The combined company’s operations will be subject to extensive federal, state and local regulation. At the federal level, the FCC generally exercises jurisdiction over facilities and services of communications common carriers, such as the combined company, to the extent those facilities are used to provide, originate, or terminate interstate or international communications. State regulatory commissions generally exercise jurisdiction over common carriers’ facilities and services to the extent those facilities are used to provide, originate or terminate intrastate communications. In addition, pursuant to the 1996 Act, state and federal regulators share responsibility for implementing and enforcing the domestic pro-competitive policies introduced by that legislation. In particular, state regulatory agencies exercise substantial oversight over the provision by incumbent telephone companies of interconnection and non-discriminatory network access to competitive communications providers.

Federal Regulation

The combined company will be required to comply with the Communications Act, which requires, among other things, that communications carriers offer telecommunications services at just and reasonable rates and on terms and conditions that are not unreasonably discriminatory. The combined company will also be required to comply with the 1996 Act, which amended the Communications Act by adding provisions intended to promote competition in the provision of local service, and to lead to deregulation as markets become more competitive.

Under these statutory provisions as well as the FCC’s rules, the regulation of the operations historically conducted by the Northern New England business, referred to as the combined company’s non-rural operations — which will comprise the vast majority of the combined company’s lines nationwide — differs in certain respects from that applicable to FairPoint’s traditional, rural local exchange operations, referred to as the combined company’s rural operations.

Interstate Access Charges

The combined company’s local exchange subsidiaries will receive compensation from long-distance telecommunications providers for the use of their network to originate and terminate interstate inter-exchange traffic. With respect to interstate traffic, the FCC regulates the prices the combined company may charge for this purpose, referred to as access charges, as a combination of flat monthly charges paid by end-users and usage-sensitive charges paid by long-distance carriers, and recurring monthly charges for use of dedicated facilities by long distance carriers. The amount of access charge revenue that the combined company will receive is subject to change.

As they have been operated by the Northern New England business, the combined company’s non-rural operations will be subject to price cap regulation of access charges. Under price cap regulation, limits are imposed on a company’s interstate rates without regard to its costs or revenue requirements. These limits are adjusted annually based on FCC-specified formulae, such as for inflation, as well as through occasional regulatory proceedings, but will generally give the combined company flexibility to adjust its rates within these limits. In contrast, the combined company’s rural operations will be subject to interstate rate of return regulation, permitting it to set rates for those operations based upon its allowed costs and projected revenue requirement, including an authorized rate of return of 11.25%. In an order dated January 25, 2008, the FCC granted FairPoint’s request for a waiver of the “all or nothing” rule, which will allow the combined company’s non-rural and rural operations to continue to operate under these respective regimes until the FCC completes its general review of whether to modify or eliminate the all or nothing rule.

The FCC has made various reforms to the existing rate structure for access charges, which, combined with the development of competition, have generally caused the aggregate amount of access charges paid by long-distance carriers to decrease over time. Other reform proposals are now pending. The FCC has not yet announced whether it will take any action with respect to its comprehensive reform proposal for intercarrier compensation which seeks, among other things, to unify state and interstate intercarrier charges in certain circumstances, provide a mechanism to replace intercarrier revenues lost through rate unification, and resolve a number of outstanding disputes among carriers regarding interconnection and compensation obligations. The FCC has also sought comment on whether access charges should apply to VoIP or other Internet protocol-based service providers. FairPoint cannot predict what changes, if any, the FCC may eventually adopt and the effect that any of these changes may have on its or the combined company’s business.

Universal Service Support

Current FCC rules provide different methodologies for the determination of universal service payments to rural and non-rural telephone companies. In general, the rules provide high-cost support to rural telephone companies where the company’s actual costs exceed a nationwide benchmark level. High-cost support for non-rural telephone companies, on the other hand, is determined by a nationwide proxy cost model. Under the current FCC rules, the combined company’s non-rural operating company will receive support under the non-rural model methodology in Maine and Vermont. The FCC’s current rules for support to high-cost areas served by non-rural local telephone companies were remanded by the U.S. Court of Appeals for the Tenth Circuit, which had found that the FCC had not adequately justified these rules. The FCC has initiated a rulemaking proceeding in response to the court’s remand, but its rules remain in effect pending the results of the rulemaking. The FCC is also considering proposals to update the proxy model upon which non-rural high-cost funding is determined, as well as other possible reforms to the support mechanism for non-rural carriers.

The payments that will be received by the combined company’s rural operations from the Universal Service Fund will be intended to support the high cost of its operations in rural markets. Under current FCC regulations, the total Universal Service Fund support available for high-cost loops operated by rural local telephone companies is subject to a cap. The FCC prescribes the “national average cost per loop” each year, to keep the total available funding within the cap. Payments from the Universal Service Fund will fluctuate based upon the combined company’s average cost per loop compared with the national average cost per loop. For example, if the national average cost per loop increases and its operating costs and average cost per loop remain constant or decrease, the payments the combined company will receive from the Universal Service Fund will decline. Based on historical trends, FairPoint believes the total payments from the Universal Service Fund to the combined company’s rural operations likely will continue to decline.

Universal Service Fund disbursements may be distributed only to carriers that are designated as “eligible telecommunications carriers” by a state regulatory commission. All of the combined company’s non-rural and rural local exchange carriers will be designated as eligible telecommunications carriers. However, under current regulations, competitors can obtain the same per-line support payments as the combined company will, if a state regulatory commission determines that granting such support is in the public interest.

The FCC currently is considering revisions to the distribution mechanisms for Universal Service Fund high-cost support. The proposals under consideration include using “reverse auctions” to determine recipients of rural high-cost support and creating separate funds for wireless, broadband, and “carriers of last resort,” which might be the incumbent local exchange carrier. These and other proposed rule changes could reduce the combined company’s support in the future, reduce the support available to the combined company’s competitors, or provide for new support, such as for broadband services. FairPoint cannot predict what course the FCC will take on universal service distribution reform, but it is possible that the remedy selected by the FCC could materially affect the amount of universal service funding the combined company will receive. If the combined company’s rural local exchange carriers were unable to receive Universal Service Fund payments, or if those payments were reduced, many of its rural local exchange carriers would be unable to operate as profitably as they have historically, in the absence of the combined company’s implementation of increases in charges for other services. Moreover, if the combined company raises prices for services to offset loss of Universal Service Fund payments, the increased pricing of its services may disadvantage the combined company competitively in the marketplace, resulting in additional potential revenue loss.

The combined company will receive additional support under the FCC’s rules in the forms of Interstate Access Support and Interstate Common Line Support. The combined company will receive Interstate Access Support in all three of its price cap study areas (Maine, New Hampshire, and Vermont). The combined company will also continue to receive Interstate Common Line Support in its rate-of-return study areas. These forms of support replace revenues previously collected through interstate access charges. The combined company will have no assurance that these support programs will remain unchanged if the FCC revises its rules governing universal service and inter-carrier compensation.

Universal Service Contributions

Federal universal service programs are currently funded through a surcharge on interstate and international end-user telecommunications revenues. Declining long-distance revenues, the popularity of service bundles that include local and long-distance services, and the growth in the size of the fund, due primarily to increased funding to competitive eligible telecommunications carriers, all prompted the FCC to consider alternative means for collecting this funding. As an interim step, the FCC has ordered that providers of certain VoIP services must contribute to federal universal service funding. The FCC also increased the percentage of revenues subject to federal universal service contribution obligations that wireless providers may use as their presumptive interstate revenues percentage. The FCC is considering other revisions to the contribution methodology for funding universal service. One alternative under active consideration would be to impose surcharges on telephone numbers or network connections instead of carrier revenues. Any further change in the current assessment mechanism could result in a change in the total contribution that local telephone companies, wireless carriers, or others must make and that would be collected from customers. FairPoint cannot predict whether the FCC or Congress will require modification to any of the universal service contribution rules, or the ultimate impact that any such modification might have on the combined company.

Local Service Competition

The 1996 Act provides, in general, for the removal of barriers to market entry in order to promote competition in the provision of local telecommunications services. As a result, competition in the combined company’s local exchange service areas will continue to increase from competitive local exchange carriers, wireless providers, cable companies, Internet service providers, electric companies, and other providers of network services. Many of these competitors have a significant market presence and brand recognition, which could lead to more competition and a greater challenge to the combined company’s future revenue growth.

Under the 1996 Act, all local exchange carriers, including both incumbents and new competitive carriers, are required to: (i) allow others to resell their services; (ii) ensure that customers can keep their telephone numbers when changing carriers, referred to as local number portability; (iii) ensure that competitors’ customers can use the same number of digits when dialing, and receive nondiscriminatory access to telephone numbers, operator service, directory assistance and directory listing; (iv) ensure competitive access to telephone poles, ducts, conduits and rights of way; and (v) compensate competitors for the cost of completing calls to competitors’ customers from the other carrier’s customers.

In addition to these obligations, incumbent local exchange carriers, such as the combined company’s telephone operating subsidiaries will be, are required to: (i) interconnect their facilities and equipment with any requesting telecommunications carrier at any technically feasible point; (ii) unbundle and provide nondiscriminatory access to network elements, referred to as unbundled network elements, or UNEs, such as local loops and transport facilities, at regulated rates and on nondiscriminatory terms and conditions, to competing carriers that would be “impaired” without them; (iii) offer their retail services for resale at wholesale rates; (iv) provide reasonable notice of changes in the information necessary for transmission and routing of services over the incumbent local exchange carrier’s facilities or in the information necessary for interoperability; and (v) provide, at rates, terms and conditions that are just, reasonable and nondiscriminatory, for the physical co-location of equipment necessary for interconnection or access to UNEs at the premises of the incumbent local exchange carrier. Competitors are required to compensate the incumbent local exchange carrier for the cost of providing these services.

The combined company’s non-rural operations will be subject to all of the above requirements. In addition, as a Bell Operating Company, the combined company’s non-rural operations will be subject to additional unbundling obligations that apply only to the Bell Operating Companies. In contrast to the unbundling obligations that apply generally to incumbent local exchange carriers, these Bell Operating Company-specific requirements mandate access to certain facilities (such as certain types of local loops and inter-office transport, and local circuit switching) even where other carriers would not be “impaired” without them.

The combined company’s rural operations will be exempt from the additional incumbent telephone company requirements until the applicable rural telephone company receives a bona fide request for these additional services and the applicable state authority determines that the request is not unduly economically burdensome, is technically feasible, and is consistent with the universal service objectives set forth in the 1996 Act. This exemption will be effective for all of the combined company’s rural incumbent local telephone operations, except in Florida where the legislature has determined that all incumbent local exchange carriers are required to provide the additional services as prescribed in the 1996 Act. If a request for any of these additional services is filed by a potential competitor with respect to one of the combined company’s other rural operating territories, the combined company will likely ask the relevant state regulatory commission to retain the exemption. If a state regulatory commission rescinds an exemption in whole or in part and does not allow the combined company adequate compensation for the costs of providing the interconnection, its costs could increase significantly; the combined company could face new competitors in that state; and it could suffer a significant loss of customers and incur a material adverse effect on its results of operations and financial condition. In addition, the combined company could incur additional administrative and regulatory expenses as a result of the interconnection requirements. Any of these could result in a material adverse effect on the combined company’s results of operations and financial condition.

Under the 1996 Act, rural local exchange carriers may request from state regulatory commissions suspension or modification of any or all of the requirements described above. A state regulatory commission may grant such a request if it determines that doing so is consistent with the public interest and is necessary to avoid a significant adverse economic impact on communications users, and where imposing the requirement would be technically infeasible or unduly economically burdensome. If a state regulatory commission denies all or a portion of a request made by one of the combined company’s rural local exchange carriers, or does not allow the combined company adequate compensation for the costs of providing interconnection, its costs could increase and its revenues could decline. In addition, with such a denial, competitors could enjoy benefits that would make their services more attractive than if they did not receive interconnection rights. With the exception of certain requests by FairPoint to modify the May 24, 2004 implementation date for local number portability in certain states, FairPoint has not encountered a need to file any requests for suspension or modification of the interconnection requirements.

Long-Distance Operations

The FCC has required that independent incumbent local exchange carriers that provide interstate long-distance services originating from their local exchange service territories must do so in accordance with “non-structural separation” rules. These rules have required that the combined company’s long-distance affiliates (i) maintain separate books of account, (ii) not own transmission or switching facilities jointly with the local exchange affiliate, and (iii) acquire any services from their affiliated local exchange telephone company at tariffed rates, terms, and conditions. The Bell Operating Companies have been subject to additional requirements to separate their long-distance operations from their local exchange operations in the regions where they operate as Bell Operating Companies. In addition, the combined company’s local exchange carriers have been obligated under the FCC’s “equal access” scripting requirement to read new customers a list of all available long-distance carriers presented in random order. Not all of the combined company’s competitors must comply with these requirements. Therefore, these requirements may put the combined company at a competitive disadvantage in the interstate long-distance market. The FCC recently ruled that the Bell Operating Companies need no longer comply with these rules for their long-distance services in order to avoid classification as a dominant carrier, and that their independent incumbent local exchange carrier affiliates need no longer comply with the separation rules for their long-distance services, provided that they comply with certain existing and additional safeguards, such as providing special access performance metrics, offering low-volume calling plans, and making available certain monthly usage information on customers’ bills. The FCC also has ruled that the Bell Operating Companies and their independent incumbent local exchange carrier affiliates are no longer required to comply with the equal access scripting requirement. In approving the transfer of authorizations, the FCC stated that the combined company would be entitled to this same relief.

Other Obligations Under Federal Law

The combined company will be subject to a number of other statutory and regulatory obligations at the federal level. For example, the Communications Assistance for Law Enforcement Act, or CALEA, requires telecommunications carriers to modify equipment, facilities and services to allow for authorized electronic surveillance based on either industry or FCC standards. Under CALEA and other federal laws, the combined company may be required to provide law enforcement officials with call records, content or call identifying information, pursuant to an appropriate warrant.

The FCC limits how carriers may use or disclose customer proprietary network information, referred to as CPNI, and specifies what carriers must do to safeguard CPNI provided to third parties. The U.S. Congress has enacted, and state legislatures are considering, legislation to criminalize the sale of call detail records and to further restrict the manner in which carriers make such information available. The FCC has recently amended its rules to address these practices, and such rule changes could result in additional costs to the combined company, including administrative or operational burdens on its customer care, sales, marketing and information technology systems.

In addition, if the combined company seeks in the future to acquire companies that hold FCC authorizations, in most instances it will be required to seek approval from the FCC prior to completing those acquisitions. The FCC has broad authority to condition, modify, cancel, terminate or revoke operating authority for failure to comply with applicable federal laws or rules, regulations and policies of the FCC. Fines or other penalties also may be imposed for such violations. The interstate common carrier services that the combined company will provide will also be subject to nondiscrimination requirements and requirements that rates be just and reasonable.

Broadband and Internet Regulation

The FCC has adopted a series of orders that recognize the competitive nature of broadband and Internet-based services, and impose lesser regulatory requirements on broadband services and facilities than apply to narrowband operations.

With respect to the combined company’s local network facilities, the FCC has determined that certain unbundling requirements that apply to narrowband facilities do not apply to broadband facilities such as fiber-to-the-premises loops and packet switches. The FCC recently has ruled that broadband Internet access services offered by telephone companies (using DSL technology), cable operators, electric utilities and wireless providers qualify as largely deregulated information services. Telephone companies or their affiliates may offer the underlying broadband transmission services that are used as an input to Internet access services through private carriage arrangements on negotiated commercial terms. The FCC order also allows rate-of-return carriers the option to continue providing DSL service as a common carrier (status quo) offering.

In addition, a Verizon petition asking the FCC to forbear from applying common carrier regulation to certain broadband services sold primarily to larger business customers when those services are not used for Internet access was deemed granted by operation of law on March 19, 2006 when the FCC did not deny the petition by the statutory deadline. The U.S. Court of Appeals for the District of Columbia Circuit has rejected a challenge to that outcome.

The FCC has imposed particular regulatory obligations on broadband services. It has concluded that interconnected VoIP providers and broadband Internet access providers must comply with CALEA. The FCC has also required interconnected VoIP providers to provide enhanced 911 emergency calling capabilities, to comply with certain disability access requirements, to comply with the FCC’s rules protecting CPNI, and to provide local number portability. Recently there have also been discussions among policymakers concerning “net neutrality,” or the potential requirement for non-discriminatory treatment of traffic over broadband networks. The FCC has sought comment on industry practices in connection with this issue. However, FairPoint cannot predict what impact, if any, this may have on the combined company’s business. Finally, the FCC has preempted some state regulation of VoIP.

Because the combined company’s non-rural operations will be classified as a Bell Operating Company, they will be subject to additional requirements in connection with the combined company’s provision of enhanced services. Specifically, the combined company’s non-rural operations generally must provide enhanced services consistent with the FCC’s so-called Computer Inquiry rules, which require each Bell Operating Company to ensure that unaffiliated enhanced service providers have nondiscriminatory access to the telecommunications transmission capability underlying any enhanced services provided by the Bell Operating Company, except for where the FCC specifically has provided relief from some or all of these requirements.

Additional rules and regulations may be extended to the Internet. A variety of proposals are under consideration in both federal and state legislative and regulatory bodies. FairPoint cannot predict whether the outcome of pending or future proceedings will prove beneficial or detrimental to the combined company’s competitive position.

State Regulation

The local service rates and intrastate access charges of substantially all of the combined company’s telephone subsidiaries will be regulated by state regulatory commissions which typically have the power to grant and revoke franchises authorizing companies to provide communications services. In some states, the combined company’s intrastate long-distance rates also will be subject to state regulation. States typically regulate local service quality, billing practices and other aspects of the combined company’s business as well.

Most state commissions have traditionally regulated local exchange carrier pricing through cost-based “rate-of-return” regulation. In recent years, however, state legislatures and regulatory commissions in most of the states in which the combined company’s telephone companies will operate have either reduced the regulation of local exchange carriers or have announced their intention to do so, and FairPoint expects this trend will continue. Such relief may take the form of mandatory deregulation of particular services or rates; or it may consist of optional AFORs, which may involve price caps or other flexible pricing arrangements. Some of these deregulatory measures are described in greater detail below. FairPoint believes that some AFOR plans allow the combined company to offer new and competitive services faster than under the traditional regulatory regimes.

The following summary addresses significant regulatory actions by regulatory agencies in Maine, New Hampshire and Vermont that have affected or are expected to affect the Northern New England business:

Regulatory Conditions to the Merger.  The parties have received the orders, dated February 1, 2008, February 15, 2008 and February 25, 2008, of applicable state regulatory authorities in Maine, Vermont and New Hampshire, respectively, in each case approving the transactions, subject to certain conditions.

The orders issued by the state regulatory authorities in Maine, New Hampshire and Vermont provide for, among other things:

•	a 35% reduction in the rate of dividends to be paid by the combined company following the merger (as compared to the dividend rate paid by FairPoint since its initial public offering in 2005), which could be effective for up to ten years following the merger unless the combined company meets certain financial conditions set forth in the orders, and the combined company’s repayment of debt related to the merger until the terminations of conditions date with funds that would otherwise be available to pay dividends;

•	restrictions on the combined company’s ability to pay dividends beginning with the third full fiscal quarter following the closing of the merger if the combined company is unable to satisfy specified financial ratio tests set forth in the orders;

•	a requirement that the combined company limit the cumulative amount of the dividend to not more than the cumulative adjusted free cash flow generated by the combined company after the closing of the merger;

•	a requirement that if on December 31, 2011, the combined company’s ratio of total indebtedness to adjusted EBITDA is 3.6 or higher, then the combined company will reduce its debt by $150 million by December 31, 2012, and if its debt is not reduced by $150 million by December 31, 2012, then the combined company will suspend the payment of dividends until the debt under the new credit facility is refinanced;

•	the required capital contribution of approximately $316 million by the Verizon Group;

•	requirements that the combined company make (a) average capital expenditures in Maine of $48 million, $48 million and $47 million, respectively, in the first three years following the closing, (b) average capital expenditures in New Hampshire of $52 million in each of the first three years following the closing and $49 million in each of the fourth and fifth years following the closing, (c) $50 million in additional capital expenditures in New Hampshire on other network improvement expenditures approved by the New Hampshire Public Utilities Commission using an equivalent portion of the required capital contribution provided by the Verizon Group, and (d) capital expenditures in Vermont of $41 million for the first year and averaging $40 million per year for the first two years and $40 million per year for the first three years following the closing;

•	a requirement that the combined company remove double poles in Vermont, make service quality improvements and address certain broadband buildout commitments under a performance enhancement plan in Vermont; and in the case of double pole removal and service quality improvements under the performance enhancement plan using $6.7 million and $25 million, respectively, provided by the Verizon Group as part of the required capital contribution;

•	a requirement that the combined company pay annually the greater of $45 million or 90% of its annual free cash flow (defined as the cash flow remaining after all operating expenses, interest payments, tax payments, capital expenditures, dividends and other routine cash expenditures have occurred) to reduce the principal amount of the term loan portion of the combined company’s new credit facility;

•	requirements that the combined company expand substantially the availability of broadband service (such as DSL) to specified levels in each of Maine, New Hampshire and Vermont; and

•	a requirement that the Verizon Group pay $15 million to the combined company for each of the first and second years after closing if in either such year the combined company’s line losses in New Hampshire are greater than 10%.

The terms of the orders also prohibit the combined company from consummating any acquisition with a transaction value in excess of $100 million during a period of one year following the completion of the cutover from the systems that will be provided by the Verizon Group during the period of the transition services agreement to the combined company’s systems, and for a period of up to three years following the closing of the merger if certain financial tests are not met. The order issued by the New Hampshire Public Utilities Commission, referred to as the NHPUC, also prohibits the combined company from consummating any acquisition until it meets specified service quality benchmarks.

FairPoint has agreed to the appointment of an independent third-party monitor for the cutover process contemplated by the transition services agreement. The monitor will consult with representatives of the Department of Public Service in Vermont, the Maine Public Utilities Commission and the New Hampshire Public Utilities Commission. The monitor will evaluate and approve the combined company’s testing and cutover readiness process to evaluate the readiness of the combined company to support operations of the combined company after the cutover from the systems that will be provided by the Verizon Group during the period of the transition services agreement.

Prior to the closing of the transactions, Verizon, Spinco and FairPoint will amend the transaction documents as necessary to reflect the terms of the final orders of state regulatory authorities. In particular, the Verizon Group will be required to provide at or before closing a contribution to Spinco that would increase Spinco’s working capital in the amount of approximately $316 million. This contribution would be in addition to the amount specified for working capital in the Distribution Agreement between Verizon and Spinco, and Spinco will not be entitled to receive credit for amounts up to $12 million that Verizon spent in expanding its DSL network in Maine in excess of the $1.9 million previously anticipated for that purpose (which amounts would otherwise have been offset against Spinco’s required working capital at closing of the merger.)

Maine — Retail Regulation.  The Northern New England business in Maine currently operates under an AFOR implemented by the MPUC. The AFOR provides for the capping of rates for basic local exchange services and allows pricing flexibility for other services, including intrastate long distance, optional services and bundled packages. FairPoint’s existing telephone companies in Maine currently operate under traditional rate of return regulation and have limited forms of pricing flexibility. All telephone companies in Maine are required to establish intrastate access rates which do not exceed their interstate access rates as they existed on January 1, 2003. Certain intrastate wholesale services are also subject to tariffing requirements of the MPUC. The AFOR also includes a service quality indexing, or SQI, requirement for the Northern New England business, which establishes benchmarks for certain performance categories and imposes penalties for the failure to meet the benchmarks. In 2006, the MPUC established temporary service quality benchmarks for measuring service quality improvements by FairPoint’s existing telephone companies, which have been satisfied. In addition to the regulation of rates and service, telephone companies are generally subject to regulation by the MPUC in other areas, including transactions with affiliates, financings and reorganizations. In June 2001, the MPUC ordered the continuation of the AFOR applicable to the Northern New England business’s operations in Maine for a second five-year term. Upon an appeal by the Maine Office of the Public Advocate, the Supreme Judicial Court of Maine remanded the decision to the MPUC. The MPUC’s order on remand was appealed by the Maine Office of the Public Advocate. In January 2005, the Maine Supreme Judicial Court also held that the MPUC did not sufficiently comply with the statutory requirement that it ensure that local rates under an AFOR will not be higher than under traditional rate of return regulation.

In February 2005, the MPUC initiated a proceeding to consider a general earnings review and proposals for alternative regulatory plans. Intervenors in the case, including the Maine Office of the Public Advocate, argued for intrastate rate reductions of approximately $42 million on an annual basis. On May 9, 2007, a Hearing Examiner issued a report recommending that the MPUC find that the annual revenues of the Northern New England business’s Maine operations exceeded its revenue requirement by approximately $32.4 million. The report also recommended that the Northern New England business’s Maine operations continue to be subject to SQI, with the addition of one new performance category, and an increase in the level of potential penalties.

Verizon New England objected to the recommendation. The deadline for filing comments was suspended pursuant to a stipulation between Verizon New England and the Maine Office of the Public Advocate, which was approved by an order of the MPUC dated October 3, 2007. The stipulation provides for the second remand proceeding to be stayed until 90 days after the closing of the merger or the termination of the merger agreement, in order to permit negotiations of a final settlement of the proceeding to the extent the proceeding has not been previously terminated, plus an additional 90 days, unless the negotiations have been terminated during the first 90-day period, provided that the combined period shall not extend beyond July 31, 2008, unless further authorized by the MPUC. The stipulation also provides that Verizon New England will spend $12 million to expand the availability of DSL services in Maine, commencing upon approval of the stipulation, with the funds to be expended by the earlier of the closing of the merger or February 1, 2008. On January 28, 2008, the MPUC approved an extension of the deadline to February 29, 2008. Verizon New England has made the required expenditures.

The MPUC’s order also approves a final settlement, subject to closing of the transactions, of the Maine AFOR proceedings. Under the terms of this order, among other things, the combined company would reduce monthly basic exchange rates effective as of August 1, 2008 by an amount designed to decrease revenues by $1.5 million per month. The new AFOR would cap basic exchange rates in Maine at that level for five years after August 1, 2008.

Maine — Unbundling of Network Elements.  In orders issued in 2004 and 2005, the MPUC ruled that it had the authority under federal law to regulate compliance with certain conditions that the Northern New England business must satisfy to sell long-distance service, and in particular to define the elements that the Northern New England business must provide on a wholesale basis to competitive carriers under Section 271 of the Communications Act. The MPUC ruled that it had the authority to set rates for Section 271 elements and interpreted Section 271 to require the Northern New England business to provide access to elements that the FCC has held are not required to be proved as unbundled network elements under Section 251 of the Communications Act. Verizon New England challenged the ruling in the U.S. District Court of Maine. Following an unfavorable ruling, Verizon New England appealed to the First Circuit Court of Appeals. The First Circuit vacated the District Court’s decision and held that the MPUC has no such authority. The court remanded the matter for further proceedings by the District Court. Once these matters are resolved, the court’s decision is expected to reduce to some extent the wholesale service obligations of the combined company.

New Hampshire.  The combined company’s incumbent local exchange carrier business operations in New Hampshire will be subject to rate of return regulation. The combined company will adopt the contractual and tariffed rates and terms and conditions rates that were in effect for the Northern New England business prior to the merger. No rate proceeding is pending. Within this regulatory structure, the NHPUC has instituted rules and policies to expedite offerings of new services, but the combined company will be subject to regulations, such as tariff filing and cost allocation requirements, that are not applicable to its competitors. In addition to the combined company’s access tariff, it will maintain two New Hampshire wholesale tariffs, one for interconnection, collocation and UNEs and another for services offered to carriers for resale. The order of the NHPUC approving the spin-off and the merger includes conditions generally limiting rates for existing retail, wholesale and DSL services during the three years following the closing of the merger to those in effect as of the closing date of the merger.

The intrastate access tariff applicable to the Northern New England business that the combined company will adopt includes provisions that are the subject of a pending NHPUC proceeding. In response to a complaint by a competitive local exchange carrier, the NHPUC is investigating the application of switched access carrier common line charges under this tariff in circumstances where the Northern New England business did not, and the combined company will not, provide a common line. The investigation addresses both prior charges and the interpretation of the tariff prospectively. Hearings have been held and the matter is awaiting decision by the NHPUC. The outcome of this proceeding and its impact on the combined company’s New Hampshire operations cannot be predicted.

In a case similar to that of the MPUC described under “— Maine — Unbundling of Network Elements,” the NHPUC had entered orders asserting authority under federal law to require the Northern New England business to continue offering certain network elements no longer required to be offered pursuant to Section 251 of the 1996 Act, and at existing total element long run incremental cost rates until the NHPUC decided otherwise. The Northern New England business challenged the orders in the United States District Court for the District of New Hampshire and obtained an order enjoining the New Hampshire Public Utilities Commission from enforcing the orders. The recent First Circuit decision that considered the MPUC order also considered this New Hampshire decision and affirmed the District Court’s opinion.

The NHPUC is considering a complaint brought by a competitive local exchange carrier seeking a ruling that access charges, or at least the carrier common line rate element, do not apply to certain interexchange calls where neither the calling nor the called party is served by Verizon New England. Verizon New England is contesting this complaint. The proceeding, which was expanded to include similar claims by other competitive carriers, may result in refunds of access charges collected in the past and a prohibition on charging some or all of these charges by the combined company in the future, which could result in reduced revenues for the combined company. Hearings have been held, and the matter is awaiting the decision of the NHPUC.

Vermont.  In April 2006, the Vermont Public Service Board issued a final order adopting an amended alternative regulatory plan, referred to as the Amended Incentive Regulation Plan, for the Northern New England business to replace a plan adopted in 2000. The Amended Incentive Regulation Plan is retroactive to July 1, 2005, and runs through December 31, 2010. Under the amended plan, the Northern New England business commits to make broadband capability available to 75% of its access lines in Vermont by 2008 and 80% of its access lines in Vermont by 2010 with milestones of 65% and 77% for 2007 and 2009, respectively. The Amended Incentive Regulation Plan provides pricing flexibility for all new services, and no price increases are permitted for existing services such as basic exchange service, message toll service and most vertical services. The final order also continues a service quality plan with a $10.5 million penalty cap. Other provisions of the order include lifeline credits for qualified customers that subscribe to bundled services and a requirement to separately publish and distribute white and Yellow Pages directories. The Vermont Public Service Board’s order approving the transaction is conditioned on the combined company being subject to the terms and conditions of the Amended Incentive Regulation Plan. As a part of its settlement with the Vermont Department of Public Service, the combined company has agreed to exceed the existing Amended Incentive Regulation Plan’s broadband buildout milestones and has agreed to a condition that requires it to reach 100% broadband availability in

50% of its exchanges in Vermont. This requirement has been adopted by the Vermont Public Service Board as a condition of approval and is in addition to the broadband expansion requirements contained in the existing Amended Incentive Regulation Plan. The combined company has also agreed in its settlement with the Vermont Department of Public Service to implement a performance enhancement plan, which has been adopted by the Vermont Public Service Board as a condition of approval (in addition to the retail service quality plan required under the Amended Incentive Regulation Plan).

Local Government Authorizations

The combined company may be required to obtain from municipal authorities permits for street opening and construction or operating franchises to install and expand facilities in certain communities. As the combined company enters into the video markets, municipal franchises may be required for the combined company to operate as a cable television provider. Some of these franchises may require the payment of franchise fees. FairPoint has historically obtained municipal franchises as required. In some areas, the combined company will not need to obtain permits or franchises because the subcontractors or electric utilities with which the combined company will have contracts already possess the requisite authorizations to construct or expand the combined company’s networks.

Environmental Regulations

Like all other local telephone companies, the local exchange carrier subsidiaries that will be operated by combined company are subject to federal, state and local laws and regulations governing the use, storage, disposal of, and exposure to hazardous materials, the release of pollutants into the environment and the remediation of contamination. As an owner of property, the combined company could be subject to environmental laws that impose liability for the entire cost of cleanup at contaminated sites, regardless of fault or the lawfulness of the activity that resulted in contamination. FairPoint believes that the combined company’s operations will be in substantial compliance with applicable environmental laws and regulations.

MANAGEMENT OF THE COMBINED COMPANY

Board of Directors

Pursuant to the terms of the merger agreement, immediately prior to the effectiveness of the merger, the board of directors of FairPoint (which will become the board of directors of the combined company) will consist of nine directors, four of whom have initially been designated by Verizon and five of whom have initially been designated by FairPoint. The nine directors will be distributed evenly among the three classes of directors. Following the 2007 FairPoint annual meeting held on August 22, 2007, FairPoint’s board of directors appointed Jane E. Newman, who was designated by Verizon, to fill a vacancy that existed on the board of directors. In October 2007, FairPoint’s board of directors elected Ms. Newman as Lead Director. Verizon has also designated Thomas F. Gilbane, Jr., Robert A. Kennedy and Michael R. Tuttle to be appointed to the board of directors of the combined company upon the closing of the merger. FairPoint has designated Eugene B. Johnson, its current Chairman of the board of directors and Chief Executive Officer, as one of its designees to the board of directors of the combined company and as the Chairman of the combined company. Mr. Johnson’s employment agreement provides that he will be employed as Chief Executive Officer or Chairman of the Board until December 31, 2008. FairPoint has also designated Patricia Garrison-Corbin, David L. Hauser, Claude C. Lilly and Robert S. Lilien, each of whom is currently a director of FairPoint, as its remaining designees to the board of directors of the combined company.

In the order issued by the New Hampshire Public Utilities Commission relating to the merger, FairPoint agreed to make a good faith effort to attract from the northern New England region one more director for the combined company’s board of directors who meets FairPoint’s corporate governance guidelines within four years following the closing of the merger and to make a good faith effort to maintain such regional representation thereafter.

Set forth below are the names, ages and biographical information as of the date of this information statement/prospectus of the expected members of the combined company’s board of directors following the merger:

Eugene B. Johnson — Mr. Johnson, age 60, has served as FairPoint’s Chairman since January 1, 2003 and as FairPoint’s Chief Executive Officer since January 1, 2002. Prior to his current responsibilities, Mr. Johnson was FairPoint’s Chief Development Officer from May 1993 to December 2002 and Vice Chairman from August 1998 to December 2002. Mr. Johnson is a founder and has been a director of FairPoint since 1991. From 1997 to 2002, Mr. Johnson served as a director of the Organization for the Promotion and Advancement of Small Telecommunications Companies, the primary industry organization for small independent telephone companies. From 1987 to 1993, Mr. Johnson served as President and principal stockholder of JC&A, Inc., an investment banking and brokerage firm providing services to the cable television, telephone and related industries. From 1985 to 1987, Mr. Johnson served as a director of the mergers and acquisitions department of Cable Investments, Inc., an investment banking firm. Mr. Johnson is also on the Board of Trustees of the University of North Carolina at Charlotte and is on the Board of Directors of the Foundation of the University of North Carolina at Charlotte, Inc.

Patricia Garrison Corbin — Ms. Corbin, age 60, has served as a Director of FairPoint since February 2005. Ms. Corbin has served as President of P.G. Corbin & Company, Inc., Financial Advisory Services, Municipal Finance, since 1986. Ms. Corbin has also served as President and Chief Information Officer of P.G. Corbin Asset Management, Inc., Fixed Income Investment Management, since 1987. Ms. Corbin has served as Chairman of the Board of Directors and Chief Executive Officer of Delancey Capital Group, LP, Equity Management, since 1996, and Chairman of the Board of Directors of P.G. Corbin Group, Inc., Investment and Financial Advisory Services since 1996. Ms. Corbin has also served as a director for the Erie Insurance Company since 1999.

Thomas F. Gilbane Jr. — Mr. Gilbane, age 60, has been designated by Verizon to be appointed to the board of directors upon the closing of the merger. Mr. Gilbane has served as the Chairman and Chief Executive Officer of Gilbane Building Company, one of the nation’s largest general contractors and construction managers, since January 2004. Mr. Gilbane also currently serves as the Vice President of

Gilbane Inc., the parent company of Gilbane Building Company and Gilbane Development Company. Prior to his assuming his current role, Mr. Gilbane served as President and Chief Operating Officer of Gilbane Building Company from 1997 to January 2004.

David L. Hauser — Mr. Hauser, age 56, was appointed as a director of FairPoint in February 2005. He is currently the Group Executive and Chief Financial Officer of Duke Energy Corporation, where he has been employed for 30 years. Mr. Hauser is a certified public accountant and a certified purchasing manager. Mr. Hauser is on the Board of Directors of Charlotte’s Blumenthal Center for the Performing Arts and is the chair of the UNCC Business School Advisory Board. He is a member of the North Carolina Association of Certified Public Accountants and the American Institute of Certified Public Accountants. Mr. Hauser is on the board of directors of Enpro Industries and serves on the audit and compensation committees.

Robert A. Kennedy — Mr. Kennedy, age 61, has been designated by Verizon to be appointed to the board of directors upon the closing of the merger. Mr. Kennedy has served as the President of the University of Maine, Orono, since April 2005. Prior to his current responsibilities, Mr. Kennedy served as the Interim President of the University of Maine, Orono, from August 2004 to April 2005. From August 2000 until August 2004, Mr. Kennedy served as Executive Vice President and Provost of the University of Maine, Orono.

Robert S. Lilien — Mr. Lilien, age 61, was appointed as a director of FairPoint in December 2005. Mr. Lilien is currently a partner in the law firm of Robinson, Bradshaw & Hinson, located in Charlotte, North Carolina, where he has worked since April 2002, and the managing member of Trilogy Capital Partners, LLC, a captive private equity fund with equity provided by a single family group, where he has also worked since April 2002. From 1993 to 2002, he held various positions at Duke Energy Corporation, including Senior Vice President-Duke Ventures of Duke Energy Corporation, Chairman and Chief Executive Officer of Crescent Resources, LLC, Chairman of DukeNet Communications, Inc. and Chairman of Duke Capital Partners, LLC. Mr. Lilien is also on the finance and audit committees of the board of directors of the Lynnwood Foundation.

Claude C. Lilly — Dr. Lilly, age 61, was appointed as a director of FairPoint in February 2005. Effective as of July 1, 2007, Dr. Lilly is serving as Dean of the College of Business and Behavioral Science at Clemson University. Dr. Lilly served as Dean and James J. Harris Chair of Risk Management and Insurance in The Belk College of Business Administration at The University of North Carolina at Charlotte from 2006 to June 2007 and from July 1997 to June 2007, respectively. Dr. Lilly has served as Assistant Deputy Insurance Commissioner for the State of Georgia and as a director of several corporations. During 2006, Dr. Lilly served on the audit committees of the boards of directors of TIAA CREF Trust Company FSB and Erie Indemnity Company and subsidiaries thereof. He holds the Chartered Property Casualty Underwriters and Chartered Life Underwriter designations and is a member of numerous professional associations.

Jane E. Newman — Ms. Newman, age 62, has served as a director of FairPoint since August 2007 and as Lead Director since October 2007. Ms. Newman served as the Interim President of the University of New Hampshire in Durham, New Hampshire from 2006 to June 2007. Prior to assuming this role, Ms. Newman served as the Executive Dean of the John F. Kennedy School of Government at Harvard University beginning in 2000. Ms. Newman was also previously employed in various capacities by Exeter Trust Company and Coastal Broadcasting Corporation. From 1991 to 1998, Ms. Newman served as a Senior Aide to the President of the United States. Ms. Newman is a director of the Citizen Advisors, the United States Naval Academy, the Lumina Foundation, the New Hampshire Charitable Foundation and the LPGA Commissioner’s Advisory Council. She also serves on the compensation committee of Citizens Advisors and the compensation and program policy committees of the Lumina Foundation.

Michael R. Tuttle — Mr. Tuttle, age 51, has been designated by Verizon to be appointed to the board of directors upon the closing of the merger. Mr. Tuttle has served as the President and Chief Executive Officer of Merchants Bank, a commercial bank with headquarters in Burlington, Vermont, since January 2006. Prior to assuming his current responsibilities, Mr. Tuttle served as Chief Operating Officer and

Senior Lender of Merchants Bank from 1997 through 2005. He is also a Director of Merchants Bancshares.

Classified Board of Directors

The board of directors of the combined company will be divided into three classes. The Class I directors, whose terms will expire at the combined company’s annual meeting of stockholders in 2009, will be Eugene B. Johnson, Patricia Garrison-Corbin and Robert A. Kennedy (assuming the merger is consummated and Mr. Kennedy is appointed to the board of directors upon the closing of the merger). The Class II directors, whose terms will expire at the combined company’s annual meeting of stockholders in 2010, will be David L. Hauser, Jane E. Newman and Michael R. Tuttle (assuming the merger is consummated and Mr. Tuttle is appointed to the board of directors upon the closing of the merger). The Class III directors, whose terms will expire at the combined company’s annual meeting of stockholders in 2008, will be Claude C. Lilly, Robert S. Lilien and Thomas F. Gilbane, Jr. (assuming the merger is consummated and Mr. Gilbane is appointed to the board of directors upon the closing of the merger).

Committees of the Board of Directors

The members of the committees of the combined company’s board of directors will not be determined until after the merger is consummated. After the consummation of the merger, the combined company’s board of directors will make determinations with respect to each committee member’s independence in accordance with New York Stock Exchange listing standards.

Audit Committee

Upon completion of the merger, the board will make determinations regarding the financial literacy and financial expertise of each member of the audit committee in accordance with the New York Stock Exchange listing standards.

The principal duties and responsibilities of the combined company’s audit committee will be to appoint the company’s independent auditors, oversee the quality and integrity of the company’s financial reporting and the audit of the company’s financial statements by its independent auditors and in fulfilling its obligations, the combined company’s audit committee will review with the company’s management and independent auditors the scope and result of the annual audit, the auditors’ independence and the combined company’s accounting policies.

The audit committee will be required to report regularly to the combined company’s board of directors to discuss any issues that arise with respect to the quality or integrity of the combined company’s financial statements, its compliance with legal or regulatory requirements, the performance and independence of the combined company’s independent auditors, or the performance of the internal audit function.

Compensation Committee

Among other functions, the compensation committee will oversee the compensation of the combined company’s chief executive officer and other executive officers and senior management, including plans and programs relating to cash compensation, incentive compensation, equity-based awards and other benefits and perquisites and administers any such plans or programs as required by the terms thereof.

Corporate Governance Committee

The principal duties and responsibilities of the combined company’s corporate governance committee will be to identify qualified individuals to become board members, recommend to the board of directors individuals to be designated as nominees for election as directors at the annual meetings of stockholders, and develop and recommend to the board of directors the combined company’s corporate governance guidelines.

Director Independence

It is expected that the majority of the combined company’s directors will meet the criteria for independence set forth by the New York Stock Exchange. It is expected that the combined company’s board of directors will limit membership of the audit committee, compensation committee and corporate governance committee to independent directors.

Management

Pursuant to the merger agreement, the executive officers of FairPoint immediately prior to the merger will become the executive officers of the combined company. FairPoint anticipates that its senior management team will continue to manage the business of the combined company. In addition, FairPoint expects to supplement its current senior management team with members of Verizon’s current regional management team who currently manage the Spinco business.

Set forth below are the name, age and biographical information of each person who is currently expected to be a member of the combined company’s senior management following the merger.

Eugene B. Johnson.  Mr. Johnson, age 60, has served as FairPoint’s Chairman since January 1, 2003 and as FairPoint’s Chief Executive Officer since January 1, 2002. Prior to his current responsibilities, Mr. Johnson was FairPoint’s Chief Development Officer from May 1993 to December 2002 and Vice Chairman from August 1998 to December 2002. Mr. Johnson is a founder and has been a director of FairPoint since 1991. From 1997 to 2002, Mr. Johnson served as a director of the Organization for the Promotion and Advancement of Small Telecommunications Companies, the primary industry organization for small independent telephone companies. From 1987 to 1993, Mr. Johnson served as President and principal stockholder of JC&A, Inc., an investment banking and brokerage firm providing services to the cable television, telephone and related industries. From 1985 to 1987, Mr. Johnson served as a director of the mergers and acquisitions department of Cable Investments, Inc., an investment banking firm. Mr. Johnson is also on the Board of Trustees of the University of North Carolina at Charlotte and is on the Board of Directors of the Foundation of the University of North Carolina at Charlotte, Inc.

Peter G. Nixon.  Mr. Nixon, age 55, serves as FairPoint’s President and is responsible for integrating the FairPoint business and the Spinco business. Prior to assuming this role in July 2007, Mr. Nixon had served as Chief Operating Officer of FairPoint since November 2002. Previously, Mr. Nixon was FairPoint’s Senior Vice President of Corporate Development from February 2002 to November 2002 and President of FairPoint’s Telecom Group from April 2001 to February 2002. Prior to this, Mr. Nixon served as President of FairPoint’s Eastern Region Telecom Group from June 1999 to April 2001 and President of Chautauqua & Erie Telephone Corporation, from July 1997, when FairPoint acquired Chautauqua & Erie Telephone Corporation, to June 1999. From April 1, 1989 to June 1997, Mr. Nixon served as Executive Vice President of Chautauqua & Erie Telephone Corporation. From April 1, 1978 to March 31, 1989, Mr. Nixon served as Vice President of Operations for Chautauqua & Erie Telephone Corporation. Mr. Nixon has served as the past Chairman of the New York State Telephone Association, in addition to his involvement in several community and regional organizations.

Lisa R. Hood.  Ms. Hood, age 42, serves as FairPoint’s Chief Operating Officer — FairPoint Telecom Group and interim Controller. Prior to being appointed as Chief Operating Officer — FairPoint Telecom Group in April 2007, Ms. Hood served as FairPoint’s Senior Vice President and Controller since July 2004. Ms. Hood served as FairPoint’s Controller from December 1993 to March 2007 and served as its Vice President from December 1993 to July 2004. Prior to joining FairPoint, Ms. Hood served as manager of a local public accounting firm in Kansas. Ms. Hood is certified as a public accountant in Kansas.

John P. Crowley.  Mr. Crowley, age 53, was appointed as FairPoint’s Executive Vice President and Chief Financial Officer of FairPoint in June 2005. Mr. Crowley served as Executive Vice President, Finance and Treasurer of FairPoint from May 2005 to June 2005. From 2000 to 2004, Mr. Crowley was an independent consultant in telecommunications investment banking. From 1999 to 2000, he was a Director in corporate finance at PricewaterhouseCoopers, and from 1996 to 1999, Mr. Crowley was a Managing Director in investment banking at BT/Alex. Brown and its predecessor company. Previously he was active in telecommunications finance both as a principal and in banking.

Walter E. Leach, Jr.  Mr. Leach, age 56, was appointed as FairPoint’s Executive Vice President, Corporate Development in June 2005. Mr. Leach served as FairPoint’s Executive Vice President and Chief Financial Officer from July 2004 to June 2005. Mr. Leach served as FairPoint’s Senior Vice President from February 1998 to July 2004. From October 1994 to December 2000, Mr. Leach was FairPoint’s Secretary. From 1984 through September 1994, Mr. Leach served as Executive Vice President of Independent Hydro Developers, where he had responsibility for all project acquisition, financing and development activities.

Shirley J. Linn.  Ms. Linn, age 57, was appointed as FairPoint’s Executive Vice President, General Counsel and Secretary in March 2006. Previously Ms. Linn served as FairPoint’s Senior Vice President, General Counsel and Secretary since September 2004. Ms. Linn has served as FairPoint’s General Counsel since October 2000, its Vice President since October 2000 and FairPoint’s Secretary since December 2000. Prior to joining FairPoint, Ms. Linn was a partner, from 1984 to 2000, in the Charlotte, North Carolina law firm of Underwood Kinsey Warren & Tucker, P.A., where she specialized in general business matters, particularly mergers and acquisitions.

Thomas Griffin.  Mr. Griffin, age 47, was appointed as FairPoint’s Vice President and Treasurer in December 2005. Mr. Griffin joined FairPoint in January 2000 as Assistant Treasurer and served as FairPoint’s General Manager of Wireless Broadband operations from December 2003 through March 2005. Prior to joining FairPoint, Mr. Griffin was employed by Sealand Service, Inc. as Assistant Treasurer from September 1997 to January 2000 where he was responsible for worldwide cash management and as Director of Financial Planning for Europe from September 1995 to September 1997.

COMPENSATION OF EXECUTIVE OFFICERS OF THE COMBINED COMPANY

Pursuant to the merger agreement, the executive officers of FairPoint immediately prior to the merger will become the executive officers of the combined company. The compensation committee of the board of directors of the combined company will oversee the compensation of the combined company’s chief executive officer and other executive officers and senior management. FairPoint’s compensation committee is currently reviewing its compensation policies with respect to the executive officers of the combined company following the merger but has not yet made any determinations with respect to the compensation of those officers following the merger.

OTHER COMPENSATION ARRANGEMENTS

Transaction Bonuses

In connection with the merger, the compensation committee of FairPoint’s board of directors approved the award of bonuses to certain members of FairPoint’s senior management under the FairPoint Communications, Inc. Annual Incentive Plan. The transaction bonuses were as follows: Eugene B. Johnson, $150,000; John P. Crowley, $100,000; Walter E. Leach, Jr., $120,000; Peter G. Nixon, $100,000; and Shirley J. Linn, $135,000. One half of the transaction bonus was paid in February 2007 and the remaining half will be paid upon closing of the merger.

Change in Control and Severance Agreements

On March 14, 2007, FairPoint entered into Change in Control and Severance Agreements with Walter E. Leach, Jr., Peter G. Nixon, Shirley J. Linn and John P. Crowley, which superseded the existing severance arrangements with respect to these individuals. Each Change in Control and Severance Agreement provides that FairPoint will pay severance and provide benefits to the subject employee (i) in the event of the employee’s termination without cause or following a change in control, or (ii) within two years of a change in control, upon the employee’s resignation within 45 days following (a) a significant or material reduction of the employee’s key responsibilities or duties, (b) a reduction in the employee’s overall compensation opportunities,

(c) the diminishment or elimination of the employee’s rights to “Severance Benefits” as defined in the Change in Control and Severance Agreement, or (d) any material breach by FairPoint of the severance agreement. The severance payable and benefits required to be provided include unpaid base salary, lump sum cash payments equal to two times the employee’s annual base salary and annual bonus, COBRA premiums and life insurance premiums for 24 months, and the vesting of all non-performance based, non-vested and/or unearned long-term incentive awards, among others. The payments and benefits are subject to “golden parachute” provisions and Section 409A of the Internal Revenue Code and are not triggered if the employee is terminated for cause, on account of death or disability or upon resignation for reasons not listed in clauses (a) through (d) above.

The Change in Control and Severance Agreement also contain provisions pursuant to which the subject employees, for a period of 12 months following termination of employment, promise to refrain from certain activities including (1) soliciting any of FairPoint’s employees or consultants to leave FairPoint or to perform services for another company, or (2) accepting any employment or similar arrangements with certain of FairPoint’s competitors.

The consummation of the merger will constitute a change in control under the Change in Control and Severance Agreement.

DESCRIPTION OF CAPITAL STOCK OF FAIRPOINT AND THE COMBINED COMPANY

The following summary describes the material terms of FairPoint’s certificate of incorporation and by-laws but it does not purport to describe all of the terms thereof. The full text of FairPoint’s certificate of incorporation is filed as an exhibit to the registration statement of which this information statement/prospectus is a part. All stockholders are urged to read the certificate of incorporation in its entirety. After the merger, FairPoint’s certificate of incorporation and by-laws will remain unchanged, and will be the certificate of incorporation and by-laws of the combined company. This summary is qualified in its entirety by the General Corporation Law of the State of Delaware, referred to as the DGCL.

General

Under FairPoint’s certificate of incorporation, the total authorized capital stock of FairPoint consists of 100,000,000 shares of preferred stock, par value $.01 per share and 200,000,000 shares of common stock, par value $.01 per share.

FairPoint’s common stock began trading on the New York Stock Exchange under the symbol “FRP” on February 4, 2005. Prior to that time, there was no trading market for FairPoint’s common stock.

As of February 25, 2008, there were approximately 150 holders of record of FairPoint’s common stock.

Common Stock

All shares of FairPoint’s common stock to be outstanding upon consummation of the merger will be validly issued, fully paid and nonassessable.

Dividends

Holders of shares of FairPoint’s common stock will be entitled to receive dividends and other distributions in cash, stock or property of FairPoint as may be declared by its board of directors from time to time out of FairPoint’s assets or funds legally available for dividends or other distributions. Dividends on FairPoint’s common stock will not be cumulative. Consequently, if dividends on FairPoint’s common stock are not declared or paid at the targeted level, FairPoint stockholders will not be entitled to receive such payments in the future.

FairPoint’s current dividend policy provides that in the event and to the extent the company has cash available for distribution to the holders of shares of its common stock, and subject to applicable law and the terms of FairPoint’s credit facility, and the agreements governing any other then outstanding indebtedness of FairPoint, FairPoint’s board of directors will declare cash dividends on its common stock. The current dividend rate on FairPoint’s common stock is equal to $0.39781 per share per quarter, subject to adjustment. Beginning with the first full fiscal quarter following the closing of the merger, FairPoint anticipates paying dividends at a reduced rate. See “The Transactions — Dividend Policy of FairPoint and the Combined Company.”

FairPoint’s board of directors may, in its discretion, amend or repeal the dividend policy with respect to FairPoint’s common stock to decrease the level of dividends provided for or discontinue entirely the payment of dividends. As a condition to the approval of the transactions by state regulatory authorities, FairPoint has agreed that the combined company will be subject to reductions in the combined company’s dividend rate and to certain other restrictions on the payment of dividends following the merger. Until the termination of conditions date, the combined company may not pay annual dividends in excess of approximately $1.03 per share. Beginning with the third full quarter following the closing until the termination of conditions date, the combined company may not declare or pay any dividend unless (i) for the three preceding quarters, the ratio of adjusted EBITDA to interest expense is at least 2.25 and the ratio of its net indebtedness to adjusted EBITDA does not exceed (a) 5.50 or (b) after the fifth full quarter following the closing, 5.0 and (ii) for the immediately preceding quarter, the interest coverage ratio is at least 2.5 and the ratio of net indebtedness to adjusted EBITDA does not exceed 5.0. Beginning with the third full quarter following the closing until the termination of conditions date, the combined company will limit the cumulative amount of dividends on its common stock to not more than the cumulative adjusted free cash flow generated by the combined company after the closing of the merger. If on December 31, 2011, the combined company’s ratio of total indebtedness to adjusted EBITDA is 3.6 or higher, then it will reduce its debt by $150 million by December 31, 2012, and if its debt is not reduced by $150 million by December 31, 2012, then the combined company will suspend the payment of dividends until the debt under the new credit facility is refinanced. See “The Transactions — Regulatory Approvals — Telecommunications Regulatory Approvals” and “Description of the Business of the Combined Company — Regulatory Environment — State Regulation — Regulatory Conditions to the Merger.”

In addition to the conditions and requirements imposed by the regulatory orders, the new credit facility and the indenture governing the Spinco securities will also contain conditions and requirements with respect to the payment of dividends by the combined company, and certain of these restrictions and requirements may be more restrictive than the conditions and requirements imposed by the regulatory orders. See “The Transactions — Dividend Policy of FairPoint and the Combined Company — Restrictions on Payment of Dividends.”

Rights Upon Liquidation

In the event of FairPoint’s voluntary or involuntary liquidation, dissolution or winding up, holders of shares of FairPoint’s common stock will be entitled to share in its assets remaining after payment of all debts and other liabilities, subject to the liquidation preference of any outstanding preferred stock.

Voting Rights

Shares of FairPoint’s common stock carry one vote per share. Except as otherwise required by law, holders of FairPoint’s common stock are not entitled to vote on any amendment to FairPoint’s certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of the affected shares are entitled to vote on the amendment. Holders of shares of FairPoint’s common stock will not be entitled to cumulative voting rights.

Except as otherwise required by the DGCL and FairPoint’s certificate of incorporation and by-laws, action requiring stockholder approval may be taken by a vote of the holders of a majority of the common stock at a meeting at which a quorum is present. See “— Anti-Takeover Effects of Various Provisions of Delaware Law and FairPoint’s Certificate of Incorporation and By-laws.”

Other Rights

Holders of shares of FairPoint’s common stock have no preemptive rights. The holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that FairPoint may designate and issue in the future.

Preferred Stock

FairPoint’s certificate of incorporation provides that it may issue up to 100,000,000 shares of its preferred stock in one or more series as may be determined by FairPoint’s board of directors.

FairPoint’s board of directors has broad discretionary authority with respect to the rights of issued series of FairPoint’s preferred stock and may take several actions without any vote or action of the holders of FairPoint’s common stock, including:

•	determining the number of shares to be included in each series;

•	fixing the designation, powers, preferences and relative rights of the shares of each series and any qualifications, limitations or restrictions with respect to each series, including provisions related to dividends, conversion, voting, redemption and liquidation, which may be superior to those of FairPoint’s common stock; and

•	increasing or decreasing the number of shares of any series.

FairPoint’s board of directors may authorize, without approval of holders of FairPoint’s common stock, the issuance of preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of FairPoint’s common stock. For example, FairPoint’s preferred stock may rank prior to its common stock as to dividend rights, liquidation preferences or both, may have full or limited voting rights and may be convertible into shares of FairPoint’s common stock.

FairPoint’s preferred stock could be issued quickly with terms designed to delay or prevent a change in the control of the company or to make the removal of FairPoint’s management more difficult. This could have the effect of discouraging third party bids for FairPoint’s common stock or may otherwise adversely affect the market price of its common stock.

FairPoint believes that the ability of its board of directors to issue one or more series of FairPoint’s preferred stock provides FairPoint with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of FairPoint’s preferred stock, as well as shares of its common stock, are available for issuance without action by FairPoint common stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which FairPoint’s securities may be listed or traded.

Although FairPoint’s board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could be used to implement a stockholder rights plan or otherwise impede the completion of a merger, tender offer or other takeover attempt of the company. FairPoint’s board of directors could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of the board of directors, including a tender offer or other transaction that some, or a majority, of FairPoint’s common stockholders might believe to be in their best interest or in which stockholders might receive a premium for their stock over the then best current market price.

Anti-Takeover Effects of Various Provisions of Delaware Law and FairPoint’s Certificate of Incorporation and By-laws

Provisions of the DGCL, FairPoint’s certificate of incorporation and by-laws contain provisions that may have anti-takeover effects and could delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Delaware Anti-Takeover Statute

FairPoint is subject to Section 203 of the DGCL. Subject to specific exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time the person became an interested stockholder, unless:

•	the business combination, or the transaction in which the stockholder became an interested stockholder, is approved by FairPoint’s board of directors prior to the time the interested stockholder attained that status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or after the time a person became an interested stockholder, the business combination is approved by FairPoint’s board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

“Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, in general an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the shares of the corporation’s outstanding voting stock. These restrictions could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to FairPoint and, therefore, may discourage attempts to acquire FairPoint.

In addition, provisions of FairPoint’s certificate of incorporation and by-laws, which are summarized in the following paragraphs, may have an anti-takeover effect.

Classified Board of Directors

FairPoint’s certificate of incorporation provides that its board of directors be divided into three classes of directors, as nearly equal in size as is practicable, serving staggered three-year terms.

Quorum Requirements; Removal of Directors

FairPoint’s certificate of incorporation provides for a minimum quorum of one-third in voting power of the outstanding shares of FairPoint’s capital stock entitled to vote, except that a minimum quorum of a majority in voting power of the outstanding shares of FairPoint’s capital stock entitled to vote is necessary to hold a vote for any director in a contested election, the removal of a director or the filling of a vacancy on FairPoint’s board of directors. FairPoint’s by-laws provide that directors may be removed only for cause by the affirmative vote of at least a majority in voting power of the outstanding shares of FairPoint’s capital stock entitled to vote generally in the election of directors.

No Cumulative Voting

The DGCL provides that stockholders votes may not be cumulative with respect to the election of directors unless a corporation’s certificate of incorporation expressly provides otherwise. FairPoint’s certificate of incorporation does not expressly address cumulative voting.

No Stockholder Action by Written Consent; Calling of Special Meeting of Stockholders

FairPoint’s certificate of incorporation prohibits stockholder action by written consent. It and FairPoint’s by-laws also provide that special meetings of FairPoint stockholders may be called only by (1) the chairman of the board of directors or (2) the board of directors or (3) the board of directors upon a request by holders of at least 50% in voting power of all the outstanding shares entitled to vote at that meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

FairPoint’s by-laws provide that stockholders seeking to bring business before or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a stockholder’s notice must be delivered or mailed and received at FairPoint’s principal executive offices not less than 90 nor more than 120 days in advance of the anniversary date of the immediately preceding annual meeting of stockholders. FairPoint’s by-laws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders. Stockholder nominations for the election of directors at a special meeting must be received by FairPoint’s corporate secretary by the later of 10 days following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made or 90 days prior to the date that meeting is proposed to be held and not more than 120 days prior to such meeting.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. FairPoint’s certificate of incorporation includes a provision that eliminates the personal liability of directors to FairPoint or its stockholders for monetary damages for breaches of their fiduciary duty as directors to the fullest extent permitted by the DGCL.

FairPoint’s by-laws provide that the company must indemnify its directors and officers to the fullest extent authorized by the DGCL and that such indemnitees shall generally also be entitled to an advancement of expenses. FairPoint is also expressly authorized to, and do, carry directors’ and officers’ insurance for its directors, officers and certain employees for some liabilities. FairPoint believes that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in FairPoint’s by-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit FairPoint and its stockholders. In addition, a stockholder’s investment may be adversely affected to the extent that, in a class action or direct suit, FairPoint pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of FairPoint’s directors, officers or employees for which indemnification is sought.

Authorized but Unissued Shares

FairPoint’s authorized but unissued shares of common stock and preferred stock are available for future issuance without the approval of FairPoint stockholders. FairPoint may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of FairPoint by means of a proxy contest, tender offer, merger or otherwise.

Supermajority Provisions

The DGCL provides generally that the affirmative vote of a majority in voting power of the outstanding shares entitled to vote is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. FairPoint’s certificate of incorporation provides that the following provisions in the certificate of incorporation may be amended only by a vote of two-thirds or more in voting power of all the outstanding shares of FairPoint’s capital stock entitled to vote:

•	the prohibition on stockholder action by written consent;

•	the ability to call a special meeting of stockholders being vested solely in (1) the chairman of the board of directors, (2) the board of directors and (3) the board of directors upon a request by holders of at least 50% in voting power of all the outstanding shares entitled to vote at that meeting;

•	the provisions requiring that FairPoint’s business and affairs be managed by or under the direction of its board of directors;

•	the provisions relating to the classification of FairPoint’s board of directors;

•	the provisions relating to the size of FairPoint’s board of directors;

•	the provisions relating to the filling of vacancies on FairPoint’s board of directors;

•	the provisions relating to the quorum requirements at stockholder meetings for the transaction of business and at stockholder meetings regarding votes for any director in a contested election, the removal of a director, or the filling of a vacancy on FairPoint’s board of directors by its stockholders;

•	the provisions relating to advance notice requirements for stockholder proposals and director nominations;

•	the limitation on the liability of FairPoint’s directors to FairPoint and its stockholders;

•	the provisions granting authority to FairPoint’s board of directors to amend or repeal FairPoint’s by-laws without a stockholder vote, as described below in more detail;

•	the provisions granting stockholders representing no less than two-thirds of the voting power of FairPoint’s capital stock the authority to amend FairPoint’s by-laws, as described below in more detail; and

•	the supermajority voting requirements listed above.

FairPoint’s certificate of incorporation grants its board of directors the authority to amend and repeal FairPoint’s by-laws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or FairPoint’s certificate of incorporation.

In addition, FairPoint’s certificate of incorporation provides that FairPoint’s by-laws may be amended by stockholders representing no less than two-thirds of the voting power of all the outstanding shares of FairPoint’s capital stock entitled to vote.

Rights of Appraisal

Under the DGCL, and according to the terms of FairPoint’s certificate of incorporation, FairPoint stockholders may demand appraisal of and obtain payment of the fair value of their shares in certain circumstances. Where appraisal rights are available under the DGCL and FairPoint’s certificate of incorporation, appraisal is the exclusive remedy available to stockholders (absent fraud or illegality in connection with the corporate action with respect to which relief is sought.) The DGCL and FairPoint’s certificate of incorporation provide appraisal rights only in the event of certain mergers or consolidations, and not for a sale or transfer of all or substantially all of FairPoint’s assets or an amendment to its certificate of incorporation. Moreover, the DGCL and FairPoint’s certificate of incorporation do not provide appraisal rights in connection with a merger or consolidation to the holders of shares of a constituent corporation listed on a national securities exchange (or designated as a national market system security by the National Association of Securities Dealers, Inc.) or held of record by more than 2,000 stockholders, unless the applicable agreement of merger or consolidation requires the holders of such shares to receive, in exchange for such shares, any property other than shares of stock of the resulting or surviving company, shares of stock of any other corporation listed on a national securities exchange (or designated as described above) or held of record by more than 2,000 holders, cash in lieu of any fractional shares or any combination of the foregoing. In addition, the DGCL denies appraisal rights if the stockholders of the surviving company in a merger did not have to vote to approve the merger. Appraisal rights are not available to FairPoint stockholders with respect to the spin-off and merger.

Board of Directors

FairPoint’s certificate of incorporation provides for a board of directors consisting of not less than five nor more than eleven members, the exact number of which will be fixed from time to time by resolution of the board of directors adopted by a majority of the entire board of directors. In accordance with the merger agreement, immediately prior to the effectiveness of the merger, the board of directors of FairPoint (which will become the board of directors of FairPoint after the merger) will consist of nine directors, four of whom will be initially designated by Verizon and five of whom will be initially designated by FairPoint. The nine directors will be distributed evenly among the three classes of directors.

Under FairPoint’s certificate of incorporation, the board of directors are divided into three classes, which must be as nearly equal in number of directors per class as possible. At each annual meeting of stockholders, the respective successors of the directors whose terms are expiring will be elected for terms expiring at the annual meeting of stockholders held in the third succeeding year. The terms of office for directors of Class I will expire at the annual meeting of FairPoint stockholders in 2009. The terms of office for directors of Class II will expire at the annual meeting of FairPoint stockholders in 2010. The terms of office for directors of Class III will expire at the annual meeting of FairPoint stockholders in 2008.

Nominations of persons for election to FairPoint’s board of directors may be made at a meeting of stockholders by or at the direction of the board of directors, or pursuant to FairPoint’s notice of meeting. In addition, any stockholder may nominate persons for election to FairPoint’s board of directors by giving timely notice to FairPoint’s secretary. To be timely:

•	in the case of an annual meeting, a stockholder’s notice must be delivered or mailed to the secretary at FairPoint’s principal executive offices and received not less than 90 days, nor more than 120 days prior to the first anniversary of the previous year’s annual meeting; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting is changed by more than 30 days from the anniversary date of the previous year’s annual meeting, notice by the stockholder must be received not less than 90 days nor more than 120 days prior to such annual meeting or 10 days following the date on which public announcement of the date of the meeting is first made by FairPoint or notice of such meeting is given; and

•	in the case of a special meeting, a stockholder’s notice must be delivered to the secretary at FairPoint’s principal executive offices not more than 120 days prior to such special meeting and not less than 90 days prior to such special meeting or 10 calendar days following the date on which a public announcement of the date of the special meeting and of the nominees to be elected at such meeting is first made or notice of such meeting is given.

Directors will be elected at a stockholders’ meeting by a majority of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote.

Any vacancy on FairPoint’s board of directors and newly-created directorships must be filled by a majority of the directors then in office, regardless of whether such directors fulfill quorum requirements, or by a sole remaining director. The newly created directorships should be distributed among the three classes of directors so that, as nearly as possible, each class will consist of one third of FairPoint’s directors. Except as required by the merger agreement, any director elected to fill any vacancy on the board of directors not resulting from an increase in the number of directorship will be of the same class as that of the director whose death, resignation, removal or other event caused the vacancy and will have the same remaining term as that of his or her predecessor.

Any director may be removed at any time, but only for cause, by the affirmative vote of the holders of a majority of the combined voting power of then outstanding capital stock of FairPoint entitled to vote generally in the election of directors.

Notwithstanding the foregoing, if the holders of any one or more classes or series of FairPoint preferred stock have the right to elect directors, the election, term of office, filling of vacancies and other features of such directorships will be established by the board of directors.

FairPoint’s board of directors will have an annual meeting and may hold regular meetings without notice according to a resolution of the board. Special meetings may be called by the chairman, any director or the chief executive officer at such place, date and hour as specified in the notices of such meetings. A majority of the total number of directors will constitute a quorum, and directors present at any meeting at which a quorum is present may act by majority vote.

Stockholders

FairPoint’s by-laws provide that an annual meeting of stockholders for the purpose of electing those directors whose term of office expires at the meeting and of transacting any other business as may properly come before it will be held each year. A stockholder may bring business before an annual meeting of stockholders by giving timely notice in writing to FairPoint’s secretary in accordance with the provisions of FairPoint’s by-laws.

Under Delaware law, a special meeting of the stockholders may be called by the board of directors of the corporation or by any other person authorized to do so in the certificate of incorporation or by-laws. FairPoint’s certificate of incorporation states that a special meeting of the stockholders may be called only by the chairman of the board of directors, the board of directors, or the board of directors upon a request by the holders of at least 50% in voting power of all outstanding shares of capital stock of FairPoint entitled to vote at such meeting.

In accordance with Delaware law, FairPoint’s by-laws provide that written notice of any stockholders meeting must be given to each stockholder entitled to vote not less than 10 or more than 60 days before the date of the meeting. Under FairPoint’s certificate of incorporation, the holders of one-third in voting power of the capital stock issued and outstanding and entitled to vote, present in person or represented by proxy, constitutes a quorum at all meetings of the stockholders for the transaction of business. However, for a vote for any director in a contested election, the removal of a director, or the filling of a vacancy on the board of directors by the stockholders of FairPoint, the holders of a majority in voting power of the capital stock issued and outstanding and entitled to vote are required to constitute a quorum.

No stockholder action may be taken without a meeting, and the certificate of incorporation and by-laws expressly deny the power of stockholders to take any action by consent in writing without a meeting.

Amendment of the Certificate of Incorporation

Under Delaware law, unless a higher vote is required in the certificate of incorporation of a corporation, an amendment to such certificate of incorporation generally may be approved by a majority of the outstanding shares entitled to vote on the proposed amendment. Notwithstanding any provision of a corporation’s certificate of incorporation to the contrary, under Delaware law, holders of a class of a corporation’s stock are entitled to vote as a class on the approval of any amendment to the corporation’s certificate of incorporation which would:

•	increase or decrease the aggregate number of authorized shares of such class (subject to certain exceptions);

•	increase or decrease the par value of the shares of such class; or

•	alter or change the powers, preferences or rights of such class so as to affect them adversely.

Under FairPoint’s certificate of incorporation, the affirmative vote of the holders of at least two-thirds in voting power of all the shares of capital stock of FairPoint entitled to vote generally in the election of directors, voting together as a single class, must be required to alter, amend or repeal the sections of FairPoint’s certificate of incorporation related to the board of directors, the by-laws, the exoneration of the directors, the prohibition of stockholder action by written consent, the calling of special meetings of stockholders, the quorum at stockholder meetings and the procedures required to amend FairPoint’s certificate of incorporation.

Amendment of the By-laws

Under the FairPoint certificate of incorporation, the board of directors will be expressly authorized to amend, alter, change or repeal FairPoint’s by-laws. The stockholders will also have the ability to adopt, amend, alter, change, add or repeal the by-laws by the affirmative vote of the holders of at least two-thirds in voting power of all the outstanding shares of capital stock of FairPoint entitled to vote.

Regulatory Ownership Provisions

FairPoint and its operating subsidiaries are subject to regulation by federal and state regulatory commissions. Certain of these regulatory commissions limit the amount of FairPoint’s common stock which may be held by an investor or group of related investors without the approval of such commissions. Accordingly, FairPoint’s certificate of incorporation provides that so long as FairPoint holds any authorization, license, permit, order, filing or consent from the FCC or any state regulatory commission having jurisdiction over FairPoint, the company may request from a stockholder or a transferee of a stockholder relevant information (including, without limitation, information with respect to citizenship, other ownership interests and affiliations), (i) if the company has reason to believe that the ownership, or proposed ownership, of shares of its capital stock by that stockholder or transferee, may be inconsistent with, or violate, any provision of any applicable communications law, or (ii) if FairPoint needs information in order to make a determination as to whether the ownership, or proposed ownership, of shares of its capital stock by that stockholder or transferee may be inconsistent with, or violate, any provision of any applicable communications laws. Upon FairPoint’s request, the stockholder or transferee will be required to furnish promptly to FairPoint the requested information so that FairPoint can reasonably determine whether the ownership of, or the existence or the exercise of any rights with respect to, shares of FairPoint’s capital stock by such stockholder or transferee is inconsistent with, or in violation of, any applicable communications law.

If any stockholder or transferee from whom such information is requested should fail to respond to such a request or FairPoint concludes that the ownership of, or the existence or exercise of any rights of stock ownership with respect to, shares of FairPoint’s capital stock by a stockholder or transferee could result in any inconsistency with, or violation of, any applicable communications law, FairPoint may suspend those rights of stock ownership the existence or exercise of which would result in any inconsistency with, or violation of, any applicable communications law. This suspension will remain in effect until the requested information has been received and FairPoint has determined the existence or exercise of such suspended rights is permissible under applicable communications law, and FairPoint may exercise all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any stockholder or transferee, with a view towards obtaining the required information or preventing or curing any situation which would cause an inconsistency with, or violation of, any provision of any applicable communications law.

Listing

After the merger, shares of FairPoint will continue to trade on the New York Stock Exchange under the symbol “FRP.”

Transfer Agent and Registrar

The transfer agent and registrar for FairPoint’s common stock is The Bank of New York.

DESCRIPTION OF SPINCO CAPITAL STOCK

Overview

The following summary describes the material terms of Spinco’s capital stock and provisions of the certificate of incorporation of and the by-laws of Spinco, in each case as currently in effect, but it does not purport to describe all of the terms thereof.

Common Stock

General Provisions Relating to Spinco’s Common Stock

Authorized Shares.  The Spinco certificate of incorporation authorizes 1,000 shares, par value $.01 per share, all of which are currently outstanding and all of which are held by Verizon. Prior to the spin-off and the merger, Spinco will effect a reclassification of the outstanding shares of its common stock into additional outstanding shares of its common stock.

Voting Rights.  Each holder of Spinco’s common stock is entitled to one vote per share on all matters to be voted on by stockholders. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

Dividends.  The holders of Spinco’s common stock are entitled to receive any dividends and other distributions that may be declared by Spinco’s board of directors, subject to funds being legally available for that purpose. Dividends are not guaranteed and Spinco’s board of directors may decide, in its absolute discretion, not to pay dividends. Dividends on Spinco’s common stock are not cumulative. All decisions regarding the declaration and payment of dividends will be at the discretion of Spinco’s board of directors. Spinco does not currently intend to pay dividends on its common stock, apart from any dividends which may be paid in connection with the spin-off.

Liquidation Rights.  In the event of Spinco’s liquidation, dissolution or winding up, holders of Spinco common stock will be entitled to receive proportionately any assets remaining after the payment of Spinco’s liabilities.

Preemptive Rights.  Holders of Spinco’s common stock have no preemptive, subscription, redemption or conversion rights in respect of Spinco’s common stock.

Limitation of Liability of Directors; Indemnification of Directors

Spinco’s certificate of incorporation provides that no director will be personally liable to Spinco or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that this limitation on or exemption from liability is not permitted by the DGCL and any amendments to that law.

The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. The Spinco certificate of incorporation does not eliminate its directors’ duty of care. The inclusion of this provision in the Spinco certificate of incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against Spinco directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited Spinco and its stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director’s breach of the duty of care.

The by-laws of Spinco provide that Spinco is required to indemnify and advance expenses to its authorized representatives (which term includes Spinco’s directors) to the fullest extent permitted by law, where it is determined by Spinco that indemnification of the authorized representative is appropriate in the circumstances because the person seeking indemnification has either met the applicable standard of conduct set forth in Spinco’s by-laws or has been successful on the merits or otherwise as set forth in Spinco’s by-laws. The determination that indemnification is appropriate will be made:

•	by Spinco’s board of directors, acting by majority vote of a quorum consisting of directors who were not parties to the action in which indemnification is sought; or

•	if a quorum of directors who were not parties to the action in which indemnification is sought is not obtainable (or, even if obtainable, if a majority of that quorum so directs), by independent legal counsel in a written opinion; or

•	by the stockholders of Spinco.

Amendment of By-Laws

To the extent permissible under Delaware law and the certificate of incorporation of Spinco, Spinco’s by-laws may be amended, repealed or replaced by its board of directors at any meeting by majority vote of the directors in office, or by majority vote of the stockholders entitled to vote at an annual or special meeting.

COMPARISON OF THE RIGHTS OF STOCKHOLDERS BEFORE AND
AFTER THE SPIN-OFF AND MERGER

Each of FairPoint, Verizon and Spinco is a Delaware corporation and is subject to the DGCL. FairPoint believes that a point-by-point comparison of the rights of its stockholders to the rights of Verizon stockholders is not material, as the rights of FairPoint stockholders are generally similar to those of Verizon stockholders. However, there are certain material provisions contained in FairPoint’s certificate of incorporation that are not contained in Verizon’s certificate of incorporation. These include, among others, provisions relating to the classification of the FairPoint board of directors and provisions that allow FairPoint to suspend rights associated with ownership of its common stock in certain circumstances for purposes of regulatory compliance. Following the merger, Verizon stockholders will continue to hold shares of Verizon common stock, subject to the same rights as prior to the spin-off and merger, except that their shares of Verizon common stock will represent an interest in Verizon that no longer reflects the ownership and operation of the Spinco business. In addition, Verizon stockholders will also hold shares of common stock of the combined company following the merger. See “Description of Capital Stock of FairPoint and the Combined Company” for information regarding the rights of stockholders of FairPoint and the combined company. Verizon stockholders will hold Spinco common stock through the distribution agent only momentarily, immediately following the spin-off and prior to the merger.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of December 31, 2007 and the unaudited pro forma condensed combined statement of income for the year ended December 31, 2007 are based on the historical financial statements of FairPoint and the Northern New England business. The unaudited pro forma condensed combined financial statements give effect to (1) the contribution by Verizon of assets comprising its local exchange business in Maine, New Hampshire and Vermont to Spinco and entities that will become Spinco’s subsidiaries, (2) the spin-off of Spinco to Verizon stockholders and (3) the merger of Spinco with FairPoint accounted for as a reverse acquisition of FairPoint by Spinco, with Spinco considered the accounting acquirer, based on the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements have been prepared using the purchase method of accounting as if the transaction had been completed as of January 1, 2007 for purposes of the condensed combined statement of income and on December 31, 2007 for purposes of the condensed combined balance sheet.

The unaudited pro forma condensed combined financial statements present the combination of historical financial statements of FairPoint and the Northern New England business adjusted to give effect to (1) the transfer of certain assets and liabilities from and to Verizon, Spinco and entities that will become Spinco’s subsidiaries immediately prior to the spin-off that are not included in the Northern New England business’s historical balance sheet as of December 31, 2007, (2) the issuance of $2.1 billion of long-term debt by Spinco and FairPoint as further discussed in Notes (k) and (l) below, (3) the spin-off of Spinco to Verizon stockholders through a tax-free stock dividend, the special cash payment by Spinco to Verizon in an amount not to exceed Verizon’s tax basis in Spinco and the issuance by Spinco of certain of its debt securities to the Verizon Group, as further discussed in Note (k) below, (4) the merger of Spinco with and into FairPoint (see Note (o) below) and (5) the effect of certain conditions imposed by state regulatory authorities in their orders approving the transactions.

The unaudited pro forma condensed combined financial statements were prepared using (1) the audited combined financial statements of the Northern New England business as of and for the year ended December 31, 2007 included in this information statement/prospectus and (2) the audited consolidated financial statements of FairPoint as of and for the year ended December 31, 2007 included in this information statement/prospectus.

Although FairPoint expects to issue approximately 54 million shares of its common stock to effect the merger with Spinco, the business combination will be accounted for as a reverse acquisition with Spinco considered the accounting acquirer. As a result, the fair value of FairPoint’s common stock issued and outstanding as of the date of the merger will be allocated to the underlying tangible and intangible assets and liabilities of FairPoint based on their respective fair values, with any excess allocated to goodwill. The pro forma purchase price allocation was based on an estimate of the fair value of the tangible and intangible assets and liabilities of FairPoint. Certain assumptions have been made with respect to the fair value of identifiable intangible assets as more fully described in the accompanying notes to the unaudited pro forma condensed combined financial statements. FairPoint has commenced the appraisals necessary to arrive at the fair value of its assets and liabilities to be acquired by Spinco for accounting purposes and the related allocations of purchase price. Once the combined company has completed the appraisals necessary to finalize the required purchase price allocation after the closing of the merger, the final allocation of purchase price will be determined. The final purchase price allocation, based on third-party appraisals, may be different than that reflected in the pro forma purchase price allocation, and this difference may be material.

FairPoint, with the assistance of Verizon prior to the closing of the merger and during the term of the transition services agreement and Capgemini during the term of the master services agreement, is developing a plan to integrate the operations of FairPoint and Spinco after the merger. Many of the Northern New England business’s rural and small urban markets are similar to those in the 18 states in which FairPoint conducts its current operations. As a result, the management of FairPoint expects to fully integrate FairPoint’s business into that of Spinco, and will report FairPoint’s operations with those of Spinco. The management of the combined company will continue focusing on the strategy of selling enhanced services to current customers, including broadband services, and increasing average revenue per line through a combination of new service offerings and bundling of various services. The combined company will focus on the generation of sufficient cash flows to fund: interest payments on the long-term debt being issued, as further discussed in Notes (k) and (l) below, and, to a lesser degree, reduction of that debt; working capital requirements; employee benefit plan obligations; capital expenditures necessary to maintain and enhance the network; and payment of dividends pursuant to the policy established by FairPoint’s board of directors as further discussed in “Dividend Policy of FairPoint.” Currently, the management of FairPoint believes that the combined company will generate sufficient cash flows from operations to fund all of these payments. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — The Combined Company.”

In connection with the plan to integrate the operations of FairPoint and Spinco, FairPoint’s management anticipates that certain non-recurring charges, such as certain costs associated with the transition services agreement, systems implementation costs, recruiting, hiring and relocation expenses, and branding and signage costs, will be incurred in connection with this integration. Management cannot identify the timing, nature and amount of these charges as of the date of this information statement/prospectus. However, these charges could affect the combined results of operations of FairPoint, as well as those of the combined company following the merger, in the period in which they are recorded. The unaudited pro forma condensed combined financial statements do not include the effects of the costs associated with any restructuring or integration activities resulting from the transaction, nor do they contain any costs associated with the transition services agreement as they are non-recurring in nature. In addition, the unaudited pro forma condensed combined financial statements do not include the realization of any cost savings from operating efficiencies or synergies resulting from the transaction, nor do they include any potential incremental costs due to the separation of the Northern New England business from Verizon or any delay in completing the integration with FairPoint.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the combined results of operations or financial condition of the combined company that would have been reported had the merger been completed as of the date presented, and should not be taken as representative of the future consolidated results of operations or financial condition of the combined company after the merger. In the opinion of management of FairPoint, all adjustments considered necessary for a fair presentation have been included. As noted above, no adjustment has been included in the unaudited pro forma condensed combined financial statements for any anticipated cost savings or other synergies that FairPoint expects to result from the merger. The unaudited pro forma condensed combined financial statements should be read in conjunction with the separate historical financial statements and accompanying notes of FairPoint and the Northern New England business that are included in this information statement/prospectus. The assumptions reflected in the unaudited pro forma condensed combined financial statements are subject to change as a result of market conditions or other factors not presently known by FairPoint’s management, including the final terms of the indebtedness to be incurred by the combined company in connection with the merger.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2007

	Verizon’s	Additional
	Maine, New	Transfers of
	Hampshire	Assets and								Pro Forma
	& Vermont	Liabilities		Incurrence		Cash				Add
	Operations,	from/to		of New		Payment to		Spinco, as	FairPoint as	(Deduct)
	as Reported	Verizon		Debt		Verizon		Adjusted	Reported	Adjustments		Combined
	(In millions)

Assets
Current assets:
Cash and short term investments	$37	(37	)(a)	1,160	(k)	(1,160	)(k)	276	3	(236	)(1)	$43
		276	(b)
Restricted cash	—	81	(c)	—		—		81	—	—		81
Current receivables, net	160	—		—		—		160	30	—		190
Accounts receivable from affiliates	19	—		—		—		19	—	—		19
Prepaid and other	25	—		—		—		25	9	—		34
Deferred income tax, net	10	13	(i)	—		—		23	4	5	(p)	32

Total current assets	251	333		1,160		(1,160)		584	46	(231)		399

Property, plant, and equipment, net	1,628	—		—		—		1,628	269	—		1,897
Goodwill	—	—		—		—		—	499	(499	)(m)	574
										574	(o)
Investments	—	—		—		—		—	7	—		7
Intangible assets, net	2	(2	)(e)	—		—		—	12	(12	)(m)	170
										170	(o)
Prepaid pension asset	37	2	(f)	—		—		39	—	—		39
Debt issue costs, net	—	—		—		—		—	7	(7	)(m)	25
										25	(l)
Deferred income tax, net	—	—		—		—		—	56	(56	)(p)	—
Other	20	—		—		—		20	1	—		21

Total assets	$1,938	333		1,160		(1,160)		2,271	897	(36)		$3,132

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$59	(4	)(g)	—		—		51	35	—		$86
		(4	)(h)	—		—
Accounts payable to affiliates	117	(12	)(h)	—		—		105	—	—		105
Dividend payable	—	—		—		—		—	14	—		14
Other current liabilities	47	12	(c)	—		—		79	19	—		98
		20	(d)
Accrued interest payable	—	—		—		—		—	1	(1	)(l)	—
Current portion of long-term debt	—	—		—		—		—	1	(1	)(l)	—
Interest rate swaps	—	—		—		—		—	7	—		7
Current portion of capital lease obligations	2	—		—		—		2	—	—		2

Total current liabilities	225	12		—		—		237	77	(2)		312

Long-term liabilities:
Long-term debt, net of current portion	—	—		1,700	(k)	—		1,700	624	26	(l)	2,114
										(236	)(l)
Capital lease obligations	10	—		—		—		10	—	—		10
Employee benefit obligations	409	(182	)(f)	—		—		213	—	—		213
		(14	)(g)
Deferred income taxes, net	141	79	(i)	—		—		220	—	(20	)(p)	200
Interest rate swaps	—	—		—		—		—	27			27
Unamortized investment tax credits	6			—		—		6	—	—		6
Other liabilities	27	20	(c)	—		—		47	7	—		54

Total long-term liabilities	593	(97)		1,700		—		2,196	658	(230)		2,624

Stockholders’ equity:
Common stock	—	—		—		—		—	—	1	(o)	1
Parent company investment	1,120	488	(j)	(540	)(k)	(1,068	)(k)	—	—	—		—
Additional paid-in capital	—	—		—		(92	)(k)	(92)	478	(478	)(n)	265
										357	(o)
Accumulated other comprehensive income (loss), net	—	(70	)(f)	—		—		(70)	(10)	10	(n)	(70)
Accumulated deficit	—	—		—		—		—	(306)	306	(n)	—

Total stockholders’ equity (deficit)	1,120	418		(540)		(1,160)		(162)	162	196		196

Total liabilities and stockholders’ equity	$1,938	333		1,160		(1,160)		2,271	897	(36)		$3,132

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statement of Income
For The Year Ended December 31, 2007

	Verizon’s Maine,
	New Hampshire	Adjustments/
	& Vermont	Elimination				Pro Forma Add
	Operations,	of Affiliate		Spinco, as	FairPoint	(Deduct)
	as reported	Balances		Adjusted	as Reported	Adjustments		Combined
	(In millions, except per share data)

Revenues	$1,197	(4	)(q)	$1,192	283	—		1,475
		(1	)(r)

Operating expenses:
Operating expenses, excluding depreciation and amortization					218	(218	)(bb)	—
Cost of services and sales, excluding depreciation and amortization	556	(4	)(q)	519	—	98	(bb)	617
		(1	)(r)
		(32	)(s)
Selling, general and administrative expense	289	(10	)(s)	279	—	120	(bb)	347
						(52	)(z)
Depreciation and amortization	233	—		233	51	14	(v)	298
Gain on sale of operating assets	—	—		—	(2)	—		(2)

Total operating expenses	1,078	(47)		1,031	267	(38)		1,260

Income from operations	119	42		161	16	38		215

Other income (expense):
Interest expense	(70)	69	(t)	(1)	(40)	(175	)(y)	(179)
						(3	)(y)
						40	(y)
Interest and dividend income	—	—		—	1	—		1
Net gain on sale of investments and other assets					50	(46	)(w)	4
Loss on derivative instruments	—	—		—	(17)	17	(x)	—
Equity in net earnings of investees	—	—		—	5	(5	)(w)	—
Other nonoperating, net	3	—		3	—	—		3

Total other expense	(67)	69		2	(1)	(172)		(171)

Income before income taxes	52	111		163	15	(134)		44
Income tax (expense) benefit	(19)	(46	)(u)	(65)	(9)	54	(aa)	(20)
Net income	$33	65		98	6	(80)		$24

Basic weighted average shares outstanding*					34.7	54.0	(cc)	88.7
Diluted weighted average shares outstanding					35.0	54.0	(cc)	89.0
Basic earnings per common share:
Continuing operations					$0.16			$0.27
Diluted earnings per common share:
Continuing operations					$0.16			$0.27

*	Spinco currently has 1,000 shares of outstanding stock. Prior to the spin-off and the merger, Spinco will effect a reclassification of the outstanding shares of its common stock into additional outstanding shares of its common stock. All of these shares will then be converted into shares of FairPoint common stock in the merger as discussed elsewhere in this information statement/prospectus. No earnings per share calculations have been provided related to Spinco.

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Immediately prior to the effective date of the spin-off, the Verizon Group will contribute or cause to be contributed to Spinco and entities that will become Spinco’s subsidiaries selected assets, selected liabilities and parent funding as reported related to Verizon’s wireline operations in Maine, New Hampshire and Vermont. The amounts of the contributed assets and liabilities reflected in the pro forma condensed combined balance sheet have been based upon the December 31, 2007 carrying values and are subject to change.

Balance Sheet

(a) This adjustment reflects the removal of short-term investments of $37 million associated with the cash equivalents held in trust to pay for certain employee benefits. These assets will not be contributed to Spinco or its subsidiaries.

(b) This adjustment of $276 million reflects an additional working capital contribution to Spinco required by the orders of the state regulatory authorities of $235.5 million, calculated before the adjustment to other current liabilities discussed in Note (c) below, in addition to the initial target working capital of $50.5 million, without giving effect to any adjustments which might be required under the distribution agreement. Pursuant to the distribution agreement, if the actual working capital amount transferred to Spinco by Verizon in the spin-off is less than the $50.5 million initial target working capital amount, then Verizon will pay to the combined company the difference between the actual working capital amount and the target working capital amount. If the actual working capital transferred to Spinco by Verizon in the spin-off exceeds the target working capital amount set forth in the distribution agreement, then the combined company will pay to Verizon the difference between the actual working capital amount and the target working capital amount.

(c) This adjustment reflects a requirement that the combined company will set aside with a neutral administrator in each case, using funds provided by the Verizon Group, $6.7 million to be used by the combined company to cover the anticipated cost to remove double poles in Vermont, and $25 million to be used by the combined company for making service quality improvements and fulfilling broadband commitments under a performance enhancement plan in Vermont; and will set aside $49 million to be used by the combined company for network improvements in New Hampshire.

(d) This adjustment reflects the estimated costs associated with the preparation, printing and delivery of Spinco’s registration statement on Form 10, as well as the costs of printing this information statement/prospectus and mailing it to Verizon’s stockholders and other related fees and expenses, which are currently estimated to be $20 million.

(e) This adjustment of $2 million reflects the removal of net intangible assets associated with the Northern New England business’s non-network software. Certain internally developed software intangible assets of Verizon are allocated to the various operating companies in the normal course of business. These assets will not be contributed to Spinco or its subsidiaries, and FairPoint will be replacing these assets with new software.

(f) This adjustment reflects the elimination of the portion of the pension and OPEB liability that will not be transferred to Spinco. The $2 million prepaid pension asset adjustment relates to additional assets transferred to Spinco by the Verizon Group to fully fund the pension obligations of the active employees continuing with Spinco as part of the spin-off and the merger. The $182 million adjustment to the employee benefit obligation liability reflects the reduction in the liability related to retirees which will be retained by the Verizon Group. The $70 million adjustment is related to the funded status of the pension and OPEB plans pertaining to active employees who will continue as employees of Spinco.

These adjustments are based on a preliminary actuarial evaluation obtained from a third party. The final actuarial evaluation completed at the time of the spin-off may be different from that reflected in the pro forma numbers. This difference may be material.

(g) This adjustment reflects the removal of current accrued severance liability of $4 million, non-current accrued severance liability of $8 million, executive income deferral plan and stock-based compensation of $3 million and long-term disability liabilities of $3 million. These liabilities will not be transferred to Spinco.

(h) This adjustment reflects the removal of accounts payable balance of $16 million associated with VLD, VOL and VSSI operations that will not be transferred to Spinco.

(i) This adjustment reflects the income tax impact of the adjustments described above.

(j) To reflect the transfer of assets and liabilities from/to Verizon to give effect to the terms of the spin-off. This adjustment reflects the total adjustment necessary to parent funding to give effect to adjustments discussed in Notes (a) through (i) above.

(k) In connection with the spin-off and prior to the merger with FairPoint, it has been assumed that Spinco will borrow $1,160 million through a new senior secured credit facility and incur $540 million of indebtedness through the issuance to the Verizon Group of unsecured debt securities in a private placement for a total of $1.7 billion. Proceeds from the new credit facility will be used to make a cash payment to the Verizon Group in an amount not to exceed the Verizon Group’s estimate of the tax basis of the assets contributed to Spinco (assumed to be $1,160 million for purposes of the unaudited pro forma condensed combined financial statements).

(l) Immediately following the merger, the combined company will repay with available cash on hand (including $236 million of Spinco working capital) FairPoint’s current portion of long-term debt of $1 million and long-term debt of $624 million at December 31, 2007 under its existing credit facility with new debt of approximately $414 million (which includes $25 million of debt issuance costs associated with the issuance of the long-term debt that the combined company expects to capitalize). In addition, FairPoint will pay approximately $1 million in accrued interest on its outstanding debt. The following table presents the estimated long-term debt outstanding of the combined company immediately following the merger on a pro forma basis (in millions):

Bank debt of combined company:
Senior secured 6-year revolving credit facility, variable rate and unused fee of 0.375%(1)	$—
Senior secured term loan A facility — 6-year maturity, variable rate(2)	500
Senior secured term loan B facility — 7-year maturity, variable rate(2)	1,074
Senior secured 12-month delayed draw term loan — 7-year maturity, variable rate and unused fee of 0.75%(3)	—

Total bank debt	1,574
Spinco securities, fixed rate	540

Total bank debt and Spinco securities	2,114
Current portion of long-term debt	—

Total long-term debt	$2,114

(1)	Assumes the entire balance of $200 million is unused at the closing date.

(2)	The interest on a portion of the senior secured term loan debt is expected to be fixed through the use of interest rate swap agreements. The total fixed portion was assumed to be $540 million as of December 31, 2007.

(3)	Assumes the entire amount available of $200 million is unused at the date of closing.

It has been assumed that the senior secured term loan debt will consist of $1,160 million borrowed at Spinco plus $414 million borrowed to refinance existing FairPoint debt and to pay debt issuance costs. The $540 million in Spinco securities represents the debt securities issued to the Verizon Group as discussed in Note (k) above.

The above table presents the total pro forma long-term debt obligations of the combined company. The final amount of bank debt and Spinco securities that will be issued will be determined prior to the closing of the transaction. To the extent additional Spinco securities are issued by Spinco, the bank debt will be reduced by a corresponding amount.

The weighted average blended interest rate for the newly issued debt has been assumed to be 8.1%. A change in the weighted average interest rate of .125% would change the combined company’s annual interest expense by $1 million.

(m) This adjustment is to eliminate as of the merger date the recorded values of FairPoint’s goodwill of $499 million and customer list of $12 million and to write-off FairPoint’s remaining unamortized debt issuance costs of $7 million.

(n) This adjustment is to eliminate FairPoint’s additional paid in capital of $478 million, accumulated other comprehensive loss of $10 million and accumulated deficit accounts of $306 million as of the merger date.

(o) This adjustment represents the estimated purchase price allocation as of December 31, 2007. For purposes of determining the purchase price allocation, the fair value of all tangible and intangible assets and liabilities of FairPoint were estimated at December 31, 2007. The allocation of purchase price was as follows (in millions):

Consideration:
Value of FairPoint shares issued and outstanding at December 31, 2007(1)	$358

Total	358

Allocated to:
Current assets (excluding investment held for sale and deferred taxes)	42
Deferred income tax assets, net	29
Property, plant and equipment	269
Investments	7
Identifiable intangible assets(2)	170
Other assets	1
Repayment of FairPoint debt	(625)
Current liabilities acquired	(75)
Other long-term liabilities acquired	(34)

Goodwill(3)	$574

(1)	The value of FairPoint’s common stock was calculated on the basis of (1) 35,264,945 shares outstanding as of February 19, 2008 and (2) the closing price of FairPoint common stock on February 19, 2008 of $10.16. The final value of shares of FairPoint common stock will be based on the actual number of shares outstanding and the closing price of FairPoint stock as of the effective time of the merger.

(2)	The identifiable intangibles consisted of (1) value assigned to the FairPoint customer relationships as of December 31, 2007 of $165 million and (2) value assigned to the FairPoint franchise rights as of December 31, 2007 of $5 million. For purposes of preparing the unaudited pro forma condensed combined statement of income, FairPoint expects to amortize the fair value of the customer relationships on a straight-line basis over its average estimated life of 10 1/2 years. The franchise rights have been classified as indefinite lived intangible assets and are not subject to amortization because FairPoint expects both the renewal by the granting authorities and the cash flows generated from the franchise rights to continue indefinitely.

(3)	Goodwill of $574 million represents the excess of the purchase price of the acquired business over the fair value of the underlying identifiable net tangible and intangible assets at December 31, 2007. The preliminary allocation of value to the intangible assets was based on assumptions as to the fair value of customer relationships and franchise rights. These values were determined by use of a market approach, which seeks to measure the value of assets as compared to similar transactions in the marketplace. A third-party valuation firm will be retained to determine current fair values for the customer relationships (computed on a per customer basis) and franchise rights licenses from publicly available data for similar transactions in the wireline industry. These valuations are preliminary and do not necessarily represent the ultimate fair value of such assets that will be determined by an independent valuation firm subsequent to the consummation of the merger.

(p) This adjustment is to record the incremental deferred taxes required under SFAS No. 109, “Accounting for Income Taxes,” for the difference between the revised book basis, i.e., fair value, of FairPoint’s assets other than goodwill and liabilities recorded under purchase accounting and the carryover tax basis of those assets and liabilities. Because certain of the identifiable intangible assets recognized in the purchase price allocation had no tax basis at the time of the transaction, a deferred tax liability has been recognized for the difference in book and tax basis of the identifiable intangible assets. The pro forma adjustment to deferred income taxes was based on Spinco’s statutory tax rate of 40.4% percent. For presentation purposes, long-term deferred tax assets have been netted against long-term deferred tax liabilities, resulting in a net long-term deferred tax liability.

Statement of Income

(q) This adjustment reflects revenues and related expenses associated with VoIP and wireless directory assistance services which will not be contributed to Spinco. For the year ended December 31, 2007, the Northern New England business recorded approximately $4 million in revenue and $4 million in expenses associated with VoIP and wireless directory assistance services.

(r) This adjustment reflects revenues and related expenses associated with customers of VSSI-CPE that will not be transferred to Spinco.

(s) This adjustment reflects the elimination of the pension and OPEB expense of $42 million for the year ended December 31, 2007 that will not be transferred to Spinco. The adjustment was determined based on an actuarial study of active employees who will continue as employees of Spinco.

(t) This adjustment reflects the removal of allocated interest expense of $69 million recorded by the Northern New England business in the year ended December 31, 2007 associated with affiliate notes payables and long-term debts held by the Companies.

(u) This adjustment reflects the income tax impact on adjustments described above.

(v) This adjustment reflects the amortization of the finite-lived identifiable intangible assets recorded in this transaction as previously described in Note (o)(2) above. For purposes of determining the amount of the adjustment, the estimated life of FairPoint’s customer relationships was assumed to be 10 1/2 years and amortization expense is $16 million for the year ended December 31, 2007. In conjunction with the adjustment related to the year ended December 31, 2007, $2 million of amortization expense is eliminated as it was associated with pre-merger intangible assets.

(w) The adjustment to equity in net earnings of investors and net gains on sale of investments includes the elimination of FairPoint’s equity in net earnings of investors in Orange County — Poughkeepsie Limited Partnership. This investment was eliminated as a result of a separate but related agreement between FairPoint, Cellco and Verizon Wireless — East by which in April 2007, FairPoint sold its investment to Verizon Wireless and another third party for $55 million.

(x) This adjustment reflects the removal of losses recognized on derivative instruments of $17 million for the year ended December 31, 2007 related to forward starting interest rate swap agreements that are contingent upon completion of the merger.

(y) This adjustment is to record (1) the estimated interest expense for the year ended December 31, 2007 recognized on newly issued debt of the combined company as calculated below, (2) the amortization of capitalized debt issuance costs associated with the newly issued debt as computed below, and (3) elimination of interest expense and amortization of debt issuance costs related to the debt of FairPoint that will be repaid upon consummation of the merger as discussed in Note (l) above.

Calculation of estimated interest expense for the year ended December 31, 2007 for newly issued debt of the combined company is as follows (in millions):

Senior secured 6-year revolving credit facility	$1
Senior secured term loan A — 6-year maturity	38
Senior secured term loan B — 7-year maturity	83
Senior secured 12-month delayed draw term loan — 7-year maturity	2
Spinco securities	51

Total interest expense	$175

The weighted average blended interest rate for the newly issued debt has been assumed to be 8.1%. A change in the weighted average interest rate of .125% would change annual interest expense by $1 million. Refer to Note (l) above for more information regarding the newly issued debt.

The combined company will incur debt issuance costs associated with the new debt. Debt issuance costs are amortized over the life of the related debt. The amortization expense is expected to be $3 million per year.

A summary of the effects of the adjustments on interest expense are as follows (in millions):

Estimated interest expense related to newly issued debt of the combined company (per above)	$175
Amortization of estimated capitalized debt issuance costs associated with the newly issued debt (per above)	3
Elimination of interest expense and amortization of debt issuance costs related to repayment of borrowings outstanding under FairPoint’s existing credit agreement	(40)

Net increase in interest expense	$138

(z) This adjustment is to eliminate costs of $52 million incurred by FairPoint during the year ended December 31, 2007 which are directly related to the transactions. Following the spin-off and merger, FairPoint will not incur these charges, and accordingly, these expenses have been eliminated in the unaudited pro forma condensed combined statement of operations.

(aa) This adjustment reflects the income tax impact on adjustments described above.

(bb) Verizon’s Maine, New Hampshire and Vermont Operations present operating expenses as “cost of services and sales” and “selling and general administrative expenses.” This adjustment is to conform FairPoint’s presentation with that of Verizon’s Maine, New Hampshire and Vermont Operations.

(cc) The adjustment to both the weighted average shares outstanding and the diluted weighted average shares outstanding is to reflect the additional approximately 54 million shares of FairPoint common stock issued to effect the merger with Spinco.

Pro Forma Contractual Obligations

The following pro forma contractual obligations table represents a summary of future repayments of long-term debt obligations and related interest expense resulting from the issuance of long-term debt discussed in Notes (k) and (l) as of December 31, 2007. Management is currently in the process of evaluating the capital and operating leases of both Spinco and FairPoint and negotiating certain contracts necessary to the operations of the combined company. The capital and operating lease obligations included in the following pro forma contractual obligations table comprise the obligations of both Spinco and FairPoint:

	Payments Due by Period
		Less Than 1	1-3		More Than
	Total	Year	Years	3-5 Years	5 Years
	(In millions)

Long-term debt, including current maturities	$2,114	$—	$15	$31	$2,068
Interest payments on long-term debt obligations(a)	1,233	161	327	319	426
Capital lease obligations	17	3	7	4	3
Operating leases	23	6	10	5	2
Income tax audit settlements(b)	1	1	—	—	—

Total projected contractual obligations	$3,388	$171	$359	$359	$2,499

(a)	Excludes amortization of estimated capitalized debt issuance costs.

(b)	The $1 million of income tax related audit settlements include gross unrecognized tax benefits of $1 million as determined under FIN 48 and an immaterial amount of related gross interest. Due to the uncertainty regarding the timing of future cash outflows associated with other noncurrent unrecognized tax benefits of $9 million, Spinco and FairPoint are unable to make a reliable estimate of the periods of cash settlement with the respective tax authorities.

EXECUTIVE COMPENSATION OF FAIRPOINT

Compensation Discussion and Analysis

General Principles and Procedures

General Program Objectives

The compensation committee’s principal objective in designing compensation policies is to develop and administer a comprehensive program to attract, motivate and retain outstanding managers who are likely to enhance FairPoint’s profitability and create value for its stockholders. Within this overall compensation philosophy, the compensation committee seeks to: (1) recognize and reward sustained superior performance by individual officers and key employees; (2) pay for performance on both an individual and corporate level; (3) align stockholder and executive interests by placing a significant portion of executive compensation “at risk”; (4) tie executive compensation to the achievement of certain short-term and long-term performance objectives of FairPoint; and (5) offer a total compensation program that takes into account the compensation practices of comparable companies.

In order to more closely align NEO compensation with the long-term interests of FairPoint stockholders, the intent of the compensation committee is to generally provide less incentive compensation in the form of cash bonuses than it does in the form of stock-based compensation having service and performance based future vesting requirements. The compensation committee engaged an independent consultant, Findley Davies, in 2006 to review its stock award levels and to benchmark the levels of all components of compensation.

Specific Principles for Determining Executive Compensation

The table below identifies and explains the reason for each component of NEO compensation. See “— Executive Compensation Decisions for 2006” for amounts and further detail.

Element:	Reason for Element

Salary	FairPoint’s career-oriented philosophy toward executive compensation requires a competitive base salary as a starting point. The compensation committee establishes the base salaries for FairPoint’s NEOs as fixed amounts in order to provide a reliable indication of the minimum amount of compensation that each NEO will receive in a given year.
Bonus	FairPoint maintains an Annual Incentive Plan under which its NEOs and other key employees may earn annual cash and/or restricted stock bonuses based on corporate and individual performance. The Annual Incentive Plan is designed to provide an incentive for executives to attain goals. The compensation committee establishes and approves the goals of the chief executive officer and the chief executive officer approves the goals of the other NEOs and the compensation committee reviews them.
Restricted Stock Awards	FairPoint maintains the 2005 Stock Incentive Plan, which allows for a variety of stock-based awards that are available to link employee compensation to stockholders’ interest and encourage the creation of long-term value for FairPoint stockholders by increasing the retention of qualified key employees. In 2006, the compensation committee relied on restricted stock awards for this purpose.

Element:	Reason for Element

Deferred Compensation	FairPoint maintains a Non-Qualified Deferred Compensation Plan, referred to as the NQDC Plan, that covers certain employees. The NQDC Plan allows highly compensated individuals to defer additional compensation beyond the limitations of the 401(k) plan. Company matching contributions are made according to the same percentage of deferrals as is made under FairPoint’s 401(k) plan, but only with respect to compensation that exceeds the limits for the 401(k) plan.
Perquisites	FairPoint’s NEOs have received some or all of the following perquisites: supplemental life and disability insurance, use of a company vehicle, spousal travel benefits, and in one instance, payment of country club dues. Perquisites paid to FairPoint’s chief executive officer were eliminated in March 2006 as part of a new employment agreement. All other perquisites for NEOs have been eliminated as of January 1, 2007.
Post-employment Benefits	Retirement. FairPoint maintains a standard 401(k) plan that includes an employer matching contribution up to an amount equal to 4 1/2% of each participant’s compensation.
Welfare Benefits. FairPoint provides, on equal terms for all employees, group term life insurance, group health insurance, and short-term and long-term disability insurance.
Severance and Change in Control Benefits. FairPoint will provide severance benefits to NEOs at levels that FairPoint considers conservative yet competitive when compared to those offered by its peers.
FairPoint believes that the foregoing benefits are necessary and appropriate in order to attract and retain qualified NEOs.

Method for Determining Amounts

Base Salary

The compensation committee determines the level of base salary for FairPoint’s chief executive officer and the other executive officers with the general goal of providing competitive salaries. Decisions take into account independent studies and surveys prepared by consultants based on publicly available information with respect to other comparable communications companies. In addition, with respect to each executive officer, including the chief executive officer, the compensation committee considers the individual’s performance, including that individual’s total level of experience in the communications industry, his or her record of performance and contribution to FairPoint’s success relative to his or her job responsibilities and annual goals, as well as his or her overall service to FairPoint.

Annual Incentive Compensation Awards

The annual incentive awards are based on a combination of corporate and individual goals having specific financial and operational objectives such as the following: FairPoint achieving a specified EBITDA target, FairPoint working within a specified total debt to EBITDA ratio, FairPoint achieving certain free cash flow and revenue targets, FairPoint generating sufficient cash available for dividends, FairPoint accomplishing certain budgetary, operational and regulatory goals and providing company and industry leadership. FairPoint generally establishes bonus targets and performance criteria at the end of each year for the following year.

Long-Term Incentive Awards

In determining the long-term incentive component of the chief executive officer’s compensation, the compensation committee considers, among other factors selected by the compensation committee, FairPoint’s performance and relative stockholder return, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to the chief executive officer in past years. With respect to the amount of long-term incentive awards for non-chief executive officer management and key employees, the compensation committee considers the recommendation of the chief executive officer and takes into account the amount of long-term incentive awards granted to peer executives among comparable companies. The compensation committee also obtains and reviews market compensation data from a compensation consultant.

The compensation committee determines the vesting schedule for future stock awards under the 2005 Stock Incentive Plan and considers past award levels and their vesting when making current determinations.

The compensation committee is considering the adoption of a policy relating to the re-coupment of stock awards and their proceeds if an NEO’s fraud or misconduct triggers a material financial restatement. No such policy currently exists. FairPoint does not in any way time its stock awards to the release of material non-public information.

Deferred Compensation

FairPoint maintains a nonqualified deferred compensation plan, referred to as the NQDC Plan, for NEOs and other select executives in order to enable them to defer compensation in excess of the limits applicable to them under FairPoint’s 401(k) plan. Company matching contributions are made to the NQDC Plan according to the same percentage of deferrals as is made under FairPoint’s 401(k) plan, but only with respect to compensation that exceeds the limits for the 401(k).

Perquisites

Prior to 2007, certain of FairPoint’s executive officers received Company-provided supplemental life and disability insurance, use of a Company-provided vehicle and, for FairPoint’s chief executive officer, payment of country club dues. The compensation committee provides perquisites to certain key executives that it believes are reasonable and consistent with its overall compensation program to better enable FairPoint to attract and retain superior employees for key positions.

Retirement and Welfare Benefits

FairPoint’s NEOs participate in its standard broad-based 401(k) and welfare plans, and thereby receive, for example, group health insurance, group term life insurance and short-term and long-term disability insurance. The costs of these benefits constitutes only a small percentage of each of FairPoint’s executive officer’s total compensation.

Post-employment Severance and Change in Control Benefits

FairPoint provides post-employment severance and change in control benefits to Mr. Johnson, pursuant to an employment agreement, and to Mr. Leach, Mr. Nixon, Mr. Crowley and Ms. Linn, pursuant to change in control and severance agreements. The severance benefits for these executives are generally paid only if the executives are terminated without cause and they do not voluntarily resign. The severance benefits are also provided if any termination of employment occurs because of a change in control. In addition to severance payments, each executive is entitled to continued welfare benefits for a limited period. Mr. Johnson’s severance benefits are also subject to a covenant not to compete with FairPoint. See “Other Compensation Arrangements — Change in Control and Severance Agreements,” for further information regarding the change in control and severance agreements.

Executive Compensation Decisions for 2006

Discussed below are the key components of the compensation that FairPoint’s NEOs received in 2006 as categorized in the Summary Compensation Table. Based on the fair value of equity awards granted to NEOs in 2006, their base salaries generally accounted for approximately 30% of their total compensation, while incentive compensation, including annual bonuses, accounted for approximately 67% of their total compensation. The compensation committee believes that the balance described below of 2006 levels for salary, cash bonus, restricted stock, and other benefits reflect both (i) an appropriate and performance-oriented structure for total compensation, and (ii) a suitable correlation of total NEO compensation to FairPoint’s strong financial and business performance in 2006.

Base Salary

In March of 2006, upon the recommendation of the compensation committee, FairPoint’s board of directors approved a new employment agreement for Mr. Johnson which, among other things, provided for an increase in his annual base salary to $460,000 and eliminated all executive perquisites. The base salaries of the other NEOs increased approximately 2% compared to 2005.

Cash Bonus

The compensation committee established the 2006 target bonuses and related performance goals for certain members of FairPoint’s senior management under the FairPoint Communications, Inc. Annual Incentive Plan, or the Annual Incentive Plan, on December 14, 2005 and, accordingly, FairPoint paid bonuses equal to the established target levels discussed below.

Below is a chart that identifies the target bonus for each NEO who was eligible to participate in the Annual Incentive Plan in 2006 and the performance criteria used to evaluate the NEO’s performance. The performance criteria were weighted as indicated. The compensation committee, in its sole discretion but with input from the chief executive officer for all NEOs other than himself, determines whether or not individual performance goals were satisfied. Any bonus awards are subject to the terms of the Annual Incentive Plan.

		Bonus Target
		(% of 2006
		Annual Base
Executive	Position	Salary)	Performance Criteria

Eugene B. Johnson	Chief Executive Officer	100%	(i) 50% — FairPoint achieving a specified EBITDA target for 2006; (ii) 20% — FairPoint not exceeding a specified total debt to EBITDA ratio for 2006; (iii) 10% — providing company and industry leadership to the public policy debate around Universal Service Fund and intercarrier compensation; (iv) 10% — leading succession planning efforts for all key positions in FairPoint; and (v) 10% — continuing to foster a culture that places a premium on high standards of ethical behavior and integrity.

		Bonus Target
		(% of 2006
		Annual Base
Executive	Position	Salary)	Performance Criteria

Peter G. Nixon	Chief Operating Officer	50%	(i) 70% — FairPoint achieving a specified EBITDA target for 2006; (ii) 15% — effecting certain operational improvements; (iii) 5% — developing FairPoint’s employees; (iv) 5% — supporting public policy initiatives and FairPoint complying with the internal control requirements of the Sarbanes-Oxley Act; (v) 2.5% — achieving specified customer service and community relations goals; and (v) 2.5% — promoting workers’ safety and reducing workers compensation claims.
John P. Crowley	Executive Vice President and Chief Financial Officer	50%	(i) 60% — FairPoint achieving a specified EBITDA target for 2006 and generating sufficient cash available for dividends to maintain the current dividend level; (ii) 20% — improving FairPoint’s investor relations efforts; (iii) 15% — FairPoint complying with the internal control requirements of the Sarbanes-Oxley Act and effecting certain operating efficiencies; and (iv) 5% — complying with FairPoint’s safety, ethics and business conduct initiatives.
Walter E. Leach, Jr.	Executive Vice President, Corporate Development	50%	(i) 55% — FairPoint completing a specified amount of rural local exchange carrier acquisitions which satisfy certain criteria; (ii) 25% — developing new lines of business; and (iii) 15% — managing FairPoint’s non-strategic assets.

		Bonus Target
		(% of 2006
		Annual Base
Executive	Position	Salary)	Performance Criteria

Shirley J. Linn	Executive Vice President, General Counsel and Secretary	40%	(i) 40% — meeting the needs of FairPoint’s various departments; (ii) 30% — standardizing and enhancing FairPoint’s compliance with public company and corporate governance requirements; (iii) 10% — assisting in FairPoint’s compliance with the internal control requirements of the Sarbanes-Oxley Act; (iv) 10% — assessing performance and cost of FairPoint’s outside legal advisors; and (v) 10% — facilitating board and board committee communications.

The compensation committee made bonus decisions in January 2007 to the general effect that each NEO had satisfied all (or substantially all) of their performance goals for 2006. Cash bonus awards were consequently paid at various levels from 88% to 121% of the target levels based on actual performance by the NEOs against these goals.

Restricted Stock Awards

Mr. Johnson’s March 2006 employment agreement provided for the grant of 50,000 shares of restricted stock coincident with the execution of his employment agreement. In addition, his employment agreement provides for an additional grant of 50,000 shares of restricted stock on each of January 1, 2007 and January 1, 2008 provided Mr. Johnson is not terminated for cause and/or voluntarily resigns. Mr. Johnson received 50,000 shares of restricted stock on January 1, 2007. The compensation committee also awarded 50,000 shares of restricted stock to Ms. Linn and Mr. Crowley in December 2006. Both Ms. Linn and Mr. Crowley received the awards at the discretion of the compensation committee, for excellent individual corporate performance in 2006.

In September 2006, the compensation committee also approved grants to various employees based on their title and current salary. For example, all employees who were executive vice presidents or above received a grant, valued on the date of grant, equal to 75% of their respective base salaries. Each of the NEOs received shares of restricted stock as part of this grant, except the chief executive officer.

Perquisites

In 2006, FairPoint provided NEOs with limited perquisites and other personal benefits (such as use of company automobiles, additional life and disability insurance benefits and, for the chief executive officer, reimbursement of country club dues). The compensation committee believes these perquisites were reasonable and consistent with the objective of better enabling FairPoint to attract and retain superior employees for key positions. The compensation committee has eliminated all perquisites beginning on January 1, 2007.

Post-employment Benefits

Mr. Johnson’s 2006 employment agreement entitles him to receive the following severance and/or change-in-control benefits provided he continues to work as chief executive officer until the end of his term of employment (currently, December 31, 2008), provided FairPoint does not terminate his employment for cause, or he does not voluntarily resign: payment of his base salary as of the termination date for the remainder of the employment period plus one year thereafter (subject to suspension for a breach of Mr. Johnson’s covenant not to compete with FairPoint); continued medical coverage for Mr. Johnson and his wife for the life of each under FairPoint’s medical benefits plans; and, continued vesting of all unvested restricted stock outstanding as of the termination date.

Pursuant to a letter agreement between Mr. Leach and FairPoint, upon termination of Mr. Leach’s employment by FairPoint without cause (including upon a change of control), Mr. Leach is entitled to a lump sum payment amount equal to twelve months of his base salary (as of the date of termination), and continued long-term disability, term life insurance and medical benefits for twelve months following such date of termination. Mr. Leach’s employment agreement was superseded by a Change in Control and Severance Agreement entered into by FairPoint and Mr. Leach on March 14, 2007.

Pursuant to letter agreements, upon termination of employment without cause (including upon a change of control), Mr. Nixon, Mr. Crowley and Ms. Linn are entitled to receive from FairPoint in a lump sum payment an amount equal to twelve months of base salary as of the date of termination, plus the continuation of certain benefits, including medical benefits, for twelve months. Each of Mr. Nixon’s, Ms. Linn’s and Mr. Crowley’s letter agreements was superseded by a Change in Control and Severance Agreement entered into by FairPoint and each individual, in each case, on March 14, 2007.

Tax Considerations

Section 162(m) of the Internal Revenue Code, or the Code, generally disallows a tax deduction to public corporations for compensation, other than performance-based compensation, over $1 million paid for any fiscal year to any of the corporation’s chief executive officer and four other highly compensated executive officers as of the end of any fiscal year. The Company’s policy is to qualify its executive officers’ for deductibility under Section 162(m) to the extent the compensation committee determines such to be appropriate. In 2006, compensation did not exceed the deductibility limits of Section 162(m) for any NEO. The compensation committee remains aware of the Code Sections 162(m) and 409A limitations and the available exemptions and special rules, and will address the issue of 162(m) deductibility and 409A compliance when and if circumstances warrant the use of such exemptions or other considerations.

Compensation Committee Interlocks and Insider Participation

During 2006, decisions on various elements of executive compensation were made by FairPoint’s compensation committee. No officer, employee or former officer of FairPoint served as a member of its compensation committee during 2006. No committee member had any interlocking relationships requiring disclosure under applicable rules and regulations.

For a description of certain relationships and transactions with members of FairPoint’s board of directors or their affiliates, see “Certain Relationships and Related Party Transactions.”

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the NEOs for the fiscal year ended December 31, 2006.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
						Non-Equity	Change in
						Incentive	Pension Volume	All
				Stock	Option	Plan	and NQ	Other
		Salary	Bonus	Awards	Awards	Compensation	DC Earnings	Compensation	Total
Name and Principal Position	Year	$(1)	$(2)	$(3)	$	$	$	$(4)(5)	$

Eugene B. Johnson	2006	434,740	394,140	1,171,158	—	—	—	25,647	2,025,685
Chairman of the Board of Directors and Chief Executive Officer
John Crowley	2006	234,808	104,629	233,840	—	—	—	21,577	594,854
Executive Vice President, Chief Financial Officer
Shirley J. Linn	2006	204,808	99,100	176,209	—	—	—	11,835	491,952
Executive Vice President, General Counsel and Secretary
Peter G. Nixon	2006	219,755	97,641	189,063	—	—	—	30,674	537,133
Chief Operating Officer
Walter E. Leach, Jr.	2006	214,808	129,325	302,060	—	—	—	40,102	686,295
Executive Vice President, Corporate Development

(1)	The amounts shown in column (c) include amounts of salary compensation deferred by the executive officer in 2006 under the NQDC Plan. The amount of deferrals under this plan in 2006 were $36,221 by Mr. Crowley, $2,055 by Ms. Linn, $4,562 by Mr. Nixon and $6,950 by Mr. Leach.

(2)	For the year ended December 31, 2006, amounts in column (d) represent bonuses which were earned during 2006 and paid in February 2007. The amounts in column (d) include amounts of bonus compensation deferred under the NQDC Plan by Mr. Crowley in the amount of $51,965, Ms. Linn in the amount of $1,968, Mr. Nixon in the amount of $1,939 and Mr. Leach in the amount of $4,945.

(3)	The amounts in column (e) reflect the dollar amount of compensation expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, adjusted to eliminate the effect of any forfeiture assumption, in accordance with SFAS 123(R) of awards pursuant to the 2005 Stock Incentive Plan and thus include amounts from awards granted during and prior to 2006. Please see Note 13 to FairPoint’s Consolidated Financial Statements for the fiscal year ended December 31, 2006 for more information about the assumptions FairPoint uses to determine the value of equity-based awards and the amount of compensation expense recognized.

(4)	The amount shown in column (i) reflects for each NEO:

•	Matching contributions made by FairPoint to its 401(k) savings plan in the amounts of $9,900 for Mr. Johnson, $9,900 for Mr. Crowley, $9,900 for Ms. Linn, $9,900 for Mr. Nixon and $9,900 for Mr. Leach;

•	Contributions made by FairPoint to term life insurance plans in the amounts of $1,312 for Mr. Johnson, $690 for Mr. Crowley, $1,304 for Ms. Linn, $713 for Mr. Nixon and $704 for Mr. Leach;

•	Additional life insurance benefits of $4,699 for Mr. Leach;

•	Contributions made by FairPoint to the NQDC Plan in the amount of $155 for Mr. Crowley, $631 for Ms. Linn, $998 for Mr. Nixon and $1,575 for Mr. Leach;

•	Vehicle fringe benefits of $4,679 paid to Mr. Johnson, $6,499 paid to Mr. Crowley, $11,438 paid to Mr. Nixon and $9,773 paid to Mr. Leach;

•	Amounts paid to “gross-up” certain bonus payments during the year for taxes in the amount of $5,774 for Mr. Johnson, $4,333 for Mr. Crowley, $7,625 for Mr. Nixon and $11,169 for Mr. Leach; and

•	Other miscellaneous perquisites in the amount of $3,982 are included for Mr. Johnson and in the amount of $2,281 for Mr. Leach.

(5)	The value attributable to personal use of company-provided automobiles (as calculated in accordance with Internal Revenue Service guidelines) are included as compensation on the W-2 of NEOs who receive such benefit. Each such NEO is responsible for paying income tax on such amount.

Grants of Plan-Based Awards

		Estimated Future Payouts			Estimated Future Payouts
		Under Non-Equity Incentive			Under Equity Incentive
		Plan Awards			Plan Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
								All Other	All Other
								Stock Awards:	Option Awards:	Exercise	Grant Date
								Number of	Number of	or Base	Fair Value of
								Shares of	Securities	Price of	Stock And
								Stock or	Underlying	Option	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)(1)	(#)	(#)(2)	(#)	($/Sh)	($)

Eugene B. Johnson	17-Mar-06	—	—	—	—	—	—	50,000	—	—	701,000
Chairman of the Board of Directors and Chief Executive Officer
John Crowley	8-Sep-06	—	—	—	—	—	—	12,589	—	—	205,578
Executive Vice	5-Dec-06	—	—	—	—	—	—	50,000	—	—	945,000
President, Chief Financial Officer
Shirley J. Linn	8-Sep-06	—	—	—	—	—	—	10,982	—	—	179,336
Executive Vice	5-Dec-06	—	—	—	—	—	—	50,000	—	—	945,000
President, General Counsel and Secretary
Peter G. Nixon	8-Sep-06	—	—	—	—	—	—	11,783	—	—	192,416
Chief Operating Officer
Walter E. Leach, Jr.	8-Sep-06	—	—	—	—	—	—	11,518	—	—	188,089
Executive Vice President, Corporate Development

(1)	In accordance with Mr. Johnson’s employment agreement, he is scheduled to receive additional grants of restricted stock on January 1, 2007 and January 1, 2008 in the amount of 50,000 shares on each date. These shares are not included in this table as they had not been granted as of December 31, 2006.

(2)	The amounts shown in column (i) reflect the number of shares of stock granted to each NEO in 2006 pursuant to the 2005 Stock Incentive Plan.

Outstanding Equity Awards at December 31, 2006

		Option Awards							Stock Awards
(a)		(b)		(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
													Equity
													Incentive
												Equity	Plan
												Incentive	Awards:
												Plan	Market or
												Awards:	Payout
						Equity						Number of	Value of
						Incentive Plan					Market	Unearned	Unearned
				Number of		Awards:			Number of		Value of	Shares,	Shares,
		Number of		Securities		Number of			Shares or		Shares or	Units or	Units or
		Securities		Underlying		Securities			Units of		Units of	Other	Other
		Underlying		Unexercisable		Underlying	Option		Stock That		Stock That	Rights That	Rights That
		Unexercised		Options		Unexercised	Exercise	Option	Have Not		Have Not	Have Not	Have Not
	Grant	Options		(#)		Unearned	Price	Expiration	Vested		vested	Vested	Vested
Name	Date	(#) Exercisable		Unexercisable		Options (#)	($)	Date	(#)		($)	(#)	($)

Eugene B. Johnson	5/21/1998	—		226,439	(1)	—	9.02	5/21/2008	—		—	—	—
Chairman of the	1/1/2002	—		47,373		—	36.94	1/1/2012	—		—	—	—
Board of Directors	3/12/2002	20,490		—		—	36.94	3/12/2012	—		—	—	—
and Chief Executive	2/8/2005	—		—		—	—	—	126,325	(4)	2,393,859	—	—
Officer	3/17/2006	—		—		—	—	—	50,000		947,500	—	—
John Crowley	9/21/2005	—		—		—	—	—	37,500	(5)	710,625	—	—
Executive Vice	9/8/2006	—		—		—	—	—	12,589	(4)	238,562	—	—
President, Chief	12/5/2006	—		—		—	—	—	50,000	(4)	947,500	—	—
Financial Officer
Shirley J. Linn	3/12/2002	9,209		—		—	36.94	3/12/2012	—		—	—	—
Executive Vice	12/12/2003	7,106	(2)	7,106	(2)	—	36.94	12/12/2013	—		—	—	—
President, General	12/12/2003	—		—		—	—	—	2,369	(3)	44,893	—	—
Counsel and	2/8/2005	—		—		—	—	—	33,159	(5)	628,363	—	—
Secretary	9/8/2006	—		—		—	—	—	10,982	(4)	208,109	—	—
	12/5/2006	—		—		—	—	—	50,000	(4)	947,500	—	—
Peter G. Nixon	5/21/1998	—		18,949	(1)	—	9.02	5/21/2008	—		—	—	—
Chief Operating	3/12/2002	8,419		—		—	36.94	3/12/2012	—		—	—	—
Officer	12/12/2003	11,893	(2)	11,893	(2)	—	36.94	12/12/2013	—		—	—	—
	12/12/2003	—		—		—	—	—	3,965	(3)	75,137	—	—
	2/8/2005	—		—		—	—	—	42,634	(5)	807,914	—	—
	9/8/2006	—		—		—	—	—	11,783	(4)	223,288	—	—
Walter E. Leach, Jr.	5/21/1998	—		115,475	(1)	—	9.02	5/21/2008	—		—	—	—
Executive Vice	3/12/2002	77,364		—		—	36.94	3/12/2012	—		—	—	—
President,	12/12/2003	—		—		—	—	—	3,159	(3)	59,863	—	—
Corporate	2/8/2005	—		—		—	—	—	71,058	(5)	1,346,549	—	—
Development	9/8/2006	—		—		—	—	—	11,518	(4)	218,266	—	—

(1)	Options granted to certain NEOs on May 21, 1998 were subject to certain conditions and therefore, were not exercisable. These options were subsequently cancelled on February 5, 2007.

(2)	These options vest one-fourth per year beginning on December 12, 2005 and ending on December 12, 2008.

(3)	These restricted units vest one-third per year beginning on December 12, 2006.

(4)	These restricted shares vest one-third per year on the first, second, and third anniversary dates.

(5)	These restricted shares vest one-fourth per year on the first, second, third and fourth anniversary dates.

Option Exercises and Stock Vested

None of the NEOs exercised any stock options during the fiscal year ended December 31, 2006.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	Upon Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)

Eugene B. Johnson	—	—	63,163	872,913
Chairman of the Board of Directors and Chief Executive Officer
John Crowley	—	—	12,500	213,125
Executive Vice President, Chief Financial Officer
Shirley J. Linn	—	—	11,054	152,766
Executive Vice President, General Counsel and Secretary			1,184	22,851
Peter G. Nixon	—	—	14,212	196,410
Chief Operating Officer			1,982	38,253
Walter E. Leach, Jr.	—	—	23,686	327,341
Executive Vice President, Corporate Development			1,579	30,475

Nonqualified Deferred Compensation

Pursuant to the NQDC Plan, certain executives, including NEOs, may defer a portion of their annual salary and bonuses. Deferral elections are made by eligible executives in each year for amounts to be earned in the following year. An executive can defer up to 50% of his or her annual salary and up to 100% of his or her annual bonus.

(a)	(b)	(c)	(d)	(e)	(f)
	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
	in Last FY	in Last FY	in Last FY	Distributions	at Last FYE
Name	($)	($)	($)	($)	($)

Eugene B. Johnson	—	—	12,499	—	91,797
Chairman of the Board of Directors and Chief Executive Officer
John Crowley	88,186	155	4,048	—	95,821
Executive Vice President, Chief Financial Officer
Shirley J. Linn	4,023	631	2,079	—	20,880
Executive Vice President, General Counsel and Secretary
Peter G. Nixon	6,501	998	334	—	11,754
Chief Operating Officer
Walter E. Leach, Jr.	11,895	1,575	4,881	—	38,690
Executive Vice President, Corporate Development

Potential Payments Upon Termination or Change of Control

FairPoint has an employment agreement with Eugene B. Johnson and letter agreements with Peter G. Nixon, John P. Crowley, Walter E. Leach, Jr. and Shirley J. Linn. These agreements are summarized below.

Eugene B. Johnson.  In March 2006, FairPoint extended the existing employment agreement with Mr. Johnson, originally entered into in December 2002, pursuant to Mr. Johnson will continue as FairPoint’s chief executive officer and/or chairman of its board of directors until December 31, 2008. The employment agreement provides that Mr. Johnson will receive an annual base salary of $460,000, an annual discretionary bonus, and Mr. Johnson shall be entitled to participate in all incentive, savings, stock option and retirement plans, practices, policies and programs applicable generally to other senior management. If Mr. Johnson’s employment is terminated without cause during the term of his employment agreement (including upon a change in control) he is entitled to receive payment of his salary as of the termination date for the remainder of the employment period, subject to suspension for a breach of Mr. Johnson’s covenant not to compete with FairPoint. Upon the expiration of the term of Mr. Johnson’s employment agreement at December 31, 2008, unless extended, he is entitled to receive payment of his salary as of the expiration date for one year thereafter. The employment agreement also provides that upon (i) the expiration of Mr. Johnson’s employment period, or (ii) the termination of Mr. Johnson’s employment as chief executive officer without cause, Mr. Johnson is entitled to receive certain benefits. These benefits include continued medical coverage for Mr. Johnson and his wife for the life of each under FairPoint’s medical benefits plans and continued vesting of all restricted stock granted as of the termination date under the 2005 Stock Incentive Plan. The employment agreement supersedes and terminates all prior employment agreements and severance arrangements between Mr. Johnson and FairPoint.

Walter E. Leach, Jr.   In January 2000, FairPoint entered into an employment agreement with Mr. Leach, which agreement expired on December 31, 2003. In December 2003, FairPoint entered into a letter agreement with Mr. Leach, supplementing and modifying his employment agreement. The letter agreement provides that following the expiration of his employment agreement, Mr. Leach shall continue as an employee at will. During this period, Mr. Leach is entitled to receive certain benefits. The letter agreement also provides that upon termination of Mr. Leach’s employment by FairPoint without cause (including upon a change of control), Mr. Leach is entitled to receive from FairPoint in a lump sum payment an amount equal to his base salary as of the date of termination for a period of twelve months, plus all accrued and unpaid base salary and benefits as of the date of termination. In addition, Mr. Leach is also entitled to receive continued long-term disability, term life insurance and medical benefits following his termination for twelve months following such date of termination. Mr. Leach’s employment agreement was superseded by a Change in Control and Severance Agreement entered into by FairPoint and Mr. Leach on March 14, 2007. For more information, see “Other Compensation Arrangements — Change in Control and Severance Agreements.”

Peter G. Nixon, John P. Crowley and Shirley J. Linn.  In November 2002, FairPoint entered into a letter agreement with each of Mr. Nixon and Ms. Linn. In May 2005, FairPoint entered into a letter agreement with Mr. Crowley. The letter agreements provide that upon the termination of each person’s respective employment with FairPoint without cause (including upon a change of control), each person is entitled to receive from FairPoint a lump sum payment in an amount equal to twelve months of such executive’s base salary as of the date of termination, plus the continuation of certain benefits, including medical benefits, for twelve months. Each of Mr. Nixon’s, Ms. Linn’s and Mr. Crowley’s letter agreements was superseded by a Change in Control and Severance Agreement entered into by FairPoint and each individual, in each case, on March 14, 2007. For more information, see “Other Compensation Arrangements — Change in Control and Severance Agreements.”

The following table shows the amounts that would have been payable under the agreements with the NEOs if their employment had terminated on December 31, 2006.

	Value of Amounts Payable
		Acceleration and
		Continuation of
		Equity Awards	Continuation of
		(Unamortized	Medical/Welfare	Total
	Cash	Expense as of	Benefits	Termination
	Severance	12/31/06)	(Present Value)	Benefits
Reason for Payment:	($)	($)	($)	($)

Eugene B. Johnson
Involuntary termination	0	0	0	0
Voluntary retirement	0	0	0	0
Without cause or after change in control	920,000	2,448,234	137,754	3,505,979
John Crowley
Involuntary termination	0	0	0	0
Voluntary retirement	0	0	0	0
Without cause or after change in control	251,500	0	6,048	257,548
Shirley J. Linn
Involuntary termination	0	0	0	0
Voluntary retirement	0	0	0	0
Without cause or after change in control	220,000	0	15,132	235,132
Peter G. Nixon
Involuntary termination	0	0	0	0
Voluntary retirement	0	0	0	0
Without cause or after change in control	245,000	0	15,132	260,132
Walter E. Leach, Jr.
Involuntary termination	0	0	0	0
Voluntary retirement	0	0	0	0
Without cause or after change in control	237,500	0	15,132	252,632

2007 Bonus Criteria for Executive Officers

In March 2007, the compensation committee of FairPoint’s board of directors established the 2007 target bonuses and related performance goals for certain members of the company’s senior management under FairPoint’s Annual Incentive Plan.

Eugene B. Johnson, FairPoint’s Chief Executive Officer, is entitled to a target bonus of up to 100% of his 2007 annual base salary. The target bonus for Mr. Johnson will be based on the following performance criteria (weighted as indicated): (i) 50% — supporting the merger, including the achievement of all major project goals; (ii) 20% — FairPoint achieving a specified Adjusted EBITDA target for 2007; (iii) 20% — providing company and industry leadership to the rural local exchange carrier public policy debate and facilitating approval of the merger by regulatory entities; (iv) 5% — leading succession planning efforts in FairPoint; and (v) 5% — continuing to foster a culture that places a premium on high standards of ethical behavior and integrity in FairPoint’s business relationships.

Peter G. Nixon, FairPoint’s President, is entitled to a target bonus of up to 50% of his 2007 annual base salary. The target bonus for Mr. Nixon will be based on the following performance criteria (weighted as indicated): (i) 75% — overseeing the integration process for the merger, including the achievement of all major project goals; (ii) 10% — FairPoint achieving a specified Adjusted EBITDA target for 2007 and meeting certain budget expectations; (iii) 5% — effecting certain operational improvements; (iv) 2.5% — developing FairPoint’s employees; (v) 2.5% — achieving customer service objectives; (vi) 2.5% — supporting public policy initiatives and FairPoint complying with the internal controls requirements of the Sarbanes-Oxley Act; and (vii) 2.5% — promoting workers’ safety and reducing workers’ compensation claims.

Lisa R. Hood, FairPoint’s Chief Operating Officer — FairPoint Telecom Group, is entitled to a target bonus of up to 40% of her 2007 annual base salary. The target bonus for Ms. Hood will be based on the following performance criteria (weighted as indicated): (i) 60% — FairPoint achieving a specified Adjusted EBITDA target for 2007 and meeting certain budget expectations; (ii) 10% — supporting the merger, including the achievement of all major project goals; (iii) 10% — effecting certain operational improvements; (iv) 10% — achieving certain service objectives; (v) 5% — completing certain employee training initiatives; and (vi) 5% — promoting workers’ safety and reducing certain workers’ compensation claims.

John P. Crowley, FairPoint’s Executive Vice President and Chief Financial Officer, is entitled to a target bonus of up to 50% of his 2007 annual base salary. The target bonus for Mr. Crowley will be based on the following performance criteria (weighted as indicated): (i) 50% — supporting the merger, including the achievement of all major project goals; (ii) 40% — FairPoint achieving a specified Adjusted EBITDA target for 2007; (iii) 5% — improving FairPoint’s investor relations efforts; (iv) 2.5% — FairPoint complying with the internal controls requirements of the Sarbanes-Oxley Act; and (v) 2.5% — developing a plan for FairPoint’s post-merger finance and accounting staff requirements.

Walter E. Leach, Jr., FairPoint’s Executive Vice President, Corporate Development, is entitled to a target bonus of up to 50% of his 2007 annual base salary. The target bonus for Mr. Leach will be based on the following performance criteria (weighted as indicated): (i) 25% — FairPoint obtaining regulatory approvals for the merger; (ii) 25% — FairPoint closing the merger; (iii) 20% — FairPoint achieving a specified Adjusted EBITDA target for 2007; (iv) 15% — creating new product lines; and (v) 15% — coordinating and monitoring all activities related to planning, budgeting and reporting for the merger.

Shirley J. Linn, FairPoint’s Executive Vice President and General Counsel, is entitled to a target bonus of up to 50% of her 2007 annual base salary. The target bonus for Ms. Linn will be based on the following performance criteria (weighted as indicated): (i) 50% — supporting the merger, including the achievement of all major project goals; (ii) 20% — FairPoint achieving a specified Adjusted EBITDA target for 2007 and meeting certain budget expectations; (iii) 10% — meeting the needs of FairPoint’s various departments; (iv) 10% — assessing the performance and cost of FairPoint’s outside legal advisors and in-house professional staff; and (v) 10% — developing a plan for FairPoint’s post-merger legal department staff requirements.

Thomas E. Griffin, FairPoint’s Treasurer, is entitled to a target bonus of up to 20% of his 2007 annual base salary. The target bonus for Mr. Griffin will be based on the following performance criteria (weighted as indicated): (i) 50% — supporting the merger, including the achievement of all major project goals; (ii) 30% — FairPoint achieving a specified Adjusted EBITDA target for 2007; (iii) 5% — further developing relationships with lenders and rating agencies and coordinating financing activities; (iv) 5% — managing cash, interest rates and non-core assets; (v) 5% — developing a plan for FairPoint’s post-merger treasury staff requirements; and (vi) 5% — overseeing successful implementation of billing and financial reporting objectives.

The compensation committee, in its sole discretion, will determine whether or not individual performance goals have been satisfied.

Any bonus awards are subject to the terms of FairPoint’s Annual Incentive Plan.

2008 Bonus Criteria for Executive Officers

In February 2008, the compensation committee of FairPoint’s board of directors established the 2008 target bonuses and related performance goals for certain members of FairPoint’s senior management under FairPoint’s Annual Incentive Plan.

Eugene B. Johnson, FairPoint’s Chief Executive Officer, is eligible for a target bonus of up to 100% of his 2008 annual base salary. The target bonus for Mr. Johnson will be based on the following performance criteria (weighted as indicated): (i) 80% — the combined company achieving a specified Adjusted EBITDA target for 2008; (ii) 10% — the combined company transitioning off of the transition services agreement by a specified date and on budget; and (iii) 10% — leading the combined company’s succession planning efforts.

Peter G. Nixon, FairPoint’s Chief Operating Officer, is eligible for a target bonus of up to 50% of his 2008 annual base salary. The target bonus for Mr. Nixon will be based on the following performance criteria (weighted as indicated): (i) 70% — the combined company achieving a specified Adjusted EBITDA target for 2008, meeting certain budget expectations and complying with the conditions imposed in the orders of the state regulators issued in connection with their approval of the merger; (ii) 25% — the combined company transitioning off of the transition services agreement by a specified date and on budget, including the achievement of all major project milestones; and (iii) 5% — promoting workers’ safety and reducing workers’ compensation claims.

John P. Crowley, FairPoint’s Executive Vice President and Chief Financial Officer, is eligible for a target bonus of up to 50% of his 2008 annual base salary. The target bonus for Mr. Crowley will be based on the following performance criteria (weighted as indicated): (i) 80% — the combined company achieving a specified Adjusted EBITDA target for 2008; (ii) 10% — the combined company transitioning off of the transition services agreement by a specified date and on budget; and (iii) 10% — expanding the combined company’s coverage by equity analysts.

Walter E. Leach, Jr., FairPoint’s Executive Vice President, Corporate Development, is eligible for a target bonus of up to 50% of his 2008 annual base salary. The target bonus for Mr. Leach will be based on the following performance criteria (weighted as indicated): (i) 80% — the combined company achieving a specified Adjusted EBITDA target for 2008; (ii) 10% — the combined company transitioning off of the TSA by a specified date and on budget; and (iii) 10% — FairPoint closing the merger by a specified date.

Shirley J. Linn, FairPoint’s Executive Vice President and General Counsel, is eligible for a target bonus of up to 50% of her 2008 annual base salary. The target bonus for Ms. Linn will be based on the following performance criteria (weighted as indicated): (i) 70% — the combined company achieving a specified Adjusted EBITDA target for 2008; (ii) 20% — FairPoint closing the merger and related financing by a specified date; and (iii) 10% — managing the performance and cost of the combined company’s outside legal advisors and the achievement of certain budget and expense goals by the in-house legal department.

Lisa R. Hood, FairPoint’s Chief Operating Officer — FairPoint Telecom Group, is eligible for a target bonus of up to 40% of her 2008 annual base salary. The target bonus for Ms. Hood will be based on the following performance criteria (weighted as indicated): (i) 70% — the combined company’s Telecom Group achieving a specified Adjusted EBITDA target for 2008 and meeting certain budget expectations; (ii) 20% — the combined company completing the introduction of video service to certain service areas; and (iii) 10% — promoting workers’ safety and reducing certain workers’ compensation claims.

Thomas E. Griffin, FairPoint’s Vice President and Treasurer, is eligible for a target bonus of up to 20% of his 2008 annual base salary. The target bonus for Mr. Griffin will be based on the following performance criteria (weighted as indicated): (i) 65% — the combined company achieving a specified Adjusted EBITDA target for 2008; (ii) 25% — FairPoint closing the financing for the merger by a specified date; and (iii) 10% — preparing and implementing a pension plan investment policy for the combined company, including facilitating the selection of investment managers and implementing and monitoring investment performance.

The compensation committee, in its sole discretion, will determine whether or not individual performance goals have been satisfied.

Any bonus awards are subject to the terms of FairPoint’s existing Annual Incentive Plan.

Director Compensation

2006 Compensation

FairPoint uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on its board of directors. In setting director compensation, FairPoint considers the significant amount of time that directors expend in fulfilling their duties to FairPoint as well as the skill-level required by the members of its board of directors.

For fiscal 2006, each non-employee director received an annual fee of $45,000 for serving as a director. In addition, an annual fee of $5,000 was paid for serving as the chairperson of FairPoint’s compensation committee or corporate governance committee and an annual fee of $10,000 was paid for serving as the chairperson of FairPoint’s audit committee. An annual fee of $2,500 was paid to the members who were not serving as chairperson of FairPoint’s compensation committee and corporate governance committee and $5,000 for members who were not serving as chairperson of its audit committee. An annual fee of $5,000 was paid to FairPoint’s lead director.

FairPoint’s non-employee directors also receive an annual award of approximately $30,000 in the form of restricted stock or restricted units, at the recipient’s option, which are issued under FairPoint’s 2005 Stock Incentive Plan. These awards vest in four quarterly installments from the grant date, and the holders thereof are entitled to receive dividends or dividend equivalents on such awards from the date of grant, whether or not vested.

FairPoint’s employee directors do not receive any compensation for serving on its board of directors.

2006 Summary Director Compensation

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
					Change in
					Pension
				Non-equity	Value and
	Fees Earned			Incentive	Nonqualified	All
	or Paid	Stock	Option	Plan	Deferred	Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)(1)	($)(2)	($)	($)	Earnings	($)	($)

Frank K. Bynum, Jr.(3)	45,000	23,126	—	—	—	—	68,126
Patricia Garrison-Corbin	52,500	23,126	—	—	—	—	75,626
David L. Hauser	55,000	23,126	—	—	—	—	78,126
Claude C. Lilly	62,500	23,126	—	—	—	—	85,626
Robert S. Lilien	52,500	21,448	—	—	—	—	73,948
Kent R. Weldon(3)	47,500	23,126	—	—	—	—	70,626

(1)	See the discussion preceding this table for the general method used to determine each non-employee director’s cash compensation. For fiscal 2006, the particular components paid as cash compensation in excess of each non-employee director’s $45,000 retainer were as follows: Garrison-Corbin ($5,000 for chair of corporate governance committee and $2,500 as a member of the compensation committee); Hauser ($5,000 for chair of compensation committee and $5,000 as a member of the audit committee); Lilly ($5,000 as lead director, $10,000 as chair of the audit committee and $2,500 as a member of the corporate governance committee); Lilien ($5,000 as member of the audit committee and $2,500 as a member of the corporate governance committee); Weldon ($2,500 as a member of the compensation committee).

(2)	Column (c) reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R), and thus includes amounts from awards granted in and prior to 2006. As of December 31, 2006, each director has the following number of restricted stock units outstanding: Mr. Bynum, 4,521; Ms. Garrison-Corbin, 4,521; Mr. Hauser, 4,521; Mr. Lilly, 4,521; and Mr. Lilien, 2,821. Included in these totals are restricted stock units that were granted to the directors in lieu of dividends. Mr. Weldon has 1,100 shares of restricted stock which have not vested and are therefore outstanding as of December 31, 2006. These awards vest in four quarterly installments from the grant date, and the holders thereof are entitled to receive dividends on such awards from the date of grant, whether or not vested. Please see Note 13 to FairPoint’s Consolidated Financial Statements for the fiscal year ended December 31, 2006 for more information about the assumptions that FairPoint uses to determine the value of equity-based awards and the amount of compensation expense recognized.

(3)	Messrs. Bynum and Weldon served on FairPoint’s board of directors during the year ended December 31, 2006 and each resigned effective as of January 16, 2007.

2007 Compensation

In March 2007, upon a recommendation of the compensation committee, FairPoint’s board of directors authorized increases in certain components of compensation for non-employee members of its board of directors. The compensation committee retained an independent compensation consultant to perform an analysis of the board of directors’ compensation practices and those of FairPoint’s “peers” and make recommendations with respect to the board’s compensation practices.

This new compensation arrangement is effective as of April 1, 2007 and supersedes the compensation arrangement with respect to FairPoint’s board of directors that was in effect immediately prior to this date. Compensation for the board of directors is composed of retainer fees, lead director and chairpersonship fees and equity awards.

Each non-employee director will receive $55,000 for serving as a director. In addition, an annual fee of $10,000 will be paid for serving as the chairperson of FairPoint’s compensation or corporate governance committee and an annual fee of $20,000 will be paid for serving as the chairperson of FairPoint’s audit committee. No annual fee will be paid to the members who are not serving as a chairperson of a committee. An annual fee of $10,000 will be paid to FairPoint’s lead director.

FairPoint’s non-employee directors will also receive an annual award of approximately $45,000 in the form of restricted stock or restricted units, at the recipient’s option, which are issued under FairPoint’s 2005 Stock Incentive Plan. These awards vest pursuant to the terms of the 2005 Stock Incentive Plan, as described above.

BENEFICIAL OWNERSHIP OF FAIRPOINT COMMON STOCK

The following table sets forth the beneficial ownership of FairPoint common stock as of February 24, 2008 for each director, each named executive officer, by all directors and executive officers of FairPoint as a group and by each person known to FairPoint to be the beneficial owner of 5% or more of the outstanding shares of its common stock.

The information (other than with respect to FairPoint’s directors and executive officers) is based on a review of statements filed with the Securities and Exchange Commission pursuant to Sections 13(d), 13(f) and 13(g) of the Exchange Act with respect to FairPoint common stock. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

	Common Stock Beneficially
	Owned(1)
		Percent of
Name	Number	Class

Executive Officers and Directors:
Eugene B. Johnson(2)	501,330	1.4%
Peter G. Nixon(3)	88,874	0.3%
Walter E. Leach, Jr.(4)	176,431	0.5%
John P. Crowley(5)	117,708	0.3%
Shirley J. Linn(6)	112,895	0.3%
Patricia Garrison Corbin(7)	300	*
David L. Hauser(8)	1,300	*
Robert S. Lilien(9)	—	*
Claude C. Lilly(10)	1,500	*
Jane E. Newman(11)	—	*
All directors and executive officers of FairPoint as a group (11 persons)(12)	1,037,046	2.9%
5% Stockholders:
Wellington Management Company LLP(13)	3,854,322	10.9%
75 State Street, Boston, Massachusetts 02109
Advisory Research, Inc.(14)	3,623,963	10.3%
180 North Stetson Street, Chicago, Illinois, 60601

(*)	Less than 0.1%.

(1)	Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. The percentage of beneficial ownership is based on 35,264,945 shares of FairPoint common stock outstanding as of February 24, 2008.

(2)	With respect to shares beneficially owned: (i) includes 20,490 shares of FairPoint common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) does not include 47,373 shares of FairPoint common stock issuable upon exercise of stock options that are not currently exercisable or do not become exercisable during the next 60 days and (iii) includes 179,828 shares of restricted stock awarded under FairPoint’s 2005 Stock Incentive Plan.

(3)	With respect to shares beneficially owned: (i) includes 26,259 shares of FairPoint common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) does not include 5,947 shares of FairPoint common stock issuable upon exercise of stock options that are not currently exercisable or do not become exercisable during the next 60 days, (iii) does not include 1,982 shares of common stock underlying unvested restricted stock units, (iv) includes 36,277 shares of restricted stock awarded under FairPoint’s 2005 Stock Incentive Plan and (v) includes 60 shares of common stock owned by Mr. Nixon’s spouse and children.

(4)	With respect to shares beneficially owned: (i) includes 77,364 shares of FairPoint’s common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) does not include 1,579 shares of common stock underlying unvested restricted stock units and (iii) includes 55,050 shares of restricted stock awarded under FairPoint’s 2005 Stock Incentive Plan.

(5)	With respect to shares beneficially owned includes 66,725 shares of restricted stock awarded under FairPoint’s 2005 Stock Incentive Plan.

(6)	With respect to shares beneficially owned: (i) includes 19,868 shares of FairPoint common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) does not include 3,553 shares of FairPoint common stock issuable upon exercise of stock options that are not currently exercisable or do not become exercisable during the next 60 days, (iii) does not include 1,184 shares of common stock underlying unvested restricted stock units and (iv) includes 62,759 shares of restricted stock awarded under FairPoint’s 2005 Stock Incentive Plan.

(7)	With respect to shares beneficially owned: (i) does not include 625 restricted units awarded under FairPoint’s 2005 Stock Incentive Plan, which units are subject to certain vesting requirements and (ii) does not include 6,937 restricted units awarded under FairPoint’s 2005 Stock Incentive Plan, which units are vested but for which shares of common stock will not be issued until the occurrence of certain events set forth in FairPoint’s 2005 Stock Incentive Plan.

(8)	With respect to shares beneficially owned: (i) does not include 625 restricted units awarded under FairPoint’s 2005 Stock Incentive Plan, which units are subject to certain vesting requirements, (ii) does not include 6,937 restricted units awarded under FairPoint’s 2005 Stock Incentive Plan, which units are vested but for which shares of common stock will not be issued until the occurrence of certain events set forth in FairPoint’s 2005 Stock Incentive Plan and (iii) includes 800 shares of common stock owned by Mr. Hauser’s spouse.

(9)	With respect to shares beneficially owned: (i) does not include 625 restricted units awarded under FairPoint’s 2005 Stock Incentive Plan, which units are subject to certain vesting requirements and (ii) does not include 5,035 restricted units awarded under FairPoint’s 2005 Stock Incentive Plan, which units are vested but for which shares of common stock will not be issued until the occurrence of certain events set forth in FairPoint’s 2005 Stock Incentive Plan.

(10)	With respect to shares beneficially owned: (i) does not include 625 restricted units awarded under FairPoint’s 2005 Stock Incentive Plan, which units are subject to certain vesting requirements and (ii) does not include 6,937 restricted units awarded under FairPoint’s 2005 Stock Incentive Plan, which units are vested but for which shares of common stock will not be issued until the occurrence of certain events set forth in FairPoint’s 2005 Stock Incentive Plan. 500 shares owned by Mr. Lilly are held in a brokerage firm margin account and serve as collateral for any indebtedness attributable to such account.

(11)	With respect to shares beneficially owned: (i) does not include 899 restricted units awarded under FairPoint’s 2005 Stock Incentive Plan, which units are subject to certain vesting requirements and (ii) does not include 300 restricted units awarded under FairPoint’s 2005 Stock Incentive Plan, which units are vested but for which shares of common stock will not be issued until the occurrence of certain events set forth in FairPoint’s 2005 Stock Incentive Plan.

(12)	With respect to shares beneficially owned: (i) includes 157,746 shares of FairPoint common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) does not include 58,531 shares of FairPoint common stock issuable upon exercise of stock options that are not currently exercisable or do not become exercisable during the next 60 days, (iii) does not include 5,298 shares of common stock underlying unvested restricted stock units,

(iv) includes 413,773 shares of restricted stock awarded under FairPoint’s 2005 Stock Incentive Plan and (v) does not include 29,544 restricted units awarded under FairPoint’s 2005 Stock Incentive Plan.

(13)	Based on the Schedule 13G/A of Wellington Management Company, LLP filed with the SEC on February 14, 2008. According to the Schedule 13G/A, the securities beneficially owned by Wellington Management Company, LLP, in its capacity as investment advisor, are owned of record by clients of Wellington Management Company, LLP. Those clients have a right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities.

(14)	Based on the Schedule 13G of Advisory Research, Inc. filed with the SEC on February 13, 2008.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

FairPoint’s Code of Business Conduct and Ethics, which is posted on its website at www.fairpoint.com, prohibits directors and executive officers from engaging in transactions on behalf of FairPoint with a family member, or with a company with which they are or their family member is a significant owner or associated or employed in a significant role. FairPoint’s audit committee must review and approve in advance all material related party transactions or business or professional relationships. All instances involving potential related party transactions or business or professional relationships must be reported to FairPoint’s legal department which will assess the materiality of the transaction or relationship and elevate the matter to the audit committee as appropriate. Any dealings with a related party must be conducted in such a way as to avoid preferential treatment and assure that the terms obtained by FairPoint are no less favorable than could be obtained from unrelated parties on an arm’s-length basis. Directors and officers are not permitted to enter into, develop or continue any such material transaction or relationship without obtaining prior approval from the audit committee.

Construction Services

FairPoint has hired Gilbane Building Company to construct a new data center in Manchester, New Hampshire. Thomas R. Gilbane, Jr., who has been designated by Verizon to be appointed as a director of FairPoint following the merger, is Chairman and Chief Executive Officer of Gilbane Building Company. Gilbane Building Company was hired by FairPoint prior to Mr. Gilbane’s designation as a director by Verizon. FairPoint paid Gilbane Building Company fees of $0.6 million in the year ended December 31, 2007 and expects to pay Gilbane Building Company fees of $3 million in the year ending December 31, 2008.

Nominating Agreement and Registration Rights Agreement

In connection with its initial public offering in February 2005, FairPoint entered into a nominating agreement with THL Equity Advisors IV, LLC, referred to as THL Equity Fund, Kelso Investment Associates V, L.P., referred to as Kelso Investment Associates, and Kelso Equity Partners V, L.P., referred to as Kelso Equity Partners, pursuant to which FairPoint, acting through its corporate governance committee, agreed, subject to the requirements of its directors’ fiduciary duties, that (i) THL Equity Fund would be entitled to designate one Class III director to be nominated for election to FairPoint’s board of directors and Kelso Investment Associates and Kelso Equity Partners would be entitled to designate one Class II director to be nominated for election to FairPoint’s board of directors as long as THL Equity Fund and its affiliates, Kelso Investment Associates and Kelso Equity Partners own in the aggregate at least 40% of the shares of FairPoint common stock which they owned immediately prior to the closing of FairPoint’s initial public offering or (ii) THL Equity Fund would be entitled to designate one Class III director to be nominated for election to FairPoint’s board of directors as long as THL Equity Fund and its affiliates, Kelso Investment Associates and Kelso Equity Partners owned in the aggregate less than 40% and at least 20% of the shares of FairPoint common stock which they owned immediately prior to the closing of FairPoint’s initial public offering. In addition, at any time after Kelso Investment Associates and Kelso Equity Partners no longer own any of FairPoint common stock, as long as THL Equity Fund and its affiliates own at least 40% of the shares of FairPoint common stock which THL Equity Fund and its affiliates, Kelso Investment Associates and Kelso Equity Partners owned immediately prior to the closing of FairPoint’s initial public offering, THL Equity Fund would be entitled to designate one Class II director to be nominated for election to FairPoint’s board of directors in addition to its right to designate one Class III director to be nominated for election to FairPoint’s board of directors. The nominating agreement was terminated effective as of February 1, 2007.

In connection with its initial public offering in February 2005, FairPoint also entered into a registration rights agreement with THL Equity Fund, certain affiliates of THL Equity Fund, Kelso Investment Associates and Kelso Equity Partners, certain other significant stockholders and certain members of FairPoint’s management. This agreement required FairPoint to use its commercially reasonable efforts to file with the Securities and Exchange Commission on the 181st day following the closing of the offering a shelf registration statement covering the shares of FairPoint common stock held by such parties and to use its commercially reasonable efforts to have such shelf registration statement declared effective by the Securities and Exchange Commission as soon as reasonably practicable thereafter. A shelf registration statement meeting these requirements was declared effective by the Securities and Exchange Commission on September 1, 2005.

Management Services Agreement

FairPoint entered into a Management Services Agreement with THL Equity Fund, dated as of January 20, 2000, and an Amended and Restated Financial Advisory Agreement, dated as of January 20, 2000, with Kelso & Company, pursuant to which THL Equity Fund and Kelso & Company provided FairPoint certain consulting and advisory services related, but not limited to, equity financings and strategic planning. In the year ended December 31, 2005, FairPoint paid advisory fees and out of pocket expenses of approximately $0.1 million in the aggregate to THL Equity Fund and Kelso & Company. In connection with its initial public offering in February 2005, FairPoint terminated these agreements and paid a transaction fee of $8.4 million to Kelso & Company. However, FairPoint’s obligations with respect to the indemnification of Kelso & Company against certain liabilities incurred in connection with the provision of advisory services survive.

Legal Services

Daniel G. Bergstein, who resigned as a director of FairPoint in February 2005, is a senior partner of Paul, Hastings, Janofsky & Walker LLP, a law firm which provides legal services to the company. In the year ended December 31, 2005, FairPoint paid Paul Hastings approximately $1.4 million for legal services and expenses.

Founder Compensation Arrangements

Daniel G. Bergstein, Jack H. Thomas, Meyer Haberman and Eugene B. Johnson, the founding stockholders of FairPoint, entered into an arrangement with Walter E. Leach, Jr. and John P. Duda pursuant to which such stockholders agreed to provide compensation to Mr. Leach and Mr. Duda upon the occurrence of certain specified liquidation events with respect to FairPoint, based on the company’s value at the time of any such liquidation event. In connection with its initial public offering in February 2005, the founding stockholders of FairPoint satisfied their obligations to Mr. Leach and Mr. Duda pursuant to this arrangement.

EXPERTS

The consolidated financial statements of FairPoint Communications, Inc. and subsidiaries (“FairPoint”) as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, are included in this information statement/prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere in this information statement/prospectus, and upon the authority of said firm as experts in accounting and auditing. This report refers to FairPoint’s adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, effective January 1, 2007 and its adoption of Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment, effective January 1, 2006. This report also expresses an opinion that FairPoint did not maintain effective internal control over financial reporting as of December 31, 2007 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management oversight and review procedures designed to monitor the effectiveness of control activities in the northern New England division were ineffective.

The combined financial statements of Verizon’s Maine, New Hampshire and Vermont operations at December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, included in this information statement/prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Orange County — Poughkeepsie Limited Partnership as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007 included in this information statement/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph regarding affiliate revenues), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the issuance of common stock by FairPoint in connection with the merger will be passed upon for FairPoint by Paul, Hastings, Janofsky and Walker LLP. Paul, Hastings, Janofsky & Walker LLP will provide to FairPoint a legal opinion regarding certain federal income tax matters relating to the merger. Debevoise & Plimpton LLP will provide to Verizon and Spinco a legal opinion regarding certain federal income tax matters relating to the spin-off and the merger.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
FairPoint Communications, Inc.:

We have audited the accompanying consolidated balance sheets of FairPoint Communications, Inc. and subsidiaries (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive (loss) income, and cash flows for each of the years in the three-year period ended December 31, 2007. We also have audited the Company’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control Over Financial Reporting (Item 9A(b)) included in the Company’s annual report on Form 10-K. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The following material weakness has been identified and included in management’s assessment: management oversight and review procedures designed to monitor the effectiveness of control activities in the northern New England division were ineffective. This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2007 consolidated financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles. Also in our opinion, because of the effect of the aforementioned material weakness on the achievement of the objectives of the control criteria, the Company has not maintained effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Our opinion on the effectiveness of internal control over financial reporting does not affect our opinion on the consolidated financial statements.

As discussed in note 2 to the accompanying consolidated financial statements, the Company adopted the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, effective January 1, 2007 and the provisions of Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment, effective January 1, 2006.

/s/ KPMG LLP

Charlotte, North Carolina
February 28, 2008

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets
December 31, 2007 and 2006

(in thousands, except share data)

	2007	2006

Assets
Current assets:
Cash	$2,942	$3,805
Current receivables, net	22,705	27,940
Other receivables	6,744	593
Materials and supplies	5,349	5,128
Prepaid and other	4,301	2,631
Deferred income tax	4,459	33,648
Interest rate swaps	—	5,425

Total current assets	46,500	79,170

Property, plant, and equipment, net	268,890	246,264
Goodwill	498,725	499,184
Investments	6,654	12,057
Intangible assets, net	12,257	13,197
Debt issue costs, net	6,663	7,574
Deferred income tax	56,042	23,830
Interest rate swaps	—	3,190
Other	736	764

Total assets	$896,467	$885,230

Liabilities And Stockholders’ Equity
Current liabilities:
Accounts payable	$35,256	$14,337
Dividend payable	13,952	13,908
Other accrued liabilities	14,120	12,713
Accrued interest payable	580	560
Accrued bonuses	4,509	3,304
Current portion of long-term debt	753	714
Demand notes payable	258	312
Interest rate swaps	7,035	—
Liabilities of discontinued operations	—	486

Total current liabilities	76,463	46,334

Long-Term Liabilities:
Long-term debt, net of current portion	624,219	607,272
Interest rate swaps	27,070	—
Other liabilities	6,810	6,897

Total long-term liabilities	658,099	614,169

Minority interest	7	8

Stockholders’ equity:
Common stock, $0.01 par value, 200,000,000 shares authorized, issued and outstanding 35,222,445 shares at December 31, 2007 and 35,218,443 at December 31, 2006	352	352
Additional paid-in capital	477,625	530,536
Accumulated other comprehensive (loss) income, net	(10,548)	5,376
Accumulated deficit	(305,531)	(311,545)

Total stockholders’ equity	161,898	224,719

Total liabilities and Stockholders’ Equity	$896,467	$885,230

See accompanying notes to consolidated financial statements.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations
Years ended December 31, 2007, 2006, and 2005

(in thousands, except per share data)

	2007	2006	2005

Revenues	$283,462	$270,069	$262,843

Operating expenses:
Operating expenses, excluding depreciation and amortization	218,560	155,463	143,425
Depreciation and amortization	50,836	53,236	52,390
Gain on sale of operating assets	(2,164)	—	—

Total operating expenses	267,232	208,699	195,815

Income from operations	16,230	61,370	67,028

Other income (expense):
Net gain (loss) on sale of investments and other assets	49,455	14,740	(11)
Interest and dividend income	965	3,315	2,499
Interest expense	(39,662)	(39,665)	(46,416)
Impairment of investments	—	—	(1,200)
Equity in net earnings of investees	5,025	10,616	11,302
Loss on derivative instruments	(17,202)	—	—
Other nonoperating, net	—	—	(87,746)

Total other expense	(1,419)	(10,994)	(121,572)

Income (loss) from continuing operations before income taxes	14,811	50,376	(54,544)
Income tax (expense) benefit	(9,093)	(19,858)	83,096
Minority interest in income of subsidiaries	(1)	(2)	(2)

Income from continuing operations	5,717	30,516	28,550

Discontinued operations:
Income on disposal of assets of discontinued operations	297	574	380

Income from discontinued operations	297	574	380

Net income	$6,014	$31,090	$28,930

Basic weighted average shares outstanding	34,752	34,629	31,927
Diluted weighted average shares outstanding	34,980	34,754	31,957
Basic earnings per common share:
Continuing operations	$0.16	$0.88	$0.89
Discontinued operations	0.01	0.02	0.02
Net income	$0.17	$0.90	$0.91
Diluted earnings per common share:
Continuing operations	$0.16	$0.88	$0.89
Discontinued operations	0.01	0.01	0.02
Net income	$0.17	$0.89	$0.91

See accompanying notes to consolidated financial statements.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity (Deficit)

Years ended December 31, 2007, 2006, and 2005

(in thousands)

									Accumulated		Total
			Class A		Class C		Additional		other		stockholders’
	Common Stock		Common		Common		paid-in	Unearned	comprehensive	Accumulated	equity
	Shares	Amount	Shares	Amount	Shares	Amount	capital	compensation	(loss) income	deficit	(deficit)

Balance at December 31, 2004	—	—	8,643	86	809	8	198,519	—	—	(371,565)	(172,952)
Net income	—	—	—	—	—	—	—	—	—	28,930	28,930
Net proceeds from issuance of common stock	25,000	250	—	—	—	—	431,671	—	—	—	431,921
Transfer of Class A and Class C to common stock	9,452	94	(8,643)	(86)	(809)	(8)	—	—	—	—	—
Exercise of stock options	98	1	—	—	—	—	183	—	—	—	184
Issuance of restricted shares, net of forfeitures	471	5	—	—	—	—	8,545	(8,550)	—	—	—
Recognition of compensation expense	—	—	—	—	—	—	275	2,075	—	—	2,350
Dividends declared	—	—	—	—	—	—	(49,062)	—	—	—	(49,062)
Other comprehensive income from cash flow hedges	—	—	—	—	—	—	—	—	5,477	—	5,477

Balance at December 31, 2005	35,021	$350	—	$—	—	$—	$590,131	$(6,475)	$5,477	$(342,635)	$246,848

Net income	—	—	—	—	—	—	—	—	—	31,090	31,090
Issuance of restricted shares	216	2	—	—	—	—	—	—	—	—	2
Restricted stock cancelled for withholding tax	(42)	—	—	—	—	—	(633)	—	—	—	(633)
Exercise of stock options and restricted units	23	—	—	—	—	—	24	—	—	—	24
Stock based compensation expense	—	—	—	—	—	—	2,859	—	—	—	2,859
Reclassify unearned compensation	—	—	—	—	—	—	(6,475)	6,475	—	—	—
Dividends declared	—	—	—	—	—	—	(55,370)	—	—	—	(55,370)
Other comprehensive loss from cash flow hedges	—	—	—	—	—	—	—	—	(101)	—	(101)

Balance at December 31, 2006	35,218	$352	—	$—	—	$—	$530,536	$—	$5,376	$(311,545)	$224,719

Net income	—	—	—	—	—	—	—	—	—	6,014	6,014
Issuance of restricted shares	56	1	—	—	—	—	—	—	—	—	1
Restricted stock cancelled for withholding tax	(61)	(1)	—	—	—	—	(1,127)	—	—	—	(1,128)
Exercise of restricted units	9	—	—	—	—	—	—	—	—	—	—
Stock based compensation expense	—	—	—	—	—	—	3,966	—	—	—	3,966
Dividends declared	—	—	—	—	—	—	(55,750)	—	—	—	(55,750)
Other comprehensive loss from cash flow hedges	—	—	—	—	—	—	—	—	(15,924)	—	(15,924)

Balance at December 31, 2007	35,222	$352	—	$—	—	$—	$477,625	$—	$(10,548)	$(305,531)	$161,898

See accompanying notes to consolidated financial statements.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive (Loss) Income
Years ended December 31, 2007, 2006, and 2005

(in thousands)

	2007	2006	2005

Net income	$6,014	$31,090	$28,930
Other comprehensive (loss) income:
Cash flow hedges:
Change in net unrealized (loss) gain, net of tax (benefit) expense of ($9,618), ($61) and $3,308 for the years ended December 31, 2007, 2006 and 2005, respectively	(15,924)	(101)	5,477

Other comprehensive (loss) income	(15,924)	(101)	5,477

Comprehensive (loss) income	$(9,910)	$30,989	$34,407

See accompanying notes to consolidated financial statements.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows
Years ended December 31, 2007, 2006, and 2005

(in thousands)

	2007	2006	2005

Cash flows from operating activities:
Net income	$6,014	$31,090	$28,930

Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Income from discontinued operations	(297)	(574)	(380)
Dividends and accretion on shares subject to mandatory redemption	—	—	2,362
Depreciation and amortization	50,836	53,236	52,390
Loss of preferred stock subject to mandatory redemption	—	—	9,899
Amortization of debt issue costs	1,538	1,571	1,859
Provision for uncollectible revenue	2,733	1,798	3,245
Deferred income taxes	7,547	17,474	(84,208)
Income from equity method investments	(5,025)	(10,616)	(11,302)
Deferred patronage dividends	(55)	(1)	(77)
Minority interest in income of subsidiaries	1	2	2
Loss on early retirement of debt	—	—	77,847
Net (gain) loss on sale of investments and other assets	(49,455)	(14,740)	11
Gain on sale of operating assets	(2,164)	—	—
Net loss on derivative instruments	17,202	—	—
Impairment of investments	—	—	1,200
Amortization of investment tax credits	(11)	(12)	(16)
Stock-based compensation	3,966	2,859	2,350
Other non-cash item	—	(637)	(212)
Changes in assets and liabilities arising from continuing operations, net of acquisitions:
Accounts receivable	(3,627)	5,500	(3,103)
Prepaid and other assets	(1,084)	(790)	576
Accounts payable	6,494	(1,289)	(3,428)
Accrued interest payable	20	272	(16,309)
Other accrued liabilities	3,186	(2,647)	338
Income taxes	(867)	29	(363)
Other assets/liabilities	(1,123)	(759)	71

Total adjustments	29,815	50,676	32,752

Net cash provided by operating activities of continuing operations	35,829	81,766	61,682

Cash flows from investing activities of continuing operations:
Acquisition of telephone properties, net of cash acquired	—	(49,837)	(26,258)
Purchase of property, plant, and equipment	(59,152)	(32,317)	(28,099)
Proceeds from sale of property, plant, and equipment	371	327	698
Distributions from investments	2,672	10,654	10,859
Payment on covenants not to compete	(20)	(20)	(110)
Acquisition of investments	—	—	(12)
Proceeds from sale of operating assets	2,496	—	—
Proceeds from sale of investments and other assets	57,452	43,832	115

Net cash provided by (used in) investing activities of continuing operations	3,819	(27,361)	(42,807)

See accompanying notes to consolidated financial statements.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Continued)

Years ended December 31, 2007, 2006, and 2005

(in thousands)

	2007	2006	2005

Cash flows from financing activities of continuing operations:
Proceeds from issuance of long-term debt	163,545	129,200	699,959
Repayment of long-term debt	(146,586)	(128,651)	(905,675)
Payment of fees and penalties associated with early retirement of long term debt	—	—	(61,037)
Payment of deferred transaction fee	—	—	(8,445)
Payment of tax withholdings on vested restricted shares	(1,127)	—	—
Repurchase of shares of common stock subject to put options	—	—	(136)
Repurchase of redeemable preferred stock	—	—	(129,141)
Loan origination and offering costs	(628)	—	(8,975)
Dividends paid to minority stockholders	(3)	(4)	(4)
Proceeds from the exercise of stock options	—	24	184
Net proceeds from issuance of common stock	—	—	431,921
Dividends paid to common stockholders	(55,706)	(55,237)	(35,298)

Net cash used in financing activities of continuing operations	(40,505)	(54,668)	(16,647)

Cash flows of discontinued operations:
Operating cash flows	(6)	(1,015)	(740)

Net (decrease) increase in cash	(863)	(1,278)	1,488
Cash, beginning of year	3,805	5,083	3,595

Cash, end of year	$2,942	$3,805	$5,083

Supplemental disclosure of cash flow information:
Interest paid	$38,922	$37,822	$58,494

Income taxes paid, net of refunds	$2,482	$2,369	$946

Non-cash capital expenditures	$14,034	$—	$—

See accompanying notes to consolidated financial statements.

Fairpoint Communications, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(1)	ORGANIZATION, PRINCIPLES OF CONSOLIDATION & LIQUIDITY

(a)	Organization

FairPoint Communications, Inc. (FairPoint) provides management services to its wholly owned subsidiaries: ST Enterprises, Ltd. (STE); MJD Ventures, Inc. (Ventures); MJD Services Corp. (Services); FairPoint Carrier Services, Inc. (Carrier Services); FairPoint Broadband, Inc. (Broadband); and MJD Capital Corp. STE, Ventures, and Services also provide management services to their wholly-owned subsidiaries.

Collectively, the wholly-owned subsidiaries of STE, Ventures, and Services primarily provide telephone local exchange services in various states. Operations also include resale of long distance services, internet services, cable services, equipment sales, and installation and repair services. MJD Capital Corp. leases equipment to other subsidiaries of FairPoint. Carrier Services provides wholesale long distance services. Broadband provides wireless broadband services and wholesale data products.

STE’s wholly-owned subsidiaries include Sunflower Telephone Company, Inc. (Sunflower); Northland Telephone Company of Maine, Inc.; FairPoint Vermont, Inc.; ST Computer Resources, Inc.; and ST Long Distance, Inc. (ST Long Distance). Ventures’ wholly-owned subsidiaries include Bentleyville Communications Corporation (Bentleyville), Berkshire Telephone Corporation (Berkshire), Sidney Telephone Company (Sidney); C-R Communications, Inc. (C-R); Taconic Telephone Corp. (Taconic); Ellensburg Telephone Company (Ellensburg); Chouteau Telephone Company (Chouteau); Utilities, Inc. (Utilities); Chautauqua and Erie Telephone Corporation (C&E); The Columbus Grove Telephone Company (Columbus Grove); The Orwell Telephone Company (Orwell); GTC Communications, Inc. (GT Com); Peoples Mutual Telephone Company (Peoples); Fremont Telcom Co. (Fremont); Fretel Communications, LLC (Fretel); Comerco, Inc. (Comerco); Marianna and Scenery Hill Telephone Company (Marianna); Community Service Telephone Co. (CST); Commtel Communications Inc. (Commtel); Telephone Service Company; and The Germantown Independent Telephone Company (GITC). Services’ wholly owned subsidiaries include Bluestem Telephone Company (Bluestem); Big Sandy Telecom, Inc. (Big Sandy); FairPoint Communications Missouri, Inc.; Columbine Telecom Company (Columbine); Odin Telephone Exchange, Inc. (Odin); Ravenswood Communications, Inc. (Ravenswood); Unite Communications Systems, Inc.; and Yates City Telephone Company (Yates).

(b)	Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of FairPoint and its subsidiaries (the Company). All intercompany transactions and accounts have been eliminated in consolidation.

The Company’s telephone subsidiaries follow the accounting for regulated enterprises prescribed by Statement of Financial Accounting Standards (SFAS) No. 71, Accounting for the Effects of Certain Types of Regulation. This accounting recognizes the economic effects of rate regulation by recording costs and a return on investment; as such, amounts are recovered through rates authorized by regulatory authorities. Accordingly, SFAS No. 71 requires the Company’s telephone subsidiaries to depreciate telephone plant over useful lives that would otherwise be determined by management. SFAS No. 71 also requires deferral of certain costs and obligations based upon approvals received from regulators to permit recovery of such amounts in future years. Criteria that would give rise to the discontinuance of SFAS No. 71 include (1) increasing competition restricting the wireline subsidiaries’ ability to establish prices to recover specific costs and (2) significant changes in the manner in which rates are set by regulators from cost-based regulation to another form of regulation.

The Company’s telephone subsidiaries periodically review the applicability of SFAS No. 71 based on the developments in their current regulatory and competitive environments.

Fairpoint Communications, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(c)	Liquidity

On February 25, 2008, the Company entered into the Fifth Amendment, or the Fifth Amendment, to its existing credit facility in order to accommodate the Merger (as defined below in Note 3(a)) related costs expected to be incurred and due through March 31, 2008, and to meet certain restrictive debt covenants as of various dates for the period March 31, 2008 through December 31, 2008. Additionally, the Company amended its agreement with Capgemini, or the Capgemini Second Amendment, to defer all amounts due as of March 31, 2008 in the event that the closing of the Merger is not consummated or is delayed beyond March 31, 2008. The Company expects to continue to incur significant monthly costs related to the Merger through the closing of the Merger. Management of the Company believes that the Fifth Amendment was necessary to avoid events of default relative to certain covenants as of March 31, 2008, assuming the closing of the Merger does not occur on or before March 31, 2008. In the event that the Merger does not occur on or before March 31, 2008 and the Company plans to continue to pursue the Merger, the Company will either seek to obtain third-party financing (as permitted in the Fifth Amendment) or cease incurring expenditures related to the Merger until the Merger closes.

Among other things, the Fifth Amendment: (i) allows the Company to continue to satisfy pre-closing cash expenditures and cost obligations related to the Merger during the three months ending March 31, 2008; (ii) provides accommodations for certain restructuring charges that the Company would incur if the Merger is not consummated; (iii) amends the interest coverage ratio maintenance covenant to require its interest coverage ratio to be not less than 1.85:1.00 for any fiscal quarter ending after December 31, 2007, and on or prior to December 31, 2008, and 2.50:1.00 for any fiscal quarter ending after December 31, 2008 and on or prior to December 31, 2009 and 2.75:1.00 for any fiscal quarter ending thereafter; (iv) amends the leverage ratio maintenance covenant to require the Company’s leverage ratio to not exceed 6.50:1.00 for any quarter ending after December 31, 2007 and on or prior to December 31, 2008, 5.00:1.00 for any fiscal quarter ending after December 31, 2008 and on or prior to December 31, 2009 and 4.50:1.00 for any fiscal quarter ending thereafter; (v) restricts the Company’s ability to pay dividends on and repurchase shares of common stock if (1) the Company’s total leverage ratio exceeds 4.50:1.00 (previously 5.25:1.00) on the dividend calculation date and/or (2) our cash on hand is less than $20 million (previously $10 million), (vi) provides more restrictive negative covenants and minimum liquidity requirements, requires minimum repayments if certain financial conditions are met, and increases mandatory prepayments from proceeds of debt and equity issuances; (vii) provides for acceleration of the maturity of the borrowings under the Company’s existing credit facility to June 30, 2009 if the amounts due under the Capgemini Second Amendment are outstanding as of that date and has a mandatory payment date on or prior to the maturity of the borrowings under the credit facility as of such date; (viii) limits the Company to $58.4 million in merger related expenditures through March 31, 2008; (ix) prohibits the Company from making any cash expenditures related to the Merger after March 31, 2008 unless the Company raises up to $20.0 million of additional capital or has a reimbursement agreement from a third party agreed to by the lenders and certain other conditions are satisfied; (x) allows the Company to incur one-time cash restructuring charges (including severance) up to $17.8 million during the quarters ended June 30, 2008 and September 30, 2008 in connection with the termination of the Merger Agreement; (xi) provides for higher interest rate margins (3.00% on base rate loans and 4.00% on Eurodollar loans), a Eurodollar rate floor of 2.50% and premiums payable during the two year period beginning on May 1, 2008 upon certain repayments of borrowings under the Company’s existing credit facility, which provisions would become effective as of May 1, 2008 if its existing credit facility has not been repaid in full on or prior to such date and (xii) provides for higher interest rate margins (5.00% on base loans and 6.00% on Eurodollar loans), a Eurodollar rate floor of 3.25%, which provisions would become effective as of January 1, 2009 if our existing credit facility has not been repaid in full on or prior to such date.

The Company will pay fees of approximately $30.6 million to the lenders in connection with the Fifth Amendment. These fees are payable as follows: $1.7 million due in February 2008, $1.7 million due in April

Fairpoint Communications, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2008, $10.2 million due in May 2008, and the remaining $17.0 million due in the first quarter of 2009. These amounts are only payable on the specified dates if the debt is outstanding when the payments are due.

Under the terms of the Capgemini Second Amendment, dated February 25, 2008, the Company agreed that if the Merger is not consummated or is delayed beyond March 31, 2008, the total amount due to Capgemini would be approximately $36 million. In these circumstances, this amount will be repaid as follows: $6 million will be payable in 2008 and $30 million will be payable in 2009 through 2011 in quarterly installments. Unpaid balances will be payable with interest at an annual rate of 6.25%.

After considering the modified debt covenants effected by the Fifth Amendment, the deferral of amounts due to Capgemini under the Capgemini Second Amendment, the Company’s projected cash flows, cash available and borrowings available under the existing credit facility at December 31, 2007, management believes that the Company has sufficient liquidity to cover the Company’s working capital needs, capital expenditures and debt service requirements through at least December 31, 2008.

(2)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Use of Estimates

The Company’s management has made a number of estimates and assumptions relating to the reported amounts of assets and liabilities, the reported amounts of revenues and expenses, and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with U.S. generally accepted accounting principles, or GAAP. Actual results could differ from those estimates.

(b)	Revenue Recognition

Revenues are recognized as services are rendered and are primarily derived from the usage of the Company’s networks and facilities or under revenue-sharing arrangements with other communications carriers. Revenues are primarily derived from: access, pooling, local calling services, Universal Service Fund receipts, long distance services, internet and data services, and other miscellaneous services. Local access charges are billed to local end users under tariffs approved by each state’s public utilities commission. Access revenues are derived for the intrastate jurisdiction by billing access charges to interexchange carriers and to regional Bell operating companies. These charges are billed based on toll or access tariffs approved by the local state’s public utilities commission. Access charges for the interstate jurisdiction are billed in accordance with tariffs filed by the National Exchange Carrier Association (NECA) or by the individual company and approved by the Federal Communications Commission.

Revenues are determined on a bill-and-keep basis or a pooling basis. If on a bill-and-keep basis, the Company bills the charges to either the access provider or the end user and keeps the revenue. If the Company participates in a pooling environment (interstate or intrastate), the toll or access billed is contributed to a revenue pool. The revenue is then distributed to individual companies based on their company-specific revenue requirement. This distribution is based on individual state public utilities commissions (intrastate) or the Federal Communication Commission’s (interstate) approved separation rules and rates of return. Distribution from these pools can change relative to changes made to expenses, plant investment, or rate of return. Some companies participate in federal and certain state universal service programs that are pooling in nature but are regulated by rules separate from those described above. These rules vary by state. Revenues earned through the various pooling arrangements are initially recorded based on the Company’s estimates.

Long distance retail and wholesale services are usage sensitive and are billed in arrears and recognized when earned. Internet and data services revenues are substantially all recurring revenues and are billed one month in advance and deferred until earned. The majority of the Company’s miscellaneous revenue is provided from billing and collection and directory services. The Company earns revenue from billing and collecting charges for toll calls on behalf of interexchange carriers. The interexchange carrier pays a certain rate per

Fairpoint Communications, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

each minute billed by the Company. The Company recognizes revenue from billing and collection services when the services are provided. The Company recognizes directory services revenue over the subscription period of the corresponding directory. Billing and collection is normally billed under contract or tariff supervision. Directory services are normally billed under contract.

(c)	Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

(d)	Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information. Receivable balances are reviewed on an aged basis and account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

The following is activity in the Company’s allowance for doubtful accounts receivable for the years ended December 31 (in thousands):

	2007	2006	2005

Balance, beginning of period	$1,815	$2,121	$1,255
Acquisition adjustments	—	212	28
Provision charged to expense	2,733	1,798	3,245
Amounts written off, net of recoveries	(2,422)	(2,316)	(2,407)

Balance, end of period	$2,126	$1,815	$2,121

(e)	Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and trade receivables. The Company places its cash with high-quality financial institutions. Concentrations of credit risk with respect to trade receivables are principally related to receivables from other interexchange carriers and are otherwise limited to the Company’s large number of customers in several states.

(f)	Investments

Investments consist of stock in CoBank, ACB (CoBank), the Rural Telephone Finance Cooperative (RTFC), various cellular companies and partnerships and other minority equity investments, and Non-Qualified Deferred Compensation Plan assets. The stock in CoBank and the RTFC is nonmarketable and stated at cost. For investments in partnerships, the equity method of accounting is used.

Non-Qualified Deferred Compensation Plan assets are classified as trading. The Company uses fair value reporting for marketable investments in debt and equity securities classified as trading. Unrealized holding gains and losses on trading securities are included in other income.

To determine if an impairment of an investment exists, the Company monitors and evaluates the financial performance of the business in which it invests and compares the carrying value of the investee to quoted market prices (if available), or the fair values of similar investments, which in certain instances, is based on traditional valuation models utilizing multiples of cash flows. When circumstances indicate that a decline in

Fairpoint Communications, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

the fair value of the investment has occurred and the decline is other than temporary, the Company records the decline in value as a realized impairment loss and a reduction in the cost of the investment.

The Company currently receives patronage dividends from its investments in businesses organized as cooperatives for Federal income tax purposes (CoBank and RTFC stock). Patronage dividends represent cash distributions of the cooperative’s earnings and notices of allocations of earnings to the Company. Deferred and uncollected patronage dividends are included as part of the basis of the investment until collected. The Company’s investment in the Rural Telephone Bank (RTB) paid dividends annually at the discretion of its board of directors. The investment in the RTB was liquidated in April 2006.

(g)	Property, Plant, and Equipment

Property, plant, and equipment are carried at cost. Repairs and maintenance are charged to expense as incurred and major renewals and improvements are capitalized. For traditional telephone companies, the original cost of depreciable property retired, together with removal cost, less any salvage realized, is charged to accumulated depreciation. For all other companies, the original cost and accumulated depreciation are removed from the accounts and any gain or loss is included in the results of operations. Depreciation for regulated property and equipment is based on a composite depreciation rate. Depreciation for non-regulated property and equipment is determined using the straight-line method for financial reporting purposes.

The Company capitalizes certain costs incurred in connection with developing or obtaining internal use software in accordance with American Institute of Certified Public Accountants Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”, or SOP 98-1. Capitalized costs include direct development costs associated with internal use software, including direct labor costs and external costs of materials and services. Costs incurred during the preliminary project stage, as well as maintenance and training costs are expensed as incurred. The Company also capitalizes interest associated with the acquisition or construction of network-related assets. Capitalized interest is reported as part of the cost of the network-related assets and as a reduction in interest expense. As of December 31, 2007, the Company had capitalized $21.7 million of costs under SOP 98-1 related to the merger.

In 2005 and 2004, the Company developed and implemented, with CSG Systems, Inc., an integrated end-user billing system. The costs to develop the system were accounted for in accordance with SOP 98-1. Aggregate capitalized costs (before accumulated amortization) totaled $8.6 million (of which, $5.1 million was capitalized in 2004), of which the majority represents payments for license fees and third-party consultants. As a result of the Company’s decision to convert to a new end-user billing system in November 2005, the capitalized costs associated with the CSG Systems, Inc. billing system was amortized over its remaining useful life which was estimated to be 8 months (reduced from 5 years).

In November 2005, the Company reached an agreement with CSG Systems, Inc. in which the Company received total compensation from CSG Systems, Inc. of $5.1 million in order to relieve it from its responsibilities under the original service bureau contract. The Company recorded the $5.1 million as a deferred credit which was amortized over the remaining life of the CSG contract (8 months). When amortized, a portion of the credit offset depreciation expenses and a portion offset billing expenses. Of this deferred credit, $1.3 million was recognized in 2005 and $3.8 million was recognized in 2006.

(h)	Debt Issue Costs

Debt issue costs are being amortized over the life of the related debt, ranging from 3 to 10 years. In 2005, the Company entered into a new senior secured credit facility consisting of a revolving facility in an aggregate principal amount of up to $100.0 million and a term facility in an aggregate principal amount of $588.5 million. The Company incurred a total of $11.1 million of debt issuance costs associated with entering

Fairpoint Communications, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

into the existing credit facility and subsequent amendments thereto. Accumulated amortization was $4.5 million and $2.9 million as of December 31, 2007 and 2006, respectively.

Amortization of debt issue costs was $1.5 million, $1.6 million and $1.9 million at December 31, 2007, 2006 and 2005, respectively.

(i)	Goodwill and Other Intangible Assets

Goodwill consists of the difference between the purchase price incurred in acquisitions using the purchase method of accounting and the fair value of net assets acquired. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill is no longer amortized, but instead is assessed for impairment at least annually. During this assessment, management relies on a number of factors, including operating results, business plans, and anticipated future cash flows.

Other intangible assets recorded by the Company consist of acquired customer relationships. These intangible assets are amortized over their estimated useful lives which the Company determined to be 15 years.

(j)	Impairment of Long-lived Assets

Long-lived assets, such as property, plant, and equipment and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell and depreciation ceases.

(k)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

FairPoint files a consolidated income tax return with its subsidiaries. FairPoint has a tax-sharing agreement in which all subsidiaries are participants. All intercompany tax transactions and accounts have been eliminated in consolidation.

The Company adopted FASB Interpretation No. (FIN) 48, Accounting for Uncertainty in Income Taxes an Interpretation of FASB Statement No. 109, on January 1, 2007. FIN 48 requires applying a “more likely than not” threshold to the recognition and de-recognition of tax positions. The Company’s unrecognized tax benefits totaled $3.7 million as of January 1, 2007 and $1.0 million as of December 31, 2007, of which $1.0 million would impact its effective tax rate, if recognized.

As part of the income tax provision process of preparing the Company’s consolidated financial statements, the Company is required to estimate its income taxes. This process involves estimating current tax expense together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the

Fairpoint Communications, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment, as well as all positive and negative evidence that would affect the recoverability of deferred tax assets. When considered together with the Company’s history of producing positive operating results and other evidence affecting the recoverability of deferred tax assets, the Company expects that future taxable income will more likely than not be sufficient to recover net deferred tax assets.

(l)	Interest Rate Swap Agreements

The Company assesses interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities. The Company maintains risk management control systems to monitor interest rate cash flow risk attributable to both the Company’s outstanding and forecasted debt obligations. The risk management control systems involve the use of analytical techniques, including cash flow sensitivity analysis, to estimate the expected impact of changes in interest rates on the Company’s future cash flows.

The Company uses variable and fixed-rate debt to finance its operations, capital expenditures and acquisitions. The variable-rate debt obligations expose the Company to variability in interest payments due to changes in interest rates. The Company believes it is prudent to limit the variability of a portion of its interest payments. To meet this objective, from time to time, the Company enters into interest rate swap agreements to manage fluctuations in cash flows resulting from interest rate risk. These swaps change the variable-rate cash flow exposure on the debt obligations to fixed cash flows. Under the terms of the interest rate swaps, the Company pays a variable interest rate plus an additional payment if the variable rate payment is below a contractual rate, or it receives a payment if the variable rate payment is above the contractual rate. The chart below provides details of each of the Company’s interest rate swap agreements.

			Rate, including
Effective Date:	Notional Amount	Rate	applicable margin	Expiration Date

February 8, 2005	$130.0 Million	3.98%	5.73%	December 31, 2008
February 8, 2005	$130.0 Million	4.11%	5.86%	December 31, 2009
April 29, 2005	$50.0 Million	4.72%	6.47%	March 31, 2012
June 30, 2005	$50.0 Million	4.69%	6.44%	March 31, 2011
June 30, 2006	$50.0 Million	5.36%	7.11%	December 31, 2009
December 31, 2007	$65.0 Million	4.91%	6.66%	December 30, 2011
December 31, 2007	$75.0 Million	5.46%	7.21%	December 31, 2010
December 31, 2008	$100.0 Million	5.02%	6.77%	December 31, 2010
December 31, 2009	$150.0 Million	5.65%	7.40%	December 31, 2011

As a result of these swap agreements, as of December 31, 2007, approximately 89% of the Company’s indebtedness bore interest at fixed rates rather than variable rates. Effective on September 30, 2005, the Company amended the terms of its credit facility. This amendment reduced the effective interest rate margins applicable to the Company’s interest rate swap agreements by 0.25% to 1.75%.

The aforementioned interest rate swaps qualify as cash flow hedges for accounting purposes. The effect of hedge ineffectiveness on net income was insignificant for the year ended December 31, 2007. At December 31, 2007, the fair value of these swaps was a $16.9 million liability and has been recorded, net of tax of $6.4 million, as a decrease to accumulated other comprehensive (loss) income. Of the $16.9 million, $2.9 million is classified as current and $14.0 million is classified as long term on the consolidated balance sheet.

Fairpoint Communications, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

In addition, during 2007, the Company entered into six forward starting swap agreements, which are contingent upon the closing of the merger, for a total notional amount of $600 million. These swaps did not meet the criteria for hedge accounting. For the year ended December 31, 2007, the changes in fair value of the contingent swap contracts resulted in a $17.2 million pre-tax loss included in other income (expense) on the consolidated statement of operations. Of the $17.2 million liability, $4.1 million is classified as current and $13.1 million is classified as long term on the consolidated balance sheet.

Subsequent to December 31, 2007, the Company entered into two additional swap agreements that are contingent on the merger. One swap agreement is for a notional amount of $300 million at a rate of 4.49% (or 6.24% including the applicable margin). This agreement is effective as of December 31, 2010 and expires on December 31, 2012. The second swap agreement is for a notional amount of $250 million at a rate of 3.25% (or 5.00% including the applicable margin). This agreement expires on December 31, 2010.

Subsequent to December 31, 2007, events in the global credit markets have impacted the expectation of near-term variable borrowing rates. As a result, the Company has experienced an adverse impact to the fair value liability of its interest rate swaps. As of February 15, 2008, the fair value liability has increased approximately $24.3 million from a balance of $34.1 million as of December 31, 2007 to $58.4 million as of February 15, 2008.

(m)	Stock Option Plans

Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123(R), Share-Based Payment (SFAS No. 123(R)). SFAS No. 123(R) establishes accounting for stock-based awards granted in exchange for employee services. Accordingly, for employee awards which are expected to vest, stock-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as expense on a straight-line basis over the requisite service period, which generally begins on the date the award is granted through the date the award vests. The Company elected to adopt the provisions of SFAS No. 123(R) using the prospective application method for awards granted prior to becoming a public company and valued using the minimum value method, and using the modified prospective application method for awards granted subsequent to becoming a public company.

Prior to the adoption of SFAS No. 123(R), the Company accounted for its stock option plans using the intrinsic-value-based method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense was recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price.

(n)	Business Segments

Under the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, the Company’s only separately reportable business segment is its traditional telephone operations. The Company’s traditional telephone operations are conducted in rural, suburban, and small urban communities in various states. The operating income of this segment is reviewed by the chief operating decision maker to assess performance and make business decisions. Due to the sale of the Company’s competitive communications operations, such operations (which were previously reported as a separate segment) are classified as discontinued operations.

(o)	Earnings Per Share

Earnings per share has been computed in accordance with SFAS No. 128, Earnings Per Share. Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding for the period. Except when the effect would be anti-dilutive, the diluted earnings per share

Fairpoint Communications, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

calculation includes the impact of restricted units, restricted stock and shares that could be issued under outstanding stock options.

The following table provides a reconciliation of the common shares used for basic earnings per share and diluted earnings per share:

	Year ended December 31
	2007	2006	2005

Weighted average number of common shares used for basic earnings per share	34,752	34,629	31,927
Effect of potential dilutive shares	228	125	30

Weighted average number of common shares and potential dilutive shares used for diluted earnings per share	34,980	34,754	31,957

Anti-dilutive shares excluded from the above reconciliation	521	1,579	1,215

Excluded from the computation of diluted earnings per share were stock awards that are contingently issuable shares, and awards which the assumed proceeds of the corresponding stock awards were greater than the average market price of the Company’s common stock during the respective periods.

(p)	New Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board, or FASB, issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 is definitional and disclosure oriented and addresses how companies should approach measuring fair value when required by GAAP; it does not create or modify any current GAAP requirements to apply fair value accounting. SFAS No. 157 provides a single definition for fair value that is to be applied consistently for all accounting applications, and also generally describes and prioritizes according to reliability the methods and inputs used in valuations. The new measurement and disclosure requirements of SFAS No. 157 are effective for us in the first quarter of 2008. The impact of adopting SFAS No. 157 did not have a material impact on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159 The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of SFAS No. 115, which permits an entity to measure many financial assets and financial liabilities at fair value that are not currently required to be measured at fair value. Entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option may be elected on an instrument-by-instrument basis, with a few exceptions. SFAS No. 159 amends previous guidance to extend the use of the fair value option to available-for-sale and held-to-maturity securities. The Statement also establishes presentation and disclosure requirements to help financial statement users understand the effect of the election. SFAS No. 159 is effective for the first fiscal year beginning after November 15, 2007. The impact of adopting SFAS No. 159 did not have a material impact on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, or SFAS 141(R), which replaces SFAS 141. SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is to be applied prospectively to business combinations for which the acquisition date is on or after an entity’s fiscal year that begins after December 15, 2008. The Company will assess the impact of SFAS 141(R) if and when a future acquisition occurs.

Fairpoint Communications, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51, or SFAS 160. SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company is currently evaluating the impact, if any, the adoption of SFAS 160 will have on its consolidated financial statements.

(3)	Certain Transactions

(a)	Merger

On January 15, 2007, the Company entered into an Agreement and Plan of Merger with Verizon Communications Inc., or Verizon, and Northern New England Spinco Inc., or Spinco, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of April 20, 2007, Amendment No. 2 to Agreement and Plan of Merger, dated as of June 28, 2007, Amendment No. 3 to Agreement and Plan of Merger, dated as of July 3, 2007, Amendment No. 4 to Agreement and Plan of Merger, dated as of November 16, 2007, and Amendment No. 5 to Agreement and Plan of Merger, dated as of February 25, 2008 referred to herein as the Merger Agreement, pursuant to which Spinco will merge with and into the Company with the Company continuing as the surviving corporation for legal purposes, which transaction is referred to herein as the Merger. Spinco is a newly formed wholly-owned subsidiary of Verizon that will own or indirectly own Verizon’s local exchange and related business activities in Maine, New Hampshire and Vermont. The Company will be the acquiree for accounting purposes. Consequently, certain Merger related costs that are normally capitalized are being expensed as incurred in connection with the transaction and FairPoint’s assets and liabilities will be recorded at fair value upon acquisition. The Merger is subject to regulatory approval. The Company expects the merger to close on March 31, 2008.

As of December 31, 2007, approximately $70.9 million of systems development and associated costs had been capitalized and $65.3 million had been expensed related to the Merger. These amounts were partially offset by approximately $26.9 million and $13.1 million, respectively, for amounts that have been reimbursed to the Company by Verizon pursuant to the Merger Agreement. Under the terms of the Merger Agreement, Verizon will reimburse the Company for up to $40.0 million of certain qualified transition costs (subject to the specific terms contained in the Merger Agreement). As of December 31, 2007, the Company had received $34.2 million from Verizon and the remaining $5.8 million was recorded within other receivables.

(b)	Initial Public Offering

On February 8, 2005, the Company consummated an initial public offering, or the offering, of 25,000,000 shares of its common stock, par value $0.01 per share, or common stock, at a price to the public of $18.50 per share.

In connection with the offering, the Company entered into a new senior secured credit facility, or the existing credit facility, with a syndicate of financial institutions, including Deutsche Bank Trust Company Americas, as administrative agent. The existing credit facility is comprised of a revolving facility in an

Fairpoint Communications, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

aggregate principal amount of $100 million (less amounts reserved for letters of credit) and a term facility in an aggregate principal amount of $588.5 million (including a $22.5 million delayed draw facility). The revolving facility has a six year maturity and the term facility has a seven year maturity. The offering, the existing credit facility and the transactions described below are referred to herein collectively as the transactions. The Company received gross proceeds of $462.5 million from the offering which, net of costs incurred of $30.6 million related to the offering, was allocated to paid-in capital.

On March 10, 2005, the Company used $18.4 million which it had invested in temporary investments, together with $6.6 million of cash on hand, to redeem the $0.2 million aggregate principal amount of the 9 1/2% notes (including accrued interest and redemption premiums) that were not tendered in the tender offer for such notes and the $24.2 million aggregate principal amount of the floating rate notes (including accrued interest) that were not tendered in the tender offer for such notes.

On May 2, 2005, the Company used $22.4 million of borrowings under the delayed draw facility of the existing credit facility to redeem the $19.9 million aggregate principal amount of the 12 1/2% notes (including accrued interest and redemption premiums) that were not tendered in the tender offer for such notes. In connection with such redemption, a premium of $1.2 million was recorded and an additional $0.4 million of existing debt issuance costs was charged off, resulting in the recognition of a loss of $1.6 million for retirement of debt in 2005.

The Company reported other expense in the amount of $87.7 million, comprised of a $77.8 million loss on early retirement of debt and a $9.9 million loss on redemption of series A preferred stock. With respect to the $77.8 million loss on early retirement of debt, $16.8 million was recorded for the write-off of existing debt issuance costs and the remaining $61.0 million was fees and penalties.

(c)	Dividends

The Company has adopted a dividend policy under which a substantial portion of the cash generated by the Company’s business in excess of operating needs, interest and principal payments on indebtedness, dividends on future senior classes of capital stock, if any, capital expenditures, taxes and future reserves, if any, would in general be distributed as regular quarterly dividend payments to the holders of its common stock, rather than retained and used for other purposes.

On December 14, 2007, the Company declared a dividend of $0.39781 per share of common stock, which was paid on January 16, 2008 to holders of record as of December 31, 2007. In 2007, the Company declared dividends totaling $55.8 million, or $1.59124 per share of common stock. In 2006, the Company declared dividends totaling $55.4 million, or $1.59124 per share of common stock.

(4)	Acquisitions and Dispositions

On July 31, 2007, the Company completed the sale of the assets of Yates City Telephone Company, or Yates, for $2.5 million. Yates is located in Yates City, Illinois and had less than 500 access lines at the time of the sale. The Company recorded a gain on the sale of $2.2 million in operating income.

On November 15, 2006, the Company and certain subsidiaries completed the merger with The Germantown Independent Telephone Company, or GITC. The merger consideration was $10.7 million (or $9.2 million net of cash acquired). Goodwill on this transaction will not be deductible for income tax purposes. The Company incurred acquisition costs of $0.3 million. GITC is a single exchange rural incumbent local exchange carrier located in the Village of Germantown, Ohio. In 2007, the Company recorded a $0.3 million purchase adjustment to reduce the goodwill related to GITC.

The GITC acquisition has been accounted for using the purchase method of accounting for business combinations and, accordingly, the acquired assets and liabilities have been recorded at their estimated fair

Fairpoint Communications, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

values as of the date of acquisition, and its results of operations have been included in the Company’s consolidated financial statements from the date of acquisition. Based upon the Company’s purchase price allocation, the excess of the purchase price and acquisition costs over the fair value of the net tangible assets acquired was approximately $6.2 million. The Company recorded an intangible asset related to the acquired company’s customer relationships of $1.8 million and the remaining $4.4 million has been recognized as goodwill. The estimated useful life of the $1.8 million intangible asset is 15 years.

On August 17, 2006, the Company completed the purchase of Unite Communications Systems, Inc., or Unite, for approximately $11.5 million (or $11.4 million net of cash acquired). Goodwill on this transaction will be deductible for income tax purposes. The Company incurred acquisition costs of $58,000. Unite owns ExOp of Missouri, Inc., which is a facilities-based voice, data and video service provider located outside of Kansas City, Missouri. In 2007, the Company recorded a $0.2 million purchase adjustment to reduce the goodwill related to Unite.

The Unite acquisition has been accounted for using the purchase method of accounting for business combinations and, accordingly, the acquired assets and liabilities have been recorded at their estimated fair values as of the date of acquisition, and its results of operations have been included in the Company’s consolidated financial statements from the date of acquisition. Based upon the Company’s purchase price allocation the excess of the purchase price and acquisition costs over the fair value of the net tangible assets acquired was approximately $5.6 million. The Company recorded an intangible asset related to the acquired company’s customer relationships of $2.9 million and the remaining $2.7 million has been recognized as goodwill. The estimated useful life of the $2.9 million intangible asset is 15 years.

On July 26, 2006, the Company completed the purchase of the assets of Cass County Telephone Company Limited Partnership and LEC Long Distance, Inc., or Cass County, for approximately $28.7 million. Goodwill on this transaction will be deductible for income tax purposes. The Company incurred acquisition costs of $0.2 million.

The acquisition of the assets of Cass County has been accounted for using the purchase method of accounting for business combinations and, accordingly, the acquired assets and liabilities have been recorded at their estimated fair values as of the date of acquisition, and its results of operations have been included in the Company’s consolidated financial statements from the date of acquisition. Based upon the Company’s purchase price allocation, the excess of the purchase price and acquisition costs over the fair value of the net tangible assets acquired was approximately $14.5 million. The Company recorded an intangible asset related to the acquired company’s customer relationships of $5.3 million and the remaining $9.2 million has been recognized as goodwill. The estimated useful life of the $5.3 million intangible asset is 15 years.

The allocation of the total net purchase price of the GITC, Unite and Cass County acquisitions, which occurred in 2006, is shown in the table below (in thousands):

Current assets	$3,226
Property, plant, and equipment	28,166
Investments	869
Excess cost over fair value of net assets acquired	16,410
Intangible assets	10,000
Current liabilities	(5,751)
Other liabilities	(1,913)

Total net purchase price	$51,007

On May 2, 2005, the Company completed the acquisition of Berkshire Telephone Corporation, or Berkshire, for a purchase price of approximately $20.3 million (or $16.4 million net of cash acquired).

Fairpoint Communications, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Berkshire is an independent local exchange carrier that provides voice communication, cable and internet services to over 7,200 access line equivalents, as of the date of acquisition, serving five communities in New York State. Berkshire’s communities of service are adjacent to those of Taconic Telephone Corp., one of the Company’s subsidiaries. In 2006, the Company recorded a $1.0 million purchase adjustment to increase the goodwill related to Berkshire.

On September 1, 2005, the Company completed the acquisition of Bentleyville Communications Corporation, or Bentleyville, for a purchase price of approximately $11.0 million (or $9.3 million net of cash acquired). Bentleyville, which had approximately 3,600 access line equivalents as of the date of acquisition, provides telecommunications, cable and internet services to rural areas of Southwestern Pennsylvania that are adjacent to our existing operations in Pennsylvania.

(5)	Goodwill and Other Intangible Assets

Changes in the carrying amount of goodwill were as follows (in thousands):

Balance, December 31, 2005	$481,343
Acquisition of GITC, Unite and Cass County	16,869
Acquisition adjustment to Berkshire goodwill	972

Balance, December 31, 2006	499,184
Acquisition adjustment to GITC goodwill	(271)
Acquisition adjustment to Unite	(188)

Balance, December 31, 2007	$498,725

As required under SFAS No. 142, the Company updated its annual impairment testing of goodwill as of December 31, 2007, 2006, and 2005, and determined that no impairment loss was required to be recognized.

The Company has recorded intangible assets related to the acquired companies’ customer relationships of $13.8 million. These intangible assets are being amortized over 15 years using the straight-line method. As of December 31, 2007 and 2006, accumulated amortization related to the customer relationship intangibles was $1.5 million and $0.6 million, respectively. Amortization expense for the years ended December 31, 2007, 2006 and 2005 was $0.9 million, $0.5 million and $0.1 million, respectively. Amortization expense related to these customer relationship intangibles is expected to be approximately $0.9 million per year over the next five years.

Fairpoint Communications, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(6) Property, Plant, and Equipment

A summary of property, plant, and equipment from continuing operations is shown below (in thousands):

	Estimated
	life	2007	2006
	(in years)

Land	—	$4,000	$4,256
Buildings and leasehold improvements	2 -- 40	43,217	41,486
Telephone equipment	3 -- 50	719,541	704,146
Cable equipment	3 -- 20	13,632	12,190
Furniture and equipment	3 -- 34	24,887	22,718
Vehicles and equipment	3 -- 20	28,058	27,458
Computer software	3 -- 5	9,699	6,880
Plant under construction	—	53,335	10,100

Total property, plant, and equipment		896,369	829,234
Accumulated depreciation		(627,479)	(582,970)

Net property, plant, and equipment		$268,890	$246,264

The telephone company composite depreciation rate for regulated property and equipment was 6.03%, 7.29%, and 7.38% in 2007, 2006, and 2005, respectively. Depreciation expense from continuing operations, excluding amortization of intangible assets and the previously disclosed deferred billing system credits, for the years ended December 31, 2007, 2006, and 2005 was $50.1 million, $56.1 million, and $53.5 million, respectively. Depreciation expense is recognized on a straight-line basis for non-regulated assets.

(7)	Investments

The Company’s non-current investments at December 31, 2007 and 2006 consist of the following:

	2007	2006
	(in thousands)

Equity method investments in cellular companies and partnerships:
Orange County — Poughkeepsie Limited Partnership	$—	$5,006
Chouteau Cellular Telephone Company	26	28
Syringa Networks, LLC	1,645	1,277
Other equity method investments	286	961
Investments in securities carried at cost:
CoBank stock and unpaid deferred CoBank patronage	3,343	3,630
RTFC secured certificates and unpaid deferred RTFC patronage	219	263
Other nonmarketable minority equity investments	154	166
Nonqualified deferred compensation plan assets	981	726

Total investments	$6,654	$12,057

Fairpoint Communications, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(a)	Equity Method Investments

The Company records its share of the earnings or losses of the investments accounted for under the equity method on a three-month lag. The investments accounted for under the equity method and the Company’s ownership percentage as of December 31, 2007 and 2006 are summarized below:

	2007	2006

Chouteau Cellular Telephone Company	33.7%	33.7%
Orange County — Poughkeepsie Limited Partnership	0.0%	7.5%
Syringa Networks, LLC	12.56%	12.56%

Equity in earnings of investees for the years ended December 31, 2007, 2006, and 2005 consisted of the following (in thousands):

	2007	2006	2005

Orange County — Poughkeepsie Limited Partnership	$4,497	$10,018	$10,523
Syringa Networks, LLC	368	213	81
Illinois Valley Cellular RSA 2, Inc.	—	49	477
Other, net	160	336	221

Total	$5,025	$10,616	$11,302

Distributions from investments during the years ended December 31, 2007, 2006, and 2005 consisted of the following (in thousands):

	2007	2006	2005

Orange County — Poughkeepsie Limited Partnership	$2,206	$9,150	$9,975
Chouteau Cellular Telephone Company	—	—	40
CoBank, ACB	342	1,034	634
Distributions from other equity investments	124	470	210

Total	$2,672	$10,654	$10,859

On January 15, 2007, Taconic Telephone Corp., or Taconic, a subsidiary of the Company, entered into a Partnership Interest Purchase Agreement, or the O-P Interest Purchase Agreement, with Cellco Partnership d/b/a Verizon Wireless and Verizon Wireless of the East LP, pursuant to which the Company agreed to sell its 7.5% limited partnership interest in Orange County-Poughkeepsie Limited Partnership to Cellco Partnership, or the O-P Disposition. The O-P Disposition closed on April 10, 2007. In 2007, the Company recorded a gain on the O-P Disposition of approximately $46.4 million. Total proceeds from the sale were $55.0 million, of which approximately $1.2 million was paid to the Company in the form of distributions from Orange County-Poughkeepsie Limited Partnership in 2007.

The Company’s investment in Orange County-Poughkeepsie has been consistently accounted for under the equity method using a three-month lag due to the timing of the receipt of the partnership financial statements, resulting in six months of equity earnings, or $2.2 million, included in the consolidated results of

Fairpoint Communications, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

operations of the Company through the O-P disposition date of April 10, 2007. The following is summary financial information for the Orange County-Poughkeepsie Limited Partnership:

March 31, 2007
(Dollars in
thousands)

Current assets	$10,201
Property, plant, and equipment, net	39,234

Total assets	$49,435

Current liabilities	$1,386
Noncurrent liabilities	330
Partners’ capital	47,719

Total liabilities and partners’ capital	$49,435

Three Months
Ended
March 31, 2007
(Dollars in
thousands)

Operating revenue	$32,750
Operating income	24,656
Net income	24,928

During 2005, the Company determined that the carrying amount of its investment in Illinois Valley Cellular RSA No. 2, which was accounted for under the equity method, exceeded the estimated fair value and such decline was “other-than-temporary.” As a result, the Company recorded a non-cash impairment charge of $1.2 million. This charge is classified as impairment of investments in the consolidated statement of operations for the year ended December 31, 2005. The Company sold its investment in Illinois Valley Cellular RSA No. 2 during 2006 and recorded a gain of $0.1 million.

(b)	Investments in Equity Securities Carried at Cost

The aggregate cost of the Company’s cost method investments totaled $3.7 million at December 31, 2007. These investments consist primarily of investments in stock of governmental agencies and minority interests in limited partnerships or corporations. Therefore, the investments are highly illiquid and there is no readily available market for these securities which makes it impracticable to estimate a fair value. As a result, these investments were not evaluated for impairment because (a) the Company did not estimate the fair value of those investments in accordance with paragraphs 14 and 15 of SFAS No. 107 Disclosures About Fair Value of Financial Instruments, and (b) the Company did not identify any events or circumstances that may have had a significant adverse effect on the fair value of those investments.

On August 4, 2005, the Board of Directors of the RTB approved the liquidation and dissolution of the RTB. As part of such liquidation and dissolution, all RTB loans were to be transferred to the Rural Utilities Service and all shares of the RTB’s Class A Stock, Class B Stock and Class C Stock were to be redeemed at par value. The Company had no outstanding loans with the RTB but owned 2,477,493 shares of Class B Stock and 24,380 shares of Class C Stock. This liquidation was completed in April 2006, and, as a result, the Company received proceeds of $26.9 million from the RTB liquidation. The Company recorded a gain on this investment of approximately $4.1 million in 2006. A portion of the proceeds received from the RTB, while not estimable at this time, may be subject to review by regulatory authorities who may require the Company to record a portion thereof as a regulatory liability. In October 2006, the Company was notified that the state

Fairpoint Communications, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

of Washington opened a docket to review the proceeds received by companies from the RTB in that state. In November 2006, the Company also received an information request from the state of Maine regarding the RTB transaction. At this time, the Company can not determine the impact of these reviews.

On May 1, 2006, the Company completed the sale of its investment in Southern Illinois Cellular Corp., or SICC, from which it received total proceeds of $16.9 million. As part of this sale, the Company received a portion of total proceeds, approximately $2.1 million, in the form of a dividend. In addition to the dividend income of $2.1 million, the Company recorded a gain on this investment of approximately $10.2 million in 2006. Additional proceeds of approximately $2.6 million were paid out of escrow in 2007 and the Company recorded the gain on this portion of the transaction in 2007.

(8)	Long-term Debt

Long-term debt at December 31, 2007 and 2006 is shown below (in thousands):

	2007	2006

2005 Senior secured notes, variable rates ranging from 7.00% to 8.53% (weighted average rate of 7.1%) at December 31, 2007, due 2011 to 2012	$621,200	$603,500
2003 Senior notes, 11.875%, due 2010	2,050	2,050
Senior notes to RTFC:
Fixed rate, ranging from 8.2% to 9.20%, due 2009 to 2014	1,722	2,436

Total outstanding long-term debt	624,972	607,986
Less current portion	(753)	(714)

Total long-term debt, net of current portion	$624,219	$607,272

The approximate aggregate maturities of long-term debt for each of the five years subsequent to December 31, 2007 are as follows (in thousands):

Fiscal year:
2008	$753
2009	161
2010	2,210
2011	32,871
2012	588,682
Thereafter	295

$624,972

(a)	2005 Senior Secured Notes

On February 8, 2005, the Company entered into a credit facility consisting of a revolving facility in an aggregate principal amount of up to $100.0 million and a term facility in an aggregate principal amount of $588.5 million, which credit facility was subsequently amended, including in 2008 pursuant to the fifth amendment previously discussed in note 1. Pursuant to EITF 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments, the Company has determined that the Fifth Amendment to its existing credit facility represents a substantial modification, therefore the original debt is considered to be extinguished. As a result, the Company expects to record a loss to interest expense during the quarter ended March 31, 2008. On the closing date of the Company’s initial public offering, the Company drew $566.0 million against the term facility. In addition, on May 2, 2005, the Company drew $22.5 million of borrowings under the delayed draw term facility of the existing

Fairpoint Communications, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

credit facility. The Company incurred approximately $10.4 million of debt issuance costs associated with entering into the existing credit facility and subsequent amendments thereto.

The term facility matures in February 2012 and the revolving facility matures in February 2011. Borrowings bear interest, at the Company’s option, for the revolving facility and for the term facility at either (a) the Eurodollar rate (as defined in the existing credit facility) plus an applicable margin or (b) the Base rate (as defined in the existing credit facility) plus an applicable margin. The Eurodollar rate applicable margin and the Base rate applicable margin for loans under the existing credit facility are 2.0% and 1.0%, respectively. Effective on September 30, 2005, the Company amended its credit facility to reduce the effective interest rate margins on the $588.5 million term facility by 0.25% to 1.75% on Eurodollar loans and to 0.75% for Base rate loans. Interest with respect to Base rate loans is payable quarterly in arrears and interest with respect to Eurodollar loans is payable at the end of the applicable interest period and every three months in the case of interest periods in excess of three months.

The existing credit facility provides for payment to the lenders of a commitment fee on any unused commitments equal to 0.5% per annum, payable quarterly in arrears, as well as other fees.

On January 25, 2007, the Company entered into an amendment to its credit facility which is intended to facilitate certain transactions related to the Merger. Among other things, such amendment: (i) permits the Company to consummate the O-P Disposition and retain the proceeds thereof up to an amount equal to $55.0 million; (ii) excludes the gain on the O-P Disposition from the calculation of “Available Cash” under the existing credit facility, (iii) amends the definition of “Adjusted Consolidated EBITDA” to allow for certain one-time add-backs to the calculation thereof for cash operating expenses incurred in connection with the Merger (subject to an overall cap on the amount of such add-backs); (iv) amends the definition of “Consolidated Capital Expenditures” to exclude certain expenditures incurred by the Company in connection with transition and integration costs prior to consummation of the Merger (subject to an overall cap on the amount of such exclusions); and (v) increases the leverage covenant and dividend suspension test to 5.50 to 1.00 and 5.25 to 1.00, respectively.

The existing credit facility requires certain mandatory prepayments, including first to prepay outstanding term loans under the existing credit facility and, thereafter, to repay loans under the revolving facility and/or to reduce revolving facility commitments with, subject to certain conditions and exceptions, 100% of the net cash proceeds the Company receives from any sale, transfer or other disposition of any assets, 100% of net casualty insurance proceeds and 100% of the net cash proceeds the Company receives from the issuance of permitted securities and, at certain times if the Company is not permitted to pay dividends, with 50% of the increase in the Company’s Cumulative Distributable Cash (as defined in the existing credit facility) during the prior fiscal quarter. Reductions to the revolving commitments under the existing credit facility from the foregoing recapture events will not reduce the revolving commitments under the existing credit facility below $50.0 million.

The existing credit facility provides for voluntary prepayments of the revolving facility and the term facility and voluntary commitment reductions of the revolving facility, subject to giving proper notice and compensating the lenders for standard Eurodollar breakage costs, if applicable.

The existing credit facility requires that the Company maintain certain financial covenants. The existing credit facility contains customary affirmative covenants, including, without limitation, the following tests: a minimum interest coverage ratio equal to or greater than 3.0 to 1.0 and a maximum leverage ratio equal to or less than 5.50 to 1.0. The existing credit facility also contains negative covenants and restrictions, including, among others, with respect to redeeming and repurchasing other indebtedness, loans and investments, additional indebtedness, liens, capital expenditures, changes in the nature of the Company’s business, mergers,

Fairpoint Communications, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

acquisitions, asset sales and transactions with the Company’s affiliates. The existing credit facility restricts the Company’s ability to declare and pay dividends on its common stock as follows:

•	The Company may use all of its available cash accumulated after April 1, 2005 plus certain incremental funds to pay dividends, but may not in general pay dividends in excess of such amount. “Available Cash” is defined in the existing credit facility as Adjusted Consolidated EBITDA (a) minus (i) cash interest expense, (ii) repayments of indebtedness other than repayments of the revolving facility (unless funded by debt or equity), (iii) consolidated capital expenditures (unless funded by long-term debt, equity or the proceeds from asset sales or insurance recovery events or related to the Merger), (iv) cash taxes, (v) cash consideration paid for acquisitions (unless funded by debt or equity), (vi) cash paid to make certain investments, and (vii) certain non-cash items excluded from Adjusted Consolidated EBITDA and paid in cash and (b) plus (i) the cash amount of extraordinary gains and gains on sales of assets (excluding the gain realized on the sale of the Company’s investment in the Orange County-Poughkeepsie Limited Partnership) and (ii) certain non-cash items excluded from Adjusted Consolidated EBITDA and received in cash. “Adjusted Consolidated EBITDA” is defined in the existing credit facility as Consolidated Net Income (which is defined in the existing credit facility and includes distributions from investments) (a) plus the following to the extent deducted from Consolidated Net Income: provision for income taxes, interest expense, depreciation, amortization, losses on sales of assets and other extraordinary losses, certain one-time charges recorded as operating expenses related to the transactions contemplated by the Merger Agreement (subject to an overall cap on the amount of such charges which may be added back) and certain other non-cash items, and (b) minus, to the extent included in Consolidated Net Income, gains on sales of assets and other extraordinary gains and all non-cash items.

•	The Company may not pay dividends if a default or event of default under the existing credit facility has occurred and is continuing or would exist after giving effect to such payment, if the Company’s leverage ratio is above 5.25 to 1.00 or if the Company does not have at least $10.0 million of cash on hand (including unutilized commitments under the existing credit facility’s revolving facility).

The existing credit facility also permits the Company to use available cash to repurchase shares of its capital stock, subject to the same conditions.

The Company may obtain letters of credit under the revolving facility to support obligations of the Company and/or obligations of its subsidiaries incurred in the ordinary course of business in an aggregate principal amount not to exceed $10.0 million and subject to limitations on the aggregate amount outstanding under the revolving facility. As of December 31, 2007, a letter of credit had been issued for $1.4 million.

The existing credit facility is guaranteed, jointly and severally, subject to certain exceptions, by all first tier subsidiaries of the Company. The Company has provided to Deutsche Bank Trust Company Americas, as collateral agent for the benefit of the lenders under the existing credit facility and certain hedging creditors under permitted hedging agreements, collateral consisting of (subject to certain exceptions) 100% of the Company’s equity interests in the subsidiary guarantors and certain other intermediate holding company subsidiaries. Newly acquired or formed direct or indirect subsidiaries of the Company which own equity interests of any subsidiary that is an operating company will be required to provide the collateral described above.

The existing credit facility contains customary events of default, including but not limited to, failure to pay principal, interest or other amounts when due, breach of covenants or representations, cross-defaults to certain other indebtedness in excess of specified amounts, judgment defaults in excess of specified amounts, certain ERISA defaults, the failure of any guaranty or security document supporting the existing credit facility and certain events of bankruptcy and insolvency.

Fairpoint Communications, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(b)	Senior Notes Issued in 2003

FairPoint issued $225.0 million aggregate principal amount of senior notes in 2003 (the 2003 Notes). The 2003 Notes bear interest at the rate of 11 7/8% per annum, payable semiannually in arrears.

The 2003 Notes mature on March 1, 2010. FairPoint may redeem the 2003 Notes at any time on or after March 1, 2007 at the redemption prices stated in the indenture under which the 2003 Notes were issued, together with accrued and unpaid interest, if any, to the redemption date. In the event of a change of control, FairPoint must offer to repurchase the outstanding 2003 Notes for cash at a purchase price of 101% of the principal amount of such notes, together with all accrued and unpaid interest, if any, to the date of repurchase.

The 2003 Notes are general unsecured obligations of FairPoint, ranking pari passu in right of payment with all existing and future senior debt of FairPoint, including all obligations under the Company’s amended and restated credit facility, and senior in right of payment to all existing and future subordinated indebtedness of FairPoint.

The indenture governing the 2003 Notes contains certain customary covenants and events of default.

Of the 2003 Notes, $223.0 million were repaid in 2005 using proceeds from the Company’s initial public offering and borrowings under the 2005 Senior Secured Notes.

(c)	Other

In conjunction with the senior notes payable to the RTFC and the RTB and the first mortgage notes payable to the Rural Utilities Service, certain of the Company’s subsidiaries are subject to restrictive covenants limiting the amounts of dividends that may be paid. A portion of the RTFC notes, the full amount of the RTB notes and notes payable to the Rural Utilities Service were repaid in 2005 using proceeds from the Company’s initial public offering and borrowings under the 2005 Senior Secured Notes.

The Company also has $0.3 million unsecured demand notes payable to various individuals and entities with interest payable at 5.25% at December 31, 2007 and 2006.

(9)	Redeemable preferred stock

Series A preferred stock was issued to the lenders in connection with the Carrier Services debt restructuring.

The initial carrying amount of the Series A preferred stock was recorded at its fair value at the date of issuance ($78.4 million). The carrying amount was increased by periodic accretions, using the interest method, so that the carrying amount equaled the mandatory redemption amount ($82.3 million) at the mandatory redemption date (May 2011). On March 6, 2003, in connection with the Company’s issuance of the 2003 Notes, the Company used a portion of these proceeds to repurchase $13.3 million aggregate liquidation preference of its Series A preferred stock at a 35% discount (together with accrued and unpaid dividends thereon). For the years ended December 31, 2005 and 2004, the Series A preferred stock was increased by $0.2 million and $1.4 million, respectively, to reflect the periodic accretions. The carrying amount of the Series A preferred stock was further increased by $2.2 million and $18.8 million in connection with dividends paid in kind on the outstanding shares of the Series A preferred stock for the years ended December 31, 2005 and 2004, respectively.

In February 2005, the Company repurchased all of the Company’s outstanding Series A preferred stock for $129.2 million. The Company recorded a loss of $9.9 million on the redemption.

Fairpoint Communications, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(10)	Employee Benefit Plans

The Company sponsors a voluntary 401(k) savings plan (the 401(k) Plan) that covers substantially all eligible employees. Each 401(k) Plan year, the Company contributes to the 401(k) Plan an amount of matching contributions determined by the Company at its discretion. For the 401(k) Plan years ended December 31, 2007, 2006 and 2005, the Company matched 100% of each employee’s contribution up to 3% of compensation and 50% of additional contributions up to 6%. The 401(k) Plan also allows for a profit sharing contribution that is made based upon management discretion. Total Company contributions to the 401(k) Plan were $1.5 million, $1.5 million, and $1.3 million for the years ended December 31, 2007, 2006 and 2005, respectively.

In 1999, the Company began a Non-Qualified Deferred Compensation Plan (the NQDC Plan) that covers certain employees. The NQDC Plan allows highly compensated individuals to defer additional compensation beyond the limitations of the 401(k) Plan. Company matching contributions are subject to the same percentage as the 401(k) Plan. Total Company contributions to the NQDC Plan were approximately $16,000, $3,000, and $26,000 for the years ended December 31, 2007, 2006 and 2005, respectively. At December 31, 2007 and 2006, the NQDC Plan assets were $1.0 million and $0.7 million, respectively. The related deferred compensation obligation is included in other liabilities in the accompanying consolidated balance sheets.

C&E, Taconic, and GT Com also sponsor defined contribution 401(k) retirement savings plans for union employees. C&E, Taconic, and GT Com match contributions to these plans based upon a percentage of pay of all qualified personnel and make certain profit sharing contributions. Contributions to these plans were $0.3 million for each of the years ended December 31, 2007, 2006 and 2005, respectively.

(11)	Income Taxes

Income tax (expense) benefit from continuing operations for the years ended December 31, 2007, 2006, and 2005 consists of the following components (in thousands):

	2007	2006	2005

Current:
Federal	$(240)	$(1,422)	$—
State	(1,317)	(1,456)	(1,128)

Total current income tax expense from continuing operations	(1,557)	(2,878)	(1,128)

Investment tax credits	11	12	16
Deferred:
Federal	(6,965)	(15,806)	78,385
State	(582)	(1,186)	5,823

Total deferred income tax (expense) benefit from continuing operations	(7,547)	(16,992)	84,208

Total income tax (expense) benefit from continuing operations	$(9,093)	$(19,858)	$83,096

Income tax expense of $0.2 million, $0.3 million and $0.2 million has also been recognized associated with income from discontinued operations in 2007, 2006 and 2005, respectively.

Total income tax benefit (expense) from continuing operations was different than that computed by applying U.S. Federal income tax rates to income from continuing operations before income taxes for the

Fairpoint Communications, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

years ended December 31, 2007, 2006, and 2005. The reasons for the differences are presented below (in thousands):

	2007	2006	2005

Computed “expected” Federal tax benefit (expense) from continuing operations	$(5,184)	$(17,632)	$19,090
State income tax benefit (expense), net of Federal income tax expense	(1,235)	(2,251)	167
Merger transaction costs	(5,543)	—	—
Change in FIN 48 reserve	2,725	—	—
Dividends and loss on redemption on preferred stock	—	—	(4,291)
Dividends received deduction	15	605	153
Rate change	—	—	1,585
Change in valuation allowance (Federal and state)	—	—	66,011
Other	129	(580)	381

Total income tax (expense) benefit from continuing operations	$(9,093)	$(19,858)	$83,096

The Company had a valuation allowance for deferred tax assets of $66.0 million as of December 31, 2004. These deferred tax assets primarily related to the Company’s NOL carryforwards. In assessing the realizability of the deferred tax assets, management considered whether it was more likely than not that some portion or all of the deferred tax assets would not be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. Management considered the scheduled reversal of deferred tax liabilities, future taxable income and tax planning strategies in making this assessment, as well as all positive and negative evidence that would affect the recoverability of deferred tax assets. As a result of the offering (as described in Note 3), the Company had reduced its aggregate long term debt with a corresponding significant reduction in its annual interest expense. When considered together with the Company’s history of producing positive operating results and other evidence affecting recoverability of deferred tax assets, the Company expects that future taxable income would more likely than not be sufficient to recover deferred tax assets. Therefore, the valuation allowance was reversed in 2005, concurrent with the offering.

Fairpoint Communications, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 2007 and 2006 are presented below (in thousands):

	2007	2006

Deferred tax assets:
Federal and state tax loss carryforwards	$69,724	$84,934
Employee benefits	1,970	1,756
Self insurance reserves	1,096	1,110
Allowance for doubtful accounts	806	697
Alternative minimum tax and other state credits	4,308	3,210
Basis in interest rate swaps	12,880	—

Total gross deferred tax assets	90,784	91,707
Deferred tax liabilities:
Property, plant, and equipment	6,090	8,967
Goodwill and other intangible assets	24,149	21,189
Basis in interest rate swaps	—	3,240
Basis in investments	44	833

Total gross deferred tax liabilities	30,283	34,229

Net deferred tax assets	$60,501	$57,478

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In order to fully realize the deferred tax asset, the Company estimates that it will need to generate future taxable income of $136.5 million prior to the expiration of the net operating loss carryforwards in 2025. Taxable income for the years ended December 31, 2007 and 2006 was $50.7 million and $65.0 million, respectively. Based upon the level of projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences based on facts and circumstances known as of December 31, 2007.

At December 31, 2007, the Company had federal and state net operating loss carryforwards of $183.5 million that will expire from 2019 to 2025. At December 31, 2007, the Company has alternative minimum tax credits of $3.8 million that may be carried forward indefinitely. The Company completed an initial public offering on February 8, 2005, which resulted in an “ownership change” within the meaning of the U.S. Federal income tax laws addressing net operating loss carryforwards, alternative minimum tax credits, and other similar tax attributes. As a result of such ownership change, there are specific limitations on the Company’s ability to use its net operating loss carryfowards and other tax attributes. It is the Company’s belief that it can use the net operating losses even with these restrictions in place.

The Company adopted FASB Interpretation No. (FIN) 48 Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109 on January 1, 2007. As a result of the adoption of FIN 48, the

Fairpoint Communications, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Company recognized no change in the liability for unrecognized tax benefits. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows in thousands):

Balance as of January 1, 2007	$3,710
Additions for tax positions related to the current year	—
Additions for tax positions of prior years	—
Reductions for tax positions of prior years	—
Reductions as a result of audit settlements	(2,725)

Balance as of December 31, 2007	$985

The Company does not expect or anticipate a significant increase or decrease over the next twelve months in the unrecognized tax benefits reported above. The entire amount of unrecognized tax benefits, if recognized, would affect the effective tax rate. The Company has not provided for any interest or penalties on tax uncertainties since it is in a NOL carryforward position and any tax adjustments will be offset by the NOL carryforward.

The Company or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction, and with various state and local governments. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years prior to 2004. During the quarter ended June 30, 2007, the Internal Revenue Service (“IRS”) completed its examination of the U.S. income tax returns for the Company for the tax year ended December 31, 2004. The Company received a “no change” letter from the IRS regarding its 2004 income tax return. As a result of this letter, the Company reversed the liability associated with the 2004 exposure and recognized the related tax benefit during the second quarter.

(12)	Stockholders’ Equity

On February 8, 2005, the Company consummated its initial public offering of 25,000,000 shares of common stock, par value $.01 per share. At December 31, 2007, there were 35,222,445 shares of common stock outstanding and 200,000,000 shares of common stock were authorized.

On January 28, 2005, the board of directors approved a 5.2773714 for 1 reverse stock split of the Company’s common stock, which has been given retroactive effect in the accompanying consolidated financial statements. In connection with the Company’s initial public offering in February 2005, the Company reclassified all of its class A common stock and class C common stock on a one-for-one basis into a single class of common stock of which 200 million shares are authorized. After the stock split but prior to the issuance of any new shares in the offering, 9,451,719 shares of common stock were outstanding. All common stock issued and outstanding has a $0.01 par value.

(13)	Stock Option Plans

Effective on January 1, 2006, the Company adopted the provisions of SFAS 123(R). At December 31, 2007, the Company had $4.0 million of total unearned compensation cost related to non-vested share-based payment arrangements granted under the Company’s four stock-based compensation plans. That cost is expected to be recognized over a weighted average period of 1.1 years. Any future share awards under any of

Fairpoint Communications, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

these plans will be made using newly issued shares. Amounts recognized in the financial statements with respect to these plans are as follows (in thousands):

	For The Year ended December 31,
	2007	2006	2005

Amounts charged against income, before income tax benefit	$3,966	$2,859	$2,350
Amount of related income tax benefit recognized in income	1,491	1,075	884

Total net income impact	$2,475	$1,784	$1,466

(a)	1995 Stock Incentive Plan

In February 1995, the Company adopted the FairPoint Communications, Inc. (formerly MJD Communications, Inc.) 1995 Stock Incentive Plan (the 1995 Plan). The 1995 Plan covers officers, directors, and employees of the Company. The Company was allowed to issue qualified or nonqualified stock options to purchase up to 215,410 shares of the Company’s Class A common stock to employees that would vest equally over 5 years from the date of employment of the recipient and are exercisable during years 5 through 10. In 1995, the Company granted options to purchase 161,596 shares at $1.32 per share. No options have been granted since 1995. Effective in February 2005, the Company may no longer grant awards under the 1995 Plan. As of January 1, 2006, only 18,013 options remained outstanding. The life of these options had previously been extended to May 21, 2008. In March 2006, the remaining 18,013 options outstanding were exercised. The intrinsic value of these options on the date of exercise was $230,000, the cash received was $24,000 and the tax benefit was $87,000.

These stock options were granted by the Company prior to becoming a public company and therefore the Company accounted for these options under the prospective method under SFAS 123(R).

Stock option activity under the 1995 Plan is summarized as follows:

	2007	2006	2005

Outstanding at January 1:	—	18,013	112,265
Granted	—	—	—
Exercised	—	(18,013)	(94,252)
Forfeited	—	—	—

Outstanding at December 31	—	—	18,013

Exercisable at December 31, 2007	—

Stock options available for grant at December 31, 2007	—

(b)	1998 Stock Incentive Plan

In August 1998, the Company adopted the FairPoint Communications, Inc. (formerly MJD Communications, Inc.) Stock Incentive Plan (the 1998 Plan). The 1998 Plan provided for grants of up to 1,317,425 nonqualified stock options to executives and members of management, at the discretion of the compensation committee of the board of directors. Options vest in 25% increments on the second, third, fourth, and fifth anniversaries of an individual grant. All options have a term of 10 years from date of grant. In the event of a change in control, outstanding options will vest immediately. Effective in February 2005, the Company may no longer grant awards under the 1998 Plan.

Pursuant to the terms of the grant, options granted in 1998 and 1999 would have become exercisable only in the event that the Company was sold, an initial public offering of the Company’s common stock

Fairpoint Communications, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

resulted in the principal shareholders holding less than 10% of their original ownership, or other changes in control, as defined, were to have occurred. The number of options that would have become ultimately exercisable also depended upon the extent to which the price per share obtained in the sale of the Company would exceed a minimum selling price of $22.59 per share. The initial public offering did not trigger exercisability of these options.

In February 2007, all the options outstanding under the 1998 Plan were cancelled, except the 47,373 options with a $36.94 exercise price. This cancellation was triggered by certain events noted in the 1998 Plan.

These stock options were granted by the Company prior to becoming a public company and therefore the Company is accounting for these options under the prospective method under SFAS 123(R). As of December 31, 2007 and 2006, options to purchase 47,373 shares of common stock were outstanding with a weighted average exercise price of $36.94. These remaining options outstanding are time-based vesting only and are fully vested and exercisable as of December 31, 2007.

Stock option activity under the 1998 Plan is summarized as follows:

		Weighted
		average
	Options	exercise
	outstanding	price

Outstanding at December 31, 2005	832,888	$10.80
Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding at December 31, 2006	832,888	10.80
Granted	—	—
Exercised	—	—
Forfeited	(785,515)	9.22

Outstanding at December 31, 2007	47,373	$36.94

Stock options available for grant at December 31, 2007	—

Options outstanding
			Aggregate	Options exercisable
	Number	Remaining	Intrinsic	Number
	outstanding at	contractual	Value	exercisable at
Exercise price	December 31, 2007	life (years)	(In thousands)	December 31, 2007

$36.94	47,373	4.0	—	47,373

The outstanding options have no aggregate intrinsic value based on the closing price of the Company’s stock of $13.02 on December 31, 2007.

(c)	2000 Employee Stock Incentive Plan

In May 2000, the Company adopted the FairPoint Communications, Inc. 2000 Employee Stock Incentive Plan (the 2000 Plan). The 2000 Plan provided for grants to members of management of up to 1,898,521 options to purchase common stock, at the discretion of the compensation committee. During 2002, the Company amended the 2000 Plan to limit the number of shares available for grant to 448,236. In December 2003, the Company amended the 2000 Plan to allow for the grant to members of management of up to 1,898,521 shares of stock units in addition to shares available for stock options. Options granted under the 2000 Plan may be of two types: (i) incentive stock options and (ii) non-statutory stock options. Unless the

Fairpoint Communications, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

compensation committee shall otherwise specify at the time of grant, any option granted under the 2000 Plan shall be a non-statutory stock option. Effective in February 2005, the Company may no longer grant awards under the 2000 Plan.

Under the 2000 Plan, unless otherwise determined by the compensation committee at the time of grant, participating employees are granted options to purchase common stock at exercise prices not less than the market value of the Company’s common stock at the date of grant. Options have a term of 10 years from date of grant. Options vest in increments of 10% on the first anniversary, 15% on the second anniversary, and 25% on the third, fourth, and fifth anniversaries of an individual grant. Stock units vest in increments of 33% on each of the third, fourth, and fifth anniversaries of the award. Subject to certain provisions, the Company can cancel each option in exchange for a payment in cash of an amount equal to the excess of the fair value of the shares over the exercise price for such option. The Company has not previously exercised this right and does not currently intend to exercise this right in the future.

The 2000 Plan stock options and stock units were granted by the Company prior to becoming a public company and therefore the Company is accounting for these awards under the prospective method under SFAS 123(R).

Stock option activity under the 2000 Plan is summarized as follows:

		Weighted
		average
	Options	exercise
	outstanding	price

Outstanding at December 31, 2004	240,638	$36.94
Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding at December 31, 2005	240,638	36.94
Granted	—	—
Exercised	—	—
Forfeited	(31,563)	36.94

Outstanding at December 31, 2006	209,075	36.94
Granted	—	—
Exercised	—	—
Forfeited	(388)	36.94

Outstanding at December 31, 2007	208,687	$36.94

Stock options available for grant at December 31, 2007	—

The remaining contractual life for the options outstanding at December 31, 2007 was 4.8 years, and 208,687 options were exercisable. Based upon the fair market value of the stock as of December 31, 2007 of $13.02, these options do not have any intrinsic value.

As of December 31, 2007, there were 7,273 stock units outstanding with a grant date fair value per share of $32.51. During 2007, 2,137 stock units were forfeited and 5,139 stock units vested and were converted to common shares. None of the remaining outstanding awards were vested as of December 31, 2007 or 2006. The intrinsic value of the 5,139 stock units that vested during 2007 was $0.1 million.

Fairpoint Communications, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(d)	2005 Stock Incentive Plan

In February 2005, the Company adopted the FairPoint Communications, Inc. 2005 Stock Incentive Plan (the 2005 Plan). The 2005 Plan provides for the grant of up to 947,441 shares of non-vested stock, stock units and stock options to members of the Company’s board of directors and certain key members of the Company’s management. Shares granted to employees under the 2005 Plan vest over periods ranging from three to four years and certain of these shares pay current dividends. At December 31, 2007, up to 274,276 additional shares of common stock may be issued in the future pursuant to awards authorized under the 2005 Plan.

In March 2006, the Company’s board of directors approved the grant of an additional 100,000 shares to the Company’s chief executive officer. These shares were granted under the 2005 Plan in two installments of 50,000 shares each on January 1, 2007 and January 1, 2008. These shares are considered to have been granted in March 2006 under SFAS 123(R) at a grant date fair value of $14.02 per share.

In 2005, the Company’s board of directors approved an annual award to each of the Company’s non-employee directors in the form of non-vested stock or stock units, at the recipient’s option, issued under the 2005 Plan. The non-vested stock and stock units will vest in four equal quarterly installments on the first day of each of the first four calendar quarters following the grant date and the holders thereof will be entitled to receive dividends from the date of grant, whether or not vested. The following table presents information regarding stock units granted to non-employee directors under the 2005 Plan (including stock units granted in lieu of dividends):

		Weighted
	Units	average
Stock units	outstanding	exercise price

Outstanding at December 31, 2004	—	$—
Granted	7,888	16.13

Outstanding at December 31, 2005	7,888	16.13
Granted	13,017	14.15

Outstanding at December 31, 2006	20,905	14.90
Granted	12,377	18.86
Exercised	(4,017)	21.41
Forfeited	(589)	21.41

Outstanding at December 31, 2007	28,676	$15.10

The fair value of the awards is calculated as the fair value of the shares on the date of grant. Beginning on January 1, 2006, the Company adopted the provisions of SFAS 123(R) using the modified prospective method for the awards under the 2005 Plan as all awards were granted subsequent to the Company becoming public. Under this methodology, the Company is required to estimate expected forfeitures related to these grants and, for the non-dividend paying shares, the compensation expense is reduced by the present value of the dividends which were not paid on those shares prior to their vesting.

Fairpoint Communications, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

The following table presents information regarding non-vested stock granted to employees under the 2005 Plan:

		Weighted
		average grant
	Shares	date fair value
Non-vested stock	outstanding	per share

Non-vested at December 31, 2004	—	$—
Granted	523,716	18.16
Vested	—	—
Forfeited	(53,687)	18.50

Non-vested at December 31, 2005	470,029	18.13
Granted	233,926	16.93
Vested	(131,721)	18.17
Forfeited	(19,421)	17.83

Non-vested at December 31, 2006	552,813	17.62
Granted	57,500	14.66
Vested	(204,663)	17.72
Forfeited	(2,009)	16.33

Non-vested at December 31, 2007	403,641	$17.16

The weighted average fair value of the 204,663 shares that vested in 2007 was $18.36.

(14)	Discontinued Operations and Restructuring Charges

(a)	Competitive Communications Business Operations

In November 2001, in connection with the sale of certain assets of its competitive communications operations, the Company announced its plan to discontinue the competitive communications business operations of its wholly-owned subsidiary, Carrier Services. As a result of the adoption of the plan to discontinue the competitive communications operations, these results are presented as discontinued operations.

In 2006 and 2005, the Company settled certain lease obligations which reduced the remaining obligations related to discontinued operations. As a result, the Company reduced the obligation by $0.9 million and $0.6 million in 2006 and 2005, respectively, to properly reflect the on-going obligations of the Company. In 2007, the statute of limitations expired on the remainder of the obligations and therefore, the Company reduced the remaining obligation by $0.5 million.

Fairpoint Communications, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(15)	Quarterly Financial Information (Unaudited)

	First	Second	Third	Fourth
	quarter	quarter	quarter	quarter
	(in thousands, except per share data)

2007:
Revenue	$69,672	69,897	75,707	68,186
Income (loss) from continuing operations	(33)	30,779	(5,191)	(19,838)
Net income (loss)	(33)	30,779	(5,191)	(19,541)
Earnings (loss) per share from continuing operations
Basic	—	0.89	(0.15)	(0.57)
Diluted	—	0.89	(0.15)	(0.57)
Earnings (loss) per share
Basic	—	0.88	(0.15)	(0.56)
Diluted	—	0.88	(0.15)	(0.56)
2006:
Revenue	$64,791	64,196	70,700	70,382
Income from continuing operations	5,720	15,074	5,977	3,745
Net income	5,720	15,074	5,977	4,319
Earning per share from continuing operations
Basic	0.13	0.44	0.17	0.11
Diluted	0.13	0.44	0.17	0.11
Earnings per share
Basic	0.13	0.44	0.17	0.12
Diluted	0.13	0.44	0.17	0.12

Operating expenses include $7.6 million, $8.3 million, $12.5 million and $23.7 million in the first quarter, second quarter, third quarter and fourth quarter of 2007, respectively, of expenses related to the merger. In the second quarter of 2007, the Company recorded a gain on the sale of its investment in Orange County-Poughkeepsie Limited Partnership of $46.4 million. In the third quarter and fourth quarter of 2007, we recognized a loss on derivative instruments of $5.7 million and $11.5 million, respectively.

In the second quarter of 2006, the Company recorded gains on the sale of two non-core assets resulting in pre-tax gains of $16.4 million. In addition, in the fourth quarter of 2006, the Company incurred $2.4 million in expenses related to the merger agreement with Verizon Communications Inc.

(16)	Disclosures About the Fair Value of Financial Instruments

(a)	Cash, Accounts Receivable, Accounts Payable, and Demand Notes Payable

The carrying amount approximates fair value because of the short maturity of these instruments.

(b)	Investments

Investments classified as trading securities are carried at their fair value, which was approximately $1.0 million and $0.7 million at December 31, 2007 and 2006, respectively (see note 7 and note 10).

At December 31, 2007, the Company had cost method investments with a carrying value of $3.7 million. The Company did not estimate the fair value of these investments as to do so would involve significant judgment and a value could not be determined with any degree of accuracy.

Fairpoint Communications, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(c)	Long-term Debt

The fair value of the Company’s long-term debt is estimated by discounting the future cash flows of each instrument at rates currently offered to the Company for similar debt instruments of comparable maturities. At December 31, 2007 and 2006, the Company had long-term debt with a carrying value of $625.0 million and $608.0 million, respectively, and estimated fair values of $625.5 million and $608.4 million, respectively.

(d)	Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(17)	Revenue Concentrations

Revenues for interstate access services are based on reimbursement of costs and an allowed rate of return. A substantial portion of revenues of this nature are received from NECA in the form of monthly settlements. Such revenues amounted to 25.1%, 24.5%, and 26.7% of the Company’s total revenues from continuing operations for the years ended December 31, 2007, 2006, and 2005, respectively.

(18)	Revenue Settlements

Certain of the Company’s telephone subsidiaries participate in revenue-sharing arrangements with other telephone companies for interstate revenue-sharing arrangements and for certain intrastate revenue. Such sharing arrangements are funded by toll revenue and/or access charges within the state jurisdiction and by access charges in the interstate market. Revenues earned through the various sharing arrangements are initially recorded based on the Company’s estimates. The Company recognized an increase/(decrease) of $3.8 million, $(0.8) million, and $(3.3) million in revenue for settlements and adjustments related to prior years during 2007, 2006, and 2005, respectively.

(19)	Related Party Transactions

The Company had entered into financial advisory agreements with certain equity investors, pursuant to which the equity investors provided certain consulting and advisory services related, but not limited to, equity financings and strategic planning. In 2005, the Company paid approximately $0.1 million related to these agreements. These agreements were cancelled on February 8, 2005. In connection with our initial public offering, the Company terminated these agreements and paid a transaction fee of $8.4 million to one of these equity advisors.

A law firm, in which a partner of such law firm was a director of the Company until February of 2005, was paid $1.4 million of legal fees for the year ended December 31, 2005.

(20)	Commitments and Contingencies

(a)	Operating Leases

Future minimum lease payments under non-cancelable operating leases as of December 31, 2007 are as follows (in thousands):

Continuing
operations

Year ending December 31:
2008	$1,295
2009	1,045
2010	530
2011	582
2012	633
Thereafter	2,251

Total minimum lease payments	$6,336

Total rent expense from continuing operations was $4.2 million, $3.8 million, and $3.5 million in 2007, 2006, and 2005, respectively. All leases associated with discontinued operations were settled as of December 31, 2006.

The Company does not have any leases with contingent rental payments or any leases with contingency renewal, purchase options, or escalation clauses.

(b)	Legal Proceedings

On June 6, 2005, a purported class action complaint was filed in the General Court of Justice, Superior Court Division, of the State of North Carolina by Robert Lowinger on behalf of himself and all other similarly situated persons against the Company, the Company’s Chairman and Chief Executive Officer, certain of the Company’s current and former directors and certain of the Company’s stockholders. The complaint alleges violations of Sections 11 and 12(a)(2) and liability under Section 15 of the Securities Act of 1933, and alleges that the Company’s registration statement on Form S-1 (which was declared effective by the Securities and Exchange Commission, or SEC, on February 3, 2005) and the related prospectus dated February 3, 2005, each relating to the Company’s initial public offering of common stock, contained certain material misstatements and omitted certain material information necessary to be included relating to the Company’s broadband products and access line trends. The plaintiff, who has been a plaintiff in several prior securities cases, seeks rescission rights and unspecified damages on behalf of a purported class of purchasers of the common stock “issued pursuant and/or traceable to the Company’s IPO during the period from February 3, 2005 through March 21, 2005”. The Company removed the action to Federal Court. The plaintiff filed a motion to remand the action to the North Carolina State Court, which was denied by the Federal Magistrate. The plaintiff has objected to and appealed the Magistrate’s decision to the District Court Judge. The Company has contested the appeal and filed a Motion to Dismiss the action. The Magistrate, on February 9, 2006, issued a Memorandum and a Recommendation to the District Court Judge that the Motion to Dismiss be granted and that the complaint be dismissed with prejudice. The plaintiff filed a Notice of Objection to the Magistrate’s Recommendation. On August 16, 2007, the United States District Court for the Western District of North Carolina accepted the Magistrate’s recommendations as its own and dismissed the complaint with prejudice.

From time to time, the Company is involved in other litigation and regulatory proceedings arising out of its operations. Management believes that the Company is not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, would have a material adverse effect on the Company’s financial position or results of operations.

Verizon’s Maine, New Hampshire & Vermont Operations
Report of Independent Registered Public Accounting Firm

To The Board of Directors and Management of Verizon Communications Inc.:

We have audited the accompanying special-purpose combined statements of selected assets, selected liabilities and parent funding of Verizon Communications Inc.’s (“Verizon”) Maine, New Hampshire and Vermont Operations, a combination carved-out of Verizon New England Inc. (“Verizon New England”), NYNEX Long Distance Company (d/b/a Verizon Enterprise Solutions) and Bell Atlantic Communications Inc. (d/b/a Verizon Long Distance) (“VLD”), GTE.Net LLC and Verizon Internet Services Inc. (“VOL”) and Verizon Select Services Inc. (“VSSI”) (collectively the “Maine, New Hampshire and Vermont Operations” or the “Company”) as of December 31, 2007 and 2006, and the related combined statements of income, parent funding and cash flows for each of the three years in the period ended December 31, 2007. Our audits also included the financial statement schedule. These combined financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying special-purpose combined financial statements were prepared on the basis described in Note 1. The combined financial statements include allocations of certain indirectly attributable amounts on bases determined by management of the Company.

In our opinion, the special-purpose combined financial statements referred to above present fairly, in all material respects, the selected assets, selected liabilities and parent funding of Verizon’s Maine, New Hampshire and Vermont Operations as of December 31, 2007 and 2006, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic special-purpose combined financial statements taken as a whole, presents fairly in all material respects the information set forth herein.

As discussed in Note 1 to the special-purpose combined financial statements, the Company changed its method of accounting for uncertainty in income taxes effective January 1, 2007, stock-based compensation effective January 1, 2006 and pension and other postretirement obligations effective December 31, 2006.

/s/ Ernst & Young LLP

New York, New York
February 22, 2008

Verizon’s Maine, New Hampshire & Vermont Operations

COMBINED STATEMENTS OF INCOME

	Years Ended December 31,
	2007	2006	2005
	(Dollars in millions)

Operating Revenues (including $100, $104 and $36 from affiliates)	$1,197	$1,193	$1,206

Operating Expenses (including $259, $270 and $243 allocated from affiliates) Cost of services and sales (exclusive of items shown below)	556	540	528
Selling, general and administrative expense	289	283	283
Depreciation and amortization expense	233	259	267

Total Operating Expenses	1,078	1,082	1,078

Operating Income	119	111	128
Other income (including $1, $1 and $0 allocated from affiliates)	3	4	1
Interest expense (including $(69), $(64) and $(58) allocated from affiliates)	(70)	(66)	(59)

Income before provision for income taxes	52	49	70
Income tax provision	(19)	(17)	(26)

Net Income	$33	$32	$44

See Notes to Combined Financial Statements.

Verizon’s Maine, New Hampshire & Vermont Operations

COMBINED STATEMENTS OF SELECTED ASSETS, SELECTED LIABILITIES
AND PARENT FUNDING

	At December 31,
	2007	2006
	(Dollars in Millions)

ASSETS
Current assets
Short-term investments	$37	$49
Accounts receivable:
Trade and other, net of allowances for uncollectibles of $26 and $20	160	173
Affiliates	19	22
Materials and supplies	4	3
Deferred income taxes	10	—
Other	21	32

Total current assets	251	279

Plant, property and equipment	5,391	5,307
Less accumulated depreciation	3,763	3,606

	1,628	1,701

Intangible assets, net	2	5
Prepaid pension asset	37	31
Other assets	20	29

Total selected assets	$1,938	$2,045

LIABILITIES AND PARENT FUNDING
Current liabilities
Current portion of capital lease obligations	$2	$2
Accounts payable and accrued liabilities:
Affiliates	117	107
Other	59	70
Deferred income taxes	—	7
Other current liabilities	47	53

Total current liabilities	225	239

Capital lease obligations	10	12
Employee benefit obligations	409	373
Deferred income taxes	141	175
Unamortized investment tax credits	6	6
Other long-term liabilities	27	28
Parent funding	1,120	1,212

Total selected liabilities and parent funding	$1,938	$2,045

See Notes to Combined Financial Statements.

Verizon’s Maine, New Hampshire & Vermont Operations

COMBINED STATEMENTS OF PARENT FUNDING

(Dollars in millions)

Balance at January 1, 2005	$1,277
Net income	44
Minimum pension liability adjustment (net of income taxes of $6)	8
Net change due to parent funding, allocations and intercompany reimbursements	(61)

Balance at December 31, 2005	$1,268
Net income	32
Minimum pension liability adjustment (net of income taxes of $28)	41
Net change due to parent funding, allocations and intercompany reimbursements	(129)

Balance at December 31, 2006	$1,212
Net income	33
Net change due to parent funding, allocations and intercompany reimbursements	(125)

Balance at December 31, 2007	$1,120

See Notes to Combined Financial Statements.

Verizon’s Maine, New Hampshire & Vermont Operations

COMBINED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2007	2006	2005
	(Dollars in millions)

Cash Flows From Operating Activities
Net Income	$33	$32	$44
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	233	259	267
Deferred income taxes, net	(39)	—	(19)
Employee retirement benefits	91	88	81
Provision for uncollectible accounts	22	11	17
Changes in current assets and liabilities:
Accounts receivable	(1)	25	(8)
Materials and supplies	(1)	3	(1)
Other current assets	10	13	(3)
Accounts payable and accrued liabilities	(7)	6	(25)
Other current liabilities	(4)	(10)	4
Other, net	(73)	(86)	(86)

Net cash provided by operating activities	264	341	271

Cash Flows From Investing Activities
Capital expenditures (including capitalized network software)	(149)	(214)	(203)
Purchases of short-term investments	(37)	(49)	(50)
Proceeds from sale of short-term investments	49	50	43

Net cash used in investing activities	(137)	(213)	(210)

Cash Flows From Financing Activities
Principal repayment of capital lease obligations	(2)	1	—
Net change in parent funding	(125)	(129)	(61)

Net cash used in financing activities	(127)	(128)	(61)

Net change in cash	—	—	—
Cash, beginning of year	—	—	—

Cash, end of year	$—	$—	$—

See Notes to Combined Financial Statements.

Verizon’s Maine, New Hampshire & Vermont Operations

NOTES TO COMBINED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Verizon’s Maine, New Hampshire and Vermont operations are comprised of the local exchange business and related landline activities of Verizon Communications Inc. (Verizon) in the states of Maine, New Hampshire and Vermont, including Internet access, long distance and customer premises equipment services provided to certain customers in those states, (collectively the Business or Northern New England business). The Northern New England business is comprised of carved-out components from each of Verizon New England Inc., referred to as Verizon New England, NYNEX Long Distance Company (doing business as Verizon Enterprise Solutions) and Bell Atlantic Communications, Inc. (doing business as Verizon Long Distance), referred to as VLD, Verizon Internet Services Inc. and GTE.Net LLC, referred to as VOL, and Verizon Select Services Inc., referred to as VSSI. The Northern New England business excludes all activities of Verizon Business Global LLC.

Verizon New England is a wholly owned subsidiary of NYNEX Corporation (NYNEX), which is a wholly owned subsidiary of Verizon. VLD, VOL and VSSI are indirect wholly owned subsidiaries of Verizon. Verizon New England, VLD, VOL and VSSI are referred to collectively as “the Companies.”

The Northern New England business has one reportable segment, servicing a territory consisting of Local Access and Transport Areas (LATAs) in Maine, New Hampshire, and Vermont. These LATAs are generally centered on a city or based on some other identifiable common geography. The Northern New England business includes regulated and unregulated carrier business in all three states, consisting principally of:

•	local wireline customers and related operations and assets used to deliver:

•	local exchange service,

•	intraLATA toll service,

•	network access service, and

•	enhanced voice and data services;

•	consumer and small business switched long distance customers (excluding any customers of Verizon Business Global LLC);

•	dial-up, DSL and fiber-to-the-premises Internet service provider customers; and

•	the customer premise equipment sales, installation and maintenance business.

Many of the communications services that the Northern New England business provides are subject to regulation by the state regulatory commissions of Maine, New Hampshire and Vermont with respect to intrastate rates and services and other matters. The Federal Communications Commission regulates rates that the Northern New England business charges long-distance carriers and end-user subscribers for interstate access services and interstate traffic.

Basis of Presentation

Historically, financial statements have not been prepared for the Northern New England business, as it was not operated as a separate business. The accompanying special-purpose combined financial statements have been prepared to present the statements of selected assets, selected liabilities and parent funding, and statements of income, parent funding and cash flows of the Northern New England business in contemplation of a proposed transaction with FairPoint Communications, Inc. (FairPoint) as described in Note 3. The accompanying special-purpose combined financial statements have been prepared in accordance with

Verizon’s Maine, New Hampshire & Vermont Operations

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

U.S. generally accepted accounting principles using specific information where available and allocations where data is not maintained on a state-specific basis within the Companies’ books and records.

The special-purpose combined financial statements include the wireline-related businesses, Internet access, long distance and customer premises equipment services provided by the Companies to customers in the states of Maine, New Hampshire and Vermont. All significant intercompany transactions have been eliminated. These special-purpose combined financial statements also include the assets, liabilities and expenses related to employees who support the Northern New England business, some of whom are expected to remain employees of the Companies following the disposition of the Northern New England business.

The preparation of financial information related to Verizon New England’s, VLD’s, VOL’s and VSSI’s operations in the states of Maine, New Hampshire and Vermont, which are included in the accompanying special-purpose combined financial statements, was based on the following:

Verizon New England:  For the Combined Statements of Selected Assets, Selected Liabilities and Parent Funding, property, plant and equipment, accumulated depreciation, intangible assets, materials and supplies and certain other assets and liabilities were determined based upon state specific records; accounts receivable were allocated based upon applicable billing system data; short-term investments, prepaid pension assets, accrued payroll related liabilities and employee benefit obligations were allocated based on employee headcount; and accounts payable were allocated based upon applicable operating expenses. The remaining assets and liabilities were primarily allocated based upon the percentage of the Northern New England business revenues, operating expenses and headcount to the total revenues, operating expenses and headcount of Verizon New England. For the Combined Statements of Income, operating revenues and operating expenses were based on state specific records.

VLD:  For the Combined Statements of Selected Assets, Selected Liabilities and Parent Funding, receivables were allocated based on the applicable operating revenues and accounts payable were allocated based on applicable operating expenses. For the Combined Statements of Income, operating revenues were determined using applicable billing system data; cost of services and sales and selling, general and administrative expenses were allocated based on the percentage of the Northern New England business revenues related to the VLD component to the total VLD revenues applied to operating expenses for total VLD.

VOL:  For the Combined Statements of Selected Assets, Selected Liabilities and Parent Funding, receivables were allocated based on applicable operating revenues; other current assets were determined using applicable billing system data; accounts payable were allocated based on the applicable operating expenses; and other current liabilities, which consisted of advanced billings, were allocated based on applicable operating revenues. For the Combined Statements of Income, operating revenues were determined using applicable billing system data and average access lines in service; cost of services and sales, selling, general and administrative expenses and interest expense were allocated based on the percentage of the Northern New England business revenues related to the VOL component to the total VOL revenues applied to operating expenses and interest expense for total VOL.

VSSI:  For the Combined Statements of Selected Assets, Selected Liabilities and Parent Funding, receivables were allocated based on the applicable operating revenues and accounts payable were allocated based on applicable operating expenses. For the Combined Statements of Income, operating revenues were identified using applicable system data; cost of services and sales and selling, general and administrative expenses were allocated based on the percentage of the Northern New England business revenues related to the VSSI component to the total VSSI revenues applied to operating expenses for total VSSI.

Verizon’s Maine, New Hampshire & Vermont Operations

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Management believes the allocations used to determine selected amounts in the financial statements are appropriate methods to reasonably reflect the related assets, liabilities, revenues and expenses of the Northern New England business.

We have reclassified prior year amounts to conform to the current year presentation.

Use of Estimates

The accompanying combined financial statements have been prepared using U.S. generally accepted accounting principles, which require management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates.

Examples of significant estimates include the allowance for doubtful accounts, the recoverability of plant, property and equipment, pension and postretirement benefit assumptions, and income taxes. In addition, estimates were made to determine the allocations in preparing the combined financial statements as described above.

Revenue Recognition

The Northern New England business recognizes service revenues based upon usage of the Northern New England business’ local exchange network and facilities and contract fees. Fixed fees for local telephone, long distance, Internet access and certain other services are recognized in the month the service is provided. Revenue from other services that are not fixed fee or that exceed contracted amounts is recognized when such services are provided.

The Northern New England business recognizes revenue for equipment and installation services when the equipment is installed in accordance with contractual specifications and ready for the customer’s use. Maintenance and monitoring services are recognized over the term of the contract as services are provided. Long-term contracts are accounted for using the percentage of completion method. The completed contract method is used if the costs cannot be estimated with a reasonable degree of reliability.

Non-recurring customer activation fees, along with the related costs up to, but not exceeding the activation fees, are deferred and amortized over the customer relationship period.

Maintenance and Repairs

The cost of maintenance and repairs, including the cost of replacing minor items not constituting substantial betterments, is charged primarily to cost of services and sales as these costs are incurred.

Short-term Investments

Short-term investments consist primarily of cash equivalents held in trust to pay for certain employee benefits. Short-term investments are stated at cost, which approximates market value.

Trade and Other Accounts Receivable

Trade and other accounts receivable are stated at the amount the Northern New England business expects to collect. Allowances for uncollectible accounts are maintained for estimated losses resulting from the inability of the customers of Northern New England business to make required payments. In determining these estimates, the Northern New England business considers historical write-offs, the aging of the receivables and other factors, such as overall economic conditions.

Verizon’s Maine, New Hampshire & Vermont Operations

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Materials and Supplies

Materials and supplies include new and reusable supplies and network equipment, which are stated principally at average original cost, except that specific costs are used in the case of large individual items.

Plant, Property and Equipment

Plant, property, and equipment is recorded at cost. Depreciation expense is principally based on the composite group remaining life method and straight-line composite rates. This method provides for the recognition of the cost of the remaining net investment in telephone plant, property and equipment less anticipated positive net salvage value, over the remaining asset lives. This method requires the periodic revision of depreciation rates.

The asset lives used are presented in the following table:

Average Lives
(In years)

Buildings	45
Central office equipment	5—11
Outside communications plant
Copper cable	15—18
Fiber cable	20
Poles and conduit	30—50
Furniture, vehicles and other	3—15

When depreciable telephone plant used in the Northern New England business’ wireline network is replaced or retired, the carrying amount of such plant is deducted from the respective accounts and charged to accumulated depreciation.

Network software purchased or developed in connection with related plant assets is capitalized. Interest associated with the acquisition or construction of plant assets is also capitalized. Capitalized interest is reported as a cost of plant and a reduction in interest expense.

Annually, the Northern New England business reviews the estimated useful lives of plant, property, and equipment along with the associated depreciation rates. Effective January 1, 2007, the life of buildings was increased to 45 years from a previous range of 31-34 years. As a result, depreciation expense decreased by $4 million for the Northern New England business in 2007 compared to 2006. This change was largely driven by a desire to standardize the useful life across all states and to be more consistent with the industry as a whole. Effective January 1, 2007, the life of circuit equipment was increased from 8 to 9 years, predominantly due to increased reserve ratios and other factors. This change resulted in a decrease in depreciation expense of $13 million in 2007 compared to 2006.

In connection with the annual review noted above, effective January 1, 2006, the remaining useful lives of circuit equipment had been shortened from 9 years to 8 years predominantly to reflect a modification to Verizon’s broadband deployment business strategy.

The Northern New England business believes that current estimated useful asset lives are reasonable, although they are subject to regular review and analysis. In the evaluation of asset lives, multiple factors are considered, including, but not limited to, the ongoing network deployment, technology upgrades and enhancements, planned retirements, and the adequacy of reserves.

Verizon’s Maine, New Hampshire & Vermont Operations

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Long-Lived Assets

Plant, property, and equipment and intangible assets subject to amortization are reviewed for impairment in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Under SFAS No. 144, these assets are tested for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. An impairment charge is recognized for the amount, if any, by which the carrying value of the asset exceeds its fair value.

Computer Software Costs

The Northern New England business capitalizes the cost of internal-use network software and non-network software which has a useful life in excess of one year in accordance with AICPA Statement of Position (SOP) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Subsequent additions, modifications or upgrades to internal-use network software and non-network software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Software maintenance and training costs are expensed in the period in which they are incurred. Also, the Northern New England business capitalizes interest associated with the development of network and non-network internal-use software. Capitalized network and non-network internal-use computer software costs are amortized using the straight-line method over a weighted average period of 3.8 years and 7 years, respectively, and are included in Plant, Property and Equipment and Intangible Assets, net in the combined statements of selected assets, selected liabilities and parent funding.

Intangible Assets, net

The Northern New England business’ intangible assets consist of non-network internal-use software as follows:

	At December 31,
Non-Network Internal-Use Software (Weighted Average 7 Years)	2007	2006

Gross carrying amount	$17	$34
Less accumulated amortization	15	29

Total	$2	$5

Intangible asset amortization expense was $3 million, $5 million and $6 million in 2007, 2006 and 2005, respectively. Amortization expense is estimated to be $2 million in 2008 and less than $1 million thereafter related to the Northern New England business’ non-network internal-use software.

Advertising Costs

Advertising costs are expensed as they are incurred.

Stock-Based Compensation

The Northern New England business participates in the Verizon Communications Long Term Incentive Plan (the Plan). The Plan permits the granting of nonqualified stock options, incentive stock options, restricted stock, restricted stock units, performance shares, performance share units and other awards.

Restricted Stock Units

The Plan provides for grants of restricted stock units (RSUs) that vest at the end of the third year of the grant. The RSUs are classified as liability awards because the RSUs are paid in cash upon vesting. The RSU

Verizon’s Maine, New Hampshire & Vermont Operations

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

award liability is measured at its fair value at the end of each reporting period and, therefore, will fluctuate based on the price of Verizon’s stock.

Performance Share Units

The Plan also provides for grants of performance share units (PSUs) that vest at the end of the third year after the grant. The target award is determined at the beginning of the period and can increase (to a maximum 200% of the target) or decrease (to zero) based on Total Shareholder Return (TSR). At the end of the period, the PSU payment is determined by comparing Verizon’s TSR to the TSR of a predetermined peer group and the S&P 500 companies. All payments are subject to approval by the Verizon Board’s Human Resources Committee. The PSUs are classified as liability awards because the PSU awards are paid in cash upon vesting. The PSU award liability is measured at its fair value at the end of each reporting period and, therefore, will fluctuate based on the price of Verizon’s stock as well as Verizon’s TSR relative to the peer group’s TSR and S&P 500 TSR.

Stock Options

The Plan provides for grants of stock options to employees at an option price per share of 100% of the fair market value of Verizon stock on the date of grant. Each grant has a 10-year life, vesting equally over a three-year period, starting at the date of the grant. The Northern New England business has not granted new stock options since 2004.

The structure of Verizon’s stock incentive plans does not provide for the separate determination of certain disclosures for the Northern New England business. The costs associated with such plans are allocated to the Northern New England business as part of the general allocations and are not relevant on a participant basis. The disclosures omitted are the rollforward of stock option activity, the assumptions used in the Black-Scholes valuation and information about the range of exercise prices for outstanding and exercisable options.

Effective January 1, 2006, the Northern New England business adopted SFAS No. 123(R), Share-Based Payment utilizing the modified prospective method. SFAS No. 123(R) requires the measurement of stock-based compensation expense based on the fair value of the award on the date of grant. Under the modified prospective method, the provisions of SFAS No. 123(R) apply to all awards granted or modified after the date of adoption.

After-tax compensation expense for stock options and other stock-based compensation included in net income as reported for the years ended December 31, 2007, 2006 and 2005 was not material.

Employee Benefit Plans

The Northern New England business participates in certain Verizon benefit plans. Under these plans, pension and postretirement health care and life insurance benefits earned during the year as well as interest on projected benefit obligations are accrued currently. Prior service costs and credits resulting from changes in plan benefits are amortized over the average remaining service period of the employees expected to receive benefits.

In September 2006, the FASB issued Statement SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R) (SFAS No. 158). SFAS No. 158 requires the recognition of a defined benefit postretirement plan’s funded status as either an asset or liability on the balance sheet. SFAS No. 158 also requires the immediate recognition of the unrecognized actuarial gains and losses and prior service costs and credits that arise during the period as a component of other accumulated comprehensive income, net of applicable income taxes. Additionally, a company must determine the fair value of plan assets as of the company’s year-end. The Northern New England business adopted SFAS No. 158 effective December 31, 2006 (See Note 7).

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NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Income Taxes

Historically, Verizon and its domestic subsidiaries, including the operations of the Companies, filed a consolidated federal income tax return and combined state income tax returns in the states of Maine, New Hampshire and Vermont. The operations of the Companies have been included in a tax sharing agreement with Verizon and are allocated tax payments based on the respective tax liability as if they were filing on a separate company basis. Current and deferred tax expense has been determined by applying the provisions of SFAS No. 109, Accounting for Income Taxes, to each company as if it were a separate taxpayer.

The Northern New England business uses the deferral method of accounting for investment tax credits earned prior to the repeal of investment tax credits by the Tax Reform Act of 1986. The Northern New England business also defers certain transitional credits earned after the repeal and amortizes these credits over the estimated service lives of the related assets as a reduction to the Provision for Income Taxes.

Effective January 1, 2007, the Northern New England business adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), which requires the use of a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions. The first step is recognition: the Northern New England business determines whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position has met the more-likely-than-not recognition threshold, the Northern New England business presumes that the position will be examined by the appropriate taxing authority that has full knowledge of all relevant information. The second step is measurement: a tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent of being realized upon ultimate settlement. Differences between tax positions taken in a tax return and amounts recognized in the financial statements will generally result in one or more of the following: an increase in a liability for income taxes payable, a reduction of an income tax refund receivable, a reduction in a deferred tax asset, or an increase in a deferred tax liability. The adoption of FIN 48 was not material to the Northern New England business’ result of operations or its financial position (See Note 9).

2.	RECENT ACCOUNTING PRONOUNCEMENTS

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (Revised) (SFAS No. 141(R)), to replace SFAS No. 141, Business Combinations. SFAS No. 141(R) requires use of the acquisition method of accounting, defines the acquirer, establishes the acquisition date and broadens the scope to all transactions and other events in which one entity obtains control over one or more other businesses. This statement is effective for financial statements issued for fiscal years beginning on or after December 15, 2008. The adoption of this statement will not have any impact on the Northern New England business’ financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (SFAS No. 160). SFAS No. 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This statement is effective for financial statements issued for fiscal years beginning on or after December 15, 2008. The adoption of this statement will not have any impact on the Northern New England business’ financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of SFAS No. 115 (SFAS No. 159), which allows for the option to measure financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. This statement is effective for

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NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

financial statements issued for fiscal years beginning after November 15, 2007. As the Northern New England business will not elect to fair value any of its financial instruments under the provisions of SFAS No. 159, the adoption of this statement will not have any impact on its financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement (SFAS No. 157). SFAS No. 157 expands disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and establishes a hierarchy that categorizes and prioritizes the sources to be used to estimate fair value. The Northern New England business is required to adopt SFAS No. 157 effective January 1, 2008 on a prospective basis. On February 12, 2008, the FASB issued FSP 157-b which delays the effective date of SFAS No. 157 for one year for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The Northern New England business will elect a partial deferral of SFAS No. 157 under the provisions of FSP 157-b. The deferral applies to measurement of fair value used when testing intangible assets and other long-lived assets for impairment and valuing asset retirement obligations and liabilities for exit or disposal activities. The impact of partially adopting SFAS No. 157 effective January 1, 2008 will not be material to the Northern New England business’ financial statements.

In June 2006, the Emerging Issues Task Force (EITF) reached a consensus on EITF No. 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (EITF No. 06-3). EITF No. 06-3 permits that such taxes can be presented on either a gross basis or a net basis as long as that presentation is used consistently. The adoption of EITF No. 06-3 on January 1, 2007 did not impact the Northern New England business’ combined financial statements. The Northern New England business presents the taxes within the scope of EITF No. 06-3 on a net basis.

3.	MATERIAL TRANSACTIONS

On January 16, 2007, Verizon announced a definitive agreement with FairPoint that will result in Verizon establishing the Northern New England business as a separate entity and spinning off the Northern New England business to Verizon’s stockholders, and immediately merging it with and into FairPoint. The transaction is subject to the satisfaction of certain conditions, including receipt of state and federal telecommunications regulatory approvals. The Northern New England business expects this transaction to close by the end of the first quarter of 2008.

Upon the closing of the transaction, Verizon stockholders are expected to own approximately 60 percent of the new company and FairPoint stockholders are expected to own approximately 40 percent.

4. PLANT, PROPERTY AND EQUIPMENT

The Companies maintain continuing property records, which identify specific plant, property and equipment (PP&E) balances, depreciation reserves and annual capital expenditure amounts for the Northern New England business. The PP&E balance in the accompanying statements of selected assets, selected liabilities, and parent funding is based on these specific amounts and does not include any allocations of common assets utilized in providing centralized services and otherwise not specifically associated with the

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NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Northern New England business. The following table displays the details of plant, property and equipment of the Northern New England business, which is stated at cost:

	At December 31,
	2007	2006
	(Dollars in millions)

Land	$11	$11
Buildings	287	284
Central office equipment	2,235	2,202
Outside communications plant	2,649	2,571
Furniture, vehicles and other work equipment	155	158
Construction-in-progress	12	34
Other	42	47

	5,391	5,307
Less Accumulated depreciation	3,763	3,606

Total	$1,628	$1,701

5.	LEASES

The Northern New England business leases certain facilities and equipment for use in its operations under both capital and operating leases.

Capital lease amounts included in plant, property and equipment are as follows:

	At December 31,
	2007	2006
	(Dollars in millions)

Capital leases	$17	$17
Less accumulated amortization	9	7

Total	$8	$10

Total rent expense under operating leases for the Northern New England business amounted to $63 million, $66 million and $59 million in 2007, 2006 and 2005, respectively. Of these amounts, $45 million, $49 million and $39 million in 2007, 2006 and 2005, respectively, were lease payments to affiliated companies for land and buildings.

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NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

The table below displays the Northern New England business’ aggregate minimum rental commitments under noncancelable leases for the periods shown at December 31, 2007:

	Capital	Third Party
Years	Leases	Operating Leases
	(Dollars in millions)

2008	$3	$5
2009	4	4
2010	3	4
2011	2	3
2012	2	1
Thereafter	3	—

Total minimum rental commitments	17	$17

Less interest and executory costs	(5)

Present value of minimum lease payments	12
Less current installments	(2)

Long-term obligation at December 31, 2007	$10

The amounts presented in the table above do not include commitments resulting from allocations and noncancelable short-term operating leases, such as rents from facilities, equipment and pole attachments.

6.	FINANCIAL INSTRUMENTS

Concentrations of Credit Risk

Financial instruments that subject the Northern New England business to concentrations of credit risk consist primarily of short-term investments and trade receivables. Concentrations of credit risk with respect to trade receivables, other than those from AT&T, are limited due to the large number of customers. The Northern New England business generated revenues from services provided to AT&T (primarily network access and billing and collection) of $53 million in 2007, $57 million in 2006 and $60 million in 2005.

While the Northern New England business may be exposed to credit losses due to the nonperformance of its counterparties, the Northern New England business considers this risk remote and does not expect the settlement of these transactions to have a material effect on its results of operations or financial position.

7.	EMPLOYEE BENEFITS

The Northern New England business participates in Verizon’s benefit plans. Verizon maintains noncontributory defined pension plans for many of its employees. The postretirement health care and life insurance plans for the Companies’ retirees and their dependents are both contributory and noncontributory and include a limit on the Companies’ share of cost for recent and future retirees. The Companies also sponsor defined contribution savings plans to provide opportunities for eligible employees to save for retirement on a tax-deferred basis. A measurement date of December 31 is used for the pension and postretirement health care and life insurance plans.

The structure of Verizon’s benefit plans does not provide for the separate attribution of the related pension and postretirement assets and obligations at the Northern New England business level. Because there is not a separate plan for the Northern New England business, the annual income and expense related to such assets and obligations have been allocated to the Northern New England business and are reflected as prepaid

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NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

pension assets and employee benefit obligations in the combined statements of selected assets, selected liabilities and parent funding.

The Northern New England business adopted SFAS No. 158 effective December 31, 2006. The SFAS No. 158 related adjustments recorded by Verizon to recognize the funded status of the plans are not reflected in the Northern New England business’ combined statements of selected assets, liabilities and parent funding other than the reversal of the previously recorded Additional Minimum Pension liability as of December 31, 2006.

After June 30, 2006, Verizon management employees, including management employees of the Northern New England business, no longer earn pension benefits or earn service towards the company retiree medical subsidy. In addition, new management employees hired after December 31, 2005 are not eligible for pension benefits and managers with less than 13.5 years of service as of June 30, 2006 are not eligible for company-subsidized retiree healthcare or retiree life insurance benefits. Beginning July 1, 2006, Northern New England business management employees receive an increased company match on their savings plan contributions.

The structure of Verizon’s benefit plans does not provide for the separate determination of certain disclosures for the Companies or for the Northern New England business.

Pension Plans and Other Postretirement Benefits

Pension and other postretirement benefits for the majority of the Northern New England business’ employees are subject to collective bargaining agreements. Approximately 88% of the Northern New England business’ employees (associates) associated with Verizon New England operations are covered by collective bargaining agreements, which expire in August 2008. Modifications in benefits have been bargained for from time to time, and Verizon may also periodically amend the benefits in the management plans.

Benefit Cost

The following table summarizes the benefit costs related to the Northern New England business’ pension and postretirement health care and life insurance plans associated with the operations of Verizon New England. Because the Northern New England business’ operating expenses associated with VLD, VOL and VSSI were determined predominantly through allocations, separate identification of the benefit costs for these businesses was not readily available.

	Years Ended December 31,
	Pension			Health Care and Life
	2007	2006	2005	2007	2006	2005
	(Dollars in millions)
Net periodic benefit (income) cost	$1	$6	$—	$90	$82	$77
Settlement loss (gain)	—	—	—	—	—	—
Curtailment loss (gain)	—	—	10		—	(6)

Total cost	$1	$6	$10	$90	$82	$71

In 2005 as a result of Verizon’s announcement regarding changes to management retiree benefits, the Northern New England business recorded an expense of $10 million for pension curtailments and income of $6 million for retiree medical curtailments related to Verizon management pension and postretirement plans. The settlement and curtailment of pension obligations are recorded in accordance with SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits and SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other than Pensions.

Verizon’s Maine, New Hampshire & Vermont Operations

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

The employee benefit assets and obligations associated with the operations of Verizon New England and recognized in the Northern New England business’ combined statements of selected assets, selected liabilities and parent funding consist of:

	At December 31,
	Pension		Health Care and Life
	2007	2006	2007	2006
	(Dollars in millions)
Prepaid pension asset	$37	$31	$—	$—
Employee benefit obligations	15	37	372	321

The changes in the employee benefit asset and obligations from year to year reflect changes in actuarial assumptions (see Assumptions), curtailments and settlements.

As a result of the adoption of SFAS No. 158, the Northern New England business no longer records an additional minimum pension liability. In prior years, as a result of changes in interest rates and investment returns, an adjustment to the additional minimum pension liability was required for certain plans. The adjustment in the liability allocated to the Northern New England business as indicated below is recorded as a charge or (credit) to parent funding, net of tax.

	Years Ended December 31,
	2007	2006	2005
	(Dollars in millions)

Decrease in minimum liability in parent funding, net of tax	—	(41)	(8)

Assumptions

The weighted-average assumptions used in determining benefit obligations are as follows:

	At December 31,
	Pension		Health Care and Life
	2007	2006	2007	2006
Discount rate	6.50%	6.00%	6.50%	6.00%
Rate of future increases in compensation	4.00	4.00	4.00	4.00

The weighted-average assumptions used in determining net periodic cost are as follows:

	Years Ended December 31,
	Pension			Health Care and Life
	2007	2006	2005	2007	2006	2005
Discount rate	6.00%	5.75%	5.75%	6.00%	5.75%	5.75%
Expected return on plan assets	8.50	8.50	8.50	8.25	8.25	7.75
Rate of compensation increase	4.00	4.00	5.00	4.00	4.00	4.00

In order to project the long-term target investment return for the total portfolio, estimates are prepared for the total return of each major asset class over the subsequent 10-year period, or longer. Those estimates are based on a combination of factors including the following: current market interest rates and valuation levels, consensus earnings expectations, historical long-term risk premiums and value-added. To determine the

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NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

aggregate return for the Verizon pension trust, the projected return of each individual asset class is then weighted according to the allocation to that investment area in the Trust’s long-term asset allocation policy.

The assumed health care cost trend rates are as follows:

	At December 31,
	Heath Care and Life
	2007	2006	2005

Health care cost trend rate assumed for next year	10.00%	10.00%	10.00%
Rate to which cost trend rate gradually declines	5.00%	5.00%	5.00%
Year the rate reaches level it is assumed to remain thereafter	2013	2011	2010

Savings Plans and Employee Stock Ownership Plans

Substantially all of the Northern New England business’ employees are eligible to participate in savings plans maintained by Verizon. Verizon maintains four leveraged employee stock ownership plans (ESOP) for its management employees. Under these plans, a certain percentage of eligible employee contributions are matched with shares of Verizon’s common stock. The Northern New England business recognizes savings plan costs based on these matching obligations. The Northern New England business recorded total savings plan costs of $11 million in 2007, $10 million in 2006 and $9 million in 2005.

Severance Benefits

The Northern New England business maintains ongoing severance plans for both management and associate employees who are terminated. The costs for these plans are accounted for under SFAS No. 112, Employers’ Accounting for Postemployment Benefits-an amendment of FASB Statements No. 5 and 43.  Severance benefits are accrued based on the terms of the severance plan over the estimated service periods of the employees. The accruals are also based on the historical run-rate of actual severances and expectations for future severances. Severance costs are included in selling, general and administrative expense in the statement of income. The following table provides an analysis of the severance liabilities of Verizon New England’s operations in Maine, New Hampshire and Vermont:

		Charged
	Beginning	to Expense
Year	of Year	(a)	Payments	End of Year
	(Dollars in millions)

2005	$15	1	(7)	$9
2006	9	2	(6)	5
2007	5	16	(8)	13

(a)	Includes accruals and adjustments for ongoing employee severance costs and $14 million of special charges in 2007 and $1 million of special charges in each of 2006 and 2005.

The severance liability at December 31, 2007 includes future contractual payments due to employees separated as of the end of the year.

8.	PARENT FUNDING AND INTEREST EXPENSE

For purposes of these statements, some funding requirements have been summarized as “Parent Funding” without regard to whether the funding represents debt or equity. No specific debt instruments can be directly associated with the Northern New England business, nor are separate equity accounts maintained. As such, a portion of interest expense net of interest income of the Companies for the years ended December 31, 2007,

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NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

2006 and 2005 was allocated to the Northern New England business based on the percentage of the Northern New England business parent funding relative to the total debt and equity for the Companies.

9.	INCOME TAXES

The components of the income tax provision for the Northern New England business are presented in the following table:

	Years Ended December 31,
	2007	2006	2005
	(Dollars in millions)

Current:
Federal	$49	$14	$30
State and local	10	3	15

	59	17	45

Deferred:
Federal	(33)	—	(10)
State and local	(6)	1	(8)

	(39)	1	(18)

Investment tax credits	(1)	(1)	(1)

Total income tax expense	$19	$17	$26

The following table shows the principal reasons for the difference between the Northern New England business’ effective income tax rate and the statutory federal income tax rate:

	Years Ended December 31,
	2006	2005	2004

Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefits	5.3	5.4	5.8
Investment tax credits	(.7)	(.8)	(.6)
Medicare subsidy	(3.5)	(4.2)	(2.8)
Other, net	1.1	(.2)	(.1)

Effective income tax rate	37.2%	35.2%	37.3%

Verizon’s Maine, New Hampshire & Vermont Operations

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Deferred taxes arise because of differences in the book and tax bases of certain assets and liabilities. Significant components of the Northern New England business’ deferred tax assets and liabilities are shown in the following table:

	At December 31,
	2007	2006
	(Dollars in millions)

Deferred tax assets:
Employee benefits	$150	$132
Allowance for uncollectible accounts	10	7
Investment tax credits	2	3
Other, net	8	5

Total deferred tax assets	170	147

Deferred tax liabilities:
Depreciation	300	321
Other	1	8

Total deferred tax liabilities	301	329

Net deferred tax liability	$131	$182

Effective January 1, 2007, the Northern New England business adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), which requires the use of a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions. The unrecognized tax benefits under FIN 48 are similar to the income tax reserves reflected prior to adoption under SFAS No. 5, Accounting for Contingencies, whereby reserves were established for probable loss contingencies that could be reasonably estimated. The adoption of FIN 48 was not material for the Northern New England business’ results of operations or its financial position. A reconciliation of the beginning and ending balance of unrecognized tax benefits for 2007 is as follows:

(Dollars in Millions)

Balance at January 1, 2007	$10
Additions based on tax positions related to the current year	1
Additions for tax positions of prior years	1
Reductions for tax positions of prior years	(2)
Settlements	—
Lapse of statute of limitation	—

Balance at December 31, 2007	$10

Included in the total unrecognized tax benefits is $1 million that, if recognized, would favorably affect the effective tax rate. The remaining unrecognized tax benefits relate to temporary items that would not affect the annual effective tax rate.

The Northern New England business recognizes any interest and penalties accrued related to unrecognized tax benefits in income tax expense. During the year ended December 31, 2007, the Northern New England business recognized less than $1 million (after-tax) for the payment of interest and penalties. The Northern New England business had $1 million (after-tax) for the payment of interest and penalties accrued in the combined statements of selected assets, selected liabilities and parent funding at December 31, 2007 and January 1, 2007.

Verizon and its domestic subsidiaries file income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The Northern New England business is generally no longer subject to U.S. federal and state

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NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

income tax examinations by tax authorities for years before 2000. The Internal Revenue Service (IRS) is currently examining the U.S. income tax returns for years 2000 through 2003 that could affect the Northern New England business. It is possible that the amount of the liability for unrecognized tax benefits could change by a significant amount during the next twelve month period. An estimate of the range of the possible change cannot be made until issues are further developed or examinations close.

10.	TRANSACTIONS WITH AFFILIATES

The Northern New England business’ combined financial statements include the following transactions with Verizon and related subsidiaries:

The Northern New England business’ operating revenue includes transactions with Verizon for the provision of local telephone services, network access, billing and collection services, interconnection agreements and the rental of facilities and equipment. These services were reimbursed by Verizon based on tariffed rates, market prices, negotiated contract terms that approximated market rates, or actual costs incurred by the Northern New England business.

The Northern New England business reimbursed Verizon for specific goods and services it provided to, or arranged for, the Northern New England business based on tariffed rates, market prices or negotiated terms that approximated market rates. These goods and services included items such as communications and data processing services, office space, professional fees and insurance coverage.

The Northern New England business also reimbursed Verizon for the Northern New England business’ share of costs incurred by Verizon to provide services on a common basis to all of its subsidiaries. These costs included allocations for legal, security, treasury, tax and audit services. The allocations were based on actual costs incurred by Verizon and periodic studies that identified employees or groups of employees who were totally or partially dedicated to performing activities that benefited the Northern New England business, in activities such as investor relations, financial planning, marketing services and benefits administration. These allocations were based on actual costs incurred by Verizon, as well as on the size of the Northern New England business relative to other Verizon subsidiaries. The Northern New England business believes that these cost allocations are reasonable for the services provided. The Northern New England business also believes that these cost allocations are consistent with the nature and approximate amount of the costs that the Northern New England business would have incurred on a stand-alone basis.

The Northern New England business also recognized an allocated portion of interest expense in connection with contractual agreements between the Companies and Verizon for the provision of short-term financing and cash management services. Verizon issues commercial paper and obtains bank loans to fund the working capital requirements of Verizon’s subsidiaries, including the Companies, and invests funds in temporary investments on their behalf. The Companies also recognized interest expense related to a promissory note held by Verizon.

The affiliate operating revenue and expense amounts do not include affiliate transactions between Verizon and VLD’s, VOL’s and VSSI’s operations in Maine, New Hampshire and Vermont. Because the Northern New England business’ operating expenses associated with VLD, VOL, and VSSI were determined predominantly through allocations, separate identification of the affiliate transactions was not readily available.

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NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

11.	ADDITIONAL FINANCIAL INFORMATION

The tables below provide additional financial information related to the Northern New England business’ financial statements:

	Years Ended December 31,
	2007	2006	2005
	(Dollars in millions)

Statements of Cash Flows:
Cash paid during the year for:
Income taxes, net of amounts refunded	$56	$3	$45

	Years Ended December 31,
	2006	2005	2004
	(Dollars in millions)

Statements of Income:
Interest expense incurred	$71	$68	$62
Capitalized interest	(1)	(2)	(3)
Advertising expense allocated from affiliates	22	25	25
Depreciation expense	230	254	261

	At December 31,
	2006	2005
	(Dollars in millions)

Statements of Selected Assets, Selected Liabilities And Parent Funding:
Other Current Assets
Deferred activation costs	$20	$31
Other	1	1

	$21	$32

Accounts Payable and Accrued Liabilities
Accounts payable	$23	$34
Accrued payroll related	30	31
Other	6	5

	$59	$70

Other Current Liabilities
Advanced billings and customer deposits	$15	$12
Deferred activation revenues	20	31
Accrued access expense	10	8
Other	2	2

	$47	$53

12.	COMMITMENTS AND CONTINGENCIES

Various legal actions and regulatory proceedings are pending to which the Companies are a party and claims which, if asserted, may lead to other legal actions. The Northern New England business has established

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NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

reserves for specific liabilities in connection with legal and regulatory matters that the Northern New England business currently deems to be probable and estimable. Management does not believe the ultimate resolution of pending regulatory and legal matters in future periods will have a material effect on the financial condition of the Northern New England business, but it could have a material effect on its results of operations.

From time to time, state regulatory decisions require the Northern New England business to assure customers that it will provide a level of service performance that falls within prescribed parameters. There are penalties associated with failing to meet those service parameters, and the Northern New England business, from time to time, has paid such penalties. Management does not expect these penalties to have a material effect on the financial condition of the Northern New England business, but they could have a material effect on its results of operations.

13.	QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

(Dollars in Millions)	Operating	Operating	Net
Quarter Ended	Revenue	Income	Income

2007
March 31	$298	$40	$14
June 30	299	34	11
September 30	307	40	14
December 31	293	5	(6)

2006
March 31	$291	$31	$10
June 30	297	28	7
September 30	307	41	17
December 31	298	11	(2)

Schedule II — Valuation and Qualifying Accounts
Verizon’s Maine, New Hampshire & Vermont Operations

For the Years Ended December 31, 2007, 2006 and 2005

		Additions
	Balance at		Charged to
	Beginning of	Charged to	Other Accounts	Deductions	Balance at
Description	Period	Expenses	Note(a)	Note(b)	End of Period
	(Dollars in millions)

Allowance for Uncollectible
Accounts Receivable:
Year 2007	$20	$22	$5	$(21)	$26
Year 2006	24	11	11	(26)	$20
Year 2005	29	17	10	(32)	24

(a)	Charged to other accounts includes accruals charged to accounts payable for anticipated uncollectible charges on purchase of accounts receivable from others which were billed by us.

(b)	Deductions includes amounts written off as uncollectible net of recoveries.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of Orange County — Poughkeepsie Limited Partnership:

We have audited the accompanying balance sheets of Orange County — Poughkeepsie Limited Partnership (the “Partnership”) as of December 31, 2007 and 2006, and the related statements of operations, changes in partners’ capital, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 2 and 4 to the financial statements, approximately 98% of the Partnership’s revenue in each of the three years in the period ended December 31, 2007 is affiliate revenue.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
February 22, 2008

ORANGE COUNTY — POUGHKEEPSIE LIMITED PARTNERSHIP

BALANCE SHEETS
DECEMBER 31, 2007 AND 2006

	2007	2006
	(Dollars in thousands)

ASSETS
CURRENT ASSETS:
Accounts receivable, net of allowance of $0 and $0	$168	$98
Unbilled revenue	683	1,586
Due from General Partner	12,107	9,509
Prepaid expenses and other current assets	90	111

Total current assets	13,048	11,304
PROPERTY, PLANT AND EQUIPMENT — Net	39,147	38,917

TOTAL ASSETS	$52,195	$50,221

LIABILITIES AND PARTNERS’ CAPITAL
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$100	$103

Total current liabilities	100	103
LONG-TERM LIABILITIES	361	328

Total liabilities	461	431
COMMITMENTS AND CONTINGENCIES (NOTES 5 and 6)
PARTNERS’ CAPITAL	51,734	49,790

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$52,195	$50,221

See notes to financial statements.

ORANGE COUNTY — POUGHKEEPSIE LIMITED PARTNERSHIP

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

	2007	2006	2005
	(Dollars in thousands)

OPERATING REVENUE (see Note 4 for Transactions with Affiliates):
Service revenues	$151,382	$157,993	$180,508

OPERATING COSTS AND EXPENSES (see Note 4 for Transactions with Affiliates):
Cost of service (excluding depreciation and amortization related to network assets included below)	22,535	24,449	25,292
General and administrative	3,179	2,623	2,142
Depreciation and amortization	6,069	6,720	6,347
Net loss on sale of property, plant and equipment	—	—	1

Total operating costs and expenses	31,783	33,792	33,782

OPERATING INCOME	119,599	124,201	146,726
INTEREST AND OTHER INCOME — Net	1,345	693	782

NET INCOME	$120,944	$124,894	$147,508

Allocation of Net Income:
Limited partners	$18,141	$18,734	$22,126
General Partner	102,803	106,160	125,382

See notes to financial statements.

ORANGE COUNTY — POUGHKEEPSIE LIMITED PARTNERSHIP

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

		Limited Partners
	General Partner			Warwick
	Verizon		Taconic	Valley	Total
	Wireless of	Cellco	Telephone	Telephone	Partners’
	the East LP	Partnership	Corporation	Company	Capital
	(Dollars in thousands)

BALANCE — January 1, 2005	$27,530	—	$2,429	$2,429	$32,388
Net income	125,382	—	11,063	11,063	147,508
Distribution to partners	(113,050)	—	(9,975)	(9,975)	(133,000)

BALANCE — December 31, 2005	39,862	—	3,517	3,517	46,896
Net income	106,160	—	9,367	9,367	124,894
Distribution to partners	(103,700)	—	(9,150)	(9,150)	(122,000)

BALANCE — December 31, 2006	42,322	—	3,734	3,734	49,790
Net income	102,803	6,398	2,108	9,635	120,944
Distribution to partners	(101,151)	(6,173)	(2,206)	(9,470)	(119,000)
Transfer of partnership interest	—	3,341	(3,636)	295	—

BALANCE — December 31, 2007	$43,974	$3,566	$—	$4,194	$51,734

See notes to financial statements.

ORANGE COUNTY — POUGHKEEPSIE LIMITED PARTNERSHIP

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

	2007	2006	2005
	(Dollars in thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$120,944	$124,894	$147,508
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,069	6,720	6,347
Net loss on sale of property, plant and equipment	—	—	1
Changes in certain assets and liabilities:
Accounts receivable	(70)	156	(10)
Unbilled revenue	903	13	(350)
Prepaid expenses and other current assets	21	46	(105)
Accounts payable and accrued liabilities	(73)	68	(5)
Advance billings	—	(72)	(72)
Long-term liabilities	33	139	189

Net cash provided by operating activities	127,827	131,964	153,503

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, including purchases from affiliates, net	(6,229)	(8,257)	(9,599)
Change in due from General Partner, net	(2,598)	(1,707)	(7,802)

Net cash used in investing activities	(8,827)	(9,964)	(17,401)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in due to General Partner	—	—	(3,102)
Distribution to partners	(119,000)	(122,000)	(133,000)

Net cash used in financing activities	(119,000)	(122,000)	(136,102)

CHANGE IN CASH	—	—	—
CASH — BEGINNING OF YEAR	—	—	—

CASH — END OF YEAR	$—	$—	$—

NONCASH TRANSACTIONS FROM INVESTING AND FINANCING ACTIVITIES:
Accruals for capital expenditures	$106	$36	$174

See notes to financial statements.

ORANGE COUNTY — POUGHKEEPSIE LIMITED PARTNERSHIP

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007, 2006, AND 2005
(Dollars in Thousands)

1.	ORGANIZATION AND MANAGEMENT

Orange County — Poughkeepsie Limited Partnership — Orange County — Poughkeepsie Limited Partnership (the “Partnership”) was formed in 1987. The principal activity of the Partnership is providing wholesale cellular service to resellers who operate principally in the Orange County and Poughkeepsie, New York metropolitan service areas.

The partners and their respective ownership percentages as of December 31, 2007 are as follows:

Managing and General Partner:
Verizon Wireless of the East LP*	85.0%
Limited partners:
Warwick Valley Telephone Company (“Warwick”)	8.1081%
Cellco Partnership	6.8919%

The partners and their respective ownership percentages as of December 31, 2006 and 2005 are as follows:

Managing and General Partner:
Verizon Wireless of East LP*	85.0%
Limited partners:
Warwick Valley Telephone Company	7.5%
Taconic Telephone Corporation (“Taconic”)	7.5%

On April 10, 2007, Taconic sold their 7.5% limited partnership interest to Cellco Partnership and Warwick.

*	Verizon Wireless of the East LP is a partnership which is consolidated by Cellco Partnership (d/b/a Verizon Wireless) (“Cellco”). Prior to August 15, 2006, Verizon Wireless of the East LP (the “General Partner”) was a partnership between Verizon Wireless of Georgia LLC and Verizon Wireless Acquisition South LLC, which hold a controlling interest, and Price Communications which had a preferred interest. On August 15, 2006 Verizon ELPI Holding Corp. (a subsidiary of Verizon Communications Inc.) became the owner of the preferred interest previously held by Price Communications.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used for, but not limited to, the accounting for: allocations, allowance for uncollectible accounts receivable, unbilled revenue, fair value of financial instruments, depreciation and amortization, useful lives and impairment of assets, accrued expenses, taxes, and contingencies. Estimates and assumptions are periodically reviewed and the effects of any material revisions are reflected in the financial statements in the period that they are determined to be necessary.

Revenue Recognition — The Partnership earns revenue by providing access to the network (access revenue) and for usage of the network (airtime/usage revenue), which includes roaming and long distance revenue. In general, access revenue is billed one month in advance and is recognized when earned; the unearned portion is classified in advance billings. Airtime/usage revenue, roaming revenue and long distance revenue are recognized when service is rendered and included in unbilled revenue until billed. The roaming

ORANGE COUNTY — POUGHKEEPSIE LIMITED PARTNERSHIP

NOTES TO FINANCIAL STATEMENTS — (Continued)

rates charged by the Partnership to Cellco do not necessarily reflect current market rates. The Partnership will continue to re-evaluate the rates on a periodic basis (see Note 4). The Partnership’s revenue recognition policies are in accordance with the Securities and Exchange Commission’s (“SEC”) Staff Accounting Bulletin (“SAB”) No. 101, Revenue Recognition in Financial Statements and SAB No. 104, Revenue Recognition.

Approximately 98% of the Partnership’s 2007, 2006 and 2005 revenue is affiliate revenue due to the fact that Cellco is the Partnership’s primary reseller. The wholesale rates charged to Cellco do not necessarily reflect current market rates. The Partnership continues to re-evaluate the rates and expects these rates to be reduced in the future consistent with market trends and the terms of the limited partnership agreement (See Note 4).

Cellular service revenues resulting from a cellsite agreement with Cellco are recognized based upon an allocation of airtime minutes (See Note 4).

Operating Costs and Expenses — Operating costs and expenses include costs and expenses incurred directly by the Partnership, as well as an allocation of certain administrative and operating costs incurred by the General Partner or its affiliates on behalf of the Partnership. Services performed on behalf of the Partnership are provided by employees of Cellco. These employees are not employees of the Partnership and therefore, operating expenses include direct and allocated charges of salary and employee benefit costs for the services provided to the Partnership. The Partnership believes such allocations, principally based on the Partnership’s percentage of total customers, customer gross additions, or minutes-of-use, are reasonable.

Property, Plant and Equipment — Property, plant and equipment primarily represents costs incurred to construct and expand capacity and network coverage on Mobile Telephone Switching Offices (“MTSOs”) and cell sites. The cost of property, plant and equipment is depreciated over its estimated useful life using the straight-line method of accounting. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the related lease. Major improvements to existing plant and equipment are capitalized. Routine maintenance and repairs that do not extend the life of the plant and equipment are charged to expense as incurred.

Upon the sale or retirement of property, plant and equipment, the cost and related accumulated depreciation or amortization is eliminated from the accounts and any related gain or loss is reflected in the Statements of Operations.

Network engineering costs incurred during the construction phase of the Partnership’s network and real estate properties under development are capitalized as part of property, plant and equipment and recorded as construction in progress until the projects are completed and placed into service.

FCC Licenses — The Federal Communications Commission (“FCC”) issues licenses that authorize cellular carriers to provide service in specific cellular geographic service areas. The FCC grants licenses for terms of up to ten years. In 1993 the FCC adopted specific standards to apply to cellular renewals, concluding it will reward a license renewal to a cellular licensee that meets certain standards of past performance. Historically, the FCC has granted license renewals routinely. All wireless licenses issued by the FCC that authorize the Partnership to provide cellular services are recorded on the books of Cellco. The current term of the Partnership’s FCC licenses expire in January 2018 and June 2017. Cellco believes it will be able to meet all requirements necessary to secure renewal of the Partnership’s wireless licenses.

Valuation of Assets — Long-lived assets, including property, plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. The impairment loss, if determined to be necessary, would be measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset.

ORANGE COUNTY — POUGHKEEPSIE LIMITED PARTNERSHIP

NOTES TO FINANCIAL STATEMENTS — (Continued)

As discussed above, the FCC licenses under which the Partnership operates are recorded on the books of Cellco. Cellco does not charge the Partnership for the use of any FCC license recorded on its books (except for the annual cost of $524 related to the spectrum lease, as discussed in Note 4). However, Cellco believes that under the Partnership agreement it has the right to allocate, based on a reasonable methodology, any impairment loss recognized by Cellco for all licenses included in Cellco’s national footprint. Accordingly, the FCC licenses, including the licenses under which the Partnership operates, recorded on the books of Cellco are evaluated for impairment by Cellco, under the guidance set forth in Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets.

The FCC licenses are treated as an indefinite life intangible asset on the books of Cellco under the provisions of SFAS No. 142 and are not amortized, but rather are tested for impairment annually or between annual dates, if events or circumstances warrant. All of the licenses in Cellco’s nationwide footprint are tested in the aggregate for impairment under SFAS No. 142.

Cellco evaluates its wireless licenses for potential impairment annually, and more frequently if indications of impairment exist. Cellco tests its licenses on an aggregate basis, in accordance with EITF No. 02-7, Unit of Accounting for Testing Impairment of Indefinite-Lived Intangible Assets, using a direct value methodology in accordance with SEC Staff Announcement No. D-108, Use of the Residual Method to Value Acquired Assets other than Goodwill. The direct value approach determines fair value using estimates of future cash flows associated specifically with the wireless licenses. If the fair value of the aggregated wireless licenses is less than the aggregated carrying amount of the wireless licenses, an impairment is recognized. Cellco evaluated its wireless licenses for potential impairment as of December 15, 2007 and December 15, 2006. These evaluations resulted in no impairment of Cellco’s wireless licenses.

Concentrations — To the extent the Partnership’s customer receivables become delinquent, collection activities commence. The General Partner accounts for 80.2% and 93.6% of the accounts receivable balance at December 31, 2007, and 2006 respectively. The Partnership maintains an allowance for losses, as necessary, based on the expected collectibility of accounts receivable.

Approximately 98% of the Partnership’s 2007, 2006 and 2005 revenue is affiliate revenue.

Cellco and the Partnership rely on local and long-distance telephone companies, some of whom are related parties, and other companies to provide certain communication services. Although management believes alternative telecommunications facilities could be found in a timely manner, any disruption of these services could potentially have an adverse impact on the Partnership’s operating results.

Although Cellco and the General Partner attempt to maintain multiple vendors for equipment, which are important components of its operations, they are currently acquired from only a few sources. Certain of these products are in turn utilized by the Partnership and are important components of the Partnership’s operations. If the suppliers are unable to meet the General Partner’s needs as it builds out its network infrastructure and sells service, delays and increased costs in the expansion of the Partnership’s network infrastructure or losses of potential customers could result, which would adversely affect operating results.

Financial Instruments — The Partnership’s trade receivables and payables are short-term in nature, and accordingly, their carrying value approximates fair value.

Income Taxes — The Partnership is not a taxable entity for Federal and state income tax purposes. Any taxable income or loss is apportioned to the partners based on their respective partnership interests and is reported by them individually.

Due to/from General Partner — Due to/from General Partner principally represents the Partnership’s cash position. The General Partner manages all cash, investing and financing activities of the Partnership. As such, the change in Due from General Partner is reflected as an investing activity in the Statements of Cash Flows while the change in Due to General Partner is reflected as a financing activity. Additionally, administrative

ORANGE COUNTY — POUGHKEEPSIE LIMITED PARTNERSHIP

NOTES TO FINANCIAL STATEMENTS — (Continued)

and operating costs incurred by the General Partner on behalf of the Partnership are charged to the Partnership through this account. Interest expense/income is based on the average monthly outstanding balance in this account and is calculated by applying Cellco’s average cost of borrowing from Verizon Global Funding, a wholly owned subsidiary of Verizon Communications. The cost of borrowing was approximately 5.4%, 5.4%, and 4.8% for the years ended December 31, 2007, 2006 and 2005, respectively. Included in Interest Income, Net is net interest income related to the Due from General Partner balance of $1,345, $693 and $782 for the years ended December 31, 2007, 2006 and 2005, respectively.

Distributions — Distributions are made to partners at the discretion of the General Partner based upon the Partnership’s operating results, cash availability and financing needs as determined by the General Partner at the date of distribution.

Recently Issued Accounting Pronouncements — In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement. SFAS No. 157 defines fair value, expands disclosures about fair value measurements, establishes a framework for measuring fair value in generally accepted accounting principles and establishes a hierarchy that categorizes and prioritizes the sources to be used to estimate fair value. The Partnership is required to adopt SFAS No. 157 effective January 1, 2008 on a prospective basis, except for those items where the Partnership has elected a partial deferral under the provisions of FASB Staff Position (“FSP”) No. FAS 157-b, “Effective Date of FASB Statement No. 157,” which was issued during the first quarter of 2008. FSP 157-b permits deferral of the effective date of SFAS 157 for one year, for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The deferral applies to measurements of fair value used when testing wireless licenses, other intangible assets, and other long-lived assets for impairment. The Partnership does not expect this standard to have an impact on the financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 permits entities to choose to measure eligible items at fair value, and to report unrealized gains and losses in earnings on items for which the fair value option has been elected. The Partnership is required to adopt SFAS No. 159 effective January 1, 2008. The Partnership does not expect this standard to have an impact on the financial statements.

In June 2006, the EITF reached a consensus on EITF No. 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement. EITF No. 06-3 permits that such taxes may be presented on either a gross basis or a net basis as long as that presentation is used consistently. The adoption of EITF No. 06-3 on January 1, 2007 did not impact the financial statements. We present the taxes within the scope of EITF No. 06-3 on a net basis.

3.	PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net, consists of the following as of December 31, 2007 and 2006:

	Useful Lives	2007	2006

Buildings	10—40 years	$15,714	$14,367
Wireless plant equipment	3—15 years	61,626	61,795
Furniture, fixtures and equipment	2—5 years	24	18
Leasehold Improvements	5 years	3,174	2,460

		80,538	78,640
Less accumulated depreciation		(41,391)	(39,723)

Property, plant and equipment, net		$39,147	$38,917

Capitalized network engineering costs of $72 and $545 were recorded during the years ended December 31, 2007 and 2006, respectively. Construction-in-progress included in certain of the classifications shown

ORANGE COUNTY — POUGHKEEPSIE LIMITED PARTNERSHIP

NOTES TO FINANCIAL STATEMENTS — (Continued)

above, principally wireless plant equipment, amounted to $3,192 and $641 at December 31, 2007 and 2006, respectively. Depreciation and amortization expense for the years ended December 31, 2007, 2006 and 2005 was $6,069, $6,720 and $6,347, respectively.

4.	TRANSACTIONS WITH AFFILIATES

Significant transactions with affiliates (Cellco and its related entities), including allocations and direct charges, are summarized as follows for the years ended December 31, 2007, 2006 and 2005:

	2007	2006	2005

Revenue:
Operating revenues(b)	$147,397	$153,176	$176,310
Cellsite allocated revenues(c)	1,418	1,336	1,377
Cost of Service:
Direct telecommunication charges(a)	6,704	7,194	6,355
Long distance charges	4,429	7,082	8,208
Allocation of cost of service(a)	4,207	3,812	3,364
Allocation of switch usage cost(a)	4,697	4,360	5,519
General and Administrative:
Allocation of certain general and administrative expenses(a)	2,867	1,911	1,672

(a)	Expenses were allocated based on the Partnership’s percentage of total customers, customer gross additions or minutes-of-use where applicable. The Partnership believes the allocations are reasonable.

(b)	Affiliate operating revenues primarily represent revenues generated from transactions with Cellco, the Partnership’s primary reseller. The wholesale rates charged to Cellco do not necessarily reflect current market rates. The Partnership continues to re-evaluate the rates and expects these rates to be reduced in the future consistent with market trends and the terms of the limited partnership agreement.

(c)	Cellsite allocated revenues, based on the Partnership’s percentage of minutes of use, result from the Partnership sharing a cell site with the Catskills RSA Limited Partnership, an affiliate entity.

All affiliate transactions captured above are based on actual amounts directly incurred by Cellco on behalf of the Partnership and/or allocations from Cellco. Revenues and expenses were allocated based on the Partnership’s percentage of total customers, gross customer additions or minutes of use where applicable. The General Partner believes the allocations are reasonable. The affiliate transactions are not necessarily conducted at arm’s length.

The Partnership had net purchases of property, plant, and equipment with affiliates of $3,237, $4,691 and $4,738 in 2007, 2006 and 2005, respectively.

On March 14, 2007, the Partnership entered into lease agreements for the right to use additional spectrum owned by Cellco. The initial term of these agreements is ten years. The annual lease commitment of $524 represents the costs of financing the spectrum, and does not necessarily reflect the economic value of the services received. No additional spectrum purchases or lease commitments, other than the $524, have been entered into by the Partnership as of December 31, 2007.

5.	COMMITMENTS

The General Partner, on behalf of the Partnership, and the Partnership itself have entered into operating leases for facilities and equipment used in its operations. Lease contracts include renewal options that include rent expense adjustments based on the Consumer Price Index as well as annual and end-of-lease term

ORANGE COUNTY — POUGHKEEPSIE LIMITED PARTNERSHIP

NOTES TO FINANCIAL STATEMENTS — (Continued)

adjustments. Rent expense is recorded on a straight-line basis. The noncancellable lease term used to calculate the amount of the straight-line rent expense is generally determined to be the initial lease term, including any optional renewal terms that are reasonably assured. Leasehold improvements related to these operating leases are amortized over the shorter of their estimated useful lives or the noncancellable lease term. For the years ended December 31, 2007, 2006 and 2005, the Partnership recognized a total of $2,470, $2,001 and $1,845, respectively, as rent expense related to payments under these operating leases, which was included in cost of service in the accompanying Statements of Operations.

Aggregate future minimum rental commitments under noncancelable operating leases, excluding renewal options that are not reasonably assured, for the years shown are as follows:

Years	Amount

2008	$2,456
2009	2,023
2010	1,453
2011	1,183
2012	927
2013 and thereafter	3,642

Total minimum payments	$11,684

From time to time the General Partner enters into purchase commitments, primarily for network equipment, on behalf of the Partnership.

6.	CONTINGENCIES

Cellco is subject to various lawsuits and other claims including class actions, product liability, patent infringement, antitrust, partnership disputes, and claims involving relations with resellers and agents. Cellco is also defending lawsuits filed against itself and other participants in the wireless industry alleging various adverse effects as a result of wireless phone usage. Various consumer class action lawsuits allege that Cellco breached contracts with consumers, violated certain state consumer protection laws and other statutes and defrauded customers through concealed or misleading billing practices. Certain of these lawsuits and other claims may impact the Partnership. These litigation matters may involve indemnification obligations by third parties and/or affiliated parties covering all or part of any potential damage awards against Cellco and the Partnership and/or insurance coverage. Attorney Generals in a number of states also are investigating certain sales, marketing and advertising practices. All of the above matters are subject to many uncertainties, and outcomes are not predictable with assurance.

The Partnership may be allocated a portion of the damages that may result upon adjudication of these matters if the claimants prevail in their actions. Consequently, the ultimate liability with respect to these matters at December 31, 2007 cannot be ascertained. The potential effect, if any, on the financial condition and results of operations of the Partnership, in the period in which these matters are resolved, may be material.

In addition to the aforementioned matters, Cellco is subject to various other legal actions and claims in the normal course of business. While Cellco’s legal counsel cannot give assurance as to the outcome of each of these matters, in management’s opinion, based on the advice of such legal counsel, the ultimate liability with respect to any of these actions, or all of them combined, will not materially affect the financial statements of the Partnership.

* * * * * *

Annex A-1

AGREEMENT AND PLAN OF MERGER
DATED AS OF JANUARY 15, 2007
BY AND AMONG
VERIZON COMMUNICATIONS INC.,
NORTHERN NEW ENGLAND SPINCO INC.
AND
FAIRPOINT COMMUNICATIONS, INC.

A-1-1

Page

ARTICLE I DEFINITIONS		A-1-6

ARTICLE II THE MERGER		A-1-20
2.1	The Merger	A-1-20
2.2	Closing	A-1-20
2.3	Effective Time	A-1-20
2.4	Effects of the Merger	A-1-20
2.5	Certificate of Incorporation and Bylaws of the Surviving Corporation	A-1-20
2.6	Directors and Officers of the Surviving Corporation	A-1-20
2.7	Potential Restructuring of Transactions	A-1-21

ARTICLE III CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES		A-1-21
3.1	Effect on Capital Stock	A-1-21
3.2	Distribution of Per Share Merger Consideration	A-1-22
3.3	Fractional Shares	A-1-23

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF VERIZON		A-1-24
4.1	Organization; Qualification	A-1-24
4.2	Corporate Authority; No Violation	A-1-24
4.3	Information Supplied	A-1-25
4.4	Brokers or Finders	A-1-25

ARTICLE V REPRESENTATIONS AND WARRANTIES OF VERIZON AND SPINCO		A-1-26
5.1	Organization, Qualification	A-1-26
5.2	Capital Stock and Other Matters	A-1-26
5.3	Corporate Authority; No Violation	A-1-27
5.4	Financial Statements	A-1-28
5.5	Absence of Certain Changes or Events	A-1-28
5.6	Investigations; Litigation	A-1-29
5.7	Compliance with Laws	A-1-29
5.8	Proxy Statement/Prospectus; Registration Statements	A-1-29
5.9	Information Supplied	A-1-29
5.10	Environmental Matters	A-1-30
5.11	Tax Matters	A-1-30
5.12	Benefit Plans	A-1-32
5.13	Labor Matters	A-1-33
5.14	Intellectual Property	A-1-33
5.15	Material Contracts	A-1-34
5.16	Board and Stockholder Approval	A-1-34
5.17	Sufficiency of Assets	A-1-35
5.18	Spinco Real Property	A-1-35
5.19	Communications Regulatory Matters	A-1-36
5.20	Company Common Stock	A-1-37
5.21	Affiliate Transactions	A-1-37
5.22	Certain Entities Not ILECs	A-1-37
5.23	Reseller Agreement	A-1-37

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-1-37
6.1	Organization; Qualification	A-1-37
6.2	Capital Stock and Other Matters	A-1-38

A-1-2

Page

6.3	Corporate Authority; No Violation	A-1-38
6.4	Company Reports and Financial Statements	A-1-39
6.5	Absence of Certain Changes or Events	A-1-41
6.6	Investigations; Litigation	A-1-41
6.7	Compliance with Laws	A-1-41
6.8	Proxy Statement/Prospectus; Registration Statements	A-1-41
6.9	Information Supplied	A-1-41
6.10	Environmental Matters	A-1-42
6.11	Tax Matters	A-1-42
6.12	Benefit Plans	A-1-44
6.13	Labor Matters	A-1-45
6.14	Intellectual Property	A-1-45
6.15	Communications Regulatory Matters	A-1-45
6.16	Material Contracts	A-1-46
6.17	Company Real Property	A-1-47
6.18	Opinion of Company Financial Advisor	A-1-47
6.19	Brokers or Finders	A-1-48
6.20	Takeover Statutes	A-1-48
6.21	Certain Board Findings	A-1-48
6.22	Vote Required	A-1-48
6.23	Affiliate Transactions	A-1-48

ARTICLE VII COVENANTS AND AGREEMENTS		A-1-48
7.1	Conduct of Business by the Company Pending the Merger	A-1-48
7.2	Conduct of Spinco Business Pending the Merger	A-1-52
7.3	Proxy Statement/Prospectus; Registration Statements	A-1-54
7.4	Stockholders Meeting	A-1-56
7.5	Efforts to Close	A-1-56
7.6	Regulatory Matters	A-1-56
7.7	Employee Matters	A-1-60
7.8	Certain Third Party Consents	A-1-60
7.9	Tax Matters	A-1-62
7.10	Access to Information	A-1-63
7.11	No Solicitation by the Company	A-1-63
7.12	Director and Officer Matters	A-1-64
7.13	Rule 145 Affiliates	A-1-65
7.14	Public Announcements	A-1-65
7.15	Notification	A-1-65
7.16	Real Property Matters	A-1-66
7.17	Control of Other Party’s Business	A-1-66
7.18	Financial Statements and Related Information	A-1-66
7.19	Directors of the Surviving Corporation	A-1-67
7.20	Financing	A-1-68
7.21	Accountants	A-1-69
7.22	Disclosure Controls	A-1-70
7.23	Listing	A-1-70
7.24	Required Spinco Business Capital Expenditures	A-1-70
7.25	Reseller Agreement	A-1-70
7.26	Purchasing Arrangement	A-1-71
7.27	Joint Defense Arrangements	A-1-72

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Page

ARTICLE VIII CONDITIONS TO THE MERGER		A-1-72
8.1	Conditions to the Obligations of Spinco, Verizon and the Company to Effect the Merger	A-1-72
8.2	Additional Conditions to the Obligations of Verizon and Spinco	A-1-74
8.3	Additional Conditions to the Obligations of the Company	A-1-75

ARTICLE IX TERMINATION, AMENDMENT AND WAIVERS		A-1-75
9.1	Termination	A-1-75
9.2	Effect of Termination	A-1-77
9.3	Amounts Payable in Certain Circumstances	A-1-77
9.4	Amendment	A-1-78
9.5	Waivers	A-1-78

ARTICLE X SURVIVAL; INDEMNIFICATION		A-1-78
10.1	Survival of Representations, Warranties and Agreements	A-1-78
10.2	Indemnification	A-1-78
10.3	Definitions for Purposes of this Article	A-1-79
10.4	Limitation on Claims for Indemnifiable Losses	A-1-79
10.5	Defense of Claims	A-1-80
10.6	Subrogation	A-1-81
10.7	Other Rights and Remedies	A-1-81

ARTICLE XI MISCELLANEOUS		A-1-82
11.1	Expenses	A-1-82
11.2	Notices	A-1-82
11.3	Interpretation; Consent	A-1-84
11.4	Severability	A-1-84
11.5	Assignment; Binding Effect	A-1-84
11.6	No Third Party Beneficiaries	A-1-85
11.7	Limited Liability	A-1-85
11.8	Entire Agreement	A-1-85
11.9	Governing Law	A-1-85
11.10	Counterparts	A-1-85
11.11	WAIVER OF JURY TRIAL	A-1-85
11.12	JURISDICTION; ENFORCEMENT	A-1-85
11.13	Knowledge Convention	A-1-86

Exhibit A Form of Rule 145 Affiliate Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of January 15, 2007 (this “Agreement”), is by and among VERIZON COMMUNICATIONS INC., a Delaware corporation (“Verizon”), NORTHERN NEW ENGLAND SPINCO INC., a Delaware corporation (“Spinco”), and FAIRPOINT COMMUNICATIONS, INC., a Delaware corporation (the “Company”).

WHEREAS, Spinco is a newly formed, wholly owned, direct Subsidiary of Verizon;

WHEREAS, on or prior to the Distribution Date (as such term, and each other capitalized term used herein and not defined, is defined in Article I hereof), and subject to the terms and conditions set forth in the Distribution Agreement entered into by and between Verizon and Spinco on the date hereof (the “Distribution Agreement”), Verizon New England Inc., a New York corporation (“Verizon New England”), which is a wholly owned, direct Subsidiary of NYNEX Corporation, a Delaware corporation (“NYNEX”), which is a wholly owned, direct Subsidiary of Verizon, will cause the formation of Northern New England Telephone Operations Inc. (“ILEC Spinco Subsidiary”), which will be a wholly-owned direct Subsidiary of Verizon New England;

WHEREAS, on or prior to the Distribution Date, Verizon New England will transfer to ILEC Spinco Subsidiary certain Spinco Assets and Spinco Liabilities in the manner set forth in the Distribution Agreement and will thereafter distribute all capital stock of ILEC Spinco Subsidiary to NYNEX (such transfers and the distribution, the “First Internal Spinoff”), which in turn will distribute all capital stock of ILEC Spinco Subsidiary to Verizon (the “Second Internal Spinoff” and, together with the First Internal Spinoff, the “Internal Spinoffs”);

WHEREAS, on or prior to the Distribution Date, certain Subsidiaries of Verizon will transfer to Verizon, via intercompany dividends or sales or otherwise, certain Spinco Assets and Spinco Liabilities in the manner set forth in the Distribution Agreement (the “Internal Restructuring”);

WHEREAS, on or prior to the Distribution Date, Spinco will issue to Verizon the Spinco Common Stock (as defined in the Distribution Agreement) and distribute to Verizon the Spinco Securities (as defined in the Distribution Agreement) and pay to Verizon the Special Dividend (as defined in the Distribution Agreement), all of which will occur in exchange for Verizon transferring to Spinco the stock of ILEC Spinco Subsidiary and certain other Spinco Assets and Spinco Liabilities relating to the non-ILEC portion of the Spinco Business in the manner set forth in the Distribution Agreement (the transactions described in this recital, collectively, the “Contribution”);

WHEREAS, upon the terms and subject to the conditions set forth in the Distribution Agreement, on the Distribution Date, Verizon will distribute all of the issued and outstanding shares of Spinco Common Stock to the Distribution Agent for the benefit of the holders of the outstanding Verizon Common Stock (the “Distribution”);

WHEREAS, at the Effective Time, the parties will effect the merger of Spinco with and into the Company, with the Company continuing as the surviving corporation, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Company (i) has determined that the Merger and this Agreement are advisable, fair to, and in the best interests of, the Company and its stockholders and has approved this Agreement and the transactions contemplated thereby, including the Merger, and the issuance of shares of Company Common Stock pursuant to the Merger, and (ii) has recommended the adoption by the stockholders of the Company of this Agreement and the approval of the transactions contemplated hereby;

WHEREAS, the Board of Directors of Spinco has (i) determined that the Merger and this Agreement are advisable, fair to and in the best interests of Spinco and its sole stockholder, Verizon, and has approved this Agreement and the Distribution Agreement and the transactions contemplated hereby and thereby, including the Contribution, the Debt Exchange (as defined in the Distribution

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Agreement), the Distribution and the Merger, and (ii) recommended the adoption by Verizon, as the sole stockholder of Spinco, of this Agreement and the approval of the transactions contemplated hereby;

WHEREAS, the Board of Directors of Verizon has approved this Agreement and the Distribution Agreement and the transactions contemplated hereby and thereby, including the Internal Spinoffs, the Internal Restructuring, the Contribution, the Distribution, the Debt Exchange and the Merger;

WHEREAS, prior to the execution of this Agreement, as an inducement to Verizon’s willingness to enter into this Agreement and incur the obligations set forth herein, the Company’s stockholders who are parties to the Nominating Agreement have entered into the Termination Agreement, dated as of January 15, 2007 (the “Termination Agreement”), pursuant to which such stockholders have agreed, among other things, to cause their designees to the Board of Directors of the Company to resign by no later than immediately prior to the Effective Time and to terminate the Nominating Agreement effective immediately prior to the Effective Time;

WHEREAS, the parties to this Agreement intend that (i) the First Internal Spinoff qualify as a reorganization under Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”) and a distribution eligible for nonrecognition under Sections 355(a) and 361(c) of the Code; (ii) the Second Internal Spinoff qualify as a distribution eligible for nonrecognition under Sections 355(a) and 361(c) of the Code; (iii) the Contribution, together with the Distribution, qualify as a tax-free reorganization under Section 368(a)(1)(D) of the Code; (iv) the Distribution qualify as a distribution of Spinco stock to Verizon stockholders eligible for nonrecognition under Sections 355(a) and 361(c) of the Code; (v) no gain or loss be recognized by Verizon for federal income tax purposes in connection with the receipt of the Spinco Securities or the consummation of the Debt Exchange; (vi) the Special Dividend qualify as money transferred to creditors or distributed to shareholders in connection with the reorganization within the meaning of Section 361(b)(1) of the Code, to the extent that Verizon distributes the Special Dividend to its creditors and/or shareholders in connection with the Contribution; (vii) the Merger qualify as a tax-free reorganization pursuant to Section 368 of the Code; and (viii) no gain or loss be recognized as a result of such transactions for federal income tax purposes by any of Verizon, Spinco, and their respective stockholders and Subsidiaries (except to the extent of cash received in lieu of fractional shares); and

WHEREAS, the parties to this Agreement intend that throughout the internal restructurings taken in contemplation of this Agreement, including the Internal Spinoffs and Internal Restructurings, the Contribution and the Distribution, and throughout the Merger, the Spinco Employees shall maintain uninterrupted continuity of employment, compensation and benefits, and also for union represented employees, uninterrupted continuity of coverage under their collective bargaining agreements, in each case as described in the Employee Matters Agreement.

NOW, THEREFORE, in consideration of these premises, the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

1.1  “2006 Financial Statements” has the meaning set forth in Section 7.18(a).

1.2  “Action” has the meaning set forth in Section 7.12(c).

1.3  “Additional Company SEC Documents” has the meaning set forth in Section 6.4(b).

1.4  “Affiliate” means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, a specified Person. The term “control”

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(including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise; provided, however, that for purposes of this Agreement, (i) from and after the Distribution Date, no member of either Group shall be deemed an Affiliate of any member of the other Group and (ii) none of Cellco Partnership or any of its Subsidiaries shall be deemed Affiliates or Subsidiaries of Verizon.

1.5  “Aggregate Merger Consideration” has the meaning set forth in Section 3.1(a).

1.6  “Agreement” has the meaning set forth in the Preamble hereto.

1.7  “Alternative Financing” has the meaning set forth in Section 7.20(c).

1.8  “Approved for Listing” means, with respect to the shares of Company Common Stock to be issued pursuant to the Merger, that such shares have been approved for listing on the NYSE, subject to official notice of issuance.

1.9  “Audited Financial Statements” has the meaning set forth in Section 5.4(a)(i).

1.10  “Backstop Facility Commitment” means the FairPoint Communications, Inc. Refinancing — Commitment Letter, dated as of the date hereof, from Deutsche Bank Trust Company Americas and Deutsche Bank Securities Inc. to the Company, and the related fee letter of even date therewith among the parties thereto.

1.11  “Blended Customer Contracts” has the meaning set forth in the Distribution Agreement.

1.12  “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

1.13  “CALEA” has the meaning set forth in Section 5.19(b).

1.14  “Certificate of Merger” has the meaning set forth in Section 2.3.

1.15  “Closing” has the meaning set forth in Section 2.2.

1.16  “Closing Date” has the meaning set forth in Section 2.2.

1.17  “Code” has the meaning set forth in the recitals hereto.

1.18  “Commitment Letter” means the Project Nor’easter Commitment Letter, dated as of the date hereof, from Lehman Commercial Paper Inc., Lehman Brothers Inc., Bank of America, N.A., Banc of America Securities LLC and Morgan Stanley Senior Funding, Inc. to the Company, and the related fee letter of even date therewith among the parties thereto.

1.19  “Communications Act” means the Communications Act of 1934, as amended.

1.20  “Company” has the meaning set forth in the Preamble hereto.

1.21  “Company Acquisition” means, in each case other than the Merger or as otherwise specifically contemplated by this Agreement, (i) any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions involving the Company or any of its Significant Subsidiaries; (ii) any direct or indirect purchase or sale, lease, exchange, transfer or other disposition of the consolidated assets (including stock of the Company Subsidiaries) of the Company and the Company Subsidiaries, taken as a whole, constituting 15% or more of the total consolidated assets of the Company and the Company Subsidiaries, taken as a whole, or accounting for 15% or more of the total consolidated revenues of the Company and the Company Subsidiaries, taken as a whole, in any one transaction or in a series of transactions; (iii) any direct or indirect purchase or sale of or tender offer, exchange offer or any similar transaction or series of related transactions engaged in by any Person following which any Person (including any “group” as defined in Section 13(d)(3) of the Exchange Act) owns 15% or more of the outstanding shares of

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Company Common Stock; or (iv) any other substantially similar transaction or series of related transactions that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements.

1.22  “Company Acquisition Proposal” means any proposal regarding a Company Acquisition.

1.23  “Company Adjusted EBITDA” means, for the applicable twelve month period ending with any specified fiscal quarter, the consolidated operating income of the Company and the Company Subsidiaries during such period before interest, taxes, depreciation and amortization calculated in a manner consistent with the definition of “Adjusted Consolidated EBITDA” in the Company Credit Agreement as in effect on the date hereof (excluding, for avoidance of doubt, income attributable to Orange-Poughkeepsie Limited Partnership, a New York limited partnership), plus, without duplication, all fees and expenses incurred by the Company or any of the Company Subsidiaries in connection with this Agreement or any other Transaction Agreement, or the transactions contemplated hereby or thereby, including any Qualified Transition Expenses (but not including any fees and expenses reimbursed or payable by Verizon).

1.24  “Company Approvals” has the meaning set forth in Section 6.3(d).

1.25  “Company Benefit Plans” has the meaning set forth in Section 6.12(a).

1.26  “Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

1.27  “Company Credit Agreement” means the Credit Agreement, dated as of February 8, 2005, among the Company, Bank of America, N.A., as Syndication Agent, CoBank, ACB and General Electric Capital Corporation as Co-Documentation Agents, Deutsche Bank Trust Company Americas, as Administrative Agent, Deutsche Bank Securities, Inc. and Banc of America Securities LLC, as Joint Lead Arrangers, Deutsche Bank Securities, Inc., Banc of America Securities LLC, Goldman Sachs Credit Partners, L.P. and Morgan Stanley Senior Funding, Inc., as Joint Book Running Managers and the various lenders party thereto from time to time, as amended through the date of this Agreement and as such Company Credit Agreement may be further amended by the proposed fourth amendment thereto, the form of which is attached as Exhibit B to the Backstop Facility Commitment.

1.28  “Company Disclosure Letter” has the meaning set forth in the first paragraph of Article VI.

1.29  “Company Employee” has the meaning set forth in Section 6.12(a).

1.30  “Company Financial Statements” has the meaning set forth in Section 6.4(a)(i).

1.31  “Company’s Knowledge” has the meaning set forth in Section 11.13.

1.32  “Company Licenses” has the meaning set forth in Section 6.15(a).

1.33  “Company Material Contracts” has the meaning set forth in Section 6.16(a).

1.34  “Company Owned Real Property” means all Owned Real Property of the Company or the Company Subsidiaries.

1.35  “Company Registration Statement” means the registration statement on Form S-4, including without limitation the Proxy Statement/Prospectus, forming a part thereof, to be filed by the Company with the SEC to effect the registration under the Securities Act of the issuance of the shares of Company Common Stock into which shares of Spinco Common Stock will be converted pursuant to the Merger (as amended and supplemented from time to time).

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1.36  “Company SEC Documents” has the meaning set forth in Section 6.4(a)(v).

1.37  “Company Stock Plans” means the FairPoint 1995 Stock Option Plan and the respective award agreements granted thereunder, the FairPoint Amended and Restated 1998 Stock Incentive Plan and the respective award agreements granted thereunder, the FairPoint Amended and Restated 2000 Employee Stock Incentive Plan and the respective award agreements granted thereunder, and the FairPoint 2005 Stock Incentive Plan and the respective award agreements granted thereunder.

1.38  “Company Stockholders Meeting” has the meaning set forth in Section 7.4(a).

1.39  “Company Subsidiaries” means all direct and indirect Subsidiaries of the Company.

1.40  “Company Superior Proposal” has the meaning set forth in Section 7.11(b).

1.41  “Company Tax Counsel” has the meaning set forth in Section 7.9(c).

1.42  “Company Tax Sharing Agreement” means the Amended and Restated Tax Sharing Agreement, by and among the Company and its Subsidiaries, dated as of November 9, 2000.

1.43  “Company Third Party Intellectual Property” means any and all Intellectual Property Rights owned by any Person other than the Company or any of its Subsidiaries that is used in the conduct of the business of the Company and its Subsidiaries.

1.44  “Company Voting Debt” has the meaning set forth in Section 6.2(b).

1.45  “Confidentiality Agreement” means the December 2005 Confidentiality Agreement between Verizon and the Company.

1.46  “Contributing Companies” has the meaning set forth in the Distribution Agreement.

1.47  “Contract” or “agreement” means any loan or credit agreement, note, bond, indenture, mortgage, deed of trust, lease, sublease, franchise, permit, authorization, license, contract (including collective bargaining agreements, side letters, memoranda of agreement or understanding or any agreement of any kind), instrument, employee benefit plan or other binding commitment, obligation or arrangement, whether written or oral.

1.48  “Contribution” has the meaning set forth in the recitals hereto.

1.49  “Controlling Person” has the meaning set forth in Section 10.2(a).

1.50  “Customer Data” means all customer information obtained in connection with the Spinco Business, in the form and content existing as of the Closing, related to the provisioning of products and services by Spinco or Spinco Subsidiaries in the Territory included in the Spinco Business to current and future customers in the Territory, including name, postal address, email address, telephone number, date of birth, account data, transaction data, demographic data, customer service data, and correspondence, together with any documents and information containing the foregoing; provided, however, the foregoing shall not include (i) any of the foregoing to the extent it is in the possession of Verizon or any U.S. Affiliate and was collected or used other than in connection with the operation of the Spinco Business, (ii) any information included in yellow or white pages listings or directories, in any form, (iii) any information required to be retained by Verizon and/or its Affiliates to comply with applicable law or regulation, (iv) any information publicly available, and (v) any information received by Verizon or its Affiliates from third parties.

1.51  “Debt Exchange” has the meaning set forth in the Distribution Agreement.

1.52  “DGCL” means the General Corporation Law of the State of Delaware.

1.53  “Direct Claim” has the meaning set forth in Section 10.5(b).

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1.54  “Disclosure Letters” means, collectively, the Verizon Disclosure Letter, the Spinco Disclosure Letter and the Company Disclosure Letter.

1.55  “Distribution” has the meaning set forth in the recitals hereto.

1.56  “Distribution Agreement” has the meaning set forth in the recitals hereto.

1.57  “Distribution Date” shall mean the date and time that the Distribution shall become effective.

1.58  “Distribution Fund” has the meaning set forth in Section 3.2(a).

1.59  “Distribution Tax Opinion” means a written opinion of Verizon Tax Counsel, addressed to Verizon and Spinco and dated as of the Distribution Date, in form and substance reasonably satisfactory to Verizon and (solely with respect to issues as to whether Spinco recognizes gain or loss) the Company, to the effect that (i) each of the Internal Spinoffs will qualify as a distribution eligible for nonrecognition under Sections 355(a) and 361(c) of the Code, (ii) the Distribution will qualify as a distribution of Spinco stock to the stockholders of Verizon eligible for nonrecognition under Sections 355(a) and 361(c) of the Code, pursuant to which no gain or loss will be recognized for federal income tax purposes by any of Verizon, Spinco or the stockholders of Verizon, except as to cash received in lieu of fractional shares by the stockholders of Verizon, and (iii) Verizon will not recognize gain or loss for federal income tax purposes in connection with the receipt of the Spinco Securities or the consummation of the Debt Exchange.

1.60  “Distribution Tax Representations” has the meaning set forth in Section 7.9(b).

1.61  “Distribution Transfer Taxes” means any sales, use, transfer, registration, recording, stamp, value added or other similar taxes or fees arising out of or attributable to the Internal Spinoffs, the Contribution, the Distribution, the Debt Exchange or the Internal Restructuring.

1.62  “Effective Time” has the meaning set forth in Section 2.3.

1.63  “Employee Matters Agreement” means the Employee Matters Agreement to be entered into among Verizon, Spinco and the Company, in the form attached to the Distribution Agreement.

1.64  “Environmental Claim” means administrative or judicial actions, suits, orders, liens, notices, violations or proceedings related to any applicable Environmental Law or Environmental Permit brought, issued or asserted by a Governmental Authority or any third party for compliance, damages, penalties, removal, response, remedial or other action pursuant to any applicable Environmental Law or resulting from the release of a Hazardous Material.

1.65  “Environmental Law” means any Law now in effect relating to the environment or Hazardous Materials, including but not limited to the Comprehensive Environmental Response Compensation and Liability Act, 42 USC § 6901 et seq.; the Resource Conservation and Recovery Act, 42 USC § 6901 et seq.; the Federal Water Pollution Control Act, 33 USC § 1251 et seq.; the Toxic Substances Control Act, 15 USC § 2601 et seq.; the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC § 3803 et seq.; the Oil Pollution Act of 1990, 33 USC § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC § 1101 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and any state or local counterparts or equivalents, in each case as amended from time to time.

1.66  “Environmental Permits” means all permits, licenses, approvals, authorizations or consents required by or issued by any Governmental Authority under any applicable Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental Authority under any applicable Environmental Law.

1.67  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

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1.68  “ERISA Affiliate” means, with respect to any Person, any other Person or any trade or business, whether or not incorporated, that, together with such first Person, would be deemed a “single employer” within the meaning of section 4001(b) of ERISA.

1.69  “Excess Shares” has the meaning set forth in Section 3.3(b).

1.70  “Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.

1.71  “Excluded Contract” has the meaning set forth in the Distribution Agreement.

1.72  “FCC” means the Federal Communications Commission.

1.73  “FCC Applications” has the meaning set forth in Section 7.6(c).

1.74  “FCC Rules” has the meaning set forth in Section 4.2(c).

1.75  “First Internal Spinoff” has the meaning set forth in the recitals hereto.

1.76  “Fully Diluted Basis” means as of any date, the aggregate number of shares of Company Common Stock outstanding on such date (including any shares of restricted stock) assuming: (i) the prior exercise of all options and similar rights to purchase Company Common Stock; (ii) the prior conversion into, or exchange for, shares of Company Common Stock of all then issued and outstanding securities which are convertible into, or exchangeable for, shares of Company Common Stock; and (iii) the prior exercise of any similar subscription or other rights to acquire, or to cause the Company to issue, shares of Company Common Stock; provided, however, that the term “Fully Diluted Basis” shall not take into account (A) any shares held in the Company’s treasury, (B) those Company Common Stock options, restricted stock units and restricted units issued prior to the date hereof that are identified on Section 1.76 of the Company Disclosure Letter (along with the exercise price and vesting dates applicable thereto) or any shares of Company Common Stock issued or issuable in respect thereof and (C) those restricted shares of Company Common Stock identified on Section 1.76 of the Company Disclosure Letter (along with the vesting dates applicable thereto).

1.77  “GAAP” means United States generally accepted accounting principles.

1.78  “Governmental Authority” means any foreign, federal, state or local court, administrative agency, official board, bureau, governmental or quasi governmental entities, having competent jurisdiction over Verizon, Spinco or the Company, any of their respective Subsidiaries and any other tribunal or commission or other governmental department, authority or instrumentality or any subdivision, agency, mediator, commission or authority of competent jurisdiction.

1.79  “Governmental Customer Contract” means any Contract to which a federal, state, county or municipal government or any agency of any of the same, is party and pursuant to said Contract the government or agency is recipient of products or services.

1.80  “Group” means the Verizon Group or the Spinco Group, as the case may be.

1.81  “Hazardous Material” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” “pollutants,” “contaminants,” or any other similar term that defines, lists, or classifies a substance by reason of such substance’s ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “EP toxicity” or adverse affect on human health or the environment, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any radioactive materials, (d) polychlorinated biphenyls, and (e) infectious waste.

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1.82  “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder.

1.83  “HSR Agencies” means the Federal Trade Commission and the Antitrust Division of the Department of Justice.

1.84  “Idearc Agreements” has the meaning set forth in the Distribution Agreement.

1.85  “Identified Persons” has the meaning set forth in Section 7.12(a).

1.86  “ILEC” has the meaning set forth in Section 5.22.

1.87  “Intellectual Property Agreement” means the Intellectual Property Agreement to be entered into between Verizon and Spinco, in the form attached to the Distribution Agreement.

1.88  “Intellectual Property Rights” means all United States and foreign issued and pending patents, trademarks, service marks, slogans, logos, trade names, service names, Internet domain names, trade styles, trade dress and other indicia of origin, and all goodwill associated with any of the foregoing, copyrights, copyrightable works, trade secrets, know-how, processes, methods, designs, computer programs, plans, specifications, data, inventions (whether or not patentable or reduced to practice), improvements, confidential, business and other information and all intangible property, proprietary rights and other intellectual property, and all registrations, applications and renewals (including divisionals, continuations, continuations-in-part, reissues, renewals, registrations, re-examinations and extensions) for, and tangible embodiments of, and all rights with respect to, any of the foregoing.

1.89  “Interim Balance Sheet Date” has the meaning set forth in Section 5.4(d).

1.90  “Interim Financial Statements” has the meaning set forth in Section 5.4(a)(ii).

1.91  “Internal Restructuring” has the meaning set forth in the recitals hereto.

1.92  “Internal Spinoffs” has the meaning set forth in the recitals hereto.

1.93  “IRS” means the United States Internal Revenue Service or any successor thereto, including, but not limited to, its agents, representatives and attorneys.

1.94  “IRS Ruling” means a private letter ruling from the IRS to the effect that (i) the First Internal Spinoff will qualify as a reorganization under Section 368(a)(1)(D) of the Code and a distribution eligible for nonrecognition under Sections 355(a) and 361(c) of the Code; (ii) the Second Internal Spinoff will qualify as a distribution eligible for nonrecognition under Sections 355(a) and 361(c) of the Code; (iii) the Contribution, together with the Distribution, will qualify as a tax-free reorganization under Section 368(a)(1)(D) of the Code; (iv) the Distribution will qualify as a distribution of Spinco stock to Verizon stockholders eligible for nonrecognition under Sections 355(a) and 361(c) of the Code; (v) Verizon will not recognize gain or loss for federal income tax purposes in connection with the receipt of the Spinco Securities or the consummation of the Debt Exchange; (vi) the Special Dividend will qualify as money transferred to creditors or distributed to shareholders in connection with the reorganization within the meaning of Section 361(b)(1) of the Code, to the extent that Verizon distributes the Special Dividend to its creditors and/or shareholders in connection with the Contribution; and (vii) no gain or loss will be recognized as a result of such transactions for federal income tax purposes by any of Verizon, Spinco, and their respective stockholders and Subsidiaries (except to the extent of cash received in lieu of fractional shares).

1.95  “IRS Submission” has the meaning set forth in Section 7.9(a)(i).

1.96  “Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

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1.97  Intentionally omitted.

1.98  “Leased Real Property” has the meaning set forth in the Distribution Agreement.

1.99  “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which any Person holds any Leased Real Property.

1.100  “Liens” means all mortgages, deeds of trust, liens, security interests, pledges, leases, conditional sale contracts, claims, charges, liabilities, obligations, privileges, easements, rights of way, limitations, reservations, restrictions, options, rights of first refusal and other encumbrances of every kind. For the avoidance of doubt, the license of Intellectual Property Rights shall not itself constitute a Lien.

1.101  “Losses” has the meaning set forth in Section 10.3(d).

1.102  “Material Adverse Effect” means, with respect to any business or Person, any state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, has had or would be reasonably likely to have a materially adverse effect on the business, assets, properties, liabilities or condition (financial or otherwise) of such business or Person and its Subsidiaries, as applicable, taken as a whole, or that, directly or indirectly, prevents or materially impairs or delays the ability of such Person to perform its obligations under this Agreement; but shall not include facts, events, changes, effects or developments (i) (A) generally affecting the rural, regional or nationwide wireline voice and data industry in the United States, including regulatory and political developments and changes in Law or GAAP, or (B) generally affecting the economy or financial markets in the United States, (ii) resulting from the announcement of this Agreement and the transactions contemplated hereby or by the other Transaction Agreements or the taking of any action required by this Agreement or the other Transaction Agreements in connection with the Merger (including any decrease in customer demand, any reduction in revenues, any disruption in supplier, partner or similar relationships, or any loss of employees resulting therefrom) or (iii) resulting from any natural disaster, or any engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any act or acts of terrorism (except to the extent that any such facts, events, changes, effects or developments referenced in clauses (i) and (iii) have a disproportionate effect on such business or Person and its Subsidiaries); provided, that any fluctuation in the market price of such Person’s publicly traded common stock, separately and by itself, shall not be deemed to constitute a Material Adverse Effect hereunder (it being understood that the foregoing shall not prevent a party from asserting that any fact, change, development, event, effect, condition or occurrence that may have contributed to such fluctuation in market price independently constitutes a Material Adverse Effect).

1.103  “ME Lease” has the meaning set forth in Section 7.16(iii).

1.104  “ME Premises” has the meaning set forth in Section 7.16(iii).

1.105  “Merger” has the meaning set forth in Section 2.1.

1.106  “Merger Tax Opinion” has the meaning set forth in Section 7.9(c).

1.107  “Merger Transfer Taxes” means any sales, use, transfer, registration, recording, stamp, value added or other similar taxes or fees arising out of or attributable to the Merger.

1.108  “Network Element” means any port network device, computer, server or other processing device connected to or used in support of the public switched voice, data, DSL and other networks of the Spinco Business, to the extent such element is located in the states of Maine, Vermont or New Hampshire and is used solely in the support of the Spinco Business.

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1.109  “Network Element Software” means the Verizon Third Party Intellectual Property consisting of system software and any application software, in each case in the form and content it exists as of the Closing Date, as and to the extent installed on Network Elements owned or leased by Spinco or the Spinco Subsidiaries as of the Closing, certain of which software is listed on Section 1.109 of the Spinco Disclosure Letter along with the Network Elements in which they are installed, but excluding any application software (other than application software that has been specifically designed and dedicated for a Network Element and is required for a Network Element to perform its voice or data function) which is licensed pursuant to an Excluded Contract that (i) is licensed by any Person other than the Network Element supplier, (ii) is not identified on Section 1.109 of the Spinco Disclosure Letter or (iii) is identified on Section 1.109(iii) of the Spinco Disclosure Letter.

1.110  “New Financing” means the financing contemplated by the Commitment Letter.

1.111  “NH Lease” has the meaning set forth in Section 7.16(ii).

1.112  “NH Premises” has the meaning set forth in Section 7.16(ii).

1.113  “Non-ILEC Spinco Subsidiary” has the meaning set forth in the Distribution Agreement.

1.114  “Nominating Agreement” means that certain Nominating Agreement, dated as of February 8, 2005, by and among the Company, Kelso Investment Associates V, L.P., a Delaware limited partnership, Kelso Equity Partners V, L.P., a Delaware limited partnership, and Thomas H. Lee Equity Fund IV, L.P., a Delaware limited partnership.

1.115  “Non-Statutory Intellectual Property” means (i) all unpatented inventions (whether or not patentable), trade secrets, know-how and proprietary information, including but not limited to (in whatever form or medium), discoveries, ideas, compositions, formulas, computer programs (including source and object codes), computer software documentation, database, drawings, designs, plans, proposals, specifications, photographs, samples, models, processes, procedures, data, information, manuals, reports, financial, marketing and business data, and pricing and cost information, correspondence and notes, (ii) United States works of authorship, mask works, copyrights, and copyright and mask work registrations and applications for registration, and (iii) any rights or licenses in the foregoing which may be granted without the payment of compensation or other consideration to any Person; provided, however, that, notwithstanding anything to the contrary, the definition of “Non-Statutory Intellectual Property” shall not include any Statutory Intellectual Property.

1.116  “NYNEX” has the meaning set forth in the recitals hereto.

1.117  “NYSE” has the meaning set forth in Section 3.3(b).

1.118  “Order” means any decree, judgment, injunction, writ, ruling or other order of any Governmental Authority.

1.119  “Other PUC Applications” has the meaning set forth in Section 7.6(b).

1.120  “Owned Real Property” has the meaning set forth in the Distribution Agreement.

1.121  “PBGC” means the U.S. Pension Benefit Guaranty Corporation.

1.122  “Per Share Merger Consideration” has the meaning set forth in Section 3.1(a).

1.123  “Permitted Encumbrances” means (A) statutory Liens for Taxes that are not due and payable as of the Closing Date, or that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (B) mechanics liens and similar Liens for labor, materials or supplies provided, incurred in the ordinary course of business for amounts which are not due and payable or are subject to dispute and with respect to which reserves have been established in accordance with GAAP; (C) zoning, building codes and other land use Laws regulating the use or occupancy of such Owned Real Property or the activities conducted thereon which are imposed by any

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governmental authority having jurisdiction over such Owned Real Property which are not violated by the current use or occupancy of such Owned Real Property or the operation of the business thereon; (D) easements, covenants, conditions, restrictions and other similar matters of record affecting title to any Owned Real Property which do not or would not materially impair the use or occupancy of such Owned Real Property in the operation of the business conducted thereon; and (E) Liens securing indebtedness incurred in connection with the New Financing or disclosed in the Company SEC Documents or the Spinco Financial Statements, as applicable.

1.124  “Person” or “person” means a natural person, corporation, company, joint venture, individual business trust, trust association, partnership, limited partnership, limited liability company or other entity, including a Governmental Authority.

1.125  “Proprietary Business Information” means any and all non-technical, non-public information included in the Non-Statutory Intellectual Property which is owned by Verizon or its U.S. Affiliates as of the Closing, after giving effect to the assignment contemplated by Section 2.1(a) of the Intellectual Property Agreement, and is used in the Spinco Business as of the Closing Date, but excluding Customer Data.

1.126  “Proxy Statement/Prospectus” means the letters to Company stockholders, notices of meeting, proxy statement and forms of proxies to be distributed to Company stockholders in connection with the Merger and the transactions contemplated by this Agreement and any additional soliciting material or schedules required to be filed with the SEC in connection therewith, it being understood that if the Company Registration Statement is not declared effective and mailed to the Verizon stockholders substantially contemporaneously with the mailing of the Proxy Statement/Prospectus to the Company stockholders, then the prospectus included in the Company Registration Statement at the time of its mailing to the Verizon stockholders may be different than the Proxy Statement/Prospectus mailed to the Company stockholders.

1.127  “Purchase Letter of Credit” has the meaning set forth in Section 7.26(b).

1.128  “Qualified Transition Expenses” means any and all fees, costs, expenses and other amounts incurred or paid by the Company or any of the Company Subsidiaries from and after the date hereof and prior to the Effective Time in connection with the Company’s planning and efforts to integrate and operate the Spinco Business from and after the Closing, including, without limitation, fees, costs and expenses relating to the acquisition of equipment and systems which are primarily dedicated to such purposes, and those in respect of consultants, third party providers, and newly hired employees of the Company or any of its Subsidiaries who are solely dedicated to such purposes other than any employee earning more than $200,000 per year.

1.129  “Quarterly Financial Statements” has the meaning set forth in Section 7.18(b).

1.130  “Real Property Interests” means all easements, rights of way, and licenses in the real property of Spinco that are used primarily in the operation of the Spinco Business, and excluding all Spinco Owned Real Property and property and interests subject to Spinco Leases and Spinco Subleases.

1.131  “Record Date” has the meaning set forth in the Distribution Agreement.

1.132  “Redactable Information” has the meaning set forth in Section 7.9(a)(i).

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1.133  “Registration Statements”means the Company Registration Statement and the Spinco Registration Statement, if any.

1.134  “ILEC Spinco Subsidiary” has the meaning set forth in the recitals hereto.

1.135  “Regulation S-K” means Regulation S-K promulgated under the Exchange Act.

1.136  “Regulatory Law” has the meaning set forth in Section 7.6(e).

1.137  “Requisite Approval” has the meaning set forth in Section 6.22.

1.138  “Restraint” has the meaning set forth in Section 8.1(h).

1.139  “Rule 145 Affiliate” has the meaning set forth in Section 7.13.

1.140  “Rule 145 Affiliate Agreement” has the meaning set forth in Section 7.13.

1.141  “Ruling Request” has the meaning set forth in Section 7.9(a)(i).

1.142  “Sarbane-Oxley Act” has the meaning set forth in Section 6.4(c).

1.143  “SEC” means the U.S. Securities and Exchange Commission.

1.144  “Second Internal Spinoff” has the meaning set forth in the recitals hereto.

1.145 “Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

1.146  “Settlement Requirements” has the meaning set forth in Section 10.5(a).

1.147 “Significant Subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X promulgated under the Exchange Act.

1.148  “Solvency Opinion” has the meaning set forth in Section 8.1(l).

1.149  “Special Dividend” has the meaning set forth in the Distribution Agreement.

1.150  “Specified Contract” has the meaning set forth in Section 7.6(g).

1.151  “Spinco” has the meaning set forth in the Preamble hereto.

1.152  “Spinco Adjusted EBITDA” means, for the applicable twelve month period ending with any specified fiscal quarter, the operating income during such period of the local exchange carrier portion of the Spinco Business (calculated in a manner consistent with the applicable Interim Financial Statements (without any material changes or modifications to the methods of revenue recognition or allocation of inter-company charges or expenses contained therein)) before interest, taxes, depreciation and amortization, plus (i) the amount of all applicable costs and charges relating to pension and benefit obligations relating to the Spinco Business, determined in a manner consistent with the methodology used for the third quarter of 2006 as illustrated on Section 1.152 of the Spinco Disclosure Letter, and (ii) any special items that are allocated to the Spinco Business in a manner consistent with past practice and reflected in the financial statements of the Spinco Business but are not included by Verizon in its quarterly releases of financial results announcing statements of income before special and non-recurring items (by way of illustration only, Section 1.152 of the Spinco Disclosure Letter describes the special items that applied to the third quarter of 2006).

1.153  “Spinco Assets” has the meaning set forth in the Distribution Agreement.

1.154  “Spinco Benefit Plans” has the meaning set forth in Section 5.12(a).

1.155  “Spinco Business” has the meaning set forth in the Distribution Agreement.

1.156  “Spinco Common Stock” means the common stock, par value $0.01 per share, of Spinco.

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1.157  “Spinco Disclosure Letter” has the meaning set forth in the first paragraph of Article V.

1.158  “Spinco Employee” has the meaning set forth in Section 5.12(a).

1.159  “Spinco Financial Statements” has the meaning set forth in Section 5.4(a)(ii).

1.160  “Spinco Group” means Spinco and the Spinco Subsidiaries.

1.161  “Spinco’s Knowledge” has the meaning set forth in Section 11.13.

1.162  “Spinco Leases” has the meaning set forth in Section 5.18(b).

1.163  “Spinco Liabilities” has the meaning set forth in the Distribution Agreement.

1.164  “Spinco Licenses” has the meaning set forth in Section 5.19(a).

1.165  “Spinco Material Contracts” has the meaning set forth in Section 5.15(a).

1.166  “Spinco Owned Real Property” means all Owned Real Property of Spinco or Spinco Subsidiaries after giving effect to the Contribution.

1.167  “Spinco Registration Statement” means the registration statement on Form S-1, if any, or such other form, if any, as may be required by the Securities Act and/or the SEC to be filed by Spinco with the SEC to effect the registration under the Securities Act of the issuance of the shares of Spinco Common Stock to be issued in the Distribution (as amended and supplemented from time to time).

1.168  “Spinco Securities” has the meaning set forth in the Distribution Agreement.

1.169  “Spinco Stockholder Approval” has the meaning set forth in Section 5.16.

1.170  “Spinco Subleases” has the meaning set forth in Section 5.18(b).

1.171  “Spinco Subsidiaries” means all direct and indirect Subsidiaries of Spinco immediately following the Contribution.

1.172 “Spinco Voting Debt” has the meaning set forth in Section 5.2(c).

1.173  “State Regulators” has the meaning set forth in Section 5.19(a).

1.174  “Statutory Intellectual Property” means all (i) United States patents and patent applications of any kind, (ii) United States works of authorship, mask-works, copyrights, and copyright and mask work registrations and applications for registration, and (iii) trademarks, trade names, trade styles, trade dress, other indicia of origin, service marks, domain names, and any and all applications and registrations for the foregoing.

1.175  “Subsidiary” means, with respect to any Person (but subject to the proviso in the definition of Affiliate), a corporation, partnership, association, limited liability company, trust or other form of legal entity in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has either (i) a majority ownership in the equity thereof, (ii) the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors or other analogous governing body of such entity, or (iii) the title or function of general partner or manager, or the right to designate the Person having such title or function.

1.176  “Supplies” has the meaning set forth in Section 7.26(a).

1.177  “Surviving Corporation” has the meaning set forth in Section 2.1.

1.178  “Surviving Corporation Indemnitees” means the Surviving Corporation, each Affiliate of the Surviving Corporation (including all Subsidiaries of the Surviving Corporation) and their respective directors, officers, agents and employees.

1.179  “Surviving Corporation Releasors” has the meaning set forth in Section 7.12(b).

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1.180  “Tariffs” has the meaning set forth in Section 7.6(g).

1.181  “Tax” or “Taxes” means (i) all taxes, charges, fees, duties, levies, imposts, required deposits, rates or other assessments or governmental charges of any kind imposed by any federal, state, local or foreign Taxing Authority, including income, gross receipts, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including Taxes under Section 59A of the Code), custom duties, property (including real, personal or intangible), sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security (or similar), unemployment, disability, value added, alternative or add-on minimum or other taxes, whether disputed or not, and including any interest, penalties or additions attributable thereto; (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any consolidated, combined, unitary or similar group or being (or having been) included or required to be included in any Tax Return related thereto (including pursuant to U.S. Treasury Regulation § 1.1502-6); and (iii) liability for the payment of any amount of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

1.182  “Tax-Free Status of the Transactions” means each of the intended tax consequences specified in the twelfth recital hereto.

1.183  “Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

1.184  “Tax Sharing Agreement” means the Tax Sharing Agreement to be entered into on the date hereof between Verizon, Spinco and the Company, as such agreement may be amended from time to time.

1.185  “Taxing Authority” means any Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

1.186  “Telecommunications Regulatory Consents” has the meaning set forth in Section 7.6(c).

1.187  “Termination Agreement” has the meaning set forth in the recitals hereto.

1.188  “Termination Date” means the date, if any, on which this Agreement is terminated pursuant to Section 9.1(b).

1.189  “Territory” has the meaning set forth in the Distribution Agreement.

1.190  “Territory PUC Applications” has the meaning set forth in Section 7.6(c).

1.191  “Third Party Claim” has the meaning set forth in Section 10.5(a).

1.192  “Transaction Agreements” means this Agreement, the Distribution Agreement, the Employee Matters Agreement, the Intellectual Property Agreement, the Transition Services Agreement, the Idearc Agreements and the Tax Sharing Agreement.

1.193  “Transferred Affiliate Arrangement” has the meaning set forth in the Distribution Agreement.

1.194  “Transition Services Agreement” has the meaning set forth in the Distribution Agreement.

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1.195  “U.S. Affiliate” means any Affiliate of Verizon that is incorporated in and operates solely in the United States, but specifically excluding Verizon Wireless, Telecomunicaciones de Puerto Rico, Inc., Verizon Airfone Inc. and any subsidiaries of the foregoing.

1.196  “Verizon” has the meaning set forth in the Preamble hereto.

1.197  “Verizon Approvals” has the meaning set forth in Section 4.2(c).

1.198  “Verizon Common Stock” means the common stock, par value $0.10 per share, of Verizon.

1.199  “Verizon Disclosure Letter” has the meaning set forth in the first paragraph of Article IV.

1.200  “Verizon Group” means Verizon and the Verizon Subsidiaries.

1.201  “Verizon Indemnitees” means Verizon, each Affiliate of Verizon (including all Subsidiaries of Verizon) and their respective directors, officers, agents and employees.

1.202  “Verizon IP Consent” means any authorizations, approvals, consents or waivers required by any Person, other than Verizon or any of its Subsidiaries, pursuant to their Contract rights (including any right to receive upgrades or maintenance, support or similar services, if any) in respect of any Network Element Software in connection with the consummation by Verizon and its Subsidiaries of the transactions contemplated by the Distribution Agreement or this Agreement.

1.203  “Verizon IP Consent Costs” has the meaning set forth in Section 7.8(b).

1.204  “Verizon New England” has the meaning set forth in the recitals hereto.

1.205  “Verizon Subsidiaries” means all direct and indirect Subsidiaries of Verizon immediately after the Distribution Date, assuming that the Distribution has occurred in accordance with the Distribution Agreement.

1.206  “Verizon Tax Counsel” means Debevoise & Plimpton LLP.

1.207  “Verizon Third Party Consents” means the authorizations, approvals, consents or waivers required by Law, by Governmental Authorities, or other Person, other than Verizon or any of its Subsidiaries, pursuant to their Contract rights (other than authorizations, approvals, consents or waivers related to Verizon Third Party Intellectual Property or constituting Telecommunications Regulatory Consents or other consents in respect of telecommunications regulatory matters) in connection with the consummation by Verizon and its Subsidiaries of the transactions contemplated by the Distribution Agreement or this Agreement.

1.208  “Verizon Third Party Intellectual Property” means any and all Intellectual Property Rights owned by any Person other than Verizon or any of its Subsidiaries, that is used in the conduct of the Spinco Business, without regard as to whether Verizon or any of its Subsidiaries has any rights therein or the right to assign such rights to Spinco or the Spinco Subsidiaries.

1.209  “Verizon Wireless” means Cellco Partnership d/b/a Verizon Wireless, a Delaware general partnership.

1.210  “Volume Commitments” has the meaning set forth in Section 7.6(g).

1.211  “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended and any similar state or local law, regulation or ordinance.

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ARTICLE II
THE MERGER

2.1  The Merger.  At the Effective Time and upon the terms and subject to the conditions of this Agreement, Spinco shall be merged with and into the Company (the “Merger”) in accordance with the applicable provisions of the DGCL, the separate existence of Spinco shall cease and the Company shall continue as the surviving corporation of the Merger (sometimes referred to herein as the “Surviving Corporation”) and shall succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Spinco in accordance with the DGCL and upon the terms set forth in this Agreement.

2.2  Closing.  Unless the transactions herein contemplated shall have been abandoned and this Agreement terminated pursuant to Section 9.1, the closing of the Merger and the other transactions contemplated hereby (the “Closing”) shall take place no later than 2:00 p.m., prevailing Eastern time, on the last Friday of the month in which the conditions set forth in Article VIII (other than those that are to be satisfied by action at the Closing) are satisfied or, to the extent permitted by applicable Law, waived unless otherwise agreed upon in writing by the parties (but in any event not earlier than the last Friday of December 2007) (the “Closing Date”) at the offices of counsel to Verizon or such other location as may be reasonably specified in writing by Verizon.

2.3  Effective Time.   Upon the terms and subject to the conditions of this Agreement, on the Closing Date, a certificate of merger shall be filed with the Secretary of State of the State of Delaware with respect to the Merger (the “Certificate of Merger”), in such form as is required by, and executed in accordance with, the applicable provisions of the DGCL. The Merger shall become effective at the time of filing of the Certificate of Merger or at such later time as the parties hereto may agree and as is provided in the Certificate of Merger. The date and time at which the Merger shall become so effective is herein referred to as the “Effective Time.”

2.4  Effects of the Merger.  At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Spinco shall vest in the Surviving Corporation, and all debts, liabilities, duties and obligations of the Company and Spinco shall become the debts, liabilities, duties and obligations of the Surviving Corporation.

2.5  Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter duly amended in accordance with such certificate of incorporation and applicable Law.

(b) At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter duly amended in accordance with the certificate of incorporation of the Surviving Corporation, such bylaws and applicable Law.

2.6  Directors and Officers of the Surviving Corporation.   Subject to Section 7.19, the directors of the Company at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation. Such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

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2.7  Potential Restructuring of Transactions.  If, prior to the date on which the Company intends to commence solicitation of proxies for use at the Company Stockholders Meeting, the IRS notifies Verizon that the IRS will not issue the IRS Ruling in whole or in part, then, during the ensuing 30 day period, the parties will collaborate reasonably and in good faith in order to determine a possible alternative structure for the transactions contemplated hereby that the parties determine, with the assistance of their respective tax advisors, will either make likely the receipt from the IRS of the IRS Ruling or eliminate the necessity for an IRS Ruling, in either case, without (a) substantially increasing the costs to any party associated with the transactions contemplated hereby, (b) causing the performance of the covenants and agreements of any party hereunder to become substantially more burdensome, (c) substantially increasing the regulatory or other consents or approvals required to consummate the transactions contemplated hereby, or (d) otherwise resulting in any substantial impediment to the consummation of the transactions contemplated hereby. In the event the parties reasonably, and in good faith, agree upon such an alternative structure, they shall be obligated, as soon as practicable thereafter, to modify the covenants and agreements set forth in this Agreement and the other Transaction Agreements accordingly to reflect the change in transaction structure referenced in the immediately preceding sentence. In furtherance of the foregoing, each of the parties shall take all action reasonably necessary to modify the Ruling Request to reflect the transactions as so modified and effectuate the change in transaction structure contemplated by this Section 2.7, and each such party shall use its reasonable best efforts to cause the transactions contemplated hereby, as so modified, to be consummated as soon as practicable thereafter. To the extent that the filing or effectiveness of the materials necessary for the solicitation of proxies for use at the Company Stockholders Meeting is delayed in order to afford the parties the time necessary to obtain a response with respect to the IRS Ruling such delay will be deemed to not constitute, nor constitute any basis for a claim of, a breach of the Company’s covenants under Article VII hereof or otherwise. The parties acknowledge that Verizon may elect pursuant to Section 2.4(e) of the Distribution Agreement to change the structure of certain transactions contemplated in the recitals hereto and to make amendments to this Agreement in order to reflect such changes.

ARTICLE III

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

3.1  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Spinco, the Company or any holder of any Spinco Common Stock or Company Common Stock:

(a) All of the shares of Spinco Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled in accordance with Section 3.1(b)) shall be automatically converted into an aggregate number of duly authorized, validly issued, fully paid and nonassessable shares of Company Common Stock equal to the product of (x) 1.5266 multiplied by (y) the aggregate number of shares of Company Common Stock issued and outstanding, on a Fully Diluted Basis, immediately prior to the Effective Time (the “Aggregate Merger Consideration”), with each such share of Spinco Common Stock issued and outstanding as of the Effective Time to be converted into a number of shares of Company Common Stock equal to (i) the Aggregate Merger Consideration divided by (ii) the aggregate number of shares of Spinco Common Stock issued and outstanding as of immediately prior to the Effective Time (the “Per Share Merger Consideration”).

(b) Each share of Spinco Common Stock held by Spinco as treasury stock immediately prior to the Effective Time shall be canceled and shall cease to exist and no stock or other consideration shall be issued or delivered in exchange therefor.

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(c) Each share of Spinco Common Stock issued and outstanding immediately prior to the Effective Time, when converted in accordance with this Section 3.1, shall no longer be outstanding and shall automatically be canceled and shall cease to exist.

(d) Each share of Company Common Stock that is issued and outstanding immediately prior to and at the Effective Time shall remain outstanding following the Effective Time.

3.2  Distribution of Per Share Merger Consideration.

(a) Agent.  Prior to or at the Effective Time, the Company shall deposit with the Agent (as defined in the Distribution Agreement), for the benefit of persons entitled to receive shares of Spinco Common Stock in the Distribution and for distribution in accordance with this Article III, through the Agent, certificates or book-entry authorizations representing the shares of Company Common Stock (such shares of Company Common Stock being hereinafter referred to as the “Distribution Fund”) issuable pursuant to Section 3.1 upon conversion of outstanding shares of Spinco Common Stock. The Agent shall, pursuant to irrevocable instructions, deliver the Company Common Stock contemplated to be issued pursuant to Section 3.1 from the shares of Company Common Stock held in the Distribution Fund. If the Company deposits such shares into the Distribution Fund prior to the Effective Time and the Merger is not consummated, the Agent shall promptly return such shares to the Company. The Distribution Fund shall not be used for any other purpose.

(b) Distribution Procedures.  At the Effective Time, all shares of Spinco Common Stock shall be converted into shares of Company Common Stock pursuant to, and in accordance with the terms of this Agreement, immediately following which the Agent shall distribute on the same basis as the shares of Spinco Common Stock would have been distributed in the Distribution and to the persons entitled to receive such Distribution, in respect of the outstanding shares of Verizon Common Stock held by holders of record of Verizon Common Stock on the Record Date, all of the shares of Company Common Stock into which the shares of Spinco Common Stock that otherwise would have been distributed in the Distribution have been converted pursuant to the Merger. Each person entitled to receive Spinco Common Stock in the Distribution shall be entitled to receive in respect of the shares of Spinco Common Stock otherwise distributable to such person a certificate or book-entry authorization representing the number of whole shares of Company Common Stock that such holder has the right to receive pursuant to this Article III (and cash in lieu of fractional shares of Company Common Stock, as contemplated by Section 3.3) (and any dividends or distributions pursuant to Section 3.2(c)). The Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Company Common Stock held by it from time to time hereunder. The Company agrees that, from and after the Effective Time, those holders of record of Verizon Common Stock who have become holders of record of Company Common Stock by virtue of the Distribution and the Merger shall be holders of record of Company Common Stock for all purposes for so long as they hold such Company Common Stock.

(c) Distributions with Respect to Undistributed Shares.  No dividends or other distributions declared or made after the Effective Time with respect to Company Common Stock with a record date after the Effective Time shall be paid with respect to any shares of Company Common Stock that have not been distributed by the Agent promptly after the Effective Time, whether due to a legal impediment to such distribution or otherwise. Subject to the effect of applicable Laws, following the distribution of any such previously undistributed shares of Company Common Stock, there shall be paid to the record holder of such shares of Company Common Stock, without interest (i) at the time of the distribution, the amount of cash payable in lieu of fractional shares of Company Common Stock to which such holder is entitled pursuant to Section 3.3 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Common Stock and (ii) at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to the distribution of such

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shares and a payment date subsequent to the distribution of such shares payable with respect to such whole shares of Company Common Stock.

(d) No Further Ownership Rights in Spinco Common Stock.  All shares of Company Common Stock issued in respect of shares of Spinco Common Stock (including any cash paid pursuant to Section 3.2(c)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Spinco Common Stock.

(e) Termination of Distribution Fund.  Any portion of the Distribution Fund made available to the Agent that remains undistributed to the former stockholders of Spinco on the one-year anniversary of the Effective Time shall be delivered to the Company, upon demand, and any former stockholders of Spinco who have not received shares of Company Common Stock in accordance with this Article III shall thereafter look only to the Company for payment of their claim for shares of Company Common Stock and any dividends, distributions or cash in lieu of fractional shares with respect to such Company Common Stock (subject to any applicable abandoned property, escheat or similar Law).

(f) No Liability.  Neither Spinco, the Surviving Corporation nor the Agent shall be liable to any holder of any shares of Spinco Common Stock or any holder of shares of Verizon Common Stock for any shares of Company Common Stock (or dividends or distributions with respect thereto or with respect to shares of Spinco Common Stock) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Closing of Transfer Books.  From and after the Effective Time, the stock transfer books of Spinco shall be closed and no transfer shall be made of any shares of capital stock of Spinco that were outstanding immediately prior to the Effective Time.

(h) Withholding Rights.  Spinco, the Company and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of any Spinco Common Stock such amounts as they determine in good faith are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the recipient.

3.3  Fractional Shares.

(a) No fractional shares of Company Common Stock shall be issued in the Merger and no dividend or distribution with respect to Company Common Stock shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of the Company.

(b) As promptly as practicable following the Effective Time, the Agent shall determine the excess of (x) the number of shares of Company Common Stock delivered to the Agent by the Company pursuant to Section 3.2(a) over (y) the aggregate number of whole shares of Company Common Stock to be distributed in respect of shares of Spinco Common Stock pursuant to Section 3.2(b) (such excess, the “Excess Shares”). As soon after the Effective Time as practicable, the Agent, as agent for the applicable holders, shall sell the Excess Shares at the then prevailing prices on the New York Stock Exchange (the “NYSE”), in the manner provided in paragraph (c) of this Section 3.3.

(c) The sale of the Excess Shares by the Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Agent shall use all reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of any such sale or sales have been distributed in respect of such shares of Spinco Common Stock, the Agent will hold such proceeds in trust for the

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applicable holders. The Surviving Corporation shall pay all commissions, transfer taxes and other out-of-pocket transaction costs of the Agent incurred in connection with such sale or sales of Excess Shares. In addition, the Surviving Corporation shall pay the Agent’s compensation and expenses in connection with such sale or sales. The Agent shall determine the portion of such net proceeds to which each applicable holder shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Spinco Common Stock is entitled (after taking into account all shares of Spinco Common Stock then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Spinco Common Stock are entitled.

(d) As soon as practicable after the determination of the amount of cash, if any, to be paid in respect of Spinco Common Stock with respect to any fractional share interests, the Agent shall pay such amounts to the applicable holders.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF VERIZON

Except as disclosed in the corresponding section of the Disclosure Letter delivered by Verizon to the Company immediately prior to the execution of this Agreement (the “Verizon Disclosure Letter”), Verizon hereby represents and warrants to the Company as follows:

4.1  Organization; Qualification.  Verizon is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Verizon and its Subsidiaries has all requisite corporate power and authority to own, lease and operate the Spinco Assets. Each of the Contributing Companies is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the Spinco Assets or the nature of the Spinco Business operated by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco or the Spinco Business.

4.2  Corporate Authority; No Violation.

(a) Verizon has the corporate power and authority to enter into this Agreement and each other Transaction Agreement to which it is or as of the Effective Time will be a party and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by Verizon of this Agreement and each other Transaction Agreement to which it is or as of the Effective Time will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Verizon, except for such further action of the Board of Directors of Verizon required to establish the Record Date and the Distribution Date, and the effectiveness of the declaration of the Distribution by the Board of Directors of Verizon (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Distribution Agreement). This Agreement has been duly executed and delivered by Verizon and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding agreement of Verizon, enforceable against Verizon in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies). As of the Distribution Date, each other Transaction Agreement to which Verizon or one of its Subsidiaries is a party will have been duly executed and delivered by Verizon and/or one of its Subsidiaries and, assuming the due authorization, execution and delivery by the other parties thereto, will constitute a legal, valid and binding agreement of Verizon and/or such Subsidiary, as applicable, enforceable against Verizon and/or such Subsidiary, as applicable in accordance with its terms (except insofar as such enforceability may be limited by applicable

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bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

(b) Neither the execution and delivery by Verizon of this Agreement and other Transaction Agreements to which it is a party nor the consummation by Verizon of the transactions contemplated hereby or thereby, or performance by Verizon of any of the provisions hereof or thereof will (i) violate or conflict with any provisions of Verizon’s certificate of incorporation or bylaws; (ii) assuming the consents and approvals contemplated by Section 4.2(c) are obtained, result in a default (or an event that, with notice or lapse of time or both, would become a default) or give rise to any right of termination by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any Contract to which Verizon or any of its Subsidiaries is a party or by which Verizon or any of its Subsidiaries is bound or affected; (iii) other than in connection with the New Financing (or other action taken by the Company) result in the creation of a Lien on any of the issued and outstanding shares of Spinco Common Stock, capital stock of any Spinco Subsidiary or on any of the Spinco Assets pursuant to any Contract to which Verizon or any of its Subsidiaries (including Spinco and its Subsidiaries) is a party or by which Verizon or its Subsidiaries is bound or affected; or (iv) assuming the consents and approvals contemplated by Section 4.2(c) below are obtained, violate or conflict with any Order or Law applicable to Verizon or any of its Subsidiaries (including Spinco and its Subsidiaries), or any of the properties, business or assets of any of the foregoing, other than, in the case of each of clauses (ii) through (iv), any such violation, conflict, default, right, loss or Lien which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco or the Spinco Business.

(c) Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Securities Act, (iii) the Exchange Act, (iv) the HSR Act, (v) the Communications Act and applicable rules and regulations thereunder and the rules, regulations, policies, instructions and orders of the FCC (the “FCC Rules”), (vi) approvals required in connection with the transfer of Real Property Interests and the assignment or novation of Governmental Customer Contracts and (vii) the approvals set forth on Section 4.2(c) of the Verizon Disclosure Letter (the approvals contemplated by clauses (i) through (vii), collectively, the “Verizon Approvals”), no authorization, consent or approval of, or filing with, any Governmental Authority is necessary for the consummation by Verizon or Spinco or any of the Contributing Companies of the transactions contemplated by this Agreement and the other Transaction Agreements, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco or the Spinco Business.

4.3  Information Supplied.  All documents that Verizon or any Verizon Subsidiary is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby and by each other Transaction Agreement will comply in all material respects with the provisions of applicable Law. All information supplied or to be supplied by Verizon or any Verizon Subsidiary in any document, other than the Proxy Statement/Prospectus or the Registration Statements which are addressed in Section 5.8 hereof, filed with any Governmental Authority in connection with the transactions contemplated hereby and by the other Transaction Agreements will be, at the time of filing, at the Distribution Date and at the Effective Time, true and correct in all material respects.

4.4 Brokers or Finders.  Other than as set forth in Section 4.4 of the Verizon Disclosure Letter, and other than any arrangement that may be entered into after the date hereof (which shall be the exclusive liability and obligation of Verizon and not any other party hereto), the material terms of which are disclosed to the Company, no agent, broker, investment banker, financial advisor or other similar Person is or will be entitled, by reason of any agreement, act or statement by Verizon or any of its Subsidiaries, directors, officers or employees, to any financial advisory, broker’s, finder’s or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement or other Transaction Agreement.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF VERIZON AND SPINCO

Except as disclosed in the corresponding section of the Disclosure Letter delivered by Spinco to the Company immediately prior to the execution of this Agreement (the “Spinco Disclosure Letter”), Verizon and Spinco, jointly and severally, represent and warrant to the Company as follows:

5.1  Organization, Qualification.

(a) Spinco and each of the Spinco Subsidiaries is, or on the date of its incorporation will be a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, has, or will have, all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted or as proposed to be conducted, and is, or will be, duly qualified and licensed to do business and is, or will be, in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco or the Spinco Business. The copies of the Spinco certificate of incorporation and bylaws and the certificate of incorporation and bylaws (or analogous governing documents) of each Spinco Subsidiary previously made available to the Company are complete and correct copies of such documents as in full force and effect on the date hereof.

(b) Section 5.1(b) of the Spinco Disclosure Letter sets forth a list of the Spinco Subsidiaries and their respective jurisdictions of incorporation.

5.2  Capital Stock and Other Matters.

(a) Spinco is a direct, wholly owned Subsidiary of Verizon, and, as of the Effective Time, shall own or hold no assets (other than the capital stock of the Spinco Subsidiaries and any rights held in connection with the New Financing, the Spinco Securities, this Agreement or any other Transaction Agreement).

(b) As of the date hereof, the authorized capital stock of Spinco consists of 1,000 shares of Spinco Common Stock and 1,000 shares of Spinco Common Stock are issued and outstanding. No shares of Spinco Common Stock are held by Spinco in its treasury. All of the issued and outstanding shares of Spinco Common Stock immediately prior to the Effective Time will be validly issued, fully paid and nonassessable and free of pre-emptive rights.

(c) No bonds, debentures, notes or other indebtedness of Spinco or any of the Spinco Subsidiaries having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of shares of capital stock of Spinco (including Spinco Common Stock) may vote (“Spinco Voting Debt”) are, or immediately prior to the Effective Time will be, issued or outstanding.

(d) Except in connection with the Merger or as otherwise provided for in the Transaction Agreements, there are not, and immediately prior to the Effective Time there will not be, any outstanding, securities, options, warrants, convertible securities, calls, rights, commitments or Contracts of any kind to which Spinco or any Spinco Subsidiary is a party or by which any of them is bound obligating Spinco or any Spinco Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Spinco Voting Debt or other voting securities of Spinco or any Spinco Subsidiary or obligating Spinco or any Spinco Subsidiary to issue, grant, extend, redeem, acquire or enter into any such security, option, warrant, convertible security, call, right, commitment or Contract.

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(e) There are not, and immediately prior to the Effective Time there will not be, any stockholder agreements, voting trusts or other Contracts (other than the Distribution Agreement) to which Spinco is a party or by which it is bound relating to voting or transfer of any shares of capital stock of Spinco or the Spinco Subsidiaries.

5.3  Corporate Authority; No Violation.

(a) Spinco has the corporate power and authority to enter into this Agreement and each of Spinco and the Spinco Subsidiaries has the corporate power and authority to enter into each other Transaction Agreement to which it is, or as of the Effective Time will be, a party and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by Spinco of this Agreement by Spinco and each applicable Spinco Subsidiary of each other Transaction Agreement to which it is or as of the Effective Time will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Spinco and the Spinco Subsidiaries, except for such further action by the Board of Directors of Spinco required to effect the reclassification of the Spinco Common Stock, the distribution of the Spinco Securities to Verizon and the payment of the Special Dividend, each as contemplated by the Distribution Agreement.

(b) This Agreement has been duly executed and delivered by Spinco and, assuming the due authorization, execution and delivery by the Company and Verizon, constitutes a legal, valid and binding agreement of Spinco, enforceable against Spinco in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies). As of immediately prior to the Effective Time, each other Transaction Agreement to which Spinco or any other Spinco Subsidiary is a party will have been duly executed and delivered by Spinco or the applicable Spinco Subsidiary and will, assuming the due authorization, execution and delivery by the other parties thereto, constitute a legal, valid and binding agreement of Spinco or the applicable Spinco Subsidiary, enforceable against Spinco or the applicable Spinco Subsidiary in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

(c) Neither the execution and delivery by Spinco of this Agreement and by Spinco and each applicable Spinco Subsidiary of each other Transaction Agreement to which Spinco or the applicable Spinco Subsidiary is, or as of the Effective Time will be, a party, nor the consummation by Spinco or the applicable Spinco Subsidiary of the transactions contemplated hereby or thereby, or performance by Spinco or the applicable Spinco Subsidiary of the provisions hereof or thereof will (i) violate or conflict with any provision of Spinco or the applicable Spinco Subsidiary’s certificate of incorporation or bylaws; (ii) assuming the consents and approvals referred to in Section 5.3(d) are obtained and subject to Section 5.3(c) of the Spinco Disclosure Letter, result in a default (or an event that, with notice or lapse of time or both, would become a default) or give rise to any right of termination or buy-out by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any Contract which, if it existed on the Distribution Date, would constitute a Spinco Asset; (iii) result in the creation of a Lien, pledge, security interest, claim or other encumbrance on any of the issued and outstanding shares of Spinco Common Stock or capital stock of any Spinco Subsidiary or on any of the Spinco Assets pursuant to any Contract to which Spinco or any Spinco Subsidiary is a party or by which Spinco or any Spinco Subsidiary or any of the Spinco Assets is bound or affected; or (iv) assuming the consents and approvals contemplated by Section 5.3(d) are obtained, violate or conflict with any Order or Law applicable to Spinco or any Spinco Subsidiary, or any of the properties, businesses or assets of any of the foregoing, other than, in the case of each of clauses (ii) through (iv), any such violation, conflict, default, right, loss or Lien which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco or the Spinco Business.

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(d) Other than the Verizon Approvals, no authorization, consent or approval of, or filing with, any Governmental Authority is necessary for the consummation by Spinco of the transactions contemplated by this Agreement and the other Transaction Agreements to which Spinco is a party, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco or the Spinco Business.

5.4  Financial Statements.

(a) Verizon and Spinco have previously made available to the Company complete and correct copies of:

(i) the audited combined Statements of Selected Assets, Selected Liabilities and Parent Funding of the local exchange businesses and related landline activities of Verizon in the states of Maine, New Hampshire and Vermont (including Internet access, long distance and customer premises equipment services provided to customers in those states) for the fiscal years ended December 31, 2004 and 2005, and the related audited combined statements of income, cash flows and parent funding for the fiscal years ended December 31, 2003, 2004 and 2005, including the notes thereto (collectively, the “Audited Financial Statements”); and

(ii) the unaudited interim combined Statements of Selected Assets, Selected Liabilities and Parent Funding of the local exchange businesses and related landline activities of Verizon in the states of Maine, New Hampshire and Vermont (including Internet access, long distance and customer premises equipment services provided to customers in those states) for the nine months ended September 30, 2006, and the related unaudited interim combined statements of income and cash flows for the nine months ended September 30, 2006 (collectively, the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Spinco Financial Statements”).

(b) The Spinco Financial Statements fairly present in all material respects, and any other financial statements prepared and delivered in accordance with Section 7.3(h) will fairly present in all material respects, the financial position of the Spinco Business as of the respective dates thereof, and the results of operations and changes in cash flows, changes in parent funding or other information included therein for the respective periods or as of the respective dates then ended, in each case except as otherwise noted therein and subject, where appropriate, to normal year-end audit adjustments. The Spinco Financial Statements and such other financial statements have been or will be prepared in accordance with GAAP, applied on a consistent basis, except as otherwise noted therein.

(c) As of the date hereof, neither Spinco nor any of the Spinco Subsidiaries is required to file any form, report, registration statement, prospectus or other document with the SEC.

(d) Except for liabilities incurred in the ordinary course of business, consistent with past practice, since the date of the balance sheet included in the Interim Financial Statements (the “Interim Balance Sheet Date”) or as set forth in the Spinco Financial Statements or the notes thereto, since the Interim Balance Sheet Date, Verizon and its Subsidiaries conducting the Spinco Business have not incurred any liabilities or obligations arising from the Spinco Business that are of a nature that would be required to be disclosed on a combined balance sheet prepared consistently with the Interim Financial Statements or in the notes thereto prepared in conformity with GAAP, other than liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco or the Spinco Business.

5.5  Absence of Certain Changes or Events.  Except as specifically contemplated by this Agreement or the other Transaction Agreements, since the Interim Balance Sheet Date, the Spinco Business has been conducted in the ordinary course, consistent with past practice, and there has not been any event, occurrence, development or state of circumstances or facts that has had, or would reasonably be

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expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco or the Spinco Business. From the Interim Balance Sheet Date to the date hereof, none of Verizon, Spinco or any of their respective Subsidiaries has taken any action or failed to take any action, which action or failure, as the case may be, would constitute a breach of Section 7.2 if taken without the Company’s consent after the date hereof.

5.6  Investigations; Litigation.  Except as set forth in Section 5.6 of the Spinco Disclosure Letter:

(a) There is no material investigation or review pending (or, to Spinco’s Knowledge, threatened) by any Governmental Authority with respect to Spinco or any of the Spinco Subsidiaries, or with respect to Verizon or any Verizon Subsidiary relating to the Spinco Business.

(b) There are no actions, suits, grievances, arbitrations, investigations or proceedings pending (or, to Spinco’s Knowledge, threatened) against or affecting Spinco or any of the Spinco Subsidiaries or any of their respective properties or otherwise affecting the Spinco Business at law or in equity before, and there are no Orders of any Governmental Authority, in each case, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco or the Spinco Business.

5.7  Compliance with Laws.  The Subsidiaries of Verizon conducting the Spinco Business are and since January 1, 2004 have been, in compliance with all, and have received no notice of any violation (as yet unremedied) of any, Laws applicable to such Subsidiaries of Verizon or any of their respective properties or assets or otherwise affecting the Spinco Business, except where such non-compliance, default or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco or the Spinco Business. Notwithstanding anything contained in this Section 5.7, no representation or warranty shall be deemed to be made in this Section 5.7 in respect of environmental, Tax, employee benefits, labor or communications Laws matters, which are the subject of the representations and warranties made in Sections 5.10, 5.11, 5.12, 5.13 and 5.19 of this Agreement, respectively.

5.8  Proxy Statement/Prospectus; Registration Statements.  None of the information regarding Verizon or its Subsidiaries, Spinco or the Spinco Subsidiaries, or the Spinco Business, or the transactions contemplated by this Agreement or any other Transaction Agreement that is provided by Verizon or Spinco or any of their respective Subsidiaries specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus or the Registration Statements will, in the case of the definitive Proxy Statement/Prospectus or any amendment or supplement thereto, at the time of the mailing of the definitive Proxy Statement/Prospectus and any amendment or supplement thereto, and at the time of the Company Stockholders Meeting, or, in the case of the Registration Statements, at the time such registration statement becomes effective, at the time of the Company Stockholders Meeting (in the case of the Company Registration Statement), at the Distribution Date and at the Effective Time, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Any Spinco Registration Statement will comply in all material respects with the provisions of the Securities Act, and the rules and regulations promulgated thereunder, except that no representation is made by Verizon or Spinco with respect to information provided by the Company specifically for inclusion in, or incorporation by reference into, any Spinco Registration Statement.

5.9  Information Supplied.  All documents that Spinco or any Spinco Subsidiary is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby or by any other Transaction Agreement will comply in all material respects with the provisions of applicable Law. All information supplied or to be supplied by Spinco or any Spinco Subsidiary in any document, other than the Proxy Statement/Prospectus or the Registration Statements, which is addressed in Section 5.8, filed with any Governmental Authority in connection with the transactions contemplated

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hereby and by the other Transaction Agreements will be, at the time of filing, at the Distribution Date and at the Effective Time, true and correct in all material respects.

5.10  Environmental Matters.  Except as set forth in Section 5.10 of the Spinco Disclosure Letter:

(a) All material Environmental Permits required pursuant to any Environmental Law for operation of the Spinco Business (i) have been obtained by the Subsidiaries of Verizon conducting the Spinco Business and (ii) are currently in full force and effect. Subsidiaries of Verizon conducting the Spinco Business are in material compliance with all material Environmental Permits required pursuant to any material Environmental Law for operation of the Spinco Business.

(b) To Spinco’s Knowledge, the Subsidiaries of Verizon conducting the Spinco Business are, and at the Effective Time Spinco and Spinco Subsidiaries will be in material compliance with all applicable Environmental Laws with respect to the Spinco Business. To Spinco’s Knowledge, there are no events, conditions, circumstances, activities, practices or incidents related to the Spinco Business which would, or would reasonably be likely to, give rise to any Environmental Claim reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco or the Spinco Business.

(c) There is no civil, criminal or administrative action, suit, demand, Environmental Claim, hearing, notice, or demand letter, notice of violation, investigation or proceeding pending or, to Spinco’s Knowledge, threatened against the Subsidiaries of Verizon conducting the Spinco Business related to any Environmental Permit or any applicable Environmental Law or any plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco or the Spinco Business.

(d) To Spinco’s Knowledge, the Subsidiaries of Verizon conducting the Spinco Business have not generated, stored, used, emitted, discharged or disposed of any Hazardous Material in the conduct of the Spinco Business except in material compliance with applicable Environmental Law. To Spinco’s Knowledge, Verizon and its Subsidiaries have made available to the Company for its review copies of those reports, audits, studies or analyses in their possession, custody or control that are material to the representations made in this Section 5.10.

(e) The Subsidiaries of Verizon conducting the Spinco Business (i) have not, within the past seven years, received any written request for information, and have not been notified that they are a potentially responsible party, under the Comprehensive Environmental Response, Compensation or Liability Law in connection with the conduct of the Spinco Business and (ii) to Spinco’s Knowledge, have not, within the past seven years, been, and are not reasonably likely to be, subject to liability for any Environmental Claim arising under or pursuant to such laws in connection with the conduct of the Spinco Business.

5.11  Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Spinco Business, (i) all Tax Returns relating to the Spinco Business required to be filed have been filed, (ii) all such Tax Returns are true and correct in all respects as filed or have been subsequently amended to make such Tax Returns true and correct and not further amended, (iii) all Taxes shown as due and payable on such Tax Returns, and all Taxes (whether or not reflected on such Tax Returns) relating to the Spinco Business required to be paid, have been timely paid in full, (iv) all Taxes relating to the Spinco Business for any taxable period (or a portion thereof) beginning on or prior to the Closing Date (which are not yet due and payable) have been properly accrued for in the Spinco Financial Statements and (v) Verizon and the Subsidiaries of Verizon conducting the Spinco Business have duly and timely withheld all Taxes required to be withheld in respect of the Spinco Business and such withheld Taxes have been either duly and timely paid to the

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proper Taxing Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Taxing Authority.

(b) Except as set forth in Section 5.11(b) of the Spinco Disclosure Letter, no written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to any Subsidiary of Verizon conducting the Spinco Business or the Spinco Business, and no power of attorney with respect to any such Taxes, has been filed or entered into with any Taxing Authority.

(c) Except as set forth in Section 5.11(c) of the Spinco Disclosure Letter, (i) no audits or other administrative proceedings or proceedings before any Taxing Authority are presently pending with regard to any Taxes or Tax Return of any Subsidiary of Verizon conducting the Spinco Business or the Spinco Business, as to which any Taxing Authority has asserted in writing any claim which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Spinco Business, and (ii) no Taxing Authority is now asserting in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which any Subsidiary of Verizon conducting the Spinco Business or the Spinco Business may be liable with respect to income or other material Taxes which has not been fully paid or finally settled.

(d) Except as set forth in Section 5.11(d) of the Spinco Disclosure Letter, no Subsidiary of Verizon conducting the Spinco Business (i) is a party to or bound by or has any obligation under any Tax separation, sharing or similar agreement or arrangement other than the Tax Sharing Agreement, (ii) is or has been a member of any consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes (other than a group of which Verizon is the common parent corporation) or has any potential liability for Taxes of another Person (other than Verizon or any of the Verizon Subsidiaries) under Treasury Regulations § 1.1502-6 or (iii) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of state or local law.

(e) None of the Spinco Assets is subject to any Tax lien (other than liens for Taxes that are not yet due and payable).

(f) Section 5.11(f) of the Spinco Disclosure Letter lists all foreign jurisdictions in which any Subsidiary of Verizon conducting the Spinco Business files a material Tax Return.

(g) No Subsidiary of Verizon conducting the Spinco Business has agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code by reason of a change in accounting method or otherwise, except where such adjustments have not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Spinco Business.

(h) No Subsidiary of Verizon conducting the Spinco Business has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock (other than the Distribution) qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

(i) No Subsidiary of Verizon conducting the Spinco Business does so through, and no Spinco Assets are held by, a partnership, limited liability company treated as a partnership for tax purposes, or any other flow-through entity that, in each case, is not wholly owned by Verizon or wholly owned by Subsidiaries of Verizon.

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(j) None of Verizon or any Subsidiary of Verizon conducting the Spinco Business has taken or agreed to take any action that is reasonably likely to (nor is any of them aware of any agreement, plan or other circumstance that would) prevent the Tax-Free Status of the Transactions.

(k) No Subsidiary of Verizon conducting the Spinco Business has engaged in any listed transaction, or any reportable transaction the principal purpose of which was tax avoidance, within the meaning of Sections 6011, 6111 and 6112 of the Code.

5.12  Benefit Plans.

(a) Section 5.12(a) of the Spinco Disclosure Letter lists each “employee benefit plan” (as defined in Section 3(3) of ERISA), and all other benefit, bonus, incentive, deferred compensation, stock option (or other equity-based compensation), severance, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, whether or not subject to ERISA and whether written or oral, sponsored, maintained or contributed to or required to be contributed to by any Subsidiary of Verizon conducting the Spinco Business, to which Spinco or any of the Spinco Subsidiaries will be a party on the Distribution Date, as provided in the Employee Matters Agreement, or in which any Person who is currently, has been or, on or prior to the Effective Time, is expected to become an employee of any Subsidiary of Verizon conducting the Spinco Business (a “Spinco Employee”) will be a participant on the Distribution Date, or with respect to which any Subsidiary of Verizon conducting the Spinco Business has any material liability (the “Spinco Benefit Plans”).

(b) No material liability under Title IV (including Sections 4069 and 4212(c) of ERISA) or Section 302 of ERISA has been or as of the Effective Time will have been incurred by any Subsidiary of Verizon conducting the Spinco Business or any ERISA Affiliate of any of them, and no condition exists that would reasonably be expected to result in any Subsidiary of Verizon conducting the Spinco Business incurring any such liability, other than liability for premiums due to the PBGC as of the Distribution Date. Except as disclosed in Section 5.12(b) of the Spinco Disclosure Letter, the present value of accrued benefits under each Spinco Benefit Plan that is subject to Title IV of ERISA, determined based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan’s actuary with respect to such plan, will not exceed the then current value of the assets of such plan allocable to such accrued benefits.

(c) Except as disclosed in Section 5.12(c) of the Spinco Disclosure Letter, (i) no Spinco Benefit Plan is or will be at the Effective Time a “multiemployer plan,” as defined in Section 3(37) of ERISA and (ii) none of the Subsidiaries of Verizon conducting the Spinco Business or any ERISA Affiliate of any of them has made or suffered or will as of the Effective Time have made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Section 4203 and 4205 of ERISA, the liability for which has not been satisfied in full.

(d) Each Spinco Benefit Plan has been, or for periods on or prior to the Distribution Date will have been, operated and administered in all material respects in accordance with its terms and applicable Law, including ERISA and the Code. All contributions and premium payments required to be made with respect to any Spinco Benefit Plan have now been, or on the Distribution Date will have been, timely made, except as may otherwise be specifically permitted under the terms of the Employee Matters Agreement. Except as set forth in Section 5.12(d) of the Spinco Disclosure Letter, there are no pending or, to Spinco’s Knowledge, threatened claims by, on behalf of or against any of the Spinco Benefit Plans in effect as of the date hereof or any Assets thereof, that, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco or the Spinco Business, and no matter is pending (other than routine qualification determination filings, copies of which have been furnished to the Company or will be promptly furnished to the Company when made) before the IRS, the United States Department of Labor or the PBGC with respect to any Spinco Benefit Plan.

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(e) Each Spinco Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code, each trust maintained under any Spinco Benefit Plan intended to satisfy the requirements of Section 501(c)(9) of the Code has satisfied such requirements and, in either such case, no event has occurred or condition is known to exist that would reasonably be expected to have a material adverse effect on such tax-qualified status for any such Spinco Benefit Plan or any such trust.

(f) Except as contemplated by this Agreement and each other Transaction Agreement, no Spinco Benefit Plan or employment arrangement, no similar plan or arrangement sponsored or maintained by Verizon in which any Spinco Employee is, or on the Distribution Date will be, a participant and no contractual arrangement between any Subsidiary of Verizon conducting the Spinco Business and any third party exists, or on the Distribution Date will exist, that could result in the payment to any current, former or future director, officer, stockholder or employee of any of the Subsidiaries of Verizon conducting the Spinco Business, or of any entity the assets or capital stock of which have been acquired by a Subsidiary of Verizon conducting the Spinco Business, of any money or other property or rights or accelerate or provide any other rights or benefits to any such individual as a result of the consummation of the transactions contemplated by the Transaction Agreements (including the Distribution), whether or not (a) such payment, acceleration or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Code) or (b) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

5.13 Labor Matters.  Except to the extent listed in Section 5.13(a) of the Spinco Disclosure Letter, no Subsidiary of Verizon conducting the Spinco Business is a party to, or bound by, any collective bargaining agreement, employment agreement or other Contract, in each case, with a labor union or labor organization. Except to the extent listed in Section 5.13(b) of the Spinco Disclosure Letter and except for such matters which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco or the Spinco Business, (a) as of the date hereof, there are no strikes or lockouts with respect to Spinco Employees, (b) there is no unfair labor practice, charge, complaint, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to Spinco’s Knowledge, threatened against any of the Subsidiaries of Verizon conducting the Spinco Business, (c) there are no actual or, to Spinco’s Knowledge, threatened claims, arbitrations, litigation or consent decrees relating to employment Laws, terms and conditions of employment and wages and hours pertaining to Spinco Employees or employment practices affecting Spinco Employees in the Spinco Business and (d) the Subsidiaries of Verizon conducting the Spinco Business are in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, (iii) collective bargaining and labor relations practices, (iv) layoffs, and (v) immigration. As of the date hereof, no Subsidiary of Verizon conducting the Spinco Business has any liabilities under the WARN Act as a result of any action taken by any Subsidiary of Verizon conducting the Spinco Business and that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco or the Spinco Business.

5.14  Intellectual Property.

(a) Section 5.14(a) of the Spinco Disclosure Letter contains a complete and accurate list of all Statutory Intellectual Property owned by Spinco. For the avoidance of doubt, the post-Closing ownership of and/or rights in such Statutory Intellectual Property and other intellectual property shall be apportioned between Spinco and the Spinco Subsidiaries, on the one hand, and Verizon and its other Affiliates, on the other, in accordance with the Intellectual Property Agreement.

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(b) Except as disclosed in Section 5.14(b) of the Spinco Disclosure Letter, neither Verizon nor any of its U.S. Affiliates, including the Subsidiaries of Verizon conducting the Spinco Business, have received since January 1, 2002 any written charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation by the Spinco Business of (including any claim that the Subsidiaries of Verizon conducting the Spinco Business must license or refrain from using) any Verizon Third Party Intellectual Property material to the Spinco Business.

(c) Except as disclosed in Section 5.14(c) of the Spinco Disclosure Letter, to Spinco’s Knowledge, there are no Liens on any Customer Data, personnel data of Spinco Employees who become employees of the Surviving Corporation or its Subsidiaries at Closing, or Proprietary Business Information.

(d) Subject to obtaining the required Verizon IP Consents and to complying with the terms and conditions of any Contracts applicable to Network Element Software, the Surviving Corporation and its Subsidiaries, immediately after the Effective Time, shall have the right to use the Network Element Software in accordance with such Verizon IP Consents and such Contracts.

5.15  Material Contracts.

(a) Except for this Agreement, each other Transaction Agreement, the documents relating to the New Financing and the Spinco Securities, the Spinco Benefit Plans and except as disclosed in Section 5.15(a) of the Spinco Disclosure Letter, neither Verizon nor any of its Subsidiaries with respect to the Spinco Business is, as of the date hereof, a party to or bound by any “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC and as would be applicable to the Spinco Business only) (all Contracts of the type described in this Section 5.15(a) and any other such Contracts that may be entered into by Verizon or any Subsidiary of Verizon after the date hereof and prior to the Effective Time being referred to herein as “Spinco Material Contracts”). Complete and correct copies of all Spinco Material Contracts have been provided to the Company.

(b) Except as set forth in Section 5.15(b) of the Spinco Disclosure Letter, (i) neither Verizon nor any Subsidiary of Verizon is in breach of or default under the terms of any Spinco Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco or the Spinco Business, (ii) to Spinco’s Knowledge, no other party to any Spinco Material Contract is in breach of or in default under the terms of any Spinco Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco or the Spinco Business and (iii) each Spinco Material Contract is a valid and binding obligation of Verizon or any Subsidiary of Verizon which is a party thereto and, to Spinco’s Knowledge, of each other party thereto, and is in full force and effect, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

5.16  Board and Stockholder Approval.  The Boards of Directors of Verizon and Spinco, in each case, at a meeting duly called, have unanimously approved this Agreement and declared it advisable. As of the date hereof, the sole stockholder of Spinco is Verizon. Immediately after execution of this Agreement, Verizon will approve and adopt (the “Spinco Stockholder Approval”), as Spinco’s sole stockholder, all aspects of this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby which require the consent of Spinco’s stockholder under the DGCL, Spinco’s certificate of incorporation or Spinco’s bylaws. The approval of Verizon’s stockholders is not required to effect the transactions contemplated by the Distribution Agreement, this Agreement or the other Transaction Agreements. Upon obtaining the Spinco Stockholder Approval, the approval of Spinco’s stockholders after the Distribution Date will not be required to effect the transactions

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contemplated by this Agreement, including the Merger, unless this Agreement is amended in accordance with Section 251(d) of the DGCL after the Distribution Date and such approval is required, solely as a result of such amendment, under the DGCL, Spinco’s certificate of incorporation or Spinco’s bylaws or by the IRS.

5.17  Sufficiency of Assets.

(a) After giving effect to the Contribution and the other transactions described in or contemplated by the Distribution Agreement, and subject to the receipt of all applicable approvals and consents, including those contemplated by Section 5.3(d), Spinco, together with the Spinco Subsidiaries, will have, in all material respects, good and valid title to, or in the case of leased property, valid leasehold interests in, all of the material Spinco Assets, except where the failure to have had such good and valid title or valid leasehold interest would not be material to Spinco or the Spinco Business as currently conducted.

(b) Subject to the immediately following sentence, the assets of Spinco and the Spinco Subsidiaries as at the Closing Date (assuming the consummation of the Contribution) and the services to be provided pursuant to the Transition Services Agreement will be sufficient to permit the Surviving Corporation and its Subsidiaries to carry on the functional operation of the incumbent local exchange carrier portion of the Spinco Business in the Territory (consisting of local exchange service, intraLATA toll service, network access service, enhanced voice and data services, DSL services and wholesale services) immediately following the Effective Time (x) in all material respects, in compliance with Law and (y) in a manner consistent with the operation of such portions of the Spinco Business immediately prior to the Effective Time. Notwithstanding the foregoing, it is understood and agreed that: (i) the Company and the Surviving Corporation are not being assigned the Excluded Contracts and those assets and services listed or described in Section 5.17(b) of the Spinco Disclosure Letter, which assets and services are necessary for the conduct of such portion of the Spinco Business, (ii) the administrative and regional headquarters management employees currently operating or advising the Spinco Business will not be transferred to Spinco and the Spinco Subsidiaries and the immediately preceding sentence assumes that the Surviving Corporation will provide such equivalent personnel as may be appropriate for the benefit of the Spinco Business, (iii) the immediately preceding sentence assumes that Surviving Corporation will take all of the Transition Services offered by Verizon’s Affiliates under the Transition Services Agreement, (iv) without limiting Section 5.14, the immediately preceding sentence does not purport to address the existence or sufficiency of any rights in or licenses to any Intellectual Property, (v) the immediately preceding sentence shall not be deemed a representation or warranty as to any revenue, costs or expenses associated with the conduct of such portion of the Spinco Business immediately following the Effective Time and (vi) the immediately preceding sentence assumes the receipt of all necessary authorizations, approvals, consents or waivers required by Law, by Governmental Authorities or other third Persons pursuant to their Contract rights in connection with the transactions contemplated by the Distribution Agreement and this Agreement and pursuant to the Transaction Agreements.

5.18  Spinco Real Property.

(a) Section 5.18(a) of the Spinco Disclosure Letter sets forth the address of all real property that is or will be following the Contribution Spinco Owned Real Property the loss of which would be material and adverse to the Spinco Business. After giving effect to the Contribution and the other transactions contemplated by the Distribution Agreement, Spinco, or the Spinco Subsidiaries, and subject to the receipt of all applicable consents or approvals will have, in all material respects, good and valid and marketable title to all of the Spinco Owned Real Property identified on such Section of the Spinco Disclosure Letter free and clear of all encumbrances other than Permitted Encumbrances. Except as set forth on Section 5.18(a) of the Spinco Disclosure Letter, neither Verizon nor any of its Subsidiaries has leased or otherwise granted any third party any right to use or occupy any of the

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Spinco Owned Real Property identified on such Section of the Spinco Disclosure Letter, and except as set forth on Section 5.18(a) of the Spinco Disclosure Letter, there are no outstanding options, rights of refusal, rights of first offer, rights of reverter or other third party rights in Spinco Owned Real Property identified on such Section of the Spinco Disclosure Letter.

(b) Section 5.18(b) of the Spinco Disclosure Letter sets forth a list of the real property leases which are leases of Spinco as of the date hereof (“Spinco Leases”). Section 5.18(b) of the Spinco Disclosure Letter sets forth the subleases in respect of Spinco Leases as of the date hereof (the “Spinco Subleases”). Spinco has previously made available to the Company complete and correct copies of each of the Spinco Leases and Spinco Subleases. Except as set forth in Section 5.18(b) of the Spinco Disclosure Letter with respect to Spinco Leases and Spinco Subleases (i) each is enforceable in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting the rights of creditors generally and subject to the exercise of judicial discretion in accordance with principles of equity, (ii) there is no material default or material breach of a covenant by Verizon or any of its Subsidiaries, (iii) no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute such a material default or material breach and (iv) there has been no collateral assignment or other security interest and they are not subject to any encumbrance other than Permitted Encumbrances.

5.19  Communications Regulatory Matters.

(a) Spinco and the Spinco Subsidiaries hold, or on the Distribution Date will hold, all permits, licenses, franchises, waivers, orders, approvals, concessions, registrations and other authorizations issued or provided by the FCC, state public service or public utility commissions (the “State Regulators”) or other Governmental Authority under all Laws currently in effect, which are necessary for Spinco and/or the Spinco Subsidiaries to own their respective assets or operate the applicable portion of the Spinco Business as currently conducted, (“Spinco Licenses”), except such Spinco Licenses the failure of which to so hold would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Spinco Business.

(b) Verizon and each of the Contributing Companies in the conduct of the Spinco Business has complied since January 1, 2004 with, and currently is not in violation of, any requirement of Law of a Governmental Authority relating to communications regulatory matters to which Spinco or the Spinco Business is subject, except to the extent that any such non-compliance or violation would not reasonably be expected to result in any material burden, fine or consequence on the Spinco Business or as set forth in Section 5.19(b) of the Spinco Disclosure Letter. Without limiting the foregoing, there is not pending, nor to Verizon’s or Spinco’s Knowledge, threatened against Verizon or any of its Subsidiaries any application, action, petition, objection or other pleading, or any proceeding with the FCC or any State Regulators which questions or contests the validity of, or any rights of the holder under, or seeks the non-renewal or suspension of any Spinco License. Since January 1, 2004, neither Verizon nor any of the Contributing Companies has received written notice of an investigation or review by any Governmental Authority with respect to a material violation by Verizon or any of the Contributing Companies (with respect to the use or operation of the Spinco Assets) of any requirement of Law relating to the Spinco Business, excluding any notice in respect of a matter that has been withdrawn or resolved without the imposition of material penalties, burdens or fines and except as set forth in Section 5.19(b) of the Spinco Disclosure Letter. Spinco (a) is capable of providing local number portability in material compliance with 47 U.S.C. § 251(b)(2) and the implementing rules of the FCC; (b) complies in all material respects with the requirements of the Communications Assistance for Law Enforcement Act, 47 U.S.C. § 1001 et seq., and the implementing rules of the FCC (“CALEA”); and (c) is capable of providing 911 service in material compliance with 47 U.S.C. § 251(e)(3) and the implementing rules of the FCC.

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5.20  Company Common Stock.  Neither Verizon nor Spinco owns (directly or indirectly, beneficially or of record) nor is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement), in each case other than any ownership by pension or other benefit plans sponsored for employees of Verizon and/or its Subsidiaries.

5.21  Affiliate Transactions.  Except as specifically provided in this Agreement or any of the other Transaction Agreements or as disclosed in Section 5.21 of the Spinco Disclosure Letter, there are no transactions or Contracts of the type that would be required to be disclosed by Subsidiaries of Verizon conducting the Spinco Business under Item 404 of Regulation S-K if such companies were a company subject to such Item between or among (a) Verizon, Spinco or any Spinco Subsidiary, on the one hand, and (b) any individual who is a “named executive officer” (as such term is defined in Section 402 of Regulation S-K) of Verizon, Spinco or any Spinco Subsidiary, on the other hand, in each case to the extent such transactions or Contracts relate to the Spinco Business but in each case excluding compensation received as an employee in the ordinary course.

5.22  Certain Entities Not ILECs.  None of Verizon Business Global, LLC, Verizon Global Networks Inc., Verizon Select Services Inc., Verizon Federal Inc., Federal Network Systems LLC or Verizon Network Integration Corp. is an Incumbent Local Exchange Carrier (“ILEC”), as that term is defined in 47 U.S. C. § 251(h), and no such entity provides local exchange services as an ILEC in the States of Maine, Vermont or New Hampshire.

5.23  Reseller Agreement.  Verizon has been advised by Verizon Wireless that (i) Verizon Wireless has received the Company’s “Application for Reseller Status” and (ii) if that application is approved by Verizon Wireless in accordance with its standard practices, then Verizon Wireless will be prepared at the Effective Time to enter into a reseller agreement with the Company for a two year term on Verizon Wireless’s otherwise standard terms and conditions as of the date of execution of such reseller agreement (including, without limitation, those related to volume of business); provided that there is no material change in the information set forth in the Company’s “Application for Reseller Status” from the time of its submission through the time of execution of such reseller agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the corresponding section of the Disclosure Letter delivered by the Company to Verizon and Spinco immediately prior to the execution of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Verizon and Spinco as follows:

6.1  Organization; Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and is duly qualified and licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The copies of the Company’s certificate of incorporation and bylaws and the certificate of incorporation and bylaws (or analogous governing documents) of any Company Subsidiary that is a Significant Subsidiary of the Company, previously made available to Verizon and Spinco are complete and correct copies of such documents as in full force and effect on the date hereof.

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(b) Section 6.1(b) of the Company Disclosure Letter sets forth a list of the Company Subsidiaries and their respective jurisdictions of incorporation or organization, together with a designation of those Company Subsidiaries constituting Significant Subsidiaries of the Company.

6.2  Capital Stock and Other Matters.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 100,000,000 shares of preferred stock of the Company. As of the date hereof, (i) 35,268,443 shares of Company Common Stock were issued and outstanding (including 603,363 shares of restricted stock), 1,308,297 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans; (ii) no shares of Company Common Stock were held by the Company in its treasury or by its Subsidiaries; and (iii) no shares of preferred stock of the Company were issued and outstanding. All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights and were issued in compliance with all applicable securities Laws, including, without limitation, all applicable registration requirements under the Securities Act (unless an exemption from registration was available for a particular issuance).

(b) No bonds, debentures, notes or other indebtedness of the Company or any of the Company Subsidiaries having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of shares of capital stock of the Company (including Company Common Stock) may vote (“Company Voting Debt”) are, or at the Distribution Date will be, issued or outstanding.

(c) Except as set forth in Section 6.2(a) above or as set forth in Section 6.2(c) of the Company Disclosure Letter, there are no outstanding securities, options, warrants, convertible securities, calls, rights, commitments or Contracts of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company Common Stock, Company Voting Debt or other voting securities of the Company or any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, grant, extend, redeem, acquire or enter into any such security, option, warrant, convertible security, call, right, commitment, agreement, arrangement, undertaking or Contract.

(d) Except as set forth in Section 6.2(d) of the Company Disclosure Letter or as contemplated by this Agreement, there are no stockholders agreements, voting trusts or other Contracts to which the Company is a party or by which it is bound relating to voting or transfer of any shares of capital stock of the Company or the nomination of any directors thereof.

6.3  Corporate Authority; No Violation.

(a) The Company has the corporate power and authority to enter into this Agreement and each other Transaction Agreement to which it is, or as of the Effective Time will be, a party, and subject to obtaining the Requisite Approval, to carry out its obligations hereunder. The execution, delivery and performance by the Company of this Agreement and each other Transaction Agreement to which it is or as of the Effective Time will be a party and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company, subject to obtaining the Requisite Approval.

(b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Verizon and Spinco, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies). As of immediately prior to the Effective Time, each other

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Transaction Agreement to which the Company is a party will have been duly executed and delivered by the Company and will, assuming the due authorization, execution and delivery by the other parties thereto, constitute a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

(c) Except as set forth in Section 6.3(c) of the Company Disclosure Letter, neither the execution and delivery by the Company of this Agreement and each other Transaction Agreement to which the Company is, or as of the Effective Time will be, a party, nor the consummation by the Company of the transactions contemplated hereby or thereby, or performance by the Company of any of the provisions hereof or thereof will (i) violate or conflict with any provision of the Company’s certificate of incorporation or bylaws; (ii) assuming the consents and approvals referred to in Section 6.3(d) below are obtained, result in a default (or an event that, with notice or lapse of time or both, would become a default) or give rise to any right of termination by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any Contract to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is bound or affected; (iii) other than in connection with the New Financing and, if consummated, the financing contemplated by the Backstop Facility Commitment, result in the creation of a Lien, pledge, security interest, claim or other encumbrance on any of the issued and outstanding shares of Company Common Stock or on any of the assets of the Company or any of the Company Subsidiaries pursuant to any Contract to which the Company or any of the Company Subsidiaries is a party or by which the Company or the Company Subsidiaries is bound or affected; or (iv) assuming the consents and approvals contemplated by Section 6.3(d) below are obtained, violate or conflict with any Order or Law applicable to the Company or any of the Company Subsidiaries, or any of the properties, business or assets of any of the foregoing, other than, in the case of each of clauses (ii) through (iv), any such violation, conflict, default, right, loss or Lien which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(d) Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Securities Act, (iii) the Exchange Act, (iv) the HSR Act, (v) the Communications Act and applicable rules and regulations thereunder and the FCC Rules, (vi) the approvals set forth in Section 6.3(d) of the Company Disclosure Letter, and (vii) the Requisite Approval (collectively, the “Company Approvals”), no authorization, consent or approval of, or filing with any Governmental Authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

6.4  Company Reports and Financial Statements.

(a) The Company has previously made available to Spinco complete and correct copies of:

(i) the Company’s Annual Report on Form 10-K filed with the SEC under the Exchange Act for the year ended December 31, 2005, including the Company’s audited consolidated balance sheet at December 31, 2005 and 2004, and the related audited consolidated statements of operations, cash flows and stockholder’s equity for the fiscal years ended December 31, 2005, 2004 and 2003 (the “Company Financial Statements”);

(ii) the Company’s Quarterly Report on Form 10-Q filed with the SEC under the Exchange Act for the quarter ended September 30, 2006;

(iii) the definitive proxy statement in respect of the Company’s 2006 annual meeting of stockholders, filed by the Company with the SEC under the Exchange Act on March 27, 2006;

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(iv) all current reports on Form 8-K (excluding any Form 8-K that is deemed “furnished” under the Exchange Act) filed by the Company with the SEC under the Exchange Act since January 1, 2006 and prior to the date hereof; and

(v) each other form, report, schedule, registration statement and definitive proxy statement filed by the Company or any of its Subsidiaries with the SEC since January 1, 2006 and prior to the date hereof (collectively, and together with the items specified in clauses (i) through (iv) above, the “Company SEC Documents”).

(b) As of their respective filing dates (and if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Company SEC Documents complied in all material respects, and each other form, report, schedule, registration statement and definitive proxy statement filed by the Company or any of its Subsidiaries after the date hereof and prior to the Effective Time (the “Additional Company SEC Documents”) will comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of such Company SEC Documents when filed contained, or will contain, an untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Company SEC Documents and the Additional Company SEC Documents (including any related notes and schedules) and the Company Financial Statements fairly present in all material respects, or will fairly present in all material respects, the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and changes in cash flows, changes in stockholder’s equity or other information included therein for the periods or as of the respective dates then ended, subject, where appropriate, to normal year-end audit adjustments in each case in accordance with past practice and GAAP, consistently applied, during the periods involved (except as otherwise stated therein). Since its initial public offering in February 2005, the Company has timely filed all reports, registration statements and other filings required to be filed with the SEC under the rules and regulations of the SEC. Except as set forth in the Company SEC Documents filed prior to the date hereof or as set forth in Section 6.4(b) of the Company Disclosure Letter or liabilities incurred in the ordinary course of business, consistent with past practice, since September 30, 2006, the Company and the Company Subsidiaries have not incurred any liability or obligation that is of a nature that would be required to be disclosed on a consolidated balance sheet of the Company and the Company Subsidiaries or in the footnotes thereto prepared in conformity with GAAP, other than liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) The Company and the Company Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”).

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6.5  Absence of Certain Changes or Events.  Except as specifically contemplated by this Agreement, or except as set forth in Section 6.5 of the Company Disclosure Letter, since September 30, 2006, each of the Company and the Company Subsidiaries has conducted its business in the ordinary course, consistent with past practice, and there has not been any event, occurrence, development or state of circumstances or facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. From September 30, 2006 to the date hereof, none of the Company or any of the Company Subsidiaries has taken any action or failed to take any action, which action or failure, as the case may be, would constitute a breach of Section 7.1 if taken without the consent of Verizon and Spinco after the date hereof.

6.6  Investigations; Litigation.  Except as described in the Company SEC Documents or in Section 6.6 of the Company Disclosure Letter:

(a) There is no material investigation or review pending (or, to the Company’s Knowledge, threatened) by any Governmental Authority with respect to the Company or any of the Company Subsidiaries.

(b) There are no actions, suits, grievances, arbitrations, investigations or proceedings pending (or, to the Company’s Knowledge, threatened) against or affecting the Company or any of the Company Subsidiaries or any of their respective properties at law or in equity before, and there are no Orders of, any Governmental Authority, in each case which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

6.7  Compliance with Laws.  The Company and the Company Subsidiaries are, and since January 1, 2004 have been, in compliance with all, and have received no notice of any violation (as yet unremedied) of any, Laws, applicable to the Company, such Company Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Notwithstanding anything contained in this Section 6.7, no representation or warranty shall be deemed to be made in this Section 6.7 in respect of environmental, Tax, employee benefits, labor or communications Laws matters, which are the subject of the representations and warranties made in Sections 6.10, 6.11, 6.12, 6.13 and 6.15 of this Agreement, respectively.

6.8  Proxy Statement/Prospectus; Registration Statements.  None of the information regarding the Company or the Company Subsidiaries or the transactions contemplated by this Agreement provided by the Company specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus or the Registration Statements will, in the case of the definitive Proxy Statement/Prospectus or any amendment or supplement thereto, at the time of the mailing of the definitive Proxy Statement/Prospectus and any amendment or supplement thereto, and at the time of the Company Stockholders Meeting, or, in the case of the Registration Statements, at the time such registration statement becomes effective, at the time of the Company Stockholders Meeting (in the case of the Company Registration Statement), at the Distribution Date and at the Effective Time, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Company Registration Statement and the Proxy Statement/Prospectus will comply in all material respects with the provisions of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to information provided by Verizon or Spinco specifically for inclusion in, or incorporation by reference into, the Company Registration Statement or the Proxy Statement/Prospectus.

6.9  Information Supplied.  All documents that the Company is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby or by any other Transaction Agreement will comply in all material respects with the provisions of applicable Law. All

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information supplied or to be supplied by the Company in any document, other than the Proxy Statement/Prospectus and Registration Statements, which are addressed in Section 6.8, filed with any Governmental Authority in connection with the transactions contemplated hereby and by the other Transaction Agreements will be, at the time of filing, at the Distribution Date and at the Effective Time, true and correct in all material respects.

6.10  Environmental Matters.  Except as set forth in Section 6.10 of the Company Disclosure Letter:

(a) All material Environmental Permits required pursuant to any Environmental Law for operation of the business of the Company and each of the Company Subsidiaries (i) have been obtained by the Company and each of the Company Subsidiaries and (ii) are currently in full force and effect. The Company and each of the Company Subsidiaries are in material compliance with all material Environmental Permits required pursuant to any material Environmental Law for operation of the business of the Company and each of the Company Subsidiaries.

(b) To the Company’s Knowledge, the Company and each of the Company Subsidiaries are, and at the Effective Time will be in material compliance with all applicable Environmental Laws with respect to the business of the Company and each of the Company Subsidiaries. To the Company’s Knowledge, there are no events, conditions, circumstances, activities, practices or incidents related to the business of the Company and of any of the Company Subsidiaries which would, or would reasonably be likely to, give rise to any Environmental Claim reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and the Company Subsidiaries.

(c) There is no civil, criminal or administrative action, suit, demand, Environmental Claim, hearing, notice, or demand letter, notice of violation, investigation or proceeding pending or, to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries related to any Environmental Permit or any applicable Environmental Law or any plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and the Company Subsidiaries.

(d) To the Company’s Knowledge, the Company and each of the Company Subsidiaries have not generated, stored, used, emitted, discharged or disposed of any Hazardous Material except in material compliance with applicable Environmental Law. To the Company’s Knowledge, the Company and the Company Subsidiaries have made available to Verizon for its review copies of those reports, audits, studies or analyses in their possession, custody or control that are material to the representations made in this Section 6.10.

(e) The Company and each of the Company Subsidiaries (i) have not, within the past seven years, received any written request for information, and have not been notified that they are a potentially responsible party, under the Comprehensive Environmental Response, Compensation or Liability Law and (ii) to the Company’s Knowledge, have not, within the past seven years, been, and are not reasonably likely to be, subject to liability for any Environmental Claim arising under or pursuant to such laws.

6.11  Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) all Tax Returns relating to the Company and the Company Subsidiaries required to be filed have been filed, (ii) all such Tax Returns are true and correct in all respects as filed or have been subsequently amended to make such Tax Returns true and correct and not further amended, (iii) all Taxes shown as due and payable on such Tax Returns, and all Taxes (whether or not reflected on such Tax Returns) relating to the Company or any the Company

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Subsidiary required to be paid, have been timely paid in full, (iv) all Taxes relating to the Company and the Company Subsidiaries for any taxable period (or a portion thereof) beginning on or prior to the Closing Date (which are not yet due and payable) have been properly accrued for in the books and records of the Company, and (v) the Company and the Company Subsidiaries have duly and timely withheld all Taxes required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Taxing Authority.

(b) Except as set forth in Section 6.11(b) of the Company Disclosure Letter, no written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to the Company or any Company Subsidiary, and no power of attorney with respect to any such Taxes, has been filed or entered into with any Taxing Authority.

(c) Except as set forth in Section 6.11(c) of the Company Disclosure Letter, no audits or other administrative proceedings or proceedings before any Taxing Authority are presently pending with regard to any Taxes or Tax Return of the Company or any Company Subsidiary, as to which any Taxing Authority has asserted in writing any claim which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and no Taxing Authority is now asserting in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which the Company or any Company Subsidiary may be liable with respect to income or other material Taxes which has not been fully paid or finally settled.

(d) Neither the Company nor any Company Subsidiary (i) is a party to or bound by or has any obligation under any Tax separation, sharing or similar agreement or arrangement other than the Tax Sharing Agreement and the Company Tax Sharing Agreement, (ii) is or has been a member of any consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes (other than a group of which the Company is the common parent corporation) or has any potential liability for Taxes of another Person (other than the Company or any of the Company Subsidiaries under Treasury Regulations § 1.1502-6) or (iii) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of state or local law.

(e) None of the assets of the Company or any of the Company Subsidiaries is subject to any Tax lien (other than liens for Taxes that are not yet due and payable).

(f) Section 6.11(f) of the Company Disclosure Letter lists all foreign jurisdictions in which the Company or any Company Subsidiary files a material Tax Return.

(g) Neither the Company nor any Company Subsidiary has agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code by reason of a change in accounting method or otherwise, except where such adjustments have not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(h) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(i) Neither the Company nor any of the Company Subsidiaries has taken or agreed to take any action that is reasonably likely to (nor are any of them aware of any agreement, plan or other circumstance that would) prevent the Tax-Free Status of the Transactions.

(j) Neither the Company nor any Company Subsidiary has engaged in any listed transaction, or any reportable transaction the principal purpose of which was tax avoidance, within the meaning of Sections 6011, 6111 and 6112 of the Code.

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6.12 Benefit Plans.

(a) Section 6.12(a) of the Company Disclosure Letter lists each “employee benefit plan” (as defined in Section 3(3) of ERISA), and all other benefit, bonus, incentive, deferred compensation, stock option (or other equity-based compensation), severance, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, whether or not subject to ERISA and whether written or oral, sponsored, maintained or contributed to or required to be contributed to by the Company or any of the Company Subsidiaries, to which the Company or any of the Company Subsidiaries is a party or in which any Person who is currently, has been or, prior to the Effective Time, is expected to become an employee of the Company or any of the Company Subsidiaries (a “Company Employee”) is a participant (the “Company Benefit Plans”), or with respect to which the Company or any of the Company Subsidiaries has or could have any material liability.

(b) No material liability under Title IV (including Sections 4069 and 4212(c) of ERISA) or Section 302 of ERISA has been incurred by the Company, any of the Company Subsidiaries or any ERISA Affiliate of any of them, and no condition exists that would reasonably be expected to result in the Company, any of the Company Subsidiaries or any ERISA Affiliate of any of them incurring any such liability, other than liability for premiums due to the PBGC. The present value of accrued benefits under each Company Benefit Plan that is subject to Title IV of ERISA, determined based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan’s actuary with respect to such plan, did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

(c) (i) No Company Benefit Plan is a “multiemployer plan,” as defined in Section 3(37) of ERISA and (ii) none of the Company, the Company Subsidiaries or any ERISA Affiliate of any of them has made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA, the liability for which has not been satisfied in full.

(d) Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including, ERISA and the Code. All contributions required to be made with respect to any Company Benefit Plan have been timely made, except for outstanding contributions in the ordinary course. Except as set forth in Section 6.12(d) of the Company Disclosure Letter, there are no pending or, to the Company’s Knowledge, threatened claims by, on behalf of or against any of the Company Benefit Plans in effect as of the date hereof or any Assets thereof, that, if adversely determined would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and no matter is pending (other than routine qualification determination filings, copies of which have been furnished to Verizon and Spinco or will be promptly furnished to Verizon and Spinco when made) with respect to any of the Company Benefit Plans before the IRS, the United States Department of Labor or the PBGC.

(e) Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code, each trust maintained under any Company Benefit Plan intended to satisfy the requirements of Section 501(c)(9) of the Code has satisfied such requirements and, in either such case, no event has occurred or condition is known to exist that would reasonably be expected to have a material adverse effect on such tax-qualified status for any such Company Benefit Plan or any such trust.

(f) No Company Benefit Plan or employment arrangement, and no contractual arrangements between the Company and any third party, exists that could result in the payment to any current, former or future director, officer, stockholder or employee of the Company or any of the Company Subsidiaries, or of any entity the assets or capital stock of which have been acquired by the Company or a Company Subsidiary, of any money or other property or rights or accelerate or provide any other

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rights or benefits to any such individual as a result of the consummation of the transactions contemplated by the Transaction Agreements whether or not (a) such payment, acceleration or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Code) or (b) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

6.13  Labor Matters.  Except to the extent listed in Section 6.13 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is a party to, or bound by, any collective bargaining agreement, employment agreement or other Contract, in each case, with a labor union or labor organization. Except for such matters which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (a) as of the date hereof, there are no strikes or lockouts with respect to Company Employees, (b) there is no unfair labor practice, charges, complaint, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries, (c) there are no actual or, to the Company’s Knowledge, threatened claims, arbitrations, litigation or consent decrees relating to employment Laws, terms and conditions of employment and wages and hours pertaining to employees of the Company or its Subsidiaries or employment practices affecting such employees and (d) the Company and the Company Subsidiaries are in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, (iii) collective bargaining and labor relations practices, (iv) layoffs, and (v) immigration. As of the date hereof, neither the Company nor any of the Company Subsidiaries has any liabilities under the WARN Act as a result of any action taken by the Company and that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

6.14  Intellectual Property.

(a) Section 6.14(a) of the Company Disclosure Letter contains a complete and accurate list of all Statutory Intellectual Property owned by the Company or any of the Company Subsidiaries.

(b) Except as disclosed in Section 6.14(b) of the Company Disclosure Letter, neither the Company nor any Company Subsidiaries has received since January 1, 2002 any written charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation by the business of the Company of (including any claim that the Company Subsidiaries conducting the business of the Company must license or refrain from using) any Company Third Party Intellectual Property material to the business of the Company.

(c) Except as disclosed in Section 6.14(c) of the Company Disclosure Letter, to the Company’s Knowledge, there are no Liens on any Intellectual Property owned by the Company or any of the Company Subsidiaries.

6.15  Communications Regulatory Matters.

(a) The Company and the Company Subsidiaries hold, and on the Distribution Date will hold, all permits, licenses, franchises, waivers, orders, approvals, concessions, registrations and other authorizations issued or provided by the FCC, county and municipal franchising authorities and the State Regulators under all Laws currently in effect, which are necessary for the Company and/or the Company Subsidiaries to own their respective assets or operate the applicable portion of the business of the Company as currently conducted, (“Company Licenses”), except such Company Licenses the failure of which to so hold would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company or the Non-ILEC Spinco Subsidiary has in full force and effect, or will have in full force and effect as of the Closing Date, authority to provide non-facilities-based international services between the U.S. and all permitted international points pursuant to 47 U.S.C. §214 and 47 C.F.R. 63.18.

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(b) The Company and each of the Company Subsidiaries in the conduct of its business has complied since January 1, 2004 with, and currently is not in violation of, any requirement of Law of a Governmental Authority relating to communications regulatory matters to which the Company or any of the Company Subsidiaries is subject, except to the extent that any such non-compliance or violation would not reasonably be expected to result in any material burden, fine or consequence on the business of the Company and the Company Subsidiaries taken as a whole or as set forth in Section 6.15(b) of the Company Disclosure Letter. Without limiting the foregoing, there is not pending, nor to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries any application, action, petition, objection or other pleading, or any proceeding with the FCC or any State Regulators which questions or contests the validity of, or any rights of the holder under, or seeks the non-renewal or suspension of any Company License. Since January 1, 2004, neither the Company nor any of the Company Subsidiaries has received written notice of an investigation or review by any Governmental Authority with respect to a material violation by the Company or any of the Company Subsidiaries of any requirement of Law, excluding any notice in respect of a matter that has been withdrawn or resolved without the imposition of material penalties, burdens or fines. The Company (a) is capable of providing local number portability in material compliance with 47 U.S.C. § 251(b)(2) and the implementing rules of the FCC; (b) complies in all material respects with the requirements of the CALEA; and (c) is capable of providing 911 service in material compliance with 47 U.S.C. § 251(e)(3) and the implementing rules of the FCC.

6.16  Material Contracts.

(a) Except for this Agreement, each other Transaction Agreement, the Company Benefit Plans and except as filed as an exhibit to any Company SEC Document or as disclosed in Section 6.16(a) of the Company Disclosure Letter, as of the date hereof, neither the Company nor any of the Company Subsidiaries, as of the date hereof, is a party to or bound by any “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC) (all Contracts of the type described in this Section 6.16(a) and any other such Contracts that may be entered into by the Company or any Company Subsidiary after the date hereof and prior to the Effective Time being referred to herein as “Company Material Contracts”). Complete and correct copies of all Company Material Contracts have been provided to Verizon.

(b) The Company has entered into an agreement with CapGemini to assist with the planning of the operation of the Spinco Business after the Closing Date (other than with respect to those services that will be provided by an Affiliate of Verizon under the Transition Services Agreement), and after the end of the term of the Transition Services Agreement with respect to all billing, customer care, technical support and other similar back office functions of the Spinco Business. The Company represents that as of the Closing Date, it will have the capability to assume responsibility for all of the operations of the Spinco Business (other than with respect to those services that will be provided by an Affiliate of Verizon under the Transition Services Agreement), and, as of the end of the term of the Transition Services Agreement, it will have the capability to assume responsibility for all other operations of the Spinco Business. The Company represents that, as of the Closing, it will have the capability to deliver comparable products and services comprising the Spinco Business to customers at service levels and at a quality no less favorable than those provided by Verizon New England in the Territory as of immediately prior to the Closing.

(c) Except as set forth in Section 6.16(c) of the Company Disclosure Letter, (i) neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Company Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (ii) to the Company’s Knowledge, no other party to any Company Material Contract is in breach of or in default under the terms of any Company Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and

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(iii) each Company Material Contract is a valid and binding obligation of the Company or any Company Subsidiary which is a party thereto and, to the Company’s Knowledge, of each other party thereto, and is in full force and effect, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(d) The Company has delivered to Verizon a complete and correct copy of the Commitment Letter and the Backstop Facility Commitment. Such agreements are in full force and effect as of the date hereof. Except as set forth in Section 6.16(d) of the Company Disclosure Letter, the Company is not a party to any other agreement with any of the counterparties thereto relating to the New Financing or the financing contemplated by the Backstop Facility Commitment.

6.17  Company Real Property.

(a) Section 6.17(a) of the Company Disclosure Letter sets forth the address of all real property that is Company Owned Real Property the loss of which would be material and adverse to the business of the Company and its Subsidiaries. The Company has, in all material respects, good and valid and marketable title to all of the Company Owned Real Property identified on such Section of the Company Disclosure Letter, free and clear of all encumbrances other than Permitted Encumbrances. Except as set forth on Section 6.17(a) of the Company Disclosure Letter, none of the Company or the Company Subsidiaries has leased or otherwise granted any third party any right to use or occupy any of the Company Owned Real Property identified on such Section of the Company Disclosure Letter; and except as set forth on Section 6.17(a) of the Company Disclosure Letter, there are no outstanding options, rights of refusal, rights of first offer or rights of reverter or other third party rights in Company Owned Real Property identified on such Section of the Company Disclosure Letter.

(b) Except as set forth on Section 6.17(b) of the Company Disclosure Letter, with respect to leases and subleases of real property to which the Company or its Subsidiaries is a party, (i) each is enforceable in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting the rights of creditors generally and subject to the exercise of judicial discretion in accordance with principles of equity, (ii) there is no material default or material breach of a covenant by the Company or any Company Subsidiaries, (iii) no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute such a material default or material breach and (iv) there has been no collateral assignment or other security interest and they are not subject to any encumbrance other than Permitted Encumbrances.

6.18  Opinion of Company Financial Advisor.  The Company has received the written opinion of Deutsche Bank Securities Inc., to the effect that, as of the date thereof, and based upon and subject to the matters set forth therein, the Aggregate Merger Consideration to be delivered by the Company in respect of the Spinco Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to the Company and the holders of Company Common Stock. The Company has previously delivered a copy of such opinion to Verizon.

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6.19  Brokers or Finders.  Except with respect to the Persons set forth in Section 6.19 of the Company Disclosure Letter, no agent, broker, investment banker, financial advisor or other similar Person is or will be entitled, by reason of any agreement, act or statement by the Company, or any of the Company Subsidiaries, directors, officers or employees, to any financial advisory, broker’s, finder’s or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement or any other Transaction Agreement. The material terms of the engagement letters between each of the Company’s financial advisors and the Company have been provided to Verizon.

6.20  Takeover Statutes.  Other than Section 203 of the DGCL, no “fair price,” “moratorium,” “control share acquisition,” “business combination,” “stockholder protection” or other similar anti-takeover statute or regulation enacted under Delaware law, or, to the Company’s Knowledge, under the law of any other jurisdiction, will apply to this Agreement, the Merger or the transactions contemplated hereby or thereby. The action of the Board of Directors of the Company in approving this Agreement and the transactions provided for herein is sufficient to render inapplicable to this Agreement, the Merger and the transactions contemplated hereby or thereby and the transactions provided for herein, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

6.21  Certain Board Findings.  The Board of Directors of the Company, at a meeting duly called and held, (i) has determined that this Agreement and the transactions contemplated hereby, including the Merger, and the issuance of shares of Company Common Stock pursuant to the Merger, are advisable, fair to and in the best interests of the Company and the stockholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger and (iii) has resolved to recommend that the stockholders of the Company entitled to vote thereon adopt this Agreement at the Company Stockholders Meeting.

6.22  Vote Required.  The only vote of the stockholders of the Company required under the DGCL, the NYSE rules or the Company’s certificate of incorporation for adoption of this Agreement and the approval of the transactions contemplated hereby, is the affirmative vote of the holders of a majority in voting power of all outstanding shares of Company Common Stock at the Company Stockholders Meeting (sometimes referred to herein as the “Requisite Approval”).

6.23  Affiliate Transactions.  Except as specifically provided in this Agreement or any of the other Transaction Agreements or as disclosed in the Company SEC Reports, there are no transactions or Contracts of the type required to be disclosed by the Company under Item 404 of Regulation S-K between or among (a) the Company or any Company Subsidiary, on the one hand, and (b) any individual who is a “named executive officer” or director of the Company (as such term is defined in Section 402 of Regulation S-K), on the other hand.

ARTICLE VII

COVENANTS AND AGREEMENTS

7.1  Conduct of Business by the Company Pending the Merger.  Following the date of this Agreement and prior to the earlier of the Effective Time and the date on which this Agreement is terminated pursuant to Section 9.1, except as may be consented to in writing by Verizon (which consent shall not be unreasonably withheld, conditioned or delayed) or as expressly contemplated by a Transaction Agreement or as set forth in Section 7.1 of the Company Disclosure Letter, the Company covenants and agrees that each of the Company and the Company Subsidiaries shall conduct its operations in accordance with its ordinary course of business, consistent with past practice and in compliance with all Laws applicable to it or to the conduct of its business, and use all commercially reasonable efforts to preserve intact its present business organization, maintain rights and franchises, keep available the services of its current officers and key employees and preserve its relationships with customers and vendors in such a manner that its goodwill and ongoing businesses would not reasonably

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be anticipated to be impaired in any material respect. Following the date of this Agreement and prior to the earlier of the Effective Time and the date on which this Agreement is terminated pursuant to Section 9.1 (and notwithstanding the immediately preceding sentence) except (i) as may be required by Law, (ii) as may be consented to in writing by Verizon (which consent shall not be unreasonably withheld, conditioned or delayed, except in the case of clauses (a), (b), (d), (e), (f), (h), (n), (p) and, in respect of the foregoing clauses, (q) of this Section 7.1, with respect to which such consent may be withheld in Verizon’s sole discretion), (iii) as may be expressly contemplated by this Agreement or the other Transaction Agreements, or (iv) as set forth in Section 7.1 of the Company Disclosure Letter, the Company shall not, nor shall it permit any of the Company Subsidiaries to:

(a) (i) declare or pay any dividends on or make other distributions in respect of any shares of its capital stock or partnership interests (whether in cash, securities or property), except for the declaration and payment of cash dividends or distributions paid on or with respect to a class of capital stock all of which shares of capital stock, as the case may be, of the applicable corporation are owned directly or indirectly by the Company and the payment of regular quarterly dividends each in an amount not to exceed $0.39781 per share at times consistent with the dividend payment practices of the Company in 2006 (including a final partial regular quarterly dividend to the extent permitted pursuant to the Company Credit Agreement and paid from existing funds or existing borrowing capacity, to be declared and paid to pre-Closing Company stockholders, pro rated for the number of days elapsed between (x) the beginning of the quarterly period in which the Effective Time occurs and (y) the day immediately preceding the Effective Time); (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock; or (iii) redeem, repurchase or otherwise acquire, or permit any Subsidiary to redeem, repurchase or otherwise acquire, any shares of its capital stock (including any securities convertible or exchangeable into such capital stock), except pursuant to the terms of the securities outstanding on the date hereof or pursuant to the existing terms of a Company Benefit Plan;

(b) issue, deliver or sell, or authorize any shares of its capital stock of any class, any Company Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares or other Company Voting Debt or convertible securities, other than (i) the issuance of shares of Company Common Stock upon the exercise of stock options or the vesting of restricted stock units or restricted stock that are outstanding on the date hereof pursuant to the Company Benefit Plans; (ii) issuances by a wholly owned Subsidiary of the Company of its capital stock to such Subsidiary’s parent or another wholly owned Subsidiary of the Company; and (iii) the granting of full fair market value stock options, or the granting of restricted stock units or restricted units in the ordinary course of business, consistent with the Company’s past practices, provided that, in no event shall the vesting and exercisability of any such newly granted option, restricted stock unit or restricted unit accelerate or shall any additional rights be conveyed, on account of the transactions contemplated hereby;

(c) amend the Company’s certificate of incorporation or bylaws, or amend any Company Subsidiary’s certificate of incorporation or bylaws (or other similar organizational documents);

(d) acquire or agree to acquire by merger or consolidation, or by purchasing a substantial or controlling equity interest in, or the assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization or division or business unit thereof or otherwise acquire or agree to acquire any material assets (other than the acquisition of equipment and other assets used in the operations of the existing business of the Company and the Company Subsidiaries in the ordinary course consistent with past practice), but in all cases excluding any acquisition of equity or assets that constitute a business unit, division or all or substantially all of the assets of the transferor;

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(e) sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, or agree to sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of the Company but excluding (i) surplus real property not used in telephone operations, (ii) inventory and obsolete equipment, in each case, in the ordinary course of business consistent with past practice and (iii) any Lien required to be created pursuant to the Company Credit Agreement or any facility entered into pursuant to the Backstop Facility Commitment);

(f) incur any indebtedness for borrowed money or guarantee or otherwise become contingently liable for any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of others or enter into any material Lease (whether such Lease is an operating or capital Lease) or enter into any interest rate hedge, other than the incurrence of additional indebtedness (i) under the Company Credit Agreement or any facility entered into pursuant to the Backstop Facility Commitment (x) in 2007 in an amount not to exceed $50 million (beyond amounts outstanding under the Company Credit Agreement as of January 1, 2007 and net of any prepayments or repayments effected during 2007) and (y) in 2008 in an amount not to exceed an additional $50 million (beyond amounts outstanding under the Company Credit Agreement (or any facility entered into pursuant to the Backstop Facility Commitment) as of December 31, 2007 and net of any prepayments or repayments effected during 2008), (ii) pursuant to any customer Contract, vendor Contract or real property Lease entered into in the ordinary course of business consistent with past practice and (iii) in connection with equipment leasing in the ordinary course of business consistent with past practice;

(g) except in the ordinary course of business, consistent with past practice, and except for Qualified Transition Expenses, incur or commit to any individual capital expenditure or any obligation or liability in connection with any capital expenditure in excess of $2,000,000 or incur or commit to aggregate capital expenditures or obligations or liabilities in connection with any capital expenditure in excess of $4,000,000, in each case, other than capital expenditures or obligations or liabilities in connection therewith to repair or replace facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), or as contemplated by the Company’s 2007 capital expenditure budget, which is set forth in Section 7.1(g) of the Company Disclosure Letter, or the 2008 capital expenditure budget, to the extent it is substantially similar in all material respects to the 2007 capital expenditure budget or is approved by Verizon (such approval not to be unreasonably withheld or delayed), provided that this Section 7.1(g) shall not permit any action otherwise prohibited by Section 7.1(d);

(h) (i) other than in the ordinary course of business, consistent with past practice in 2006, grant any increases in the compensation of any of its directors, officers or employees, provided that such increase shall not exceed 4% in the aggregate for all such persons (as compared to levels and amounts as of January 1, 2007); (ii) pay or agree to pay to any director, officer or employee, whether past or present, any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, termination, pension or employment plans, Contracts or arrangements as in effect on the date hereof; (iii) enter into any new, or materially amend any existing, employment or severance or termination, Contract with any director, officer or employee; (iv) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation; or (v) become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement or similar plan or arrangement that was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder;

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(i) establish, adopt, enter into, terminate or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers, employees or any of their beneficiaries, except as contemplated by the Employee Matters Agreement, as is necessary to comply with applicable law, or, in each case, as would not result in a material increase in the cost of maintaining such collective bargaining agreement, plan, trust, fund, policy or arrangement;

(j) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of the Company Subsidiaries;

(k) make any material change in its methods of accounting in effect at September 30, 2006 or change its fiscal year except for changes required by a change in GAAP or required by the auditors of the Company and the Company Subsidiaries;

(l) enter into or amend any agreement or arrangement with any Affiliate of the Company or any Company Subsidiary, other than with wholly owned Company Subsidiaries, on terms less favorable to the Company or such Company Subsidiary, as the case may be, than could be reasonably expected to have been obtained with an unaffiliated third party on an arm’s-length basis;

(m) except in the ordinary course of business, consistent with past practice, or as required by law, modify, amend, terminate, renew or fail to use commercially reasonable efforts to renew any Company Material Contract to which the Company or any of the Company Subsidiaries is a party or waive, release or assign any material rights or claims thereunder or enter into any Company Material Contract not in the ordinary course of business consistent with past practice;

(n) except as would not be expected to materially and adversely affect the Company or any of its Affiliates or the Surviving Corporation on a going-forward basis after the Effective Time, (i) make or rescind any material express or deemed election relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where the Company has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (iii) amend any material Tax Returns or (iv) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those expected to be employed in the preparation of its federal income tax return for the taxable year ending December 31, 2006 (unless such change is required by Law); provided, however, that the Company may make or rescind any such election, settle or compromise any such claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy, change any such method of reporting or amend any such Tax Return without Verizon’s and Spinco’s prior written consent if the amount of Tax liabilities or other Tax detriments relating to such action does not exceed $10,000,000;

(o) except in the ordinary course of business, consistent with past practice, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, or incurred in the ordinary course of business since the date of such financial statements;

(p) amend or waive the performance of any provision of the Termination Agreement, the Commitment Letter or the Backstop Facility Commitment; or

(q) agree or commit to do any of the foregoing actions.

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7.2  Conduct of Spinco Business Pending the Merger.  Following the date of this Agreement and prior to the earlier of the Effective Time and the date on which this Agreement is terminated pursuant to Section 9.1, except as may be consented to in writing by the Company or as expressly contemplated by a Transaction Agreement or as set forth in Section 7.2 of the Spinco Disclosure Letter, Verizon and Spinco jointly and severally covenant and agree that Verizon and the Contributing Companies (in regard to the Spinco Business only) and each of Spinco and the Spinco Subsidiaries shall conduct its operations in accordance with its ordinary course of business, consistent with past practice and in compliance with all Laws applicable to it or to the conduct of its business, and use all commercially reasonable efforts to preserve intact its present business organization, maintain rights and franchises, keep available the services of its key employees and preserve its relationships with customers and vendors in such a manner that its goodwill and ongoing businesses would not reasonably be anticipated to be impaired in any material respect. Following the date of this Agreement and prior to the earlier of the Effective Time and the date on which this Agreement is terminated pursuant to Section 9.1 (and notwithstanding the immediately preceding sentence) except (i) as may be required by Law, (ii) as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as may be expressly contemplated by this Agreement or the other Transaction Agreements, (iv) as required to permit the ordinary course operation of Verizon’s cash management system prior to the Effective Time, including any distributions of cash in connection therewith, or (v) as set forth in Section 7.2 of the Spinco Disclosure Letter, Spinco shall not, nor shall Verizon and Spinco permit any of the Spinco Subsidiaries or, to the extent applicable, any of the Contributing Companies with respect to the Spinco Business to:

(a) issue, deliver or sell, or authorize any shares of Spinco’s capital stock or capital stock of any Spinco Subsidiary of any class, or any rights, warrants or options to acquire, any such shares, convertible securities including additional options or other equity-based awards that could be converted into any option to acquire Spinco Common Stock or the capital stock of any Spinco Subsidiary pursuant to the Employee Matters Agreement or otherwise, other than (i) pursuant to this Agreement, pursuant to the Distribution Agreement or required in connection with the Contribution and (ii) issuances by a wholly owned Subsidiary of Spinco of its capital stock to such Subsidiary’s parent or another wholly owned Subsidiary of Spinco;

(b) adopt any provision of, or otherwise amend, the certificate of incorporation or bylaws (or other similar organizational documents) of Spinco or any Spinco Subsidiary in any manner that would prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement;

(c) acquire or agree to acquire by merger or consolidation, or by purchasing a substantial or controlling equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets (excluding the acquisition of equipment and other assets used in the operations of the Spinco Business in the ordinary course consistent with past practice), but in all cases excluding any acquisition of equity or assets that constitute a business unit, division or all or substantially all of the assets of the transferor;

(d) sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, or agree to sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, any of the assets that would constitute Spinco Assets as of the Distribution Date (including capital stock of Spinco Subsidiaries but excluding (i) surplus real property not used in telephone operations and (ii) inventory and obsolete equipment, in each case, in the ordinary course of business consistent with past practice);

(e) incur any indebtedness for borrowed money or guarantee or otherwise become contingently liable for any such indebtedness or issue or sell any debt securities or warrants or

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rights to acquire any debt securities of Spinco or any of its Subsidiaries or guarantee any debt securities of others or enter into any material Lease (whether such Lease is an operating or capital Lease) in each case to any third Person, other than (i) the incurrence of additional indebtedness to fund ordinary course capital requirements of Spinco and the Spinco Subsidiaries, (ii) pursuant to any customer Contract, vendor Contract or real property Lease entered into in the ordinary course of business consistent with past practice, (iii) in connection with equipment leasing in the ordinary course of business, consistent with past practice and (iv) as contemplated by the New Financing, the Spinco Securities or the Distribution Agreement or required in connection with the Contribution;

(f) except in the ordinary course of business, consistent with past practice, incur or commit to any individual capital expenditure or any obligation or liability in connection with any capital expenditure, or incur or commit to aggregate capital expenditures or obligations or liabilities in connection with any capital expenditure, in each case, other than capital expenditures or obligations or liabilities in connection therewith to repair or replace facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), or as contemplated by the 2007 capital expenditure budget of Verizon for the Spinco Business, which is set forth in Section 7.2(f) of the Spinco Disclosure Letter, or the 2008 capital expenditure budget, to the extent it is substantially similar in all material respects to the 2007 capital expenditure budget (except as set forth in Section 7.2(f) of the Spinco Disclosure Letter) or is approved by the Company, provided that this Section 7.2(f) shall not permit any action otherwise prohibited by Section 7.2(c);

(g) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Spinco or any of its Subsidiaries;

(h) (i) other than in the ordinary course of business, consistent with past practice in 2006, grant any material increases in the compensation of any of its directors, officers or employees, provided that such increase shall not exceed 4% in the aggregate for all such persons (as compared to the levels and amounts as of January 1, 2007); (ii) pay or agree to pay to any director, officer or employee, whether past or present, any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, termination, pension or employment plans, Contracts or arrangements as in effect on the date hereof; (iii) enter into any new, or materially amend any existing, employment or severance or termination, Contract with any director, officer or employee; (iv) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation; or (v) become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement or similar plan or arrangement that was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder, except, in the case of the foregoing clauses (i) through (v), to the extent Verizon or the Verizon Subsidiaries retain any liability in respect of such action (any such retained liability to be deemed a Verizon Liability (as defined in the Distribution Agreement));

(i) establish, adopt, enter into, terminate or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers, employees or any of their beneficiaries, except as contemplated by the Employee Matters Agreement, as is necessary to comply with applicable Law, or, in the aggregate, in the ordinary course of business consistent with past practice;

(j) make any material change in Verizon’s methods of accounting with respect to the Spinco Business in effect at the Interim Balance Sheet Date except for changes required by a change in GAAP or required by the auditors of Verizon and the Verizon Subsidiaries;

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(k) except as would not be expected to materially and adversely affect Spinco or any of its Subsidiaries or the Spinco Business, or the Surviving Corporation on a going-forward basis after the Effective Time, (i ) make or rescind any material express or deemed election relating to Taxes of Spinco or any of its Subsidiaries or the Spinco Business, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where Verizon or Spinco has the capacity to make such binding election (other than any election necessary in order to obtain the IRS Ruling and/or the Distribution Tax Opinion), (ii ) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes of Spinco or any of its Subsidiaries or the Spinco Business, ( iii) amend any material Tax Returns of Spinco or any of its Subsidiaries or relating to the Spinco Business or (iv) change in any material respect any method of reporting income or deductions of Spinco or any of its Subsidiaries or the Spinco Business for federal income tax purposes from those expected to be employed in the preparation of its federal income tax return for the taxable year ending December 31, 2006 (unless such change is required by Law), provided, however, that Spinco may make or rescind any such election, settle or compromise any such claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy, change any such method of reporting or amend any such Tax Return without the Company’s prior written consent if the amount of Tax liabilities or other Tax detriments relating to such action does not exceed $15,000,000;

(l) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business, consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the Interim Financial Statements (or the notes thereto) of Spinco included in the Spinco Financial Statements, or incurred in the ordinary course of business since the date of such financial statements;

(m) enter into or amend any agreement or arrangement relating to the Spinco Business that would constitute a Transferred Affiliate Arrangement and which constitutes a Spinco Asset or Spinco Liability (as defined in the Distribution Agreement) with any Affiliate of Verizon or any Verizon Subsidiary (other than Spinco or a Spinco Subsidiary), on terms less favorable to Spinco or such Spinco Subsidiary, as the case may be, than could be reasonably expected to have been obtained with an unaffiliated third party on an arm’s-length basis;

(n) except in the ordinary course of business consistent with past practice, or as required by Law, modify, amend, terminate, renew or fail to use commercially reasonable efforts to renew any Spinco Material Contract or waive, release or assign any material rights or claims thereunder or enter into any Spinco Material Contract not in the ordinary course of business consistent with past practice;

(o) amend the Distribution Agreement without the consent of the Company; or

(p) agree to commit to take any of the foregoing actions.

7.3  Proxy Statement/Prospectus; Registration Statements.

(a) As promptly as practicable following the date hereof, the Company, Verizon and Spinco shall prepare, and (as promptly as practicable following the Company’s receipt from Verizon of the 2006 Financial Statements as contemplated by Section 7.18) the Company shall file with the SEC, the Company Registration Statement, including the Proxy Statement/Prospectus with respect to the transactions contemplated by this Agreement, and the Company shall use its commercially reasonable efforts to have such Proxy Statement/Prospectus cleared by the SEC under the Exchange Act and the Company Registration Statement declared effective by the SEC under the Securities Act, as promptly as practicable after such filings or at such other time as Verizon, Spinco and the Company may agree; and

(b) As promptly as practicable following the mailing of the Proxy Statement/Prospectus by the Company, if required by the SEC and/or the Securities Act, Verizon, Spinco and the Company shall

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prepare, and Spinco shall file with the SEC, the Spinco Registration Statement with respect to the Distribution, and Spinco shall use its commercially reasonable efforts to have such Spinco Registration Statement declared effective by the SEC under the Securities Act prior to the Distribution Date.

(c) The Company shall, as promptly as practicable after receipt thereof, provide to Verizon copies of any written comments and advise Verizon of any oral comments with respect to the Proxy Statement/Prospectus and the Company Registration Statement received from the SEC. Spinco shall, as promptly as practicable after receipt thereof, provide to the Company copies of any written comments and advise the Company of any oral comments with respect to any Spinco Registration Statement received from the SEC.

(d) The Company shall provide Verizon with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus or Company Registration Statement prior to filing the same with the SEC, and with a copy of all such filings made with the SEC. No amendment or supplement to the Proxy Statement/Prospectus or the Company Registration Statement will be made by the Company without the approval of Verizon (such approval not to be unreasonably withheld, conditioned or delayed). The Company will advise Verizon promptly after it receives notice thereof, of the time when the Company Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Company Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement/Prospectus or the Company Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(e) Spinco shall provide the Company with a reasonable opportunity to review and comment on any amendment or supplement to any Spinco Registration Statement prior to filing the same with the SEC, and with a copy of all such filings made with the SEC. No amendment or supplement to any Spinco Registration Statement will be made by Spinco without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). Spinco will advise the Company promptly after it receives notice thereof, of the time when any Spinco Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Spinco Common Stock issuable in connection with the Distribution for offering or sale in any jurisdiction, or of any request by the SEC for amendment of any Spinco Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(f) As promptly as practicable after the date on which the SEC shall clear (whether orally or in writing) the Proxy Statement/Prospectus and, if required by the SEC as a condition to the mailing of the Proxy Statement/Prospectus, the date on which the Company Registration Statement shall have been declared effective, the Company shall mail, or cause to be mailed, the Proxy Statement/Prospectus to its stockholders.

(g) If, at any time prior to the Effective Time, any event or circumstance should occur that results in the Proxy Statement/Prospectus or one or both of the Registration Statements containing an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or that otherwise should be described in an amendment or supplement to the Proxy Statement/Prospectus or one or both of the Registration Statements, Verizon and the Company shall promptly notify each other of the occurrence of such event and then the applicable party shall promptly prepare, file and clear with the SEC and, in the case of the Proxy Statement/Prospectus, mail, or cause to be mailed, to the Company’s stockholders each such amendment or supplement.

(h) Verizon and Spinco agree to promptly provide the Company with the information concerning Verizon, Spinco and their respective Affiliates required to be included in the Proxy Statement/Prospectus and the Company Registration Statement. In furtherance of the foregoing, Verizon and Spinco shall use all commercially reasonable efforts to, or shall use all commercially reasonable efforts

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to cause its representatives to, furnish as promptly as practicable to the Company such additional financial and operating data and other information as to the Spinco Business as the Company may require to complete the Proxy Statement/Prospectus and the Company Registration Statement in accordance with the Exchange Act (including any financial statements required to be included therein).

(i) The Company agrees to promptly provide Spinco with the information concerning the Company and its Affiliates required to be included in any Spinco Registration Statement. In furtherance of the foregoing, the Company shall use all commercially reasonable efforts to, or shall use all commercially reasonable efforts to cause its representatives to, furnish as promptly as practicable to Spinco such additional financial and operating data and other information as to the business of the Company as Spinco may require to complete any Spinco Registration Statement in accordance with the Securities Act (including any financial statements required to be included therein).

7.4  Stockholders Meeting.

(a) As promptly as practicable following the date hereof and the date on which the SEC shall clear (whether orally or in writing) the Proxy Statement/Prospectus and, if required by the SEC as a condition to the mailing of the Proxy Statement/Prospectus, the Company Registration Statement shall have been declared effective, the Company shall call a special meeting of its stockholders (the “Company Stockholders Meeting”) to be held as promptly as practicable for the purpose of voting upon (i ) the adoption of this Agreement, (ii) the issuance of shares of Company Common Stock pursuant to the Merger and (iii) the matters to be considered by the Company’s stockholders at the 2007 annual meeting of the Company set forth in Section 7.4(a) of the Company Disclosure Letter if the Company elects to combine the special meeting with such annual meeting. This Agreement shall be submitted for adoption to the stockholders of the Company at such special meeting. The Company shall deliver, or cause to be delivered, to the Company’s stockholders the Proxy Statement/Prospectus in definitive form in connection with the Company Stockholders Meeting at the time and in the manner provided by the applicable provisions of the DGCL, the Exchange Act and the Company’s certificate of incorporation and bylaws and shall conduct the Company Stockholders Meeting and the solicitation of proxies in connection therewith in compliance with such statutes, certificate of incorporation and bylaws.

(b) Subject to Section 7.11(c), the Board of Directors of the Company shall recommend that the Company’s stockholders adopt this Agreement, and such recommendation shall be set forth in the Proxy Statement/Prospectus. Unless and until this Agreement shall have been terminated in accordance with its terms, the Company shall comply with its obligations under Section 7.4(a) whether or not its Board of Directors withdraws, modifies or changes its recommendation regarding this Agreement or recommends any other offer or proposal.

7.5  Efforts to Close.  Subject to the terms and conditions of the applicable Transaction Agreement, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective in accordance with the terms of the Transaction Agreements the transactions contemplated by the Transaction Agreements, including executing such documents, instruments or conveyances of any kind that may be reasonably necessary or advisable on the terms set forth herein to carry out any of the transactions contemplated by the Transaction Agreements; provided, that such additional documents, instruments and conveyances shall not (w) provide for additional representations or warranties, (x) impose additional obligations or liabilities on any party, (y) delay the consummation of the transactions contemplated by this Agreement or (z) be inconsistent with the express terms of any Transaction Agreement.

7.6  Regulatory Matters.

(a) Subject to the terms and conditions set forth in this Agreement, each of Verizon, Spinco and the Company shall use all commercially reasonable efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or

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advisable under applicable Laws and regulations to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or notations, waivers, consents and approvals, including the Company Approvals and the Verizon Approvals, from any Governmental Authority and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, and (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement.

(b) Within 30 days after the date hereof, the Company shall deliver to Verizon a list, determined in good faith, of the State Regulators other than those in Maine, Vermont and New Hampshire with respect to which the Company believes an application is required to obtain such regulator’s consent to effect the transfer of control of the Spinco Business and to cause such authorities to permit consummation of the transactions contemplated hereby or by the Distribution Agreement. Such list shall not name any jurisdiction other than those specified in Section 7.6(b) of the Company Disclosure Letter. Within 15 days of Verizon’s receipt of such list from the Company, Verizon shall deliver to the Company a list, determined in good faith, of any additional State Regulators with respect to which Verizon believes the foregoing criteria are met. Such list shall not name any jurisdiction other than those specified in Section 7.6(b) of the Company Disclosure Letter. Any jurisdiction appearing on either of the lists provided by the Company and Verizon shall be a jurisdiction in which the parties shall make the applicable regulatory filing pursuant to Section 7.6(c)(iii) (such filings, the “Other PUC Applications”).

(c) Subject to the terms and conditions herein provided and without limiting the foregoing, each of Verizon, Spinco and the Company shall (i) within 120 days after the date hereof make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) promptly (but in no event later than 30 days after the date hereof) file all applications requiring prior approval or other submissions required to be filed with (x) the FCC (the “FCC Applications”), except those submissions addressed in paragraphs 7.6(e), (f) and (g), below, which shall be made as set forth in those paragraphs, and except those applications that may be filed with the FCC for “immediate approval” under 47 C.F.R. Section 1.948(j)(2) or for approval that permits operation upon application under 47 C.F.R. Section 90.159(c), and (y) State Regulators in the states of Maine, Vermont and New Hampshire (the “Territory PUC Applications”), to effect the transfer of control of the Spinco Business, any federal and state approvals in the states of Maine, Vermont and New Hampshire pertaining to asset transfers or changes in control, and to cause such authorities to permit consummation of each of the transactions contemplated hereby or by the Distribution Agreement and respond as promptly as practicable to any additional requests for information received from the FCC or any State Regulator by any party to a FCC Application or a Territory PUC Application, (iii) as promptly as practicable after the determination of the Other PUC Applications in accordance with Section 7.6(b) (but in no event later than 60 days after the date hereof), file all Other PUC Applications with the applicable State Regulators and respond as promptly as practicable to any additional requests for information received from any State Regulator by any party to an Other PUC Application (the consent of such State Regulators and the consents referred to in clause (ii) of this Section 7.6(c) the “Telecommunications Regulatory Consents”), (iv) use all commercially reasonable efforts to cure not later than the Effective Time any violations or defaults under any FCC Rules or rules of any State Regulator, (v) use all commercially reasonable efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from any other Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (vi) use all commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby all such further action as reasonably may be necessary to obtain all

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regulatory consents in respect of telecommunications matters and to resolve such objections, if any, as the HSR Agencies, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other Person may assert under relevant antitrust or competition laws with respect to the transactions contemplated hereby; and (vii) subject to applicable legal limitations and the instructions of any Governmental Authority, keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by the Company, Verizon or Spinco, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Authority with respect to such transactions.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 7.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement or the Transaction Agreements as violative of any Regulatory Law or otherwise, each of the Company, Verizon and Spinco shall cooperate in all respects with each other and use all commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, provided that the foregoing obligations shall not apply to a final order of a State Regulator in the States of Vermont, New Hampshire or Maine. None of Verizon, Spinco or the Company shall settle any such action, suit or proceeding or fail to perfect on a timely basis any right to appeal any judgment rendered or order entered against such party therein without having previously consulted with the other parties. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.6 shall limit a party’s right to terminate this Agreement pursuant to Section 9.1(b) or 9.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 7.6.

(e) If any objections are asserted with respect to the transactions contemplated hereby or the Transaction Agreements under any Regulatory Law or if any suit is instituted by any Governmental Authority or any private party recommending or seeking to deny the granting of any Telecommunications Regulatory Consent or challenging any of the transactions contemplated hereby as violative of any Regulatory Law or otherwise, each of the Company, Verizon and Spinco shall use all commercially reasonable efforts to resolve any such objections or challenge as such Governmental Authority or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by the Transaction Agreements. For purposes of this Agreement, “Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Communications Act and all other federal, state or foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that relate to the granting of regulatory consents in respect of telecommunications matters or are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition, whether in the communications industry or otherwise through merger or acquisition. The Company and not Verizon will make all required filings, as may be required under applicable law, with the FCC and the State Regulators relating to transfers of customers and compliance with carrier change authorization, notification and verification rules.

(f) To the extent necessary to comply with state laws, regulations and FCC Rules including those prohibiting “slamming” as set forth in 47 C.F.R. Section 64.1120, at least 60 days prior to Closing Date as reasonably anticipated by any party, (i) the Company shall, at its own expense, prepare and deliver to Verizon a draft notice providing the information required by 47 C.F.R. Section 64.1120(e) addressed to the telecommunications customers of Spinco and the Spinco Subsidiaries, after giving effect to the Contribution, it being understood that Verizon shall have the opportunity to review and comment on the contents of such notice; and (ii) Verizon shall, at the Company’s cost and expense (which shall be a reimbursement of Verizon’s fully allocated cost), cause such notice to be delivered to such customers at

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least 30 days before the Closing Date as reasonably anticipated by any party by a direct mailing or in accordance with such method of notice and notification period that the FCC or State Regulators may order or require. For the avoidance of doubt, the Company and not Verizon, will be primarily responsible for making all required filings with the FCC and the State Regulators relating to transfers of customers and compliance with carrier change authorization, notification and verification rules. Verizon and/or Spinco will be responsible for preparing, distributing, and filing (at Spinco’s expense) any notices relating to “discontinuance, reduction, or impairment” of service to the customers of Spinco and the Spinco Subsidiaries after giving effect to the Contribution required by 47 C.F.R. Sections 63.19 and 63.71.

(g) At or prior to the Effective Time, the Company, at its own expense, shall adopt (to the extent permitted by State Regulators) the tariffs, price lists, schedules of rates, or other statements of terms and conditions, including, without limitation, special customer arrangements, special assemblies, price flex arrangements, and individual customer based arrangements of Verizon New England and Verizon Select Services Inc. for telecommunications services, which are applicable in whole or in part in Maine, New Hampshire, or Vermont, are effective under applicable laws and regulations, and are in effect immediately prior to the Effective Time (collectively, the “Tariffs”). The Company shall maintain the Tariffs in effect at least until the end of the service term specified in (i) the Tariffs (to the extent permitted by State Regulators), (ii) agreements implementing such Tariffs with customers served by Verizon Affiliates under retained Blended Customer Contracts identified in Section 1.1(a) of the Disclosure Letter to the Distribution Agreement and the agreements of customers who do not provide Verizon Third Party Consents under this Agreement (each a “Specified Contract”) and (iii) agreements implementing such Tariffs with Persons who are Affiliates of Verizon New England on or before the Closing Date, and any optional renewal term exercisable by customers which are party to a Specified Contract or such Affiliates in such agreements or Tariffs. The Company further agrees that, to the extent such Tariffs or agreements implementing such Tariffs contain rates and charges or other terms and conditions based on volume of service, amount of purchase or spend, or similar volume commitments by the customers which are party to a Specified Contract or such Affiliates (the “Volume Commitments”), the Company will reduce such Volume Commitments pro-rata, without a change in rates and charges or other terms and conditions under such Tariffs or agreements, to reflect the fact that the customers which are party to a Specified Contract or such Affiliates may, after Closing, take service from Verizon New England and the Company and not from Verizon New England or the Company alone. The pro-rata reduction shall be equal to or exceed the amount of the Volume Commitment provided by Verizon New England after Closing. By way of example, and not by limitation, if after Closing, such Affiliate purchased 75% of a Volume Commitment from Company and 25% of a Volume Commitment from Verizon New England, then Company would reduce the Volume Commitment by 25% in affected Tariffs and agreements implementing such Tariffs. At its own expense, the Company shall make all filings and take all other actions as may be required by applicable laws and regulations to make the Tariffs and pro-rata reductions of Volume Commitments adopted or made by the Company under this Section 7.6(g) legally effective not later than the Effective Time. If the applicable State Regulators do not permit, in whole or in part, the adoption of such Tariffs by the Company or the maintenance of such Tariffs during the service terms described above in this Section 7.6(g), then from and after the Effective Time and through the date on which the Company would no longer have been required under this Section 7.6(g) to maintain the applicable Tariffs had such State Regulators permitted their adoption, the Company will provide service terms, rates and services equivalent to the Tariffs, including reductions in Volume Commitments, by means and methods acceptable to the applicable State Regulators.

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(h) Effective no later than the Effective Time, Verizon shall cause Verizon New England to relinquish voluntarily any certificate of public good or any other equivalent franchise or authorization under Law, including prior Law, to provide ILEC regulated intrastate services, which it possesses in Maine, New Hampshire and Vermont and to have obtained the approvals of the applicable public utility commissions in Maine, New Hampshire, and Vermont for the revocation, termination or transfer to ILEC Spinco Subsidiary of such authorizations and franchises and for its abandonment and discontinuance of all ILEC regulated intrastate services subject to the jurisdiction of such commissions. Promptly after the Effective Time, but in no event later than 30 days thereafter, Verizon New England shall file to withdraw its intrastate tariffs or schedules of rates, terms and conditions for ILEC regulated intrastate services.

7.7  Employee Matters.  Throughout the internal restructurings and merger taken in contemplation of this Agreement, including the Internal Spinoffs and Internal Restructurings, the Contribution, Distribution, and the Merger, the Spinco Employees shall maintain uninterrupted continuity of employment, compensation and benefits, and, also for union represented employees, uninterrupted continuity of representation for purposes of collective bargaining and uninterrupted continuity of coverage under their collective bargaining agreements, in each case as contemplated by and described in the Employee Matters Agreement.

7.8  Certain Third Party Consents.

(a) Verizon and Spinco shall use commercially reasonable efforts to identify and obtain prior to the Closing any material Verizon Third Party Consents necessary to be obtained to authorize, approve or permit the consummation of the transactions contemplated by the Distribution Agreement or this Agreement. If such Verizon Third Party Consents have not been obtained prior to the Closing, Verizon and the Surviving Corporation shall use commercially reasonable efforts thereafter to obtain such Verizon Third Party Consents for a period of six months following the Closing; provided, however, that Verizon and the Company (or, for periods following the Closing, the Surviving Corporation) shall not be required to pay more than $1,000,000 in the aggregate to obtain all Verizon Third Party Consents sought pursuant to this Section 7.8(a) (inclusive of any amounts paid in respect of Verizon IP Consents as provided in Section 7.8(b) and any costs associated with the separation of any Blended Customer Contract as provided in Section 7.8(e)) with any such payment borne 60% by Verizon and 40% by the Company (on a dollar for dollar basis), provided that such limitation shall not apply to any filing, recordation or similar fees payable to any Governmental Authority, which filing, recordation or similar fees shall be paid by the Company or the Surviving Corporation.

(b) Promptly following the date hereof and, if the Closing occurs, for a period of six months following the Closing Date, Verizon shall use, and shall cause its Affiliates to use, commercially reasonable efforts, in cooperation with the Surviving Corporation, to identify and thereafter obtain Verizon IP Consents. The parties shall bear the costs of obtaining any Verizon IP Consent (collectively, the “Verizon IP Consent Costs”) as provided in Section 7.8(b) of the Verizon Disclosure Letter. For the avoidance of doubt, (i) Verizon IP Consents shall include any authorization, approval, consent, waiver or replacement license of a third Person required to permit the Company and the Subsidiaries, as applicable, to retain rights to any material Network Element Software that is made available to one or more Contributing Companies pursuant to an Excluded Contract and (ii) except to the extent provided otherwise in Section 7.8(b) of the Verizon Disclosure Letter, Verizon IP Consent Costs shall not include the costs attributable to obtaining for the benefit of Surviving Corporation or its Subsidiaries any upgrade or maintenance, support or other service used or useful in the operation of material Network Element Software following the Closing.

(c) Notwithstanding anything to the contrary contained herein, but subject to the obligations set forth in this Section 7.8(c), to the extent any Verizon Third Party Consent or Verizon IP Consent is required in connection with the consummation of the transactions contemplated by the Distribution Agreement or this Agreement and such Verizon Third Party Consent or Verizon IP Consent is not

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received prior to the Closing, then, (i) if applicable, the Contract that is the subject of such Verizon Third Party Consent shall not be assigned in the Contribution or (ii) if applicable, to the extent any such Contract requiring a Verizon Third Party Consent may only be enjoyed by an Affiliate of Verizon, such Contract shall be transferred to another Affiliate of Verizon, and Verizon agrees to use commercially reasonable efforts to make the benefits of any such Contract available to the Surviving Corporation and its Subsidiaries for a period of one year following the Closing Date, subject to (x) the assumption of all obligations in respect of such Contract by the Surviving Corporation and the Subsidiaries, (y) the limitations on required payments set forth in Sections 7.8(a) and 7.8(b) and (z) Section 7.8(f).

(d) Verizon shall use its commercially reasonable efforts to deliver to the Company within 60 days of the date hereof (i) a list of all third parties who are counterparties to an Excluded Contract and which Verizon reasonably believes were paid an aggregate of $100,000 or more in calendar year 2006 by Verizon or its Subsidiaries as indicated in the accounts payable system of Verizon in respect of such Contract and (ii) to the extent not prohibited pursuant to confidentiality obligations contained in any such Contract, either (a) a copy of such Contract (if such Contract is in writing) or (b) a description of the products/services which are the subject of the Contract.

(e) With respect to Blended Customer Contracts, Verizon and the Company will use commercially reasonable efforts to obtain prior to the Closing or, if not obtained, will use commercially reasonable efforts for 180 days following the Closing to obtain from the counterparty to each Blended Customer Contract any needed consent to separate the portion of such Contract that relates to the goods or services purchased from or supplied to the Spinco Business under such Blended Customer Contract, it being agreed that Verizon shall not be required to grant any consideration to any counterparty to such a Blended Customer Contract except to the extent of any consent costs that are included in the amounts for which Verizon is responsible pursuant to Section 7.8(a). The Contract constituting the separated portion of any Blended Customer Contract that relates to the Spinco Business as described in the preceding sentence shall be assumed by and become the responsibility of Spinco (or the Surviving Corporation to the extent it is separated following the Closing).

(f) In the event any customer Contract that would have been assigned in the Contribution as a Spinco Asset but for the failure to obtain a Verizon Third Party Consent is not assigned or any Blended Customer Contract that would have been assumed in part by Spinco pursuant to Section 7.8(e) but for the failure of the counterparty to consent to such assumption is not assumed, then (i) to the extent such Contract involves the provision to the customer thereunder of ILEC services that are a part of the Spinco Business, Verizon shall use the Surviving Corporation and its Subsidiaries succeeding to the Spinco Business to provide such services to such customer subject to the rights, if any, of such customer under such Contract to consent thereto and (ii) to the extent such Contract involves the provision to the customer thereunder of non-ILEC services, Verizon shall continue to provide such services to such customer in accordance with such Contract. With respect to ILEC services delivered by the Surviving Corporation and its Subsidiaries in respect of such Contracts, Verizon shall either (A) remit to the Surviving Corporation amounts received from the applicable customers in accordance with the applicable Tariff (which the Surviving Corporation shall have mirrored in accordance with Section 7.6(g)) or, if applicable, in accordance with the last sentence of Section 7.6(g), in each case including as to payment terms or (B) make payment to the Surviving Corporation in accordance with the terms of the applicable Transferred Affiliate Arrangement, including as to payment terms. With respect to non-ILEC services and ILEC services delivered by Verizon or its Subsidiaries under such Contracts without the assistance of the Surviving Corporation or its Subsidiaries, Verizon shall remit to the Surviving Corporation its net amounts received (after payment of third party costs and any applicable taxes) in respect of the delivery of such services to such customers, which payment shall be made by Verizon promptly after its receipt of such revenues and in any event no later than 45 days thereafter. The provisions of this Section 7.8(f) shall exclusively govern the circumstances described in

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the first sentence hereof, notwithstanding any other provision of this Agreement or the Distribution Agreement.

(g) Verizon will use its commercially reasonable efforts to identify to the Company prior to the Closing any Verizon Guarantees (as defined in the Distribution Agreement) and any Spinco Guarantees (as defined in the Distribution Agreement).

7.9  Tax Matters.

(a) IRS Rulings.

(i) As soon as reasonably practicable after the date of this Agreement, Verizon and the Company, as to matters germane to the Merger, shall submit to the IRS a request (the “Ruling Request”) for (A) the IRS Ruling, and (B) any other ruling in connection with the Contribution, the Distribution or the Merger that Verizon, in consultation with the Company, deems to be appropriate. The initial Ruling Request and any supplemental materials submitted to the IRS relating thereto (each, an “IRS Submission”) shall be prepared by Verizon. Verizon shall provide the Company with a reasonable opportunity to review and comment on each IRS Submission prior to the filing of such IRS Submission with the IRS as provided in Section 10.01 of the Tax Sharing Agreement; provided that Verizon may redact from any IRS Submission any information (“Redactable Information”) that (A) Verizon, in its good faith judgment, considers to be confidential and not germane to the Company’s or Spinco’s obligations under this Agreement or any of the other Transaction Agreements, and (B) is not a part of any other publicly available information, including any non-confidential filing.

(ii) Verizon shall provide the Company with copies of each IRS Submission as filed with the IRS promptly following the filing thereof; provided that Verizon may redact any Redactable Information from the IRS Submission. Each of Verizon, Spinco and the Company agrees to use its commercially reasonable efforts to obtain the IRS Ruling and the other rulings set forth in the Ruling Request, including providing such appropriate information and representations as the IRS shall require in connection with the Ruling Request and any IRS Submissions. Solely for the avoidance of doubt, nothing in this Section 7.9(a)(ii) shall provide grounds for Verizon, Spinco or the Company to alter any obligation or limitation imposed upon it under this Agreement.

(b) Distribution Tax Opinion.  Each of Verizon, Spinco and the Company agrees to use its commercially reasonable efforts to obtain the Distribution Tax Opinion. The Distribution Tax Opinion shall be based upon the IRS Ruling, any other rulings issued by the IRS in connection with the Ruling Request, and customary representations and covenants, including those contained in certificates of Verizon, Spinco, the Company and others, reasonably satisfactory in form and substance to Verizon Tax Counsel (such representations and covenants, the “Distribution Tax Representations”). Each of Verizon, Spinco and the Company shall deliver to Verizon Tax Counsel, for purposes of the Distribution Tax Opinion, the Distribution Tax Representations.

(c) Merger Tax Opinions.  Verizon and Spinco, on the one hand, and the Company, on the other hand, shall cooperate with each other in obtaining, and shall use their respective commercially reasonable efforts to obtain, a written opinion of their respective tax counsel, Paul, Hastings, Janofsky & Walker LLP, in the case of the Company (“Company Tax Counsel”), and Verizon Tax Counsel, in the case of Verizon and Spinco, in form and substance reasonably satisfactory to the Company and Verizon, respectively (each such opinion, a “Merger Tax Opinion”), dated as of the Effective Time, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code. Each of the Company, Verizon and Spinco shall deliver to Company Tax Counsel and Verizon Tax Counsel for purposes of the Merger Tax Opinions customary representations and covenants, including those contained in certificates of the Company, Verizon, Spinco and others, reasonably satisfactory in form and substance to Company Tax Counsel and Verizon Tax Counsel.

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(d) Prior to the Effective Time, each of Verizon, Spinco and the Company agrees to use its reasonable best efforts to cause the Tax-Free Status of the Transactions.

7.10 Access to Information.  Upon reasonable notice, each of Verizon, Spinco and the Company shall, subject to applicable Law, afford to each other and to each other’s respective officers, employees, accountants, counsel and other authorized representatives, reasonable access during normal business hours, from the date hereof through to the date which is the earlier of the Effective Time or the date on which this Agreement is terminated pursuant to Section 9.1, to its and its Subsidiaries’ officers, employees, accountants, consultants, representatives, plants, properties, Contracts (other than Excluded Contracts), commitments, books, records (including Tax Returns) and any report, schedule or other document filed or received by it pursuant to the requirements of the federal or state securities laws, and shall use all commercially reasonable efforts to cause its respective representatives to furnish promptly to the others such additional financial and operating data and other information in its possession, as to its and its Subsidiaries’ respective businesses and properties as the others or their respective duly authorized representatives, as the case may be, may reasonably request, it being understood that in no event will any party be required to provide access to its accountants’ work papers and, in the case of Spinco and Verizon, the foregoing obligations will be limited to information regarding the Spinco Business. The parties hereby agree that the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any party or its representatives thereunder and hereunder.

7.11  No Solicitation by the Company.

(a) Except as set forth in Sections 7.11(b) through (d) hereof, the Company agrees that, following the date of this Agreement and prior to the earlier of the Effective Time or the date on which this Agreement is terminated pursuant to Section 9.1, neither it nor any Company Subsidiary shall, and that it shall use reasonable best efforts to cause its and each of the Company Subsidiary’s officers, directors, employees, advisors and agents not to, directly or indirectly, (i) knowingly solicit, initiate or encourage any inquiry or proposal that constitutes or could reasonably be expected to lead to a Company Acquisition Proposal, (ii) provide any non-public information or data to any Person relating to or in connection with a Company Acquisition Proposal, engage in any discussions or negotiations concerning a Company Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement a Company Acquisition Proposal, (iii) approve, recommend, agree to or accept, or propose publicly to approve, recommend, agree to or accept, any Company Acquisition Proposal, or (iv) approve, recommend, agree to or accept, or propose to approve, recommend, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Company Acquisition Proposal. Without limiting the foregoing, any violation of the restrictions set forth in the preceding sentence by any of the Company Subsidiaries or any of the Company’s or the Company Subsidiaries’ officers, directors, employees, agents or representatives (including any investment banker, attorney or accountant retained by the Company or the Company Subsidiaries) shall be a breach of this Section 7.11(a) by the Company. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Company Acquisition Proposal (except with respect to the transactions contemplated by this Agreement).

(b) Nothing contained in this Agreement shall prevent the Company or the Company’s Board of Directors from, prior to the adoption of this Agreement by the holders of Company Common Stock, engaging in any discussions or negotiations with, or providing any non-public information to, any Person, if and only to the extent that (i) the Company receives from such Person an unsolicited bona fide Company Superior Proposal or a Company Acquisition Proposal that the Company’s Board of Directors determines in good faith (after consultation with a financial advisor of nationally recognized reputation) would reasonably be expected to lead to a Company Superior Proposal, (ii) the Company’s

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Board of Directors determines in good faith (after consultation with its legal advisors) that its failure to do so would reasonably be expected to result in a breach of the Board of Directors’ fiduciary duties under applicable Law, (iii) prior to providing any information or data to any Person in connection with a proposal by any such Person, (A) the Company’s Board of Directors receives from such Person an executed confidentiality agreement no less restrictive than the Confidentiality Agreement and (B) such information has been provided to Verizon (or is provided to Verizon at the same time it is provided to such Person, to the extent not previously provided or made available to Verizon) and (iv) prior to providing any non-public information or data to any Person or entering into discussions or negotiations with any Person, the Company’s Board of Directors notifies Verizon promptly of any such inquiry, proposal or offer received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, the Company, any Company Subsidiary or any of their officers, directors, employees, advisors and agents indicating, in connection with such notice, the material terms and conditions of the Company Acquisition Proposal and the identity of the Person making such Company Acquisition Proposal. The Company agrees that it shall keep Verizon reasonably informed, on a reasonably prompt basis, of the status and material terms of any such proposals or offers, any changes thereto, and the status of any such discussions or negotiations and will notify Verizon promptly of any determination by the Company’s Board of Directors that a Company Superior Proposal has been made. For purposes of this Agreement, a “Company Superior Proposal” means any proposal or offer made by a third party to acquire, directly or indirectly, by merger, consolidation or otherwise, for consideration consisting of cash and/or securities, at least a majority of the shares of the Company Common Stock then outstanding or all or substantially all of the assets of the Company and the Company Subsidiaries and otherwise on terms which the Board of Directors of the Company (after consultation with its legal and financial advisors) determines in its good faith judgment to be more favorable to the Company’s stockholders than the Merger (taking into account all of the terms and conditions of such proposal and of this Agreement as well as any other factors deemed relevant by the Board of Directors of the Company) and reasonably capable of being consummated on the terms so proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

(c) Prior to the adoption of this Agreement by the holders of Company Common Stock, the Board of Directors of the Company may, if it concludes in good faith (after consultation with its legal advisors) that failure to do so would result in a breach of its fiduciary duties under applicable Law, withdraw or modify its recommendation of the Merger, but only at a time that is after the third Business Day following Verizon’s receipt of written notice from the Company advising Verizon of its intention to do so. Notwithstanding any withdrawal or modification of recommendation pursuant to this Section 7.11(c), Verizon shall have the option, exercisable within five Business Days after such withdrawal or modification, to cause the Board of Directors to submit this Agreement to the stockholders of the Company for the purpose of adopting this Agreement.

(d) Nothing in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company stockholders if, in the good faith judgment of the Board of Directors of the Company (after consultation with its legal advisors), it is required to do so in order to comply with its fiduciary duties to the Company’s stockholders under applicable Law; provided, however, that neither the Company nor its Board of Directors nor any committee thereof shall approve or recommend, or propose publicly to approve or recommend, a Company Acquisition Proposal unless the Company has first terminated this Agreement pursuant to Section 9.1(h) hereof and has otherwise complied with the provisions thereof.

7.12  Director and Officer Matters.

(a) From and after the date hereof, the Company, the Surviving Corporation and their respective Subsidiaries shall provide such cooperation and assistance as Verizon may reasonably request to enable, if Verizon so chooses, Verizon or a Subsidiary thereof to maintain following the Closing, at Verizon’s

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expense, directors’ and officers’ liability insurance policies and fiduciary liability insurance policies covering each person who is, or has been at any time prior to the Effective Time, an officer or director of Verizon or a Contributing Company and each person who served at the request of a Contributing Company as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, including any person serving in such capacity with respect to Spinco or a Spinco Subsidiary (the “Identified Persons”).

(b) Effective as of the Effective Time, the Surviving Corporation, on behalf of itself, its Subsidiaries and their respective successors and assigns, and for all parties claiming by, through or under them (the “Surviving Corporation Releasors”), hereby irrevocably release, remise and forever discharge each of the Identified Persons, and each of their respective estates and heirs, of and from any and all claims, whether presently known or unknown, which any Surviving Corporation Releasor has or may have of any kind arising out of or pertaining to acts or omissions, or alleged acts or omissions, by the Identified Persons in the capacities specified in Section 7.12(a) prior to the Closing.

(c) In the event of any claim, action, suit, arbitration, proceeding or investigation (“Action”) arising out of or pertaining to acts or omissions, or alleged acts or omissions, by the Identified Persons in the capacities specified in Section 7.12(a) prior to the Closing, from and after the Effective Time the Surviving Corporation and its Subsidiaries shall provide reasonable cooperation, at Verizon’s expense, in defense of any such Action.

7.13  Rule 145 Affiliates.  Spinco shall, at least 10 days prior to the Effective Time, cause to be delivered to the Company a list, reviewed by its counsel, identifying any persons who will be, in its reasonable judgment, at the Effective Time, “affiliates” of Spinco for purposes of Rule 145 promulgated by the SEC under the Securities Act (each, a “Rule 145 Affiliate”). Spinco shall furnish such information and documents as the Company may reasonably request for the purpose of reviewing such list. Spinco shall use all commercially reasonable efforts to cause each person who is identified as a Rule 145 Affiliate in the list furnished pursuant to this Section 7.13 to execute a written agreement (each, a “Rule 145 Affiliate Agreement”), substantially in the form of Exhibit A to this Agreement, at or prior to the Effective Time.

7.14  Public Announcements.  Verizon and the Company shall consult with each other and shall mutually agree upon any press release or public announcement relating to the transactions contemplated by this Agreement and neither of them shall issue any such press release or make any such public announcement prior to such consultation and agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or automated inter-dealer quotation system, in which case the party proposing to issue such press release or make such public announcement shall use all commercially reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

7.15  Notification.

(a) Verizon shall give notice to the Company, and the Company shall give notice to Verizon, of any occurrence or non-occurrence of any fact or event that would reasonably be expected to cause the failure of Verizon or its Affiliates or the Company or its Affiliates, as the case may be, to comply with or satisfy, in any material respect, any closing condition pursuant to Article VIII.

(b) Each of the parties hereto shall keep the others informed on a timely basis as to (i) the status of the transactions contemplated by the Transaction Agreements and the obtaining of all necessary and appropriate exemptions, rulings, consents, authorizations and waivers related thereto and (ii) the status of any other material regulatory proceeding, pending as of the date hereof or arising prior to the Effective Time, affecting the Spinco Business or the business of the Company and its Subsidiaries, as applicable, including making available to the other parties copies of all material communications with State Regulators in connection with any such proceeding.

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7.16  Real Property Matters.  Promptly after the execution of this Agreement:

(i) the parties will negotiate in good faith a mutually acceptable arrangement allowing Verizon and its Affiliates to occupy and use following the Closing the property located at 875 Holt Avenue, Manchester, New Hampshire in substantially the same manner insofar as practicable as such property is occupied and used by them (other than in connection with the Spinco Business) during the 12 month period prior the Closing Date;

(ii) the parties will negotiate in good faith a mutually acceptable lease arrangement allowing Verizon and/or its Affiliates to continue to occupy and use a portion of the property located at 770 Elm Street, Manchester, New Hampshire (the “NH Premises”) pursuant to a gross lease arrangement (the “NH Lease”) whereby Verizon and/or its Affiliate(s) shall (A) occupy the entire first floor of the NH Premises (to the extent consistent with its or their current occupancy), (B) be permitted to remain at the NH Premises for an initial term of five years from the date of execution of the NH Lease, (C) pay a market rental rate to be agreed upon by the parties, (D) have two consecutive five-year options to extend the initial term and (E) contain such other terms as the parties may reasonably agree, and in connection therewith shall consider in good faith the form of lease agreement proposed by Verizon to the Company prior to the date hereof; and

(iii) the parties will negotiate in good faith a mutually acceptable lease arrangement allowing Verizon and/or its Affiliates to continue to occupy and use a portion of the property located at 59 Park Street, Bangor, Maine (the “ME Premises”) pursuant to a gross lease arrangement (the “ME Lease”) whereby Verizon and/or its Affiliate(s) shall (A) occupy the entire fourth floor of the ME Premises (to the extent consistent with its or their current occupancy), (B) be permitted to remain at the ME Premises for an initial term of five years from the date of execution of the ME Lease, (C) pay a market rental rate to be agreed upon by the parties, (D) have two consecutive five-year options to extend the initial term and (E) contain such other terms as the parties may reasonably agree, and in connection therewith shall consider in good faith the form of lease agreement proposed by Verizon to the Company prior to the date hereof.

7.17  Control of Other Party’s Business.  Nothing contained in this Agreement shall give Verizon or Spinco, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of the business of Spinco and the Spinco Subsidiaries prior to the Effective Time. Prior to the Effective Time, Verizon and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

7.18  Financial Statements and Related Information.

(a) Verizon will deliver to the Company at Verizon’s expense, as soon as practicable, and in any event no later than 90 days after the end of the 2006 fiscal year, audited Statements of Selected Assets, Selected Liabilities and Parent Funding of the local exchange businesses and related landline activities of Verizon in the states of Maine, New Hampshire and Vermont (including Internet access, long distance and customer premises equipment services provided to customers in those states) for such fiscal year (collectively, such combined financial statements, together with the notes thereto, the “2006 Financial Statements”), which will comply with the reporting requirements of the SEC under Regulation S-X promulgated under the Exchange Act (either initially or as amended in response to any SEC comment), together with an unqualified opinion of Verizon’s independent accounting firm, Ernst & Young LLP, it being agreed that the cost of such audit shall be borne by Verizon. The 2006 Financial Statements will be prepared in accordance with GAAP and Regulation S-X promulgated under the Exchange Act applied on a consistent basis throughout the period involved using the same accounting principles, practices, methodologies and policies used in preparing the Audited Financial Statements (except as may otherwise be required by GAAP or as may be expressly disclosed therein) and present fairly, in all material respects, the financial position and operating results of the Spinco Business as of the dates and for the periods indicated therein.

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(b) Beginning with the calendar quarter ending on March 31, 2007, Verizon will deliver to the Company, promptly upon their being prepared (and in any event no later than 60 days after the end of each calendar quarter), unaudited Statements of Selected Assets, Selected Liabilities and Parent Funding of the local exchange businesses and related landline activities of Verizon in the states of Maine, New Hampshire and Vermont (including Internet access, long distance and customer premises equipment services provided to customers in those states) (the “Quarterly Financial Statements”). Such balance sheet and statements of income and cash flows shall be prepared from the books and records of Verizon and the Contributing Companies (to the extent relating to the Spinco Business) in accordance with GAAP applied on a consistent basis throughout the periods involved using the same accounting principles, practices, methodologies and policies used in preparing the Spinco Financial Statements (except as may otherwise be required under GAAP) and present fairly, in all material respects, the financial position and operating results of the Spinco Business as of the dates and for the periods indicated therein.

(c) On or prior to such date as the Quarterly Financial Statements are required to be delivered by Verizon to the Company, Verizon shall deliver to the Company, in writing, a calculation of Spinco Adjusted EBITDA as of the end of such quarter, together with a certificate of an authorized representative of Verizon stating that such calculation is an accurate calculation made in accordance with the definition of “Spinco Adjusted EBITDA” provided herein.

(d) No later than three Business Days following the filing of any quarterly report on Form 10-Q in respect of a fiscal quarter, the Company shall deliver to Verizon, in writing, a calculation of Company Adjusted EBITDA as of the end of such quarter, together with a certificate of an authorized representative of the Company stating that such calculation is an accurate calculation made in accordance with the definition of “Company Adjusted EBITDA” provided herein.

7.19  Directors of the Surviving Corporation.  The Company, Verizon and Spinco shall take all action reasonably necessary to cause the Board of Directors of the Company immediately prior to the Effective Time to consist of nine members, (i) six of whom shall be designated by Verizon and (ii) three of whom will be designated by the Company, which directors shall be evenly distributed among the Company’s three classes of directors and shall be the Board of Directors of the Surviving Corporation. One of the Company’s designees shall serve as chairman of the board. Within 75 days following the date of this Agreement, Verizon shall give the Company written notice setting forth its designees to the Surviving Corporation’s Board of Directors and such information with respect to each of its designees as is required to be disclosed in the Proxy Statement/Prospectus or the proxy statement for such annual meeting. Promptly after Verizon gives such notice to the Company, and in any event within 10 days thereafter, the Company shall notify Verizon of its designees to the Surviving Corporation’s Board of Directors. Two of the Verizon designees shall be persons prepared to commence service as directors of the Company from and after the date that the Requisite Approval of the Company’s stockholders is obtained, and to continue to serve in such capacity after the Effective Time, it being the understanding of the parties that two of the Company’s current directors will resign at or prior to the date of the Company Stockholders Meeting and will be replaced by such Verizon designees at or after the date of the Company Stockholders Meeting upon reasonable prior notice by the Company to Verizon. The designees of each of Verizon and the Company will be equally distributed among the classes of the Board of Directors of the Surviving Corporation, as each of Verizon and the Company shall specify. Without limiting the foregoing and prior to the Effective Time, the Company shall take all actions necessary to obtain the resignations of all members of its Board of Directors who will not be directors of the Surviving Corporation and for the Board of Directors of the Company to fill such vacancies with the new directors contemplated by this Section 7.19. None of Verizon’s director nominees under this Section 7.19 will be employees of Verizon, its Affiliates or Cellco Partnership or any of its Subsidiaries.

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7.20  Financing.

(a) Verizon shall have the right to designate, in consultation with the Company, the final form of the Spinco Securities and related agreements (including registration rights arrangements and indenture) embodying the terms set forth in Exhibit C of the Distribution Agreement and to prepare the documents related thereto, provided that (i) the Company shall have the right and obligation, in consultation with Verizon, to negotiate and approve covenants that are generally consistent with then current market practice for 144A debt offerings and economic terms of the Spinco Securities and related agreements (including registration rights arrangements and indenture) that are not specified on Exhibit C of the Distribution Agreement as long as such covenants and economic terms are consistent with Exhibit C of the Distribution Agreement and shall allow the Spinco Securities to be valued at par upon issuance (including, for the avoidance of doubt, for purposes of the Debt Exchange if Verizon elects to consummate such Debt Exchange at the time of Closing) and allow for the timely consummation of the Debt Exchange (if elected by Verizon) and (ii) any other material terms of the Spinco Securities and related agreements that are not addressed by clause (i) of this Section 7.20(a) or on Exhibit C of the Distribution Agreement shall be subject to the joint approval of the parties, acting reasonably. For the avoidance of doubt, if Verizon elects to consummate the Debt Exchange, it shall have the sole right to structure the arrangements relating thereto with underwriters, arrangers and other third parties relating to the Debt Exchange; provided that Verizon shall keep the Company reasonably updated regarding such arrangements.

(b) Each of Verizon, Spinco and the Company shall cooperate in connection with the preparation of all documents and the making of all filings required in connection with the New Financing, the Spinco Securities and the Debt Exchange (if Verizon elects to consummate the Debt Exchange) and shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate the New Financing, the issuance of the Spinco Securities and the Debt Exchange (if Verizon elects to consummate the Debt Exchange) and the other transactions contemplated in connection therewith. Without limiting the generality of the foregoing, each of Verizon, Spinco and the Company shall use their respective commercially reasonable efforts to cause their respective employees, accountants, counsel and other representatives to cooperate with each other in (i) participating in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and sessions with rating agencies in connection with the syndication or marketing of the New Financing, the Spinco Securities and the Debt Exchange (if Verizon elects to consummate the Debt Exchange), (ii) preparing offering memoranda, private placement memoranda, prospectuses and similar documents deemed reasonably necessary by Verizon, Spinco or the Company, to be used in connection with consummating the New Financing, the issuance of the Spinco Securities and the Debt Exchange (if Verizon elects to consummate the Debt Exchange), (iii) executing and delivering all documents and instruments deemed reasonably necessary by Verizon, Spinco or the Company to consummate the New Financing, the issuance of the Spinco Securities and the Debt Exchange (if Verizon elects to consummate the Debt Exchange), including any underwriting or placement agreements, pledge and security documents, other definitive financing documents, including any intercreditor or indemnity agreements, or other requested certificates or documents as may be reasonably requested in connection with the New Financing, the Spinco Securities or the Debt Exchange (if Verizon elects to consummate the Debt Exchange), provided, however, that (A) no such agreements or documents shall impose any monetary obligation or liability on Spinco or the Company prior to the Effective Time and (B) Verizon shall not be obligated to incur any obligations in connection with the New Financing (other than the obligation to pay Spinco Debt Expenses as provided in the Distribution Agreement and the non-monetary cooperation obligations set forth above in this Section 7.20(b)), (iv) disclosing the terms and conditions of the New Financing, the Spinco Securities and the Debt Exchange (if Verizon elects to consummate the Debt Exchange), as reasonably appropriate, in the Registration Statements, and (v) taking all other actions reasonably necessary in connection with the New Financing, including any such actions required to

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permit the assumption by the Surviving Corporation of the debt that is part of the New Financing and the Spinco Securities at the Effective Time. The obligations of Verizon, Spinco and the Company under this Section 7.20(b) with respect to the New Financing shall also apply to any Alternative Financing (as defined below).

(c) No party shall modify any term of the Commitment Letter (or any related fee agreement) without the consent of the Company and Verizon. Spinco and the Company, acting reasonably, shall jointly participate in the negotiation of the definitive agreements relating to the New Financing, consistent with the terms and conditions of the Commitment Letter. If for any reason any portion of the New Financing becomes unavailable or is insufficient to consummate the transactions contemplated by the Transaction Documents, the Company shall, as promptly as practicable following such event, take all actions necessary to obtain, in consultation with Verizon, and consummate on such terms as may then be available, including from alternate sources, alternative financing for the same purposes as the purposes of the New Financing (“Alternative Financing”). Any commitment fees associated with any Alternative Financing shall be borne by the Company. Verizon shall cooperate with the Company’s efforts to seek to obtain the Alternative Financing but shall not be obligated to incur any obligations in connection with the Alternative Financing (other than the obligation to pay Spinco Debt Expenses as provided in the Distribution Agreement and the non-monetary cooperation obligations set forth Section 7.20(b)).

(d) The Company shall take all actions necessary to satisfy all conditions to the New Financing (or, if applicable, the Alternative Financing) that are within its control, including arranging for the payoff, termination and/or cancellation of all loan documents in respect of indebtedness of the Company that is contemplated by any commitment letter associated with the New Financing or any Alternative Financing to be repaid at the Closing with the proceeds from the New Financing or any Alternative Financing.

(e) The Company, if it does not enter into the amendment to the Company Credit Agreement contemplated by the Backstop Facility Commitment and thereby obtain the consent disclosed in Section 6.3(c) of the Company Disclosure Letter, shall enter into the documentation for, and draw on the facility contemplated by, the Backstop Facility Commitment prior to the expiration of the Backstop Facility Commitment (including any extension thereof that may be entered into with the consent of Verizon, not to be unreasonably withheld, delayed or conditioned), such draw to be in an amount sufficient to refinance in full the Company Credit Agreement and pay all related fees.

7.21  Accountants.

(a) In connection with the information regarding the Spinco Business or the transactions contemplated by this Agreement provided by Spinco specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus and the Registration Statements, Verizon shall use all commercially reasonable efforts to cause to be delivered to the Company letters of Ernst & Young LLP, dated the date on which each of the Registration Statements shall become effective and dated the Closing Date, and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statements.

(b) The Company shall use all commercially reasonable efforts to cause KPMG LLP, the independent auditors of the Company, to provide any unqualified opinions, consents or customary comfort letters with respect to the financial statements of the Company needed in connection with the New Financing, the Spinco Registration Statement and/or the Debt Exchange (if Verizon elects to consummate the Debt Exchange). The Company agrees to allow Verizon’s accounting representatives the opportunity to review any such financial statements required in connection therewith and to allow such representatives reasonable access to the Company and the Company Subsidiaries and supporting documentation with respect to the preparation of such financial statements; provided that such access

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shall not include any right to review the working papers of the independent auditors of the Company and the Company Subsidiaries.

(c) In connection with the information regarding the Company or the Company Subsidiaries or the transactions contemplated by this Agreement provided by the Company specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus and the Registration Statements, the Company shall use all commercially reasonable efforts to cause to be delivered to Spinco letters of KPMG LLP, dated the date on which each of the Registration Statements shall become effective and dated the Closing Date, and addressed to Verizon and Spinco, in form and substance reasonably satisfactory to Verizon and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statements.

(d) Verizon shall use all commercially reasonable efforts to cause Ernst & Young LLP, the independent auditors of Spinco, to provide any unqualified opinions, consents or customary comfort letters with respect to the financial statements regarding the Spinco Business needed in connection with the New Financing, the Proxy Statement/Prospectus, the Company Registration Statement and/or the Debt Exchange (if Verizon elects to consummate the Debt Exchange). Verizon agrees to allow the Company’s accounting representatives the opportunity to review any such financial statements required in connection therewith and to allow such representatives reasonable access to records of the Contributing Companies and supporting documentation with respect to the preparation of such financial statements; provided, that such access shall not include any right to review the working papers of the independent auditors of Verizon and its Subsidiaries.

7.22  Disclosure Controls.  Each of Verizon and the Company shall use its commercially reasonable efforts to enable the Company to implement such programs and take such steps as are reasonably necessary to (i) develop a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) intended to ensure that after the Effective Time material information relating to the Surviving Corporation is timely made known to the management of the Surviving Corporation by others within those entities, (ii) cooperate reasonably with each other in preparing for the transition and integration of the financial reporting systems of Spinco and the Spinco Subsidiaries with the Company’s financial reporting systems following the Effective Time and (iii) otherwise enable the Surviving Corporation to maintain compliance with the provisions of Section 404 of the Sarbanes-Oxley Act.

7.23  Listing.  As promptly as reasonably practicable following the date hereof and at least 30 days prior to the date that any party reasonably expects all of the required regulatory approvals to have been obtained, the Company shall make application to the NYSE for the listing of the shares of Company Common Stock to be issued pursuant to the transactions contemplated by this Agreement and use all reasonable best efforts to cause such shares to be Approved for Listing.

7.24  Required Spinco Business Capital Expenditures.  Verizon and the Verizon Subsidiaries shall (i) during the year ended December 31, 2007, incur expenses for capital improvements in respect of the Spinco Business (accounted for consistently with the Audited Financial Statements) in an amount not less than $137,500,000 (pro rated for any portion of such year that precedes the Effective Time) and (ii) during the year ended December 31, 2008, incur expenses for capital improvements in respect of the Spinco Business (accounted for consistently with the Audited Financial Statements) in an amount not less than $11,000,000 per month; provided, that any such expenses incurred in 2007 to the extent such expenses exceed $137,500,000 will be credited against such expenses that Verizon and the Verizon Subsidiaries would otherwise be obligated to incur in 2008 pursuant to this Section 7.24.

7.25  Reseller Agreement.  Verizon shall use commercially reasonable efforts to cause Verizon Wireless to enter into a reseller agreement with the Company at the Effective Time on the terms and conditions described in Section 5.23; provided that the Company’s “Application for Reseller Status” has at such time been approved by Verizon Wireless in accordance with its standard practices and there has

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been no material change in the information set forth in such application from the time of its submission through the Effective Time.

7.26  Purchasing Arrangement.

(a) On any single occasion within 30 days of the date on which the parties reasonably anticipate the Closing to occur, the Company may request that Verizon cause its Subsidiaries to purchase equipment, inventory or spare parts of the type typically purchased by them for use in the conduct of the Spinco Business pursuant to Contracts between Verizon or its Subsidiaries and third party vendors (“Supplies”) other than (i) any third party intellectual property including software and (ii) any Network Element for which the Company has not obtained the written consent of the applicable third party to use Network Element Software. Any such request by the Company shall be made in writing and shall identify the types and quantities of Supplies the Company desires that Verizon cause to be purchased. Promptly thereafter, and after consultation with the relevant third party vendors where Verizon deems it appropriate, Verizon shall inform the Company of the anticipated cost of such purchase. The price to be paid by the Company for any given item of the Supplies shall be the greater of the average price paid by Verizon and its Subsidiaries to such vendor for such item in the preceding 12 month period and the price then payable by Verizon and its Subsidiaries for such item.

(b) The Company shall submit to Verizon a single purchase order for the actual amount of such Supplies that it desires be purchased at such price or prices and shall provide Verizon with a letter of credit (which may be replaced at any time by a new letter of credit) securing the full amount of such purchases (the “Purchase Letter of Credit”). Promptly after the Company submits its purchase order for Supplies to Verizon, Verizon shall submit a purchase order or orders for such Supplies to its applicable vendor or vendors (unless any such purchase order cannot be submitted in accordance with the terms of the applicable Contract with such vendor). Verizon shall provide to the Company a copy of all invoices received from the applicable vendor or vendors in respect of the purchase of the Supplies promptly after Verizon’s receipt of such invoices. Within three Business Days following delivery by Verizon to the Company of a copy of the invoice received from the applicable vendor or vendors in respect of the purchase of the Supplies, the Company shall pay to Verizon the full amount due in respect of such invoice by wire transfer of immediately available funds. If such payment is not timely made, the Purchase Letter of Credit shall permit Verizon to draw against it for the full purchase price of such Supplies. Upon the Company’s payment in full to Verizon of the purchase price in respect of all invoices for any Supplies ordered by the Company hereunder, Verizon shall surrender the Purchase Letter of Credit to the Company.

(c) Verizon shall take delivery of the Supplies on behalf of the Company and shall notify the Company promptly after the delivery of such Supplies. The Company shall take delivery of, and remove from the facilities of Verizon and its Subsidiaries, any Supplies ordered by Verizon or its Subsidiaries on behalf of the Company promptly after the Effective Time, or after any earlier delivery of such Supplies at the Company’s election. Verizon shall provide the Company with commercially reasonably access during regular business hours on reasonable prior notice for purposes of such removal. The Company shall promptly pay or reimburse Verizon for any costs arising out of damage caused by the Company’s removal of any such Supplies. Verizon shall have no liability to the Company in respect of any casualty to or loss of such Supplies. Verizon shall store such Supplies under conditions that are substantially similar to those conditions under which Verizon and its Subsidiaries store similar Supplies ordered in the ordinary course of their business.

(d) Verizon shall use commercially reasonable best efforts to make any returns of Supplies that the Company may request, and shall promptly remit to the Company any refund received from a vendor in respect of such a return. Solely to the extent that the Company or its applicable Subsidiary is unable to bring such a claim on its own behalf, Verizon shall assist the Company by making any good faith warranty claims against a vendor in respect of such Supplies that the Company may request be

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brought and shall promptly remit to the Company the proceeds of any such claim. The Company shall pay or promptly reimburse any costs and expenses that Verizon and its Subsidiaries may incur in respect of its obligations under this Section 7.26(d).

(e) If this Agreement is terminated pursuant to Section 9.1, (i) the Company shall take delivery of and remove from the facilities of Verizon and its Subsidiaries in accordance with Section 7.26(c) any Supplies ordered by Verizon or its Subsidiaries on behalf of the Company promptly after such termination or, if such Supplies have not been delivered at the time of such termination, promptly after Verizon gives notice to the Company that such Supplies have been delivered, and (ii) if any such Supplies have not been so removed within 10 Business Days of the later of (A) the termination of this Agreement and (B) if such Supplies have not been delivered to Verizon or its Subsidiaries at the time of termination, Verizon’s notice to the Company that such Supplies have been delivered, then such Supplies shall become the property of Verizon to be used or disposed of in its sole discretion.

7.27  Joint Defense Arrangements.  Prior to the Closing, Verizon and the Company, each acting reasonably, shall negotiate the terms of a joint defense agreement that will set forth the procedures for defending and resolving any threatened or filed litigation that constitutes in part a Spinco Liability (as defined in the Distribution Agreement) and a Verizon Liability (as defined in the Distribution Agreement) on a basis that provides for the active involvement and cooperation of each of Verizon and the Surviving Corporation, it being understood that lead counsel defending such litigation shall be selected by Verizon (after reasonable consultation with the Company, if such counsel was not selected prior to the Effective Time) and that neither Verizon nor the Surviving Corporation shall have the authority to bind the other party in any settlement of such litigation without the written consent of such other party. The parties agree that such agreement shall incorporate an equitable procedure for limiting the liability of an indemnity party in the event a settlement offer is accepted by such party and rejected by the counterparty, taking into account the party which is most likely to suffer the greater amount of Losses (including for such purposes payments hereunder), and a more adverse settlement or resolution results.

ARTICLE VIII

CONDITIONS TO THE MERGER

8.1  Conditions to the Obligations of Spinco, Verizon and the Company to Effect the Merger.  The respective obligations of each party to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, written waiver by Verizon and the Company) at or prior to the Effective Time of the following conditions:

(a) Each of the Internal Spinoffs, the Internal Restructuring, the Contribution, and the Distribution shall have been consummated, in each case, in accordance with the Distribution Agreement, the IRS Ruling (unless the parties agree in writing upon and implement an alternative structure for the transactions contemplated hereby that eliminates the need for an IRS Ruling as contemplated by Section 2.7 hereof) and the Distribution Tax Opinion; provided that this Section 8.1(a) shall not be a condition to the consummation of the Merger by any party whose failure to comply with its obligations and/or covenants set forth in this Agreement, the Tax Sharing Agreement or the Distribution Agreement gives rise to the failure of the Internal Spinoffs, the Internal Restructuring, the Contribution, or the Distribution to have been consummated.

(b) Any applicable waiting period under the HSR Act shall have expired or been terminated.

(c) (i) No regulatory proceeding before any State Regulator that is pending as of the date hereof or arises prior to the Effective Time, and affects either the Spinco Business or the business of the Company and its Subsidiaries, shall have been resolved by final order of the applicable regulator on terms that, and (ii) no condition shall have been imposed in connection with

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obtaining any Telecommunications Regulatory Consent that, would reasonably be expected, when taken together, to have a Material Adverse Effect on the Surviving Corporation (disregarding for such purposes any request or requirement of a Governmental Authority (A) to make capital expenditures substantially consistent with the amounts and general categories of expenditures set forth in (x) the Company’s 2007 capital expenditure budget set forth in Section 7.1(g) of the Company Disclosure Letter for its existing operations in Maine, New Hampshire and Vermont or (y) Verizon’s 2007 capital expenditure budget for the Spinco Business set forth in Section 7.2(f) of the Spinco Disclosure Letter or (B) to abide by any public statements made by the Company with respect to the anticipated types of services or service levels to be delivered by the Surviving Corporation) or Verizon (assuming for purposes of this Section 8.1(c) that the business, assets, properties and liabilities of Verizon were comparable in size to that of the Surviving Corporation). For purposes of this Section 8.1(c), any determination of whether any condition shall have been imposed in connection with obtaining any Telecommunications Regulatory Consent that would reasonably be expected to have a Material Adverse Effect on the Surviving Corporation shall include consideration of the financial effect on the Surviving Corporation of any final order that may be issued denying the Company a waiver of Sections 61.41(b) and (c) of the FCC’s rules, 47 C.F.R. 61.41(b), (c).

(d) All of the Telecommunications Regulatory Consents shall be final and in full force and effect.

(e) The Registration Statements shall have become effective in accordance with the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; all necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of shares of Company Common Stock to be issued pursuant to the Merger shall have been obtained and shall be in effect; and such shares of Company Common Stock and such other shares required to be reserved for issuance pursuant to the Merger shall have been Approved for Listing.

(f) The Requisite Approval shall have been obtained, in accordance with applicable Law and the rules and regulations of the NYSE.

(g) No court of competent jurisdiction or other Governmental Authority shall have issued an Order that is still in effect restraining, enjoining or prohibiting the Contribution, the Distribution or the Merger.

(h) No action shall have been taken, and no statute, rule, regulation or executive order shall have been enacted, entered, promulgated or enforced by any Governmental Authority with respect to the Contribution, the Distribution and the Merger or the other transactions contemplated hereby or by the Distribution Agreement or by the Employee Matters Agreement that, individually or in the aggregate, would (i) restrain, enjoin or prohibit the consummation of the Internal Spinoffs, the Internal Restructuring, the Contribution, the Distribution or the Merger or the other transactions contemplated hereby or by the Distribution Agreement or (ii) impose any burdens, liabilities, restrictions or requirements thereon or on Verizon, Spinco or the Company with respect thereto that would reasonably be expected to have a Material Adverse Effect on Verizon (assuming for purposes of this Section that the business, assets, properties and liabilities of Verizon were comparable in size to that of the Surviving Corporation) or the Surviving Corporation following the Merger (collectively, a “Restraint”), and no Governmental Authority shall have instituted or threatened to institute and not withdrawn any proceeding seeking any such Restraint.

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(i) The Company shall have consummated the New Financing or the Alternative Financing and the Spinco Securities shall have been issued.

(j) Unless the parties agree in writing upon and implement an alternative structure for the transactions contemplated hereby that eliminates the need for an IRS Ruling as contemplated by Section 2.7 hereof, Verizon and Spinco (and, to the extent applicable, the Company) shall have received the IRS Ruling in form and substance reasonably satisfactory to Verizon, Spinco and the Company, and such IRS Ruling shall continue to be valid and in full force and effect.

(k) The Company shall have received a Merger Tax Opinion from Company Tax Counsel, in form and substance reasonably satisfactory to the Company, and Verizon shall have received a Merger Tax Opinion and a Distribution Tax Opinion from Verizon Tax Counsel, in form and substance reasonably satisfactory to Verizon.

(l) Verizon and the Company shall have received the opinion of a nationally recognized independent valuation firm selected by Verizon attesting to the solvency of the Surviving Corporation on a pro forma basis immediately after the Effective Time, which opinion shall be in customary form (the “Solvency Opinion”).

8.2  Additional Conditions to the Obligations of Verizon and Spinco.  The obligation of Verizon and Spinco to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by Verizon) at or prior to the Effective Time of the following additional conditions:

(a) The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(b) Each of the representations and warranties of the Company (i) set forth in Article VI (other than Sections 6.2(a) and 6.3(a)) of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made on and as of such date, except for representations and warranties that speak as of an earlier date or period which shall be true and correct as of such date or period; provided, however, that for purposes of this clause, such representations and warranties shall be deemed to be true and correct unless the failure or failures of all such representations and warranties to be so true and correct, without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (ii) set forth in Sections 6.2(a) and 6.3(a) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(c) The Company shall have delivered to Verizon a certificate, dated as of the Effective Time, of a senior officer of the Company certifying the satisfaction by the Company of the conditions set forth in subsection (a) and (b) of this Section 8.2.

(d) Except as disclosed in the Company Disclosure Letter or as expressly contemplated by the Transaction Agreements, since September 30, 2006, there shall have been no event, occurrence, development or state of circumstances or facts that has had, individually or in the aggregate, a Material Adverse Effect on the Company.

(e) The Company shall have entered into the applicable Transaction Agreements, and to the extent timely, performed them in all material respects, and each such agreement shall be in full force and effect.

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8.3  Additional Conditions to the Obligations of the Company.  The obligation of the Company to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law waiver by the Company) at or prior to the Effective Time of the following additional conditions:

(a) Spinco and Verizon shall have performed in all material respects and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them at or prior to the Effective Time.

(b) Each of the representations and warranties of Verizon and Spinco (i) set forth in Article IV and Article V (other than Sections 4.2(a) and 5.3(a)) of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made on and as of such date, except for representations and warranties that speak as of an earlier date or period which shall be true and correct as of such date or period; provided, however, that for purposes of this clause, such representations and warranties shall be deemed to be true and correct unless the failure or failures of all such representations and warranties to be so true and correct, without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Verizon or Spinco and (ii) set forth in Sections 4.2(a) and 5.3(a) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(c) Verizon and Spinco shall have delivered to the Company a certificate, dated as of the Effective Time, of a senior officer of each of Verizon and Spinco certifying the satisfaction of the conditions set forth in subsection (a) and (b) of this Section 8.3.

(d) Spinco and Verizon (or a Subsidiary thereof) shall have entered into the applicable Transaction Agreements, and to the extent timely, performed them in all material respects, and each such agreement shall be in full force and effect.

(e) Except as disclosed in the Spinco Disclosure Letter or as expressly contemplated by the Transaction Agreements, since the Interim Balance Sheet Date, there shall have been no event, occurrence, development or state of circumstances or facts that has or would have, individually or in the aggregate, a Material Adverse Effect on Spinco or the Spinco Business.

(f) The Company shall have received the consent of lenders under the Company Credit Agreement holding at least 51% of the aggregate outstanding term loans and revolving commitments thereunder to effect the Merger; provided, that this condition shall be deemed satisfied upon consummation of the New Financing or the Alternative Financing.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVERS

9.1  Termination.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Effective Time, whether before or after the Requisite Approval:

(a) by the mutual written consent of each party hereto, which consent shall be effected by action of the Board of Directors of each such party;

(b) by any party hereto if the Effective Time shall not have occurred on or before the first anniversary of the date of this Agreement, provided that such period may be extended by Verizon or the Company upon written notice for one or more 30-day periods, not to exceed 120 days in the aggregate, to the extent all closing conditions herein are capable of being satisfied as of such time other than the condition regarding receipt of Telecommunications Regulatory Consents; provided,

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further, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party whose failure to perform any of its obligations under this Agreement required to be performed by it at or prior to such date has been a substantial cause of, or substantially contributed to, the failure of the Merger to have become effective on or before such date;

(c) by any party hereto if, (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger or (ii) an Order shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order shall have become final and non-appealable and the party seeking to terminate this Agreement pursuant to this clause 9.1(c)(ii) shall have used all commercially reasonable efforts to remove such Order, other than a final order of a State Regulator in the state of Vermont, New Hampshire or Maine;

(d) by the Company, if either Verizon or Spinco shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 8.1 or 8.3 and (ii) cannot be cured by the Termination Date, provided that the Company shall have given Verizon and Spinco written notice, delivered at least 30 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 9.1(d) and the basis for such termination;

(e) by Verizon and Spinco, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 8.1 or 8.2 and (ii) cannot be cured by the Termination Date, provided that Verizon and Spinco shall have given the Company written notice, delivered at least 30 days prior to such termination, stating Verizon and Spinco’s intention to terminate the Agreement pursuant to this Section 9.1(e) and the basis for such termination;

(f) by Verizon and Spinco or the Company if, at the Company Stockholders’ Meeting (including any adjournment, continuation or postponement thereof), the Requisite Approval shall not be obtained; except that the right to terminate this Agreement under this Section 9.1(f) shall not be available to the Company where the failure to obtain the Requisite Approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement;

(g) by Verizon and Spinco, if (i) the Board of Directors of the Company (or any committee thereof), shall have withdrawn or modified its approval or recommendation of the Merger or this Agreement, approved or recommended to the Company stockholders a Company Acquisition Proposal or resolved to do any of the foregoing, or (ii) the Company fails to call and hold the Company Stockholders Meeting within 60 days after the date on which the SEC shall clear (whether orally or in writing) the Proxy Statement/Prospectus and, if required by the SEC as a condition to the mailing of the Proxy Statement/Prospectus, the date of effectiveness of the Company Registration Statement;

(h) by the Company if the Board of Directors of the Company determines in good faith that a Company Acquisition Proposal constitutes a Company Superior Proposal, except that the Company may not terminate this Agreement pursuant to this Section 9.1(h) unless and until (i) three business days have elapsed following delivery to Verizon of a written notice of such determination by the Board of Directors of the Company and during such three business day period the Company (x) informs Verizon of the terms and conditions of the Company Acquisition Proposal and identity of the person making the Company Acquisition Proposal and (y) otherwise cooperates in good faith with Verizon with respect thereto with the intent of enabling Verizon and

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Spinco to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby (as so modified) may be effected, (ii) at the end of such three business day period the Board of Directors of the Company continues to determine in good faith that the Company Acquisition Proposal constitutes a Company Superior Proposal, (iii) simultaneously with such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Company Superior Proposal and (iv) the Company pays to Verizon the amount specified and within the time period specified in Section 9.3;

(i) by the Company, by written notice to Verizon given by the Company within 15 days of the later to occur of the delivery to the other party, with respect to any fiscal quarter in 2007, of (x) any quarterly financial information delivered by Verizon pursuant to Section 7.18(c) and (y) any quarterly financial information delivered by the Company pursuant to Section 7.18(d), if such financial information delivered by Verizon indicates that Spinco Adjusted EBITDA as of the end of such quarter is less than $450,000,000; or

(j) by Verizon, by written notice to the Company given by Verizon within 15 days of the later to occur of the delivery to the other party, with respect to any fiscal quarter in 2007, of (x) any quarterly financial information delivered by Verizon pursuant to Section 7.18(c) and (y) any quarterly financial information delivered by the Company pursuant to Section 7.18(d), if such financial information delivered by the Company indicates that Company Adjusted EBITDA as of the end of such quarter is less than $103,600,000.

9.2  Effect of Termination.  In the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall terminate (except for the Confidentiality Agreement referred to in Section 10.1, the provisions of Section 9.3 and ARTICLE XI, without any liability on the part of any party or its directors, officers or stockholders except as set forth in Section 9.3; provided, that nothing in this Agreement shall relieve any party of liability for fraud or willful breach of this Agreement or the Distribution Agreement prior to such termination.

9.3  Amounts Payable in Certain Circumstances.

(a) In the event that (i) the Company terminates this Agreement pursuant to Section 9.1(h), (ii) Verizon and Spinco terminate this Agreement pursuant to clause (i) of Section 9.1(g) or (iii) (A) any Person (other than Verizon, Spinco or any of their Affiliates) shall have made a Company Acquisition Proposal after the date hereof and prior to the Termination Date, and thereafter this Agreement is terminated by any party pursuant to Section 9.1(b) or by Verizon or Spinco pursuant to clause (ii) of Section 9.1(g) (and a Company Acquisition Proposal is outstanding at such time) or by any party pursuant to Section 9.1(f) (and a Company Acquisition Proposal shall have been publicly announced prior to the Company Stockholders’ Meeting) and (B) within twelve months after the termination of this Agreement, any Company Acquisition shall have been consummated or any definitive agreement with respect to any Company Acquisition Proposal (other than, in each case, with Verizon, Spinco or any of their Affiliates) shall have been entered into, then the Company shall pay Verizon a fee, in immediately available funds, in the amount of $23.3 million at the time of such termination, in the case of a termination described in clause (i) or (ii) above, or upon the occurrence of the earliest event described in clause (iii)(B), in the event of a termination described in clause (iii), and in each case the Company shall be fully released and discharged from any other liability or obligation resulting from or under this Agreement, except with respect to any fraud or willful breach of this Agreement; provided, however, that for purposes of Section 9.3(a) only, (i) all references to 15% in the definition of Company Acquisition shall be deemed to be references to 50% and (ii) clause (i) of the definition of Company Acquisition shall read as follows: “any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions involving the Company or any of its Significant Subsidiaries following which the stockholders of the Company or any such Significant Subsidiary immediately prior to such transactions

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(or series of transactions) do not hold and own greater than 60% of the issued and outstanding equity securities of the Company or such Significant Subsidiary (or the successor thereof), as the case may be”.

(b) In the event that this Agreement is terminated pursuant to Section 9.1(f), Section 9.1(g) or Section 9.1(h), the Company shall, in addition to any payment obligations under Section 9.3(a), five days following such termination, reimburse Verizon for all other out-of-pocket costs and expenses incurred in connection with this Agreement and the Transaction Agreements in an amount not to exceed $7.5 million.

9.4  Amendment.  This Agreement may be amended by Verizon, Spinco and the Company at any time before or after adoption of this Agreement by the stockholders of the Company; provided, however, that after such adoption, no amendment shall be made that by Law or in accordance with the rules of any relevant stock exchange or automated inter-dealer quotation system requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by Verizon, Spinco and the Company.

9.5  Waivers.  At any time prior to the Effective Time, Verizon and Spinco, on the one hand, and the Company, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or acts of Verizon and Spinco or the Company, as applicable; (ii) waive any inaccuracies in the representations and warranties of Verizon and Spinco or the Company, as applicable, contained herein or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any of the agreements or conditions of Verizon and Spinco or the Company, as applicable, contained herein; provided, however, that no failure or delay by Verizon, Spinco or the Company in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of Verizon, Spinco or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE X

SURVIVAL; INDEMNIFICATION

10.1  Survival of Representations, Warranties and Agreements.  The covenants and agreements that expressly state that they are to be performed following the Closing pursuant to the Distribution Agreement or this Agreement (including, without limitation, Sections 10.2 to 10.7 hereof) shall survive the Effective Time in accordance with their respective terms and all other covenants and agreements herein and therein shall terminate and shall not survive the Closing. None of the representations or warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement or any other covenant or agreement set forth herein shall survive the Effective Time. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any party or its representatives thereunder or hereunder.

10.2  Indemnification.

(a) If the Closing occurs, the Surviving Corporation, ILEC Spinco Subsidiary and Non-ILEC Spinco Subsidiary, jointly and severally, shall indemnify, defend and hold harmless (i) the Verizon Indemnitees from and against all Losses arising out of or due to the failure of any member of the Spinco Group (A) to timely pay or satisfy any Spinco Liabilities, or (B) to perform any of its obligations under this Agreement or the Distribution Agreement and (ii) Verizon and each Person, if any, who controls, within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (any such person being hereinafter referred to as a “Controlling Person”), Verizon from and against, and pay or reimburse each of the foregoing for, all Losses, arising out of or resulting from,

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directly or indirectly, or in connection with any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference into either of the Registration Statements or in the Proxy Statement/Prospectus (or any amendment or supplement thereto) or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Surviving Corporation shall not be responsible for information provided by Verizon as to itself and its Subsidiaries, including Spinco, specifically for inclusion in, or incorporation by reference into, any such Proxy Statement/Prospectus or the Registration Statements.

(b) If the Closing occurs, Verizon shall indemnify, defend and hold harmless (i) the Surviving Corporation Indemnitees from and against all Losses arising out of or due to the failure of any member of the Verizon Group (A) to timely pay or satisfy any Verizon Liabilities or (B) to perform any of its obligations under this Agreement or the Distribution Agreement and (ii) the Surviving Corporation and each Controlling Person of the Surviving Corporation from and against, and pay or reimburse each of the foregoing for, all Losses arising out of or resulting from, directly or indirectly, or in connection with any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference into the Registration Statements or in the Proxy Statement/Prospectus (or any amendment or supplement thereto) or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but only with respect to information provided by Verizon as to itself and its Subsidiaries, including Spinco, specifically for inclusion in, or incorporation by reference into, any such Proxy Statement/Prospectus or the Registration Statements.

(c) Notwithstanding anything to the contrary set forth herein, indemnification or other claims relating to any Transaction Agreement (other than the Distribution Agreement) or relating to any ongoing commercial agreement between any member of the Verizon Group and any member of the Spinco Group, shall be governed by the terms of such agreement and not by this Article X, and indemnification for all matters relating to Taxes shall be governed by terms, provisions and procedures of the Tax Sharing Agreement and not this Article X.

10.3  Definitions for Purposes of this Article.

(a) “Indemnification Payment” means any amount of Losses required to be paid pursuant to this Agreement;

(b) “Indemnitee” means any Person entitled to indemnification under this Agreement, either a Verizon Indemnitee or a Surviving Corporation Indemnitee as the case may be;

(c) “Indemnitor” means any person or entity required to provide indemnification under this Agreement; and

(d) “Losses” means any losses, liabilities, damages, deficiencies, costs and expenses (including reasonable out-of-pocket attorneys’ and consultants’ fees and expenses and including the reasonable costs and expenses of investigating and defending any indemnification claim), including all Taxes resulting from indemnification payments hereunder (1) reduced by the amount of insurance proceeds recovered from any Person with respect thereto (after deducting related costs and expenses); and (2) excluding any such losses, liabilities, damages, costs and expenses to the extent that the underlying liability or obligation is the result of any action taken or omitted to be taken by any Indemnitee.

10.4  Limitation on Claims for Indemnifiable Losses.  Notwithstanding anything to the contrary contained herein:

(a) No claim may be asserted by any Spinco Indemnitee under this Article X arising from any failure to transfer any Spinco Asset to Spinco unless such claim is asserted, if at all, within 18 months from the Closing Date.

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(b) No Indemnitor shall be liable to or obligated to indemnify any Indemnitee hereunder for any consequential, special, multiple, punitive or exemplary damages including, but not limited to, damages arising from loss or interruption of business, profits, business opportunities or goodwill, or any cost or expense related thereto, except to the extent such damages are payable to or have been recovered by a third person and are the subject of a Third Party Claim for which indemnification is available under the express terms of this Article X.

(c) Verizon and the Company shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party (or its Affiliates) hereunder, including by making commercially reasonable efforts to mitigate the Losses and resolve any such claim or liability prior to initiating litigation.

10.5  Defense of Claims.

(a) Third Party Claims.  If any Indemnitee receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity that is not either a Surviving Corporation Indemnitee or a Verizon Indemnitee (each, a “Third Party Claim”) against such Indemnitee, with respect to which an Indemnitor is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnitor prompt written notice thereof, but in any event not later than ten calendar days after receipt of notice of such Third Party Claim, provided, however, that the failure of an Indemnitee to notify the Indemnitor within the time period set forth herein shall only relieve the Indemnitor from its obligation to indemnify to the extent that the Indemnitor is materially prejudiced by such failure or delay (whether as a result of the forfeiture of substantive rights or defenses or otherwise). Upon receipt of notification of a Third Party Claim, the Indemnitor shall be entitled, upon written notice to the Indemnitee, to assume the investigation and defense thereof at such Indemnitor’s expense with counsel reasonably satisfactory to the Indemnitee, provided that the Indemnitor shall not have the right to assume the defense of any Third Party Claim in the event such Third Party Claim is primarily for injunctive relief or criminal penalty of the Indemnitee, and in any such case, the reasonable fees and expenses of counsel to the Indemnitee in connection with such Third Party Claim shall be considered “Losses” for purposes of this Agreement. Whether or not the Indemnitor elects to assume the investigation and defense of any Third Party Claim, the Indemnitee shall have the right to employ separate counsel and to participate in the investigation and defense thereof; provided, however, that the Indemnitee shall pay the fees and disbursements of such separate counsel unless (1) the employment of such separate counsel has been specifically authorized in writing by the Indemnitor; (2) the Indemnitor has failed to assume the defense of such Third Party Claim within 20 calendar days after receipt of notice thereof with counsel reasonably satisfactory to such Indemnitee; or (3) the named parties to the proceeding in which such claim, demand, action or cause of action has been asserted include both the Indemnitor and such Indemnitee and, in the reasonable judgment of counsel to such Indemnitee, there exists one or more good faith defenses that may be available to the Indemnitee that are in conflict with those available to the Indemnitor or that the Indemnitor and Indemnitee have actual material conflicting interests with respect to such claim, demand, action or cause of action. Notwithstanding the foregoing, the Indemnitor shall not be liable for the fees and disbursements of more than one counsel for all Indemnitees in connection with any one proceeding or any similar or related proceedings arising from the same general allegations or circumstances. Without the prior written consent of an Indemnitee, which shall not be unreasonably withheld or delayed, the Indemnitor will not enter into any settlement of or consent to the entry of judgment in connection with any Third Party Claim that (i) would lead to liability or create any financial or other obligation on the part of the Indemnitee, (ii) does not contain, as an unconditional term thereof, the release of the Indemnitee from all liability in respect of such Third Party Claim or such Third Party Claim is not dismissed against the Indemnitee with prejudice and without the imposition of any financial or other obligation on the Indemnitee or (iii) admits the liability or fault of the Indemnitee (the “Settlement Requirements”). If a settlement offer solely for money damages (and otherwise satisfying the Settlement Requirements) is made to resolve a Third Party Claim and the Indemnitor notifies the

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Indemnitee in writing of the Indemnitor’s willingness to accept the settlement offer and pay the amount called for by such offer without reservation of any rights or defenses against the Indemnitee and if the Indemnitee fails to consent to such settlement offer within ten calendar days after its receipt of such notice, Indemnitee may continue to contest such claim, free of any participation by the Indemnitor, and the amount of any ultimate liability with respect to such Third Party Claim that the Indemnitor has an obligation to pay hereunder shall be limited to the lesser of (x) the amount of the settlement offer that the Indemnitee declined to accept plus the Losses of the Indemnitee relating to such Third Party Claim through the date of its rejection of the settlement offer or (y) the aggregate Losses of the Indemnitee with respect to such claim. The party controlling any defense shall keep the other party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider in good faith all reasonable recommendations made by the other party with respect thereto.

(b) Direct Claims.  Any claim by an Indemnitee for Losses that do not result from a Third Party Claim (each, a “Direct Claim”) shall be asserted by giving the Indemnitor prompt written notice thereof, but in any event not later than 60 calendar days after the incurrence thereof or such Indemnitee’s actual knowledge of such event (whichever is later), provided, however, that the failure of an Indemnitee to notify the Indemnitor within the time period set forth herein shall only relieve the Indemnitor from its obligation to indemnify to the extent that the Indemnitor is materially prejudiced by such failure or delay (whether as a result of the forfeiture of substantive rights or defenses or otherwise), and the Indemnitor will have a period of 30 calendar days within which to respond in writing to such Direct Claim. If the Indemnitor does not so respond within such 30 calendar day period, the Indemnitor will be deemed to have accepted such claim. If the Indemnitor rejects such claim, the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Article X.

10.6  Subrogation.  If after the making of any Indemnification Payment, the amount of the Losses to which such payment relates is reduced by recovery, settlement or otherwise under any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction (less any costs, expenses, premiums or Taxes incurred in connection therewith) as and when actually received by the Indemnitee will promptly be repaid by the Indemnitee to the Indemnitor. Upon making any Indemnification Payment, the Indemnitor will, to the extent of such Indemnification Payment, be subrogated to all rights of the Indemnitee against any third party that is not an Affiliate of the Indemnitee in respect of the Losses to which the Indemnification Payment relates; provided that (a) the Indemnitor shall then be in compliance with its obligations under this Agreement in respect of such Losses, and (b) until the Indemnitee recovers full payment of its Losses, all claims of the Indemnitor against any such third party on account of said Indemnification Payment will be subrogated and subordinated in right of payment to the Indemnitee’s rights against such third party. Without limiting the generality or effect of any other provision of this Article X, each such Indemnitee and Indemnitor will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

10.7  Other Rights and Remedies.  Following the Closing, the sole and exclusive remedy at law for Verizon or the Company and all Affiliates thereof for any claim (whether such claim is framed in tort, contract or otherwise), arising out of a breach of any representation, warranty, covenant or other agreement in this Agreement other than a claim for fraud or willful misconduct under this Agreement or the Distribution Agreement, shall be a claim by Verizon or the Company for indemnification pursuant to this Article X.

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ARTICLE XI

MISCELLANEOUS

11.1  Expenses.  Except as expressly set forth in any Transaction Agreement, each party shall bear its own fees and expenses in connection with the transactions contemplated hereby; provided, however, that:

(i) Verizon shall on a monthly basis between the date hereof and the Closing (or the earlier termination hereof) reimburse the Company for 60.421% of Qualified Transition Expenses, such reimbursement to be made within 30 calendar days from the date upon which an invoice is delivered by the Company to Verizon, together with reasonable supporting documentation; provided further that reimbursement for such Qualified Transition Expenses shall not exceed $40 million in the aggregate and if the Merger is consummated, the Surviving Corporation shall reimburse Verizon for certain out of pocket costs as contemplated by clause (ii) below, other than the amounts referred to in this clause (i), the audit fees referred to in Section 7.18(a), the Spinco Debt Expenses (as defined in the Distribution Agreement), and the fees and expenses of Verizon’s financial and legal advisors,

(ii) if the Merger is consummated, the Surviving Corporation shall bear and be responsible, and shall indemnify and reimburse Verizon and the Verizon Subsidiaries for, (A) all Merger Transfer Taxes and (B) all Distribution Transfer Taxes and all recording, application and filing fees associated with the transfer of the Spinco Assets in connection with the transactions contemplated by the Distribution Agreement (including without limitation, the transfer of Spinco Owned Real Property and Real Property Interests such as railroad crossing rights and easements), such amount in the case of clause (B) not to exceed $3 million, with Verizon to bear and be responsible for and to reimburse the Surviving Corporation for all such amounts in excess of $3 million (it being agreed that the Surviving Corporation reasonably will consult with Verizon from time to time regarding such expenditures and take reasonable efforts to seek to minimize such amounts);

(iii) if the Debt Exchange is consummated, Verizon shall pay and be responsible for any fees and reimbursable expenses of the counterparties to such Debt Exchange, provided that the Surviving Corporation shall be responsible for any other costs that may be incurred in connection with issuing the Spinco Securities and consummating the Debt Exchange, including any printing costs, trustees fees and roadshow expenses (but excluding, for the avoidance of doubt, the costs of legal and financial advisors to Verizon); and

(iv) Verizon shall pay the fees and reimbursable expenses of the independent valuation firm referred to in Section 8.1(l) that are incurred in connection with the preparation and delivery of the Solvency Opinion.

(v) If any party pays an amount that is the responsibility of another party pursuant to this Section 11.1, such party shall be promptly reimbursed by the party responsible for such amount.

11.2  Notices.  Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight

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delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

If to Spinco (prior to the Effective Time) or Verizon, to:

Verizon Communications Inc. 140 West Street New York, NY 10007 Facsimile: (908) 766-3813 Attn: Marianne Drost, Esq. Senior Vice President, Deputy General Counsel and Corporate Secretary

and

Verizon Communications Inc. One Verizon Way Basking Ridge, NJ 07920-1097 Facsimile: (908) 696-2068 Attn: Dale Chamberlain, Esq.

With a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022 Facsimile: (212) 909-6836 Attn: Kevin M. Schmidt

If to the Company, to:

FairPoint Communications, Inc. 521 E. Morehead St., Ste. 250 Charlotte, NC 28202 Facsimile: 704.344.1594 Attn: Peter G. Nixon Chief Operating Officer

and

FairPoint Communications, Inc. 521 E. Morehead St., Ste. 250 Charlotte, NC 28202 Facsimile: 704.344.1594 Attn: Shirley J. Linn Executive Vice President and General Counsel

With a copy to (which shall not constitute notice):

Paul, Hastings, Janofsky & Walker LLP 75 East 55th Street New York, NY 10022 Facsimile No.: (212) 230-7700 Attn: Thomas E. Kruger

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the

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other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. Verizon and Spinco shall provide to the Company in a manner consistent with this Section 11.2 copies of any notices that either may deliver to the other under the Distribution Agreement.

11.3  Interpretation; Consent.

(a) When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

(b) Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. For avoidance of doubt, “consistent with past practice” when used with respect to Spinco or any of its Subsidiaries shall mean the past practice of Verizon and its Subsidiaries with respect to the conduct of the Spinco Business.

(c) Any matter disclosed in any particular Section or Subsection of the Spinco Disclosure Letter, the Verizon Disclosure Letter or the Company Disclosure Letter shall be deemed to have been disclosed in any other Section or Subsection of this Agreement, with respect to which such matter is relevant so long as the applicability of such matter to such Section or Subsection is reasonably apparent on its face.

(d) Unless otherwise expressly stated in this Agreement, any right of consent, approval or election given to any party hereto may be exercised by such party in its sole discretion.

11.4  Severability.  If any provision of this Agreement or the application of any such provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the parties hereto that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is legal and enforceable and that achieves the same objective.

11.5  Assignment; Binding Effect.  Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of all of the other parties, and any purported assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be

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binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

11.6  No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than Verizon, Spinco and the Company and their respective successors and permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person (other than as so specified) shall be deemed a third party beneficiary under or by reason of this Agreement.

11.7  Limited Liability.  Notwithstanding any other provision of this Agreement, no stockholder, director, officer, Affiliate, agent or representative of any of the parties hereto, in its capacity as such, shall have any liability in respect of or relating to the covenants, obligations, representations or warranties of such party under this Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of the parties hereto, for itself and its stockholders, directors, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable Law.

11.8  Entire Agreement.  This Agreement (together with the other Transaction Agreements, the Confidentiality Agreement, the exhibits and the Disclosure Letters and the other documents delivered pursuant hereto) constitutes the entire agreement of all the parties hereto and supersedes all prior and contemporaneous agreements and understandings, both written and oral, between or among the parties, or any of them, with respect to the subject matter hereof.

11.9  Governing Law.  Except to the extent relating to the consummation of the Merger, which shall be consummated in accordance with the DGCL, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflicts of law principles thereof.

11.10  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement binding on the parties hereto, notwithstanding that not all parties are signatories to the original or the same counterpart.

11.11  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

11.12  JURISDICTION; ENFORCEMENT.  THE PARTIES AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS AGREEMENT IN ANY COURT OF THE UNITED STATES LOCATED IN THE STATE OF NEW YORK, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY. IN ADDITION, EACH OF THE PARTIES HERETO (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF NEW YORK IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO

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THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN A FEDERAL COURT SITTING IN THE STATE OF NEW YORK.

11.13  Knowledge Convention.  As used herein, the phrase “Spinco’s Knowledge” and similar phrases shall mean all matters actually known to the following individuals: Stephen E. Smith, Ellen Corcoran, Dale Chamberlain, Leonard Suchyta, David Feldman, Bruce Beausejour and Karen Zacharia. As used herein, the phrase “Company’s Knowledge” and similar phrases shall mean all matters actually known to the following individuals: Eugene B. Johnson, Peter G. Nixon, Walter E. Leach, Jr., John Crowley and Shirley J. Linn.

SIGNATURE PAGE FOLLOWS

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VERIZON COMMUNICATIONS INC.

By:	/s/ John W. Diercksen
Name:     John W. Diercksen

Title:	Executive Vice President — Strategy,
Development and Planning

NORTHERN NEW ENGLAND SPINCO INC.

By:	/s/ Stephen E. Smith
Name:     Stephen E. Smith

Title:	Vice President

FAIRPOINT COMMUNICATIONS, INC.

By:	/s/ Eugene B. Johnson
Name:     Eugene B. Johnson

Title:	Chief Executive Officer

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Annex A-2

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1, dated as of April 20, 2007 (this “Amendment”), is by and among VERIZON COMMUNICATIONS INC., a Delaware corporation (“Verizon”), NORTHERN NEW ENGLAND SPINCO INC., a Delaware corporation (“Spinco”), and FAIRPOINT COMMUNICATIONS, INC., a Delaware corporation (the “Company”) to the Agreement and Plan of Merger, dated as of January 15, 2007 (the “Merger Agreement”) by and among Verizon, Spinco and the Company. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement, and all references to Articles and Sections herein are references to Articles and Sections of the Merger Agreement.

In consideration of the premises and the mutual promises herein made, and in consideration of the agreements herein contained, the parties, intending to be legally bound hereby, agree as follows:

1.  Amendment to Section 2.2.  Section 2.2 shall be amended to read in its entirety as follows:

“2.2  Closing.  Unless the transactions herein contemplated shall have been abandoned and this Agreement terminated pursuant to Section 9.1, the closing of the Merger and the other transactions contemplated hereby (the “Closing”) shall take place no later than 2:00 p.m., prevailing Eastern time, on the last Business Day of the month in which the conditions set forth in Article VIII (other than those that are to be satisfied by action at the Closing) are satisfied or, to the extent permitted by applicable Law, waived unless otherwise agreed upon in writing by the parties (but in any event not earlier than the last Friday of December 2007) (the “Closing Date”) at the offices of counsel to Verizon or such other location as may be reasonably specified in writing by Verizon.”

2.  Amendment to Section 7.19.  Section 7.19 is hereby amended to read in its entirety as follows:

7.19  Directors of the Surviving Corporation.  The Company, Verizon and Spinco shall take all action reasonably necessary to cause the Board of Directors of the Company immediately prior to the Effective Time to consist of nine members, (i) six of whom shall be designated by Verizon and (ii) three of whom will be designated by the Company, which directors shall be evenly distributed among the Company’s three classes of directors and shall be the Board of Directors of the Surviving Corporation. One of the Company’s designees shall serve as chairman of the board. On or prior to May 1, 2007, Verizon shall give the Company written notice setting forth the name of one of its six designees to the Board of Directors of the Surviving Corporation and such information with respect to the one designee as is required to be disclosed in the Proxy Statement/Prospectus or the proxy statement for such annual meeting (together with any consent to be named as a director if and to the extent required by the rules and regulations of the SEC). Such Verizon designee shall be prepared to commence service as a director of the Company from and after the date that the Requisite Approval of the Company’s stockholders is obtained, and to continue to serve in such capacity after the Effective Time. On or prior to November 1, 2007, Verizon shall give the Company written notice setting forth the names of the remainder of its designees to the Board of Directors of the Surviving Corporation and such information as would be required to be disclosed in a proxy statement for an annual meeting of the Surviving Corporation (together with any consent to be named as a director if and to the extent required by the rules and regulations of the SEC). Promptly after Verizon gives the latter of such notices, and in any event within 10 days thereafter, the Company shall notify Verizon of its designees to the Surviving Corporation’s Board of Directors. The parties hereto agree that if David L. Hauser is elected a director at the 2007 annual meeting of the FairPoint stockholders and continues to serve as a director as of the time of the Merger, then Verizon shall waive its right to nominate six directors and shall only have the right to nominate five directors. The designees of each of Verizon and the Company will be equally distributed among the classes of the Board of Directors of the Surviving Corporation, as each of Verizon and the Company shall specify. Without limiting the foregoing and prior to the Effective Time, the Company shall take all actions necessary to obtain the resignations of all members of its Board of Directors who will not be directors of the Surviving Corporation and for the Board of Directors of the Company to fill

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such vacancies with the new directors contemplated by this Section 7.19. None of Verizon’s director nominees under this Section 7.19 will be employees of Verizon, its Affiliates or Cellco Partnership or any of its Subsidiaries.

3.  Amendment to Section 7.24  Section 7.24 is hereby amended to read in its entirety as follows:

7.24  Required Spinco Business Capital Additions.  Verizon and the Verizon Subsidiaries shall (i) during the year ended December 31, 2007, incur expenses for capital additions in respect of the Spinco Business (accounted for consistently with the Audited Financial Statements) in an amount not less than $137,500,000 (prorated for any portion of such year that precedes the Effective Time) and (ii) during the year ended December 31, 2008, incur expenses for capital additions in respect of the Spinco Business (accounted for consistently with the Audited Financial Statements) in an amount not less than $11,000,000 per month; provided, that any such expenses incurred in 2007 to the extent such expenses exceed $137,500,000 will be credited against such expenses that Verizon and the Verizon Subsidiaries would otherwise be obligated to incur in 2008 pursuant to this Section 7.24.

4.  Amendment to Section 9.1(b).  Section 9.1(b) shall be amended to read in its entirety as follows:

(b) by any party hereto if the Effective Time shall not have occurred on or before January 31, 2008, provided that such period may be extended by Verizon or the Company upon written notice for one or more 30-day periods, not to exceed 120 days in the aggregate, to the extent all closing conditions herein are capable of being satisfied as of such time other than the condition regarding receipt of Telecommunications Regulatory Consents; provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party whose failure to perform any of its obligations under this Agreement required to be performed by it at or prior to such date has been a substantial cause of, or substantially contributed to, the failure of the Merger to have become effective on or before such date;

5.  Amendment to Section 11.1.  Section 11.1 (“Expenses”) is hereby amended to delete from clause (iii) the word “and” that follows the semi-colon at the end of such clause, and to add the following as new clauses (v) and (vi):

‘‘(v) in the event that the costs of any filing fees or public utility commission or comparable government agency hired consultant contemplated by Section 7.6 are not expressly allocated to any party under applicable law or regulation, such costs shall be considered joint costs and shall be paid initially by the Company and Verizon shall reimburse the Company for 50% of such costs within 30 days of receipt of an invoice for same; and

(vi) Verizon shall pay the cost of printing and mailing of any disclosure or offering document required to be delivered to the Verizon stockholders by Verizon, Spinco and/or FairPoint in connection with the transactions contemplated by the Merger Agreement.”

6.  Amendment to Annex C.  Annex C is hereby amended and restated to read as set forth in the attachment to this Amendment.

7.  Amendment of Certain Code References.  Clause (ii) of the twelfth recital and clause (ii) of the definition of “IRS Ruling” are hereby amended to refer to the Second Internal Spinoff as “a distribution eligible for nonrecognition under Sections 355(a) and 355(c) of the Code.” Clause (i) of the definition of “Distribution Tax Opinion” is hereby amended to refer to the Internal Spinoffs as “eligible for nonrecognition under Sections 355(a), 355(c) and/or 361(c) of the Code, as applicable.”

8.  Amendment to Distribution Agreement.  The Company hereby consents to the amendment to the Distribution Agreement, dated as January 15, 2007, between Verizon and Spinco, such amendment in the form attached hereto.

9.  Confirmation of Merger Agreement.  Other than as expressly modified pursuant to this Amendment, all provisions of the Merger Agreement remain unmodified and in full force and effect. The provisions of Article XI of the Merger Agreement shall apply to this Amendment mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the first date above written.

VERIZON COMMUNICATIONS INC.

By:	/s/ John W. Diercksen
Name:     John W. Diercksen

Title:	Executive Vice President, Strategy,
Planning and Development

NORTHERN NEW ENGLAND SPINCO INC.

By:	/s/ John W. Diercksen
Name:     John W. Diercksen

Title:	Executive Vice President, Strategy,
Planning and Development

FAIRPOINT COMMUNICATIONS, INC.

By:	/s/ Walter E. Leach, Jr.
Name:     Walter E. Leach, Jr.

Title:	Executive Vice President,
Corporate Development

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Annex A-3

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 2, dated as of June 28, 2007 (this “Amendment”) is by and among VERIZON COMMUNICATIONS INC., a Delaware corporation (“Verizon”), NORTHERN NEW ENGLAND SPINCO INC., a Delaware corporation (“Spinco”), and FAIRPOINT COMMUNICATIONS, INC., a Delaware corporation (the “Company”) to the Agreement and Plan of Merger, dated as of January 15, 2007, as amended (the “Merger Agreement”) by and among Verizon, Spinco and the Company. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement, and all references to Articles and Sections herein are references to Articles and Sections of the Merger Agreement.

In consideration of the premises and the mutual promises herein made, and in consideration of the agreements herein contained, the parties, intending to be legally bound hereby, agree as follows:

1.  Amendment to Certain Definitions.  Each of the following definitions shall be removed and replaced with the phrase “intentionally omitted.”

1.103  “ME Lease,” 1.104 “ME Premises,” 1.111 “NH Lease,” and

1.112  “NH Premises.”

2.  Amendment to Section 1.149.  Section 1.149 shall be amended to read in its entirety as follows:

“1.149  “Special Payment” has the meaning set forth in the Distribution Agreement.”

Furthermore, each use of the term Special Dividend in the Merger Agreement shall be amended to conform to this change of the defined term from Special Dividend to Special Payment.

3.  Amendment to Section 1.192.  Section 1.192 shall be amended to read in its entirety as follows:

“1.192  “Transaction Agreements” means this Agreement, the Distribution Agreement, the Employee Matters Agreement, the Intellectual Property Agreement, the Transition Services Agreement, the Idearc Agreements, the Tax Sharing Agreement and the leases and shared site agreement referred to in Section 7.16.”

4.  Amendment to Section 7.16.  Section 7.16 is hereby amended to read in its entirety as follows:

“7.16  Real Estate Matters.  Promptly after the execution of this Agreement the parties will negotiate in good faith a mutually acceptable arrangement allowing Verizon and its Affiliates to occupy and use following the Closing the property located at 875 Holt Avenue, Manchester, New Hampshire in substantially the same manner insofar as practicable as such property is occupied and used by them (other than in connection with the Spinco Business) during the 12 month period prior to the Closing Date. Immediately prior to the Closing, the parties shall execute those lease agreements attached to a letter agreement among the parties dated April 25, 2007 and the mutually agreed shared site agreement referred to in the prior sentence.”

5.  Amendment to Distribution Agreement.  The Company hereby consents to the amendment to the Distribution Agreement, dated as January 15, 2007, and amended as of March 30, 2007, between Verizon and Spinco, such amendment in the form attached hereto.

6.  Confirmation of Merger Agreement.  Other than as expressly modified pursuant to this Amendment, all provisions of the Merger Agreement remain unmodified and in full force and effect. The provisions of Article XI of the Merger Agreement shall apply to this Amendment mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the first date above written.

VERIZON COMMUNICATIONS INC.

By:	/s/ John W. Diercksen
Name:     John W. Diercksen

Title:	Executive Vice President,
Strategy, Planning and Development

NORTHERN NEW ENGLAND SPINCO INC.

By:	/s/ Stephen E. Smith
Name:     Stephen E. Smith

Title:	Vice President

FAIRPOINT COMMUNICATIONS, INC.

By:	/s/ Eugene B. Johnson
Name:     Eugene B. Johnson

Title:	Chief Executive Officer

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Annex A-4

AMENDMENT NO. 3 TO AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 3, dated as of July 3, 2007 (this “Amendment”) is by and among VERIZON COMMUNICATIONS INC., a Delaware corporation (“Verizon”), NORTHERN NEW ENGLAND SPINCO INC., a Delaware corporation (“Spinco”), and FAIRPOINT COMMUNICATIONS, INC., a Delaware corporation (the “Company”) to the Agreement and Plan of Merger, dated as of January 15, 2007, as amended (the “Merger Agreement”) by and among Verizon, Spinco and the Company. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement, and all references to Articles and Sections herein are references to Articles and Sections of the Merger Agreement.

In consideration of the premises and the mutual promises herein made, and in consideration of the agreements herein contained, the parties, intending to be legally bound hereby, agree as follows:

1.  Maine PUC Stipulation.  The parties acknowledge that on or about the date hereof, Verizon submitted a Stipulation with the State of Maine Public Utilities Commission in a form that has previously been disclosed to the Company. The parties agree that if the Maine Public Utilities Commission fails to enter an order approving the Stipulation as submitted without any additional conditions or limitations (or as submitted and incorporating only any changes that both Verizon and the Company, acting reasonably, consider immaterial or as Verizon and the Company shall mutually otherwise agree upon) (the date on which any such order is entered, the “Maine AFOR Settlement Order Date”) this Amendment to the Merger Agreement (and the attached amendment to the Distribution Agreement) shall be null and void and cease to have any force or effect. For the avoidance of doubt, the parties agree that nothing set forth in the Stipulation or in this Amendment shall impose any limitations or obligations or grant any rights as amongst themselves with respect to the Maine AFOR Proceedings that are not otherwise set forth in the Merger Agreement.

2.  Capital Additions.  The parties agree that if Verizon makes supplemental capital additions of up to $12,000,000 between the date of the Maine AFOR Settlement Order Date and January 30, 2008 for equipment, cards, cable and/or transport fiber and associated labor spent to expand the existing DSL network in the state of Maine (in addition to the $1,900,000 previously anticipated to be spent in 2007), such supplemental capital additions shall not be deemed to violate any representation or covenant of Verizon or Spinco in the Merger Agreement, and the amount of such capital additions and the increase in the aggregate amount of such capital additions spent in excess of $137,500,000 in 2007 (plus an additional $11,000,000 in January 2008 if the Closing does not occur prior to January 1, 2008) shall not be considered singly or taken together with other expenditures, conditions, burdens, restrictions or requirements to determine whether there has been a Material Adverse Effect for purposes of the Merger Agreement, including Sections 8.1(c) or 8.1(h). Not later than 45 days after the date hereof and prior to making any material portion of the capital additions to the DSL network described in the prior sentence, Verizon shall deliver its proposed plan for such additions. FairPoint may within 10 days of receipt from Verizon make suggestions for modification to such proposed plan. Verizon shall consider such suggestions in good faith. After such consideration, Verizon shall have the sole discretion to design and implement its DSL expansion plan and make such capital additions. Verizon shall provide to the Company within five (5) days after submission copies of reports required to be submitted to the Maine Public Utilities Commission containing information on the status and progress of such expansion. In addition, the Company shall have the right to request one additional report as of the date of its choosing, regarding such status and progress, containing information reasonably requested by the Company and in the possession of Verizon, which Verizon shall provide within ten (10) days following receipt of such request.

3.  Addition of Section 7.28.  The following is hereby added to the Merger Agreement as a new Section 7.28:

“7.28  Settlement of Maine AFOR Proceedings.  If the Investigation into New Alternative Form of Regulation for Verizon Maine Pursuant to 35-A M.R.S.A. Sections 9102-9103, (Docket No. 2005-155) (the “Maine AFOR Proceedings”) is not resolved prior to the Closing, then during the lesser of (i) a twelve (12) month period commencing on the Closing Date and (ii) as long as is necessary to resolve the

A-4-1

Maine AFOR Proceedings, Verizon shall use its commercially reasonable efforts upon the request of the Company to cooperate in helping the Company to contest any proceedings to the extent they are based upon the same or substantially the same pleadings or allegations or the facts relating thereto regarding pre-Closing activities as in the Maine AFOR Proceedings, including by making available as expert witnesses on a reasonable basis persons who remain employed by Verizon and its Affiliates following the Closing and are familiar with the pre-Closing factual issues that are the subject of such proceedings, and by making available on a confidential basis material relevant information in the possession of Verizon regarding the alleged over earnings calculations made prior to July 3, 2007 and regarding the pre-Closing testimony in the Maine AFOR Proceeding. The Company shall pay the reasonable out of pocket, third party costs and expenses of Verizon incurred after the Closing Date for assistance requested by the Company in connection with the Maine AFOR Proceedings.

4.  Amendment to Distribution Agreement.  The Company hereby consents to the amendment to the Distribution Agreement, dated as January 15, 2007, and amended as of March 30, 2007 and June 28, 2007, between Verizon and Spinco, such amendment in the form attached hereto.

5.  Confirmation of Merger Agreement.  Other than as expressly modified pursuant to this Amendment, all provisions of the Merger Agreement remain unmodified and in full force and effect. The provisions of Article XI of the Merger Agreement shall apply to this Amendment mutatis mutandis.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the first date above written.

VERIZON COMMUNICATIONS INC.

By:	/s/ John W. Diercksen
Name:     John W. Diercksen

Title:	Executive Vice President, Strategy,
Planning and Development

NORTHERN NEW ENGLAND SPINCO INC.

By:	/s/ Stephen E. Smith
Name:     Stephen E. Smith
Title:     Vice President

FAIRPOINT COMMUNICATIONS, INC.

By:	/s/ Peter G. Nixon
Name:     Peter G. Nixon

Title:	Chief Operating Officer

A-4-2

Annex A-5

AMENDMENT NO. 4 TO AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 4, dated as of November 16, 2007 (this “Amendment”), is by and among VERIZON COMMUNICATIONS INC., a Delaware corporation (“Verizon”), NORTHERN NEW ENGLAND SPINCO INC., a Delaware corporation (“Spinco”), and FAIRPOINT COMMUNICATIONS, INC., a Delaware corporation (the “Company”) to the Agreement and Plan of Merger, dated as of January 15, 2007, as amended (the “Merger Agreement”) by and among Verizon, Spinco and the Company. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement, and all references to Articles and Sections herein are references to Articles and Sections of the Merger Agreement.

In consideration of the premises and the mutual promises herein made, and in consideration of the agreements herein contained, the parties, intending to be legally bound hereby, agree as follows:

1. Amendment to Section 7.19.  Section 7.19 is hereby amended to read in its entirety as follows:

7.19 Directors of the Surviving Corporation.  The Company, Verizon and Spinco shall take all action reasonably necessary to cause the Board of Directors of the Company immediately prior to the Effective Time to consist of nine members, (i) four of whom shall be designated by Verizon and (ii) five of whom shall be designated by the Company, which nine directors shall be evenly distributed among the Company’s three classes of directors and shall be the Board of Directors of the Surviving Corporation. One of the Company’s designees shall serve as chairman of the board. On or prior to May 1, 2007, Verizon shall give the Company written notice setting forth the name of one of its four designees to the Board of Directors of the Surviving Corporation and such information with respect to the one designee as is required to be disclosed in the Proxy Statement/Prospectus or the proxy statement for such annual meeting (together with any consent to be named as a director if and to the extent required by the rules and regulations of the SEC). Such Verizon designee shall be prepared to commence service as a director of the Company from and after the date that the Requisite Approval of the Company’s stockholders is obtained, and to continue to serve in such capacity after the Effective Time. On or prior to November 16, 2007, Verizon shall give the Company written notice setting forth the names of the remainder of its designees to the Board of Directors of the Surviving Corporation and such information as would be required to be disclosed in a proxy statement for an annual meeting of the Surviving Corporation (together with any consent to be named as a director if and to the extent required by the rules and regulations of the SEC). Promptly after Verizon gives the latter of such notices, and in any event within 20 days thereafter, the Company shall notify Verizon of its designees to the Surviving Corporation’s Board of Directors. The designees of each of Verizon and the Company will be equally distributed to the fullest extent possible among the classes of the Board of Directors of the Surviving Corporation, as each of Verizon and the Company shall specify. Without limiting the foregoing and prior to the Effective Time, the Company shall take all actions necessary to obtain the resignations of all members of its Board of Directors who will not be directors of the Surviving Corporation and for the Board of Directors of the Company to fill such vacancies with the new directors contemplated by this Section 7.19. None of Verizon’s director nominees under this Section 7.19 will be employees of Verizon, its Affiliates or Cellco Partnership or any of its Subsidiaries.

2. Confirmation of Merger Agreement.  Other than as expressly modified pursuant to this Amendment, all provisions of the Merger Agreement remain unmodified and in full force and effect. The provisions of Article XI of the Merger Agreement shall apply to this Amendment mutatis mutandis.

A-5-1

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the first date above written.

VERIZON COMMUNICATIONS INC.

By:	/s/ Marianne Drost
Name:     Marianne Drost

Title:	Senior Vice President, Deputy General Counsel & Corporate Secretary

NORTHERN NEW ENGLAND SPINCO INC.

By:	/s/ J. Goodwin Bennett
Name:     J. Goodwin Bennett

Title:	Vice President

FAIRPOINT COMMUNICATIONS, INC.

By:	/s/ Eugene B. Johnson
Name:     Eugene B. Johnson

Title:	Chief Executive Officer

A-5-2

AMENDMENT NO. 5 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 5, dated as of February 25, 2008 (this “Amendment”), to the Agreement and Plan of Merger, dated as of January 15, 2007, as amended (the “Merger Agreement”), by and among VERIZON COMMUNICATIONS INC., a Delaware corporation (“Verizon”), NORTHERN NEW ENGLAND SPINCO INC., a Delaware corporation (“Spinco”), and FAIRPOINT COMMUNICATIONS, INC., a Delaware corporation (the “Company”), is entered into by and among Verizon, Spinco and the Company. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement, and all references to Recitals, Articles and Sections herein are references to Recitals, Articles and Sections of the Merger Agreement.

WHEREAS, Verizon has exercised its right under Section 2.4 of the Distribution Agreement, dated as of January 15, 2007, by and between Verizon and Spinco (as amended, the “Distribution Agreement”) to cause certain changes to be made to the structure of the transactions contemplated by the Distribution Agreement;

WHEREAS, certain amendments to the Merger Agreement are required to reflect the amended structure of the transactions contemplated by the Distribution Agreement; and

WHEREAS, the Company, Verizon and Spinco desire to extend the term of the Merger Agreement;

NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1. Amendments to Recitals. The Recitals are hereby amended and restated in their entirety to read as follows:

“WHEREAS, Spinco is a newly formed, wholly-owned, direct Subsidiary of Verizon and, immediately prior to the Distribution Date, shall be a wholly-owned, direct Subsidiary of Verizon New England Inc., a New York corporation (“Verizon New England”);

WHEREAS, on or prior to the Distribution Date (as such term, and each other capitalized term used herein and not defined, is defined in Article I hereof), and subject to the terms and conditions set forth in the Distribution Agreement entered into by and between Verizon and Spinco on the date hereof (the “Distribution Agreement”), Verizon New England, which is a wholly-owned, direct Subsidiary of NYNEX Corporation, a Delaware corporation (“NYNEX”), which is a wholly-owned, direct Subsidiary of Verizon, will cause the formation of Northern New England Telephone Operations LLC (“ILEC Spinco Subsidiary”), which will be a wholly-owned direct Subsidiary of Verizon New England;

WHEREAS, on or prior to the Distribution Date, Verizon New England will transfer to ILEC Spinco Subsidiary certain Spinco Assets and Spinco Liabilities in the manner set forth in the Distribution Agreement;

WHEREAS, on or prior to the Distribution Date, certain Subsidiaries of Verizon will transfer to Verizon, via intercompany dividends or sales or otherwise, certain Spinco Assets and Spinco Liabilities relating to the non-ILEC portion of the Spinco Business in the manner set forth in the Distribution Agreement (the “Internal Restructuring”);

WHEREAS, on or prior to the Distribution Date, (a) Spinco will issue to Verizon New England shares of the Spinco Common Stock (as defined in the Distribution Agreement) and distribute to Verizon New England the Spinco Securities (as defined in the Distribution Agreement) and pay to

A-6-1

Verizon New England the Special Payment (as defined in the Distribution Agreement), all of which will occur in exchange for Verizon New England transferring to Spinco the membership interests of ILEC Spinco Subsidiary in the manner set forth in the Distribution Agreement (the transactions described in clause (a) of this recital, collectively, the “Internal Contribution”) and (b) Verizon New England will thereafter distribute all Spinco Common Stock to NYNEX (such distribution, together with the Internal Contribution, the “First Internal Spinoff”), which in turn will distribute all Spinco Common Stock to Verizon (the “Second Internal Spinoff” and, together with the First Internal Spinoff, the “Internal Spinoffs”);

WHEREAS, upon the terms and subject to the conditions set forth in the Distribution Agreement, on the Distribution Date following the Second Internal Spinoff, Verizon will (a) contribute to Spinco certain Spinco Assets and Spinco Liabilities relating to the non-ILEC portion of the Spinco Business (the “Contribution” and, together with the Internal Contribution, the “Contributions”), all of which will be immediately contributed by Spinco to its wholly-owned subsidiary, Enhanced Communications of Northern New England Inc., a Delaware corporation, and (b) will distribute all of the issued and outstanding shares of Spinco Common Stock to the Distribution Agent for the benefit of the holders of the outstanding Verizon Common Stock (the “Distribution”);

WHEREAS, at the Effective Time, the parties will effect the merger of Spinco with and into the Company, with the Company continuing as the surviving corporation, all upon the terms and subject to the conditions set forth herein;

WHEREAS, (a) the Board of Directors of the Company (i) has determined that the Merger and this Agreement are advisable, fair to, and in the best interests of, the Company and its stockholders and has approved this Agreement and the transactions contemplated thereby, including the Merger, and the issuance of shares of Company Common Stock pursuant to the Merger, and (ii) has recommended the adoption by the stockholders of the Company of this Agreement and the approval of the transactions contemplated hereby, and (b) the stockholders of the Company have adopted this Agreement and approved the transactions contemplated hereby;

WHEREAS, (a) the Board of Directors of Spinco has (i) determined that the Merger and this Agreement are advisable, fair to and in the best interests of Spinco and its sole stockholder, and has approved this Agreement and the Distribution Agreement and the transactions contemplated hereby and thereby, including the Contributions, the Debt Exchange (as defined in the Distribution Agreement), the Distribution and the Merger, and (ii) recommended the adoption by its sole stockholder of this Agreement and the approval of the transactions contemplated hereby, and (b) the sole stockholder of Spinco has adopted this Agreement and approved the transactions contemplated hereby;

WHEREAS, the Board of Directors of Verizon has approved this Agreement and the Distribution Agreement and the transactions contemplated hereby and thereby, including the Internal Spinoffs, the Internal Restructuring, the Contributions, the Distribution, the Debt Exchange and the Merger;

WHEREAS, prior to the execution of this Agreement, as an inducement to Verizon’s willingness to enter into this Agreement and incur the obligations set forth herein, the Company’s stockholders who are parties to the Nominating Agreement have entered into the Termination Agreement, dated as of January 15, 2007 (the “Termination Agreement”), pursuant to which such stockholders have agreed, among other things, to cause their designees to the Board of Directors of the Company to resign by no later than immediately prior to the Effective Time and to terminate the Nominating Agreement effective immediately prior to the Effective Time;

WHEREAS, the parties to this Agreement intend that (i) the First Internal Spinoff qualify as a reorganization under Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”) and a distribution eligible for nonrecognition under Sections 355(a) and 361(c) of the Code;

A-6-2

(ii) the Second Internal Spinoff qualify as a distribution eligible for nonrecognition under Sections 355(a) and 355(c) of the Code; (iii) the Contribution, together with the Distribution, qualify as a tax-free reorganization under Section 368(a)(1)(D) of the Code; (iv) the Distribution qualify as a distribution of Spinco stock to Verizon stockholders eligible for nonrecognition under Sections 355(a) and 361(c) of the Code; (v) no gain or loss be recognized by Verizon or Verizon New England for federal income tax purposes in connection with the receipt of the Spinco Securities or the consummation of the Debt Exchange; (vi) the Special Payment qualify as money transferred to creditors or distributed to shareholders in connection with the reorganization within the meaning of Section 361(b)(1) of the Code, to the extent that Verizon New England distributes the Special Payment to its creditors and/or shareholders in connection with the Internal Contribution; (vii) the Merger qualify as a tax-free reorganization pursuant to Section 368 of the Code; and (viii) no gain or loss be recognized as a result of such transactions for federal income tax purposes by any of Verizon, Spinco, and their respective stockholders and Subsidiaries (except to the extent of cash received in lieu of fractional shares); and

WHEREAS, the parties to this Agreement intend that throughout the internal restructurings taken in contemplation of this Agreement, including the Internal Spinoffs and Internal Restructuring, the Contributions and the Distribution, and throughout the Merger, the Spinco Employees shall maintain uninterrupted continuity of employment, compensation and benefits, and also for union represented employees, uninterrupted continuity of coverage under their collective bargaining agreements, in each case as described in the Employee Matters Agreement.

NOW, THEREFORE, in consideration of these premises, the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:”

2. Amendments to Article I.

(a) Section 1.59 is hereby amended and restated in its entirety to read as follows:

“ ‘Distribution Tax Opinion’ means a written opinion of Verizon Tax Counsel, addressed to Verizon and Spinco and dated as of the Distribution Date, in form and substance reasonably satisfactory to Verizon and (solely with respect to issues as to whether Spinco recognizes gain or loss) the Company, to the effect that (i) each of the Internal Spinoffs will qualify as a distribution eligible for nonrecognition under Sections 355(a), 355(c) and/or 361(c) of the Code, as applicable, (ii) the Distribution will qualify as a distribution of Spinco stock to the stockholders of Verizon eligible for nonrecognition under Sections 355(a) and 361(c) of the Code, pursuant to which no gain or loss will be recognized for federal income tax purposes by any of Verizon, Spinco or the stockholders of Verizon, except as to cash received in lieu of fractional shares by the stockholders of Verizon, and (iii) neither Verizon nor Verizon New England will recognize gain or loss for federal income tax purposes in connection with the receipt of the Spinco Securities or the consummation of the Debt Exchange.”

(b) Section 1.94 is hereby amended and restated in its entirety to read as follows:

“ ‘IRS Ruling’ means a private letter ruling from the IRS to the effect that (i) the First Internal Spinoff will qualify as a reorganization under Section 368(a)(1)(D) of the Code and a distribution eligible for nonrecognition under Sections 355(a) and 361(c) of the Code; (ii) the Second Internal Spinoff will qualify as a distribution eligible for nonrecognition under Sections 355(a) and 355(c) of the Code; (iii) the Contribution, together with the Distribution, will qualify as a tax-free reorganization under Section 368(a)(1)(D) of the Code; (iv) the Distribution will qualify as a distribution of Spinco stock to Verizon stockholders eligible for nonrecognition under Sections 355(a) and 361(c) of the Code; (v) neither Verizon nor Verizon New England will recognize gain or loss for federal income tax purposes in connection with the receipt of the Spinco Securities or the consummation of the Debt Exchange; (vi) the Special Payment will qualify as money transferred to creditors or

A-6-3

distributed to shareholders in connection with the reorganization within the meaning of Section 361(b)(1) of the Code, to the extent that Verizon New England distributes the Special Payment to its creditors and/or shareholders in connection with the Internal Contribution; and (vii) no gain or loss will be recognized as a result of such transactions for federal income tax purposes by any of Verizon, Spinco, and their respective stockholders and Subsidiaries (except to the extent of cash received in lieu of fractional shares).”

(c) Section 1.61 is hereby amended and restated in its entirety to read as follows:

“ ‘Distribution Transfer Taxes’ means any sales, use, transfer, registration, recording, stamp, value added or other similar taxes or fees arising out of or attributable to the Internal Spinoffs, the Contributions, the Distribution, the Debt Exchange or the Internal Restructuring.”

(d) Section 1.166 is hereby amended and restated in its entirety to read as follows:

“ ‘Spinco Owned Real Property’ means all Owned Real Property of Spinco or Spinco Subsidiaries after giving effect to the Contributions.”

(e) Section 1.171 is hereby amended and restated in its entirety to read as follows:

“ ‘Spinco Subsidiaries’ means all direct and indirect Subsidiaries of Spinco immediately following the Internal Contribution.”

(f) Article I is hereby amended by adding the following Section 1.48A:

“ ‘Contributions’ has the meaning set forth in the recitals hereto.”

(g) Article I is hereby amended by adding the following Section 1.90A:

“ ‘Internal Contribution’ has the meaning set forth in the recitals hereto.”

3. Termination Date. Section 9.1(b), as amended in Amendment 1 to the Merger Agreement dated as of April 20, 2007, is hereby amended and restated to read in its entirety as follows:

“(b) by any party hereto if the Effective Time shall not have occurred on or before March 31, 2008, provided that to the extent all closing conditions herein are capable of being satisfied as of such time other than the condition regarding receipt of Telecommunications Regulatory Consents, such period may be extended by the mutual written agreement of Verizon and the Company for one 30 day period expiring on April 30, 2008, and, if such condition is still unsatisfied on April 30, 2008 and if the parties mutually agree in writing, for a 31 day period expiring on May 31, 2008; provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party whose failure to perform any of its obligations under this Agreement required to be performed by it at or prior to such date has been a substantial cause of, or substantially contributed to, the failure of the Merger to have become effective on or before such date;”

4. Other Amendments.

(a) Each of Section 5.1 through 5.3 is hereby amended by making conforming changes to reflect ILEC Spinco Subsidiary’s status as a limited liability company organized under the laws of Delaware.

(b) Each of Sections 5.17, 5.18, 7.6(f), 7.7, 7.8(c), 7.8(f) and 8.1(a) is hereby amended by replacing the word “Contribution” each place it appears in such Section with the word “Contributions”.

(c) Each of Sections 7.2(a), 7.2(e), 8.1(g) and 8.1(h) is hereby amended by replacing the phrase “the Contribution” each place it appears in such Section with the phrase “either of the Contributions”.

5. Amendment to Distribution Agreement. The Company hereby acknowledges the terms of and consents to the amendment, in the form attached hereto as Exhibit A, to the Distribution Agreement.

6. Confirmation of Merger Agreement. Other than as expressly modified pursuant to this Amendment, all provisions of the Merger Agreement remain unmodified and in full force and effect. The provisions of Article XI of the Merger Agreement shall apply to this Amendment mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the first date above written.

VERIZON COMMUNICATIONS INC.

By:	/s/ John W. Diercksen

Name:	John W. Diercksen

Title:	Executive Vice President — Planning, Strategy and Development

NORTHERN NEW ENGLAND SPINCO INC.

By:	/s/ Stephen E. Smith
Name: Stephen E. Smith
Title: Vice President

FAIRPOINT COMMUNICATIONS, INC.

By:	/s/ Eugene B. Johnson
Name: Eugene B. Johnson
Title: Chief Executive Officer

A-6-5

Annex B

Deutsche Bank Securities Inc.
Mergers & Acquisitions
60 Wall Street
New York, NY 10005
January 15, 2007

Board of Directors
FairPoint Communications, Inc.
521 East Morehead Street
Charlotte, NC 28202

Lady and Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to FairPoint Communications, Inc. (“FairPoint” or the “Company”) in connection with the proposed merger of FairPoint and Northern New England Spinco Inc. (“Spinco”), a direct wholly owned subsidiary of Verizon Communications Inc. (“Verizon”), pursuant to the Agreement and Plan of Merger, to be dated as of January 15, 2007, among FairPoint, Spinco and Verizon (the “Merger Agreement”), which provides, among other things, for the merger of Spinco with and into FairPoint (the “Merger”), as a result of which the separate existence of Spinco shall cease and the Company shall continue as the surviving corporation. As set forth more fully in the Merger Agreement, as a result of the Merger, all the shares of common stock, par value $0.01 per share, of Spinco (“Spinco Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (“Effective Time”) shall be automatically converted into a number of duly authorized, validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock) equal to the product of (x) 1.5266 multiplied by (y) the aggregate number of shares of Company Common Stock issued and outstanding on a Fully Diluted Basis (as defined in the Merger Agreement) immediately prior to the Effective Time (the “Aggregate Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have requested Deutsche Bank’s opinion, as investment bankers, as to the fairness of the Aggregate Merger Consideration to be delivered by FairPoint in respect of the Spinco Common Stock pursuant to the Merger Agreement, from a financial point of view, to FairPoint and the holders of the Company Common Stock.

We understand that, as contemplated by the Merger Agreement, Verizon and Spinco are entering into a Distribution Agreement, to be dated as of January 15, 2007, (the “Distribution Agreement”) pursuant to which Verizon will transfer or cause to be transferred to Spinco or one or more subsidiaries of Spinco the Spinco Assets (as defined in the Distribution Agreement) and that Spinco or one or more subsidiaries of Spinco will assume the Spinco Liabilities (as defined in the Distribution Agreement) (collectively, the “Contribution”), all as more fully described in the Distribution Agreement. We further understand that, prior to the Effective Time and pursuant to the Distribution Agreement, Spinco will distribute to Verizon the Spinco Securities (as defined in the Distribution Agreement) and pay to Verizon the Special Dividend (as defined in the Distribution Agreement) and Verizon will consummate the Internal Spinoffs (as defined in the Merger Agreement) and the Internal Restructuring (as defined in the Merger Agreement) and will distribute all of the issued and outstanding shares of Spinco Common Stock to the holders, as of the Record Date (as defined in the Distribution Agreement), of the outstanding shares of common stock, par value $0.10 per share, of Verizon, on a pro rata basis (the “Distribution”). We further understand that, as contemplated by the Merger Agreement and as a condition to the Merger, the Company will enter into certain financing arrangements.

In connection with Deutsche Bank’s role as financial advisor to FairPoint, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning the Company and Verizon and certain internal analyses and other information furnished to it by the Company and

Board of Directors
FairPoint Communications, Inc.
January 15, 2007

Verizon. Deutsche Bank has also held discussions with members of the senior managements of the Company and Verizon regarding FairPoint and Spinco, respectively, and the prospects of the two companies and the joint prospects of a combined company. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for Company Common Stock, (ii) compared certain financial information for the Company and Spinco with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement and certain related documents, including the Distribution Agreement and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company, Verizon or Spinco, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of the Company, Verizon or Spinco. With respect to the financial forecasts and projections, including the analyses and forecasts of certain cost savings, operating efficiencies, revenue effects and financial synergies expected by FairPoint to be achieved as a result of the Merger (collectively, the “Synergies”), made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections, including the Synergies, or the assumptions on which they are based. Deutsche Bank’s opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof. In connection with our engagement, we have not been asked to solicit, and accordingly we have not solicited, any indications of interest from third parties with respect to the Merger or any alternative to the Merger.

For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of FairPoint, Verizon and Spinco contained in the Merger Agreement are true and correct, FairPoint, Verizon and Spinco will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of FairPoint, Verizon and Spinco to consummate the Merger will be satisfied without any waiver thereof. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either FairPoint, Spinco or Verizon is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on FairPoint or Spinco or materially reduce the contemplated benefits of the Merger to FairPoint. Deutsche Bank has also assumed that the Contribution, the Distribution and all of the transactions described in the Distribution Agreement will be consummated in accordance with the terms of the Distribution Agreement, without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material adverse effect on Verizon or Spinco. In addition, you have informed Deutsche Bank, and accordingly for purposes of rendering its opinion Deutsche Bank has assumed, that the Merger, the Contribution, the Distribution and the other transactions contemplated by the Merger Agreement will qualify for the intended tax-free treatment as set forth in the Merger Agreement and the Distribution Agreement.

Board of Directors
FairPoint Communications, Inc.
January 15, 2007

This opinion is addressed to, and for the use and benefit of, the Board of Directors of FairPoint and is not a recommendation to the stockholders of FairPoint to approve the Merger. This opinion is limited to the fairness of the Aggregate Merger Consideration to be delivered by FairPoint in respect of the Spinco Common Stock pursuant to the Merger Agreement, from a financial point of view, to FairPoint and the holders of Company Common Stock, and Deutsche Bank expresses no opinion as to the merits of the underlying decision by FairPoint to engage in the Merger.

Deutsche Bank will be paid a fee for its services as financial advisor to FairPoint in connection with the Merger, none of which is contingent upon consummation of the Merger. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to FairPoint or its affiliates for which it has received compensation, including acting as (1) joint lead arranger and administrative agent for FairPoint’s February 2005 $588.5 million term loan facility due 2012 and $100 million revolving credit facility due 2011 and the September 2005 amendment thereof, and in connection with the Merger, the potential Backstop Facility Commitment (as defined in Merger Agreement) with respect thereto, and (2) joint bookrunner for FairPoint’s $462.5 million February 2005 initial public offering. One or more members of the DB Group may in the future provide investment banking, commercial banking (including extension of credit) and other financial services to FairPoint, Verizon or their respective affiliates, and in the future may receive fees for the rendering of these services. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of FairPoint and Verizon for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing, it is Deutsche Bank’s opinion as investment bankers that the Aggregate Merger Consideration to be delivered by FairPoint in respect of the Spinco Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to FairPoint and the holders of the Company Common Stock.

Very truly yours,

DEUTSCHE BANK SECURITIES INC.

Annex C-1

Confidential Presentation Regarding:
Project Nor’Easter
Discussion Materials
January 10, 2007

C-1-1

Executive Summary

•	Meaningful progress has occurred since Falcon’s last board update

•	Resolution of all key business issues achieved (subject to final documentation and drafting)

•	Agreed TSA structure encourages Viper to cooperate and facilitate an accelerated cut-over

•	Viper receives $37.2 million of its set up costs if the cut-over occurs within three months of closing and only $30 million thereafter

•	Monthly TSA fees also begin declining after month eight

•	Economics of the transaction continue to appear to be highly attractive:

•	5.8x 2007E EBITDA Spinco valuation; 9.7x Falcon valuation

•	Meaningful FCF accretion; deleveraging and improvement in Falcon’s pro forma dividend payout ratio

•	Merger agreement allows Falcon to terminate agreement under various circumstances including if Spinco Adjusted EBITDA falls below a specified level or if regulatory approval becomes contingent on concessions which would have a Material Adverse Effect on pro forma Falcon

•	Parties working towards an announcement on January 16th

C-1-2

Transaction Summary

• Value to Viper:	$2,715 million of total consideration, comprised of $1,700 million of cash and $1,015 million of FairPoint stock(1)

• Structure:	Reverse Morris Trust with FairPoint stock issued at $18.88 (equal to the 30 day average closing price as of 1/7/07) which implies Viper ownership of 60.4%

• Governance/Social:	Viper to appoint 6 of 9 directors

FairPoint to appoint all management

Retain FairPoint name

• Other Economic Considerations:	MVNO agreement with Viper Wireless, LD contract and ability to purchase equipment under existing Viper contracts

• Transition Services:	Structured to provide incentive for Viper’s cooperation and early termination

• Financing:	Commitments in place at announcement for $1,940 million (includes unfunded revolver of $200 million). Does not include $800 million associated with Viper debt-for-debt exchange

• Conditions to Close:	FairPoint shareholder vote

Regulatory approval

Completion of debt-for-debt exchange

Spinco LTM LEC EBITDA is above a specified level

FairPoint LTM Adjusted EBITDA is above a specified level

• Termination Payment:	Break up fee equal to 3.5%

Reimbursement of Viper’s expenses

1.	Assuming a 30 day average price of $18.88.

C-1-3

Contribution/Ownership Analysis

Ownership Analysis
Ownership Split

30 Day
Avg.(1)

Falcon Share Price(2)	$18.88
Falcon Shares(3)	35,268,443
Viper Equity ($mm)	$1,015
Falcon Shares Issued to Viper	53,763,441

Pro Forma Shares	89,031,884
Viper % Ownership	60.4%
Falcon % Ownership	39.6%

Exchange Ratio

Viper Equity ($mm)	$1,015

Falcon Share Price(2)	$18.88
Falcon Shares Issued to Viper	53,763,441
Falcon Shares(3)	35,268,443
Implied Exchange Ratio for Contract Purposes	1.5244

Summary Contribution Analysis
At Closing

	Falcon	Nor’Easter

Common Equity	40%	60%
Enterprise Value	32%	68%
Access Lines	14%	86%
Revenue	19%	81%
EBITDA	20%	80%
USF Reliance	7%	1%
Support Revenue Reliance	50%	20%

Projected Financials

	2008E	2012E
	($ in millions)

EBITDA(4)
Falcon	$117	$103
Nor’Easter	433	431

Total	$550	$534
Falcon Contribution	21%	19%
Implied Falcon Ownership(6)	15%	10%

EBITDA — Capex(5)
Falcon	$96	$82
Nor’Easter	317	338

Total	$413	$420
Falcon Contribution	23%	19%
Implied Falcon Ownership(6)	20%	11%

1.	30-day average fixed as of 1/7/07.

2.	Falcon share price based on 30-trading day closing share price, as of 1/7/07.

3.	Source: Falcon shares outstanding based on Falcon management.

4.	Excludes higher legacy labor costs, one-time operating expenditures and OPEB-related cash adjustments.

5.	EBITDA includes Pension / OPEB cash adjustment.

6.	Adjusts contribution to reflect pro forma capital structure of NewCo at closing.

C-1-4

Falcon Historical Trading Performance

Falcon Historical Trading Performance

C-1-5

Illustrative Purchase Price Analysis

•	$2,715 million purchase price, adjusted for the value of the concessions (excluding pension and OPEB for inactive employees), implies a 5.4x — 5.7x 2007E multiple

Summary

	2005A		2006E		2007E
	Viper		Viper		Viper		Falcon		Downside
	Case		Case		Case		Case		Case
	($ in millions)

Access Line Growth	(5.4)%		(6.0)%		(4.6)%		(6.0)%		(9.0)%
Adjusted LEC Only EBITDA(1)	$444		$434		$400		$393		$379
% Growth	(12)%		(2)%		(8)%		(9)%		(13)%
Adjusted LEC (Incl. Pension/OPEB adjustments)	$468		$460		$427		$420		$406
Plus: LD + DSL EBITDA	15		35		52		51		50

Total Adjusted EBITDA(2)	$483		$496		$479		$472		$456
% Growth	NA		3%		(3)%		(5)%		(8)%
Assumed Purchase Price	$2,715		$2,715		$2,715		$2,715		$2,715
Implied Purchase Multiple	5.6	x	5.5	x	5.7	x	5.8	x	6.0	x
Less: Net Incremental Value (see p5 for further details)	$116		$116		$116		$116		$116
Adjusted Purchase Price	$2,599		$2,599		$2,599		$2,599		$2,599
Implied Purchase Multiple	5.4	x	5.2	x	5.4	x	5.5	x	5.7	x
Plus: Conversion Capex + Closing Costs(3)	$203		$203		$203		$203		$203
Adjusted Purchase Price + Conversion Capex + Closing Costs	$2,801		$2,801		$2,801		$2,801		$2,801
Implied Purchase Multiple (w/o Synergies)	5.8	x	5.7	x	5.8	x	5.9	x	6.1	x
Implied Purchase Multiple (PF Synergies)(4)	5.2	x	5.1	x	5.2	x	5.3	x	5.5	x

1.	Pro forma for fully-funded pension plan.

2.	Pro forma for Falcon’s cost structure for LD/DSL businesses.

3.	Assumes $37 million of closing costs. Assumes Viper pays $40 million of transition expenses. Excludes DSL buildout cost.

4.	Calculated with Total Adjusted EBITDA plus $56 million of synergies.

C-1-6

Illustrative Value Analysis

Summary

	($ in millions)

Fixed Price	$2,715
Less:
Viper Wireless MVNO(1)	$60
Most Favored Nation LD Pricing(2)	11
Non-Nor’Easter Service Employee Severance Costs(3)	7
Pre-Closing Transition Expenses	40
Loss of Falcon Orange County-Poughkeepsie (OP) EBITDA(4)	(66)
Sale of OP	55
Purchasing Joint Venture(5)	10

Net Incremental Value	$116
Implied Net Value	$2,599

Implied Net Value + Conversion Capex + Closing Costs			$2,801

Implied Multiples:
Assumed ‘07 Total EBITDA
$485	5.4	x	5.8	x
$475	5.5	x	5.9	x
$465	5.6	x	6.0	x
$455	5.7	x	6.2	x

1.	Assumes MVNO agreement improves access line loss by 0.5%. Reflects midpoint of DCF values with and without the MVNO agreement.

2.	Assumes Falcon able to achieve $0.005 reduction in yield for 2 years. Assumes incremental value is taxed at 38%.

3.	Assumes an average annual salary of $70,000 per employee and severance cost equivalent to nine months of salary payable to 50% of the workforce (125 employees).

4.	Value loss of Falcon OP EBITDA assumes $8.6 million in cash flow generated by OP in 2007 valued at a 9.0x multiple less 15% minority interest discount.

5.	Assumes 15% discount achieved on purchase of equipment, representing 50% of recurring capital expenditures, for the first year.

C-1-7

EBITDA Trend Analysis

•	As shown below, a key driver in Nor’Easter’s reported historical LEC EBITDA declines has been the fluctuation related to its underfunded pension/OPEB liabilities for both inactive and active employees

•	Since the pension/OPEB liabilities for the inactive employees will not be transferred, the trend is expected to be less severe when adjusted for active only employees

•	The analysis below highlights that, in 2004 to 2005, LEC EBITDA (before pension/OPEB expenses) declined 3% and 6%, compared to 8% and 13% (as reported, including pension/OPEB expenses for all employees), respectively

Summary

				9 Mos.	9 Mos.
	2003A	2004A	2005A	2005	2006
	($ in millions)

LEC Revenue	$1,180	$1,160	$1,155	$861	$852
% Growth		(2)%	(0)%		(1)%
LEC EBITDA (as reported)(1)	$546	$503	$435	$350	$323
% Margin	46%	43%	38%	41%	38%
% Growth		(8)%	(13)%		(8)%
LEC EBITDA (excl. Pension & Benefits)	$621	$605	$566	$443	$429
% Margin	53%	52%	49%	51%	50%
% Growth		(3)%	(6)%		(3)%

1.	Includes underfunded pension/OPEB expense for both active and inactive employees.

C-1-8

Pro Forma Financial Summary — $2.715 bn Purchase Price — Base Case

Agreed upon pro forma ownership of 60.4% based upon a 30-day average Falcon stock price of $18.88 as of 1/7/07

•	Assumes 6 months of TSA, plus $30 million of set-up costs

•	Assumes NewCo will continue to pay a $1.59 per share dividend

•	Meaningful FCF accretion achieved; EPS calculations impacted by non-cash depreciation and amortization charges

•	Additional details available in the Appendix

Free Cash Flow Analysis

			PF
	2008E		2008E(2)		2009E		2011E		2013E
	($ in millions)

FCF(1)	$163		$216		$244		$243		$231
FCF / Share	$1.83		$2.43		$2.74		$2.73		$2.59
FCF Accretion / (Dilution) — Status Quo	18%		57%		92%		142%		227%
FCF Accretion / (Dilution) — Acquisition Case	4%		38%		57%		65%		95%
Actual Dividend Payout Ratio (at $1.59 per share)	87%		66%		58%		58%		61%
EPS(3)	$(0.15)		$0.22		$0.45		$0.52		$0.60
EPS Accretion / (Dilution) — Status Quo	(121)%		(68)%		(31)%		1%		54%
EPS Accretion / (Dilution) — Acquisition Case	(118)%		(73)%		(45)%		(36)%		(27)%
Pro Forma Net Debt (Incl. Conversion)(4)	$2,489		$2,489		$2,387		$2,182		$1,997
Pro Forma Net Debt / EBITDA(5)	4.8	x	4.4	x	4.0	x	3.8	x	3.6	x
Falcon Acquisition Case FCF	$63		$63		$65		$68		$60
FCF / Share	$1.76		$1.76		$1.75		$1.65		$1.33
Dividend Payout Ratio	90%		90%		91%		96%		119%
EPS	$0.82		$0.82		$0.83		$0.82		$0.83
Leverage	4.9	x	4.9	x	4.8	x	4.8	x	4.9	x
Falcon Status Quo FCF	$54		$54		$50		$40		$28
FCF / Share	$1.55		$1.55		$1.43		$1.13		$0.79
Dividend Payout Ratio	103%		103%		111%		141%		201%
EPS	$0.71		$0.71		$0.65		$0.52		$0.39
Leverage	4.8	x	4.8	x	4.9	x	5.5	x	6.3	x

1.	Pro forma for sale of Orange County-Poughkeepsie (OP). Cash Adjusted EBITDA includes addback of forecast non-cash pension/OPEB expense. FCF excludes conversion capex.

2.	Excludes one-time opex and TSA Schedule B set up costs in 2008.

3.	EPS reflects actual cost savings.

4.	2007 and 2008 include $37mm and $172mm of non-recurring conversion related capital expenditures, respectively. 2008 includes one-time opex of $24mm and TSA set up costs of $30mm.

5.	Leverage multiples based on year-end pro forma net debt (assumes conversion capital expenditures and one-time operating expenditures financed w/add’l debt) and pension / OPEB cash adjustments.

C-1-9

Pro Forma Financial Summary — $2.715 bn Purchase Price — 12-Month TSA Case

Agreed upon pro forma ownership of 60.4% based upon a 30-day average Falcon stock price of $18.88 as of 1/7/07

•	Assumes 12 months of TSA, plus $30 million of set-up costs

•	Assumes NewCo will continue to pay a $1.59 per share dividend

•	Meaningful FCF accretion achieved; EPS calculations impacted by non-cash depreciation and amortization charges

•	Additional details available in the Appendix

Free Cash Flow Analysis

	2008E		PF 2008E(2)		2009E		2011E		2013E
	($ in millions)

FCF(1)	$110		$163		$242		$240		$228
FCF / Share	$1.23		$1.83		$2.71		$2.69		$2.56
FCF Accretion / (Dilution) — Status Quo	(20)%		19%		90%		139%		223%
FCF Accretion / (Dilution) — Acquisition Case	(30)%		4%		55%		63%		92%
Actual Dividend Payout Ratio (at $1.59 per share)	129%		87%		59%		59%		62%
EPS(3)	$(0.52)		$(0.14)		$0.43		$0.49		$0.57
EPS Accretion / (Dilution) — Status Quo	(173)%		(120)%		(35)%		(5)%		45%
EPS Accretion / (Dilution) — Acquisition Case	(163)%		(118)%		(48)%		(40)%		(31)%
Pro Forma Net Debt (Incl. Conversion)(4)	$2,542		$2,542		$2,442		$2,243		$2,065
Pro Forma Net Debt / EBITDA(5)	5.4	x	4.9	x	4.1	x	3.9	x	3.8	x
Falcon Acquisition Case FCF	$63		$63		$65		$68		$60
FCF / Share	$1.76		$1.76		$1.75		$1.65		$1.33
Dividend Payout Ratio	90%		90%		91%		96%		119%
EPS	$0.82		$0.82		$0.83		$0.82		$0.83
Leverage	4.9	x	4.9	x	4.8	x	4.8	x	4.9	x
Falcon Status Quo FCF	$54		$54		$50		$40		$28
FCF / Share	$1.55		$1.55		$1.43		$1.13		$0.79
Dividend Payout Ratio	103%		103%		111%		141%		201%
EPS	$0.71		$0.71		$0.65		$0.52		$0.39
Leverage	4.8	x	4.8	x	4.9	x	5.5	x	6.3	x

1.	Pro forma for sale of Orange County-Poughkeepsie (OP). Cash Adjusted EBITDA includes addback of forecast non-cash pension/OPEB expense. FCF excludes conversion capex.

2.	Excludes one-time opex and TSA Schedule B set up costs in 2008.

3.	EPS reflects actual cost savings.

4.	2007 and 2008 include $37mm and $172mm of non-recurring conversion related capital expenditures, respectively. 2008 includes one-time opex of $24mm and TSA set up costs of $30mm.

5.	Leverage multiples based on year-end pro forma net debt (assumes conversion capital expenditures and one-time operating expenditures financed w/add’l debt) and pension / OPEB cash adjustments.

C-1-10

Precedent Transaction Analysis

Assumes $2.715 billion purchase price

EBITDA Multiple	Access Line Multiple

Summary Comparable Transactions

						Net Transaction
						Value
						as a Multiple of
					Net Transaction	Access
Date	Acquiror	Acquiree	Access Lines		Value	Lines	EBITDA
			($ in millions)

12/18/06	CenturyTel	Madison River	176,000		$830	$4,716	8.4	x
09/18/06	Citizens Communications	Commonwealth Telephone	454,297		1,158	2,549	6.8	x
12/09/05	Alltel	Valor Telecom	524,702		2,027	3,863	7.6	x
			2,885,673		9,150	3,171	6.4x(1)
05/21/04	The Carlyle Group	Verizon Hawaii	707,000		1,650	2,334	6.9	x
01/16/04	Consolidated Communications	TXU (telecom assets)	172,000		527	3,064	6.9	x
07/17/02	Homebase Acquisition Corp.	ICTC (McLeodUSA)	90,000		290	3,222	7.3	x
10/31/01	Alltel	Verizon Kentucky	600,000		1,900	3,167	7.5	x
10/22/01	CenturyTel	Verizon Missouri and Alabama	675,000		2,200	3,259	7.5	x
			Average	(2)		$3,272	7.4	x

1.	Implied Alltel wireline valuation

2.	Average excludes implied Alltel wireline valuation.

C-1-11

Precedent Transaction Multiple Trend

•	RLEC acquisition multiples have averaged 7.4x over the last six years

•	CenturyTel’s acquisition of Madison River implies an 8.4x multiple

•	As a result, Falcon’s standalone acquisition scenario, which assumes annual acquisitions are completed at 6.0x, could be overly optimistic

Summary

C-1-12

Comparable Company Analysis

Comparable Company Analysis

				Ent. Value/				Equity Value/				Current	Dividend
	Price	Market	Enterprise	EBITDA(1)				Levered FCF				Dividend	Payout		Total Debt/
Company	1/5/07	Cap.	Value	2007E		2008E		2007E		2008E		Yield	Ratio		LTM EBITDA
	($ in millions, except per share amounts)

RLEC High Dividend Payers
Alaska (consol.)	$15.24	$644	$1,043	8.7	x	8.4	x	13.2	x	12.8	x	5.6%	75%		3.7	x
Citizens	14.11	4,561	7,919	7.3	x	7.3	x	10.1	x	10.9	x	7.1%	65%		3.4	x
Commonwealth
(consol.)	41.56	1,199	1,072	7.0	x	7.1	x	21.8	x	22.3	x	4.8%	78%		0.0	x
Consolidated Comm.	20.38	530	1,068	7.5	x	7.3	x	10.0	x	9.9	x	7.6%	70%		4.4	x
Iowa Telecom	19.01	613	1,099	8.8	x	9.0	x	9.7	x	10.0	x	8.5%	78%		3.9	x
Windstream	13.90	6,665	11,791	7.1	x	7.1	x	10.6	x	11.0	x	7.2%	81%		3.3	x
Embarq	52.30	7,914	14,423	5.5	x	5.6	x	9.7	x	9.5	x	3.8%	39%		2.4	x
Mean(2)				7.7	x	7.7	x	12.6	x	12.8	x	6.8%	75%		3.1
Median(2)				7.4	x	7.3	x	10.3	x	11.0	x	7.1%	77%		3.6	x
$75 million Acquisition Case Falcon(3)	$18.88	$666	$1,392	9.8	x	9.3	x	10.7	x	10.6	x	8.4%	91	%(4)	4.9	x
Assumes $1.59 Dividend (66% Payout Ratio) and Dividend Yields of 6.9% to 8.4%
Falcon/Viper(3)	$22.97	$2,045	$4,534	7.6	x	8.2	x	9.3	x	9.5	x	6.9%	66%		4.8	x
Falcon/Viper(3)	$21.42	$1,907	$4,396	7.4	x	8.0	x	8.6	x	8.8	x	7.4%	66%		4.8	x
Falcon/Viper(3)	$20.07	$1,787	$4,276	7.2	x	7.8	x	8.1	x	8.3	x	7.9%	66%		4.8	x
Falcon/Viper(3)	$18.88	$1,681	$4,170	7.0	x	7.6	x	7.6	x	7.8	x	8.4%	66%		4.8	x

1.	EBITDA multiples based on adjusted EBITDA, excluding pension/OPEB cash adjustments and one-time operating expenses and transaction related fees and expenses.

2.	Payout ratio mean and median excludes Embarq.

3.	Assumes 2008E FCF multiple based on 2008E pro forma free cash flow (excludes one-time operating expenses and transaction related fees and expenses).

4.	Excludes one-time gains.

C-1-13

Appendix

C-1-14

Summary Income Statement

Summary

	2008(1)	2009	2010	2011	2012	2013
	($ in millions)

Falcon Revenues	$275	$274	$272	$269	$266	$263
% Y-o-Y Growth		(0.5)%	(0.5)%	(1.2)%	(1.2)%	(1.1)%
Viper Revenues	1,144	1,140	1,146	1,142	1,137	1,136
% Y-o-Y Growth		(0.4)%	0.6%	(0.4)%	(0.4)%	(0.1)%

Pro Forma Revenue	$1,419	$1,414	$1,419	$1,411	$1,403	$1,399
% Y-o-Y Growth		(0.4)%	0.4%	(0.5)%	(0.6)%	(0.3)%
Falcon Operating Expenses	158	160	162	163	163	163
% Y-o-Y Growth		1.5%	1.5%	0.2%	0.2%	0.2%
Viper Operating Expenses	765	682	690	699	707	715
% Y-o-Y Growth		(10.9)%	1.2%	1.4%	1.1%	1.2%
Falcon EBITDA	$117	$114	$110	$106	$103	$100
Viper EBITDA	$379	$458	$457	$443	$431	$421
Less: Viper Legacy Labor Expense	(4)	(4)	(4)	(4)	(4)	(3)
Less: FPNE DSL Pricing Impact	(2)	(2)	(2)	(2)	(2)	(3)

Pro Forma EBITDA	$491	$566	$561	$544	$528	$515
Depreciation and Amortization	332	322	314	302	292	276

Operating Income	$159	$244	$247	$242	$236	$239
Interest / Dividend Income	0	0	0	0	0	0
Interest Expense	(181)	(179)	(173)	(167)	(160)	(153)

Total Other Income / (Expense)	$(181)	$(179)	$(173)	$(166)	$(159)	$(153)

Pre Tax Income / (Loss)	$(22)	$65	$74	$75	$76	$86
Federal Income Tax Benefit / (Expense)	7	(23)	(26)	(26)	(27)	(30)

Net Income / (Loss)	$(15)	$42	$48	$49	$50	$56

1.	Viper 2008 financials include one-time operating expenses of $24 million and one-time TSA setup costs of $30 million.

C-1-15

PF Detailed Summary — $2.715 bn Purchase Price (Base Case)

Free Cash Flow Analysis

	2006PF		2007PF		2008E		PF 2008E(2)		2009E		2010E		2011E		2012E		2013E		2014E		2015E
	($ in millions)

LEC EBITDA (w/Pen./OPEB adj. & w/o 1-Time Opex)	$398		$359		$304		$304		$312		$292		$277		$267		$261		$257		$255
Plus: LD/DSL/MVNO EBITDA	98		113		129		129		146		164		166		163		160		157		154
Falcon EBITDA(6)	121		121		117		117		114		110		106		103		100		96		93
Less: Legacy Labor Cost	(4)		(4)		(4)		(4)		(4)		(4)		(4)		(4)		(3)		(3)		(3)
Less: FPNE DSL Pricing Impact	(2)		(2)		(2)		(2)		(2)		(2)		(2)		(2)		(3)		(3)		(3)
Less: One-Time Opex	0		0		(24)		0		0		0		0		0		0		0		0
Less: One-Time TSA	0		0		(30)		0		0		0		0		0		0		0		0

Pro Forma EBITDA(7)	$610		$588		$491		$545		$566		$561		$544		$528		$515		$504		$496
Pension/OPEB Cash Adjustments	$27		$24		$27		$27		$29		$30		$31		$33		$34		$36		$37

Cash Adj. EBITDA(1)	$638		$612		$518		$572		$595		$591		$575		$561		$549		$540		$533
Interest, Net	(160)		(164)		(181)		(181)		(179)		(173)		(166)		(159)		(153)		(148)		(143)
Cash Taxes	(39)		(40)		(2)		(2)		(5)		(9)		(9)		(10)		(13)		(36)		(46)
Capital Expenditures (Excl. Conversion)	(188)		(177)		(173)		(173)		(167)		(163)		(157)		(154)		(152)		(150)		(149)
• in Net Working Capital	0		0		0		0		0		(0)		1		1		0		0		0
Closing Costs	0		(10)		0		0		0		0		0		0		0		0		0

FCF(1)	$251		$221		$163		$216		$244		$245		$243		$237		$231		$207		$195
FCF/Share	$2.82		$2.48		$1.83		$2.43		$2.74		$2.76		$2.73		$2.66		$2.59		$2.32		$2.18
FCF Accretion/(Dilution) — Status Quo	24%		46%		18%		57%		92%		120%		142%		183%		227%		262%		354%
FCF Accretion/(Dilution) — Acquisition Case	24%		39%		4%		38%		57%		66%		65%		77%		95%		90%		119%
Actual Dividend Payout Ratio (at $1.59 per share)	56%		64%		87%		66%		58%		58%		58%		60%		61%		69%		73%

EPS(3)	$1.02		$0.90		$(0.15)		$0.22		$0.45		$0.51		$0.52		$0.53		$0.60		$0.77		$0.95
EPS Accretion/(Dilution) — Status Quo	9%		19%		(121)%		(68)%		(31)%		(5)%		1%		21%		54%		123%		228%
EPS Accretion/(Dilution) — Acquisition Case	9%		13%		(118)%		(73)%		(45)%		(33)%		(36)%		(34)%		(27)%		(8)%		10%

Pro Forma Net Debt (Incl. Conversion)(4)	$2,338		$2,338		$2,489		$2,489		$2,387		$2,283		$2,182		$2,087		$1,997		$1,932		$1,879
Pro Forma Net Debt/EBITDA(5)	3.7	x	3.8	x	4.8	x	4.4	x	4.0	x	3.9	x	3.8	x	3.7	x	3.6	x	3.6	x	3.5	x

Falcon Acquisition Case FCF	$79		$62		$63		$63		$65		$65		$68		$65		$60		$57		$46
FCF/Share	$2.27		$1.78		$1.76		$1.76		$1.75		$1.66		$1.65		$1.51		$1.33		$1.22		$1.00
Dividend Payout Ratio	70%		89%		90%		90%		91%		96%		96%		106%		119%		130%		160%
EPS	$0.93		$0.80		$0.82		$0.82		$0.83		$0.77		$0.82		$0.81		$0.83		$0.84		$0.86
Leverage	4.3	x	4.8	x	4.9	x	4.9	x	4.8	x	4.9	x	4.8	x	4.9	x	4.9	x	4.9	x	4.9	x

Falcon Status Quo FCF	$79		$59		$54		$54		$50		$44		$40		$33		$28		$23		$17
FCF/Share	$2.27		$1.70		$1.55		$1.55		$1.43		$1.25		$1.13		$0.94		$0.79		$0.64		$0.48
Dividend Payout Ratio	70%		94%		103%		103%		111%		127%		141%		169%		201%		248%		331%
EPS	$0.93		$0.76		$0.71		$0.71		$0.65		$0.54		$0.52		$0.44		$0.39		$0.35		$0.29
Leverage	4.3	x	4.6	x	4.8	x	4.8	x	4.9	x	5.2	x	5.5	x	5.9	x	6.3	x	6.8	x	7.4	x

1.	Cash Adjusted EBITDA includes addback of forecast non-cash pension/OPEB expense. FCF excludes conversion capex.
2.	Excludes one-time opex and TSA Schedule B set up costs in 2008.
3.	EPS reflects actual cost savings.
4.	2007 and 2008 include approx. $37 million and $172 million of non-recurring conversion-related capital expenditures, respectively. 2008 includes one-time opex of $24mm and TSA set up costs of $30mm.
5.	Leverage multiples based on year-end pro forma net debt (assumes conversion capital expenditures and one-time operating expenditures financed w/add’l debt) and pension/OPEB cash adjustments.
6.	Falcon EBITDA pro forma for sale of Orange County-Poughkeepsie (OP).
7.	Reflects EBITDA assuming pension/OPEB expense for active employees only (based on Viper estimates provided 11/2/06). Includes expected cost savings, increased legacy labor costs, DSL pricing impact and one-time opex of $24 mm (2008 only).

C-1-16

PF Detailed Summary — $2.715 bn Purchase Price (12 Mo. TSA Case)

Free Cash Flow Analysis

2006PF	2007PF	2008E	PF 2008E(2)	2009E	2010E	2011E	2012E	2013E	2014E	2015E
($ in millions)

LEC EBITDA (w/Pen./OPEB adj. & w/o 1-Time Opex)	$398	$359	$255	$255	$312	$292	$277	$267	$261	$257	$255
Plus: LD/DSL/MVNO EBITDA	98	113	129	129	146	164	166	163	160	157	154
Falcon EBITDA(6)	121	121	117	117	114	110	106	103	100	96	93
Less: Legacy Labor Cost	(4)	(4)	(4)	(4)	(4)	(4)	(4)	(4)	(3)	(3)	(3)
Less: FPNE DSL Pricing Impact	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(3)	(3)	(3)
Less: One-Time Opex	0	0	(24)	0	0	0	0	0	0	0	0
Less: One-Time TSA	0	0	(30)	0	0	0	0	0	0	0	0
Pro Forma EBITDA(7)	$610	$588	$441	$495	$566	$561	$544	$528	$515	$504	$496
Pension/OPEB Cash Adjustments	$27	$24	$27	$27	$29	$30	$31	$33	$34	$36	$37
Cash Adj. EBITDA(1)	$638	$612	$468	$522	$595	$591	$575	$561	$549	$540	$533
Interest, Net	(160)	(164)	(184)	(184)	(183)	(177)	(171)	(164)	(158)	(152)	(148)
Cash Taxes	(39)	(40)	(2)	(2)	(4)	(8)	(8)	(9)	(12)	(20)	(41)
Capital Expenditures (Excl. Conversion)	(188)	(177)	(173)	(173)	(167)	(163)	(157)	(154)	(152)	(150)	(149)
• in Net Working Capital	0	0	0	0	0	(0)	1	1	0	0	0
Closing Costs	0	(10)	0	0	0	0	0	0	0	0	0
FCF(1)	$251	$221	$110	$163	$242	$243	$240	$234	$228	$218	$196
FCF/Share	$2.82	$2.48	$1.23	$1.83	$2.71	$2.73	$2.69	$2.63	$2.56	$2.45	$2.20
FCF Accretion/(Dilution) — Status Quo	24%	46%	(20)%	19%	90%	118%	139%	180%	223%	281%	357%
FCF Accretion/(Dilution) — Acquisition Case	24%	39%	(30)%	4%	55%	64%	63%	74%	92%	100%	121%
Actual Dividend Payout Ratio (at $1.59 per share)	56%	64%	129%	87%	59%	58%	59%	61%	62%	65%	72%
EPS(3)	$1.02	$0.90	$(0.52)	$(0.14)	$0.43	$0.49	$0.49	$0.50	$0.57	$0.74	$0.92
EPS Accretion/(Dilution) — Status Quo	9%	19%	(173)%	(120)%	(35)%	(10)%	(5)%	14%	45%	113%	218%
EPS Accretion/(Dilution) — Acquisition Case	9%	13%	(163)%	(118)%	(48)%	(37)%	(40)%	(38)%	(31)%	(12)%	7%
Pro Forma Net Debt (Incl. Conversion)(4)	$2,338	$2,338	$2,542	$2,542	$2,442	$2,341	$2,243	$2,151	$2,065	$1,989	$1,934
Pro Forma Net Debt/EBITDA(5)	3.7	x	3.8	x	5.4	x	4.9	x	4.1	x	4.0	x	3.9	x	3.8	x	3.8	x	3.7	x	3.6	x
Falcon Acquisition Case FCF	$79	$62	$63	$63	$65	$65	$68	$65	$60	$57	$46
FCF/Share	$2.27	$1.78	$1.76	$1.76	$1.75	$1.66	$1.65	$1.51	$1.33	$1.22	$1.00
Dividend Payout Ratio	70%	89%	90%	90%	91%	96%	96%	106%	119%	130%	160%
EPS	$0.93	$0.80	$0.82	$0.82	$0.83	$0.77	$0.82	$0.81	$0.83	$0.84	$0.86
Leverage	4.3	x	4.8	x	4.9	x	4.9	x	4.8	x	4.9	x	4.8	x	4.9	x	4.9	x	4.9	x	4.9	x
Falcon Status Quo FCF	$79	$59	$54	$54	$50	$44	$40	$33	$28	$23	$17
FCF/Share	$2.27	$1.70	$1.55	$1.55	$1.43	$1.25	$1.13	$0.94	$0.79	$0.64	$0.48
Dividend Payout Ratio	70%	94%	103%	103%	111%	127%	141%	169%	201%	248%	331%
EPS	$0.93	$0.76	$0.71	$0.71	$0.65	$0.54	$0.52	$0.44	$0.39	$0.35	$0.29
Leverage	4.3	x	4.6	x	4.8	x	4.8	x	4.9	x	5.2	x	5.5	x	5.9	x	6.3	x	6.8	x	7.4x

1.	Cash Adjusted EBITDA includes addback of forecast non-cash pension/OPEB expense. FCF excludes conversion capex.

2.	Excludes one-time opex and TSA Schedule B set up costs in 2008.

3.	EPS reflects actual cost savings.

4.	2007 and 2008 include approx. $37 million and $172 million of non-recurring conversion related capital expenditures, respectively. 2008 includes one-time opex of $24mm and TSA set up costs of $30mm.

5.	Leverage multiples based on year-end pro forma net debt (assumes conversion capital expenditures and one-time operating expenditures financed w/add’l debt) and pension / OPEB cash adjustments.

6.	Falcon EBITDA pro forma for sale of Orange County Poughkeepsie (OP).

7.	Reflects EBITDA assuming pension/OPEB expense for active employees only (based on Viper estimates provided 11/2/06). Includes expected cost savings, increased legacy labor costs, DSL pricing impact and one-time opex of $24 mm (2008 only).

C-1-17

Preliminary Nor’Easter Synergy Analysis

Nor’Easter Stand Alone Assumptions

	2005A (From Audit)				2007B (November Best View)				2009E
	LEC	Non Reg.	Elim.	Cons.	LEC	Non Reg.(1)	Elim.	Cons.	LEC(2)	Non Reg.(3)	Elim.(4)	Cons.
	($ in millions)

Revenue	$1,155	$123	$(72)	$1,206	$1,066	$170	$(62)	$1,174	$989	$209	$(62)	$1,137

Operating Expenses	720	163	(72)	811	666	225	(62)	830	619	278	(62)	835

EBITDA	$435	$(40)		$395	$400	$(55)		$344	$370	$(68)		$302

Plus: Pension Funding Adjustment	9	0		9	0	0		0	0	0		0

Plus: Active Only Pension/OPEB	23	0		23	28	0		28	26	0		26

Adjusted EBITDA	$468	$(40)		$428	$427	$(55)		$372	$396	$(68)		$328

Pro Forma Recurring Expenses	$687	$163	$(72)	$778	$639	$225	$(62)	$802	$593	$278	$(62)	$809

% Annual Growth	NA	53%	68%	NA	(4)%	17%	(7)%	1%	(4)%	11%	0%	0%

% Revenue	60%	133%	NM	65%	60%	133%	NM	68%	60%	133%	NM	71%

Preliminary Synergy Analysis

2009E
($ in millions)

Nor’Easter Pro Forma Recurring Expenses Under Viper	$809
Under Falcon(5)	685

Implied Annual Synergy	$124
% of Total Expenses	15%

1.	Revenues from Nor’Easter 2007 Metrics provided by Viper. Assumes pro forma recurring expenses equal to 133% of revenue (per 2005A audit).

2.	Revenues based on Nor’Easter model. Assumes pro forma recurring expenses equal to 60% of revenue (per 2005A and 2007B). Active only pension/OPEB adjustment based on schedule provided by Viper.

3.	Revenue based on Nor’Easter model and excludes MVNO. Assumes pro forma recurring expenses equal to 133% of revenue (per 2005A audit).

4.	Assumes 0% growth from 2007B.

5.	Excludes MVNO.

C-1-18

Preliminary Synergies Composition Analysis

2009 Non-Reg Cost Analysis(1)

	Viper	Falcon
	Audit	View
	($ in millions)

Revenues	$209	$209
Expenses:
LD Transport	35	35
ISP Transport	12	12
DSL Line Sharing	111	111
Billing & Collection	32	32
DSL Truck Rolls	3	3
DSL Help Desk	7	7
DSL Tech Support	7	7
FUSC & Total Other	2	2
DSL Modem Expense(2)	4	—
SG&A and Corporate Allocations(3)	63	—
% of total expenses	23%
Total Expenses	$278	$210

Synergy Composition

		% of
	2009E	Synergies
	($ in millions)

Total Non-Regulated Expenses	$278	—
% Total SG&A and Allocations	23%	—
Non-Regulated SG&A and Allocations	$63	51%
DSL Modem Accounting	4	3%
LEC Synergies(4)	56	46%
Total Synergies	$124	100%

LEC Synergy Detail

		% Yearly
		Growth	Implied	PF Falcon	Implied	% of
	2005A	05A-09E	2009E	Standalone	Synergies	Total
	($ in millions)

Viper Corporate Allocations	$37	(4)%	$32	$0	$32	56%
Sales	18	(4)%	15	0	15	27%
Marketing	21	(4)%	18	12	6	12%
Other					3	6%

Total					$56	100%

1.	Assumes comparable direct LD+DSL costs for Viper audited financials and Falcon view.

2.	Assumes $100 cost per modem for incremental DSL adds.

3.	Includes salaries, wages, sales and marketing and corporate allocations for non-regulated businesses.

4.	Net of negative impact to legacy Falcon operations (legacy labor and DSL pricing adjustment in Falcon’s New England footprint).

C-1-19

Viper Stand Alone Summary Statistics

Access Line Growth	DSL Pentration

ILEC Revenue Growth	LD/DSL Revenue Growth

Cash Adjusted EBITDA Margin	EBITDA-Capex (Excl. Conversion) ($mm)

C-1-20

ANNEX C-2

Confidential Presentation Regarding:
Project Nor’Easter
Discussion Materials
January 14, 2007

Pro Forma Financial Summary — $2.715 bn Purchase Price — New Base Case

Agreed upon pro forma ownership of 60.4% based upon a 30-day average Falcon stock price of $18.88 as of 1/7/07

•	Assumes 6 months of TSA, plus $30 million of set-up costs

•	Assumes NewCo will continue to pay a $1.59 per share dividend

•	Meaningful FCF accretion achieved; EPS calculations impacted by non-cash depreciation and amortization charges

Free Cash Flow Analysis

	2008E		PF 2008E(2)		2009E		2011E		2013E
	($ in millions)

FCF(1)	$139		$193		$225		$224		$210
FCF / Share	$1.56		$2.17		$2.53		$2.51		$2.36
FCF Accretion / (Dilution) — Status Quo	(5)%		32%		69%		108%		155%
FCF Accretion / (Dilution) — Acquisition Case	(11)%		23%		45%		52%		77%
Actual Dividend Payout Ratio (at $1.59 per share)	102%		73%		63%		63%		67%
EPS(3)	$(0.32)		$0.06		$0.30		$0.36		$0.41
EPS Accretion / (Dilution) — Status Quo	(145)%		(92)%		(55)%		(31)%		6%
EPS Accretion / (Dilution) — Acquisition Case	(140)%		(93)%		(63)%		(56)%		(52)%
Pro Forma Net Debt (Incl. Conversion)(4)	$2,513		$2,513		$2,429		$2,260		$2,117
Pro Forma Net Debt / EBITDA(5)	5.1	x	4.6	x	4.2	x	4.1	x	4.0	x
Falcon Acquisition Case FCF	$61		$61		$61		$64		$58
FCF / Share	$1.73		$1.73		$1.71		$1.65		$1.37
Dividend Payout Ratio	92%		92%		93%		98%		118%
EPS	$0.80		$0.80		$0.80		$0.81		$0.85
Leverage	4.8	x	4.8	x	4.9	x	4.8	x	4.9	x
Falcon Status Quo FCF	$57		$57		$53		$43		$33
FCF / Share	$1.64		$1.64		$1.50		$1.21		$0.92
Dividend Payout Ratio	97%		97%		106%		132%		172%
EPS	$0.76		$0.76		$0.69		$0.56		$0.47
Leverage	4.6	x	4.6	x	4.8	x	5.3	x	6.0	x

1.	Pro forma for sale of Orange County-Poughkeepsie (OP). Cash Adjusted EBITDA includes addback of forecast non-cash pension/OPEB expense. FCF excludes conversion capex.

C-2-1

2.	Excludes one-time opex and TSA Schedule B set up costs in 2008.

3.	EPS reflects actual cost savings.

4.	2007 and 2008 include $37mm and $172mm of non-recurring conversion related capital expenditures, respectively. 2008 includes one-time opex of $24mm and TSA set up costs of $30mm.

5.	Leverage multiples based on year-end pro forma net debt (assumes conversion capital expenditures and one-time operating expenditures financed w/add’l debt) and pension / OPEB cash adjustments.

C-2-2

PF Detailed Summary — $2.715 bn Purchase Price (New Base Case)

Free Cash Flow Analysis

2008E	PF 2008E(2)	2009E	2010E	2011E	2012E	2013E	2014E	2015E
($ in millions)

LEC EBITDA (w/Pen./OPEB adj. & w/o 1-Time Opex)	$275	$275	$284	$265	$250	$240	$232	$228	$225
Plus: LD/DSL/MVNO EBITDA	133	133	151	170	172	170	168	166	163
Falcon EBITDA(6)	119	119	116	112	108	105	101	98	95
Less: Legacy Labor Cost	(4)	(4)	(4)	(4)	(4)	(4)	(3)	(3)	(3)
Less: FPNE DSL Pricing Impact	(2)	(2)	(2)	(2)	(2)	(2)	(3)	(3)	(3)
Less: One-Time Opex	(24)	0	0	0	0	0	0	0	0
Less: One-Time TSA	(30)	0	0	0	0	0	0	0	0

Pro Forma EBITDA(7)	$468	$521	$546	$541	$525	$509	$496	$486	$477
Pension/OPEB Cash Adjustments	$27	$27	$29	$30	$31	$33	$34	$36	$37

Cash Adj. EBITDA(1)	$495	$548	$575	$571	$556	$542	$531	$522	$514
Interest, Net	(181)	(181)	(180)	(176)	(171)	(165)	(160)	(156)	(154)
Cash Taxes	(2)	(2)	(2)	(2)	(3)	(4)	(4)	(15)	(36)
Capital Expenditures (Excl. Conversion)	(172)	(172)	(167)	(164)	(159)	(157)	(156)	(156)	(156)
• in Net Working Capital	0	0	1	(0)	1	1	0	0	0
Closing Costs	0	0	0	0	0	0	0	0	0

FCF(1)	$139	$193	$225	$229	$224	$216	$210	$195	$169
FCF/Share	$1.56	$2.17	$2.53	$2.57	$2.51	$2.43	$2.36	$2.19	$1.90
FCF Accretion/(Dilution) — Status Quo	(5)%	32%	69%	93%	108%	129%	155%	178%	205%
FCF Accretion/(Dilution) — Acquisition Case	(11)%	23%	45%	55%	52%	61%	77%	72%	79%
Actual Dividend Payout Ratio (at $1.59 per share)	102%	73%	63%	62%	63%	66%	67%	73%	84%

EPS(3)	$(0.32)	$0.06	$0.30	$0.35	$0.36	$0.36	$0.41	$0.57	$0.73
EPS Accretion/(Dilution) — Status Quo	(145)%	(92)%	(55)%	(35)%	(31)%	(19)%	6%	64%	152%
EPS Accretion/(Dilution) — Acquisition Case	(140)%	(93)%	(63)%	(54)%	(56)%	(57)%	(52)%	(29)%	(0%)

Pro Forma Net Debt (Incl. Conversion)(4)	$2,513	$2,513	$2,429	$2,342	$2,260	$2,186	$2,117	$2,064	$2,036
Pro Forma Net Debt / EBITDA(5)	5.1	x	4.6	x	4.2	x	4.1	x	4.1	x	4.0	x	4.0	x	4.0	x	4.0	x

Falcon Acquisition Case FCF	$61	$61	$61	$61	$64	$65	$58	$55	$46
FCF/Share	$1.73	$1.73	$1.71	$1.65	$1.65	$1.59	$1.37	$1.27	$1.06
Dividend Payout Ratio	92%	92%	93%	97%	98%	101%	118%	125%	150%
EPS	$0.80	$0.80	$0.80	$0.76	$0.81	$0.82	$0.85	$0.80	$0.73
Leverage	4.8	x	4.8	x	4.9	x	4.9	x	4.8	x	4.9	x	4.9	x	5.1	x	5.3	x

Falcon Status Quo FCF	$57	$57	$53	$47	$43	$37	$33	$28	$22
FCF/Share	$1.64	$1.64	$1.50	$1.33	$1.21	$1.06	$0.92	$0.79	$0.62
Dividend Payout Ratio	97%	97%	106%	120%	132%	150%	172%	202%	256%
EPS	$0.76	$0.76	$0.69	$0.58	$0.56	$0.51	$0.47	$0.41	$0.31
Leverage	4.6	x	4.6	x	4.8	x	5.0	x	5.3	x	5.6	x	6.0	x	6.4	x	6.9x

C-2-3

1.	Cash Adjusted EBITDA includes addback of forecast non-cash pension/OPEB expense. FCF excludes conversion capex.

2.	Excludes one-time opex and TSA Schedule B set up costs in 2008.

3.	EPS reflects actual cost savings.

4.	2007 and 2008 include approx. $37 million and $172 million of non-recurring conversion related capital expenditures, respectively. 2008 includes one-time opex of $24mm and TSA set up costs of $30mm.

5.	Leverage multiples based on year-end pro forma net debt (assumes conversion capital expenditures and one-time operating expenditures financed w/add’l debt) and pension/OPEB cash adjustments.

6.	Falcon EBITDA pro forma for sale of Orange County-Poughkeepsie (OP).

7.	Reflects EBITDA assuming pension/OPEB expense for active employees only (based on Viper estimates provided 11/2/06). Includes expected cost savings, increased legacy labor costs, DSL pricing impact and one-time opex of $24mm (2008 only).

C-2-4